Form 10-K, Exhibit 13
period 1993-12-31
NORTH FORK BANCORPORATION INC
filed 1994-03-18
CIK 352510

ITEM 14 EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K (CONTINUED)

EXHIBIT 13 ANNUAL REPORT TO SECURITY HOLDERS

SELECTED FINANCIAL DATA

Selected financial data for each of the years in the five year period ended December 31, 1993 are set forth below. The Registrant's consolidated financial statements and notes thereto as of December 31, 1993 and 1992 and for each of the years in the three year period ended December 31, 1993 are included elsewhere herein.

                                                           1993          1992           1991(1)         1990            1989
                                                           ----          ----           -------         ----            ----
                                                                  (in thousands, except ratios and per share amounts)
STATEMENT OF OPERATIONS DATA:
Interest Income (tax equivalent basis)(2)                $ 119,924   $  132,245     $  154,489       $ 178,662       $ 176,991
 Interest Expense                                           41,136       59,578         88,209         112,710         107,982
                                                         ---------   ----------     ----------       ---------       ---------
  Net Interest Income (tax equivalent basis)                78,788       72,667         66,280          65,952          69,009
 Less: Tax Equivalent Basis Adjustment                       1,435        1,505          2,121           3,215           4,033
                                                         ---------   ----------     ----------       ---------       ---------
    Net Interest Income                                     77,353       71,162         64,159          62,737          64,976
 Provision for Loan Losses                                   6,000       21,000         64,800          31,282           3,550
 Other Non-Interest
          Income, net of net security gains                 16,510       14,647         11,305           7,798           7,187
 Net Security Gains                                          1,457        9,408          8,942           3,080           1,863
 Other Expense, net of other real estate expense            52,396       54,299         47,833          45,548          41,326
 Other Real Estate Expense                                  14,307       15,998         10,340           5,220             325
                                                         ---------   ----------     ----------       ---------             ---
   Income/(Loss) Before Taxes                               22,617        3,920        (38,567)         (8,435)         28,825
 Provision/(Benefit) for Income Taxes                        7,520        2,190         (4,941)         (4,958)          7,959
                                                         ---------   ----------     ----------       ---------       ---------
    Net Income/(Loss)                                    $  15,097   $    1,730     $  (33,626)      $  (3,477)      $  20,866
                                                         =========   ==========     ==========       =========       =========

AVERAGE BALANCE SHEET DATA:
 Securities                                             $  643,726   $  397,542     $  296,786      $  399,733      $  316,856
 Loans, net of unearned income                           1,003,679    1,139,265      1,260,131       1,244,673       1,228,589
 Assets                                                  1,818,464    1,770,971      1,760,185       1,819,264       1,683,434
 Deposits                                                1,456,562    1,545,624      1,486,505       1,436,820       1,355,694
 Senior Notes                                               22,863       40,000         40,000          36,822          40,000
 Federal Funds Purchased & Securities
      Sold Under Agreements
           to Repurchase                                   176,519       57,568         73,881         167,020          79,623
 Stockholders' Equity                                      142,604      109,875        137,470         144,220         140,689

BALANCE SHEET DATA AT DECEMBER 31:
 Securities                                             $  748,716   $  441,927     $  316,658      $  321,255      $  338,756
 Loans, net of unearned income                           1,017,084    1,045,183      1,218,829       1,194,031       1,293,033
 Assets                                                  1,883,881    1,700,857      1,778,182       1,657,179       1,790,304
 Deposits                                                1,442,270    1,499,935      1,612,352       1,335,379       1,445,788
 Senior Notes                                               20,000       40,000         40,000          40,000          40,000
 Federal Funds Purchased & Securities
       Sold Under Agreements
            to Repurchase                                  255,643       28,200            366         132,705         114,072
 Stockholders' Equity                                      154,472      119,823        109,791         131,386         142,577

PER SHARE:
 Net Income/(Loss)                                           $1.05         $0.16        $(3.36)         $(0.39)         $2.25
 Cash Dividends                                                -             -            0.34            0.64           0.81
 Book Value at December 31                                   10.95         10.12         10.18           14.45          15.79
 Market Value at December 31                                 12.88          8.13          4.75            5.75          16.38

                                                            1993         1992        1991(1)             1990          1989
                                                            ----         ----        -------             ----          ----
                                                                 (in thousands, except ratios and per share amounts)
SELECTED RATIOS:
 Return on Average Assets                                    .83%        0.10%         (1.91)%         (0.19)%         1.24%
 Return on Average Stockholder's Equity                    10.59         1.54         (24.46)          (2.41)         14.83
 Core Efficiency Ratio (3)                                 54.98        60.82          61.68           63.19          54.24
 Interest Rate Margin During Period                         4.70         4.52           4.08            3.91           4.40
 Interest Rate Spread During Period                         4.27         4.19           3.45            3.16           3.47
 Average Stockholders' Equity to Average Assets             7.84         6.41           7.81            7.93           8.36
 Tier I Capital Ratio (4)                                  13.59        10.09           7.76            9.74            -
 Risk Adjusted Capital Ratio (4)                           14.88        11.39           9.26           11.28           -
 Leverage Ratio (4)                                         7.55         6.50           5.61            7.24           -
 Allowance for Loan Losses/NPL's                          132.10        89.86          69.41           45.92          44.29
 Net Charge-offs/Average Net Loans                          1.78         1.46           4.26            1.01           0.17
 Market Value/Book Value at December 31                   117.63        80.34          46.66           39.79         103.74

AVERAGE EQUIVALENT SHARES OUTSTANDING                     14,382       11,025          9,999           9,020          9,292
FULL TIME EQUIVALENT EMPLOYEES AT DEC 31                     579          593            654             640            645
NUMBER OF BRANCH OFFICES                                      35           35             41              36             32

(1) The results of operations for the Registrant include the results of operations for Eastchester Savings Bank from July 1, 1991.
(2) Interest income on a tax equivalent basis includes the additional amount of interest income that would have been earned if the Registrant's investment in state and municipal obligations and tax-exempt loans had been made in investment securities and loans subject to New York State and Federal income taxes yielding the same after tax income.
(3) The core efficiency ratio is defined as the ratio of other expenses, net of other real estate related costs and other non-recurring charges, to net interest income on a taxable equivalent basis and other non-interest income net of net security gains.
(4) In January 1989, the Federal Reserve Board issued final risk based capital guidelines to be phased in over a two year transition period beginning December 31, 1990. As such, the Registrant's tier I, total risk based and leverage capital ratios as of December 31, 1989 are not reported.

MANAGEMENT'S DISCUSSION AND ANALYSIS

  This section presents management's discussion and analysis of the consolidated financial condition and results of operations of North Fork Bancorporation, Inc. (the "Registrant"), a $1.9 billion commercial bank holding company whose primary subsidiary, North Fork Bank (the "Bank") operates 35 retail banking facilities throughout Suffolk, Nassau, Westchester and Rockland Counties, New York. The Bank was created through the October 1992 merger of the Registrant's banking subsidiaries, Southold Savings Bank and The North Fork
Bank & Trust Company. This discussion and analysis should be read in conjunction with the financial statements and supplementary financial data contained elsewhere in this 1993 Annual Report to Shareholders.

GENERAL OVERVIEW
  During 1993, the Registrant returned to a consistent quarterly pattern of core earnings, improved the quality of assets and strengthened it's liquidity and capital. Earnings improved to $15.1 million this year, from $1.7 million in the prior period, the result of a continued steady reduction in non-performing assets, an expansion of the net interest margin, diversification of revenue sources and exemplary cost savings initiatives. As asset quality concerns were diminished, the provision for loan losses declined $15 million, or 71%, to $6 million in 1993. Efforts to successfully integrate the businesses of the Registrant's merged banking subsidiaries into one full service commercial bank were illustrated by the expansion of the demand deposit base to 17.9% of total deposits, growth in other non-interest income net of security gains to $16.5 million, or 17.3% of total revenues while the Registrant's core efficiency ratio continued its decline to 55.0%. Further contributing to the improvement in the Registrant's operating results was the continued decline in funding costs which caused an expansion in the margin to 4.70% in 1993, coupled with the additional earnings generated from the Registrant's balance sheet leverage strategy described below.

RESULTS OF OPERATIONS
  The Registrant recognized net income of $15.1 million, or $1.05 per share, in 1993, as compared with $1.7 million, or $.16 per share, in 1992, and a net loss of $33.6 million, or ($3.36) per share, in 1991. The Registrant's operating results in 1992 included net security gains of $9.4 million and a $1.2 million restructure charge associated with the October 1992 merger of the Registrant's banking subsidiaries. The improvement in operating results in 1993 is primarily attributable to the continued consistent decline in non-performing assets which resulted in a reduction in the provision for loan losses to $6.0 million, as compared with $21.0 million in 1992 and $64.8 million in 1991. Other factors contributing to the positive progression in earnings include a $6.1 million increase in net interest income, a $1.9 million increase in other non-interest income net of security gains, a $3.6 million decline in operating costs, partially offset by a $5.3 million increase in the income tax provision. Each component of the improvement in the Registrant's 1993 operating results is discussed in more detail below.

NET INTEREST INCOME
  Net interest income, which represents the difference between interest earned on interest earning assets and interest paid on interest bearing liabilities, is the Registrant's primary source of earnings. It is affected by the level and composition of interest earning assets and interest bearing liabilities, as well as changes in market interest rates. The level of average interest earning assets and average interest bearing liabilities slightly fluctuated from prior years, with average interest earning assets increasing $69.6 million while average interest bearing liabilities declined $49.0 million. In addition to the effects of this change in the level of average interest earning assets and average interest bearing liabilities, the following factors contributed to the increase in net interest income: (i) a continued reduction in market interest rates, (ii) the Registrant's balance sheet leverage strategy and (iii) growth in the demand deposit base. Together these factors, partially offset by the lack of strength in quality loan demand within the Registrant's marketplace, contributed to a $6.1 million increase in net interest income, on a fully taxable equivalent basis, to $78.8 million in 1993, from the $72.7 million realized in 1992. The components of this increase include an $18.4 million decline in interest expense, partially offset by a $12.3 million decline in interest income.
  Interest expense declined to $41.1 million in 1993, equating to an effective cost of funds of 2.88%, as compared with $59.6 million, or an effective cost of funds of 4.03%, in 1992. Of the $18.4 million decline in interest expense, $14.7 million is the result of the short term interest rate environment in 1993, while the remaining $3.7 million is due to the changing composition of the Registrant's funding cost and liability structure. As market interest rates continued their decline during 1993, the value of the Registrant's low cost, stable core deposit base became more evident. Declining deposit funding costs contributed $14.6 million to the reduction in interest expense, as the rates offered on savings deposits remain at historic lows, and maturing certificates of deposits were reinvested at current lower market rates. Further contributing to the decline in interest expense is the changing composition of the Registrant funding sources. As comparatively higher yielding mutual funds and annuities encouraged certain depositors to reinvest funds from maturing certificates of deposits into non-bank products, and the success of the conversion of the Registrant's former savings bank subsidiary into a full service commercial bank evolves, the average balance of time deposits has declined $120.4 million, or 25.9%, from prior period levels. The average balance of savings and money market accounts aggregating $885.7 million in 1993, declined $30.4 million or 3.3% from the prior period. This decline may also be attributable to the movement of depositor funds into higher yielding alternative investments. Conversely, however, the average balance of demand deposits has increased to $226.6 million in 1993, or $61.7 million, from prior period levels, further evidence of the success of the former savings bank's conversion to a full service commercial bank and efforts to expand the Registrant's small and medium sized commercial client base. Demand deposits comprise 17.9% of total deposits at December 31, 1993, as compared to 12.0% in 1992.

   Partially offsetting the decline in interest expense is the interest incurred on repurchase agreement borrowings, which increased to $6.2 million in 1993, or $3.8 million from the prior period. The average balance of repurchase agreement borrowings increased to $176.5 million, or $119.0 million from the prior year, the result of the Registrant's balance sheet leverage strategy. During 1993, the Registrant implemented a balance sheet leverage plan so as to stabilize net interest income, effectively utilize capital and benefit from the existing steepness in the yield curve. Utilizing funds obtained through short term repurchase agreements, the Registrant invested in agency guaranteed mortgage backed securities realizing a spread of approximately 200 basis points on the assets. The repurchase agreement borrowings are usually for a period of ninety days, whereas the funds are invested primarily in seven and fifteen year mortgage backed securities with an original weighted average life of approximately four years. To mitigate interest rate risk due to the different maturities of these assets and borrowings, the Registrant entered into an interest rate swap agreement.

NET INTEREST INCOME (CONTINUED)

   A final component of the decline in interest expense is the full prepayment of the Registrant's $20 million 9.30% Series B Senior Note during the 1993 first quarter, which reduced interest expense $1.6 million from 1992. This note carried an effective interest rate of 10.30% as supplemental interest aggregating 1.00% of the principal balance was required by the amended note agreement for the period from August 1992 until the note was fully repaid.

  Interest income, on a fully taxable equivalent basis, aggregated $119.9 million in 1993, a $12.3 million decline from the $132.2 million earned in 1992. The yield on interest earning assets, on a taxable equivalent basis, declined to 7.15% in 1993 from 8.22% in the comparable prior year period. Declining market interest rates and the lack of quality credit demand within the Registrant's marketplace, partially offset by the success of the Registrant's balance sheet leverage strategy, are the primary factors contributing to this reduction in interest income. Interest earned on the Registrant's loan portfolio declined $16.8 million when comparing 1993 and 1992, $11.7 million of the decline is attributable to a reduction in loan origination volume and increased levels of loan repayments and satisfactions, whereas $5.1 million of the decline is attributable to current market interest rates and their effects on the Registrant's adjustable earning assets. The average balance of loans has declined $135.6 million to $1,003.7 million in 1993 while the yield on the loan portfolio has also declined to 8.43% for the year ended December 31, 1993, as compared with 8.90% in the comparable prior year period. Improving asset quality has partially mitigated the decline in loan yields as interest foregone, or that amount of income that would have been recognized had the Registrant's non-accrual loans and other real estate remained on an accrual basis declined to $5.0 million in 1993, as compared to $15.0 million and $16.0 million in 1992 and 1991, respectively.

   Income earned on the Registrant's mortgage backed securities portfolio increased to $30.6 million in 1993, as compared with $23.9 million in 1992. The average balance of mortgage backed securities, classified in the Registrant's Held for Sale and Investment portfolios, increased to $580.0 million, or $241.8 million from the prior year. The primary source of the increase in the average balance of mortgage backed securities was the Registrant's balance sheet leverage strategy. The balance sheet leverage strategy utilized funds generated from repurchase agreement borrowings and invested them in agency guaranteed mortgage backed securities so as to effectively utilize capital, take advantage of the steep yield curve and enhance operating results. Growth in the average balance of mortgage backed securities has increased interest income by $13.9 million. This increase was partially offset by $7.2 million due to the effects of declining interest rates and the short term nature of the securities in the Registrant's portfolio. The yield on the Registrant's mortgage backed securities portfolio declined to 5.27% in 1993, as compared with 7.07% in the comparable prior year period. The Registrant's strategy with regard to its securities portfolio is to maintain a short weighted average life, operating under the assumption that interest rates are near the bottom of the interest rate cycle, so as to reduce the risk of depreciation in value if interest rates were to increase, and to provide a source of cash flows that may be reinvested as market interest rates begin to increase. The weighted average life of the Registrant's Investment and Held for Sale portfolios at December 31, 1993 was 2.82 years and 3.02 years, respectively.

NET INTEREST INCOME (CONTINUED)

   Net Interest income on a taxable equivalent basis for the year ended
December 31, 1992 increased $6.4 million to $72.7 million, from the $66.3 million realized in 1991. This growth in net interest income was the result of a $28.6 million reduction in interest expense, partially offset by a $22.2 million reduction in interest income. Interest expense declined to $59.6 million in 1992, or 32.5%, as compared with $88.2 million incurred in 1991. Lower market interest rates coupled with a significant change in composition of the Registrant's funding sources were the primary factors contributing to the reduction in interest expense. As lower market interest rates allowed the Registrant to reduce rates offered on deposit products with limited risk of significant deposit outflow during 1992, the Registrant's average cost of funds declined to 4.03% in 1992, or 204 basis points, from 6.07% incurred in 1991. Further contributing to this decline were the effects of the restructuring of the Registrant's deposit base. The average balance of savings deposits, which have proven to be historically lower cost deposits, increased $245.0 million, or 36.5% from the 1991 average balance. Simultaneously, the average balance of historically higher cost time deposits decreased $204.4 million, or 30.6% from the 1991 average balance. This apparent migration can be attributed to the movement of depositor's funds from maturing time deposits into more liquid savings accounts, as the current yield on time deposits did not compensate the depositor for the illiquidity associated with that deposit type. Another factor contributing to the growth in the Registrant's net interest margin was the $18.5 million, or 12.6%, growth in the average balance of demand deposits.
A continued emphasis communicated throughout the Registrant's branch network to develop and build demand deposit account relationships and the success of efforts to convert the former savings bank branches to full-service commercial branches have contributed to this increase. Interest income, on a taxable equivalent basis, declined $22.2 million to $132.3 million for the year ended December 31, 1992, as compared with $154.5 million in 1991. This decline was attributable to lower market interest rates and their effect on the yield of the Registrant's adjustable rate interest earning assets, weak loan demand within the Registrant's marketplace resulting in the investment of funds generated from operations in securities at lower current market rates and income foregone on non-accrual loans and other real estate. The average balance of loans decreased to $1,139.3 million, or $120.9 million from 1991 levels primarily due to weak loan demand, transfers to in-substance foreclosure and other real estate owned, and charge-offs. The yield on the Registrant's loan portfolio decreased to 8.90% from 9.85% due to lower market interest rates and approximately $15.0 million of income foregone on non-accrual loans and other real estate. Conversely, the average balance of securities, which include trading assets, securities held for sale and investment securities, increased to $398.9 million, or 32.3% from $301.5 million in 1991.

NET INTEREST INCOME (CONTINUED)
  The following table sets forth, for periods presented, a summary analysis of changes in interest income and interest expense, and the resulting net interest income on a tax equivalent basis for the periods presented, each as compared with the preceding period. Because of the numerous simultaneous volume and rate changes during the period analyzed, it is not possible to precisely allocate changes between volumes and rates. For the purposes of this table, changes which are not solely due to volume changes or rate changes have been allocated to these categories based on the respective percentage changes in average volume and average rate as they compare to each other.

                                                         YEAR ENDED DECEMBER 31,                     YEAR ENDED DECEMBER 31,
                                                             1993 over 1992                               1992 over 1991
                                                             Changes due to                               Changes due to
                                                       Net                                                                Net
(in thousands)                                       Volume       Rate         Change            Volume        Rate      Change
INTEREST EARNING ASSETS:
Interest Earning Deposits                          $   (324)   $   (125)     $   (449)         $    282    $    (65)    $    217
Trading Account Securities                              (56)          -           (56)             (185)       (121)        (306)
Taxable Securities*                                    (216)       (220)         (436)            1,238        (305)         933
Non-Taxable State and Municipal Obligations*            658        (759)         (101)           (1,521)         49       (1,472)
Mortgage-Backed Securities                           13,895      (7,228)        6,667             7,470      (5,410)       2,060
Taxable Loans, including non-accrual loans          (11,340)     (5,207)      (16,547)          (10,817)    (11,317)     (22,134)
Non-Taxable Loans*                                     (365)        118          (247)             (644)         82         (562)
Federal Funds Sold                                     (911)       (241)        1,152)              145      (1,125)        (980)
                                                    -------     -------       -------           -------    --------      -------
   Total Interest Earning Assets*                     1,341     (13,662)      (12,321)           (4,032)    (18,212)     (22,244)
                                                    -------     -------       -------           -------    --------      -------

INTEREST BEARING LIABILITIES:
Savings and Other Interest Bearing Deposits          (6,004)    (14,576)      (20,580)           (1,362)    (24,882)     (26,244)
Short Term Borrowings                                 4,215        (458)        3,757              (952)     (1,663)      (2,615)
Other borrowings                                     (1,909)        290        (1,619)               (1)        229          228
                                                    -------     -------       -------           -------    --------      -------
   Total Interest Bearing Liabilities                (3,698)    (14,744)      (18,442)           (2,315)    (26,316)     (28,631)
                                                    -------     -------       -------           -------    --------      -------

Net Change in Net Interest Income*                  $ 5,039     $ 1,082       $ 6,121          $ (1,717)   $  8,104      $ 6,387
                                                    =======     =======       =======          ========    ========      =======

* Taxable equivalent basis.

   The Registrant's net interest margin improved to 4.70% for the year ended December 31, 1993, as compared with 4.52% in 1992, primarily the result of lower funding costs, an increase in the average balance of demand deposits and capital, partially offset by the decline in the yield on interest earning assets. Lower market interest rates and the changing composition of interest bearing liabilities had the positive effect of reducing funding costs 115 basis points to 2.88% in 1993. Current market interest rates have provided the Registrant with an opportunity to reduce rates offered on deposit products and enhance the net interest margin. Further, the average balance of historically higher cost time deposits has declined $120.4 million while simultaneously the average balance of lower cost repurchase agreement borrowings has increased. This change in funding composition is the result of two main events, (i) the movement of depositors' funds from maturing time deposits into higher yielding alternative investment products and (ii) the implementation of the Registrant's balance sheet leverage strategy. Further contributing to the enhanced net interest margin is the 37.4% increase in average demand deposit accounts and the prepayment of the Registrant's senior note obligation during 1993. Capital raised during the latter part of 1992 and in the 1993 first quarter, as well as available cash at the holding company, provided the Registrant with the ability to prepay its $20 million senior note obligation which carried an effective interest rate of 10.30% utilizing funds which, during 1993, had no associated cost.
  As discussed previously, lower market interest rates and the lack of quality loan demand have had an adverse effect on the Registrant's yield on interest earning assets, reducing the proportion of higher yielding loans to interest earning assets. The Registrant's balance sheet leverage strategy, while increasing the level of interest income, further contributed to this change in interest earning asset composition and decline in asset yield. The Registrant invested the proceeds from repurchase agreement borrowings in short duration, and thus lower yielding, agency mortgage backed securities so as to provide cash flow and reduce the risk to capital in an increasing interest rate

NET INTEREST INCOME (CONTINUED)
environment. As the securities portfolio has increased in proportion to level of interest earning assets, the net yield on interest earning assets has declined.
  The Registrant's net interest margin improved to 4.52% for the year ended December 31, 1992, as compared with 4.08% in 1991, as lower market interest rates and the change in the Registrant's deposit composition significantly reduced its cost of funds. The cost of funds associated with funding sources, excluding the Registrant's senior note obligations, declined 211 basis points to 3.85% in 1992, as compared with 5.96% in 1991. Growth in the Registrant's core savings account deposits, coupled with the repayment of higher cost repurchase agreements throughout 1991 and lower market interest rates were the primary factors contributing to this decline. The effect of this reduction in funding costs on the Registrant's net interest margin was partially offset by a decline in the yield on average earning assets, the result of lower market interest rates and their effect on the Registrant's adjustable rate earning assets, the reinvestment of funds generated from operations in securities at current lower market interest rates as well as income foregone on non-accrual loans and other real estate.

  The following table presents an analysis of net interest earnings by each major category of interest earning assets and interest bearing liabilities:

YEAR ENDED DECEMBER 31,                                               1993                                   1992
                                                      Average                   Average       Average                 Average
(dollars in thousands)                                Balance       Interest      Rate        Balance      Interest     Rate
INTEREST EARNING ASSETS
Interest Earning Deposits                            $     528     $    14        2.65%      $   10,988     $  463       4.21%
Trading Account Securities                                   -           -        -               1,379         56       4.06%
Taxable Securities*                                     38,116       2,154        5.65%          41,759      2,590       6.20%
Non-Taxable Municipals*                                 25,616       1,695        6.62%          17,571      1,796      10.22%
Mortgage-Backed Securities                             579,994      30,563        5.27%         338,212     23,896       7.07%
Taxable Loans                                          990,614      82,668        8.35%       1,123,670     99,215       8.83%
Non-Taxable Loans*                                      13,065       1,920       14.69%          15,595      2,167      13.90%
Federal Funds Sold and Securities
 Purchased Under Agreements to Resell                   30,136         910        3.02%          59,340      2,062       3.47%
                                                    ----------     -------                   ----------   --------
    Total Interest Earning Assets                   $1,678,069     119,924        7.15%      $1,608,514   $132,245       8.22%
                                                    ----------     -------                   ----------   --------

Allowance for Loan Losses                              (56,075)                                 (59,737)
Cash and Due from Banks                                 66,764                                   67,694
Other Non-Interest Earning Assets                      129,706                                  154,500
                                                    ----------                               ----------
    Total Assets                                    $1,818,464                               $1,770,971
                                                    ==========                               ==========

INTEREST BEARING  LIABILITIES:
Savings, N.O.W & Money Market Deposits              $  885,716      19,984        2.26%      $  916,124   $ 30,842       3.37%
Time Deposits                                          344,230      12,404        3.60%         464,580     22,126       4.76%
                                                      --------      ------                      -------     ------
    Total Savings & Time Deposits                   $1,229,946      32,388        2.63%       1,380,704     52,968       3.84%
Federal Funds Purchased and Securities
 Sold Under Agreements to Repurchase                   176,519       6,166        3.49%          57,568      2,409       4.18%
Other Borrowed Funds                                    22,995       2,582       11.23%          40,181      4,201      10.46%
                                                    ----------       -----                       ------   --------
    Total Interest Bearing Liabilities              $1,429,460      41,136        2.88%      $1,478,453   $ 59,578       4.03%
                                                    ----------      ------                   ----------   --------
Rate Spread                                                                       4.27%                                  4.19%
Non-Interest Bearing Deposits                     $    226,616                                  164,920
Other Non-Interest Bearing Liabilities                  19,784                                   17,723
                                                   -----------                               ----------
    Total Liabilities                             $  1,675,860                               $1,661,096
    Stockholders' Equity                               142,604                                  109,875
                                                  ------------                               ----------
    Total Liabilities and Stockholders' Equity    $  1,818,464                               $1,770,971
                                                  ============                               ==========
Net Interest Income* and Net Interest Margin*                       78,788        4.70%                     72,667       4.52%
Less: Tax Equivalent Basis Adjustment                                1,435                                   1,505
                                                                    ------                                 -------
     Net Interest Income                                            77,353                                 $71,162
                                                                    ======                                 =======


YEAR ENDED DECEMBER 31,                                            1991
                                                     Average                 Average
(dollars in thousands)                               Balance     Interest     Rate
INTEREST EARNING ASSETS
Interest Earning Deposits                         $    4,569    $    246      5.40%
Trading Account Securities                             4,755         362      7.61%
Taxable Securities*                                   22,403       1,657      7.40%
Non-Taxable Municipals*                               32,464       3,268     10.07%
Mortgage-Backed Securities                           241,919      21,836      9.03%
Taxable Loans                                      1,239,884     121,349      9.79%
Non-Taxable Loans*                                    20,247       2,729     13.48%
Federal Funds Sold and Securities
 Purchased Under Agreements to Resell                 56,538       3,042      5.38%
                                                      ------    --------
    Total Interest Earning Assets                 $1,622,779    $154,489      9.52%
                                                  ----------    --------

Allowance for Loan Losses                            (39,912)
Cash and Due from Banks                               64,803
Other Non-Interest Earning Assets                    112,515
                                                  ----------
    Total Assets                                  $1,760,185
                                                  ==========

INTEREST BEARING  LIABILITIES:
Savings, N.O.W & Money Market Deposits              $671,093     $34,281      5.11%
Time Deposits                                        668,953      44,931      6.72%
                                                     -------      ------
    Total Savings & Time Deposits                  1,340,046      79,212      5.91%
Federal Funds Purchased and Securities
 Sold Under Agreements to Repurchase                  73,881       5,024      6.80%
Other Borrowed Funds                                  40,193       3,973      9.89%
                                                      ------    --------
    Total Interest Bearing Liabilities            $1,454,120    $ 88,209      6.07%
                                                  ----------    --------
Rate Spread                                                                   3.45%
Non-Interest Bearing Deposits                        146,459
Other Non-Interest Bearing Liabilities                22,136
                                                  ----------
    Total Liabilities                             $1,622,715
    Stockholders' Equity                             137,470
                                                  ----------
    Total Liabilities and Stockholders' Equity    $1,760,185
                                                  ==========
Net Interest Income* and Net Interest Margin*                     66,280      4.08%
Less: Tax Equivalent Basis Adjustment                              2,121
                                                                 -------
     Net Interest Income                                         $64,159
                                                                 =======

* Interest income on a tax equivalent basis includes the additional amount of interest and dividend income that would have been earned if the Registrant's investment in state and municipal obligations, non-taxable loans and equity securities had been made in securities and loans subject to New York State and Federal income taxes yielding the same after tax income. The tax equivalent amount for $1.00 of non-taxable investment income, non-taxable loan income, dividends and interest income from U.S. Obligations (included in Taxable Securities) was $1.54, $1.58, $1.43 and $1.03 in 1993, $1.56, $1.54, $1.41 and
$1.03 in 1992, and $1.51, $1.50, $1.41 and $1.03 in 1991.

ASSET/LIABILITY MANAGEMENT

  The Registrant's risk management policies are established by the Asset/Liability Committee ("ALCO"). ALCO is comprised of members of senior management and the Board who meet on a monthly basis to, among other things, evaluate the sensitivity of the Registrant's assets and liabilities to changes in market interest rates and the resultant impact of those anticipated changes on net interest income and capital. The basic responsibilities of ALCO include the management of net interest income and the market value of the securities portfolio, as well as the Registrant's liquidity position, to ensure minimal capital risk and adequate funding.
 Generally, where interest rate-sensitive assets exceed rate-sensitive liabilities, the net interest margin will be positively impacted during periods of rising interest rates and negatively affected in a declining interest rate environment. Conversely, when interest-rate sensitive liabilities exceed rate-sensitive assets, the net interest margin will be positively impacted in a declining interest rate environment and negatively impacted in an increasing rate environment. The difference between the maturities or repricing characteristics of interest earning assets and interest bearing liabilities during a given time period is commonly referred to as the "gap" for that period. While the gap analysis employed by ALCO is a useful management tool as it considers the quantity of assets and liabilities subject to repricing in a given time period, it does not consider the relative sensitivity to market interest rate changes characteristic of various interest rate sensitive assets and liabilities. To supplement this analysis, ALCO utilizes an income simulation model to assess and monitor interest rate risk. Income simulation analysis determines the effect of various interest rate scenarios and changes therein on the Registrant's net interest margin. It considers the maturity, repricing characteristics and relative sensitivities of each asset and liability to fluctuations in interest rates, as well as the probability of each asset and liability reacting to such fluctuations. Through this process, management can more clearly establish and monitor the interest rate risk in the Registrant's balance sheet. ALCO has established current limits for the estimated volatility of the net interest margin of +/-10% assuming a 300 basis point increase in market interest rates and a 100 basis point decrease in market interest rates in this current interest rate environment. The results of the most recent income simulation model show that the interest sensitivity of the Registrant's balance sheet is within guidelines established.
  During 1993 ALCO determined that, based on the Registrant's excess capital level and liquidity position and the continuing impact of declining interest rates and lackluster loan demand on interest income, a balance sheet leverage strategy was appropriate. This strategy is described in more detail in the Net Interest Income section of this discussion. In summary, the Registrant obtained funds through short term repurchase agreement borrowings and reinvested those funds primarily in short duration 7 and 15 year agency guaranteed mortgage backed securities, realizing an almost 200 basis points spread on the assets.
To mitigate the interest rate risk associated with the differences in these asset and liability maturities, and maintain the volatility of the margin within ALCO guidelines, the Registrant entered into certain off balance sheet hedging agreements.

ASSET/LIABILITY MANAGEMENT (CONTINUED)

The following table reflects the sensitivity of the Registrant's balance sheet, or it's "gap" position at December 31, 1993 (dollars in thousands):

                                                               0-90      91-180      181-365       1-5         Over
                                                               Days       Days        Days        Years      5 Years      Total
                                                               ----      ------      -------      -----      -------     -------
INTEREST EARNING ASSETS:
   Interest Earning Deposits                                $    290   $      -     $      -     $      -   $      -   $     290
   Securities:
      Held for Investment(1)                                 116,283     70,120       74,339      243,786     43,969      548,497
      Held for Sale(1)                                        19,723     17,737       39,515      102,187     21,057      200,219
   Loans, net of unearned income (2)(3)                      436,887     68,072      137,534      236,844    104,263      983,600
                                                            --------   --------     --------     --------   --------   ----------
      Total Interest Earning Assets                         $573,183   $155,929     $251,388     $582,817   $169,289   $1,732,606
                                                            --------   --------     --------     --------   --------   ----------

INTEREST BEARING LIABILITIES:
   Savings, N.O.W. & Money Market Deposits (4)              $ 79,305   $ 79,305     $158,609     $549,589   $      -   $  866,808
   Time Deposits                                             100,824     83,309       72,840       60,505        537      318,015
   Federal Funds Purchased and Securities
      Sold Under Agreements to Repurchase                    206,332     49,311            -            -          -      255,643
   Senior Note Obligation                                          -          -            -       20,000          -       20,000
                                                            --------   --------     --------     --------   --------   ----------
      Total Interest Bearing Liabilities                    $386,461   $211,925     $231,449     $630,094   $    537   $1,460,466
                                                            --------   --------     --------     --------   --------   ----------
   Gap                                                      $186,722   $(55,996)    $ 19,939     $(47,277)  $168,752
                                                            --------   --------     --------     --------   --------
   Effect of Off Balance Sheet Hedge Agreements               24,000          -            -      (24,000)
   Gap, Net of Effect of
                 Off Balance Sheet Hedge Agreements         $210,722    (55,996)      19,939      (71,277)   168,752

   Cumulative Difference Between Interest Earning
      Assets and Interest Bearing Liabilities               $210,722   $154,726     $174,665     $103,388   $272,140
                                                            ========   ========     ========     ========   ========

   Cumulative Difference as a Percentage of
                          Total Assets                        11.19%       8.21%        9.27%        5.49%     14.45%
                                                              =====        ====         ====         ====      =====


Notes:  (1) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) projected repayments of principal based upon experience.
        (2) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) management's estimates of prepayments of principal.
        (3) Excludes non-accrual loans of $33.5 million.
        (4) Savings, N.O.W. and Money Market Deposits are allocated to specific time bands in accordance with the proposed rule Section 305 of the Federal Deposit Insurance Corporation Improvement Act.

ASSET/LIABILITY MANAGEMENT (CONTINUED)

The following are approximate contractual maturities and sensitivities to changes in interest rates of certain loans, exclusive of non-commercial real estate mortgages and consumer loans, as of December 31, 1993:

                                                                                        MATURITY
                                                                                                       Due After
                                                                                                        One But
                                                                   Due Within        Within Five       Due After
(in thousands)                                                      One Year           Years          Five Years          Total
- --------------                                                     ----------        -----------      ----------          -----
TYPES OF LOANS:
  Commercial, Financial & Agricultural                              $201,123           $44,931         $11,097          $257,151
  Mortgage Loans-Commercial                                          148,921           108,368          34,868           292,157
  Mortgage Loans-Construction                                         16,138             3,486             204            19,828
                                                                    --------          --------         -------          --------
     Total                                                          $366,182          $156,785         $46,169          $569,136
                                                                    ========          ========         =======          ========

RATE PROVISIONS:
 Amounts with Fixed Interest Rates                                  $ 33,305          $114,839        $ 45,458          $193,602
 Amounts with Adjustable Interest Rates                             $332,877          $ 41,946        $    711          $375,534
                                                                    --------          --------        --------          --------
      Total                                                         $366,182          $156,785        $ 46,169          $569,136
                                                                    ========          ========         =======          ========



The table which follows depicts the book value, contractual maturities and approximate weighted average yield of the Registrant's investment security portfolio at December 31, 1993 (dollars in thousands):

                                                                   U.S.
                                          U.S.                  Government              State &                 Mortgage-
                                        Treasury                 Agencies'             Municipal                  Backed
Maturity                               Securities     Yield     Obligations  Yield    Obligations    Yield      Securities  Yield
Within 1 Year                           $       -        .- %     $  5,570     3.67%      $31,856      4.25%     $      -      .- %
After 1 But Within 5 Years                 26,991       5.57         5,362     6.16         4,738      9.23        73,777     5.10
After 5 But Within 10 Years                     -        .-              -      .-          7,475      8.87       155,310     4.43
After 10 Years                                  -        .-              -      .-              -       .-        236,215     5.10
                                        ---------                 --------               --------                --------
    Subtotal                               26,991       5.57        10,932     4.89        44,069      5.57       465,302     4.88
Equity Securities                               -        .-              -      .-              -      -                -     -
                                        ---------                 --------               --------                --------
    Total Securities                    $  26,991       5.57%     $ 10,932     4.89%     $ 44,069      5.57%     $465,302     4.88%
                                        =========                 ========               ========                ========
Maturity                                Other     Yield       TOTAL     Yield
Within 1 Year                           $     -     .- %     $ 37,426     4.16%
After 1 But Within 5 Years                    -     .-        110,868     5.44
After 5 But Within 10 Years                   -     .-        162,785     4.63
After 10 Years                                -     .-        236,215     5.10
                                        -------              --------
    Subtotal                                  -     .-        547,294     4.96
Equity Securities                         1,203     .-          1,203      .-
                                        -------              --------
    Total Securities                    $ 1,203     .- %     $548,497     4.96%
                                        =======              ========

The following table shows the classification of the average daily deposits of the Registrant for each of the periods indicated:

(in thousands)
- --------------
For the Year Ended December 31,                    1993               1992               1991
                                                   ------------------------------------------
   Demand Deposits                               $  226,616       $  164,920       $  146,459
   Savings Deposits                                 684,737          703,746          441,515
   Time Deposits                                    344,230          464,580          668,953
   Money Market Deposits                            200,979          212,378          229,578
                                                 ----------       ----------       ----------
      Total Deposits                             $1,456,562       $1,545,624       $1,486,505
                                                 ==========       ==========       ==========

ASSET/LIABILITY MANAGEMENT (CONTINUED)
  At December 31, 1993, the remaining maturities of the Registrant's Certificates of Deposit in amounts of $100,000 or greater were as follows:

(in thousands)
   3 months and less                                 $18,821
   3 to 6 months                                       6,415
   6 to 12 months                                      4,255
   One to five years                                   2,655
   Greater than five years                               151
                                                     =======
                                                     $32,297
                                                     =======
LIQUIDITY
  Liquidity is defined as the Registrant's ability to generate sufficient cash flow to fund growth in interest earning assets, depositor withdrawals and the repayment of borrowings. The Registrant's bank subsidiary has numerous sources of liquidity including loan principal repayments, lines of credit with other financial institutions, the ability to borrow under repurchase agreements utilizing its unpledged securities portfolio, the securitization of loans within the portfolio, whole loan sales and growth in its core deposit base. The Registrant's liquidity position is monitored to ensure the maintenance of an optimum level and the most cost efficient use of the Registrant's available funds.
  Cash flows are generated from operating, investing and financing activities. Cash flows from operating activities include earnings adjusted for non-cash items and funds obtained through and utilized in the management of the Registrant's Securities Held for Sale portfolio. During 1993, the Registrant acquired $199.2 million in securities classified as Held for Sale using the proceeds from sales, principal repayments and maturities of $121.5 million of similarly classified securities. The remaining balance was acquired through the use of funds generated principally through repurchase agreement borrowings. As discussed in a previous paragraph, the Registrant implemented a balance sheet leverage strategy during 1993 to enhance operating results, effectively utilize capital and take advantage of the current steepness in the yield curve. Funds obtained through short term repurchase agreement borrowings were reinvested primarily in agency guaranteed mortgage-backed securities, some classified as Held for Sale, thereby impacting cash flow from operations, and others classified as Investment Securities thereby impacting the Registrant's investing activities.
  Cash used in investing activities aggregated $198.4 million during 1993, as funds aggregating $193.7 million provided by maturities, calls and principal repayments of investment securities and the repurchase agreement borrowings discussed earlier were reinvested in $432.2 million of securities, primarily agency guaranteed mortgage-backed securities, classified as Investment Securities. Further contributing to cash provided by investing activities was the $26.9 million provided by the sale of other real estate during 1993.
  The primary contributor of cash provided by financing activities include $227.4 million of repurchase agreement borrowings, obtained to finance the acquisition of agency guaranteed mortgage backed securities as part of the Registrant's balance sheet leverage strategy. Cash utilized in financing activities at the subsidiary bank level include the funding of the net $57.7 million decrease in deposits.
  The Registrant's sources of funds include dividends from the bank subsidiary, borrowings and funds available through the capital markets. Dividends from the bank subsidiary are limited by the regulations of the New York State Banking Department ("NYSBD") to the current year's earnings plus the prior two years retained net profits. According to the parameters of this regulation, the Registrant's bank subsidiary has $24.3 million of retained earnings available for dividends to the holding company as of January 1, 1994.
  During the 1993 first quarter, the Registrant prepaid in full its $20 million 9.30% Senior Note obligation utilizing the proceeds from capital raised through the revised Dividend Reinvestment Program in the latter part of 1992 and early 1993, as well as through available cash at the holding company, the private placement of approximately 1 million shares of the Registrant's common stock and the exercise of certain of the Registrant's outstanding warrants. The Registrant's remaining 10.08% Senior Note obligation matures March 28, 1995. Possible sources of funds that may be used to repay this obligation upon maturity include the utilization of existing cash available at the holding company, proceeds from the exercise of outstanding warrants, dividends from the Registrant's bank subsidiary, or funds raised through the capital markets. At December 31, 1993, the holding company's available cash position was $7.7 million.

ASSET QUALITY
   Loans, net of unearned income, declined 2.7% to $1,017.1 million at December 31, 1993, as compared with $1,045.2 million in the comparable prior year period. The Registrant experienced loan growth in the commercial and residential mortgage portfolios, which increased 7.9% and 2.8%, respectively, whereas the concentration of real estate development loans, classified as construction and land loans, continued their decline, aggregating $57.0 million, 28.9% less than the $80.1 million outstanding at December 31, 1992. The loan portfolio is concentrated primarily in loans secured by real estate in Suffolk and Nassau Counties and to a lesser extent Westchester and Rockland Counties, New York. Real estate related loans, which include commercial and residential mortgages, construction and land development loans, aggregated 69.2% of the total loan portfolio at December 31, 1993. Residential mortgage loans comprise the largest real estate concentration within the Registrant's loan portfolio, aggregating $363.6 million and representing 51.0% of the real estate concentration. During 1993, the Registrant changed its strategy with regard to its 15 year residential mortgage loan product, deciding to maintain these loans within the portfolio instead of selling them in the secondary market. This change in strategy, coupled with the $14.3 million acquisition of residential mortgage loans during the year, contributed to the increase in the balance of residential mortgages when comparing 1993 and 1992. Commercial mortgages aggregated $292.2 million at December 31, 1993, a $21.5 million or 7.9% increase from the prior year period. This increase is primarily attributable to the Registrant's financing of the sales of other real estate during the year. Commercial, financial and agricultural loans, which are loans to small and medium sized businesses to finance working capital needs secured by accounts receivable, inventory, UCC filings and real estate in the form of side collateral, declined to $257.2 million at December 31, 1993, a $31.0 million or 10.7% decline from the prior period. This decline is the result of charge offs during the year and increased levels of loan satisfactions, coupled with the lack of commercial loan demand within the Registrant's marketplace. Consumer loans declined to $59.8 million at December 31, 1993, a $9.8 million or 14.1% decline from the prior period. The decline in the consumer loan portfolio when comparing 1993 and 1992 is significantly less than the decline demonstrated in prior years as a plan to purchase high quality car lease paper for retention in the portfolio was implemented during 1993.

   The following table delineates the components of the Registrant's loan portfolio for the years ended December 31,

(in thousands)                                   1993           1992           1991          1990           1989
- --------------                                   ----           ----           ----          ----           ----
Commercial, Financial & Agricultural          $  257,151    $  288,114     $  318,670    $  316,582     $  250,077
Mortgage Loans-Commercial                        292,157       270,666        277,737       276,138        268,993
Mortgage Loans-Residential                       363,644       353,725        448,347       371,615        513,528
Mortgage Loans-Construction                       19,828        30,080         55,235        60,716         64,987
Land Loans                                        37,160        50,059         48,100        89,400         99,400
Consumer Loans                                    59,823        69,632         95,285       112,082        135,344
                                              ----------    ----------     ----------    ----------     ----------
  Total                                       $1,029,763    $1,062,276     $1,243,374    $1,226,533     $1,332,329
                                              ==========    ==========     ==========    ==========     ==========


  Non-performing assets, which include loans past due ninety days and still accruing interest, non-accrual loans and other real estate, declined 54.8% to $57.2 million at December 31, 1993, as compared with $126.5 million in the comparable prior year period. This decline began in the second quarter of 1992 and each quarter thereafter a consistent pattern of improving asset quality has been demonstrated. Non-performing assets now comprise 3.04% of total assets, as compared with 7.44% at December 31, 1992 and 8.66% at December 31, 1991. The primary components of the decline in non-performing assets when comparing 1993 and 1992 include $42.7 million in other real estate dispositions and cash collections, $9.5 million in write downs of other real estate to current fair value and net loan charge offs of $17.9 million.

The components of the Registrant's non-performing assets are detailed below:

(in thousands)                                                 1993         1992         1991         1990         1989
                                                               ----         ----         ----         ----         ----
Loans 90 Days or More Past Due & Still Accruing             $  1,811     $  5,425     $  6,660     $ 16,516      $  7,148
Non-Accrual Loans                                             33,484       59,670       71,374       45,549        14,828
                                                            --------     --------     --------     --------      --------
 Total Non-Performing Loans                                   35,295       65,095       78,034       62,065        21,976
Other Real Estate                                             21,899       61,383       75,887       23,187         2,949
                                                            --------     --------     --------     --------      --------
 Total Non-Performing Assets                                $ 57,194     $126,478     $153,921     $ 85,252      $ 24,925
                                                            ========     ========     ========     ========      ========
Restructured, Accruing Loans                                $ 15,237     $ 13,332     $ 14,589     $  6,518      $      -
                                                            ========     ========     ========     ========      ========

ASSET QUALITY (CONTINUED)
  Loans are classified as restructured loans when the Company has granted, for economic or legal reasons related to the borrowers financial difficulties, a concession to the customer that the Company would not otherwise consider. Generally this occurs when the cash flow of the borrower is insufficient to service the loan under its original terms.
  Potential problem loans, which are loans that are currently performing under present loan repayment terms but where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of the borrower to continue to comply with the present repayment terms, aggregated $24.9 million at December 31, 1993.

 The following table sets forth the changes in the Registrant's other real estate for the periods presented:

(in thousands)                                                   1993         1992         1991         1990         1989
- --------------                                                   ----         ----         ----         ----         ----
Balance at Beginning of Year                                  $ 61,383     $ 75,887     $ 23,187     $  2,949      $    460
Increases:
 Foreclosures and Deeds in Lieu of Foreclosure                   5,909        6,121        6,150       15,250         2,489
 In-Substance Foreclosure                                        6,867       28,901       64,265       13,200             -
 Assumed in Acquisition                                              -            -        5,992            -             -
Decreases:
 Dispositions and Cash Collections                             (42,725)     (37,577)     (16,048)     ( 8,212)            -
 Gross Write-Downs                                              (9,535)     (11,949)     ( 7,659)           -             -
                                                             ---------     --------     --------     --------      --------
 Balance at End of Year                                      $  21,899     $ 61,383     $ 75,887     $ 23,187      $  2,949
                                                             =========     ========     ========     ========      ========


  Management determines what it deems to be the appropriate level of the Registrant's allowance for loan losses on an ongoing basis by reviewing individual loans within as well as the composition of the loan portfolio. In reviewing the composition of the loan portfolio, management considers, among other things, concentrations therein, delinquency trends, as well as recent charge-off experience and third party evidentiary matter (such as appraisals) to assist in assessing the degree of credit risk in the portfolio. Various appraisals and estimates of current value influence the calculation of the required allowance at any point in time. The continued and consistent decline in the Registrant's non-performing assets during 1993 resulted in a reduction in the provision for loan losses when compared with prior years. The provision for loan losses declined to $6.0 million in 1993 from $21.0 million in 1992 and $64.8 million in 1991. Net charge offs increased to $17.9 million in 1993, or 1.78% of average net loans, as compared with $16.7 million, or 1.46% of average net loans, during 1992. This increase demonstrates the Registrant's effective utilization of reserves during a period of improving asset quality and sluggish loan demand. The allowance for loan losses as a ratio of non-performing loans increased to 132.10% at December 31, 1993, as compared with 89.86% at December 31, 1992. While management uses available information to provide for possible loan losses, future additions to the allowance may be necessary based on future changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Registrant's allowance for loan losses. Such agencies may require the Registrant to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations. Based on current economic conditions, management considers the allowance at December 31, 1993 adequate to cover the possible risk of loss in the loan portfolio.

ASSET QUALITY (CONTINUED)

  Transactions in the Allowance for Loan Losses are maintained by six major categories and are summarized as follows for the years ended December 31,

(dollars in thousands)                                    1993           1992           1991           1990           1989
- ----------------------                                    ----           ----           ----           ----           ----
Loans (net of unearned income):
 Average Balance                                      $1,003,679     $1,139,265     $1,260,131     $1,244,673     $1,228,589
 End of Period                                         1,017,084      1,045,183      1,218,829      1,194,031      1,293,033

Analysis of Allowance for Loan Losses:
   Balance at Beginning of Period                     $   58,497     $   54,164     $   28,501     $    9,734     $    8,238

Loans Charged-Off:
   Commercial, Financial & Agricultural               $   14,362     $   13,029     $   19,151     $    4,439     $      630
   Mortgage Loans Commercial                               2,310          2,717         15,776              -              -
   Mortgage Loans Residential                              2,588            149            472             43              -
   Mortgage Loans Construction                                68              -          7,660          4,274            801
   Land Loans                                              1,006          1,174          8,177          2,300              -
   Consumer Loans                                          1,214          2,207          3,217          1,873          1,111
                                                      ----------     ----------     ----------     ----------     ----------
      Total Charge-Offs                               $   21,548     $   19,276     $   54,453     $   12,929     $    2,542

Recoveries of Loans Charged-Off:
   Commercial, Financial & Agricultural               $    2,557     $    1,097     $      212     $       44     $      201
   Mortgage Loans Commercial                                 452            156              -              -
   Mortgage Loans Residential                                 50            125              -              -              -
   Mortgage Loans Construction                                51            115             41              -              -
   Land Loans                                                 60            562            185              -              -
   Consumer Loans                                            506            554            298            370            287
                                                      ----------     ----------     ----------     ----------     ----------
       Total Recoveries                               $    3,676     $    2,609     $      736     $      414     $      488

Net Loans Charged-Off                                 $   17,872     $   16,667     $   53,717     $   12,515     $    2,054
Provision for Loan Losses                                  6,000         21,000         64,800         31,282          3,550
Additional Allowance Resulting from Acquisition                -              -         14,580              -              -
                                                      ----------     ----------     ----------     ----------     ----------
Balance at End of Period                              $   46,625     $   58,497     $   54,164     $   28,501     $    9,734
                                                      ==========     ==========     ==========     ==========     ==========


Ratio of Net Charge-Offs to Average Loans                   1.78%          1.46%          4.26%          1.01%          0.17%
                                                            ====           ====           ====           ====           ====

Ratio of Allowance for Loan Losses
            to Non-performing Loans                       132.10%         89.86%         69.41%         45.92%         44.29%
                                                          ======          =====          =====          =====          =====


  Pursuant to a regulatory requirement, the table below provides the components of the allowance for loan losses by loan classification at each year end. As such amounts reflect management's best estimate of possible losses and may not necessarily be indicative of actual future charge-offs by loan classification. It should be further emphasized that management believes that the allowance must be viewed in its entirety and is therefore available for loan losses in any classification.

(dollars in thousands)                               Percentage            Percentage             Percentage
                                                         of                   of                      of
                                                      Loans to              Loans to               Loans to
                                           1993        Total        1992     Total        1991       Total
                                          Amount       Loans       Amount    Loans       Amount      Loans
Commercial, Financial & Agricultural    $ 18,120       24.97%    $ 25,030     27.12%   $ 25,538     25.63%
Mortgage Loans-Commercial                 19,810       28.37       16,485     25.48      14,808     22.34
Mortgage Loans-Residential                 2,254       35.31        1,537     33.30       1,084     36.06
Mortgage Loans-Construction                2,153        1.93        2,752      2.83       6,546      4.44
Land Loans                                 2,516        3.61        4,406      4.71       4,861      3.87
Consumer Loans                               897        5.81          788      6.56       1,327      7.66
Unallocated                                  875         -          7,499        -          -         -
                                       ---------      ------     -------    -------    --------    ------
  Total                                $  46,62       100.00%    $ 58,497    100.00%   $ 54,164    100.00%
                                       ---------      ------     --------    ------    --------    ------

(dollars in thousands)                           Percentage            Percentage
                                                     of                    of
                                                  Loans to              Loans to
                                           1990    Total       1989       Total
                                          Amount   Loans      Amount      Loans
Commercial, Financial & Agricultural     14,666     25.81%   $ 5,709      18.77%
Mortgage Loans-Commercial                 7,814     22.51      1,814      20.19%
Mortgage Loans-Residential                  209     30.30        109      38.54%
Mortgage Loans-Construction               2,993      4.95        493       4.88%
Land Loans                                1,710      7.29        500       7.46%
Consumer Loans                            1,109      9.14      1,109      10.16%
Unallocated                                   -         -       -           -
                                        -------     ------   -------     ------
  Total                                 $28,501     100.00%  $ 9,734     100.00%
                                        =======     ======   =======     ======

OTHER NON-INTEREST INCOME
  Other income, net of security gains, increased to $16.5 million, or 12.7% from the $14.6 million realized in 1992. Net security gains in 1993 were $1.5 million, as compared with $9.4 million in the comparable prior year period.
  Since the beginning of 1992, the Registrant has emphasized the diversification of revenue sources to enhance operating results and expand the Registrant's revenue base. Through the conversion of the former savings bank branches into full service commercial branches, growth in the demand deposit base, increases in per item fees, new products and services and internal analysis to ensure the optimum level of cost and benefit are attained, the Registrant has realized improvements in substantially all facets of non-interest revenue. Fees and service charges on deposit accounts improved 25.1% to $7.5 million in 1993; trust fees and commissions realized a 10.4% improvement to $1.7 million in 1993 and income from mortgage banking operations demonstrated a 10.6% increase to $3.6 million in 1993. Growth in income from mortgage banking operations, however, was partially offset in 1993 by the acceleration of the amortization of certain servicing intangibles.

OTHER EXPENSES
  Other expenses decreased to $66.7 million in 1993, or $3.6 million, from that incurred in the prior year, primarily the result of a $1.7 million decline in other real estate related expenses, a $1.2 million restructure charge recorded in the prior year and a $1.6 million decline in other operating costs. These improvements were partially offset by minimal increases in other expense categories. The Registrant's core efficiency ratio, which represents the ratio of other expenses, net of other real estate related costs and other non-recurring charges, to net interest income on a tax equivalent basis and other income net of security gains, improved to 54.98% in 1993 from 60.82% in the comparable prior year period. This improvement was achieved as operating expense levels declined while the amount of net interest income and other fee based income improved.
  Other real estate related operating expenses declined to $14.3 million in 1993 as compared with $16.0 million in the prior year. Included in the 1993 balance was $7.9 million in net write downs to current fair value, representing a $2.2 million decline from the prior year, and $6.4 million in other real estate operating expenses which include costs such as legal fees, taxes, maintenance, title and lien filing fees. As the level of other real estate continues to decline, the Registrant anticipates that related costs will also decrease.

PROVISION FOR INCOME TAXES
  Effective January 1, 1993, the Registrant adopted the new accounting standard for income taxes, Statement of Financial Accounting Standards ("SFAS") No. 109. Prior to 1993, the Registrant determined its income tax expense under the provisions of Accounting Principles Board Opinion No. 11. SFAS No. 109 requires the use of the asset and liability method in determining the tax effect of temporary differences in the recognition of items of income and expense. SFAS No. 109 allows the recognition of a tax benefit for net operating loss carryforwards if realization of that benefit is "more likely than not". A valuation allowance is to be established to reduce the deferred tax asset if, based on the Registrant's current valuation, it believes that it is "more likely than not" that all or some of that asset will not be realized. The adoption of SFAS No. 109 did not have a material effect on the Registrant's financial position or results of operations as a corresponding valuation allowance for the entire amount of the additional net tax benefit was established. The valuation allowance for deferred tax assets relates to both the establishment of a reserve upon the adoption of SFAS No. 109 which approximated previous unrealized potential tax benefits and a reserve equivalent to the potential New York State tax benefit. The Registrant has elected to fully reserve for the potential New York State benefit due to the uncertainties of realization since state law does not provide for the utilization of net operating loss carryforwards or carrybacks. The Registrant has and will continue to recognize these benefits on a when realized basis.
  The Registrant recorded a $7.5 million provision for income taxes in 1993, equating to an effective income tax rate of 33.3%, as compared with a provision of $2.2 million, or an effective income tax rate of 55.9%, in 1992. The primary components of the decline in the effective tax rate include a reduction in the Registrant's state income taxes coupled with the realization of state benefits.

CAPITAL
  During the latter part of 1992 and early 1993, the Registrant undertook a capital raising plan to raise the funds necessary to repay the Registrant's $20 million Series B Senior Note obligation ("Series B Notes") due August 1, 1993. In November 1992, the Registrant's Dividend Reinvestment Plan was revised to
(i) increase the discount to market value at which participants could purchase shares of the Registrant's common stock, (ii) increase the maximum optional cash investment and (iii) permit cash investments in excess of the maximum allowed with prior written approval of the Registrant. As a result, the Registrant raised approximately $13 million in capital through the revised Dividend Reinvestment Plan. An additional source of capital was the exercise of the Registrant's Series A common stock warrants, which were issued in August 1992 to the holders of the Registrant's senior note obligations and which expired upon full repayment of the Series B Senior Notes. In anticipation of full prepayment of the Series B Notes, the holders of the warrants exercised them in February 1993, receiving 536,975 shares of the Registrant's common stock in exchange for $3.5 million. The final step in the Registrant's capital raising plan was the overseas private placement of approximately 1 million shares of common stock in March 1993, raising approximately $9.5 million in capital. These capital raising endeavors, coupled with the retention of earnings during 1993, increased stockholders equity to $154.5 million at December 31, 1993.

CAPITAL (CONTINUED)
  The Federal Reserve Board has formal capital guidelines which bank holding companies are required to meet. These guidelines include the "risk-based" capital ratios and the leverage ratios, discussed below. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios will represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines currently require all bank holding companies to maintain a minimum ratio of total capital to risk-weighted assets of 8.00%, including a minimum ratio of Tier 1 capital to risk-weighted assets of 4.00%. The Federal Deposit Insurance Corporation has adopted comparable capital guidelines for state banks which are not members of the Federal Reserve System.

  Tier 1 capital consists of common equity, qualifying perpetual preferred equity and minority interests in the equity accounts of unconsolidated subsidiaries, less goodwill and other non-qualifying intangibles. After December 31, 1992, the allowance for loan losses qualifys only as supplementary capital and then only to the extent of 1.25% of total risk-weighted assets. Other elements of supplementary capital, which is limited overall to 100% of Tier 1 capital, include perpetual preferred equity not qualifying for Tier 1, mandatory convertible debt and subordinated and other qualifying securities.

  The following table sets forth the Registrant's regulatory capital as of December 31, 1993 under the rules applicable at such date. The Registrant was in compliance with applicable regulatory requirements in effect as of such date.

                                                                As of December 31, 1993
                                                                (dollars in thousands)
                                                       Amount                             Ratio
Tier 1 Capital                                      $  145,095                            13.59%
Regulatory Requirement                                  42,717                             4.00%
                                                    ----------                            ------
Excess                                              $  102,378                             9.59%
                                                    ==========                            ======

Total Risk Adjusted Capital                         $  158,854                            14.88%
Regulatory Requirement                                  85,434                             8.00%
                                                    ----------                            ------
Excess                                              $   73,420                             6.88%
                                                    ----------                            ======

Risk Weighted Assets                                $1,067,920
                                                    ==========

  The Registrant's leverage ratio at December 31, 1993 was 7.55%.

  The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") became effective December 19, 1991. FDICIA substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five categories: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized". Under the regulations, a "well-capitalized" institution has a minimum total capital to total risk weighted assets of at least 10%, a minimum Tier I capital to total risk weighted assets of 6%, a minimum leverage ratio of at least 5% and is not subject to any written order, agreement or directive.

REGULATORY MATTERS
  On February 17, 1994, the Federal Deposit Insurance Corporation (the "FDIC") notified the Bank that based on the improvement in it's financial condition, the FDIC was terminating the Memorandum of Understanding (the "MOU") dated August 25, 1993 between the Bank, the FDIC and the New York State Banking Department (the "NYSBD"). The MOU required the Bank to, among other things, (i) maintain a Tier I leverage ratio of 5.50%; (ii) reduce the level of classified assets as a ratio of capital and reserves and (iii) charge off all assets classified "Loss" and 50% of those classified "Doubtful" in the FDIC and NYSBD Reports on Examination. The Bank received similar notification from the NYSBD on February 23, 1994.
  On February 1, 1994, the Federal Reserve Bank of New York notified the Registrant that in light of the noticeable improvement in its financial condition the Memorandum of Understanding dated October 22, 1992 was terminated. The Federal Reserve Bank memorandum prohibited the Registrant from, among other things, the payment of dividends and the renewal or modification of the terms of existing indebtedness without prior regulatory approval.

EFFECTS OF INFLATION
  Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.


SELECTED STATISTICAL DATA

Quarterly Financial Information
(unaudited)
                                                               1993                                        1992
                                                1st       2nd        3rd        4th        1st        2nd       3rd        4th
(in thousands, except per share amounts)        Qtr       Qtr        Qtr        Qtr        Qtr        Qtr       Qtr        Qtr
Interest Income                               $29,067   $29,482    $29,880    $30,060    $33,201    $34,522    $31,900   $31,117
Interest Expense                               10,356    10,234     10,224     10,322     17,454     15,788     14,316    12,020
                                              -------   -------    -------    -------    -------    -------    -------   -------
 Net Interest Income                           18,711    19,248     19,656     19,738     15,747     18,734     17,584    19,097
Provision for Loan Losses                       2,500     2,000      1,000        500      8,000      5,500      4,500     3,000
                                              -------   -------    -------    -------    -------    -------    -------   -------
 Net Interest Income after Provision for
   Loan Losses                                 16,211    17,248     18,656     19,238      7,747     13,234     13,084    16,097
Other Non-Interest Income                       5,722     4,267      4,231      3,747      1,461      5,954     13,601     3,039
Other Expense                                  16,117    16,385     17,155     17,046     15,193     18,006     19,186    17,912
                                              -------   -------    -------    -------    -------    -------    -------   -------
 Income/(Loss) Before Taxes                     5,816     5,130      5,732      5,939     (5,985)     1,182      7,499     1,224
Provision for Income Taxes                      2,227     1,608      1,861      1,824         62        213      1,409       506
                                              -------   -------    -------    -------    -------    -------    -------   -------
 Net Income/(Loss)                            $ 3,589     3,522      3,871      4,115    $(6,047)   $   969    $ 6,090   $   718
                                              =======   =======    =======    =======    =======    =======    =======   =======

Per Share Data:
  Net Income/(Loss)                            $ 0.27    $ 0.24    $ 0.26      $ 0.28    $ (0.56)    $ 0.09   $  0.55    $  0.06
  Common Stock Price Range
    High                                       $12.13    $13.25    $12.38     $ 13.25     $ 7.13     $ 6.25    $ 9.50    $  8.13
    Low                                        $ 7.63    $ 9.88    $11.13     $ 10.75     $ 4.63     $ 4.63    $ 4.75    $  6.88

  The Registrant's common stock is traded on the New York Stock Exchange under the symbol NFB. At February 14, 1994, there were 5,300 holders of the Registrant's common stock. The table above sets forth the quarterly high and low last sales prices of the Registrant's Common Stock during 1993 and 1992, as reported by the New York Stock Exchange. There were no cash dividends declared in 1993 or 1992.

CONSOLIDATED STATEMENTS OF OPERATIONS    FOR THE YEARS ENDED DECEMBER 31,

(dollars in thousands, except per share amounts)
                                                                                1993            1992             1991
INTEREST INCOME
Loans (including fee income)                                                $  83,881        $ 100,619        $ 123,169
Interest Earning Deposits                                                          14              463              246
Federal Funds Sold & Securities
 Purchased Under Agreements to Resell                                             910            2,062            3,042
Trading Account Interest                                                            -               56              362
Mortgage Backed Securities                                                     30,563           23,896           21,836
U.S. Treasury and Government Agency Securities                                  1,887            2,071              977
State and Municipal Obligations                                                 1,155            1,222            2,248
Other Securities                                                                   79              351              488
                                                                            ---------        ---------        ---------
Total Interest Income                                                         118,489          130,740          152,368
                                                                            ---------        ---------        ---------

INTEREST EXPENSE
Savings, NOW and Money Market Deposits                                         19,984           30,842           34,281
Certificates of Deposit, $100,000 and Over                                      1,049            1,620            5,686
Other Time Deposits                                                            11,355           20,506           39,245
Federal Funds Purchased & Securities Sold Under
 Agreements to Repurchase                                                       6,166            2,409            5,024
Other Borrowings                                                                2,582            4,201            3,973
                                                                            ---------         --------        ---------
   Total Interest Expense                                                      41,136           59,578           88,209
                                                                            ---------         --------        ---------
   Net Interest Income                                                         77,353           71,162           64,159
Provision for Loan Losses                                                       6,000           21,000           64,800
                                                                            ---------         --------        ---------
   Net Interest Income/(Expense) after Provision for Loan Losses               71,353           50,162             (641)
                                                                            ---------         --------        ---------

OTHER NON-INTEREST INCOME
Fees and Service Charges on Deposit Accounts                                    7,531            6,019            4,790
Trust Income                                                                    1,665            1,508            1,420
Mortgage Banking Operations                                                     3,556            3,216            1,740
Other Operating Income                                                          3,758            3,876            2,783
Net Securities Gains                                                            1,457            9,408            8,942
Trading Account Profit and Fees                                                     -               28              572
                                                                            ---------         --------        ---------
     Total Non-Interest Income                                                 17,967           24,055           20,247
                                                                            ---------         --------        ---------

OTHER EXPENSES
Salaries and Employee Benefits                                                 23,650           23,180           21,571
Occupancy                                                                       5,032            4,825            4,519
Equipment                                                                       4,986            4,936            5,266
Other Real Estate                                                              14,307           15,998           10,340
FDIC Insurance Premiums                                                         3,752            3,611            3,012
Restructure Charge                                                                  -            1,200                -
Other Operating Expense                                                        14,273           15,823           12,887
Amortization of Excess of Cost Over
 Fair Value of Net Assets Acquired                                                703              724              578
                                                                            ---------        ---------        ---------
    Total Other Expenses                                                       66,703           70,297           58,173
                                                                            ---------        ---------        ---------
Income/(Loss) Before Taxes                                                     22,617            3,920          (38,567)
Provision/(Benefit) for Income Taxes                                            7,520            2,190           (4,941)
                                                                            ---------        ---------        ---------
     Net Income/(Loss)                                                      $  15,097        $   1,730        $ (33,626)
                                                                            =========        =========        =========

EARNINGS AND DIVIDENDS PER SHARE
Net Income/(Loss)                                                             $  1.05          $  0.16          $ (3.36)
Cash Dividends                                                                $  -             $  -             $  0.34

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)
                                                                                               December 31,
                                                                                       1993                    1992
ASSETS
Cash & Due from  Banks                                                              $  75,070               $  71,928
Interest Earning Deposits                                                                 290                     291
Federal Funds Sold & Securities Purchased under Agreements to Resell                        -                  63,934
Securities:
  Investment Securities (Market value $550,648 in 1993; $319,253 in 1992)             548,497                 319,285
  Securities Held for Sale (Market value $201,489 in 1993; $123,553 in 1992)          200,219                 122,642
                                                                                   ----------              ----------
      Total Securities                                                                748,716                 441,927
                                                                                   ----------              ----------
Loans                                                                               1,029,763               1,062,276
  Less: Unearned Income & Fees                                                         12,679                  17,093
        Allowance for Loan Losses                                                      46,625                  58,497
                                                                                   ----------              ----------
        Net Loans                                                                     970,459                 986,686
                                                                                   ----------              ----------
Premises & Equipment, Net                                                              33,277                  35,569
Accrued Income Receivable                                                              11,924                  10,827
Other Real Estate                                                                      21,899                  61,383
Other Assets                                                                           12,955                  18,318
Excess of Cost over Fair Value of Net Assets Acquired                                   9,291                   9,994
                                                                                   ----------             -----------
     Total Assets                                                                  $1,883,881             $ 1,700,857
                                                                                   ==========             ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits                                                                    $  257,447             $   179,735
Savings, N.O.W. and Money Market Deposits                                             866,808                 913,874
Certificates of Deposits in Amounts of $100,000 & Over                                 32,297                  27,300
Other Time Deposits                                                                   285,718                 379,026
                                                                                   ----------             -----------
     Total Deposits                                                                 1,442,270               1,499,935
Federal Funds Purchased & Securities Sold Under
 Agreements to Repurchase                                                             255,643                  28,200
Senior Notes Payable                                                                   20,000                  40,000
Mortgage Notes Payable                                                                      -                     174
Accrued Taxes, Interest & Other Expenses                                                9,439                   8,419
Other Liabilities                                                                       2,057                   4,306
                                                                                   ----------             -----------
      Total Liabilities                                                            $1,729,409             $ 1,581,034

STOCKHOLDERS' EQUITY
Preferred Stock, par value $1.00; authorized
10,000,000 shares, unissued                                                                 -                       -
Common stock, par value $2.50; authorized 50,000,000 shares;
 issued & outstanding 1993, 14,109,554 shares; 1992, 11,845,548 shares                 35,274                  29,614
Additional Paid in Capital                                                             94,487                  80,895
Retained Earnings                                                                      25,140                  10,043
Less: Unrealized depreciation on certain marketable equity securities                       -                     (25)
Less: Restricted Stock Awards                                                            (428)                   (675)
Less: Treasury Stock; 1993, 73 shares; 1992, 3,113 shares at cost                          (1)                    (29)
                                                                                   ----------              ----------
      Total Stockholders' Equity                                                      154,472                 119,823
                                                                                   ----------              ----------
      Total Liabilities and Stockholders' Equity                                   $1,883,881              $1,700,857
                                                                                   ==========              ==========



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS   FOR THE YEARS ENDED DECEMBER 31,


                                                                                1993             1992            1991
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(Loss)                                                           $  15,097        $   1,730        $ (33,626)
Adjustments to Reconcile Net Income/(Loss) to
     Net Cash (Used In)/Provided by Operating Activities:
  Provision for Loan Losses                                                     6,000           21,000           64,800
  Provision for Losses on Real Estate Acquired in
   Settlement of Loans                                                          9,535           11,949            7,659
  Depreciation and Amortization                                                 5,730            5,562            5,797
  Amortization of Excess of Cost Over Fair Value of
   Net Assets Acquired                                                            703              724              578
  Accretion of Discounts and Net Deferred Loan Fees                              (780)          (1,128)          (1,883)
  Amortization of Premiums                                                      9,268            1,126              130
  Net Gains on Trading Account Activities                                           -              (28)            (572)
  Purchases of Trading Account Securities                                           -          (62,909)        (189,991)
  Proceeds from Sales of Trading Account Securities                                 -           62,937          190,563
  Net Gains on Securities Held for Sale                                        (1,437)          (9,407)          (8,942)
  Purchases of Securities Held for Sale                                      (199,197)        (367,767)        (376,131)
  Proceeds from Sales of Securities Held for Sale                              71,519          555,040          421,348
  Maturities and Principal Repayments of Securities Held for Sale              49,967           15,115           31,854
  Net Gains on Sales of Investment Securities                                     (20)              (1)             -
  Other, Net                                                                    2,385            6,687           (6,215)
                                                                            ---------        ---------        ---------
        Net Cash (Used in)/Provided by Operating Activities                   (31,230)         240,630          105,369
                                                                            ---------        ---------        ---------




CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Investment Securities                                  1,702              245           34,781
  Maturities, Calls and Principal Repayments on Investment Securities         193,717           34,504           65,986
  Purchases of Investment Securities                                         (432,171)        (328,676)          (9,794)
  Loans Originated and Principal Repayments
   on Loans and Other Real Estate Owned, Net                                   28,279          104,314           54,488
  Proceeds from Sales of Real Estate Acquired
   in Settlements of Loans                                                     26,887           31,150           16,280
  Purchases of Loans                                                          (14,320)               -                -
  Purchases of Premises and Equipment, Net                                     (2,460)          (1,622)          (2,674)
  Purchase of Bank Subsidiary, Net of Cash and Cash Equivalents Acquired            -                -           82,835
                                                                            ---------        ---------        ---------
    Net Cash (Used in)/Provided by Investing Activities                      (198,366)        (160,085)         241,902
                                                                            ---------        ---------        ---------


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)   FOR THE YEARS ENDED
DECEMBER 31,

(dollars in thousands)                                                      1993            1992             1991
CASH FLOWS FROM FINANCING ACTIVITIES
  Net Decrease in Deposits                                                  $ (57,665)       $(112,417)       $(154,688)
  Net Increase (Decrease) in Short-Term Borrowings                            227,443           27,834         (132,339)
  Repayments of Other Borrowings                                              (20,174)             (13)             (12)
  (Purchase) Sale of Treasury Shares                                              (45)             269            1,427
  Common Stock Sold for Cash                                                   19,244            7,246           10,395
  Dividends Paid to Shareholders                                                    -                -           (3,265)
                                                                            ---------        ---------        ---------
      Net Cash Provided by/(Used In) Financing Activities                     168,803          (77,081)        (278,482)
                                                                            ---------        ---------        ---------
      Net (Decrease)/Increase in Cash and Cash Equivalents                    (60,793)           3,464           68,789

Cash and Cash Equivalents at Beginning of Year                                136,153          132,689           63,900

Cash and Cash Equivalents at End of Year                                    $  75,360        $ 136,153        $ 132,689
                                                                            =========        =========        =========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  Cash Paid/(Received) During the Period for:

    Interest Expense                                                        $  42,274        $  61,079        $  92,559
                                                                            =========        =========        =========
    Income Taxes                                                            $   3,995        $  (7,834)       $   3,968
                                                                            =========        =========        =========


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

  Real Estate Acquired in Settlement of Loans and
     In-Substance Foreclosures                                              $  12,776        $  35,022        $ 70,416
                                                                            =========        =========        =========

  Securities Received in Exchange for Residential Mortgage Loans            $       -        $  24,706        $       -
                                                                            =========        =========        =========


  On June 28, 1991, the Registrant acquired all outstanding common stock of Eastchester Financial Corporation for cash of $59.9 million.
  In connection with this acquisition, the following assets were acquired and liabilities assumed:

    Fair Value of Investments, Loans and Other Assets Acquired                                                $ 498,733
    Cash Paid for Common Stock and Other Acquisition Expenses                                                   (63,575)
                                                                                                              ---------
    Deposits and Other Liabilities Assumed                                                                    $ 435,158
                                                                                                              =========





See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY THREE YEARS ENDED DECEMBER 31, 1993
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              UNREALIZED DEPRECIATION
                                                                                  ON CERTAIN
                                                           ADDITIONAL             MARKETABLE   RESTRICTED
                                               COMMON      PAID IN     RETAINED     EQUITY       STOCK      TREASURY
                                               STOCK       CAPITAL     EARNINGS   SECURITIES     AWARDS      STOCK       TOTAL
                                               ----------  ---------------------------------------------------------    -------
BALANCE DECEMBER 31, 1990                    $ 23,365      72,208        45,204     (3,446)     (1,793)      (4,152)    131,386
 Net Loss                                           -           -       (33,626)         -           -            -     (33,626)
 Cash Dividend
 ($.34 per share)                                   -           -        (3,265)         -           -            -      (3,265)
 Sale of Common Stock
 (1,493,000 shares)                             3,733       6,662             -          -           -            -      10,395
 Restricted Stock Awards
 (9,000 shares)                                     -         (54)            -          -         (92)         146           -
 Amortization of Deferred Compensation
 re: Restricted Stock Awards                        -           -             -          -         218            -         218
 Removal of Restrictions Accelerated
 re: Restricted Stock Awards
  (9,500 shares)                                    -         (37)            -          -          42           81          86
 Forfeiture of Restricted Stock
 Awards (32,000 shares)                             -        (371)            -          -         575         (204)          -
 Sale of Treasury Stock
 (210,051 shares)                                   -      (1,992)            -          -           -        3,419       1,427
 Net Change in Unrealized Depreciation on
 Certain Marketable Equity Securities               -           -             -      3,170           -            -       3,170
                                             --------      ------       -------     ------      ------       ------     -------
BALANCE DECEMBER 31, 1991                    $ 27,098      76,416         8,313       (276)     (1,050)        (710)    109,791
 Net Income                                         -           -         1,730          -           -            -       1,730
 Sale of Common Stock
  (1,006,362 shares)                            2,516       4,730             -          -           -            -       7,246
 Issuance of Warrants
 (742,500 shares)                                   -         185             -          -           -            -         185
 Restricted Stock Awards
 (11,500 shares)                                    -         (66)            -          -         (68)         134           -
 Amortization of Deferred Compensation
 re: Restricted Stock Awards                        -           -             -          -         341            -         341
 Removal of Restrictions Accelerated
 re: Restricted Stock Awards
  (1,000 shares)                                    -           -             -          -          10            -          10
 Forfeiture of Restricted Stock
    Awards (5,500 shares)                           -         (62)            -          -          92          (30)          -
 Purchase of Treasury Stock
  (1,302 shares)                                    -           -             -          -           -           (7)         (7)
 Sale of Treasury Stock
 (50,753 shares)                                    -        (308)            -          -           -          584         276
 Net Change in Unrealized Depreciation on
   Certain Marketable Equity Securities             -           -             -        251           -            -         251
                                             --------      ------       -------     ------      ------       ------     -------
BALANCE DECEMBER 31, 1992                    $ 29,614      80,895        10,043        (25)       (675)         (29)    119,823
 Net Income                                         -           -        15,097          -           -            -      15,097
 Sale of Common Stock
 (1,617,031 shares)                             4,043      11,194             -          -           -            -      15,237
 Exercise of Warrants
 (646,975 shares)                               1,617       2,390             -          -           -            -       4,007
 Restricted Stock Awards
  (8,000 shares)                                               18                                 (102)          84           -
 Amortization of Deferred Compensation
 re: Restricted Stock Awards                        -           -             -          -         306            -         306
 Removal of Restrictions Accelerated
  re: Restricted Stock Awards
  (4,500 shares)                                    -           -             -          -          22            -          22
 Forfeiture of Restricted Stock
  Awards (1,034 shares)                             -         (10)            -          -          21          (11)          -
 Purchase of Treasury Stock
 (3,926 shares)                                     -           -             -          -           -          (45)        (45)
  Net Change in Unrealized Depreciation on
  Certain Marketable Equity Securities              -           -             -         25           -            -          25
                                             --------      ------       -------     ------      ------       ------     -------
BALANCE DECEMBER 31, 1993                    $ 35,274      94,487        25,140          -        (428)          (1)    154,472
                                             ========      ======       =======     ======      ======       ======     =======

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL
  The consolidated financial statements of North Fork Bancorporation, Inc. (the "Registrant") and subsidiaries are prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. The following is a summary of the Registrant's significant accounting and reporting policies.

(A) PRINCIPLES OF CONSOLIDATION
  The consolidated financial statements of the Registrant include its primary banking subsidiary, North Fork Bank ( the "Bank"), and its direct and indirect wholly-owned subsidiaries. The Bank was established through the October 1992 merger of the Registrant's banking subsidiaries, The North Fork Bank & Trust Company and Southold Savings Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

(B) TRADING ACCOUNT ACTIVITIES
  Trading account assets are stated at market value. Realized and unrealized gains and losses on trading account activities are reflected in other income as trading account profit and fees.

(C) SECURITIES
  Included in securities are investment securities and securities held for sale. Management determines the appropriate classification at the time of purchase. Investment securities are securities that management has the intent and the Registrant has the ability to hold until maturity. Securities held for sale are securities that will be held for indefinite periods of time and include securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, or other factors. Investment securities are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities held for sale are carried at the lower of amortized cost or market value with any valuation adjustments reflected in the current period's results of operations. Premiums and discounts are amortized utilizing a level yield method over the lives of the individual securities. The amortization of premiums and discounts associated with the Registrant's mortgage backed securities portfolio may be significantly impacted by changes in prepayment assumptions. Market interest rates and economic conditions may effect the yield and carrying value of the mortgage backed securities within the Registrant's investment and held for sale portfolios. Marketable equity securities are carried at the lower of cost or market value with any unrealized losses reflected as a separate component of stockholders' equity. Any security for which there has been a decline in value that is considered other than temporary is written down to its estimated market value. Realized gains and losses on sales of securities are computed using the specific identification method.

(D) LOANS
  Loans are carried at the principal amount outstanding, net of unearned income and deferred loan fees. Mortgage loans held for sale are valued at the lower of aggregate cost or market value. Unearned income and deferred loan fees are accreted utilizing a method which approximates a level yield. Deferred loan fees are reflected net of direct expenses.

(E) NON-ACCRUAL LOANS
  Loans are placed on non-accrual status when, in the opinion of management, there are doubts as to the collectibility of interest or principal, or when principal and interest is past due 90 days or more and the loan is not well secured and in the process of collection. Interest and fees previously accrued but not collected are reversed and charged against interest income at the time the related loan is placed on non-accrual status. Interest payments received on non-accrual loans are recorded as reductions of principal if, in management's judgment, principal repayment is doubtful. Loans may be reinstated to an accrual or performing status if each of the following conditions are met: (i) payments of principal and interest are current, (ii) future payments of principal and interest are reasonably assured to be made as scheduled, (iii) the loan is classified as substandard or better and (iv) the reinstatement is approved by the Registrant's Loan and Asset Recovery Committee.
  Loans are classified as restructured loans when the Registrant has granted, for economic or legal reasons related to the borrower's financial difficulties, a concession to the customer that the Registrant would not otherwise consider. Generally this occurs when the cash flow of the borrower is insufficient to service the loan under its original terms.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(F) ALLOWANCE FOR LOAN LOSSES
  The allowance for loan losses is based on a periodic analysis of the loan portfolio and reflects an amount which, in management's judgement, is adequate to provide for possible loan losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, such as loan growth, prior loss experience, present and potential risks of the loan portfolio and current economic conditions. Management believes that the allowance for loan losses is adequate. While management uses available information to provide for possible loan losses, future additions to the allowance may be necessary based on economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Registrant's bank subsidiary's allowance for loan losses. Such agencies may require the Registrant to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

(G) PREMISES AND EQUIPMENT, NET
  Premises and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation and amortization included in other expenses are computed utilizing the straight line method over the lesser of the estimated useful lives of the related assets or the term of the lease.

(H) OTHER REAL ESTATE
  Other real estate consists of property acquired by foreclosure, by deed in lieu of foreclosure, and loans classified as in-substance foreclosures. Loans are classified as in-substance foreclosures when the Registrant has substantively assumed all incidents of ownership of the underlying collateral. Real estate acquired is carried at the lower of (1) the recorded amount of the loan for which the foreclosed property previously served as collateral, or (2) the fair value of the property based on the current appraised value adjusted for estimated disposition costs. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the fair value of the real estate to be acquired by charging the allowance for loan losses.
  Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of real estate acquired are credited or charged to other real estate expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred.

(I) INCOME TAXES
  Deferred income taxes are provided for items of income or expense that are reported in different periods for financial statement and income tax purposes. Assets and liabilities are recorded to account for these temporary differences. This asset and liability method establishes deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Registrant's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Anticipated or expected future events are considered when establishing a deferred tax assets ultimate realization.
  The Registrant files consolidated income tax returns with its subsidiaries. Tax expense or benefit is allocated among members in the consolidated group.

(J) RETIREMENT PLAN AND BENEFIT PLANS
  The Registrant has a non-contributory defined benefit pension plan covering substantially all employees. An annual pension cost is provided over the expected employee's service life utilizing the projected unit cost actuarial method. Supplemental retirement benefits are provided for selected employees where income tax limitations have been placed on the amount of retirement benefit otherwise earned.
  Post-retirement benefits are recorded on an accrual basis with an annual provision that considers an actuarially determined future obligation.

(K) EARNINGS PER SHARE
  Earnings per share are computed by dividing net income/(loss) by the weighted-average number of shares of common stock outstanding and common stock equivalents, when dilutive. The common stock equivalents consist of common stock options and warrants. Average equivalent shares outstanding were 14,381,870, 11,025,161 and 9,999,328 in 1993, 1992 and 1991, respectively.

(L) INTANGIBLE ASSETS
  The excess of cost over fair value of net assets acquired is being amortized on a straight line basis over twenty-five years. Identified intangibles which arose as a result of various branch acquisitions by the Registrant's banking subsidiary are being amortized on a straight line basis over the estimated periods to be benefited not to exceed ten years.

(M) CASH AND CASH EQUIVALENTS
  For purposes of reporting cash flows, cash and cash equivalents include cash, federal funds sold and other short-term securities, all of which have initial maturities of less than ninety days.

(N) OFF BALANCE-SHEET INSTRUMENTS
   The Registrant enters into interest rate contracts including interest rate caps, floors and swap agreements as part of its asset/liability management of interest rate exposure. These instruments are entered into as hedges against interest rate risk on specific assets and liabilities. The premium paid or received for any of these instruments is amortized over the term of the agreement. Gains and losses on such contracts are deferred and amortized over the expected remaining term of the hedged asset or liability. If the asset or liability being hedged is disposed of, any unamortized gain or loss is included in the determination of the gain or loss from disposition.

(O) RECLASSIFICATIONS
   Reclassifications are made to prior year's financial statements whenever necessary to conform with the current year's presentation.

NOTE 2 - SECURITIES
The carrying value, gross unrealized gains, gross unrealized losses and estimated market value of Investment Securities are as follows at December 31,

                                                        1993                                         1992
                                                       Gross       Gross                            Gross        Gross
                                           Carrying  Unrealized Unrealized   Market    Carrying   Unrealized   Unrealized  Market
(in thousands)                               Value     Gains      Losses     Value       Value      Gains        Losses    Value
                                             -----     -----      ------     -----       -----      -----        ------    -----
U.S. Treasury Securities                   $ 26,991      394           -    $ 27,385   $ 27,604        171            -   $ 27,775
U.S. Government Agencies' Obligations        10,932      155           3      11,084      5,973          8            -      5,981
State & Municipal Obligations                44,069      634          40      44,663     17,570        475            -     18,045
Mortgage Backed Securities                  465,302    3,360       2,564     466,098    265,176      1,061        1,749    264,488
Marketable Equity Securities
 Preferred                                        -        -           -           -      1,723          -            -      1,723
 Common                                       1,203      215           -       1,418      1,002          -            -      1,002
 Valuation Allowance                              -        -           -           -        (25)         -            -        (25)
Other Securities                                  -        -           -           -        262          2            -        264
                                            -------    -----       -----    --------   --------      -----        -----   --------
                                            548,497    4,758       2,607     550,648   $319,285      1,717        1,749   $319,253
                                            =======    =====       =====    ========   ========      =====        =====   ========


  State and Municipal Obligations consist primarily of short-term tax anticipation notes and other longer term general obligation bonds issued by local municipalities. Changes in economic conditions may subject the Registrant to market and credit risk relating to these securities. Mortgage-Backed Securities consist primarily of Government National Mortgage Association, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation agency mortgage-backed securities. Changes in economic conditions and market interest rates may subject the Registrant to market and interest rate risk relating to these securities.
  Proceeds from the sale of debt securities classified as investment securities were $0.2 million and $31.1 million in 1992 and 1991, respectively. There were no sales of debt securities classified as investment securities during 1993.
  During 1993, the Registrant sold $1.7 million in preferred stock carried in the Investment portfolio in order to comply with banking regulations which do not allow commercial banks to invest in equity securities. There were no significant realized gains or losses on marketable equity securities in 1993 and 1992. The Registrant realized a net loss on the sale of marketable equity securities of $1.8 million in 1991.
  At December 31, 1993 and 1992, investment securities carried at $299.5 million and $106.3 million, respectively, were pledged for various purposes as required by law and to secure securities sold under agreements to repurchase borrowings.

  The amortized cost and estimated market value of investment securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                      Carrying                 Market
(in thousands)                                                         Value                   Value
Due in one year or less                                              $ 37,426                $ 37,431
Due after one year through five years                                 110,868                 112,503
Due after five years through ten years                                162,785                 162,018
Due after ten years                                                   236,215                 237,278
                                                                     --------                --------
                                                                      547,294                 549,230
Other Equity Securities                                                 1,203                   1,418
                                                                     --------                --------
                                                                     $548,497                $550,648
                                                                     --------                --------

NOTE 2 - SECURITIES (CONTINUED)

The carrying value, gross unrealized gains, gross unrealized losses and approximate market values of Securities Held for Sale are as follows at December 31,

                                                   1993                                            1992
                                                   Gross      Gross                                Gross     Gross
                                      Carrying     Unrealized             Unrealized  Market       Carrying  Unrealized  Unrealized
(in thousands)                        Value        Gains      Losses      Value       Value        Gains     Losses      Value
                                      -----        -----      ------      -----       -----        -----     ------      -----
Mortgage-Backed Securities            $200,219     1,817       547      $201,489      $122,642     1,563       652      $123,553
                                      ========     =====       ===      ========      ========     =====       ===      ========


  Proceeds from the sale of debt securities classified as securities held for sale were $71.5 million, $555.0 million and $421.3 million, respectively, in 1993, 1992 and 1991.
  At December 31, 1993 and 1992, securities held for sale carried at $50.2 million and $13.8 million, respectively, were pledged for various purposes as required by law and to secure securities sold under agreements to repurchase borrowings.
  The amortized cost and estimated market value of securities held for sale at December 31, 1993, by contractual maturity, are set forth below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                    Carrying                          Market
(in thousands)                                                       Value                            Value
Due in one year or less                                            $       -                        $       -
Due after one year through five years                                      -                                -
Due after five years through ten years                               113,166                          113,880
Due after ten years                                                   87,053                           87,609
                                                                   ---------                        ---------
                                                                   $ 200,219                        $ 201,489
                                                                   =========                        =========

  Gross gains on the sale of securities classified as Securities Held for Sale of $1.4 million, $11.2 million and $14.0 million were recognized in 1993, 1992 and 1991, respectively. Gross losses on the sale of securities classified as Securities Held for Sale of $1.8 million and $5.1 million were recognized in 1992 and 1991, respectively. There were no losses recognized on the sale of Securities Held for Sale in 1993.

  In 1994 the Registrant will adopt Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which is effective for fiscal years ending after December 15, 1993 and is to be applied prospectively. SFAS No. 115 addresses the accounting and reporting for investments in equity and debt securities. Commencing in 1994, all unrealized gains and losses associated with securities available for sale will be reflected as a segregation of stockholders' equity. It is anticipated that the adoption of this Standard will not have a significant effect on the Registrant's financial position or materially alter the manner in which it manages the activities in its securities portfolio.

NOTE 3 - LOANS

  The loan portfolio consists of the following as of December 31,

(in thousands)                                                 1993                      1992
Commercial, Financial and Agricultural                    $  257,151                $  288,114
Mortgage Loans-Commercial                                    292,157                   270,666
Mortgage Loans-Residential                                   363,644                   353,725
Mortgage Loans-Construction                                   19,828                    30,080
Land Loans                                                    37,160                    50,059
Consumer Loans                                                59,823                    69,632
                                                          ----------                ----------
   Total                                                  $1,029,763                $1,062,276
Less:
 Unearned Income and Fees                                     12,679                    17,093
 Allowance for Loan Losses                                    46,625                    58,497
                                                          ----------                ----------
     Net Loans                                            $  970,459                $  986,686
                                                          ==========                ==========

NOTE 3 - LOANS (CONTINUED)
  The Registrant's loan portfolio is principally located on Long Island, New York, and to a lesser extent in Westchester and Rockland Counties, New York. The risk inherent in this portfolio is dependent not only upon regional and general economic stability which affects property values, but also the financial well-being and creditworthiness of the borrowers. The portfolio is similarly concentrated in real estate related loans, comprising 69.2% of the portfolio at December 31, 1993. Residential mortgage loans are the largest component of the real estate related portfolio, comprising 51.0% of that portfolio. Commercial mortgages are the next largest component of this concentration, representing 41.0% of the real estate related portfolio, and contain loans secured by industrial developments, professional office buildings, retail stores and shopping centers. Land loans, comprising 5.2% of the real estate concentration, are loans to finance the acquisition of vacant land for future residential and commercial development. Construction loans, which are loans to finance the construction of industrial developments and single family subdivisions, are the smallest component of the portfolio's real estate concentration, aggregating 2.8% of the real estate concentration.
  Included in Mortgage Loans - Residential at December 31, 1993 and 1992 were loans held for sale of $5.5 million and $9.2 million, respectively. The Registrant receives fee income for servicing mortgage loans. Mortgages serviced for others aggregated $403.2 million and $449.9 million as of December 31, 1993 and 1992, respectively.

  Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate includes property acquired through foreclosure, deeds in lieu of foreclosure and loans classified as in-substance foreclosures.
  The Registrant's non-performing assets consisted of the following at December 31,



(in thousands)                                                                      1993       1992
Loans Ninety Days Past Due and Still Accruing                                    $  1,811    $  5,425
Non-Accrual Loans                                                                  33,484      59,670
                                                                                 --------    --------
   Non-Performing Loans                                                            35,295      65,095
Other Real Estate                                                                   7,426      10,052
In Substance Foreclosures                                                          14,473      51,331
                                                                                 --------    --------
   Non-Performing Assets                                                         $ 57,194    $126,478
                                                                                 =========   ========

  The largest concentration of non-performing loans are those secured by real estate aggregating $17.6 million, or 49.9% of non-performing loans, at December 31, 1993. Net charge-offs resulting from lending transactions secured by real estate aggregated $5.4 million, or 30.0% of the Registrant's credit loss on its portfolio as a whole. Commercial loan net charge-offs represented the largest concentration of credit losses in 1993, aggregating $11.8 million or 66.0% of net charge offs.
  Interest foregone on non-accrual loans and other real estate, or the amount of income that would have been earned had those loans remained performing, aggregated $5.0 million, $15.0 million and $16.0 million in 1993, 1992 and 1991, respectively.
  Restructured loans were $18.0 million and $18.4 million in 1993 and 1992, respectively. Restructured loans on a non-accrual basis at December 31, 1993 and 1992 were $2.7 million and $5.1 million, respectively. The amount of interest income recorded on restructured loans was approximately $1.3 million, $1.8 million and $2.5 million in 1993, 1992 and 1991, respectively. The difference between income included in the Registrant's results of operations under the restructured terms, and that amount which would have been recognized had these loans performed in accordance with their original terms, was $.2 million, $.2 million and $.3 million in 1993, 1992 and 1991, respectively.
  The Registrant had no commitment to lend additional funds to borrowers whose loans are non-performing or whose terms have been restructured at December 31, 1993.

  SFAS No. 114 "Accounting by Creditors for the Impairment of a Loan", which is effective for fiscal years beginning after December 15, 1994, and is to be applied prospectively, requires that impaired loans within the scope of the statement be measured based on the present value of expected future cash flows discounted at the loans effective interest rate, observable market price or fair value of the underlying collateral. The Registrant is currently assessing the financial implications of SFAS No. 114 and believes that implementation will not have a material adverse effect on the Registrant's financial position or results of operations.

  Loans to related parties include loans to directors and their related companies, and executive officers of the Registrant and any of its subsidiaries. These loans were made on substantially the same terms as loans to other individuals and businesses of comparable risks.

NOTE 3 - LOANS (CONTINUED)

  The following analysis shows the activity of related party loans for 1993:

(in thousands)
Balance at December 31, 1992                                 $  1,040
New Loans and Additional Disbursements                            178
Repayments                                                       (578)
                                                             --------
Balance at December 31, 1993                                 $    640
                                                             ========

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

  The changes in the allowance for loan losses are as follows for the years ended December 31,

(in thousands)                                                     1993             1992             1991
Balance at Beginning of Year                                    $ 58,497        $ 54,164          $ 28,501
Additional Allowance Resulting from Acquisition                        -               -            14,580
Provisions for Loan Losses                                         6,000          21,000            64,800
Recoveries Credited to the Allowance                               3,676           2,609               736
                                                                 -------         -------          --------
                                                                  68,173          77,773           108,617
Losses Charged to the Allowance                                   21,548          19,276            54,453
                                                                --------         -------          --------
Balance at End of Year                                          $ 46,625        $ 58,497          $ 54,164
                                                                ========        ========          ========

NOTE 5 - PREMISES AND EQUIPMENT

  The following is a summary of premises and equipment at December 31,

(in thousands)                                               1993                        1992
Land                                                       $ 7,580                   $  7,861
Bank Premises                                               18,836                     18,106
Leasehold Improvements                                       5,225                      5,169
Equipment                                                   28,131                     27,278
                                                          --------                   --------
                                                            59,772                     58,414
Accumulated Depreciation and Amortization                   26,495                     22,845
                                                          --------                   --------
                                                          $ 33,277                   $ 35,569
                                                          ========                   ========

  Depreciation and amortization charged to operations for the years ended December 31, 1993, 1992 and 1991 was $4.8 million, $4.6 million and $5.4 million, respectively.

NOTE 6 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  Federal funds purchased and securities sold under agreements to repurchase and related information are summarized as follows:

(dollars in thousands)                                           1993         1992                 1991
Federal Funds Purchased
 Balance at December 31,                                    $      -          $   -            $    -
 Maximum Amount Outstanding at Any Month End                       -              -              11,000
 Average Outstanding Balance                                       28             -                 770
 Weighted Average Interest Rate Paid                             3.10%            -                6.54%
 Weighted Average Interest Rate at Year End                        -              -                 -

Securities Sold Under Agreements to Repurchase
 Balance at December 31,                                    $ 255,643      $ 28,200           $     366
 Maximum Amount Outstanding at Any Month End                   325,779      116,188             165,655
 Average Outstanding Balance                                   176,491       57,568              73,111
 Weighted Average Interest Rate Paid                              3.49%        4.18%               6.80%
 Weighted Average Interest Rate at Year End                       3.41%        5.04%               4.39%

NOTE 6 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, CONTINUED

  The maturity of the borrowings, and the book value and market value of the respective securities sold under repurchase agreements at December 31, 1993 are as follows:


                                           Repurchase
                                           Agreement          Interest            Security           Security
(dollars in thousands)                     Borrowing             Rate             Book Value         Market Value
Overnight                                 $       -                 -%            $       -           $      -
Within 0-30 days                             25,190              3.32                27,616              27,471
After 30 but within 90 days                 181,142              3.40               188,055             188,071
Over 90 days                                 49,311              3.47                55,733              55,923
                                          ---------             -----             ---------           ---------
    TOTAL                                 $ 255,643              3.41%            $ 271,404           $ 271,465
                                          =========             =====             =========           =========


  The securities which underlie the repurchase agreement borrowings are primarily Federal Home Loan Mortgage Corporation and Federal National Mortgage Association agency mortgage backed securities. Accrued interest payable on securities sold under repurchase agreement borrowings aggregated $1.1 million at December 31, 1993 and is included in Accrued taxes, interest and other expenses in the Registrant's consolidated balance sheet.

  The Registrant's bank subsidiary has arrangements with various correspondent banks providing short-term credit for regulatory liquidity requirements. These lines of credit aggregated $5.0 million at December 31, 1993.


NOTE 7 - OTHER BORROWED FUNDS

  Other borrowed funds represent obligations with original maturities exceeding one year and consist of the following loans and obligations at December 31,

(dollars in thousands)                                           1993                    1992
Senior Notes Payable
  9.30% Series B Due August 1, 1993                            $      -                $ 20,000
 10.08% Senior Note due March 28, 1995                           20,000                  20,000
                                                               --------                --------
                                                                 20,000                  40,000
                                                               --------                --------
Mortgage Note Payable
 15.00% Due Monthly Through January 1, 2000                        -                        174
                                                               --------                --------
                                                                   -                        174
                                                               --------                --------
                                                               $ 20,000                $ 40,174
                                                               ========                ========

  During 1993, the Registrant repaid the Series B Notes utilizing the proceeds from common stock sales and available cash at the holding company. The Registrant's $20.0 million 10.08% Senior Note agreement (the "Note"), as amended, imposes various restrictions on the Registrant. These restrictions include, but are not limited to, the maintenance of tangible capital levels, regulatory minimum capital ratios, limitations on the payments of dividends and the repurchase of common stock. The Registrant is in compliance with the covenants of the Note at December 31, 1993.
  The mortgage note was prepaid in full during 1993.

NOTE 8 - INCOME TAXES

  The Registrant provides for income taxes under the asset and liability method required by SFAS No. 109. Under this method, the Registrant is required to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Registrant's assets and liabilities at the enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance is to be established to reduce the deferred tax asset if it is "more likely than not" that some or all of the deferred tax asset will not be realized.

  The components of the Registrant's consolidated income tax provision for the year ended December 31, 1993 under SFAS No. 109 is as follows:


(in thousands)
Current tax expense                                                                         $5,483
Deferred tax expense
     (exclusive of the effects of the components listed below)                               3,522
Adjustments to deferred tax assets and
     liabilities for enacted changes in tax laws and rates                                    (193)
Valuation change, principally realized state benefit                                        (1,292)
                                                                                            ------
         Income tax provision                                                               $7,520
                                                                                            ======


    The components of the Registrant's consolidated income tax provision/(benefit) for the years ended December 31, 1992 and 1991, were as follows:

(in thousands)                                           1992                    1991
Current:
  Federal                                              $  4,544               $ (9,927)
  State                                                   1,610                    410
                                                       --------               --------
                                                          6,154                 (9,517)
Deferred                                                 (3,964)                 4,576
                                                       --------               --------
       Total                                           $  2,190               $ (4,941)
                                                       ========               ========

  Deferred income taxes result from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each for the years ended December 31, 1992 and 1991 are as follows:

                                                        1992                   1991
(in thousands)
Deduction for Tax Purposes
      (Under)/Over Book Provision                     $(1,988)                $5,504
Recapture of Tax Bad Debt Reserve                      (1,016)                     -
Other Real Estate Valuation Allowance                    (640)                     -
Cash to Accrual Adjustments                                 -                   (128)
Deferred Compensation                                     (73)                   (39)
Tax Deferred Loan Fees                                   (107)                  (100)
Accelerated Tax Depreciation                             (777)                    (1)
Accrued Expenses                                           85                    884
State Income Taxes/(Benefit),
   Net of Federal Income Tax                              784                   (976)
Accrued Pension Plan Expense                             (169)                  (235)
Other, net                                                (63)                  (333)
                                                     --------                 ------
   Total                                             $ (3,964)                $4,576
                                                     ========                 ======

NOTE 8 - INCOME TAXES (CONTINUED)

    The total tax expense/(benefit) differed from the amounts computed by applying the Federal income tax rate to income/(loss) before income taxes as a result of the following:

                                                                                       1993        1992           1991
Federal Income Tax Expense/(Benefit) at Statutory Rates                                35.0%       34.0%       (34.0)%
Increase/(Reduction) of Taxes Resulting From:
 Tax Exempt Interest, Net                                                              (3.3)      (20.4)        (3.0)
 State Income Taxes, Net of Federal Income Tax                                          7.8        27.1          5.4
 Accretion/Amortization of Purchase Accounting Premiums and Discounts                   0.8         4.3         (2.0)
 Amortization of Excess of Cost over Fair Value of Net Assets Acquired                  1.2         6.4          0.5
 Nondeductible Restructure Expense                                                      -           1.8          -
 Tax Benefit not Recognized                                                             -           -           19.6
 Capital Loss Carryforward                                                             (0.6)        0.6          0.5
 Valuation Allowance Change                                                            (5.7)        -            -
 Other - Net                                                                           (1.9)        2.1          0.2
                                                                                       ----        ----        -----

Effective Tax Rate                                                                     33.3%       55.9%       (12.8)%
                                                                                       ====        ====        =====


  The components of the Registrant's net deferred tax asset at December 31, and January 1, 1993 are as follows:

                                                                 December 31,              January 1,
(in thousands)
Deferred Tax Assets
   Allowance for Loan Losses                                          $18,626                 $23,163
   Excess of Tax Basis over Book Basis - Other Real Estate                472                     589
   Deferred Compensation and Other
     Employee Benefit Plans                                             1,130                   1,105
   Other, net                                                           1,306                     970
                                                                      -------                 -------
      Gross Deferred Tax Asset                                        $21,534                 $25,827
   Valuation Allowance                                                 (9,710)                (11,002)
                                                                      -------
      Total Net Assets                                                $11,824                 $14,825
                                                                      -------                 -------

Deferred Tax Liabilities
   Savings Bank Tax Bad Debt Recapture                                $ 4,576                 $ 5,561
   Excess of Book Basis over Tax
     Basis for Premises and Equipment                                   1,015                     994
                                                                      -------                 -------
    Gross Deferred Tax Liability                                      $ 5,591                 $ 6,555
                                                                      -------                 -------
      Net Deferred Tax Asset                                          $ 6,233                 $ 8,270
                                                                      =======                 =======

  The valuation allowance for deferred tax assets relates to both the establishment of a reserve upon the adoption of SFAS No. 109 which approximated previous unrealized potential tax benefits and a reserve equivalent to the potential New York State tax benefit. The Registrant has elected to fully reserve for the potential New York State benefit due to the uncertainties of realization since state law does not provide for the utilization of net operating loss carryforwards or carrybacks. The Registrant has and will continue to recognize these benefits on a when realized basis.

NOTE 9 - RETIREMENT PLAN AND OTHER EMPLOYEE BENEFITS

RETIREMENT PLAN
   The Registrant maintains a retirement plan (the "Plan") covering substantially all of its employees. Effective October 1, 1992, the Plan was amended to incorporate the change in the benefit formula from a final pay formula to a career average formula. Under the final pay formula, benefits were based upon the highest average compensation received during any three consecutive years during the participant's period of plan participation. Under the career average formula, participants accrue a benefit each year equal to five percent of their annual compensation, as defined, plus a fixed rate of interest based on one-year Treasury Bill rates, credited quarterly. Upon revision of the Plan's benefit formula, previously accrued benefits were converted to a lump-sum equivalent value representing the participant's beginning account balance. In conjunction with the aforementioned change in plan benefit formula, the Registrant elected to change the retirement plan year from a fiscal plan year ending September 30 to a calendar year ending December
31. The effect of the Plan amendment in 1992 was not material and will reduce pension expense in future years. Plan assets are held in trust by the Bank and are invested in a diversified portfolio of fixed income securities, mutual funds and equity securities.

   The following table sets forth the Plan's funded status, based principally on measurement dates of December 31, 1993 and 1992, and amounts recognized in the Registrant's consolidated financial statements.

DECEMBER 31, (in thousands)                                                              1993              1992
Actuarial Present Value of Accumulated Benefit Obligation:
   Vested Benefits                                                                      $15,691           $13,647
   Non-Vested Benefits                                                                      566               170

Projected Benefit Obligation for Service Rendered to Date                                16,257            13,817
Plan Assets at Fair Value                                                                16,279            17,185
                                                                                        -------           -------
Plan Assets in Excess of Projected Benefit Obligation                                        22             3,368
Unrecognized Net Asset Value Existing at Plan Year End                                     (521)             (585)
Unrecognized Net Loss                                                                     3,562               539
Prior Service Cost                                                                       (3,279)           (3,529)
                                                                                        -------           -------
Accrued Pension Cost                                                                    $  (216)          $  (207)
                                                                                        =======           =======

                                                                          December 31,      December 31,      September 30,
Net Pension Expense Included the Following Components (in thousands):         1993              1992              1991
Service Cost-Benefits Earned During the Year                                $     613         $   1,102         $  1,020
Interest Cost on Projected Benefit Obligations                                  1,115             1,400            1,143
Net Amortization and Deferral                                                    (639)           (1,366)           1,500
                                                                            ---------         ---------         --------
                                                                            $   1,089         $   1,136            3,663
Less Actual Return on Plan Assets                                               1,079               800            3,048
                                                                            ---------         ---------         --------
   Net Pension Expense                                                      $      10         $     336         $    615
                                                                            =========         =========         ========

   The weighted average discount rate utilized to determine the projected benefit obligation was 7.50% in 1993 and 8.50% in 1992. The assumed rate of future compensation increases was 4.50% in 1993 and 5.50% in 1992. The expected long-term rate of return on Plan assets was 8.50% in 1993 and 1992.

   On January 1, 1993, the Registrant adopted a supplemental retirement plan which restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The actuarial present value of the accumulated benefit obligation and the projected benefit obligation at December 31, 1993 were $181 thousand. The projected benefit obligation exceeded the fair value of the plan assets by $80 thousand. Net pension expense incurred in 1993 for the supplemental retirement plan was $31 thousand. The weighted average discount rate utilized to determine the projected benefit obligation was 7.50%, the assumed rate of future compensation increases was 5.50% and the expected long-term rate of return on plan assets was 7.00%.

NOTE 9 - RETIREMENT PLAN AND OTHER EMPLOYEE BENEFITS (CONTINUED)

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
    The Registrant provides certain health care and life insurance benefits to eligible retired employees. Benefits received range between 0% and 100% of coverage premiums based on an employees age, years of service and retirement date. Effective January 1, 1993, the Registrant adopted SFAS No. 106 "Accounting for Postretirement Benefits Other than Pensions", which resulted in a change in the method of accounting for postretirement health care and life insurance benefits from a pay-as-you-go basis to an accrual basis. Under SFAS No. 106, the expected cost of postretirement benefits other than pensions is actuarialy determined and accrued ratable over the employees period of service. The Accumulated Postretirement Benefit Obligation ("APBO") existing at January 1, 1993 of $4.1 million is being amortized in accordance with SFAS No. 106 over 20 years.

    The following table sets forth the Registrant's APBO at December 31, 1993:

(in thousands)
Retirees and beneficiaries                                     $ 4,116
Fully eligible active plan participants                            655
                                                               -------
 APBO at December 31, 1993                                       4,771

Plan Assets at Fair Value                                            -
Unrecognized Transition Obligation                               3,922
Unrecognized Net Loss                                              817
Prior Service Cost                                                   -
                                                               -------
Accrued Pension Cost                                           $    32
                                                               =======


    In measuring the APBO, a 7.50% annual trend rate for health care costs for persons over the age of 65, and 8.60% annual trend rate for health care costs for those persons under the age of 65, was assumed for the year ended December 31, 1993. This rate is assumed to decline ratably over the next 20 years to 6.00% for those persons over the age of 65 and 6.10% for those persons under the age of 65, and remain at that level thereafter. If the assumed health care cost trend rate changed by 1%, the APBO at December 31, 1993 would change by 18%. The effect of a 1% change in the cost trend rate on the service and interest cost components of net periodic postretirement benefits expense would be a change of 16%.

    The weighted average discount rate used in 1993 in the determination of the APBO was 7.50%.

    The net periodic postretirement benefits expense for the year ended December 31, 1993 was comprised of the following:

(in thousands)
Service cost (benefits for service during the year)                         39
Interest cost on APBO                                                      325
Actual return on plan assets                                                 -
Amortization of Transition Obligation                                      208
                                                                        ------
   Net Postretirement Benefits Expense                                  $  572
                                                                        ======


  In November 1992, the Financial Accounting Standards Board issued SFAS No. 112 "Employers Accounting for Post-employment Benefits". SFAS No. 112 establishes the accounting standard for employers who provide benefits to former or inactive employees after employment but before retirement. This statement is effective for fiscal years beginning after December 15, 1993, and is to be applied prospectively. Because the Registrant does not provide any significant post-employment benefits other than pensions, the Registrant believes that the adoption of SFAS No. 112 will not have a material impact on it's financial condition or results of operations.

NOTE 9 - RETIREMENT PLAN AND OTHER EMPLOYEE BENEFITS (CONTINUED)

SAVINGS PLAN
     On October 1, 1992, the Registrant adopted a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the Savings Plan after completing one year of service. Under the provisions of the savings plan, employee contributions are partially matched by the Registrant. This matching is fully vested for employees participating at the inception date of the plan, the matching vests for all other plan participants 25% per year beginning the second year of participation. Participant account balances are invested at the direction of the participant into one or more investment funds, including a fund which invests in shares of the Registrant's common stock. The total savings plan expense for the plan years of 1993 and 1992 was $566 thousand and $155 thousand, respectively.


NOTE 10 - COMMON STOCK PLANS

STOCK PURCHASE PLAN
    The Employees' Stock Purchase Plan allowed participants to elect to allocate from 2% to 8% of their salary towards the purchase of the Registrant's common stock. The Registrant made an additional bi-weekly contribution to the plan, on the employees' behalf, equal to one-third of the sums allocated by the participants. In November 1992, the Registrant amended the Employee's Stock Purchase Plan to deregister 96,642 shares which remained unsold.

INCENTIVE STOCK OPTION PLAN
     Under the Incentive Stock Option Plan, 360,000 shares of the Registrant's common stock were reserved for issuance to key employees. Options are awarded by a committee appointed by the Board of Directors. The plan provides that the option price shall not be less than the fair market value of the stock on the date the option is granted. All options are exercisable upon the grant for a period of ten years. At December 31, 1993, 7,889 shares remain authorized and unissued.

LONG TERM INCENTIVE PLAN
     In 1987, the Registrant adopted the Long Term Incentive Plan. The plan provides for two types of awards, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to employees by a committee appointed by the Board of Directors. The maximum aggregate number of shares of common stock which may be issued by the Registrant under the plan, either as restricted stock awards or non-qualified stock options, is 400,000 shares. Restricted stock awarded under the plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution for a certain period of time after the date of award. The restrictions on 33 1/3% of such shares shall lapse on the date which is exactly 5 years from the date of grant, the restrictions on 33 1/3% of such shares shall lapse on the date which is exactly 6 years from the date of grant and the restrictions on the final 33 1/3% of such shares shall lapse on the date which is exactly 7 years from the date of grant. The value of the awards is reflected as deferred compensation at fair market value of the shares at the date of grant, and amortized as additional compensation expense over the period the restrictions lapse. Notwithstanding the foregoing, the committee, in its sole discretion, may accelerate the removal of any or all restrictions. If the Registrant is a party to a merger, consolidation, sale of substantially all assets or similar transaction and, as a result, the common stock of the Registrant is exchanged for stock of another corporation, cash or other consideration, all restrictions on restricted stock awarded under the plan and then outstanding will lapse and cease to be effective, as of the day on which such corporate change is consummated. At December 31, 1993, no shares remain authorized and unissued.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
    The Dividend Reinvestment and Stock Purchase Plan provides the Registrant's stockholders with a method of investing cash dividends and or optional cash payments in additional common stock of the Registrant. Under the plan, as amended in November 1992, cash dividends and/or optional cash payments can be used to purchase the Registrant's common stock at 95% of the average market value of the stock for the ten trading days preceding the day of purchase. The discount can be revised by the Board of Directors at its discretion. The amount of optional cash payment allowed in any month is restricted requiring a minimum optional cash payment of $200 per month and a maximum optional cash payment for participants owning more than 200 shares of $1.00 for each share previously owned or $25,000, whichever is less. The monthly maximum can be exceeded with prior written approval from the Registrant. At December 31, 1993, 701,665 shares remain authorized and unissued.

NOTE 10 - COMMON STOCK PLANS (CONTINUED)

EXECUTIVE MANAGEMENT COMPENSATION PLAN
    In 1989, the Registrant adopted the Executive Management Compensation Plan. The plan provides for two types of awards, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to executive officers of the Registrant and its subsidiaries by a committee appointed by the Board of Directors. The maximum aggregate number of shares of common stock which may be issued by the Registrant under the plan, either as restricted stock awards or non-qualified stock options is 460,000 shares. Each non-qualified stock option awarded under the plan shall vest and become exercisable with respect to 20% of the shares subject to the option on the first anniversary of the date of grant Thereafter, each option shall vest and become exercisable with respect to an additional 20% of the original shares subject to the option on each consecutive anniversary of the date of grant. Restricted stock awarded under the plan contains similar restrictions as those issued under the Registrant's Long Term Incentive Plan. The right to grant awards under the plan will terminate upon the earlier of December 31, 1999, or the issuance of a number of shares equal to the maximum aggregate number reserved for issuance under the plan. At December 31, 1993, 750 shares remain authorized and unissued.

SHAREHOLDERS' RIGHTS PLAN
    On February 29, 1989, the Registrant declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock to stockholders of record at the close of business on March 13, 1989. Each right entitles the holder, following the occurrence of certain events, to purchase a unit, consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a purchase price of $70 per unit, subject to adjustment. The rights will become exercisable and transferable apart from the common stock 10 days after the public announcement that a person or group has acquired 20% or more of the outstanding shares of common stock, 10 business days following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 25 % or more of the outstanding shares of common stock, or 10 days after the Board of Directors has determined that any person has become the beneficial owner of a substantial amount (defined as 10% or greater) of the outstanding shares of common stock and that such beneficial ownership is adverse to the Registrant in certain specified respects. Rights held by such an acquiring person or persons may thereafter become void. Under certain circumstances, a right may become a right to purchase common stock or assets of the Registrant or common stock of an acquiring corporation at a substantial discount. Under certain circumstances, the Registrant may redeem the rights for $.01 per right. The rights will expire at the close of business on March 13, 1999 unless earlier redeemed or exchanged by the Registrant.

1994 KEY EMPLOYEE STOCK PLAN
    In December 1993 the Registrant segregated 700,000 shares of common stock to establish a long term incentive plan for officers and other key employees of the Registrant. The plan provides for three types of awards, incentive stock options, non-qualified stock options and restricted stock, to be granted either separately or in combination by a committee appointed by the Board of Directors. The purpose of this plan is to encourage those key employees to acquire and maintain an interest in the value of the Registrant's common stock and therefore additional incentive to work for the continued success of the Registrant. During 1993, 86,500 incentive stock options, 13,500 non-qualified stock options and 8,000 restricted shares were awarded. The plan is subject to shareholder approval.

NOTE 10 - COMMON STOCK PLANS (CONTINUED)

   The following is a summary of the activity in the Registrant's common stock plans for the three year period ended December 31, 1993:

                                                                                          RESTRICTED
                                                                       EXERCISE           STOCK             GRANT
                                                    OPTIONS            PRICE              AWARDS            PRICE
                                                    -------            -----              ------            -----
Outstanding December 31, 1990                       745,720         $4.44 - $25.13        156,400       $ 7.75 - $23.25
Granted                                              66,500         $8.81 - $10.25         14,000       $ 8.81 - $10.25
Exercised                                            (8,000)        $6.88 - $8.69             -                -
Forfeited                                           (58,289)       $15.75 - $20.75        (32,000)      $10.25 - $20.75
Removal of Restrictions Accelerated                     -                 -               ( 9,500)      $ 8.81 - $ 9.38
                                                                                         --------

Outstanding December 31, 1991                       745,931        $ 4.44 - $25.13        128,900       $ 7.75 - $23.25
Granted                                              40,500        $ 5.44 - $ 8.31         11,500       $ 5.44 - $ 7.94
Exercised                                            (8,200)       $ 4.44 - $ 6.88            -                -
Forfeited                                          (157,900)       $ 6.88 - $23.25         (5,500)      $14.69 - $20.75
Vested                                                  -                 -               (11,758)      $20.75 - $23.25
Removal of Restrictions Accelerated                     -                 -               ( 1,000)      $ 5.69
                                                   --------                              --------

Outstanding December 31, 1992                       620,331        $ 5.44 - $25.13        122,142       $ 5.44 - $23.25
Granted                                             184,500        $ 7.94 - $12.69          8,000       $12.69
Exercised                                           (15,650)       $ 6.88 - $ 8.81            -                -
Forfeited                                           (30,350)       $ 8.81 - $20.75         (1,034)      $15.94 - $20.75
Vested                                                 -                  -               (22,397)      $ 5.81 - $23.25
Removal of Restrictions Accelerated                    -                  -               ( 4,500)      $ 7.94
                                                   --------                              --------

Outstanding December 31, 1993                       758,831        $ 5.44 - $25.13        102,211       $ 5.44 - $23.25
                                                   ========                              ========

NOTE 11 - PARENT COMPANY ONLY

CONDENSED FINANCIAL STATEMENTS (IN THOUSANDS)

CONDENSED BALANCE SHEETS DECEMBER 31,                                          1993            1992
ASSETS
Deposits with Subsidiary Bank                                               $   2,781       $   8,371
Deposits with Other Financial Institutions                                        100           7,015
Securities Purchased Under Agreements to Resell with Subsidiaries               7,600               -
Investment Securities (Market Value 1993,$1,093; 1992,$1,068)                     964           1,068
Investment in Subsidiaries                                                    159,579         141,571
Premises and Equipment, Net                                                       239             355
Receivables from Subsidiaries                                                      46             103
Other Assets                                                                    1,167             806
Excess of Cost Over Fair Value of Net Assets Acquired                           8,610           9,050
                                                                            ---------       ---------
 Total                                                                      $ 181,086       $ 168,339
                                                                            =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Senior Notes Payable                                                        $  20,000       $  40,000
Mortgage Note Payable                                                               -             174
Capital Note Payable to Subsidiary                                              3,250           3,250
Other Liabilities                                                               3,364           5,092
Stockholders' Equity                                                          154,472         119,823
                                                                            ---------       ---------
 Total                                                                      $ 181,086       $ 168,339
                                                                            =========       =========

CONDENSED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31,             1993            1992              1991
INCOME
Dividends from Bank Subsidiaries                                              $     -         $   518           $ 20,000
Management Fees from Subsidiaries                                                   -          10,200              9,770
Other                                                                             254             145                661
Net Securities Losses                                                            (295)           (136)            (1,917)
                                                                              -------         -------           --------
 Total (Losses)/Income                                                            (41)         10,727             28,514
                                                                              -------         -------           --------
EXPENSE
Interest on Other Borrowings                                                    2,582           4,201              3,974
Interest on Capital Note Payable to Subsidiary                                    363             363                417
Salaries and Employee Benefits                                                      -           3,930              3,495
Amortization of Deferred Compensation
  re: Restricted Stock Awards                                                     328             351                260
Depreciation of Premises and Equipment                                             82              19                179
Other Occupancy and Equipment Expenses                                              -             961                901
Other Expenses                                                                  1,412           5,955              4,010
Amortization of Excess of Cost Over Fair Value of Net Assets Acquired             440             440                440
                                                                              -------         -------           --------
 Total Expenses                                                                 5,207          16,220             13,676
                                                                              -------         -------           --------
   (Loss)/Income before Income Taxes and Equity
        in Undistributed Earnings of Subsidiaries                              (5,248)         (5,493)            14,838
Income Tax Benefit                                                             (2,156)         (2,152)            (1,683)
Equity in Undistributed Earnings/(Losses) of Subsidiaries
 Bank Subsidiary                                                               18,294           5,338            (30,352)
 Non-Bank Subsidiaries                                                           (105)           (267)               205
Distribution of Bank Subsidiary Equity                                              -               -            (20,000)
                                                                              -------         -------           --------
   Net Income/(Loss)                                                          $15,097         $ 1,730           $(33,626)
                                                                              =======         =======           ========

NOTE 11 - NORTH FORK BANCORPORATION, INC. (PARENT COMPANY ONLY) (CONTINUED)

CONDENSED FINANCIAL STATEMENTS (IN THOUSANDS)

CONDENSED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,            1993            1992               1991
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(Loss)                                                            $ 15,097        $  1,730          $ (33,626)
Adjustments to Reconcile Net Income/(Loss)
    to Net Cash (Used) In/Provided by Operating Activities:
  Depreciation and Amortization                                                   410             370                439
  Amortization of Excess of Cost Over Fair Value of Net Assets Acquired           440             440                440
  Equity in Undistributed (Earnings)/Losses of Subsidiaries                   (18,189)         (5,071)            50,147
  Loss on Sales of Investment Securities                                          295             136              1,917
  Other, Net                                                                   (2,000)          4,952             (4,497)
                                                                             --------        --------          ----------
    Net Cash (Used) in/Provided by Operating Activities                        (3,947)          2,557             14,820
                                                                             --------        --------          ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Investment Securities                                     17               -             16,991
  Additional Investments in Bank Subsidiaries                                       -            (167)           (36,500)
  Liquidation of Investment in Non-Bank Subsidiary                                  -               -                320
  Purchases of Premises and Equipment, Net                                          -             (39)              (153)
                                                                             --------        --------          ----------
    Net Cash Provided by/(Used) in Investing Activities                            17            (206)           (19,342)
                                                                             --------        --------          ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of Other Borrowings                                               (20,174)            (13)            (1,011)
  Treasury Shares (Purchased)/Sold, Net                                           (45)            269              1,427
  Common Stock Sold                                                            19,244           7,246             10,395
  Dividends Paid                                                                    -               -             (3,265)
                                                                             --------        --------          ----------
    Net Cash (Used) in/Provided by Financing Activities                          (975)          7,502              7,546
                                                                             --------        --------          ---------
    Net (Decrease)/Increase in Cash and Cash Equivalents                       (4,905)          9,853              3,024

Cash and Cash Equivalents at Beginning of Year                                 15,386           5,533              2,509
                                                                             --------        --------          ---------
Cash and Cash Equivalents at End of Year                                     $ 10,481        $ 15,386          $   5,533
                                                                             ========        ========          =========

   Dividends from the Bank to the parent company are limited by the regulations of the New York State Banking Department to the Bank's current year's earnings plus it's prior two years' retained net profits. Based on the parameters of this regulation, the Bank's dividend capability at January 1, 1994 includes it's 1994 earnings plus approximately $24.3 million in prior years retained net profits.

NOTE 12 - STOCKHOLDERS' EQUITY
   During 1993, the Registrant raised $9.5 million in capital through the private placement of approximately 1 million shares of its common stock, $4.8 million through the Dividend Reinvestment Plan and $3.5 million from the exercise of certain warrants. The proceeds, as well as available cash at the holding company, were used to prepay the Registrant's $20 million Series B Senior Note in the 1993 first quarter.
   During 1992, in conjunction with the renegotiation of the terms of the Registrant's $20 million Series B Senior Note (the"Series B Notes") and the 10.08% Senior Note (the "Note"; together with the Series B Notes, the "Notes"), the Registrant issued to the holders of the Notes 1,073,949 warrants to purchase the Registrant's common stock at an exercise price of $6.50 per share. At December 31, 1993, 536,974 warrants remained outstanding which expire upon full repayment of the Note.
   At December 31, 1993, the Registrant also had 632,500 warrants outstanding with an exercise price of $4.70 per share which expire June 29, 1995.
   The Bank was formed in October 1992 through the merger of the Registrant's former banking subsidiaries, Southold Savings Bank ("Southold") and The North Fork Bank & Trust Company. Prior to the Registrant's acquisition of Southold, Southold converted from a mutual to a stock form of ownership. Upon conversion, a liquidation reserve account was established for the benefit of all eligible account holders of Southold who continue to maintain their deposits in Southold. In the event of a complete liquidation of Southold, each eligible account holder would be entitled to their interest in the liquidation account prior to any payments to the Registrant by Southold. The liquidation reserve balance at December 31, 1993 and 1992 was $3.6 million and $4.6 million, respectively. Eastchester Savings Bank, which was acquired by Southold in 1991, similarly converted from a mutual to a stock form savings bank. The remaining balance in Eastchester's liquidation account at December 31, 1993 and 1992 was $9.4 million and $11.7 million, respectively.

NOTE 13 - OTHER COMMITMENTS AND CONTINGENT LIABILITIES

(a) OFF-BALANCE SHEET RISKS
   The Registrant is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are reflected in the Registrant's consolidated financial statements when and if proceeds associated with the commitments are disbursed. The Registrant's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Registrant uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Registrant evaluates each customers creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Registrant upon extension of credit is based on managements credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income- producing commercial properties.

   Standby letters of credit are conditional commitments issued by the Registrant to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

   The Registrant enters into interest rate contracts including interest rate caps, floors and swaps in managing its interest rate exposure. These instruments are entered into as hedges against interest rate risk on specific assets and liabilities. Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. Interest rate caps and floors provide for the receipt of funds from the counterparty if short term interest rates exceed the interest rate cap, or fall below the interest rate floor. Interest rate swap, cap and floor agreements contain a degree of credit risk, regarding the ability of the counterparty to the transaction to perform under the terms of the contract, as well as replacement risk, which represents the cost to replace the contract at current market rates should the counterparty default prior to settlement date. The Registrant has established counterparty limits to minimize the counterparty and replacement risk.

   During 1993, the Registrant entered into a balance sheet leverage strategy whereby funds obtained through repurchase agreement borrowings were invested in agency guaranteed mortgage backed securities. This strategy was implemented to utilize excess capital and benefit from the steepness in the yield curve. In order to mitigate the interest rate risk assumed in this strategy due to the differences in these asset and liability maturities and maintain the level of interest rate risk within management's established guidelines, the Registrant entered into certain off balance sheet agreements. Specifically, the Registrant entered into (i) a 24 month interest rate swap agreement, paying a fixed interest rate and receiving a variable interest rate on $24 million notional principal, (ii) a 24 month interest rate cap on 3 month LIBOR set at 5.00% on $48 million notional principal, and (iii) a 27 month interest rate floor on 3 month LIBOR set at 5.00% on $27 million notional principal. The three month LIBOR was 3.31% at December 31, 1993. The estimated market value of the Registrant's interest rate contracts in a gain position aggregated $69.8 thousand at December 31, 1993. The interest rate swap, cap and floor agreements outstanding as of December 31, 1993 mature September 1995.

   The notional principal amount of the Company's off-balance sheet financial instruments at December 31, 1993 are as follows:

                                                                                          Contract or Notional
                                                                                                 Amount
                                                                                                 ------
                                                                                             (in thousands)
                                                                                          --------------------
Financial instruments whose contract amounts represent credit risk:
   Commitments to extend credit                                                               $72,367
   Standby letters of credit                                                                   16,261

Financial instruments whose notional or contract amounts exceed the amount of credit risk:
   Interest rate swap agreements                                                               24,000
   Interest rate caps                                                                          48,000
   Interest rate floors                                                                        27,000

NOTE 13 - OTHER COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

(b) LEASE COMMITMENTS
   At December 31, 1993, the Registrant was obligated under a number of non-cancelable leases for land and buildings used for bank purposes. Minimum annual rentals, exclusive of taxes and other charges under non-cancelable leases are summarized as follows:

                                                                     Minimum
Year Ended December 31, (in thousands):                              Rentals
                                                                     -------
1994                                                                 1,356
1995                                                                 1,077
1996                                                                   876
1997                                                                   841
1998                                                                   703
Thereafter                                                           1,819

   Total rent expense for the years ended December 31, 1993, 1992 and 1991 amounted to $1.3 million, $1.3 million and $1.4 million, respectively.

(B) OTHER MATTERS
   During 1993, the Registrant's bank subsidiary was required to maintain balances with the Federal Reserve Bank of New York for reserve and clearing requirements. These balances averaged $9.0 million in 1993.
  Because of the nature of their activities, the Registrant and its subsidiaries are subject to certain pending and threatened legal actions which arise out of the normal course of business. The Registrant believes that the resolution of any pending or threatened litigation will not have a material adverse effect on its financial condition or results of operations. On January 5, 1993, the Registrant reached an agreement in principle in full settlement of a class action shareholder suit which contained claims regarding the Registrant's disclosure of its provision and allowance for loan losses. The agreement calls for the creation of a settlement fund of $1.3 million, the majority of which is covered by insurance. The agreement is subject to final court approval.
   In December 1991, the Securities and Exchange Commission (the "Commission") advised the Registrant that it has issued a formal order of investigation concerning, among other things, the provision for loan losses reported by the Registrant in certain periods since January 1, 1989. The Commission has issued to the Registrant a subpoena seeking certain information. The Registrant has cooperated fully with the Commission in its investigation. At this time, management is not able to predict the final outcome of the investigation.

NOTE 14 - REGULATORY MATTERS

   On February 17, 1994, the Federal Deposit Insurance Corporation (the "FDIC") notified the Bank that based on the improvement in it's financial condition, the FDIC was terminating the Memorandum of Understanding (the "MOU") dated August 25, 1993 between the Bank, the FDIC and the New York State Banking Department (the "NYSBD"). The Bank received similar notification from the NYSBD on February 23, 1994. The MOU required the Bank to, among other things, (i) maintain a Tier I leverage ratio of 5.50%; (ii) reduce the level of classified assets as a ratio of capital and reserves and (iii) charge off all assets classified "Loss" and 50% of those classified "Doubtful" in the FDIC and NYSBD Reports on Examination.

   On February 1, 1994, the Federal Reserve Bank of New York notified the Registrant that in light of the noticeable improvement in it's financial condition the Memorandum of Understanding dated October 22, 1992 was terminated. The Federal Reserve Bank memorandum prohibited the Registrant from, among other things, the payment of dividends and the renewal or modification of the terms of existing indebtedness without prior regulatory approval.

NOTE 14 - REGULATORY MATTERS, CONTINUED
   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes various new mandatory supervisory and regulatory measures. FDICIA includes prompt corrective action provisions which define five capital categories based on numerical thresholds for the following capital ratios:
Total Risk Based, Tier I Risk Based, Leverage, and Tangible Equity. FDICIA further mandates the assessment of FDIC deposit insurance premiums based on a risk assessment system which consists of three capital categories and three supervisory categories. A financial institution's deposit insurance assessment is dependent upon the category and subcategory to which it is assigned. FDICIA also requires financial institutions to take certain actions relating to their internal operations, including annual audit and reporting requirements, standards for internal control and audit committee composition. Additionally, FDICIA contains certain standards for safety and soundness which address three categories: operational and managerial, asset quality and earnings, and compensation.

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
   SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Registrant disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below.

CASH, CASH EQUIVALENTS, AND SECURITIES
   The carrying amounts for cash, cash equivalents, and short-term securities approximate fair value as they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term securities, except certain state and municipal obligations, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal obligations is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.
   The following table represents the carrying value and estimated fair value of cash, cash equivalents, and securities at December 31, 1993 and 1992:

                                          1993              1993              1992               1992
                                          Carrying          Estimated         Carrying           Estimated
(in thousands)                            Amount            Fair Value        Amount             Fair Value
                                          ------            ----------        ------             ----------
Cash and Cash Equivalents                 $ 75,360            $75,360         $136,153           $136,153
U.S. Treasury Securities                    26,991             27,385           27,604             27,775
U.S. Government Agency Obligations          10,932             11,084            5,973              5,981
State and Municipal Obligations             44,069             44,663           17,570             18,045
Mortgage Backed Securities                 665,521            667,587          387,818            388,041
Other                                        1,203              1,418            2,962              2,964
                                          --------           --------         --------           --------
  Total Securities                        $824,076           $827,497         $578,080           $578,959
                                          ========           ========         ========           ========

LOANS
   Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using market discount rates that reflect the credit and interest rate risk inherent in the loan category. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale.
   Fair value for non-performing loans is generally based on recent external appraisals of the underlying collateral or management's estimate of the fair value based on an evaluation of the loan's inherent credit risk.

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
   The following table presents the carrying value and estimated fair value of the Registrant's loan portfolio as of December 31, 1993 and 1992.

                                                       1993              1993                       1992                  1992
                                                     Carrying         Estimated                   Carrying             Estimated
                                                      Amount          Fair Value                   Amount              Fair Value
                                                     --------         ----------                  --------             ----------
(in thousands)
Commercial, Financial and Agricultural               239,904           243,075                     263,038             259,125
Mortgage Loans - Commercial                          285,242           304,627                     259,065             257,318
Mortgage Loans - Residential                         356,338           359,310                     340,973             343,553
Mortgage Loans - Construction                         18,088            18,129                      22,254              22,037
Land Loans                                            35,494            35,193                      43,243              42,461
Consumer Loans                                        59,403            64,776                      68,608              69,801
                                                   ---------         ---------                   ---------           ---------
   Total Accruing Loans                              994,469         1,025,110                     997,181             994,295
Non-Accrual Loans                                     35,294            29,491                      65,095              56,806
                                                   ---------         ---------                   ---------           ---------
   Total Loans                                     1,029,763         1,054,601                   1,062,276           1,051,101

DEPOSIT LIABILITIES
   Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings, NOW, and money market accounts, is equal to the amount payable on demand as of December 31, 1993. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. At December 31, 1993, the carrying amount and estimated fair value of the Registrant's time deposits were $318.0 million and $321.2 million, respectively. At December 31, 1992, the carrying amount and estimated fair value of the Company's time deposits were $406.3 million and $408.5 million, respectively.

LONG TERM DEBT
   The fair value of the Registrant's long-term debt is estimated based on the current rates offered to the Registrant for debt of the same remaining maturity. At December 31, 1993, the estimated fair value of the Registrant's $20.0 million 10.08% Senior Note due March 28, 1995 is $21.3 million. The estimated fair value of the Company's senior note obligations at December 31, 1992 was $40.2 million.


COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND UNUSED LINES OF CREDIT
   The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. Commitments to extend credit are short term in nature and as such their estimated fair value approximates the contractual obligation. The estimated fair value of lines of credit, which are variable rate, approximates the contractual obligation.
   The contractual amount, carrying amount, and estimated fair value for commitments to extend credit, standby letters of credit, and financial guarantees written for the years ended December 31, 1993 and 1992 are as follows:

 (in thousands)                               1993              1993               1992               1992
                                            Carrying          Estimated          Carrying           Estimated
                                             Amount            Fair Value         Amount            Fair Value
                                            -------           ------------       ---------          ------------
Commitments to Extend Credit                 72,367            72,367            89,438              89,438
Standby Letters of Credit                    16,261            16,261            13,434              13,434


INTEREST RATE CAP, FLOOR AND SWAP AGREEMENTS
   The Registrant enters into a variety of interest rate contracts including interest rate caps, floors and swaps to hedge interest rate risk. The interest rate contracts had a notional value of $99.0 million with a positive net market value of $67.0 thousand as of December 31, 1993.

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

LIMITATIONS
   Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Registrant's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Registrant's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
   Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Registrant has a mortgage servicing department that contributes fee income annually. The mortgage servicing department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the trust department, broker/dealer operations, property, equipment, goodwill and deferred taxes.

INDEPENDENT AUDITORS' REPORT

KPMG Peat Marwick

To the Stockholders and Board of Directors of North Fork Bancorporation, Inc.:

   We have audited the accompanying consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1993 and 1992, the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December
31, 1993. These consolidated financial statements are the responsibility of the Registrant's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries at December 31, 1993 and 1992, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.
   As discussed in Notes 8 and 9 to the consolidated financial statements, the Registrant adopted the provisions of Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes, and No. 106, Postretirement Benefits Other Than Pensions.


KPMG PEAT MARWICK

Jericho, New York
January 17, 1994

REPORT OF MANAGEMENT

   The management of North Fork Bancorporation, Inc. is responsible for the preparation and integrity of the consolidated financial statements and all other information whether audited or unaudited in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, where necessary, are based on management's nest estimates and judgments. The financial information contained elsewhere in this annual report is consistent with that in the consolidated financial statements.
   North Fork Bancorporation, Inc.'s independent auditors have been engaged to perform an audit of the consolidated financial statements in accordance with generally accepted auditing standards and the independent auditors' report expresses their opinion as to the fair presentation of the consolidated financial statements and conformity with generally accepted accounting principles.
   North Fork Bancorporation, Inc. maintains a system of internal controls that provide reasonable assurance that its accounting, administrative procedures and reporting practices are of the highest quality and integrity. Because of inherent limitations in any system, there can be no absolute assurance that errors or irregularities will not occur. Nevertheless, management believes that this system provides reasonable assurance that assets are safeguarded and reliable financial records are maintained for preparing financial statements.
An internal auditing function is also maintained to continually evaluate the adequacy and effectiveness of such internal controls, policies and procedures.
   The Board of Directors pursues its oversight role for the financial statements through the Audit Committee, which is composed entirely of directors who are not employees of North Fork Bancorporation, Inc. The Audit Committee meets periodically with the independent auditors, internal auditors and with management to discuss the internal control system, accounting, auditing and financial reporting matters. The Audit Committee reviews and approves the scope and timing of both the internal and external audits, including recommendations made with respect to the system of internal control by the independent and internal auditors and the various regulatory agencies.


John Adam Kanas
Chairman, President and Chief Executive Officer


Daniel M. Healy
Executive Vice President and Chief Financial Officer