Form 10-K405, Exhibit 13
NORTH FORK BANCORPORATION INC
filed 1995-03-29
CIK 352510

North Fork Bancorporation, Inc. and Subsidiaries
SELECTED FINANCIAL DATA


SELECTED FINANCIAL DATA FOR EACH OF THE YEARS IN THE FIVE YEAR PERIOD ENDED DECEMBER 31, 1994 ARE SET FORTH BELOW. SEE NOTE (1). THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AS OF DECEMBER 31, 1994 AND 1993 AND FOR EACH OF THE YEARS IN THE THREE YEAR PERIOD ENDED DECEMBER 31, 1994 ARE INCLUDED ELSEWHERE HEREIN. (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

(in thousands, except ratios and per share amounts)                1994         1993          1992        1991 (2)        1990
                                                                -----------------------------------------------------------------

STATEMENT OF OPERATIONS DATA:

Interest Income (tax equivalent basis) (3)                      $ 205,595    $  193,119    $  212,337    $  228,028    $  256,394
Interest Expense                                                   71,227        73,169       105,714       136,464       166,814
                                                                -----------------------------------------------------------------
    Net Interest Income (tax equivalent basis) (3)                134,368       119,950       106,623        91,564        89,580
Less: Tax Equivalent Basis Adjustment                               1,862         1,489         1,557         2,173         3,273
                                                                -----------------------------------------------------------------
    Net Interest Income                                           132,506       118,461       105,066        89,391        86,307
Provision for Loan Losses                                           3,275        10,300        23,775        66,625        35,924
Non-Interest  Income, Net of Net Securities (Losses)/Gains         19,020        18,938        16,860        13,399        10,372
Net Securities (Losses)/Gains                                      (9,211)        1,457         9,547         9,052         3,080
Non-Interest  Expense, Net of Other Real Estate
  Expense and Merger & Related Restructure Charges                 74,453        71,962        72,104        62,663        59,858
Other Real Estate Expense                                           3,651        13,971        16,358        10,663         5,220
Merger & Related Restructure Charges                               14,338             -         1,200             -             -
                                                                -----------------------------------------------------------------
   Income/(Loss) Before Income Taxes                               46,598        42,623        18,036       (28,109)       (1,243)
Provision/(Benefit) for Income Taxes                               16,926        16,976         8,609          (164)       (1,320)
                                                                -----------------------------------------------------------------
  Net Income/(Loss)                                             $  29,672    $   25,647    $    9,427    $  (27,945)   $       77
                                                                =================================================================


AVERAGE BALANCE SHEET DATA:

Securities                                                      $  966,059   $  869,792    $  544,966    $  450,831    $  528,162
Loans, net of unearned income & fees                             1,761,462    1,704,815     1,848,110     1,860,161     1,882,240
Total Assets                                                     2,933,943    2,820,491     2,782,480     2,542,179     2,617,498
Total Deposits                                                   2,363,965    2,363,652     2,467,494     2,172,622     2,089,855
Federal Funds Purchased & Securities Sold Under
   Agreements to Repurchase                                        244,688      176,519        57,568        73,881       167,020
Other Borrowings                                                    25,537       13,696        15,190        32,916        79,401
Senior Notes Payable                                                23,507       22,863        40,000        40,000        36,822
Stockholders' Equity                                               244,759      210,345       169,155       191,749       196,723


BALANCE SHEET DATA AT DECEMBER 31:

Securities                                                      $  773,297   $  971,867    $  658,127    $  440,990    $  389,295
Loans, net of unearned income & fees                             1,805,845    1,725,889     1,753,832     1,929,175     1,803,740
Total Assets                                                     2,717,776    2,884,375     2,691,011     2,854,876     2,455,924
Total Deposits                                                   2,342,887    2,348,545     2,387,368     2,503,661     1,988,323
Federal Funds Purchased & Securities Sold Under
   Agreements to Repurchase                                         20,000      255,643        28,200           366       132,705
Other Borrowings                                                    50,000       13,000        13,000        27,000        72,000
Senior Notes Payable                                                25,000       20,000        40,000        40,000        40,000
Stockholders' Equity                                               254,923      226,310       183,147       166,475       184,210


PER SHARE:

Net Income/(Loss)                                                    $1.25        $1.10         $0.48    $    (1.51)            -
Cash Dividends (4)                                                    0.35            -             -          0.34          0.64
Book Value at December 31                                            11.06        10.08          9.08          8.71         10.59
Market Value of the Company at December 31                           13.75        12.88          8.13          4.75          5.75




SELECTED RATIOS:

Return on Average Total Assets                                        1.01%        0.91%         0.34%        (1.10)%           -%
Return on Average Stockholders' Equity                               12.12        12.19          5.57        (14.57)         0.04
Core Efficiency Ratio (5)                                            47.97        51.81         58.39          59.7         59.89
Net Interest Margin                                                   4.83         4.53          4.12          3.86          3.65
Average Stockholders' Equity to Average Assets                        8.34         7.46          6.08          7.54          7.52
Tier I Capital Ratio                                                 14.94        12.06          9.28          7.34           8.9
Risk Adjusted Capital Ratio                                          16.22        13.34         10.65          8.84         10.32
Leverage Ratio                                                         8.4         6.88          5.83          4.85          6.29
Allowance for Loan Losses/Non-Performing Loans                       147.6       128.54         91.03         74.38         48.15
Non-Performing Assets to Total Assets                                 1.73         2.43          5.19          5.76          3.89

AVERAGE EQUIVALENT SHARES OUTSTANDING                               23,763       23,242        19,689        18,490        17,760

NUMBER OF BRANCH OFFICES OF THE COMPANY                                 47           35            35            41            36


(1) On November 30, 1994, Metro Bancshares Inc. ("Metro") was merged with and into the Company. The merger has been accounted for as a pooling-of-interests and, as a result, the financial results for all current and prior periods reported have been retroactively restated to include Metro. (See Note 1(a) of notes to consolidated financial statements.)
(2) The results of operations for the Company include the results of operations for Eastchester Savings Bank from July 1, 1991.
(3) Interest income on a tax equivalent basis includes the additional amount of interest income that would have been earned if the Company's investment in state and municipal obligations and tax-exempt loans had been made in investment securities and loans subject to New York State and Federal income taxes yielding the same after tax income.
(4)  Cash dividends do not reflect dividends declared by Metro prior to merger.
(5) The core efficiency ratio is defined as the ratio of other expenses, net of other real estate related costs and other non-recurring charges, to net interest income on a taxable equivalent basis and other non-interest income net of net securities (losses)/gains.

North Fork Bancorporation, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This section presents management's discussion and analysis of the consolidated results of operations and financial condition of North Fork Bancorporation, Inc. (the "Company"), a $2.7 billion commercial bank holding company. The Company's primary subsidiary, North Fork Bank (the "Bank"), operates retail banking facilities throughout Suffolk, Nassau, Queens, Westchester and Rockland Counties, New York. On November 30, 1994, Metro Bancshares Inc. ("Metro"), the parent company of Bayside Federal Savings Bank ("Bayside"), was merged with and into the Company. The merger has been accounted for as a pooling-of-interests and, as a result, the financial results for all current and prior periods reported in the accompanying management's discussion and analysis include the results for Metro. The Company reports its financial results on a calendar year basis, whereas Metro had reported its financial results on a fiscal year basis which ended September 30. The consolidated financial results for the current year have been adjusted to conform Metro's year-end with that of the Company. The consolidated financial results for years prior to 1994 reflect the combination of the Company at and for the years ended December 31 with Metro at and for the years ended September 30.
    The discussion and analysis that follows should be read in conjunction with the consolidated financial statements and supplementary data contained elsewhere in this 1994 Annual Report to Shareholders.

GENERAL OVERVIEW

    The November 1994 acquisition of Metro Bancshares Inc. increased the Company's asset size to $2.7 billion from $1.8 billion. Similarly, stockholders' equity rose to $255 million with the issuance of 8.4 million shares of common stock in connection with the transaction and the combined earnings results for 1994. The discussion that follows describes the consolidated results of operations and financial condition of the Company, which includes Metro for all periods presented.
    Net income for 1994 increased to $29.7 million as compared to $25.6 million in 1993. Net income for 1994 was affected by merger and related restructuring charges of $14.3 million that were incurred in connection with the Metro acquisition. The Company incurred securities losses in 1994 associated with the repositioning of the available-for-sale securities portfolio after giving consideration to securities acquired in the business combination and to reduce consolidated exposure to further increases in interest rates. Earnings were favorably impacted by improvements in net interest margin and a core efficiency ratio that declined to under 50%. The Company also benefited from the decline in non-performing assets as overall credit costs decreased substantially.

EARNINGS SUMMARY

   In 1994, the Company reported net income of $29.7 million or $1.25 per share, as compared with $25.6 million or $1.10 per share in 1993 and $9.4 million or $.48 per share in 1992. The 1994 results were impacted by a $14.3 million merger and related restructure charge. Net securities losses of $9.2 million resulted from the repositioning of the Company's available-for-sale portfolio in light of the current and anticipated interest rate environment and the writedown of a certain investment security for an other than temporary impairment in value.
   Earnings were positively affected by further strengthening of the Company's net interest margin to 4.83% on a taxable equivalent basis in 1994 as compared with 4.53% and 4.12% in 1993 and 1992, respectively. This achievement in 1994 was accomplished during a period of significantly rising interest rates. The growth in net interest margin increased net interest income to $132.5 million in 1994 as compared with $118.5 million and $105.1 million in 1993 and 1992, respectively.
   The continued and consistent decline in the level of non-performing assets contributed further to the Company's improved earnings as the provision for loan losses was reduced to $3.3 million in 1994, compared to $10.3 million in 1993 and $23.8 million in 1992. The Company also reduced its level of other real estate expenses (primarily maintenance and liquidation costs) to $3.7 million in 1994 from $14.0 million in 1993 and $16.4 million in 1992. The Company's 1994 operating results are discussed in more detail below.

NET INTEREST INCOME

    Net interest income, which represents the difference between interest earned on interest earning assets and interest incurred on interest bearing liabilities, is the Company's primary source of earnings. Net interest income is affected by the level and composition of interest earning assets and interest bearing liabilities, as well as changes in market interest rates.
    Net interest income, on a fully taxable equivalent basis, increased $14.4 million, or 12.0%, to $134.4 million for 1994, as compared to $120.0 million earned in 1993. The components of this increase include a $12.5 million increase in interest income, on a fully taxable equivalent basis, and a $1.9 million decline in interest expense. Net interest income, on a fully taxable equivalent basis, was $106.6 million in 1992.
    Interest income, on a fully taxable equivalent basis, aggregated $205.6 million in 1994, a $12.5 million increase from the $193.1 million earned in 1993. The yield on interest earning assets, on a tax equivalent basis, was 7.39% for 1994 as compared with 7.29% in 1993 and 8.20% in 1992. The increase in interest income when comparing 1994 to 1993 is attributable to growth in average interest earning assets of $133.3 million, or 5.0%, to $2.78 billion in 1994, as compared to $2.65 billion in 1993, increases in the prime rate of interest during 1994, and the impact of higher market interest rates on the Company's securities portfolio.
    Tax equivalent interest earned on the Company's loan portfolio increased $4.9 million when comparing 1994 to 1993, of which $4.6 million of the increase is attributable to an increase in average loan balances of $56.6 million to $1.76 billion in 1994, as compared to $1.70 billion in 1993. The growth in average loans is principally attributable to increased activity in the Company's multi-family mortgage business, partially offset by a decline in residential mortgage, commercial and industrial loans.
    Interest earned on the Company's mortgage-backed securities portfolio, classified in the Company's held-to-maturity and available-for-sale securities portfolios, increased $3.2 million to $41.0 million in 1994, as compared to $37.8 million in 1993. Of this increase, $2.3 million is due to an increase in average mortgage-backed securities of $39.6 million, or 5.9%, to $714.1 million in 1994, as compared to $674.6 million in 1993, while $.9 million of the increase is due to an increase in the average yield on mortgage-backed securities to 5.75% for 1994 from 5.61% for 1993. The yield increase is the result of increases in market interest rates throughout 1994.

    Tax equivalent interest earned on the Company's taxable securities increased $2.8 million to $10.6 million in 1994, compared to $7.8 million in 1993. Average taxable securities increased $31.8 million to $199.3 million in 1994, as compared with $167.4 million for 1993. The increase in average taxable securities consist primarily of short-term U.S. Treasury and certain U.S. Government Agency obligations.
    The Company's strategy with regard to its securities portfolio is to maintain a short weighted average life so as to minimize its exposure to future rise in interest rates and to provide a source of cash flows that may be reinvested at current market interest rates. The weighted average lives of the Company's held-to-maturity and available-for-sale securities portfolios at December 31, 1994 were 4.1 years and 3.7 years, respectively.
    Interest expense declined to $71.2 million in 1994, reflecting a 3.02% cost of funds, as compared with $73.1 million, or cost of funds of 3.14% in 1993 and $105.7 million or 4.41% in 1992. The $1.9 million decline in interest expense when comparing 1994 to 1993 was achieved despite the rising interest rate environment that prevailed through 1994. Higher costs of funds associated with short term borrowings were exceeded by interest reductions in the Company's core deposit base. Short term borrowings incurred in connection with the Company's balance sheet leverage strategy were liquidated at year end 1994. Core deposits are defined as Demand Deposits, Savings, N.O.W., Money Market deposits and Certificates of Deposit exclusive of Certificates of Deposits greater than $100,000.
    Interest incurred on savings and time deposits declined $6.1 million to $57.0 million in 1994, as compared to $63.1 million for 1993. The average balance of these deposits declined $53.9 million, or 2.5%, from the comparable prior year level. Conversely, average demand deposits increased $54.2 million for 1994 as compared to 1993. Demand deposits comprised 14.14% of total deposits at December 31, 1994, as compared to 11.80% for the prior year. Substantially all demand deposits are attributable to North Fork Bank since Bayside did not offer such accounts to customers.
    Interest incurred on short-term borrowings increased $5.1 million to $11.2 million in 1994, as compared to $6.1 million in 1993. The average balance of short-term borrowings increased $83.7 million to $260.2 million for 1994, as compared to $176.5 million during 1993, reflecting the Company's former balance sheet leverage strategy (see Asset/Liability Management section for further discussion of this strategy). Of the $5.1 million increase in interest incurred on short-term borrowings, $3.4 million is attributable to the growth in average short-term borrowings, and $1.7 million is due to the effects of higher market interest rates.

    The following table sets forth a summary analysis of the relative impact on net interest income of changes in the average volume of interest earning assets and interest bearing liabilities and changes in average rates on such assets and liabilities. Because of the numerous simultaneous volume and rate changes during the periods analyzed, it is not possible to precisely allocate changes to volume or rate. For presentation purposes, changes which are not solely due to volume changes or rate changes have been allocated to these categories based on the respective percentage changes in average volume and average rates as they compare to each other. In addition, average interest earning assets include non-accrual loans.

Years Ended December 31,                                 1994 vs. 1993                           1993 vs. 1992
                                               ----------------------------------------------------------------------------
 (in thousands)                                                       CHANGE IN                                Change in
                                                AVERAGE    AVERAGE    NET INTEREST     Average     Average     Net Interest
                                                VOLUME       RATE        INCOME        Volume        Rate         Income
                                               ----------------------------------------------------------------------------
INTEREST INCOME FROM EARNING ASSETS:
Interest Earning Deposits                      $    10    $     9       $    19       $  (323)     $   (126)     $   (449)
Trading Account Securities                           -          -             -           (56)            -           (56)
Taxable Securities*                              1,598      1,191         2,789          2,580       (1,604)          976
Non-Taxable Municipals*                          1,744      (131)         1,613            659         (758)          (99)
Mortgage-Backed Securities                       2,259        909         3,168         16,138       (7,990)        8,148
Taxable Loans, including non-accrual loans       5,069        480         5,549        (12,161)     (10,222)      (22,383)
Non-Taxable Loans*                               (510)       (135)         (645)          (366)         119          (247)
Federal Funds Sold and Securities
  Purchased Under Agreements to Resell           (725)        708           (17)        (3,442)      (1,666)       (5,108)
                                               --------------------------------------------------------------------------
   Total Interest Income*                        9,445      3,031        12,476          3,029      (22,247)      (19,218)
                                               --------------------------------------------------------------------------

INTEREST EXPENSE ON LIABILITIES:
Total Savings and Time Deposits                 (1,777)    (4,315)       (6,092)        (8,217)     (26,382)      (34,599)
Short-Term Borrowings                            3,383      1,672         5,055          4,216         (459)        3,757
Long-Term Borrowings                             (305)       (600)         (905)        (1,962)         259        (1,703)
                                               --------------------------------------------------------------------------
   Total Interest Expense                        1,301     (3,243)       (1,942)        (5,963)     (26,582)      (32,545)
                                               --------------------------------------------------------------------------
Net Change in Net Interest Income*             $ 8,144    $ 6,274       $14,418       $  8,992     $  4,335      $ 13,327
                                               ==========================================================================


* Taxable equivalent basis.

North Fork Bancorporation, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


NET INTEREST INCOME (CONTINUED)
The following table presents an analysis of net interest income by each major category of interest earning assets and interest bearing liabilities for the years ended December 31,

                                                            1994                               1993
                                           -------------------------------------------------------------------------
                                              AVERAGE                   AVERAGE    Average                   Average
(dollars in thousands)                       BALANCE     INTEREST       RATE      Balance      Interest      Rate
                                           -------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Interest Earning Deposits                  $      811     $      33      4.07%    $      528    $     14      2.65%
Trading Account Securities                          -             -         -              -           -         -
Taxable Securities*                           199,264        10,564      5.30%       167,439       7,775      4.64%
Non-Taxable Municipals*                        55,509         3,478      6.27%        27,793       1,865      6.71%
Mortgage-Backed Securities                    714,135        41,031      5.75%       674,560      37,863      5.61%
Taxable Loans, net of unearned income &
fees                                        1,752,083       147,243      8.40%     1,691,750     141,694      8.38%
Non-Taxable Loans*                              9,379         1,275     13.59%        13,065       1,920     14.70%
Federal Funds Sold and Securities
  Purchased Under Agreements to Resell         50,961         1,971      3.87%        73,734       1,988      2.70%
                                           ------------------------               ----------------------
    Total Interest Earning Assets*          2,782,142       205,595      7.39%     2,648,869     193,119      7.29%
                                           ------------------------               ----------------------


Allowance for Loan Losses                     (54,720)                               (65,816)
Cash and Due from Banks                        80,616                                 73,731
Other Non-Interest Earning Assets             125,905                                163,707
                                           ----------                             ----------
  Total Assets                             $2,933,943                             $2,820,491
                                           ==========                             ==========

INTEREST BEARING  LIABILITIES:

Savings, N.O.W & Money Market Deposits     $1,386,052     $  30,968      2.23%    $1,408,306    $ 34,960      2.48%
Time Deposits                                 678,919        26,071      3.84%       710,574      28,171      3.96%
                                           ------------------------               ----------------------
  Total Savings and Time Deposits           2,064,971        57,039      2.76%     2,118,880      63,131      2.98%
Short-Term Borrowings                         260,225        11,221      4.31%       176,519       6,166      3.49%
Long-Term Borrowings                           33,507         2,967      8.85%        36,559       3,872     10.59%
                                           ------------------------               ----------------------
  Total Interest Bearing Liabilities        2,358,703        71,227      3.02%     2,331,958      73,169      3.14%
                                           ------------------------               ----------------------
Rate Spread                                                              4.37%                                4.15%
Non-Interest Bearing Deposits                 298,994                                244,772
Other Non-Interest Bearing Liabilities         31,487                                 33,416
                                           ----------                             ----------
  Total Liabilities                         2,689,184                              2,610,146
  Stockholders' Equity                        244,759                                210,345
                                           ----------                             ----------
  Total Liabilities and Stockholders'
    Equity                                 $2,933,943                             $2,820,491
                                           ==========                             ==========

Net Interest Income* and Net Interest
Margin*                                                     134,368      4.83%                   119,950      4.53%
Less: Tax Equivalent Basis Adjustment                        (1,862)                              (1,489)
                                                           --------                             --------
     Net Interest Income                                   $132,506                             $118,461
                                                           ========                             ========



                                                               1992
                                                 -----------------------------------
                                                 Average                    Average
(dollars in thousands)                          Balance       Interest      Rate
                                                 -----------------------------------
INTEREST EARNING ASSETS:
Interest Earning Deposits                       $   10,988     $    463      4.21%
Trading Account Securities                           1,379           56      4.06%
Taxable Securities*                                116,139        6,799      5.85%
Non-Taxable Municipals*                             19,714        1,964      9.96%
Mortgage-Backed Securities                         407,734       29,715      7.29%
Taxable Loans, net of unearned income &
fees                                             1,832,515      164,077      8.95%
Non-Taxable Loans*                                  15,595        2,167     13.90%
Federal Funds Sold and Securities
  Purchased Under Agreements to Resell             186,257        7,096      3.81%
                                                -----------------------
    Total Interest Earning Assets*               2,590,321      212,337      8.20%
                                                -----------------------


Allowance for Loan Losses                          (69,716)
Cash and Due from Banks                             74,462
Other Non-Interest Earning Assets                  187,413
                                                ----------
  Total Assets                                  $2,782,480
                                                ==========


INTEREST BEARING LIABILITIES:

Savings, N.O.W & Money Market Deposits          $1,380,211     $ 49,379      3.58%
Time Deposits                                      905,914       48,351      5.34%
  Total Savings and Time Deposits                2,286,125       97,730      4.27%
Short-Term Borrowings                               57,568        2,409      4.18%
Long-Term Borrowings                                55,190        5,575     10.10%
                                                -----------------------
  Total Interest Bearing Liabilities             2,398,883      105,714      4.41%
                                                -----------------------
Rate Spread                                                                  3.79%
Non-Interest Bearing Deposits                      181,369
Other Non-Interest Bearing Liabilities              33,073
                                                ----------
  Total Liabilities                              2,613,325
  Stockholders' Equity                             169,155
                                                ----------
  Total Liabilities and Stockholders' Equity    $2,782,480
                                                ==========
Net Interest Income* and Net Interest                           106,623      4.12%
Margin*
Less: Tax Equivalent Basis Adjustment                            (1,557)
                                                               --------
     Net Interest Income                                       $105,066
                                                               ========




* Interest income on a tax equivalent basis includes the additional amount of interest and dividend income that would have been earned if the Company's investment in state and municipal obligations, non-taxable loans and equity securities had been made in securities and loans subject to New York State and Federal income taxes yielding the same after tax income. The tax equivalent amount for $1.00 of non-taxable investment income, non-taxable loan income, dividends and interest income from U.S. Obligations (included in Taxable Securities) was $1.54, $1.58, $1.43 and $1.03 in 1994; $1.54, $1.58, $1.43 and
$1.03 in 1993;  and $1.56, $1.54, $1.41 and $1.03 in 1992.

ASSET LIABILITY MANAGEMENT
         The Company's primary earnings source is its net interest margin; therefore the Company devotes significant time and has invested in resources to assist in the management of interest rate risk and asset quality. The Company's net interest income is affected by changes in the level of interest rates, the relationship between rates, the impact of interest rate fluctuations on asset prepayments and the level and composition of deposits, and the credit quality of the portfolio. The Company's objectives in its asset/liability management are to maintain a strong, stable net interest margin, utilize its capital effectively without taking undue risks and to maintain adequate liquidity.
    The Company takes a coordinated approach to the management of its liquidity, capital and interest rate risk. This risk management process is governed by policies and limits established by senior management which are reviewed and approved by the Asset/Liability Committee of the Board of Directors ("ALCO"). ALCO, which is comprised of members of senior management and the Board, meets periodically to evaluate how changes in market interest rates have impacted the Company's assets and liabilities, consider how these changes and anticipated changes have or will impact the net interest margin, capital and liquidity of the Company and the Bank, and discuss the Company's strategic plans.
    The Company's balance sheet structure is primarily short-term in nature with most assets and liabilities repricing or maturing in less than five years. The Company monitors the interest rate sensitivity of its asset and liability positions by examining its near-term sensitivity and its longer term gap position. The Company utilizes several tools in its management of interest rate risk, primarily utilizing a sophisticated income simulation model and complementing this with a traditional gap analysis.
    The income simulation model measures the Company's net interest income sensitivity or volatility to interest rate changes utilizing statistical techniques that allow the Company to consider various factors which impact net interest income. These factors include actual maturities, estimated cash flows, repricing characteristics, deposit growth/retention and, most importantly, the relative sensitivity of the Company's assets and liabilities to changes in market interest rates. This relative sensitivity is important to consider as the Company's core deposit base is not subject to the same degree of interest rate sensitivity as its assets. The core deposit costs are internally controlled and in general tend to exhibit less sensitivity to changes in interest rates than the Company's adjustable rate assets whose yields are based on external indices and change in concert with market interest rates.
    The Company's interest rate sensitivity is determined by identifying the probable impact of changes in market interest rates on the yields on the Company's assets and the rates which would be paid on its liabilities. This modeling technique involves a degree of estimation based on certain assumptions that management believes to be reasonable. Utilizing this process, management can project the impact of changes in interest rates on net interest margin. The Company has established certain limits for the potential volatility of its net interest margin assuming certain levels of changes in market interest rates with the objective of maintaining a stable net interest margin under various probable rate scenarios. The Company can also utilize this technique to stress test its portfolio to determine the impact of unusual interest rate scenarios on the Company's results.
    The traditional gap analysis is prepared based on the maturity and repricing characteristics of interest earning assets and liabilities for selected time bands. The mismatch between repricings or maturities within a time band is commonly referred to as the "gap" for that period. A positive gap (asset sensitive), where interest-rate sensitive assets exceed interest-rate sensitive liabilities, generally will result in an institution's net interest margin increasing in a rising rate environment and decreasing in a falling rate environment. A negative gap (liability sensitive) will generally have the opposite results on an institution's net interest margin. However, the traditional gap analysis does not assess the relative sensitivity of assets and liabilities to changes in interest rates. The Company utilizes the gap analysis to complement its income simulation modeling, primarily focusing on the longer term structure of the balance sheet.
    The Company's asset/liability management process has been successful as the Company (pre-merger) was able to achieve a relatively stable net interest margin despite the turbulence in market interest rates over the past three years.
    In response to the increase in short-term interest rates and a flattening of the yield curve during the latter half of 1994, the Company established a formal strategy to reduce its level of holdings of certain securities. The execution of this strategy occurred through the sale of certain securities classified as available-for-sale combined with maturities of securities in the portfolios. The proceeds were utilized to reduce the Company's reliance on short term borrowings, principally repurchase agreements and short-term Federal Home Loan Bank Advances. These liabilities were reduced to $60 million at December 31, 1994 as compared to $255.6 million at December 31, 1993. Deposit liabilities fund 91.8% of interest earning assets at December 31, 1994.
    The Company also terminated the interest rate contracts used to hedge interest rate exposure associated with the securities sold. The net gain from the termination of the interest rate contracts of $.9 million has been reflected in net securities losses during 1994.

North Fork Bancorporation, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


    The following table reflects the repricing of the Company's balance sheet, or its "gap" position at December 31, 1994:

                                                    0-90      91-180     181-365        1-5        Over  5
(dollars in thousands)                              Days       Days       Days         Years        Years        Total
                                                  ----------------------------------------------------------------------
INTEREST EARNING ASSETS:
Interest Earning Deposits                         $    748   $      -   $      -    $        -    $      -    $      748
Securities (1)                                     101,289    115,689    110,724       357,413      93,196       778,311
Loans, net of unearned income & fees (2)(3)        479,817    199,651    359,818       553,207     181,028     1,773,521
                                                  ----------------------------------------------------------------------
      Total Interest Earning Assets               $581,854   $315,340   $470,542    $  910,620    $274,224    $2,552,580
                                                  ----------------------------------------------------------------------

INTEREST BEARING LIABILITIES:
Savings, N.O.W. and Money Market Deposits (4)     $116,520   $116,520   $233,040    $  859,548    $      -    $1,325,628
Time Deposits                                      181,975    129,171    179,313       194,758         797       686,014
Federal Funds Purchased and Securities
      Sold Under Agreements to Repurchase           20,000          -          -             -           -        20,000
Other Borrowings                                    40,000          -          -        10,000           -        50,000
Senior Notes Payable                                     -          -          -        25,000           -        25,000
                                                  ----------------------------------------------------------------------
      Total Interest Bearing Liabilities          $358,495   $245,691   $412,353    $1,089,306    $    797    $2,106,642
                                                  ----------------------------------------------------------------------
Gap                                               $223,359    $69,649   $58,189     $ (178,686)   $273,427
                                                  --------------------------------------------------------
Cumulative Difference Between Interest Earning
      Assets and Interest Bearing Liabilities     $223,359   $293,008   $351,197    $  172,511    $445,938
                                                  ========================================================
Cumulative Difference as a Percentage of
        Total Assets                                  8.22%     10.78%     12.92%        6.35%       16.41%
                                                  ========================================================


Notes: (1)  Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) projected repayments of principal based upon experience.
       (2) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) management's estimate of prepayments of principal.
       (3)  Excludes non-accrual loans totaling  $32.3 million..
       (4) Savings, N.O.W. and Money Market Deposits are allocated to specific time bands in accordance with the proposed rule of Section 305 of the Federal Deposit Insurance Corporation Improvement Act.


The following are approximate contractual maturities and sensitivities to changes in interest rates of certain loans, exclusive of non-commercial real estate mortgages, consumer loans and non-accrual loans as of December 31, 1994:


                                                          MATURITY
                                          ------------------------------------------------------
                                                          Due After
                                                           One But
                                          Due Within     Within Five    Due After
(in thousands)                            One Year         Years       Five Years       Total
                                          ------------------------------------------------------
TYPES OF LOANS:
Commercial & Industrial                    $188,074       $ 29,051       $16,194      $  233,319
Mortgage Loans-Multifamily                   10,512        509,846         2,052         522,410
Mortgage Loans-Commercial                   146,481        136,848        44,829         328,158
Mortgage Loans-Construction                  10,368              -             -          10,368
Land Loans                                   31,868          3,252         1,030          36,150
                                           -----------------------------------------------------
     Total                                 $387,303       $678,997       $64,105      $1,130,405
                                           =====================================================

RATE PROVISIONS:
Amounts with Fixed Interest Rates            37,225         96,018        63,625         196,868
Amounts with Adjustable Interest Rates      350,078        582,979           480         933,537
                                           -----------------------------------------------------
     Total                                 $387,303       $678,997       $64,105      $1,130,405
                                           =====================================================

    The tables that follow depict the amortized cost, contractual maturities and approximate weighted average yields (on a tax equivalent basis) of the Company's held-to-maturity and available-for-sale securities portfolios at December 31, 1994, respectively:

                                                            U.S.
Held-to-Maturity                     U.S.                Government                 State &
(dollars in thousands)            Treasury               Agencies'                Municipal
Maturity                          Securities    Yield    Obligations    Yield     Obligations    Yield      TOTAL      Yield
----------------------------------------------------------------------------------------------------------------------------
Within 1 Year                       $26,377     5.57%      $     -         -%       $32,485      6.05%    $ 58,862     5.84%
After 1 But Within 5 Years                -        -            55      8.05%        15,700      7.27%    $ 15,755     7.27%
After 5 But Within 10 Years               -        -        49,738      5.64%        16,487      7.41%    $ 66,225     6.08%
After 10 Years                            -        -         5,000      7.00%             -         -     $  5,000     7.00%
                                    ---------------------------------------------------------------------------------------
    Subtotal                         26,377     5.57%       54,793      5.77%        64,672      6.69%     145,842     6.14%
Mortgage-Backed Securities                -        -             -         -              -         -      485,650     6.27%
                                    ---------------------------------------------------------------------------------------
    Total Securities                $26,377     5.57%      $54,793      5.77%       $64,672      6.69%    $631,492     6.24%
                                    =======================================================================================


                                                             U.S.
Available-for-Sale                    U.S.               Government                 State &
(dollars in thousands)              Treasury              Agencies'                Municipal
Maturity                           Securities   Yield    Obligations    Yield     Obligations    Yield      TOTAL     Yield
----------------------------------------------------------------------------------------------------------------------------
Within 1 Year                       $10,090     5.56%            -          -             -          -    $ 10,090    5.56%
After 1 But Within 5 Years            9,987     6.28%            -          -             -          -       9,987    6.28%
                                    --------------------------------------------------------------------------------------
    Subtotal                         20,077     5.92%            -          -             -          -      20,077    5.91%
Equity Securities                         -        -             -          -             -          -      25,839       -
Mortgage-Backed Securities                -        -             -          -             -          -     100,903    6.85%
                                    --------------------------------------------------------------------------------------
    Total Securities                $20,077     5.92%            -          -             -          -    $146,819    6.69%
                                    ======================================================================================



    The following table presents the composition of the carrying value of the Company's securities portfolio in each of the last three years at December 31.

(in thousands)                                      1994            1993           1992
                                                 ----------------------------------------
U.S. Treasury Securities                         $ 46,168        $ 97,243        $ 97,348
U.S. Government Agencies' Obligations              54,793          55,988          50,563
State & Municipal Obligations                      64,672          46,265          19,732
Mortgage-Backed Securities                        581,674         762,692         478,119
Equity Securities                                  25,990           9,679          12,365
                                                 ----------------------------------------
                                                 $773,297        $971,867        $658,127
                                                 ========================================

     The following table shows the classification of the average daily deposits of the Company for each of the periods indicated:

At December 31,                        1994          1993          1992
(in thousands)                     ---------------------------------------
Demand Deposits                    $  298,994     $  244,772    $  181,369
Savings Deposits                    1,003,934      1,030,444       987,769
Time Deposits                         678,919        710,574       905,914
N.O.W. & Money Market Deposits        382,118        377,862       392,442
                                   ---------------------------------------
Total Deposits                     $2,363,965     $2,363,652    $2,467,494
                                   =======================================

    At December 31, 1994, the remaining maturities of the Company's Certificate of Deposit in amounts of $100,000 or greater were as follows:


(in thousands)
3 months and less              $44,927
3 to 6 months                    9,027
6 to 12 months                   7,578
One to five years               10,446
Greater than five years              -
                               -------
                               $71,978
                               =======

North Fork Bancorporation, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

LIQUIDITY
    The objective of the Company's liquidity management is to ensure the availability of sufficient resources to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Company's ability to meet deposit withdrawals either on demand or contractual maturity, to repay other borrowings as they mature and to make new loans and investments as opportunities arise.
    The Company's sources of liquidity include dividends from its subsidiaries, borrowings, and funds available through the capital markets. Dividends from the Company's bank subsidiary are limited by New York State Banking Department regulations to the current year's earnings plus the prior two years' retained net profits. According to the parameters of this regulation, the Bank had $55.4 million of retained earnings available for dividends to the Company as of December 31, 1994.
    The Bank has numerous sources of liquidity including loan and security principal repayments and maturities, lines of credit with other financial institutions, the ability to borrow under repurchase agreements utilizing its unpledged securities portfolio, the sale of securities from its available-for-sale portfolio, the securitization of loans within the portfolio, whole loan sales and growth in its core deposit base.
    In addition, the Bank has the ability, as a member of the Federal Home Loan Bank ("FHLB") system, to borrow $190 million on a secured basis, utilizing mortgage related loans and securities as collateral, for a term ranging from one day to ten years at both fixed and variable rates. As of December 31, 1994, the Bank had $50 million in such advances, $10 million which had an original maturity of greater than one year.
    The Company's liquidity position is monitored on a daily basis to ensure the maintenance of an optimum level and the most cost efficient use of available funds. Management believes that the Company has sufficient liquidity to meet its operating requirements.

ASSET QUALITY
    Loans, net of unearned income, increased 4.6% to $1.8 billion at December 31, 1994, as compared with $1.7 billion at the prior year end. The loan portfolio is concentrated primarily in loans secured by real estate in Metropolitan New York, and to a lesser extent, Westchester and Rockland Counties, New York. Real estate related loans, which include commercial, multi-family, and residential mortgages, construction and development loans, aggregated 82.9% of the total loan portfolio at December 31, 1994. Residential mortgage loans comprise the largest real estate concentration within the Company's loan portfolio, aggregating $598.2 million and representing 32.8% of the total loan portfolio. Multi-family mortgages aggregated $523.5 million, representing 28.7% of the total loan portfolio at December 31, 1994, a $141.1 million or 36.9% increase from 1993. The multi-family mortgage line of business was acquired through the 1994 merger with Metro. The multi-family mortgage loan portfolio is characterized by diversification, safety and yield. Commercial and industrial loans, which are loans to small and medium sized businesses to finance working capital needs secured by accounts receivable, inventory, UCC filings and real estate in the form of side collateral, declined to $240.6 million at December 31, 1994, a $16.5 million or 6.4% decrease from December 31, 1993. This decline is the result of increased levels of loan satisfactions, coupled with the lack of quality commercial loan demand within the Company's marketplace.

    The following table delineates the components of the Company's loan portfolio at December 31,:

                                                  % OF                       % of                     % of
(dollars in thousands)                1994       TOTAL          1993        Total         1992       Total
                                  ------------------------------------------------------------------------
Mortgage Loans-Residential        $  598,194     32.81%     $  651,721      37.31%    $  684,105     38.45%
Mortgage Loans-Multi-family          523,510     28.71%        382,419      21.90%       342,414     19.25%
Mortgage Loans-Commercial            336,377     18.45%        336,321      19.26%       310,688     17.46%
Commercial & Industrial              240,635     13.20%        257,151      14.73%       288,114     16.20%
Consumer Loans                        72,099      3.95%         61,647       3.53%        73,702      4.14%
Land Loans                            37,858      2.08%         37,160       2.13%        50,059      2.81%
Mortgage Loans-Construction           14,601      0.80%         19,828       1.14%        30,080      1.69%
                                  ------------------------------------------------------------------------
  Total                           $1,823,274    100.00%     $1,746,247     100.00%    $1,779,162    100.00%
                                  ========================================================================



                                             % of                   % of
(dollars in thousands)            1991      Total        1990      Total
                               ------------------------------------------
Mortgage Loans-Residential     $  833,266    42.47%   $  659,472    35.74%
Mortgage Loans-Multi-family       294,102    14.98%      293,930    15.93%
Mortgage Loans-Commercial         315,098    16.05%      311,430    16.87%
Commercial & Industrial           318,670    16.24%      316,582    17.15%
Consumer Loans                     98,182     5.00%      114,048     6.18%
Land Loans                         48,100     2.45%       89,400     4.84%
Mortgage Loans-Construction        55,235     2.81%       60,716     3.29%
                               ----------   -------   ----------   -------
  Total                        $1,962,653   100.00%   $1,845,578   100.00%
                               ==========   =======   ==========   =======


    Non-performing assets, which include loans past due ninety days and still accruing interest, non-accrual loans and other real estate, declined 33% to $47.0 million at December 31, 1994, as compared with $70.2 million at December 31, 1993. Non-performing assets declined 49.7% at December 31, 1993 when compared to $139.6 million at December 31, 1992. This decline began in the second quarter of 1992 and each quarter thereafter a consistent pattern of improving asset quality has been demonstrated. Non-performing assets at December 31, 1994 comprise 1.73% of total assets, as compared with 2.43% and 5.19% at December 31, 1993 and 1992, respectively. The primary components of the decline in non-performing assets when comparing 1994 and 1993 include $16.4 million in other real estate dispositions and cash collections, $2.5 million in write-downs of other real estate to current fair value and net loan charge offs of $10.1 million.

    The components of the Company's non-performing assets at December 31, are detailed below:

(in thousands)                                         1994       1993       1992       1991       1990
                                                     ---------------------------------------------------
Loans 90 Days or More Past Due & Still Accruing      $ 1,597    $ 2,265   $  6,048   $  7,027    $16,940
Non-Accrual Loans                                     32,324     41,735     70,395     78,644     53,779
                                                     ---------------------------------------------------
    Total Non-Performing Loans                        33,921     44,000     76,443     85,671     70,719
  Other Real Estate                                   13,053     26,215     63,137     78,724     24,795
                                                     ---------------------------------------------------
    Total Non-Performing Assets                      $46,974    $70,215   $139,580   $164,395    $95,514
                                                     ===================================================
Restructured, Accruing Loans                         $37,044    $43,456   $ 50,639   $ 28,132    $20,825
                                                     ===================================================

    Loans are classified as restructured loans when the Company has granted, for economic or legal reasons related to the borrower's financial difficulties, a concession to the customer that the Company would not otherwise consider. Generally this occurs when the cash flow of the borrower is insufficient to service the loan under its original terms.

    Potential problem loans, which are loans that are currently performing under present loan repayment terms but where known information about possible credit problems of borrowers cause management to have serious doubts as to the ability of the borrower to continue to comply with the present repayment terms, aggregated $11.9 million at December 31, 1994.

    The following table sets forth the changes in the Company's other real estate for the years ended December 31,:

(in thousands)                                        1994       1993        1992        1991       1990
                                                   -------------------------------------------------------
Balance at Beginning of Year                       $ 26,215    $ 63,137    $ 78,724    $ 24,795    $ 2,949
Increases:
  Foreclosures and Deeds in Lieu of Foreclosure       6,108      10,097       6,359       6,150     16,201
  In-Substance Foreclosure                              105       6,867      30,001      64,636     13,857
  Assumed in Acquisition                                  -           -           -       7,319          -
Decreases:
  Dispositions and Cash Collections                 (16,357)    (43,831)    (39,723)    (16,166)    (8,212)
  Gross Write-Downs                                  (2,486)    (10,055)    (12,224)     (8,010)         -
  Metro Activity for the three
    months ended December 31, 1993                     (532)          -           -           -          -
                                                   -------------------------------------------------------
  Balance at End of Year                           $ 13,053    $ 26,215    $ 63,137    $ 78,724    $24,795
                                                   =======================================================


    Management determines what it deems to be the appropriate level of the Company's allowance for loan losses on an ongoing basis by reviewing individual loans, as well as the composition of and trends in the loan portfolio. Management considers, among other things, concentrations within segments of the loan portfolio, delinquency trends, as well as recent charge-off experience and third party evidentiary matter (such as appraisals) when assessing the degree of credit risk in the portfolio. Various appraisals and estimates of current value influence the estimation of the required allowance at any point in time. The continued and consistent decline in the Company's non-performing assets during 1994 resulted in a reduction in the provision for loan losses when compared with prior years. The provision for loan losses declined to $3.3 million in 1994, from $10.3 million in 1993 and $23.8 million in 1992. Net charge-offs declined to $10.1 million in 1994, or .57% of average net loans, as compared with $23.3 million, or 1.37% of average net loans, for 1993. During 1992, net charge-offs were $17.9 million or .97% of average net loans. The ratio of the allowance for loan losses to non-performing loans increased to 147.6% at December 31, 1994, as compared with 128.5% and 91.0% at December 31, 1993 and 1992, respectively. While management uses available information in estimating possible loan losses, future additions to the allowance may be necessary based on future changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgement of information available to them at the time of their examinations. Based on current economic conditions, management considers the allowance at December 31, 1994 adequate to cover the possible credit losses inherent in the loan portfolio.

North Fork Bancorporation, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

    Transactions in the Allowance for Loan Losses are summarized as follows for the years ended December 31,:

(dollars in thousands)                              1994        1993        1992         1991         1990
                                                --------------------------------------------------------------
LOANS (NET OF UNEARNED INCOME):
 Average Balance                                $1,761,462   $1,704,815   $1,848,110   $1,860,161   $1,882,240
 End of Year                                     1,805,845    1,725,889    1,753,832    1,929,175    1,803,740
                                                ==============================================================

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES:
   Balance at Beginning of Year                 $   56,556   $   69,583   $   63,722   $   34,051   $   10,632

LOANS CHARGED-OFF:
   Commercial & Industrial                      $    7,724   $   14,362   $   13,029   $   19,151   $    4,439
   Mortgage Loans-Commercial                         2,989        2,335        2,717       15,776            -
   Mortgage Loans-Multi-family                         747        5,305        1,221          550            -
   Mortgage Loans-Coop Underlying                        -            -            -            -            -
   Mortgage Loans-Residential                        1,590        2,713          178          475           43
   Mortgage Loans-Construction                         521           68            -        7,660        4,274
   Land Loans                                          159        1,006        1,174        8,177        2,300
   Consumer Loans                                      727        1,216        2,207        3,217        1,876
                                                --------------------------------------------------------------
      Total Charge-Offs                         $   14,457   $   27,005   $   20,526   $   55,006   $   12,932


RECOVERIES OF LOANS CHARGED-OFF:
   Commercial & Industrial                      $    2,573   $    2,557   $    1,097   $      212   $       44
   Mortgage Loans-Commercial                           611          452          156            -            -
   Mortgage Loans-Multi-family                          50            -            -            -            -
   Mortgage Loans-Coop Underlying                        -            -            -            -            -
   Mortgage Loans-Residential                          157           50          125            -            -
   Mortgage Loans-Construction                         293           51          115           41            -
   Land Loans                                          314           60          562          185            -
   Consumer Loans                                      333          508          557          304          383
                                                --------------------------------------------------------------
       Total Recoveries                         $    4,331   $    3,678   $    2,612   $      742   $      427
                                                --------------------------------------------------------------

NET LOANS CHARGED-OFF                           $   10,126   $   23,327   $   17,914   $   54,264   $   12,505
Provision for Loan Losses                            3,275       10,300       23,775       66,625       35,924
Additional Allowance Acquired in Acquisition             -            -            -       17,310            -
Metro Activity for the Three Months
  Ended December 31, 1993                              364            -            -            -            -
                                                --------------------------------------------------------------
Balance at End of Year                          $   50,069   $   56,556   $   69,583   $   63,722   $   34,051
                                                ==============================================================
Ratio of Net Charge-Offs to Average Loans             0.57%        1.37%        0.97%        2.92%        0.66%
                                                ==============================================================
Ratio of Allowance for Loan Losses
         to Non-performing Loans                    147.60%      128.54%       91.03%       74.38%       48.15%
                                                ==============================================================



    The allowance is viewed by management in its entirety to be an adequate reserve available for potential losses. To comply with regulatory reporting requirements, management has allocated the allowance for loan losses as shown in the table below into components by loan type at each year end. By such allocation, management does not intend to imply that actual future charge-offs will necessarily follow the same pattern or that any portion of the allowance is restricted in any way.


                                            PERCENTAGE              Percentage             Percentage
                                             OF LOANS                of Loans               of Loans
 (dollars in thousands)           1994      TO TOTAL      1993      to Total      1992     to Total
                                  AMOUNT      LOANS       Amount       Loans      Amount      Loans
                                 --------------------------------------------------------------------
Mortgage Loans-Residential       $ 1,840      32.81%     $ 5,668      37.31%     $ 5,114      38.45%
Mortgage Loans-Multi-family       16,811      28.71%       5,781      21.90%       6,968      19.25%
Mortgage Loans-Commercial         12,711      18.45%      20,542      19.26%      16,997      17.46%
Commercial & Industrial            9,716      13.20%      18,120      14.73%      25,030      16.20%
Consumer Loans                     1,443       3.95%         901       3.53%         817       4.14%
Land Loans                         1,367       2.08%       2,516       2.13%       4,406       2.81%
Mortgage Loans-Construction          458       0.80%       2,153       1.14%       2,752       1.69%
Unallocated                        5,723          -          875          -        7,499          -
                                 ------------------------------------------------------------------
  Total                          $50,069     100.00%     $56,556     100.00%     $69,583     100.00%



                                            Percentage              Percentage
                                             of Loans                of Loans
 (dollars in thousands)            1991     to Total      1990      to Total
                                   Amount     Loans       Amount      Loans
                                 ---------------------------------------------
Mortgage Loans-Residential       $ 4,972      42.47%     $   774      35.74%
Mortgage Loans-Multi-family        5,290      14.98%       4,770      15.93%
Mortgage Loans-Commercial         15,178      16.05%       8,026      16.87%
Commercial & Industrial           25,538      16.24%      14,666      17.15%
Consumer Loans                     1,337       5.00%       1,112       6.18%
Land Loans                         4,861       2.45%       1,710       4.84%
Mortgage Loans-Construction        6,546       2.81%       2,993       3.29%
Unallocated                            -          -            -          -
                                 ------------------------------------------
  Total                          $63,722     100.00%     $34,051     100.00%
                                 ==========================================

NON-INTEREST INCOME
    Non-interest income, exclusive of net securities (losses)/gains, was $19.0 million for 1994, compared with $18.9 million in 1993 and $16.9 million in 1992. Net securities losses in 1994 were $9.2 million, as compared with net securities gains of $1.5 million and $9.5 million in 1993 and 1992, respectively. The net securities losses during 1994 resulted primarily from management's decision to reduce its securities holdings and short-term borrowings (see Asset/Liability Management discussion). Net securities losses in 1994 also reflect a writedown of $3.2 million on an impaired collateralized mortgage obligation received by Metro as partial satisfaction in a troubled debt loan restructuring entered into in 1991. Net securities gains aggregated $9.5 million during 1992 and were realized as a result of the Company's decision to sell certain mortgage-backed securities classified as held-for-sale to reduce the weighted average life and duration of the portfolio.
    The Company continued to emphasize the diversification and expansion of its revenue sources to enhance operating results. Through growth in its demand deposit base, increases in service fees, and the introduction of new products and services, the Company increased its fees and service charges on deposit accounts $1.7 million, or 18.6%, during 1994. This compares to an increase of $1.8 million or 24% during 1993.
    Trust and Investment management fees increased 8.1% to $1.8 million for 1994. These increases were offset by a $1.7 million or 41.8% decline in income from mortgage banking operations, due to higher mortgage interest rates and a corresponding decrease in the level of refinancing activity.


NON-INTEREST EXPENSE
    Non-interest expense for 1994 included a $14.3 million charge incurred in connection with the merger with Metro. Excluding this charge, non-interest expense declined $7.8 million, or 9.1%, to $78.1 million in 1994 when compared to $85.9 million in 1993. The decline is primarily the result of a $10.3 million decrease in other real estate expenses and a $1.3 million decrease in occupancy and equipment expense. These improvements were partially offset by a $3.8 million increase in salary and employee benefits primarily attributable to expenses incurred in connection with Metro's former Stock Appreciation Rights Plan. The Company's core efficiency ratio, which represents the ratio of other expenses, net of other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income net of securities gains and losses, improved to 47.97% in 1994 from 51.81% and 58.39% in 1993 and 1992, respectively. This achievement occurred as core operating expense levels declined while net interest income and non-interest income improved.

MERGER AND RELATED RESTRUCTURE CHARGEs
    In connection with the merger of Metro, the Company recorded a charge for merger and related restructuring expenses of $14.3 million. This charge included $3.0 million in direct merger expenses (primarily legal and professional fees), $5.9 million in severance related costs, and $5.4 million in system and facility costs (primarily for the elimination of duplicate facilities, the write-off of certain property and equipment, the cancellation of certain contractual obligations and other expenses associated with the merger).
    Assuming operating expenses at 1994 levels, annual cost savings are expected to amount to approximately $11.0 million through the integration of operations and the achievement of other efficiencies associated with the combination of certain product lines. The Company, in accordance with its post-merger strategy to realize its projected cost savings, has recently completed the elimination of overlapping branch locations and consolidated all data processing and back office operations. The restructure charge of $1.2 million in 1992 was incurred in connection with the merger of the Company's subsidiary banks.

INCOME TAXES
    The Company provides for income taxes under the asset and liability method. Under this method, the Company is required to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at the enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance is to be established to reduce the deferred tax asset if it is "more likely than not" that some or all of the deferred tax asset will not be realized.
    The Company's effective tax rate was 36.3% for 1994 as compared to 39.8% and 47.7% for 1993 and 1992, respectively. See Note 9 of notes to consolidated financial statements.


CAPITAL
    The Federal Reserve Board has formal capital guidelines which bank holding companies are required to meet. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off balance sheet items. The guidelines currently require all bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8.00%, including a minimum ratio of Tier I capital to risk weighted assets of 4.00%.

North Fork Bancorporation, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

    The following table sets forth the Company's regulatory capital as of December 31, 1994, under the rules applicable at such date. At such date, the Company was in compliance with all applicable regulatory requirements.

As of December 31, 1994
 (dollars in thousands)
                                  Amount         Ratio
                                ----------------------
Tier 1 Capital                  $  235,520       14.94%
Regulatory Requirement              63,042        4.00%
                                ----------------------
Excess                          $  172,478       10.94%
                                ======================


Total Risk Adjusted Capital     $  255,595       16.22%
Regulatory Requirement             126,083        8.00%
                                ----------------------
Excess                          $  129,512        8.22%
                                ======================

Risk Weighted Assets            $1,576,041
                                ==========


    The Company's leverage ratio at December 31, 1994 was 8.40%. The Tier I, total risk based and leverage capital ratios of the Bank, were 15.48%, 16.75%, and 8.65%, respectively, at December 31, 1994.

    The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") became effective December 19, 1991. FDICIA substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action on depository institutions that do not meet minimum capital requirements.
FDICIA establishes five categories: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized". Under the regulations, a "well capitalized" institution has a minimum total risk based capital to total risk weighted assets of at least 10%, a minimum Tier I capital to total risk weighted assets of 6%, a minimum leverage ratio of at least 5% and is not subject to any written order, agreement or directive. The Company and the Bank are considered well capitalized.

North Fork Bancorporation, Inc. and Subsidiaries
SELECTED STATISTICAL DATA

Quarterly Financial Information
(unaudited)

                                                                    1994
                                                 --------------------------------------------
                                                 1ST          2ND         3RD          4TH
(in thousands, except per share amounts)         QTR          QTR         QTR          QTR
                                                 --------------------------------------------
Interest Income                                  $48,291     $51,125      $52,302     $52,015
Interest Expense                                  17,246      17,941       18,266      17,774
                                                 --------------------------------------------
  Net Interest Income                             31,045      33,184       34,036      34,241
Provision/(Benefit) for Loan Losses                1,700       1,200         (375)        750
                                                 --------------------------------------------
  Net Interest Income after Provision for
     Loan Losses                                  29,345      31,984       34,411      33,491
Non-Interest Income/(Loss)                         4,892       4,579        2,841      (2,503)
Non-Interest Expense                              19,784      20,697       20,044      31,917
                                                 --------------------------------------------
  Income/(Loss) Before  Income Taxes              14,453      15,866       17,208        (929)
Provision/(Benefit) for Income Taxes               5,682       6,376        6,772      (1,904)
                                                 --------------------------------------------
  Net Income                                     $ 8,771     $ 9,490      $10,436     $   975
                                                 ============================================


Per Share:
  Net Income                                     $  0.37     $  0.40      $ 0.44      $  0.04
  Common Stock Price Range of the Company
    High                                         $ 15.13     $ 15.88      $ 16.63     $ 16.00
    Low                                          $ 12.75     $ 13.25      $ 13.50     $ 13.50


                                                                    1993
                                                 --------------------------------------------
                                                 1st          2nd         3rd          4th
(in thousands, except per share amounts)         Qtr          Qtr         Qtr          Qtr
                                                 --------------------------------------------
Interest Income                                  $47,588     $47,498      $48,067     $48,477
Interest Expense                                  18,991      18,364       17,984      17,830
                                                 --------------------------------------------
  Net Interest Income                             28,597      29,134       30,083      30,647
Provision/(Benefit) for Loan Losses                3,750       2,700        2,600       1,250
                                                 --------------------------------------------
  Net Interest Income after Provision for
    Loan Losses                                   24,847      26,434       27,483      29,397
Non-Interest Income/(Loss)                         6,174       4,592        5,260       4,369
Non-Interest Expense                              20,633      21,355       21,675      22,270
                                                 --------------------------------------------
  Income/(Loss) Before  Income Taxes              10,388       9,671       11,068      11,496
Provision/(Benefit) for Income Taxes               4,424       3,570        4,494       4,488
                                                 --------------------------------------------
  Net Income                                     $ 5,964     $ 6,101      $ 6,574     $ 7,008
                                                 ============================================

Per Share:

  Net Income                                     $  0.27     $  0.26      $  0.27     $  0.30
  Common Stock Price Range of the Company
    High                                         $ 12.13     $ 13.25      $ 12.38     $ 13.25
    Low                                          $  7.63     $  9.88      $ 11.13     $ 10.75


On November 30, 1994, Metro Bancshares Inc. ("Metro") was merged with and into the Company. The merger has been accounted for as a pooling-of-interests and as a result, the quarterly selected data above has been retroactively restated to include Metro.

North Fork Bancorporation, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

 For the Years Ended December 31,                            1994        1993        1992
                                                          ----------------------------------
 (in thousands, except per share amounts)
 INTEREST INCOME
 Loans (including fee income)                             $148,050     $142,907     $165,481
 Interest Earning Deposits                                      33           14          463
 Federal Funds Sold & Securities Purchased
    Under Agreements to Resell                               1,971        1,988        7,096
 Trading Account Assets                                          -            -           56
 Mortgage-Backed Securities                                 41,031       37,863       29,715
 U.S. Treasury & Government Agency Securities                9,108        6,801        5,681
 State & Municipal Obligations                               2,300        1,271        1,338
 Other Securities                                            1,240          786          950
                                                          ----------------------------------
 Total Interest Income                                     203,733      191,630      210,780
                                                          ----------------------------------

 INTEREST EXPENSE
 Savings, N.O.W. & Money Market Deposits                    30,968       34,960       49,379
 Certificates of Deposit, $100,000 & Over                    2,539        1,866        2,924
 Other Time Deposits                                        23,532       26,305       45,427
 Short-Term Borrowings                                      11,221        6,166        2,409
 Long-Term Borrowings                                        2,967        3,872        5,575
                                                          ----------------------------------
   Total Interest Expense                                   71,227       73,169      105,714
                                                          ----------------------------------
   Net Interest Income                                     132,506      118,461      105,066
 Provision for Loan Losses                                   3,275       10,300       23,775
                                                          ----------------------------------
   Net Interest Income after
     Provision for Loan Losses                             129,231      108,161       81,291
                                                          ----------------------------------

 NON-INTEREST INCOME
 Fees & Service Charges on Deposit Accounts                 11,013        9,287        7,490
 Trust & Investment Management Fees                          1,800        1,665        1,508
 Mortgage Banking Operations                                 2,358        4,051        3,871
 Other Operating Income                                      3,849        3,935        3,963
 Net Securities (Losses)/Gains                              (9,211)       1,457        9,547
 Trading Account Profits & Fees                                  -            -           28
                                                          ----------------------------------
    Total Non-Interest Income                                9,809       20,395       26,407
                                                          ----------------------------------

 NON-INTEREST EXPENSE
 Salaries & Employee Benefits                               36,934       33,145       32,110
 Occupancy                                                   6,764        6,970        6,802
 Equipment                                                   5,314        6,455        6,263
 Other Real Estate                                           3,651       13,971       16,358
 FDIC Insurance Premiums                                     5,476        5,736        5,549
 Merger & Related Restructure Charges                       14,338            -        1,200
 Other Operating Expense                                    18,495       18,061       19,764
 Amortization of Excess of Cost Over
  Fair Value of Net Assets Acquired                          1,470        1,595        1,616
                                                           ---------------------------------
    Total Non-Interest Expense                              92,442       85,933       89,662
                                                           ---------------------------------
 Income Before Income Taxes                                 46,598       42,623       18,036
 Provision for Income Taxes                                 16,926       16,976        8,609
                                                           ---------------------------------
    Net Income                                             $29,672      $25,647      $ 9,427
                                                           =================================

 Net Income Per Share                                        $1.25        $1.10        $0.48

 See accompanying notes to consolidated financial statements.

North Fork Bancorporation, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

 At December 31,
 (in thousands, except per share amounts)
                                                                   1994                1993
                                                                ------------------------------
 ASSETS
 Cash & Due from Banks                                          $   67,168          $   88,456
 Interest Earning Deposits                                             748                 290
 Federal Funds Sold & Securities Purchased under Agreements
  to Resell                                                              -              29,175
 Securities:
    Held-to-Maturity (Fair value $593,110 in 1994;
     $778,230 in 1993)                                             631,492             771,648
    Available-for-Sale (Fair value  $201,489 in 1993)              141,805             200,219
                                                                ------------------------------
    Total Securities                                               773,297             971,867
                                                                ------------------------------
 Loans                                                           1,823,274           1,746,247
    Less: Unearned Income & Fees                                    17,429              20,358
    Allowance for Loan Losses                                       50,069              56,556
                                                                ------------------------------
    Net Loans                                                    1,755,776           1,669,333
                                                                ------------------------------
 Premises & Equipment, Net                                          39,168              40,657
 Accrued Income Receivable                                          19,315              18,832
 Other Real Estate                                                  13,053              26,215
 Other Assets                                                       27,043              13,311
 Excess of Cost over Fair Value of Net Assets Acquired              22,208              26,239
                                                                ------------------------------
    Total Assets                                                $2,717,776          $2,884,375
                                                                ==============================

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Demand Deposits                                                  $331,245            $276,963
 Savings, N.O.W. &  Money Market Deposits                        1,325,628           1,389,515
 Certificates of Deposits in Amounts of $100,000 & Over             71,978              51,657
 Other Time Deposits                                               614,036             630,410
                                                                ------------------------------
    Total Deposits                                               2,342,887           2,348,545
 Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase                                          20,000             255,643
 Other Borrowings                                                   50,000              13,000
 Senior Notes Payable                                               25,000              20,000
 Accrued Interest & Other Expenses                                  19,770              14,824
 Other Liabilities                                                   5,196               6,053
                                                                ------------------------------
    Total Liabilities                                           $2,462,853          $2,658,065

 Stockholders' Equity
 Preferred Stock, par value $1.00; authorized
   10,000,000 shares, unissued                                           -                   -
 Common stock, par value $2.50; authorized 50,000,000 shares;
  issued & outstanding 1994, 23,049,187 shares; 1993,
  22,445,679 shares                                                 57,623              56,114
 Additional Paid in Capital                                         94,526              91,473
 Retained Earnings                                                 106,186              79,623
 Less: Unrealized Loss on Securities Available-for-Sale,
   net of taxes                                                     (2,871)                  -
        Deferred Compensation                                         (514)               (899)
        Treasury Stock at cost, 1,945 shares in 1994;
         73 shares in 1993                                             (27)                 (1)
                                                                ------------------------------
     Total Stockholders' Equity                                    254,923             226,310
                                                                ------------------------------
     Total Liabilities and Stockholders' Equity                 $2,717,776          $2,884,375
                                                                ==============================


 See accompanying notes to consolidated financial statements.

North Fork Bancorporation, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

 FOR THE YEARS ENDED DECEMBER 31,                                  1994           1993           1992
 (in thousands)                                                 ----------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                                                     $   29,672     $   25,647     $    9,427
 ADJUSTMENTS TO RECONCILE NET INCOME TO
   NET CASH PROVIDED BY OPERATING ACTIVITIES:
 Provision for Loan Losses                                           3,275         10,300         23,775
 Provision for Losses on Real Estate Acquired in
   Settlement of Loans                                               2,486         10,055         12,224
 Depreciation and Amortization                                       5,521          6,855          6,672
 Amortization of Excess of Cost Over Fair Value of
   Net Assets Acquired                                               1,470          1,595          1,616
 Accretion of Discounts and Net Deferred Loan Fees                  (1,771)          (939)        (2,784)
 Amortization of Premiums                                            7,957         10,154          1,479
 Net Securities Losses/(Gains)                                       9,211         (1,457)        (9,547)
 Proceeds from Sales of Trading Account Securities                       -              -         62,937
 Purchases of Trading Account Securities                                 -              -        (62,909)
 Other, Net                                                        (14,289)         2,456         15,026
                                                                ----------------------------------------
   Net Cash Provided by Operating Activities                        43,532         64,666         57,916
                                                                ----------------------------------------

 CASH FLOWS FROM INVESTING ACTIVITIES:

 Proceeds from Sales of Securities Held-to-Maturity                      -          1,702         14,549
 Maturities, Calls and Principal Repayments on
   Securities Held-to-Maturity                                     138,706        413,401         96,238
 Purchases of Securities Held-to-Maturity                         (269,519)      (660,071)      (492,311)
 Proceeds from Sales of Securities Available-for-Sale              272,175         71,519        555,040
 Maturities and Principal Repayments on
     Securities Available-for-Sale                                 150,831         49,967         15,115
 Purchases of Securities Available-for-Sale                       (106,008)      (199,197)      (367,767)
 Loans Originated and Principal Repayments
     on Loans and Other Real Estate Owned, Net                    (120,191)       (38,927)        96,721
 Proceeds from Sales of Real Estate Acquired
     in Settlements of Loans                                        15,586         27,993         33,296
 Proceeds from the Sale of Loans                                    28,801         60,736          4,058
 Purchases of Loans                                                      -        (14,320)             -
 Purchases of Premises and Equipment, Net                           (3,250)        (3,841)        (3,307)
                                                                 ---------------------------------------
     Net Cash Provided by/(Used in) Investing Activities           107,131       (291,038)       (48,368)
                                                                 ---------------------------------------


See accompanying notes to consolidated financial statements.

North Fork Bancorporation, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

 FOR THE YEARS ENDED DECEMBER 31,                                  1994           1993           1992
 (in thousands)                                                 ----------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
 Net Decrease in Deposits                                           (3,601)       (56,332)      (116,293)
 Proceeds from the Issuance of Senior Notes Payable                 25,000              -              -
 Repayments of Senior Notes Payable                                (20,000)       (20,000)             -
 Net (Decrease)/Increase in Short-Term and Other Borrowings       (199,054)       226,322          8,231
 (Purchase)/Sale of Treasury Shares                                    (35)           (45)           269
 Common Stock Sold for Cash                                          3,696         19,260          7,320
 Dividends Paid to Shareholders                                     (7,030)        (2,364)        (1,518)
                                                                 ---------------------------------------
     Net Cash (Used in)/Provided by Financing Activities          (201,024)       166,841       (101,991)
                                                                 ---------------------------------------
     Net (Decrease)/Increase in Cash and Cash Equivalents          (50,361)       (59,531)       (92,443)


 Metro Activity for the Three Months Ended December 31, 1993           356              -              -

 Cash and Cash Equivalents at Beginning of Year                    117,921        177,452        269,895

 Cash and Cash Equivalents at End of Year                        $  67,916      $ 117,921      $ 177,452
                                                                 =======================================

 SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash Paid/(Received) During the Period for:
     Interest Expense                                            $  72,101      $  74,357     $  107,938
                                                                 =======================================
     Income Taxes                                                $  24,747      $  14,671     $   (1,780)
                                                                 =======================================

 SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
   FINANCING ACTIVITIES:
 Securities Transferred to Available-for-Sale Upon
   Adoption of SFAS 115                                          $ 275,200              -              -
 Real Estate Acquired in Settlement of Loans and
   In-Substance Foreclosures                                     $   6,213      $  16,964      $  36,360
                                                                 =======================================
 Loans to Facilitate the Sale of Other Real Estate               $  10,907      $  14,075      $  15,459
                                                                 =======================================
 Securities Received in Exchange for Residential
   Mortgage Loans                                                        -              -      $  24,706
                                                                 =======================================

 See accompanying notes to consolidated financial statements.

 North Fork Bancorporation, Inc. and Subsidiaries
 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
 EQUITY

 Three Years Ended December 31, 1994
 (Dollars in thousands, except per share amounts)

                                                                         Additional                   Unrealized
                                                              Common      Paid in       Retained      Securities       Deferred
                                                              Stock       Capital       Earnings    Gains/(Losses)   Compensation
                                                             --------------------------------------------------------------------
 BALANCE, JANUARY 1, 1992                                    $47,858      $73,392       $48,360         ($276)         ($2,149)
 Net Income                                                        -            -         9,427             -                -
 Cash Dividends ( Metro Pre-Merger $.33 per share) (1)             -            -        (1,518)            -                -
 Sale of Common Stock (1,006,362 shares)                       2,578        4,742             -             -                -
 Issuance of Warrants (742,500 shares)                             -          185             -             -                -
 Deferred Compensation Activity:
   Restricted Stock Awards  (11,500 shares)                        -          (66)            -             -              (68)
   Amortization of Restricted Stock Awards                         -            -             -             -              341
   Removal of Restrictions on
     Restricted Stock Awards (1,000 shares)                        -            -             -             -               10
   Forfeiture of Restricted Stock Awards (5,500 shares)            -          (62)            -             -               92
   Amortization of Other Deferred Compensation Plans               -            -            75             -              314
 Purchase of Treasury Stock (1,302 shares)                         -            -             -             -                -
 Sale of Treasury Stock (50,753 shares)                            -         (308)            -             -                -
 Fractional Share Adjustment                                       -            -            (2)            -                -
 Net Change in Unrealized Depreciation on
   Certain Marketable Equity Securities                            -            -             -           251                -
                                                             ------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1992                                   50,436       77,883        56,342           (25)          (1,460)
  Net Income                                                       -            -        25,647             -                -
 Cash Dividends ( Metro Pre-Merger $.50 per share) (1)             -            -        (2,364)            -                -
 Sale of Common Stock (1,617,031 shares)                       4,061       11,192             -             -                -
 Exercise of Warrants (646,975 shares)                         1,617        2,390             -             -                -
 Deferred Compensation Activity:
   Restricted Stock Awards (8,000 shares)                          -           18             -             -             (102)
   Amortization of Restricted Stock Awards                         -            -             -             -              306
   Removal of Restrictions on
     Restricted Stock Awards (4,500 shares)                        -            -             -             -               22
   Forfeiture of Restricted Stock Awards (1,034 shares)            -          (10)            -             -               21
   Amortization of Other Deferred Compensation Plans               -            -             -             -              314
 Purchase of Treasury Stock (3,926 shares)                         -            -             -             -                -
 Fractional Share Adjustment                                       -            -            (2)            -                -
 Net Change in Unrealized Depreciation on
   Certain Marketable Equity Securities                            -            -             -            25                -
                                                             ------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1993                                   56,114       91,473        79,623             -             (899)
 Unrealized Gain on Securities Available-for-Sale, net
   of taxes at January 1, 1994                                     -            -             -         2,241                -
 Net Income                                                        -            -        29,672             -                -
 Cash Dividends (The Company $.35 per share)                       -            -        (5,882)            -                -
 Cash Dividends ( Metro Pre-Merger $.81  per share) (1)            -            -        (4,125)            -                -
 Sale of Common Stock (419,717 shares)                         1,056        2,377             -             -                -
 Exercise of Warrants (176,616 shares)                           442          390             -             -                -
 Deferred Compensation Activity:
   Restricted Stock Awards (10,000 shares)                        12           55             -             -             (122)
   Amortization of Restricted Stock Awards                         -            -             -             -              209
   Removal of Restrictions on
     Restricted Stock Awards (1,000 shares)                        -            -             -             -                4
   Forfeiture of Restricted Stock Awards (4,334 shares)            -          (12)            -             -               29
   Amortization of Other Deferred Compensation Plans               -          247            61             -              265
 Purchase of Treasury Stock (2,538 shares)                         -            -             -             -                -
 Fractional Share Adjustment                                      (1)          (4)            -             -                -
 Metro Net Income for the Three Months Ended
   December 31, 1993                                               -            -         6,837             -                -
 Adjustment to Unrealized Gain/(Loss) on Securities
   Available-for-Sale, net of taxes                                -            -             -        (5,112)               -
                                                             ------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1994                                  $57,623      $94,526      $106,186       $(2,871)           $(514)
                                                             ==================================================================


                                                                Treasury
                                                                 Stock          Total
                                                                -----------------------
 BALANCE, JANUARY 1, 1992                                        ($710)       $166,475
 Net Income                                                          -           9,427
 Cash Dividends ( Metro Pre-Merger $.33 per share) (1)               -          (1,518)
 Sale of Common Stock (1,006,362 shares)                             -           7,320
 Issuance of Warrants (742,500 shares)                               -             185
 Deferred Compensation Activity:
   Restricted Stock Awards  (11,500 shares)                        134               -
   Amortization of Restricted Stock Awards                           -             341
   Removal of Restrictions on
     Restricted Stock Awards (1,000 shares)                          -              10
   Forfeiture of Restricted Stock Awards (5,500 shares)            (30)              -
   Amortization of Other Deferred Compensation Plans                 -             389
 Purchase of Treasury Stock (1,302 shares)                          (7)             (7)
 Sale of Treasury Stock (50,753 shares)                            584             276
 Fractional Share Adjustment                                         -              (2)
 Net Change in Unrealized Depreciation on
   Certain Marketable Equity Securities                              -             251
                                                                ----------------------
 BALANCE, DECEMBER 31, 1992                                        (29)        183,147
  Net Income                                                         -          25,647
 Cash Dividends ( Metro Pre-Merger $.50 per share) (1)               -          (2,364)
 Sale of Common Stock (1,617,031 shares)                             -          15,253
 Exercise of Warrants (646,975 shares)                               -           4,007
 Deferred Compensation Activity:
   Restricted Stock Awards (8,000 shares)                           84               -
   Amortization of Restricted Stock Awards                           -             306
   Removal of Restrictions on
     Restricted Stock Awards (4,500 shares)                          -              22
   Forfeiture of Restricted Stock Awards (1,034 shares)            (11)              -
   Amortization of Other Deferred Compensation Plans                 -             314
 Purchase of Treasury Stock (3,926 shares)                         (45)            (45)
 Fractional Share Adjustment                                         -              (2)
 Net Change in Unrealized Depreciation on
   Certain Marketable Equity Securities                              -              25
                                                                ----------------------
 BALANCE, DECEMBER 31, 1993                                         (1)        226,310
 Unrealized Gain on Securities Available-for-Sale, net
   of taxes at January 1, 1994                                       -           2,241
 Net Income                                                          -          29,672
 Cash Dividends (The Company $.35 per share)                         -          (5,882)
 Cash Dividends ( Metro Pre-Merger $.81  per share) (1)              -          (4,125)
 Sale of Common Stock (419,717 shares)                               -           3,433
 Exercise of Warrants (176,616 shares)                               -             832
 Deferred Compensation Activity:
   Restricted Stock Awards (10,000 shares)                          67              12
   Amortization of Restricted Stock Awards                           -             209
   Removal of Restrictions on
     Restricted Stock Awards (1,000 shares)                          -               4
   Forfeiture of Restricted Stock Awards (4,334 shares)            (58)            (41)
   Amortization of Other Deferred Compensation Plans                 -             573
 Purchase of Treasury Stock (2,538 shares)                         (35)            (35)
 Fractional Share Adjustment                                         -              (5)
 Metro Net Income for the Three Months Ended
   December 31, 1993                                                 -           6,837
 Adjustment to Unrealized Gain/(Loss) on Securities
   Available-for-Sale, net of taxes                                  -          (5,112)
                                                                 ----------------------
 BALANCE, DECEMBER 31, 1994                                       $(27)       $254,923
                                                                 ======================

See accompanying notes to consolidated financial statements.
(1) Represent Metro's dividends per share based upon pre-merger shares outstanding.

North Fork Bancorporation, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL
    North Fork Bancorporation, Inc. (the "Company") is a bank holding company organized in 1980 under the laws of the State of Delaware and is registered under the Bank Holding Company Act of 1956, as amended. The Company, through its bank subsidiary, North Fork Bank (the "Bank") provides bank and bank-related services. On November 30, 1994, Metro Bancshares Inc. ("Metro"), the parent company of Bayside Federal Savings Bank ("Bayside"), was merged with and into the Company (see note 2(a)). The merger was accounted for as a pooling-of-interests and, as a result, the Company's consolidated financial statements have been retroactively restated for all reporting periods to include the consolidated accounts of Metro. The following is a summary of the Company's significant accounting and reporting policies:

(a) PRINCIPLES OF CONSOLIDATION
    The consolidated financial statements include the accounts of the Company, and its Bank and non-bank subsidiaries and have been prepared in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. The Company reports its financial results on a calendar year basis, whereas Metro had reported its financial results on a fiscal year basis which ended September 30. The consolidated financial results for the current year have been adjusted to conform Metro's year-end with that of the Company. The consolidated financial results for years prior to 1994 reflect the combination of the Company at and for the years ended December 31 with Metro at and for the years ended September 30.

(b) TRADING ACCOUNT ACTIVITIES
    Trading account assets are stated at market value. Realized and unrealized gains and losses on trading account activities are reflected in other income as trading account profits and fees.

(c) SECURITIES
    Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost, adjusted for amortization of premiums and discounts. Debt securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities, are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of stockholders' equity. Management determines the appropriate classification of securities at the time of purchase.
    Prior to the adoption of SFAS 115, securities held-to-maturity were carried at amortized cost, adjusted for amortization of premiums and discounts. Securities held-for-sale were carried at the lower of amortized cost or fair value with any valuation adjustment reflected in the current period's results of operations. Marketable equity securities were carried at the lower of cost or fair value, with any net unrealized losses reflected as a separate component of stockholders' equity.
    Interest income on securities, including amortization of premiums and accretion of discounts, is recognized using the level yield method over the lives of the individual securities. Realized gains and losses on sales of securities are computed using the specific identification method. The cost bases of individual held-to-maturity and available-for-sale securities are reduced through writedowns to reflect other-than-temporary impairments in value.

    In accordance with SFAS 115, cash flows from purchases, maturities and sales of available-for-sale securities have been classified as cash flows from investing activities, and such activity for prior periods has been similarly reclassified.

(d) LOANS
    Loans are generally carried at the principal amount outstanding, net of unearned income and net deferred loan fees. Mortgage loans held-for-sale are valued at the lower of aggregate cost or market value. Interest income is recognized using the interest method or a method that approximates a level rate of return over the loan term. Unearned income and net deferred loan fees are accreted into interest income over the loan term as a yield adjustment.

(e) NON-ACCRUAL LOANS
    Loans are placed on non-accrual status when, in the opinion of management, there is doubt as to the collectibility of interest or principal, or when principal and interest is past due 90 days or more and the loan is not well secured and in the process of collection. Interest and fees previously accrued, but not collected, are reversed and charged against interest income at the time a loan is placed on non-accrual status. Interest payments received on non-accrual loans are recorded as reductions of principal if, in management's judgment, principal repayment is doubtful. Loans may be reinstated to an accrual or performing status if future payments of principal and interest are reasonably assured and the loan has demonstrated performance.
    Loans are classified as restructured loans when the Company has granted, for economic or legal reasons related to the borrower's financial difficulties, a concession to the borrower that it would not otherwise consider. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms.

North Fork Bancorp9ration, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(f) ALLOWANCE FOR LOAN LOSSES
    The allowance for loan losses is based on a periodic analysis of the loan portfolio and reflects an amount which, in management's judgement, is adequate to provide for possible loan losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, such as present and potential risks of the loan portfolio, loan growth, prior loss experience and current economic conditions. The allowance is maintained at a level considered by management to be adequate to cover reasonably foreseeable loan losses. While management uses available information to estimate possible loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

(g) PREMISES AND EQUIPMENT, NET
    Premises and equipment, including leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvements, over the estimated useful life of the related asset or the lease term, whichever is shorter.

(h) OTHER REAL ESTATE
    Other real estate consists of property acquired through foreclosure or deed in lieu of foreclosure and loans classified as in- substance foreclosures. Loans are classified as in-substance foreclosures when the Company has substantively assumed all incidents of ownership of the underlying collateral. Other real estate is carried at the lower of the recorded amount of the loan or the fair value of the property based on the current appraised value adjusted for estimated disposition costs. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the fair value of the real estate to be acquired by a charge to the allowance for loan losses.
    Subsequent to foreclosure, gains and losses on the periodic revaluation of real estate acquired, and gains and losses on the disposition of such properties, are credited or charged to other real estate expense. Net costs of maintaining and operating other real estate are expensed as incurred.

(i) INCOME TAXES
    The Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109) in 1993. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs. Deferred tax assets are reduced, through a valuation allowance, if necessary, by the amount of such benefits that are not expected to be realized based on current available evidence.
    Prior to 1993, deferred income taxes were provided for items of income or expense that are reported in different periods for financial statements and income tax purposes, in accordance with Accounting Principles Board Opinion No.11. The Company files consolidated income tax returns with its subsidiaries. Tax expenses (benefits) are allocated among members in the consolidated group.

(j) RETIREMENT AND BENEFIT PLANS
    The Company has a non-contributory defined benefit pension plan covering substantially all employees. Annual pension cost is provided over the employee's expected service life utilizing the projected unit cost actuarial method. Supplemental retirement benefits are provided for selected employees where income tax limitations have been placed on the amount of retirement benefits otherwise earned.
    Post retirement and post employment benefits are recorded on an accrual basis with an annual provision that considers an actuarially determined future obligation.

(k) EARNINGS PER SHARE
    Earnings per share is computed by dividing net income by the weighted-average number of common shares and common stock equivalents outstanding during the period after retroactively restating for common shares issued in connection with the Metro acquisition. Common shares and common stock equivalents outstanding are based on the combined weighted average shares of the Company's and Metro's common stock outstanding during the period. (See Note 2(a))

(l) EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED
    The excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over a period not exceeding twenty-five years.

(m) STATEMENT OF CASH FLOWS
    For purposes of the Consolidated Statement of Cash Flows, cash and cash equivalents includes those amounts included in the Balance Sheet captions - Cash and Due from Banks, Interest Earning Deposits, Federal Funds Sold and Securities Purchased Under Agreements to Resell, all of which have an initial maturity of less than 90 days.

(n) OFF BALANCE-SHEET INSTRUMENTS
    The Company enters into interest rate contracts, including interest rate caps, floors and swap agreements, as part of its asset/liability management of interest rate exposure. These instruments are entered into as hedges against interest rate risk and are designated against certain assets and liabilities. The premium paid or received for any of these instruments is amortized over the term of the agreement. These instruments are accounted for on an accrual basis in the interest income or expense category of the related hedged asset or liability. If the asset or liability being hedged is disposed of, the market value of the interest rate contract is included in the determination of the gain or loss from disposition.

NOTE 2 - BUSINESS COMBINATIONS

(a) METRO BANCSHARES INC.
    On November 30, 1994, the Company acquired Metro in a transaction accounted for under the pooling-of-interests method of accounting. Pursuant to the merger agreement, the Company issued 1.645 shares of common stock for each share of Metro's common stock outstanding (8,440,746 common shares issued) and reserved for issuance 739,038 common shares for Metro's outstanding stock options as of the acquisition date. Metro had consolidated total assets, deposits, and shareholders' equity of $964.3 million, $832.5 million, and $84.7 million, respectively, at November 30, 1994. The Company's previously reported components of consolidated income and the amounts reflected in the accompanying consolidated statements of income for the years ended December 31, are as follows:

    (in thousands)
    Net Interest Income                               1993            1992
                                                      ----            ----
         As Previously Reported                    $ 77,353        $ 71,162
         Metro                                       41,108          33,904
                                                   --------        --------
         Combined                                  $118,461        $105,066
                                                   ========        ========

     Net Income
         As Previously Reported                    $ 15,097        $  1,730
         Metro                                       10,550           7,697
                                                   --------        --------
         Combined                                  $ 25,647        $  9,427
                                                   ========        ========

    Metro's reporting period had been as of and for the year ended September 30 whereas the Company utilizes a calendar year basis. Metro's financial results for 1994 have been conformed to the calendar year reporting period of the Company. All prior year consolidated financial results combine the Company with Metro utilizing their respective fiscal reporting periods. As a result, Metro's operating results for the three month period ended December 31, 1993 have been set forth separately as a component of consolidated stockholders' equity and are not included in the Company's consolidated statements of income.

    The following is a summary of Metro's results of operations and cash flows for the three months ended December 31, 1993:

(in thousands)
STATEMENT OF INCOME DATA:

                 Net Interest Income                                     $ 10,745
                                                                         --------

                 Income Before Cumulative Effect of
                   Accounting Change                                        3,137
                 Cumulative Effect of Change in
                   Accounting for Income Taxes (Note 9)                     3,700
                                                                         --------
                 Net Income                                              $  6,837
                                                                         ========

STATEMENT OF CASH FLOWS DATA:
                 Cash Provided by Operating Activities                   $  9,510
                 Cash Used by Investing Activities                        (12,093)
                 Cash Provided by Financing Activities                      2,939
                                                                         --------
                 Net Increase in Cash & Cash Equivalents                 $    356
                                                                         ========

    In connection with the merger, the Company recorded a charge for merger and related restructuring expenses of $14.3 million. This charge included $3.0 million in direct merger expenses, primarily legal and professional fees, $5.9 million in severance related costs, and $5.4 million in system and facility costs associated with the elimination of duplicate facilities, the write-off of certain property and equipment, the cancellation of certain contractual obligations and other expenses associated with the merger. Approximately $6.9 million of this expense was paid by December 31, 1994 with substantially all of the remaining cash payments to be made during 1995 with the completion of the integration of Metro's business.

(b) GREAT NECK BANCORP.
    In January 1995, the Company announced that it had entered into an agreement to acquire Great Neck Bancorp ("Great Neck") for cash consideration of approximately $6.5 million. Great Neck is the parent company of Bank of Great Neck, a Long Island based commercial bank. The total assets to be acquired approximate $110 million exclusive of certain designated assets aggregating approximately $15 million which will be retained by the selling shareholders. The transaction, which will be accounted for as a purchase, is subject to regulatory approval and is expected to close in the second quarter of 1995.

NOTE 3 - SECURITIES

    On January 1, 1994, the Company adopted SFAS 115, which expands the use of fair value accounting for certain debt and equity securities, while retaining the use of the amortized cost method of accounting for investments in debt securities that the Company has the positive intent and ability to hold to maturity. The adoption of SFAS 115 had no impact on reported net income, but increased stockholders' equity by $2.2 million, on a net of tax basis, at January 1, 1994.

North Fork Bancorporation, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

HELD-TO-MATURITY SECURITIES
    The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of held-to-maturity securities were as follows at December 31.

                                                                    1994

                                                           GROSS           GROSS
                                          AMORTIZED      UNREALIZED      UNREALIZED        FAIR
                                            COST           GAINS          (LOSSES)         VALUE
                                          -------------------------------------------------------
 (in thousands)
 U.S. Treasury Securities                 $ 26,377             2              (2)        $ 26,377
 U.S. Government Agencies' Obligations      54,793             -          (4,462)          50,331
 State & Municipal Obligations              64,672           217          (2,100)          62,789
 Mortgage-Backed Securities                485,650            93         (32,130)         453,613
 Equity Securities                               -             -               -                -
                                          -------------------------------------------------------
                                          $631,492           312         (38,694)        $593,110
                                          =======================================================

                                                                    1993

                                                           GROSS           GROSS
                                          AMORTIZED      UNREALIZED      UNREALIZED        FAIR
 (in thousands)                             COST           GAINS          (LOSSES)         VALUE
                                          -------------------------------------------------------
 U.S. Treasury Securities                 $ 97,243           731               -         $ 97,974
 U.S. Government Agencies' Obligations      55,988           370             (72)          56,286
 State & Municipal Obligations              46,265           654             (40)          46,879
 Mortgage-Backed Securities                562,473         7,225          (2,564)         567,134
 Equity Securities                           9,679           278               -            9,957
                                          -------------------------------------------------------
                                          $771,648         9,258          (2,676)        $778,230
                                          =======================================================

AVAILABLE-FOR-SALE SECURITIES
    The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of available-for-sale securities were as follows at December 31,

                                                                   1994

                                                           GROSS           GROSS
                                          AMORTIZED      UNREALIZED      UNREALIZED        FAIR
 (in thousands)                             COST           GAINS          (LOSSES)         VALUE
                                          -------------------------------------------------------
 U.S. Treasury Securities                 $ 20,077             6            (292)        $ 19,791
 Mortgage-Backed Securities                100,903           111          (4,990)          96,024
 Equity Securities                          25,839           284            (133)          25,990
                                          -------------------------------------------------------
                                          $146,819           401          (5,415)        $141,805
                                          =======================================================
                                                                    1993

                                                           GROSS           GROSS
                                          AMORTIZED      UNREALIZED      UNREALIZED        FAIR
 (in thousands)                             COST           GAINS          (LOSSES)         VALUE
                                          -------------------------------------------------------
 U.S. Treasury Securities                        -             -               -                -
 Mortgage-Backed Securities                200,219         1,817            (547)         201,489
 Equity Securities                               -             -               -                -
                                          -------------------------------------------------------
                                          $200,219         1,817            (547)        $201,489
                                          =======================================================

    Mortgage-backed securities classified as held-to-maturity included $92.8 million and $88.5 million in collateralized mortgage obligations at December 31, 1994 and 1993, respectively. Mortgage-backed securities classified as available-for-sale included $1.0 million in collateralized mortgage obligations at December 31, 1994.

    The amortized cost and estimated fair value of securities at December 31, 1994, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations without call or prepayment penalties.

                                                 HELD-TO-MATURITY            AVAILABLE-FOR-SALE

                                              Amortized       Fair         Amortized       Fair
 (in thousands)                                 Cost          Value          Cost          Value
                                              ---------------------------------------------------
 Due in one year or less                      $ 58,862      $ 58,730       $ 10,090      $ 10,069
 Due after one year through five years          15,755        15,154          9,987         9,722
 Due after five years through ten years         66,225        60,895              -             -
 Due after ten years                             5,000         4,718              -             -
                                              ---------------------------------------------------
   Subtotal                                    145,842       139,497         20,077        19,791
 Mortgage-Backed Securities                    485,650       453,613        100,903        96,024
 Equity Securities                                   -             -         25,839        25,990
                                              ---------------------------------------------------
                                              $631,492      $593,110       $146,819      $141,805
                                              ===================================================

    The prepayment of mortgage-backed securities ("MBS") including collateralized mortgage obligations ("CMO") is actively monitored through the Company's portfolio management function. The Company typically invests in MBS's with stable cash flows and relatively short duration, thereby limiting the impact of interest rate fluctuations on the portfolio. Management regularly performs simulation testing to assess the impact that interest and market rate changes would have on its MBS portfolio.
    Proceeds from the sales of available-for-sale securities were $272.2 million in 1994. Net losses from available-for-sale securities sold totaled $9.2 million in 1994. These amounts include gross gains of $2.5 million and gross losses of $8.5 million on sales of securities available-for-sale. In addition, net securities losses for 1994 contained a charge of $3.2 million to reduce the carrying value of a certain CMO, received by Metro in 1991 as a partial settlement in a troubled debt restructuring. Proceeds from the sale of securities were $73.2 million and $569.6 million in 1993 and 1992, respectively. Gross realized gains were $1.4 million and $11.3 million in 1993 and 1992, respectively. Gross realized losses were $1.8 million in 1992 with no significant losses in 1993.
    At December 31, 1994, held-to-maturity securities carried at $127.8 million and available-for-sale securities carried at $17.1 million, respectively, were pledged for various purposes as required by law and to secure securities sold under agreements to repurchase and other borrowings. At December 31, 1993, securities carried at $299.2 million and held-for-sale securities carried at $50.2 million were similarly pledged as collateral.

NOTE 4 - LOANS

    The composition of the loan portfolio is summarized as follows as of December 31.

                                                        PERCENTAGE                     Percentage
 (dollars in thousands)                     1994        OF TOTAL           1993        of Total
                                         --------------------------------------------------------
 Mortgage Loans-Residential              $  598,194        32.81%       $  651,721        37.31%
 Mortgage Loans-Multi-family                523,510        28.71%          382,419        21.90%
 Mortgage Loans-Commercial                  336,377        18.45%          336,321        19.26%
 Commercial & Industrial                    240,635        13.20%          257,151        14.73%
 Consumer Loans                              72,099         3.95%           61,647         3.53%
 Land Loans                                  37,858         2.08%           37,160         2.13%
 Mortgage Loans-Construction                 14,601         0.80%           19,828         1.14%
                                         --------------------------------------------------------
    Total                                $1,823,274       100.00%       $1,746,247       100.00%

 Less:
  Unearned Income and Fees                   17,429                         20,358
  Allowance for Loan Losses                  50,069                         56,556
                                         ----------                     ----------
      Net Loans                          $1,755,776                     $1,669,333

    The Company's loan portfolio is principally located in the metropolitan New York area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability which affects property values, but also the financial well-being and creditworthiness of the borrowers. The portfolio is concentrated in real estate related loans, comprising 82.8% of the portfolio at December 31, 1994.
    In order to minimize the credit risk related to this concentration, the Company utilizes prudent underwriting standards as well as diversifying the type and locations of real estate projects underwritten. The Company's multi-family lending line of business was acquired from Metro and includes loans on various diversified apartment complexes. Multi-family loans are dependent, in large part, on sufficient income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family loans are not fully self amortizing, therefore, the principal outstanding is not significantly reduced prior to their contractual maturity.
    The commercial mortgage portfolio contains loans secured by industrial developments, professional office buildings, retail stores and shopping centers. Land loans are loans to finance the acquisition of vacant land for future residential and commercial development. Construction loans are loans to finance the construction of industrial developments and single-family subdivisions.
    The Company's underwriting standards include various limits on the loan to value ratios based on type of property, and the Company carefully considers among other things, the creditworthiness of the borrower, the location of the real estate, the condition and value of the security property, the quality of the organization managing the property, and the viability of the project including occupancy rates, tenants and lease terms. The Company's underwriting standards require appraisals and periodic inspections of the properties as well as ongoing monitoring of operating results.
    Included in Mortgage Loans - Residential at December 31, 1994 and 1993 were loans held for sale of $.6 million and $5.5 million, respectively. The Company receives fee income for servicing mortgage loans. Mortgages serviced for others aggregated $442.0 million and $532.3 million as of December 31, 1994 and 1993, respectively.
    Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate includes property acquired through foreclosure or deeds in lieu of foreclosure and loans classified as in-substance foreclosures.
    The Company's non-performing assets at December 31 consisted of the following:

(in thousands)                                          1994        1993
                                                      --------------------
 Loans Ninety Days Past Due and Still Accruing        $ 1,597      $ 2,265
 Non-Accrual Loans                                     32,324       41,735
                                                      --------------------
   Non-Performing Loans                                33,921       44,000
 Other Real Estate                                      5,361       11,326
 In-Substance Foreclosures                              7,692       14,889
                                                      --------------------
   Non-Performing Assets                              $46,974      $70,215
                                                      ====================

    The largest concentration of non-performing loans are those secured by real estate aggregating $26.0 million, or 76.6% of non- performing loans, at December 31, 1994.
    Interest foregone on non-accrual loans and other real estate, or the amount of income that would have been earned had those loans remained performing, aggregated $4.5 million, $5.6 million and $15.4 million in 1994, 1993 and 1992, respectively.

North Fork Bancorporation, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Restructured loans were $37.0 million and $46.2 million at December 31, 1994 and 1993, respectively. Restructured loans on a non-accrual basis at December 31, 1994 and 1993 were $2.2 million and $2.7 million, respectively. The amount of interest income recorded on restructured loans was approximately $3.0 million, $3.2 million and $3.6 million in 1994, 1993 and 1992, respectively. The difference between income included in the Company's results of operations under the restructured terms and that amount which would have been recognized had these loans performed in accordance with their original terms was $.8 million, $.9 million and $2.2 million in 1994, 1993 and 1992, respectively.
    The Company had no commitment to lend additional funds to borrowers whose loans are non-performing or whose terms have been restructured at December 31, 1994.
    Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for the Impairment of a Loan" (SFAS 114), as amended by Statement of Financial Accounting Standards No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 118), which is effective for fiscal years beginning after December 15, 1994, and is to be applied prospectively, requires that impaired loans within the scope of the statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, observable market prices or the fair value of the underlying collateral. The implementation of SFAS 114, as amended by SFAS 118, will not have a material effect on the Company's financial position or results of operations.
    Loans to related parties include loans to directors and their related companies, and executive officers of the Company and any of its subsidiaries. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks.
    The following analysis depicts the activity of related party loans for 1994:

 (in thousands)
 Balance at December 31, 1993                         $ 640
 New Loans and Additional Disbursements                 292
 Repayments                                            (257)
                                                      -----
 Balance at December 31, 1994                         $ 675
                                                      =====


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

    A summary of changes in the allowance for loan losses is shown below for the years ended December 31:

 (in thousands)                                 1994         1993          1992
                                             ------------------------------------
 Balance at Beginning of Year                $ 56,556      $ 69,583      $ 63,722
 Provisions for Loan Losses                     3,275        10,300        23,775
 Recoveries Credited to the Allowance           4,331         3,678         2,612
                                             ------------------------------------
                                               64,162        83,561        90,109
 Losses Charged to the Allowance              (14,457)      (27,005)      (20,526)
 Metro Activity for the Three Months
   Ended December 31, 1993                        364             -             -
                                             ------------------------------------
 Balance at December 31,                     $ 50,069      $ 56,556      $ 69,583
                                             ====================================


NOTE 6 - PREMISES AND EQUIPMENT

    The following is a summary of premises and equipment at December 31:

(in thousands)                                         1994          1993
                                                     ----------------------
 Land                                                $  9,299      $  9,328
 Bank Premises                                         24,908        22,822
 Leasehold Improvements                                 6,723         6,964
 Equipment                                             31,049        33,658
                                                     ----------------------
                                                       71,979        72,772
 Accumulated Depreciation and Amortization            (32,811)      (32,115)
                                                     ----------------------
                                                     $ 39,168      $ 40,657
                                                     ======================

NOTE 7 - SHORT TERM BORROWINGS

    Federal funds purchased and securities sold under agreements to repurchase and related information is summarized as follows at and for the years ended December 31:

(dollars in thousands)                                       1994          1993         1992
                                                           -----------------------------------
Federal Funds Purchased
     Period End Balance                                    $ 20,000             -            -
     Maximum Amount Outstanding at Any Month End             25,000             -            -
     Average Outstanding Balance                              5,032            28            -
     Weighted Average Interest Rate Paid                       5.47%         3.10%           -
     Weighted Average Interest Rate at Year End                6.00%            -            -

 Securities Sold Under Agreements to Repurchase
     Period End Balance                                           -      $255,643     $ 28,200
     Maximum Amount Outstanding at Any Month End            322,876       325,779      116,188
     Average Outstanding Balance                            239,656       176,491       57,568
     Weighted Average Interest Rate Paid                       4.25%         3.49%        4.18%
     Weighted Average Interest Rate at Year End                   -          3.41%        5.04%


    Federal Home Loan Bank Advances with original maturities less than one year were $40.0 million at December 31, 1994 with a weighted average interest rate of 5.63%.

    The Company's bank subsidiary has arrangements with various correspondent banks providing short-term credit for regulatory liquidity requirements. These lines of credit aggregated $70.0 million at December 31, 1994.

NOTE 8 - LONG TERM BORROWINGS

(dollars in thousands)
(a) Senior Notes Payable at December 31 are summarized as follows:

                                                           1,994        1,993
                                                          --------------------
 Senior Notes Payable
     7.56% Senior Note due April 20, 1999                 $25,000      $     -
    10.08% Senior Note due March 28, 1995                       -       20,000
                                                          ====================

(b) Federal Home Loan Bank Borrowings at December 31:

 Federal Home Loan Bank of New York Notes Payable
    10.00% due April 28, 1999                             $10,000      $10,000
     9.50% due January 29, 1994                                 -        3,000
                                                          --------------------
                                                          $10,000      $13,000
                                                          ====================

    During 1994, the Company issued a $25.0 million 7.56% Senior Note (the "Note") due April 20, 1999. The Note imposes certain restrictions on the Company. These restrictions include, but are not limited to, the maintenance of certain capital levels, limitations on the payment of dividends and limitations on the repurchase of common stock. The Company is in compliance with the covenants of the Note at December 31, 1994. A portion of the Note proceeds were used to prepay the $20.0 million 10.08% Senior Note due March 28, 1995. As a result of this prepayment, the Company incurred a prepayment penalty of $.9 million, which is reflected in non-interest expense.

NOTE 9 - INCOME TAXES

    The Company provides for income taxes beginning in 1993 under the asset and liability method required by SFAS 109. Under this method, the Company is required to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at the enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance is to be established to reduce the deferred tax asset if it is "more likely than not" that some or all of the deferred tax asset will not be realized. The adoption of SFAS 109 did not have a material impact on the Company's results of operations.
    Metro's adoption of SFAS 109, effective October 1, 1993, resulted in an additional $6.1 million deferred tax assets (net of a $.5 million valuation allowance) recorded as a $2.4 million reduction in the excess cost over fair value of net assets acquired and a $3.7 million credit to income reflected as a cumulative effect of an accounting change. The cumulative effect credited to income resulting from Metro's adoption of SFAS 109 is included in the results of operations for the three months ended December 31, 1993, which is reported as an adjustment to retained earnings in the Company's Consolidated Statement of Changes in Stockholders' Equity. Metro's adoption of SFAS 109 did not have a material impact on the Company's results of operations. Accordingly, Metro's adoption of SFAS 109 has not been conformed with the Company's adoption in the restated consolidated financial statements.

North Fork Bancorporation, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The components of the Company's consolidated income tax provision for the years ended December 31, 1994 and 1993 under SFAS 109 is as follows:

(in thousands)                                                     1994         1993
                                                                  ---------------------
 Current Tax Expense                                              $22,268       $15,539
 Deferred Tax Expense (exclusive of the effects of the
   components listed below)                                         1,508         2,922
 Adjustment to Deferred Tax Assets and Liabilities
   for Enacted Changes in Tax Rates                                     -          (193)
 Change in Valuation Allowance                                     (6,850)       (1,292)
                                                                  ---------------------
 Income Tax Provision                                             $16,926       $16,976
                                                                  =====================

    The components of the Company's consolidated income tax provision/(benefit) for the year ended December 31, 1992 is as follows:

 (in thousands)                                               1992
                                                             -------
 Current:
     Federal                                                 $ 9,671
     State and Local                                           3,476
                                                             -------
     Total Current                                            13,147

 Deferred:
     Federal                                                  (4,408)
     State and Local                                            (130)
                                                             -------
     Total Current                                            (4,538)
                                                             -------
 Total                                                       $ 8,609
                                                             =======

    Under the method of providing for income taxes used prior to SFAS 109, deferred income taxes resulted from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each for the year ended December 31, 1992 is as follows:

 (in thousands)                                                   1992
                                                                -------
 Bad Debt Deduction for Tax Purposes Under
   Book Provision                                               $(1,988)
 Recapture of Tax Bad Debt Reserve                               (1,016)
 Other Real Estate Valuation Allowance                             (640)
 Deferred Compensation                                              (66)
 Tax Deferred Loan Fees                                            (337)
 Depreciation for Tax Purposes Under
   Book Depreciation                                               (834)
 Accrued Expenses                                                   (84)
 State and Local Income Taxes, Net of Federal Income Tax            784
 Other, net                                                        (357)
                                                                -------
   Total                                                        $(4,538)
                                                                =======

    The total tax expense for the years ended December 31, differed from the amount computed by applying the Federal income tax rate to income before income taxes as a result of the following:

 (in thousands)                                                         1994          1993          1992
                                                                       ----------------------------------
 Federal Income Tax Expense at Statutory Rates                          35.0%         34.9%          34.0%
 Increase/(Reduction) Resulting from:
   Tax Exempt Interest, net                                             (2.1)         (1.8)          (4.6)
   State and Local Income Taxes, Net of Federal Income Tax               9.3           4.6           11.1
   Accretion/Amortization of Purchase Accounting
    Premiums and Discounts                                              (0.5)         (0.5)          (2.0)
   Amortization of Excess Cost Over Fair Value of
    Net Assets Acquired                                                  1.2           1.3            3.1
   Nondeductible Merger & Related Restructure Charges                    0.7             -            0.4
   Federal Bad Debt Deduction less than Financial
    Statement Provision                                                    -           2.5            3.5
   Recapture of Tax Bad Debt Reserve Due to Merger                       7.3             -              -
   Change in Valuation Allowance                                       (14.7)         (2.7)             -
   Other, net                                                            1.1           1.5            2.2
                                                                       ----------------------------------
 Effective Tax Rate                                                     36.3%         39.8%          47.7%
                                                                       ==================================

    Prior to the merger, Metro was entitled to a special bad debt deduction for additions to the tax bad debt reserves established for the purposes of absorbing losses. As provided under the Internal Revenue Code, the statutory percentage used to calculate the federal bad debt deduction was 8% of taxable income. No provision for federal income tax had been made with respect to these allocations of income to bad debt deductions for tax purposes only. As a result of the merger, however, these amounts are required in accordance with the Internal Revenue Code to be recaptured for tax purposes only at the Company's current corporate tax rate. Included in the 1994 provision for income taxes is $3.5 million related to this bad debt recapture.

    The components of the Company's net deferred tax asset at December 31, 1994 and 1993 are as follows:

(in thousands)                                                          1994          1993
                                                                       ---------------------
 Deferred Tax Assets
     Allowance for Loan Losses                                         $20,985       $18,626
     Unrealized Loss on Securities Available-for-Sale                    2,143             -
     Excess of Tax Basis Over Book Basis-Other Real Estate                  58           472
     Deferred Compensation and Other Employee Benefit Plans              1,615         1,267
     Other, net                                                          7,261         2,493
                                                                       ---------------------
       Gross Deferred Tax Asset                                        $32,062       $22,858
     Valuation Allowance                                                (3,391)       (9,710)
                                                                       ---------------------
       Deferred Tax Asset                                              $28,671       $13,148
                                                                       =====================

 Deferred Tax Liability
     Savings Bank Tax Bad Debt Recapture                               ($5,873)      ($4,576)
     Excess of Book Basis Over Tax Basis, Premises & Equipment            (496)       (1,096)
     Other, net                                                         (2,004)         (763)
                                                                       ---------------------
       Gross Deferred Tax Liability                                    ($8,373)      ($6,435)
                                                                       ---------------------
        Net Deferred Tax Asset                                         $20,298        $6,713
                                                                       =====================



    The valuation allowance for deferred tax assets as of the January 1, 1993 adoption of SFAS 109 was approximately $11.0 million, which approximated previously unrealized potential tax benefits and a reserve equivalent to the potential New York State tax benefit. The net changes in the total valuation allowance for the years ended December 31, 1994 and 1993 were decreases of $6.9 million and $1.3 million, respectively. The decrease in the valuation allowance relates to the portion of the total gross deferred tax asset for which realization has occurred or for which realization is currently deemed more likely than not to occur. In 1993, the Company realized New York State benefits which were not previously recognized. During 1994, the Company further reduced the valuation allowance due to the improved earnings potential and the continued strengthening of the quality of assets. The Company continued to fully reserve for a portion of the potential New York benefit due to uncertainties of realization since state and local law does not provide for the utilization of net operating loss carryforwards or carrybacks.

NOTE 10 - RETIREMENT AND OTHER EMPLOYEE BENEFITS PLANS

RETIREMENT PLAN

    The Company maintains a retirement plan (the "Plan") covering substantially all of its employees. Benefits under the plan are computed using a career average formula. Under the career average formula, participants accrue a benefit each year equal to five percent of their annual compensation, as defined, plus a rate of interest based on one-year Treasury Bill rates, credited quarterly. Plan assets are invested in a diversified portfolio of fixed income securities, mutual funds and equity securities. The Company contributes to the Plan an amount sufficient to meet Employee Retirement Income Security Act ("ERISA") funding standards. Metro did not maintain a retirement plan and as such the following table contains information regarding the Company's pre-merged Plan. Subsequent to the merger, all former Metro employees meeting plan requirements became eligible for participation in the Plan.

    The following table sets forth the funded status of the Plan, and amounts recognized in the accompanying consolidated financial statements.


December 31,                                                               1994         1993
(in thousands)                                                            ----------------------
 Actuarial Present Value of Accumulated Benefit Obligation:
    Vested Benefits                                                       ($15,025)     ($15,691)
    Non-Vested Benefits                                                       (315)         (566)
                                                                          ======================
 Projected Benefit Obligation for Service Rendered to Date                ($15,340)     ($16,257)
 Plan Assets at Fair Value                                                  14,376        16,279
                                                                          ----------------------
 Plan Assets (Less than)/in Excess of Projected Benefit Obligation            (964)           22
 Unrecognized Net Asset Value Existing at Plan Year End                       (458)         (521)
 Unrecognized Net Loss                                                       3,845         3,562
 Prior Service Cost                                                         (3,037)       (3,279)
                                                                          ----------------------
 Accrued Pension Cost                                                        ($614)        ($216)
                                                                          ======================

                                                                          1994         1993         1992
                                                                          -------------------------------
For the Years Ended December 31,
(in thousands)
 Net Periodic Pension Expense Included the Following Components:
 Service Cost-Benefits Earned During the Year                               $710         $613      $1,102
 Interest Cost on Projected Benefit Obligations                            1,188        1,115       1,400
 Net Amortization and Deferral                                            (1,685)        (639)     (1,366)
                                                                          -------------------------------
                                                                             213        1,089       1,136
 Less Actual Return on Plan Assets                                          (184)       1,079         800
                                                                          -------------------------------
    Net Periodic Pension Expense                                            $397          $10        $336
                                                                          ===============================

North Fork Bancorporation, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The weighted average discount rate utilized to determine the projected benefit obligation and net periodic pension expense was 8.50% for 1994, 7.50% for 1993 and 8.50% for 1992. The assumed rate of future compensation increases was 4.50% for 1994 and 1993 and 5.50% for 1992. The expected long-term rate of return on Plan assets was 8.50% for 1994, 1993 and 1992.

    On January 1, 1993, the Company adopted a supplemental retirement plan which restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The actuarial present value of the accumulated benefit obligation and the projected benefit obligation was $162 thousand at December 31, 1994 and $181 thousand at December 31, 1993. The projected benefit obligation exceeded the fair value of the plan assets by $162 thousand at December 31, 1994 and $80 thousand at December 31, 1993. Net periodic pension expense incurred in 1994 and 1993 for the supplemental retirement plan was $40 thousand and $31 thousand, respectively. The weighted average discount rate utilized to determine the projected benefit obligation and net periodic pension expense was 8.50% for 1994 and 7.50% for 1993. The assumed rate of future compensation increases was 4.50% for 1994 and 5.50% for
1993.   The expected long-term rate of return on plan assets was 8.50% for 1994 and 7.00% for 1993.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    The Company provides certain health care and life insurance benefits to eligible retired employees. Benefits received range between 0% and 100% of coverage premiums based on an employee's age, years of service and retirement date. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 "Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"), whereas Metro adopted effective October 1, 1993, which resulted in a change in the method of accounting for postretirement health care and life insurance benefits from a pay-as-you-go basis to an accrual basis. Under SFAS 106, the expected cost of postretirement benefits other than pensions is actuarially determined and accrued ratably over the employee's period of service. The Accumulated Postretirement Benefit Obligation ("APBO") existing at January 1, 1993 of $4.1 million for the Company and at October 1, 1993 of $.9 million for Metro, is being amortized over 20 years in accordance with SFAS 106. The Company's Plan for its postretirement benefit obligation is unfunded.

    The following table sets forth information related to the Company's postretirement benefit obligations at December 31,

(in thousands)                                                            1994        1993
                                                                         ------------------
Retirees and beneficiaries                                               $3,725      $4,116
Active & Fully eligible active plan participants                          1,436         655
                                                                         ------------------
     APBO                                                                 5,161       4,771
Unrecognized Transition Obligation                                        4,608       3,922
Unrecognized Net Loss                                                       255         817
                                                                         ------------------
Accrued Postretirement Benefit Obligation                                  $298         $32
                                                                         ==================

    The weighted average discount rate utilized to determine the accumulated postretirement benefit obligation was 8.50% for 1994 and 7.50% for 1993. The assumed rate of future compensation increases was 4.50% for 1994 and 1993.

    In measuring the APBO, a 7.50% annual trend rate for health care costs for persons over the age of 65, and 8.60% annual trend rate for health care costs for those persons under the age of 65, was assumed for the year ended December 31, 1994. These rates are assumed to decline ratably to 6.0% for those persons over the age of 65 and to 6.10% for those persons under the age of 65, through 2021, and remain at that level thereafter. If the assumed health care cost trend rate changed by 1%, the APBO at December 31, 1994 would change by 16%. The effect of a 1% change in the cost trend rate on the service and interest cost components of net periodic postretirement benefits expense would be a change of 14%.

    The net periodic postretirement benefits expense for the years ended December 31 were comprised of the following:

(in thousands)                                                           1994        1993
                                                                        ------------------
Service cost (benefits for service during the year)                      $115          $39
Interest cost on APBO                                                     396          325
Amortization of Transition Obligation                                     263          208
                                                                        ------------------
   Net Periodic Postretirement Benefits Expense                          $774         $572
                                                                        ==================


SAVINGS PLAN

     The Company maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the savings plan after completing one year of service. Under the provisions of the savings plan, employee contributions are partially matched by the Company.
This matching is fully vested for employees participating at the inception date of the plan, the matching vests for all other plan participants 25% per year beginning the second year of participation. Participant account balances are invested at the direction of the participant into one or more investment funds, including a fund which invests in shares of the Company's common stock. Metro also had a qualified 401(k) savings plan for its employees in which Metro matched a portion of the employee's contribution. Upon merger, all Metro plan participants became fully vested in their account balances. Subject to approval by various agencies, the Metro plan will be merged into the Company's plan with the Company's plan being the successor plan. The total savings plan expense for the plans was $.8 million, and $.8 million, and $.4 million for the years ended 1994, 1993 and 1992, respectively.

NOTE 11 - STOCKHOLDERS' EQUITY AND COMMON STOCK PLANS

    In December 1991, the Federal Deposit Insurance Corporation Improvement Act
of 1991 ("FDICIA") became law.   FDICIA imposes a number of mandatory
supervisory measures on banks and thrift institutions. Among other matters, FDICIA established five capital zones or classifications (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Such classifications are used by the FDIC and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities or to acquire other depository and non-depository institutions.

    Banks are generally required to maintain, for regulatory compliance and reporting purposes, regulatory defined minimum Leverage and Risk-Based Capital Ratio levels at least 5% and 8%, respectively.

    The Company and North Fork Bank are considered well capitalized in accordance with the requirements of FDICIA.

    At December 31, 1994, the Company had 535,974 warrants outstanding with an exercise price of $6.50 per share, which expire in March 1995. In addition, the Company had 456,884 warrants outstanding with an exercise price of $4.70 per share which expire in June 1995.

INCENTIVE STOCK OPTION PLAN

    In 1985 the Company adopted the Incentive Stock Option Plan. Under the Plan, 360,000 shares of the Company's common stock were reserved for issuance to key employees. Options are awarded by a committee appointed by the Board of Directors. The plan provides that the option price shall not be less than the fair market value of the stock on the date the option is granted. All options are exercisable upon the grant for a period of ten years. At December 31, 1994, 389 shares remain authorized and unissued.

LONG TERM INCENTIVE PLAN

    In 1987, the Company adopted the Long Term Incentive Plan. The plan provides for two types of awards, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to employees by the Compensation and Stock Committee of the Board of Directors ("Compensation Committee"). The maximum aggregate number of shares of common stock which may be issued by the Company under the plan, either as restricted stock awards or non-qualified stock options, is 400,000 shares. Restricted stock awarded under the plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution for a certain period of time after the date of award. The restrictions on 33 1/3% of such shares shall lapse on the date which is exactly 5 years from the date of grant, the restrictions on 33 1/3% of such shares shall lapse on the date which is exactly 6 years from the date of grant and the restrictions on the final 33 1/3% of such shares shall lapse on the date which is exactly 7 years from the date of grant. The value of the awards is reflected as deferred compensation at fair market value of the shares at the date of grant, and amortized as additional compensation expense over the period the restrictions lapse. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may accelerate the removal of any or all restrictions. If the Company is a party to a merger, consolidation, sale of substantially all assets or similar transaction and, as a result, the common stock of the Company is exchanged for stock of another corporation, cash or other consideration, all restrictions on restricted stock awarded under the plan and then outstanding will lapse and cease to be effective, as of the day on which such corporate change is consummated. At December 31, 1994, no shares remain authorized and unissued.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    The Dividend Reinvestment and Stock Purchase Plan provides the Company's stockholders with a method of investing cash dividends and/or optional cash payments in additional common stock of the Company. Under the plan, as amended in November 1992, cash dividends and/or optional cash payments can be used to purchase the Company's common stock at 95% of the average market value of the stock for the ten trading days preceding the day of purchase. The discount can be revised by the Board of Directors at its discretion. The amount of optional cash payment allowed in any month is restricted requiring a minimum optional cash payment of $200 per month and a maximum optional cash payment for participants owning more than 200 shares of $1.00 for each share previously owned or $25,000, whichever is less. The monthly maximum can be exceeded with prior written approval from the Company. At December 31, 1994, 551,191 shares remain authorized and unissued.

1994 KEY EMPLOYEE STOCK PLAN

    In December 1993, the Company segregated 700,000 shares of common stock to establish a long term incentive plan for officers and other key employees of the Company. The plan provides for three types of awards, incentive stock options, non-qualified stock options and restricted stock, to be granted either separately or in combination by the Compensation Committee. The purpose of this plan is to encourage those key employees to acquire and maintain an interest in the value of the Company's common stock and therefore additional incentive to work for the continued success of the Company. At December 31, 1994, 403,500 shares remain authorized and unissued.

North Fork Bancorporation, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

EXECUTIVE MANAGEMENT COMPENSATION PLAN

    In 1989, the Company adopted the Executive Management Compensation Plan.
The plan provides for two types of awards, non- qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to executive officers of the Company and its subsidiaries by the Compensation Committee. The maximum aggregate number of shares of common stock which may be issued by the Company under the plan, either as restricted stock awards or non-qualified stock options is 460,000 shares. Each non-qualified stock option awarded under the plan shall vest and become exercisable with respect to 20% of the shares subject to the option on the first anniversary of the date of grant. Thereafter, each option shall vest and become exercisable with respect to an additional 20% of the original shares subject to the option on each consecutive anniversary of the date of grant. Restricted stock awarded under the plan contains similar restrictions as those issued under the Company's Long Term Incentive Plan. The right to grant awards under the plan will terminate upon the earlier of December 31, 1999, or the issuance of a number of shares equal to the maximum aggregate number reserved for issuance under the plan. At December 31, 1994, 350 shares remain authorized and unissued.

SHAREHOLDERS' RIGHTS PLAN AND CHANGE-IN-CONTROL ARRANGEMENT

    On February 29, 1989, the Company declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock to stockholders of record at the close of business on March 13, 1989. Each right entitles the holder, following the occurrence of certain events, to purchase a unit, consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a purchase price of $70 per unit, subject to adjustment. The rights will become exercisable and transferable apart from the common stock 10 days after the public announcement that a person or group has acquired 20% or more of the outstanding shares of common stock, 10 business days following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 25 % or more of the outstanding shares of common stock, or 10 days after the Board of Directors has determined that any person has become the beneficial owner of a substantial amount (defined as 10% or greater) of the outstanding shares of common stock and that such beneficial ownership is adverse to the Company in certain specified respects. Rights held by such an acquiring person or persons may thereafter become void. Under certain circumstances, a right may become a right to purchase common stock or assets of the Company or common stock of an acquiring corporation at a substantial discount. Under certain circumstances, the Company may redeem the rights for $.01 per right. The rights will expire at the close of business on March 13, 1999 unless earlier redeemed or exchanged by the Company.

    In 1994, the Company entered into arrangements with certain key executive officers that provide for the payment of a multiple of base salary, should a change-in-control, as defined, of the Company occur. These payments are limited under guidelines for deductibility pursuant to Internal Revenue Service regulations. Also, in connection with a potential change-in-control the Company adopted performance plans in which substantially all employees could participate in a cash distribution. The amount of the performance plan cash fund is established when a change-in-control transaction exceeds industry averages and achieves an above average return for shareholders. A limitation is placed on the amount of the fund and no performance pool is created if the transaction does not exceed industry averages.

METRO STOCK PLANS - PRE MERGER

    Metro maintained several incentive stock option plans for its officers, directors and key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant and were exercisable over a ten year period from the date of grant. At the merger date there were 385,884 options exercisable at $3.90 per share and 63,379 options exercisable at $17.38 per share. Pursuant to the merger agreement, these options were converted into 739,038 options on the Company's stock at exercise prices of $2.38 or $10.57 based on the merger exchange ratio of 1.645. These options, which are convertible into the Company's common shares, are set forth separately in the following table. At
December 31, 1994, 627,729 options remained outstanding.    Also, Metro had a
Stock Appreciation Rights Plan (SAR) under which key employees received the cash equivalent of the difference between the market value of the stock at the date of grant and the measurement date. Participants under the plan became fully vested at the merger date. Compensation expense recorded for these SAR's in 1994, 1993 and 1992 was $2.0 million, $1.0 million and $.5 million, respectively.

   The following is a summary of the activity in the Company's common stock plans for the three year period ended December 31, 1994. The table does not reflect the activity of the Metro Plans pre-merger. For the period from October 1, 1991 through November 30, 1994, Metro issued 104,260 options while 31,468 options were exercised, based upon the merger exchange ratio of 1.645.

                                                                                    Restricted
                                                                    Exercise          Stock           Grant
                                                     Options          Price           Awards          Price
                                                     -----------------------------------------------------------
Outstanding at December 31, 1991                      745,931     $4.44 - $25.13     128,900     $ 7.75 - $23.25
Granted                                                40,500     $5.44 - $ 8.31      11,500     $ 5.44 - $ 7.94
Exercised                                              (8,200)    $4.44 - $ 6.88           -                   -
Forfeited                                            (157,900)    $6.88 - $23.25      (5,500)    $14.69 - $20.75
Vested                                                      -                  -     (11,758)    $20.75 - $23.25
Removal of Restrictions Accelerated                         -                  -      (1,000)             $ 5.69
                                                     ---------                        --------
Outstanding at December 31, 1992                       620,331    $ 5.44 - $25.13      122,142     $ 5.44 - $23.25
Granted                                                184,500    $ 7.94 - $12.69        8,000              $12.69
Exercised                                              (15,650)   $ 6.88 - $ 8.81            -                   -
Forfeited                                              (30,350)   $ 8.81 - $20.75       (1,034)    $15.94 - $20.75
Vested                                                       -                 -       (22,397)    $ 5.81 - $23.25
Removal of Restrictions Accelerated                          -                 -        (4,500)             $ 7.94
                                                     ---------                        --------

Outstanding at December 31, 1993                       758,831    $ 5.44 - $25.13      102,211     $ 5.44 - $23.25
Metro Options Outstanding at November 30, 1994         739,038    $ 2.38 - $10.57            -                   -

Granted                                                315,000    $10.57 - $15.75       10,000     $11.75 - $12.69
Exercised                                             (167,009)   $ 2.38 - $12.69            -                   -

Forfeited                                              (31,700)   $10.25 - $20.75       (4,334)    $10.25 - $19.06

Vested                                                       -                 -       (11,735)    $13.94 - $19.06
Removal of Restrictions Accelerated                          -                 -        (1,000)             $12.25
                                                     ---------                        --------

OUTSTANDING AT DECEMBER 31, 1994                     1,614,160    $ 2.38 - $25.13       95,142     $ 5.44 - $23.25
                                                     =========                        ========


NOTE 12 - PARENT COMPANY ONLY

CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS DECEMBER 31,

(in thousands)                                                                 1,994       1,993
                                                                              --------------------
ASSETS

Deposits with Bank Subsidiary                                                 $  2,186    $  2,781
Deposits with Other Financial Institutions                                         125         109
Securities Purchased Under Agreements to Resell with Other Institutions              -       2,175
Securities Purchased Under Agreements to Resell with Bank Subsidiary             7,500       7,600
Securities Available-for-Sale (Fair Value 1993,$1,093)                           8,554         964
Investment in Subsidiaries                                                     258,344     229,190
Receivables from Bank Subsidiary                                                    72          46
Other Assets                                                                       747       1,477
Excess of Cost Over Fair Value of Net Assets Acquired                            8,171       8,610
                                                                              --------------------
   Total                                                                      $285,699    $252,952
                                                                              ====================
LIABILITIES AND STOCKHOLDERS' EQUITY
Senior Notes Payable                                                          $ 25,000    $ 20,000
Capital Note Payable to Bank Subsidiary                                              -       3,250
Other Liabilities                                                                5,776       3,392
Stockholders' Equity                                                           254,923     226,310
                                                                              --------------------
   Total                                                                      $285,699    $252,952
                                                                              ====================

North Fork Bancorporation, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                            1994        1993      1992
                                                                           -----------------------------
(in thousands)
CONDENSED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,
INCOME
Dividends from Bank Subsidiary                                              $8,300     $2,600     $2,218
Management Fees from Bank Subsidiary                                             -          -     10,200
Other                                                                          345        298        201
Net Securities Gains/( Losses)                                               1,109       (295)      (136)
                                                                           -----------------------------
 Total Income                                                                9,754      2,603     12,483
                                                                           -----------------------------

EXPENSE
Interest on Long-Term Borrowings                                             1,966      2,582      4,201
Interest on Capital Note Payable to Bank Subsidiary                            129        363        363
Salaries and Employee Benefits                                                 172        328      4,281
Occupancy & Equipment Expense                                                   73         82        980
Merger & Related Restructure Charge                                          1,122          -          -
Prepayment Penalty-Senior Notes Payable                                        877          -          -
Other Expenses                                                               1,297      1,606      6,199
Amortization of Excess of Cost Over Fair Value of Net Assets Acquired          440        440        440
                                                                           -----------------------------
 Total Expenses                                                              6,076      5,401     16,464
                                                                           -----------------------------

   Income/(Loss) before Income Taxes and Equity in Undistributed
             Earnings of Subsidiaries                                        3,678     (2,798)    (3,981)

Income Tax Benefit                                                          (1,388)    (2,227)    (2,232)
Equity in Undistributed Earnings/(Losses) of Subsidiaries

 Bank Subsidiary                                                            24,296     26,323     11,443
 Non-Bank Subsidiaries                                                         310       (105)      (267)
                                                                           -----------------------------
   Net Income                                                              $29,672    $25,647     $9,427
                                                                           =============================




(in thousands)                                                               1994      1993       1992
                                                                           ------------------------------
CONDENSED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                  $29,672   $25,647      $9,427
Adjustments to Reconcile Net Income to Net Cash
  Provided by/(Used in) by Operating Activities:
  Depreciation and Amortization                                                 245       410         370
  Amortization of Excess of Cost Over Fair Value of Net Assets Acquired         440       440         440
  Equity in Undistributed Earnings of Subsidiaries                          (24,606)   (26,218)   (11,176)
  Net (Gain)/Loss on Sales of Securities                                     (1,109)       295        136
  Other, Net                                                                  1,236     (1,990)     4,825
                                                                           ------------------------------
    Net Cash Provided by/(Used in) Operating Activities                       5,878     (1,416)     4,022
                                                                           ------------------------------

 CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from Sales of Securities Available-for-Sale                       3,819         17          -
  Additional Investments in Bank Subsidiary                                       -          -      (167)
  Purchases of Securities Availabe-for-Sale                                 (10,266)         -         -
  Purchases of Premises and Equipment, Net                                        -          -       (39)
                                                                           -----------------------------
    Net Cash (Used in)/Provided by Investing Activities                      (6,447)        17      (206)
                                                                           -----------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Senior Notes Payable                                         25,000          -         -
  Prepayment of Senior Notes Payable                                        (20,000)   (20,000)        -
  Repayment of Other Borrowings                                              (3,250)       174       (13)
  Treasury Shares (Purchased)/Sold, Net                                         (35)       (45)      269
  Common Stock Sold                                                           3,696     19,260     7,320
  Dividends Paid                                                             (7,030)    (2,364)   (1,518)
                                                                           -----------------------------
    Net Cash (Used in)/Provided by Financing Activities                      (1,619)    (3,323)    6,058
                                                                           -----------------------------
    Net (Decrease)/Increase in Cash and Cash Equivalents                     (2,188)    (4,722)    9,874
Cash and Cash Equivalents at Beginning of Year                               12,665     17,387     7,513
Metro Activity for the Three Months Ended December 31, 1993                    (666)         -         -
                                                                           -----------------------------
Cash and Cash Equivalents at End of Year                                     $9,811    $12,665   $17,387
                                                                           =============================

    Dividends from the Bank to the parent company are limited by the regulations of the New York State Banking Department to the Bank's current year's earnings plus the prior two years' retained net profits. Based on the parameters of this regulation, the Bank's dividend capability at January 1, 1995 includes 1995 earnings plus approximately $55.4 million of prior years' retained net profits.
    The Bank, through various acquisitions by the Company of financial institutions which had previously converted from a mutual to a stock form savings bank, maintains liquidation accounts for each. Upon conversion, a liquidation account is established for the benefit of all eligible account holders who continue to maintain their deposits at the bank. In the event of a complete liquidation, each eligible account holder would be entitled to their interest in the liquidation account on a priority basis. The remaining aggregate balance in the liquidation accounts were $14.0 million and $17.3 million at December 31, 1994 and 1993, respectively.

NOTE 13 - OTHER COMMITMENTS AND CONTINGENT LIABILITIES

(a) OFF-BALANCE SHEET RISKS

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are reflected in the Company's consolidated financial statements when and if proceeds associated with the commitments are disbursed. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customers creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

    During 1993, the Company utilized certain off-balance sheet instruments, with an aggregate notional value of $99 million, as hedges against interest rate risk associated with certain securities available-for-sale. These instruments included an interest rate swap, an interest rate cap and a floor. During 1994, the Company terminated its interest rate swap and cap contracts at a net gain of $.9 million.

    The notional principal amount of the Company's off-balance sheet financial instruments at December 31, 1994 and 1993 are as follows:

                                                                                 1994                   1993
                                                                         CONTRACT OR NOTIONAL    Contract or Notional
                                                                                AMOUNT                  Amount
                                                                            (IN THOUSANDS)          (in thousands)
                                                                         --------------------------------------------
 Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit                                               $124,050                $95,910
    Standby letters of credit                                                    13,933                 16,261


(b) LEASE COMMITMENTS

    At December 31, 1994, the Company was obligated under a number of non-cancelable leases for land and buildings that expire at various dates through August 2014. Minimum annual rental commitments , exclusive of taxes and other charges, under non-cancelable leases are summarized as follows:

Year Ended December 31 :            Minimum
(in thousands)                      Rentals
                                    ---------
1995                                  $2,034
1996                                   1,750
1997                                   1,713
1998                                   1,028
1999                                     710
Thereafter                             2,693


    Total rent expense for the years ended December 31, 1994, 1993 and 1992 amounted to $2.3 million, $2.0 million and $2.0 million, respectively.


(C) OTHER MATTERS

    The Bank is required to maintain balances with the Federal Reserve Bank of New York for reserve and clearing requirements. These balances averaged $9.9 million in 1994.

    Because of the nature of their activities, the Company and its subsidiaries are subject to certain pending and threatened legal actions which arise out of the normal course of business. The Company believes that the resolution of any pending or threatened litigation will not have a material adverse effect on its financial condition or results of operations.

North Fork Bancorporation, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107 "Disclosure about Fair Value of Financial Instruments" ("SFAS 107) requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. SFAS 107 has no effect on financial position or results of operations in the current year or any future period. Furthermore, the fair values disclosed under SFAS 107 are not representative of the Company's total value.

    When quoted market prices are not available, SFAS 107 permits using the present value of anticipated future cash flows. In that regard, the estimated fair value will be influenced by prepayment and discount rate assumptions. Such method may not provide the actual amount that would be realized in the ultimate sale of the financial instrument. Fair value estimates, methods and assumptions are set forth below.


CASH, CASH EQUIVALENTS, AND SECURITIES

    The carrying amounts for cash and cash equivalents are reasonable estimates of fair value. The fair value of securities is estimated based on quoted market prices as published by various quotation services or if quoted market prices are not available, on dealer quotes. The following table presents the carrying value and estimated fair value of cash, cash equivalents, and securities at December 31, 1994 and 1993:

                                                          1994                        1993
                                                   ------------------------------------------------------
                                                   CARRYING      ESTIMATED      Carrying      Estimated
(in thousands)                                      AMOUNT      FAIR VALUE       Amount       Fair Value
                                                   ------------------------------------------------------
Cash and Cash Equivalents                            $ 67,916      $ 67,916    $  117,921      $  117,921

Securities Held-to-Maturity                           631,492       593,110       771,648         778,230
Securities Available-for-Sale                         141,805       141,805       200,219         201,489
                                                   ------------------------------------------------------
  Total Cash, Cash Equivalents and Securities        $841,213      $802,831    $1,089,788      $1,097,640

                                                   ======================================================



LOANS

    Certain homogeneous categories of loans have been valued on a pooled basis using market prices for securities backed by loans with similar characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit risks. For potential problem loans, which include non-performing loans, the present value result is separately discounted consistent with management's assumptions in evaluating the adequacy of the allowance for loan losses. The following table presents the carrying value and estimated fair value of the Company's loan portfolio as of December 31, 1994 and 1993.

                                                    1994                      1993
                                          ------------------------------------------------------
                                          CARRYING      ESTIMATED      Carrying      Estimated
(in thousands)                             AMOUNT      FAIR VALUE       Amount       Fair Value
                                          ------------------------------------------------------
Gross Loans                               $1,823,274    $1,739,569    $1,746,247      $1,795,785
                                          ======================================================


DEPOSIT LIABILITIES AND BORROWINGS

    The carrying amount for demand deposits, savings, N.O.W., money market accounts and borrowings with a term of 90 days or less are reasonable estimates of fair value. Fair value for certificates of deposit and longer term borrowings are estimated by discounting the future cash flows using the rates currently offered for deposits and borrowings of similar remaining maturities. The following table presents the carrying value and estimated fair value of the Company's deposits and borrowings as of December 31, 1994 and 1993.


                                                           1994                       1993
                                                   ------------------------------------------------------
                                                   CARRYING      ESTIMATED      Carrying      Estimated
(in thousands)                                      AMOUNT      FAIR VALUE       Amount       Fair Value
                                                   ------------------------------------------------------
Demand Deposits                                    $  331,245    $  331,245    $  276,963      $  276,963
Savings, N.O.W. and Money Market                    1,325,628     1,325,628     1,389,515       1,389,515
Certificates of Deposit                               686,014       672,135       682,067         690,161
Borrowings with terms of 90 days or less               60,000        60,000       255,643         255,643
Borrowings with terms greater than 90 days             35,000        33,678        33,000          37,917
                                                   ------------------------------------------------------
    Total Deposit Liabilities and Borrowings       $2,437,887    $2,422,686    $2,637,188      $2,650,199
                                                   ------------------------------------------------------

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND UNUSED LINES OF CREDIT

    The fair value of standby letters of credit is based on fees currently charged for similar agreements or the estimated cost to terminate them or otherwise settle the obligations with the counterparties. Commitments to extend credit are short term in nature and as such their estimated fair value approximates the contractual obligation. The estimated fair value of lines of credit, which are variable rate, approximates the contractual obligation. The contractual amount and estimated fair value for commitments to extend credit and standby letters of credit written at December 31, 1994 and 1993 are as follows:

                                                                   1994                        1993
                                                           ------------------------------------------------------
                                                           CARRYING      ESTIMATED      Carrying      Estimated
(in thousands)                                              AMOUNT      FAIR VALUE       Amount       Fair Value
                                                           ------------------------------------------------------
Commitments to Extend Credit                                 $124,050      $124,050       $95,910         $95,910
Standby Letters of Credit                                      13,933        13,933        16,261          16,261
                                                           ------------------------------------------------------
    Total Commitments and Standby Letters of
      Credit
                                                             $137,983      $137,983      $112,171        $112,171
                                                           ======================================================


INTEREST RATE CAP, FLOOR AND SWAP AGREEMENTS

    The Company had entered into a variety of interest rate contracts including interest rate caps, floors and swaps to hedge against interest rate risk. During 1994, the Company terminated its interest rate swap and cap contract. The interest rate contracts had a notional value of $99.0 million with a positive net market value of $67.0 thousand as of December 31, 1994.

North Fork Bancorporation, Inc. and Subsidiaries
INDEPENDENT AUDITORS' REPORT LLP

KPMG Peat Marwick LLP

To the Stockholders and Board of Directors of North Fork Bancorporation, Inc.:

    We have audited the accompanying consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As discussed in Notes 1, 3, 9 and 10 to the consolidated financial statements, the Company adopted the provisions of Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes, No. 106, Postretirement Benefits Other Than Pensions, and No. 115, Accounting for Certain Investments in Debt and Equity Securities, at various dates during the periods covered by the consolidated financial statements.


/s/ KPMG PEAT MARWICK LLP

Jericho, New York
January 20, 1995

North Fork Bancorporation, Inc. and Subsidiaries
REPORT OF MANAGEMENT

   The management of North Fork Bancorporation, Inc. is responsible for the preparation and integrity of the consolidated financial statements and all other information whether audited or unaudited in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, where necessary, are based on management's best estimates and judgments. The financial information contained elsewhere in this annual report is consistent with that in the consolidated financial statements.

   North Fork Bancorporation, Inc.'s independent auditors have been engaged to perform an audit of the consolidated financial statements in accordance with generally accepted auditing standards and the independent auditors' report expresses their opinion as to the fair presentation of the consolidated financial statements in conformity with generally accepted accounting principles.

   North Fork Bancorporation, Inc. maintains an internal control structure that provides reasonable assurance that its accounting and administrative procedures and reporting practices are of the highest quality and integrity. Because of inherent limitations in any internal control structure, there can be no absolute assurance that errors or irregularities will not occur. Nevertheless, management believes that this structure provides reasonable assurance that assets are safeguarded and reliable financial records are maintained for preparing financial statements. An internal audit function is maintained to continually evaluate the adequacy and effectiveness of such internal controls, policies and procedures.

   The Board of Directors pursues its oversight role for the financial statements through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets periodically with management, the internal auditors and the independent auditors, to discuss the internal control structure and accounting, auditing and financial reporting matters. The Audit Committee reviews and approves the scope of internal and external audits, as well as recommendations made with respect to the internal control structure by the independent and internal auditors and the various regulatory agencies.


/s/ John Adam Kanas

John Adam Kanas
Chairman, President and Chief Executive Officer


/s/ Daniel M. Healy

Daniel M. Healy
Executive Vice President and Chief Financial Officer