Form 10-K, Exhibit 13
period 1995-12-31
NORTH FORK BANCORPORATION INC
filed 1996-03-26
CIK 352510

                                                                    EXHIBIT 13


North Fork Bancorporation, Inc. and Subsidiaries
SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA FOR EACH OF THE YEARS IN THE FIVE YEAR PERIOD ENDED DECEMBER 31, 1995 ARE SET FORTH BELOW. THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AS OF DECEMBER 31, 1995 AND 1994 AND FOR EACH OF THE YEARS IN THE THREE YEAR PERIOD ENDED DECEMBER 31, 1995 ARE INCLUDED ELSEWHERE HEREIN. ALL PRIOR YEARS' FINANCIAL INFORMATION HAS BEEN CONFORMED TO CURRENT YEAR PRESENTATION.

(in thousands, except ratios and per share amounts)        1995         1994         1993 (1)      1992 (1)       1991 (1) (2)
                                                       ------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Interest Income (tax equivalent basis) (3)  . . . . .     $228,368      $205,595      $193,119      $212,337         $228,028
Interest Expense  . . . . . . . . . . . . . . . . . .       85,162        71,227        73,169       105,714          136,464
                                                       ------------------------------------------------------------------------
    Net Interest Income (tax equivalent basis) (3)  .      143,206       134,368       119,950       106,623           91,564
Less: Tax Equivalent Basis Adjustment . . . . . . . .        1,970         1,862         1,489         1,557            2,173
                                                       ------------------------------------------------------------------------
    Net Interest Income . . . . . . . . . . . . . . .      141,236       132,506       118,461       105,066           89,391
Provision for Loan Losses . . . . . . . . . . . . . .        9,000         3,275        10,300        23,775           66,625
Non-Interest  Income  . . . . . . . . . . . . . . . .       20,942        19,020        18,938        16,860           13,399
Net Securities Gains/(Losses) . . . . . . . . . . . .        6,379       (9,211)         1,457         9,547            9,052
Non-Interest Expense  . . . . . . . . . . . . . . . .       68,588        74,453        71,962        72,104           62,663
Other Real Estate Expense . . . . . . . . . . . . . .          255         3,651        13,971        16,358           10,663
Merger & Related Restructure Charges  . . . . . . . .           --        14,338            --         1,200               --
                                                       ------------------------------------------------------------------------
   Income/(Loss) Before Income Taxes  . . . . . . . .       90,714        46,598        42,623        18,036         (28,109)
Provision/(Benefit) for Income Taxes  . . . . . . . .       38,479        16,926        16,976         8,609            (164)
                                                       ------------------------------------------------------------------------
  Net Income/(Loss) . . . . . . . . . . . . . . . . .      $52,235       $29,672       $25,647        $9,427        ($27,945)
                                                       ========================================================================


AVERAGE BALANCE SHEET DATA:

Securities  . . . . . . . . . . . . . . . . . . . . .     $857,302      $968,908      $869,792      $544,966         $450,831
Loans, net of unearned income & fees  . . . . . . . .    1,893,654     1,773,088     1,735,122     1,906,438        1,884,440
Total Assets  . . . . . . . . . . . . . . . . . . . .    2,928,773     2,933,943     2,820,491     2,782,480        2,542,179
Total Deposits  . . . . . . . . . . . . . . . . . . .    2,464,776     2,363,965     2,363,652     2,467,494        2,172,622
Federal Funds Purchased & Securities Sold Under
   Agreements to Repurchase . . . . . . . . . . . . .      102,893       244,688       176,519        57,568           73,881
Other Borrowings  . . . . . . . . . . . . . . . . . .       10,000        25,537        13,696        15,190           32,916
Senior Notes Payable  . . . . . . . . . . . . . . . .       25,000        23,507        22,863        40,000           40,000
Stockholders' Equity  . . . . . . . . . . . . . . . .      283,024       244,759       210,345       169,155          191,749



BALANCE SHEET DATA AT DECEMBER 31:
Securities                                              $1,156,628      $773,297      $971,867      $658,127         $440,990
Loans, net of unearned income & fees  . . . . . . . .    1,966,440     1,814,037     1,740,778     1,807,119        1,987,560
Total Assets  . . . . . . . . . . . . . . . . . . . .    3,303,311     2,717,776     2,884,375     2,691,011        2,854,876
Total Deposits  . . . . . . . . . . . . . . . . . . .    2,535,460     2,342,887     2,348,545     2,387,368        2,503,661
Federal Funds Purchased & Securities Sold Under
   Agreements to Repurchase . . . . . . . . . . . . .      391,369        20,000       255,643        28,200              366
Other Borrowings  . . . . . . . . . . . . . . . . . .       10,000        50,000        13,000        13,000           27,000
Senior Notes Payable  . . . . . . . . . . . . . . . .       25,000        25,000        20,000        40,000           40,000
Stockholders' Equity  . . . . . . . . . . . . . . . .      309,845       254,923       226,310       183,147          166,475


PER SHARE:
Net Income/(Loss) . . . . . . . . . . . . . . . . . .        $2.13         $1.25         $1.10         $0.48          ($1.51)
Cash Dividends (4)  . . . . . . . . . . . . . . . . .         0.55          0.35             -             -             0.34
Book Value at December 31 . . . . . . . . . . . . . .        12.47         11.06         10.08          9.08             8.71
Market Price at December 31 . . . . . . . . . . . . .        25.25         13.75         12.88          8.13             4.75


SELECTED RATIOS:
Return on Average Total Assets  . . . . . . . . . . .        1.78%         1.01%         0.91%         0.34%           -1.10%
Return on Average Stockholders' Equity  . . . . . . .       18.46%        12.12%        12.19%         5.57%          -14.57%
Core Efficiency Ratio (5) . . . . . . . . . . . . . .       41.78%        47.97%        51.81%        58.39%           59.70%
Net Interest Margin   . . . . . . . . . . . . . . . .        5.18%         4.81%         4.48%         4.03%            3.90%
Average Stockholders' Equity to Average Assets  . . .        9.66%         8.34%         7.46%         6.08%            7.54%
Tier I Capital Ratio  . . . . . . . . . . . . . . . .       15.50%        14.94%        12.06%         9.28%            7.34%
Risk Adjusted Capital Ratio   . . . . . . . . . . . .       16.77%        16.22%        13.34%        10.65%            8.84%
Leverage Ratio  . . . . . . . . . . . . . . . . . . .        8.86%         8.40%         6.88%         5.83%            4.85%
Allowance for Loan Losses/Non-Performing Loans  . . .      154.05%       118.89%        96.04%        53.64%           44.23%
Non-Performing Assets to Total Assets . . . . . . . .        1.13%         1.73%         2.43%         5.19%            5.76%

AVERAGE EQUIVALENT SHARES OUTSTANDING . . . . . . . .       24,554        23,763        23,242        19,689           18,490
NUMBER OF BRANCH OFFICES OF THE COMPANY . . . . . . .           49            47            35            35               41


(1) On November 30, 1994, Metro Bancshares Inc. ("Metro") was merged with and into the Company. The merger has been accounted for as a pooling-of-interests and, accordingly, all prior periods include the consolidated results of Metro.
(2) The results of operations for the Company include the results of operations for Eastchester Savings Bank from July 1, 1991.

(3) Interest income on a tax equivalent basis includes the additional amount of interest income that would have been earned if the Company's investment in state and municipal obligations and tax-exempt loans had been made in investment securities and loans subject to New York State and City, and Federal income taxes yielding the same after tax income.
(4) Cash dividends do not reflect dividends declared by Metro prior to the merger.
(5) The core efficiency ratio is defined as the ratio of non-interest expenses, net of other real estate expenses and other non-recurring charges, to net interest income on a taxable equivalent basis and other non-interest income net of net securities gains/(losses).

MANAGEMENT'S DISCUSSION AND ANALYSIS
     This section presents management's discussion and analysis of the consolidated results of operations and financial condition of North Fork Bancorporation, Inc. (the "Company"), a $3.3 billion commercial bank holding company. The Company's primary subsidiary, North Fork Bank (the "Bank"), operates retail banking facilities throughout Suffolk, Nassau, Queens, Westchester and Rockland Counties, New York. On November 30, 1994, Metro Bancshares Inc. ("Metro"), the parent company of Bayside Federal Savings Bank ("Bayside"), was merged with and into the Company. The merger was accounted for as a pooling-of-interests. Accordingly, the financial results for all prior periods reported in the accompanying management discussion and analysis include the results of Metro. On July 3, 1995, Great Neck Bancorp, the parent company of the Bank of Great Neck ("Great Neck"), was acquired in a purchase transaction. This acquisition is not significant to the operating results.
     The discussion and analysis that follows should be read in conjunction with the consolidated financial statements and supplementary data contained elsewhere in this 1995 Annual Report to Shareholders.

OVERVIEW
     In 1995, the Company achieved record earnings of $52.2 million or $2.13 per share and demonstrated significant improvement in several key operating performance measurements. This was accomplished by successfully following the Company's operating plan, including efficiently integrating two business acquisitions, carefully monitoring operating costs, remaining cautious and prudent in underwriting and avoiding any significant interest rate risk in asset/liability management. Return on average stockholders' equity and average total assets was 18.46% and 1.78%, respectively, which ranks among the industry's highest performers. Shareholders' returns in 1995 were increased through the rise in the market value of the Company's stock and greater cash dividends.
     The success of the Metro and Great Neck mergers demonstrates management's ability to reduce operating costs post merger. Specificaly, the core efficiency ratio declined to 41.8% for 1995 compared to 48% in 1994. Also, management increased demand deposits balances, an important funding source, in the Bayside thrift conversion. Total demand deposits were $451.8 million at December 31, 1995, representing a 36.4% increase over 1994. The multi-family mortgage line of business, which was acquired with Bayside, also prospered.
At December 31, 1995, total multi-family mortgage loans were $662.3 million and constituted 33.4% of the Company's loan portfolio as yields improved and asset quality remained strong. Overall asset quality improved further as the level of non-performing assets declined 20.4% to $37.4 million at December 31, 1995, as compared with $47.0 million at December 31, 1994. Management continued to maintain its allowance for loan losses at conservative levels, and, as a result, the reserve to non-performing loans increased to 154.1% at December 31, 1995, as compared to 118.9% at December 31, 1994.
     During 1995 the Company entered into definitive merger agreements to acquire the domestic commercial banking business of Extebank with approximately $410 million in assets and $375 million in deposits for $47.0 million in cash and the ten Long Island branches of First Nationwide Bank with approximately $600 million in deposits at a deposit premium of 6.35% (See Note 2 of the Consolidated Financial Statements). Both of these in-market acquisitions are scheduled to close during the first quarter of 1996 and will provide approximately 100 thousand new customers and 18 new retail locations. In
1995, the Company opened two de novo branches in Nassau County and continues to evaluate new opportunities to serve its customers.

NET INTEREST INCOME
     Net interest income, which represents the difference between interest earned on interest earning assets and interest incurred on interest bearing liabilities, is the Company's primary source of earnings. Net interest income is affected by the level and composition of assets, liabilities and equity, as well as changes in market interest rates.
     Net interest income increased $8.7 million to $141.2 million in 1995, as compared to $132.5 million in 1994. The components of this increase include a $22.6 million increase in interest income partially offset by a $13.9 million increase in interest expense. The net interest margin, on a taxable equivalent basis, improved to 5.18% in 1995 as compared to 4.81% in 1994.
     Interest income improved to $226.4 million in 1995 from $203.7 million in 1994. This improvement, despite a modest decline in average interest earning assets to $2.77 billion from $2.79 billion, resulted from a change in the mix of interest earning assets to higher yielding loans from lower yielding investment securities and the impact of higher market interest rates. The increase in average net loans to $1.89 billion in 1995 as compared to $1.77 billion in 1994, resulted from continued growth in multi-family mortgages and consumer loans and leases, and the addition of $49.4 million in loans acquired in the Great Neck acquisition. This increase was partially offset by a decline in residential mortgage loans. The results of these changes are evident in the improvement in yield on interest earning assets to 8.26% from 7.36%.
     Interest expense increased to $85.2 million in 1995, reflecting a 3.86% cost of funds, as compared with $71.2 million or 3.02% in 1994. The $13.9 million increase is attributable to the impact of higher short-term market interest rates on the Company's overall cost of funds and the change in the relative composition of the Company's funding sources. Interest bearing deposits remained stable, however, in response to market interest rates, customers shifted balances from lower yielding savings accounts to higher yielding time deposits. In early 1995, certain N.O.W. accounts were converted into non-interest bearing deposit accounts, which the Company was able to successfully retain.
     The Company continued to benefit from its ability to grow demand deposits as average balances increased $97.8 million or 32.7% to $396.8 million for 1995 as compared to $299.0 million for 1994. Demand deposits comprised 17.8% of total deposits at December 31, 1995 as compared to 14.1% at December 31, 1994. This increase reflects continuing success in converting former thrift branches into full-service commercial bank outlets and greater market penetration. The growth in demand deposits and internally generated capital allowed the Company to minimize its reliance on short-term borrowings as a funding source for its core assets.
     The following table sets forth a summary analysis of the relative impact on net interest income of changes in the average volume of interest earning assets and interest bearing liabilities and changes in average rates on such assets and liabilities. Because of the numerous simultaneous volume and rate changes during the periods analyzed, it is not possible to precisely allocate changes to volume or rate. For presentation purposes, changes which are not solely due to volume changes or rate changes have been allocated to these categories based on the respective percentage changes in average volume and average rates as they compare to each other. In addition, average interest earning assets include non-accrual loans.

Years Ended December 31,                                       1995 vs. 1994                        1994 vs. 1993
                                                  -----------------------------------------------------------------------------
(in thousands)                                                              CHANGE IN                           Change in Net
                                                     AVERAGE     AVERAGE   NET INTEREST   Average     Average    Interest
                                                      VOLUME      RATE        INCOME      Volume       Rate       Income
                                                  -----------------------------------------------------------------------------
INTEREST INCOME FROM EARNING ASSETS:
Interest Earning Deposits . . . . . . . . . . .            $31         $29          $60         $10          $9         $19
Taxable Securities  . . . . . . . . . . . . . .        (4,387)       1,433      (2,954)       1,598       1,191       2,789
Non-Taxable Municipals  . . . . . . . . . . . .          (115)         415          300       1,744       (131)       1,613
Mortgage-Backed Securities  . . . . . . . . . .        (2,090)       4,663        2,573       2,259         909       3,168
Loans, including non-accrual loans  . . . . . .         10,380      13,586       23,966       2,948       1,956       4,904
Federal Funds Sold and Securities
  Purchased Under Agreements to Resell  . . . .        (1,891)         719      (1,172)       (725)         708        (17)
                                                  -----------------------------------------------------------------------------
   Total Interest Income  . . . . . . . . . . .          1,928      20,845       22,773       7,834       4,642      12,476
                                                  -----------------------------------------------------------------------------


INTEREST EXPENSE ON LIABILITIES:
Total Savings and Time Deposits . . . . . . . .          4,924      14,333       19,257     (1,777)     (4,315)     (6,092)
Short-Term Borrowings . . . . . . . . . . . . .        (8,271)       3,013      (5,258)       3,383       1,672       5,055
Long-Term Borrowings  . . . . . . . . . . . . .            130       (194)         (64)       (305)       (600)       (905)
                                                  -----------------------------------------------------------------------------
   Total Interest Expense . . . . . . . . . . .        (3,217)      17,152       13,935       1,301     (3,243)     (1,942)
                                                  -----------------------------------------------------------------------------
Net Change in Net Interest Income . . . . . . .         $5,145      $3,693       $8,838      $6,533      $7,885     $14,418
                                                  =============================================================================


(1) The above table is presented on a taxable equivalent basis.
(2) Prior period amounts have been restated to reflect the adoption of SFAS
    114.

The following table presents an analysis of net interest income by each major category of interest earning assets and interest bearing liabilities for the years ended December 31,

                                                                          1995                              1994 (2)
                                                         --------------------------------------------------------------------------
                                                            AVERAGE                 AVERAGE      Average                 Average
(dollars in thousands)                                      BALANCE     INTEREST      RATE       Balance     Interest      Rate
                                                         --------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Interest Earning Deposits . . . . . . . . . . . .               $1,385        $93      6.71%         $811          $33      4.07%
Taxable Securities  . . . . . . . . . . . . . . .              124,601      7,610      6.11%      199,264       10,564      5.30%
Non-Taxable Municipals  . . . . . . . . . . . . .               53,725      3,778      7.03%       55,509        3,478      6.27%
Mortgage-Backed Securities  . . . . . . . . . . .              678,976     43,604      6.42%      714,135       41,031      5.75%
Loans, net of unearned income & fees  . . . . . .            1,893,654    172,484      9.11%    1,773,088      148,518      8.38%
Federal Funds Sold and Securities
 Purchased Under Agreements to Resell . . . . . .               13,535        799      5.90%       50,961        1,971      3.87%
                                                            ---------------------              -----------------------
  Total Interest Earning Assets . . . . . . . . .            2,765,876    228,368      8.26%    2,793,768      205,595      7.36%
                                                            =====================              =======================



Allowance for Loan Losses . . . . . . . . . . . .             (52,008)                           (54,720)
Cash and Due from Banks . . . . . . . . . . . . .               87,242                             80,616
Other Non-Interest Earning Assets (3) . . . . . .              127,663                            114,279
                                                            ----------                         ----------
Total Assets  . . . . . . . . . . . . . . . . . .           $2,928,773                         $2,933,943
                                                            ----------                         ----------

INTEREST BEARING LIABILITIES:
Savings, N.O.W. & Money Market Deposits . . . . .           $1,167,929    $27,789      2.38%   $1,386,052      $30,968      2.23%
Time Deposits . . . . . . . . . . . . . . . . . .              900,084     48,507      5.39%      678,919       26,071      3.84%
                                                            ---------------------              -----------------------
  Total Savings and Time Deposits . . . . . . . .            2,068,013     76,296      3.69%    2,064,971       57,039      2.76%
Short-Term Borrowings . . . . . . . . . . . . . .              102,893      5,963      5.80%      260,225       11,221      4.31%
Long-Term Borrowings  . . . . . . . . . . . . . .               35,000      2,903      8.29%       33,507        2,967      8.85%
                                                            ---------------------              -----------------------
 Total Interest Bearing Liabilities . . . . . . .            2,205,906     85,162      3.86%    2,358,703       71,227      3.02%
                                                            ---------------------              -----------------------
Rate Spread . . . . . . . . . . . . . . . . . . .                                      4.40%                                4.34%
Non-Interest Bearing Deposits . . . . . . . . . .              396,763                            298,994
Other Non-Interest Bearing Liabilities  . . . . .               43,080                             31,487
                                                            ----------                         ----------
 Total Liabilities  . . . . . . . . . . . . . . .            2,645,749                          2,689,184
 Stockholders' Equity . . . . . . . . . . . . . .              283,024                            244,759
                                                            ----------                         ----------
 Total Liabilities and Stockholders' Equity . . .           $2,928,773                         $2,933,943
                                                            ==========                         ==========
Net Interest Income and Net Interest Margin (1) .                         143,206      5.18%                   134,368      4.81%
Less: Tax Equivalent Basis Adjustment . . . . . .                         (1,970)                              (1,862)
                                                                        ---------                            ---------
     Net Interest Income  . . . . . . . . . . . .                        $141,236                             $132,506
                                                                        =========                            =========

                                                                                   1993 (2)
                                                                     ------------------------------------
                                                                        Average                 Average
(dollars in thousands)                                                  Balance     Interest      Rate
                                                                     ------------------------------------
INTEREST EARNING ASSETS:
Interest Earning Deposits . . . . . . . . . . . . . . . . . . . .           $528         $14      2.65%
Taxable Securities  . . . . . . . . . . . . . . . . . . . . . . .        167,439       7,775      4.64%
Non-Taxable Municipals  . . . . . . . . . . . . . . . . . . . . .         27,793       1,865      6.71%
Mortgage-Backed Securities  . . . . . . . . . . . . . . . . . . .        674,560      37,863      5.61%
Loans, net of unearned income & fees  . . . . . . . . . . . . . .      1,735,122     143,614      8.28%
Federal Funds Sold and Securities
 Purchased Under Agreements to Resell . . . . . . . . . . . . . .         73,734       1,988      2.70%
                                                                     -----------------------
  Total Interest Earning Assets . . . . . . . . . . . . . . . . .      2,679,176     193,119      7.21%
                                                                     -----------------------


Allowance for Loan Losses . . . . . . . . . . . . . . . . . . . .       (65,816)
Cash and Due from Banks . . . . . . . . . . . . . . . . . . . . .         73,731
Other Non-Interest Earning Assets . . . . . . . . . . . . . . . .        133,400
                                                                     -----------
 Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . .     $2,820,491
                                                                     ===========



INTEREST BEARING LIABILITIES:
Savings, N.O.W. & Money Market Deposits . . . . . . . . . . . . .     $1,408,306     $34,960      2.48%
Time Deposits . . . . . . . . . . . . . . . . . . . . . . . . . .        710,574      28,171      3.96%
                                                                     -----------------------
  Total Savings and Time Deposits . . . . . . . . . . . . . . . .      2,118,880      63,131      2.98%
Short-Term Borrowings . . . . . . . . . . . . . . . . . . . . . .        176,519       6,166      3.49%
Long-Term Borrowings  . . . . . . . . . . . . . . . . . . . . . .         36,559       3,872     10.59%
                                                                     -----------------------
 Total Interest Bearing Liabilities . . . . . . . . . . . . . . .      2,331,958      73,169      3.14%
                                                                     -----------------------
Rate Spread . . . . . . . . . . . . . . . . . . . . . . . . . . .                                 4.07%
Non-Interest Bearing Deposits . . . . . . . . . . . . . . . . . .        244,772
Other Non-Interest Bearing Liabilities  . . . . . . . . . . . . .         33,416
                                                                     -----------
 Total Liabilities  . . . . . . . . . . . . . . . . . . . . . . .      2,610,146
 Stockholders' Equity                                                    210,345
                                                                     -----------
 Total Liabilities and Stockholders' Equity . . . . . . . . . . .     $2,820,491
                                                                     ===========
Net Interest Income and Net Interest Margin . . . . . . . . . . .                    119,950      4.48%
Less: Tax Equivalent Basis Adjustment . . . . . . . . . . . . . .                    (1,489)
                                                                                   ---------
     Net Interest Income  . . . . . . . . . . . . . . . . . . . .                   $118,461
                                                                                   =========


(1) Interest income on a tax equivalent basis includes the additional amount of interest and dividend income that would have been earned if the Company's investment in state and municipal obligations, non-taxable loans and equity securities had been made in securities and loans subject to New York State and Federal income taxes yielding the same after tax income. The tax equivalent amount for $1.00 of non-taxable investment income, non-taxable loan income, dividends and interest income from U.S. Obligations (included in Taxable Securities) was $1.57, $1.57, $1.43 and $1.03 in 1995; $1.54, $1.58, $1.43 and $1.03 in 1994; and $1.54, $1.58,
     $1.43 and $1.03 in 1993.
(2)  Prior period amounts have been restated to reflect the adoption of SFAS
     114.
(3) Unrealized gains/(losses) on available-for-sale securities are recorded in other non-interest earning assets.


ASSET/LIABILITY MANAGEMENT
     The Company's primary earnings source is its net interest margin, which is affected by changes in the level of interest rates, the relationship between rates, the impact of interest rate fluctuations on asset prepayments and the level and composition of deposits, and the credit quality of the portfolio. Management's asset/liability objectives are to maintain a strong, stable net interest margin, to utilize its capital effectively without taking undue risks and to maintain adequate liquidity.
     The Company's risk assessment program includes a coordinated approach to the management of liquidity, capital and interest rate risk. This risk assessment process is governed by policies and limits established by senior management which are reviewed and approved by the Asset/Liability Committee of the Board of Directors ("ALCO"). ALCO, comprised of members of senior management and the Board, meets periodically to evaluate the impact of changes in market interest rates on assets and liabilities, net interest margin, capital and liquidity, and to evaluate the strategic plan.
     The balance sheet structure is primarily short-term with most assets and liabilities repricing or maturing in less than five years. Management monitors the sensitivity of net interest income by utilizing a dynamic simulation model complemented by traditional gap analysis. This model measures net interest income sensitivity and volatility to interest rate changes. This model involves a degree of estimation based on certain assumptions that management believes to be reasonable. Factors considered include actual maturities, estimated cash flows, repricing characteristics, deposit growth/retention and, primarily, the relative sensitivity of assets and liabilities to changes in market interest rates. Utilizing this process, management can project the impact of changes in interest rates on net interest income. This relative sensitivity is important to consider since the core deposit base is not subject to the same degree of interest rate sensitivity as assets. The core deposit costs are internally controlled and generally exhibit less sensitivity to changes in interest rates than the adjustable rate assets whose yields are based on external indices and change in concert with market interest rates. Management has established certain limits for potential volatility of net interest income, assuming certain levels of change in market interest rates with the objective of maintaining a stable level of net interest income under various probable rate scenarios.
     The traditional gap analysis is prepared based on the maturity and repricing characteristics of interest earning assets and liabilities for selected time periods. The mismatch between repricings or maturities within a time period is commonly referred to as the "gap" for that period. A positive gap (asset sensitive), where interest-rate sensitive assets exceed interest-rate sensitive liabilities, generally will result in net interest margin increasing in a rising rate environment and decreasing in a falling rate environment. A negative gap (liability sensitive) will generally have the opposite results on the net interest margin. However, the traditional gap analysis does not assess the relative sensitivity of assets and liabilities to changes in interest rates. Management utilizes the gap analysis to complement income simulation modeling, primarily focusing on the longer term structure of the balance sheet.
     The asset/liability process has enabled the Company to achieve its net interest income targets despite the turbulence in market interest rates over the past three years.
     During the fourth quarter of 1995, management initiated a pre-investment program in anticipation of the pending acquisitions. At year end, management had invested approximately $380 million of the anticipated transaction proceeds by purchasing mortgage-backed securities with a weighted average life of 3.5 years. These purchases have been funded through short-term borrowings at a positive spread of approximately 100 basis points. These short-term borrowings will be replaced with the low cost core deposits obtained in the acquisitions. Over time, it is expected that the composition of interest earning assets will shift from investment securities to higher yielding loans.
     Management's strategy for its securities portfolios is to maintain a short-weighted average life to minimize its exposure to future rises in interest rates and to provide cash flows that may be reinvested at current market interest rates. The weighted average lives of the held-to-maturity and available-for-sale securities portfolios at December 31, 1995 were 3.8 years. Deposit liabilities fund 81.2% of interest earning assets at December 31, 1995. The pending acquisitions are anticipated to result in the percentage of interest earning assets funded by deposit liabilities to rise significantly.
     The following table reflects the repricing of the balance sheet, or "gap" position at December 31, 1995:

(dollars in thousands)                                       0-90       91-180      181-365       1-5       Over  5
INTEREST EARNING ASSETS:                                     Days         Days        Days        Years      Years       Total
                                                        -------------------------------------------------------------------------
Interest Earning Deposits . . . . . . . . . . . . .          $1,347            -           -           -          -        $1,347
Securities (1)  . . . . . . . . . . . . . . . . . .         113,938       82,953     126,860     453,443    375,681     1,152,875
Loans, net of unearned income & fees (2) (3)  . . .         441,822      148,129     355,642     866,307    123,034     1,934,934
                                                        -------------------------------------------------------------------------
      Total Interest Earning Assets . . . . . . . .        $557,107     $231,082    $482,502  $1,319,750   $498,715    $3,089,156
                                                        -------------------------------------------------------------------------

INTEREST BEARING LIABILITIES:
Savings, N.O.W. and Money Market Deposits (4) . . .        $104,233     $104,233    $208,467    $736,806          -    $1,153,739
Time Deposits . . . . . . . . . . . . . . . . . . .         345,121      181,389     178,703     224,706          -       929,919
Federal Funds Purchased and Securities
      Sold Under Agreements to Repurchase . . . . .         391,369            -           -           -          -       391,369
Other Borrowed Funds  . . . . . . . . . . . . . . .               -            -           -      35,000          -        35,000
                                                        -------------------------------------------------------------------------
      Total Interest Bearing Liabilities  . . . . .        $840,723     $285,622    $387,170    $996,512          -    $2,510,027
                                                        -------------------------------------------------------------------------
Gap . . . . . . . . . . . . . . . . . . . . . . . .      ($283,616)    ($54,540)     $95,332    $323,238   $498,715
                                                        -----------------------------------------------------------
Cumulative Difference Between Interest Earning
      Assets and Interest Bearing Liabilities . . .      ($283,616)   ($338,156)  ($242,824)     $80,414   $579,129
                                                        ===========================================================

Cumulative Difference as a Percentage of
     Total Assets . . . . . . . . . . . . . . . . .         (8.59%)     (10.24%)     (7.35%)       2.43%     17.53%
                                                        ===========================================================



Notes: (1) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) projected repayments of principal based upon experience. Amounts exclude the unrealized gain on securities available-for-sale.
       (2) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) management's estimate of prepayments of principal.
       (3) Excludes non-accrual loans totaling $31.5 million.
       (4) Savings, N.O.W. and Money Market Deposits are allocated to specific time bands in accordance with the proposed rule of
           Section 305 of the Federal Deposit Insurance Corporation Improvement Act.

     The tables that follow depict the amortized cost, contractual maturities and approximate weighted average yields (on a tax equivalent basis) of the held-to-maturity and available-for-sale securities portfolios at December 31, 1995, respectively:

HELD-TO-MATURITY

                                                State &
(dollars in thousands)                         Municipal
Maturity                                      Obligations    Yield     Total     Yield
---------------------------------------------------------------------------------------
Within 1 Year . . . . . . . . . . . . . .        $21,709     6.61%   $21,709     6.61%

After 1 But Within 5 Years  . . . . . . .         20,220     7.28%    20,220     7.28%

After 5 But Within 10 Years . . . . . . .         18,796     7.29%    18,796     7.29%
 . . . . . . . . . . . . . . . . . . . . .
                                             -----------------------------------------
    Subtotal  . . . . . . . . . . . . . .         60,725     7.04%    60,725     7.04%
Mortgage-Backed Securities  . . . . . . .              -        --   281,418     6.40%
                                             -----------------------------------------
    Total Securities  . . . . . . . . . .        $60,725     7.04%  $342,143     6.51%
                                             =========================================


AVAILABLE -FOR-SALE (1)                                                  U.S.
                                                 U.S.                 Government
(dollars in thousands)                         Treasury                Agencies'
Maturity                                      Securities    Yield    Obligations    Yield       Total      Yield
-------------------------------------------------------------------------------------------------------------------
Within 1 Year . . . . . . . . . . . . . .         $9,995      6.18%       $9,612      6.56%    $19,607       6.37%
After 1 But Within 5 Years  . . . . . . .          9,994      5.99%           34      8.05%     10,028       6.00%
After 5 But Within 10 Years . . . . . . .             --         --       49,050      5.65%     49,050       5.65%
                                            -----------------------------------------------------------------------
    Subtotal  . . . . . . . . . . . . . .         19,989      6.09%       58,696      5.80%     78,685       5.87%
Equity Securities             . . . . . .              -         --           --         --     24,907          --
SBA Securities  . . . . . . . . . . . . .             --         --           --         --     29,500       7.09%
Mortgage-Backed Securities  . . . . . . .              -         --           --         --    677,640       6.76%
                                            -----------------------------------------------------------------------
    Total Securities  . . . . . . . . . .        $19,989         --      $58,696      5.80%   $810,732       6.42%
                                            =======================================================================

(1) Amounts exclude unrealized gains/(losses) reflected as a seperate component of stockholders' equity, net of taxes.

    The following table presents the composition of the carrying value of the securities portfolio in each of the last three years at December 31,


(in thousands)                                                        1995           1994            1993
                                                               ---------------------------------------------
Mortgage-Backed Securities  . . . . . . . . . . . . . . .           $961,404       $581,674        $762,692
State & Municipal Obligations . . . . . . . . . . . . . .             60,725         64,672          46,265
U.S. Government Agencies' Obligations . . . . . . . . . .             58,552         54,793          55,988
SBA Securities  . . . . . . . . . . . . . . . . . . . . .             29,968             --              --
Equity Securities . . . . . . . . . . . . . . . . . . . .             25,836         25,990           9,679
U.S. Treasury Securities  . . . . . . . . . . . . . . . .             20,143         46,168          97,243
                                                               ---------------------------------------------
                                                                  $1,156,628       $773,297        $971,867
                                                               =============================================

    The following are approximate contractual maturities and sensitivities to changes in interest rates of certain loans, exclusive of non-commercial real estate mortgages, consumer loans and leases and non-accrual loans as of December 31, 1995:

                                                                    Maturity
                                             ----------------------------------------------------------------
                                                                    Due After
                                                                     One But
                                                    Due Within     Within Five     Due After
(in thousands)                                       One Year         Years       Five Years        Total
                                             ----------------------------------------------------------------
TYPES OF LOANS:
  Mortgage Loans-Multi-family . . . . . . .           $110,999       $489,779         $61,551       $662,329
  Mortgage Loans-Commercial . . . . . . . .            173,322        134,483          47,851        355,656
  Commercial & Industrial . . . . . . . . .            185,367         40,157          12,954        238,478
  Construction and Land Loans . . . . . . .             39,610          2,266               -         41,876
                                             ----------------------------------------------------------------
       Total  . . . . . . . . . . . . . . .           $509,298       $666,685        $122,356     $1,298,339
                                             ================================================================
RATE PROVISIONS:
  Amounts with Fixed Interest Rates . . . .            $49,118       $131,817         $96,401       $277,336
  Amounts with Adjustable Interest Rates  .            460,180        534,868          25,955      1,021,003
                                             ----------------------------------------------------------------
       Total  . . . . . . . . . . . . . . .           $509,298       $666,685        $122,356     $1,298,339
                                             ================================================================


The following table shows the classification of the average daily deposits for each of the periods indicated:

For the year ended December 31,                                      1995           1994            1993
                                                             -----------------------------------------------
(in thousands)
Demand Deposits . . . . . . . . . . . . . . . . . . . . .           $396,763       $298,994        $244,772
Savings Deposits  . . . . . . . . . . . . . . . . . . . .            842,516      1,003,934       1,030,444
N.O.W. & Money Market Deposits  . . . . . . . . . . . . .            325,413        382,118         377,862
Time Deposits . . . . . . . . . . . . . . . . . . . . . .            900,084        678,919         710,574
                                                             -----------------------------------------------
  Total Deposits  . . . . . . . . . . . . . . . . . . . .         $2,464,776     $2,363,965      $2,363,652
                                                             ===============================================




         At December 31, 1995, the remaining maturities of certificates of deposit in amounts of $100,000 or greater were as follows:


                                                                                                     1995
                                                                                                -------------
(in thousands)
3 months and less . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $112,115
3 to 6 months . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             32,028
6 to 12 months  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             12,555
One to five years . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             19,285
Greater than five years . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                127
                                                                                                -------------
                                                                                                    $176,110
                                                                                                =============


LIQUIDITY
    The objective of liquidity management is to ensure the availability of sufficient resources to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the ability to meet deposit withdrawals either on demand or by contractual maturity, to repay other borrowings as they mature and to make new loans and investments as opportunities arise.
    The Company's sources of liquidity include dividends from its subsidiaries, borrowings, and funds available through the capital markets. Dividends from the Bank are limited by New York State Banking Department regulations to the current year's earnings plus the prior two years' retained net profits. Pursuant to this regulation, the Bank had $74.6 million of retained earnings available for dividends to the Company as of January 1, 1996.

    The Bank has numerous sources of liquidity including loan and security principal repayments and maturities, lines of credit with other financial institutions, the ability to borrow under repurchase agreements utilizing its unpledged securities portfolio, the sale of securities from its available-for-sale portfolio, the securitization of loans within the portfolio, whole loan sales and growth in its core deposit base.
    In addition, the Bank has the ability, as a member of the Federal Home Loan Bank system, to borrow $322 million on a secured basis, utilizing mortgage related loans and securities as collateral, for a term ranging from one day to ten years at both fixed and variable rates. As of December 31, 1995, the Bank had $10 million in such advances with an original maturity of greater than one year.
    The Company's liquidity positions are monitored daily to ensure the maintenance of an optimum level and efficient use of available funds. Management believes that the Company and Bank have sufficient liquidity to meet their operating requirements.

LOAN PORTFOLIO
    The loan portfolio is concentrated primarily in loans secured by real estate in metropolitan New York. Loans outstanding totaled $2.0 billion at December 31, 1995, an increase of $153.6 million or 8.4% from the 1994 year end levels of $1.83 billion, of which $49.4 million was acquired in the Great Neck acquisition. Great Neck's loan portfolio was comprised primarily of commercial loans and commercial mortgages. Aggregate loan growth during 1995 consisted of a 26.4% increase in multi-family mortgage loans to $662.3 million, a 54.6% increase in consumer loans and leases to $111.5 million, a 7.9% increase in commercial mortgage loans to $367.2 million and a modest increase in commercial and industrial loans. This growth was partially offset by a 7.6% decline in residential mortgage loans to $552.7 million at December 31, 1995.
    Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), as amended by Statement of Financial Accounting Standards No.
118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("SFAS 118") (collectively referred to as "the Statement"). The Statement requires that impairment of larger balance, non-homogeneous loans be measured by comparing the net carrying value (or amount) of the loan to the present value of the expected future cash flows discounted at the loan's effective rate, the secondary market value of the loan, or the fair value of the collateral for collateral-dependent loans. A valuation allowance is established if necessary within the overall allowance for credit losses.
Smaller balance, homogeneous loans, such as residential mortgages and consumer loans and leases, are collectively evaluated for impairment. Adoption of the Statement had no impact on the level of the overall allowance for loan losses, and does not affect the Company's policies regarding charge-offs, recoveries and interest income recognition.
    In accordance with the Statement, $8.2 million, $14.9 million, $53.3 million, and $58.4 million of loans previously reported as in-substance foreclosures at December 31, 1994, 1993, 1992 and 1991, respectively, have been reclassified from Other Real Estate to Loans in the accompanying disclosures. The adoption of the Statement did not affect the level of non-performing assets as loans previously classified as in-substance foreclosures, and contained within the other real estate caption, have been classified as non-accrual loans. All financial ratios contained within this annual report affected by this reclassification have been restated for comparability purposes.

    The following table represents the components of the loan portfolio at December 31,

(dollars in thousands)               1995                1994                1993                1992               1991
                               -----------------------------------------------------------------------------------------------------
Mortgage Loans-Multi-family . .    $662,329   33.4%    $524,167    28.6%    $382,836    21.7%   $344,370   18.8%    $295,012   14.6%
Mortgage Loans-Residential  . .     552,681   27.8%     598,711    32.7%     651,721    37.0%    685,293   37.4%     833,960   41.2%
Mortgage Loans-Commercial . . .     367,158   18.5%     340,157    18.6%     343,750    19.5%    337,258   18.4%     343,458   17.0%
Commercial & Industrial . . . .     245,956   12.4%     241,544    13.2%     257,151    14.6%    288,114   15.7%     319,421   15.8%
Consumer Loans and Leases . . .     111,475    5.6%      72,098     3.9%      61,647     3.5%     73,702    4.0%      98,182    4.9%
Construction and Land Loans . .      45,429    2.3%      54,789     3.0%      64,031     3.7%    103,712    5.7%     131,005    6.5%
                               -----------------------------------------------------------------------------------------------------
  Total . . . . . . . . . . . .  $1,985,028  100.0%  $1,831,466   100.0%  $1,761,136   100.0% $1,832,449  100.0%  $2,021,038  100.0%
                               =====================================================================================================

ASSET QUALITY
       At December 31, 1995, non-performing assets, which includes loans past due 90 days and still accruing interest, non-accrual loans and other real estate, declined $9.6 million or 20.3% to $37.4 million, in comparison to $47.0 million at December 31, 1994. Non-performing loans consisted of $12.0 million in commercial mortgages, $9.0 million in residential mortgages, $7.8 million in commercial loans, $3.6 million in construction and land loans, and $.2 million in consumer loans and leases.
       The decline in non-performing assets consisted principally of a $4.7 million decline in construction and land loans, a $1.8 million decline in multi-family mortgages, a $1.8 million decline in residential mortgages.

         The components of non-performing assets and restructured, accruing loans are detailed below.

December 31,                                                   1995         1994          1993         1992         1991
                                                         ------------------------------------------------------------------
(in thousands)
Loans Ninety Days  Past Due and Still Accruing  . .           $1,088        $1,597      $2,265       $6,048        $7,027
Non-Accrual Loans . . . . . . . . . . . . . . . . .           31,506        40,516      56,624      123,682       137,029
                                                         ------------------------------------------------------------------
  Non-Performing Loans  . . . . . . . . . . . . . .           32,594        42,113      58,889      129,730       144,056
Other Real Estate . . . . . . . . . . . . . . . . .            4,805         4,861      11,326        9,850        20,339
                                                         ------------------------------------------------------------------
  Non-Performing Assets . . . . . . . . . . . . . .          $37,399       $46,974     $70,215     $139,580      $164,395
                                                         ==================================================================
Restructured, Accruing Loans  . . . . . . . . . . .          $31,875       $37,044     $43,456      $50,639       $28,132
                                                         ==================================================================


    Loans are classified as restructured loans when management has granted, for economic or legal reasons related to the borrower's financial difficulties, concessions to the customer that would not otherwise be considered. Generally, this occurs when the cash flow of the borrower is insufficient to service the loan under its original terms. At December 31, 1995, the portfolio of restructured, accruing loans is comprised primarily of loans which have demonstrated performance in accordance with the terms of their restructure agreements for at least two years, and are currently yielding 6.95%.
    Management determines what it deems to be the appropriate level of the allowance for loan losses on an ongoing basis by reviewing individual loans, as well as the composition of and trends in the loan portfolio. Management considers, among other things, concentrations within segments of the loan portfolio, delinquency trends, as well as recent charge-off experience and third party evidentiary matter (such as appraisals) when assessing the degree of credit risk in the portfolio. Various appraisals and estimates of current value influence the estimation of the required allowance at any point in time. During 1995, the provision for loan losses was $9.0 million as compared to $3.3 million in 1994. Net charge-offs in 1995 aggregated $9.3 million, or .49% of average net loans, as compared with $10.3 million or .57% of average net loans during 1994. The allowance for loan losses at year end 1995 was $50.2 million, or 154.1% of non-performing loans and 2.55% of net loans. This compares to an allowance for loan losses of $50.1 million, or 118.9% of non-performing loans, and 2.76% of net loans at December 31, 1994. Although the trend of improved asset quality continued in 1995, management prudently assessed the loan portfolio considering its growth and the level of charge-offs during the year and increased the provision for loan losses. While management uses available information in estimating possible loan losses, future additions to the allowance may be necessary based on future changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations. Based on current economic conditions, management considers the allowance at December 31, 1995, adequate to cover the possible credit losses inherent in the loan portfolio.

    Transactions in the Allowance for Loan Losses are summarized as follows for the years ended December 31,

(dollars in thousands)                                1995        1994         1993         1992        1991
                                                 ----------------------------------------------------------------
LOANS (NET OF UNEARNED INCOME & FEES):
 Average Balance  . . . . . . . . . . . . . .      $1,893,654   $1,773,088   $1,735,122  $1,906,438   $1,884,440
 End of Year  . . . . . . . . . . . . . . . .       1,966,440    1,814,037    1,740,778   1,807,119    1,987,560
                                                 ================================================================

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES:
   Balance at Beginning of Year . . . . . . .         $50,069      $56,556      $69,583     $63,722      $34,051

LOANS CHARGED-OFF:
   Mortgage Loans-Multi-family  . . . . . . .         $ 3,236      $   747      $ 5,305     $ 1,221      $   550
   Mortgage Loans-Residential . . . . . . . .           1,815        1,590        2,713         178          475
   Mortgage Loans-Commercial  . . . . . . . .           3,578        2,989        2,335       2,717       15,776
   Commercial & Industrial  . . . . . . . . .           2,870        7,724       14,362      13,029       19,151
   Consumer Loans and Leases  . . . . . . . .             396          727        1,216       2,207        3,217
   Construction and Land Loans  . . . . . . .           1,098          680        1,074       1,174       15,837
                                                 ----------------------------------------------------------------
      Total charge-offs . . . . . . . . . . .         $12,993      $14,457      $27,005     $20,526      $55,006


RECOVERIES OF LOANS CHARGED-OFF:
   Mortgage Loans-Multi-family  . . . . . . .          $  100      $    50      $    --     $    --        $  --
   Mortgage Loans-Residential . . . . . . . .             127          157           50         125           --
   Mortgage Loans-Commercial  . . . . . . . .           1,587          611          452         156           --
   Commercial & Industrial  . . . . . . . . .           1,344        2,573        2,557       1,097          212
   Consumer Loans and Leases  . . . . . . . .             390          333          508         557          304
   Construction and Land Loans  . . . . . . .              94          607          111         677          226
                                                 ----------------------------------------------------------------
       Total Recoveries . . . . . . . . . . .          $3,642      $ 4,331      $ 3,678     $ 2,612        $ 742


NET LOANS CHARGED-OFF                                  $9,351      $10,126      $23,327     $17,914      $54,264
Provision for Loan Losses . . . . . . . . . .           9,000        3,275       10,300      23,775       66,625
Additional Allowance Acquired in Acquisition              492           --           --          --       17,310
Metro Activity for the Three Months . . . . .
  Ended December 31, 1993 . . . . . . . . . .              --          364           --          --           --
                                                 ----------------------------------------------------------------
Balance at End of Year  . . . . . . . . . . .         $50,210      $50,069      $56,556     $69,583      $63,722
                                                 ================================================================

Ratio of Net Charge-Offs to Average Loans . .           0.49%        0.57%        1.34%       0.94%        2.88%
                                                 ================================================================

Ratio of Allowance for Loan Losses
    to Non-performing Loans . . . . . . . . .         154.05%      118.89%       96.04%      53.64%       44.23%
                                                 ================================================================



    Management considers the adequacy of the allowance for loan losses in its entirety, however , to comply with regulatory reporting requirements, management has allocated the allowance for loan losses as shown in the table below into components by loan type at each year end. Management does not intend to imply that actual future charge-offs will necessarily follow the allocations described below.


                                        PERCENTAGE            Percentage          Percentage          Percentage          Percentage
                                          OF LOANS              of Loans            of Loans            of Loans            of Loans
(dollars in thousands)             1995   TO TOTAL       1994   to Total     1993   to Total     1992   to Total    1991    to Total
                                 AMOUNT      LOANS     Amount      Loans   Amount      Loans   Amount      Loans  Amount       Loans
                             -------------------------------------------------------------------------------------------------------
Mortgage Loans-Multi-family     $15,767      33.4%    $16,811      28.6%   $5,781      21.7%   $6,968      18.8%    $5,290     14.6%
Mortgage Loans-Residential        1,876      27.8%      1,840      32.7%    5,668      37.0%    5,114      37.4%     4,972     41.2%
Mortgage Loans-Commercial .      12,419      18.5%     12,711      18.6%   20,542      19.5%   16,997      18.4%    15,178     17.0%
Commercial & Industrial . .       9,521      12.4%      9,716      13.2%   18,120      14.6%   25,030      15.7%    25,538     15.8%
Consumer Loans and Leases .       1,857       5.6%      1,443       3.9%      901       3.5%      817       4.0%     1,337      4.9%
Construction and Land Loans       1,461       2.3%      1,825       3.0%    4,669       3.7%    7,158       5.7%    11,407      6.5%
Unallocated . . . . . . . .       7,309         --      5,723         --      875         --    7,499         --        --        --
                             -------------------------------------------------------------------------------------------------------
  Total . . . . . . . . . .     $50,210     100.0%    $50,069     100.0%  $56,556     100.0%  $69,583     100.0%   $63,722    100.0%
                             =======================================================================================================

NON-INTEREST INCOME
    Non-interest income, exclusive of net securities gains, was $20.9 million in 1995, compared with $19.0 million in 1994. Net securities gains in 1995 were $6.4 million, as compared with net securities losses of $9.2 million in 1994.
    Net securities gains recognized during 1995 were principally due to the Company selling its equity investments in certain financial institutions and the recognition of a $.9 million recovery on the settlement of a certain collateralized mortgage obligation that had been written down during 1994.
    Other operating income increased $1.9 million, or 48.3%, to $5.7 million during 1995 when compared to $3.8 million during 1994. This increase is primarily attributable to $730 thousand in distribution gains recognized on a long standing minority interest in a venture capital fund and a $950 thousand increase in fees and commissions earned by the Company's broker/dealer subsidiary (Compass Investment Services Corp).
    Income from mortgage banking activities increased 10.2% during 1995 to $2.6 million as compared to $2.4 million for 1994. This modest increase is attributable to the positive impact lower market interest rates had on the sale of loans into the secondary market, offset by a decrease in the level of servicing revenue.

NON-INTEREST EXPENSE
     Non-interest expense in 1995 was $68.8 million, compared with $92.4 million in 1994. Included in the results for 1994 was a $14.3 million merger and restructure related charge incurred in connection with the Metro acquisition. Non-interest expense during 1995 declined $9.3 million or 11.9% when compared to 1994 results, exclusive of the aforementioned restructure charge. This reduction is attributable to a $3.4 million decrease in other real estate expenses, a $1.8 million reduction in FDIC insurance premiums (during 1995, approximately 38% of the Company's deposits were insured under the Savings Association Insurance Fund ("SAIF"), a $2.3 million decline in compensation and employee benefits, and a $1.8 million decline in general and administrative expenses. The post-merger integration of Metro's operations and the achievement of other efficiencies associated with the combination of certain product lines contributed to certain of the aforementioned reductions. The Company's core efficiency ratio, which represents the ratio of non-interest expenses, net of other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income net of securities gains and losses, improved to 41.78% in 1995 from 47.97% and 51.81% in 1994 and 1993, respectively.

INCOME TAXES
    The effective tax rate on income before income taxes was 42.4% for 1995 as compared to 36.3% and 39.8% for 1994 and 1993, respectively. The effective tax rate in 1994 reflects a reduction in the deferred tax asset valuation allowance partially offset by the recapture of Bayside's tax bad debt reserve. The effective tax rate during 1993 was also positively impacted by a reduction in the deferred tax asset valuation allowance.

CAPITAL
    The Federal Reserve Board has formal capital guidelines which bank holding companies are required to meet. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines currently require all bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8.00%, including a minimum ratio of Tier I capital to risk weighted assets of 4.00%.
    The following table sets forth the Company's regulatory capital at December 31, 1995, under the rules applicable at such date. At such date, the Company was in compliance with all applicable Regulatory requirements.


(dollars in thousands)
                                                         Amount         Ratio
                                                 --------------------------------
Tier 1 Capital  . . . . . . . . . . . . . . . .         $281,063         15.50%
Regulatory Requirement  . . . . . . . . . . . .           72,521          4.00%
                                                 --------------------------------
Excess  . . . . . . . . . . . . . . . . . . . .         $208,542         11.50%
                                                 ================================
Total Risk Adjusted Capital . . . . . . . . . .         $304,066         16.77%
Regulatory Requirement  . . . . . . . . . . . .          145,042          8.00%
                                                 --------------------------------
Excess  . . . . . . . . . . . . . . . . . . . .         $159,024          8.77%
                                                 ================================
Risk Weighted Assets  . . . . . . . . . . . . .       $1,813,029
                                                 ================

    The Company's leverage ratio at December 31, 1995 was 8.86%. The Tier I, total risk based and leverage capital ratios of the Bank were 16.00%, 17.26%, and 9.14%, respectively, at December 31, 1995.
    The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") became effective December 19, 1991. FDICIA substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other banking statutes. Among other things, FDICIA requires the federal banking regulators to take prompt corrective action on depository institutions that do not meet minimum capital requirements. FDICIA established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Under the regulations, a "well capitalized" institution has a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier I capital to total risk weighted assets ratio of 6%, a minimum leverage ratio of at least 5% and is not subject to any written order, agreement or directive. As of December 31, 1995, the Company and the Bank were considered well capitalized.


COMPARISON BETWEEN 1994 AND 1993

OVERVIEW
    The November 1994 acquisition of Metro increased total assets to $2.7 billion from $1.8 billion. Similarly, stockholders' equity rose to $255 million with the issuance of 8.4 million shares of common stock in connection with the transaction and the combined earnings results for 1994.
    Net income in 1994 was $29.7 million or $1.25 per share, as compared with $25.6 million or $1.10 in 1993. The 1994 results were impacted by a $14.3 million merger and related restructure charges that were incurred in connection with the Metro acquisition. Net securities losses of $9.2 million resulted from the repositioning of the available-for-sale portfolio in light of the current and anticipated interest rate environment and the write-down of a certain investment security for an other than temporary impairment in value.
    Earnings were favorably impacted by the further strengthening of the net interest margin to 4.81% in 1994 as compared with 4.48% in 1993. The growth in net interest margin increased net interest income to $132.5 million in 1994 from $118.5 million in 1993.
    The decline in the level of non-performing assets further contributed to improved earnings as the provision for loan losses was reduced to $3.3 million in 1994, from $10.3 million in 1993. The level of other real estate expenses (primarily maintenance and liquidation costs) declined to $3.7 million in 1994 from $14.0 million in 1993.

NET INTEREST INCOME
    Net interest income increased $14.0 million to $132.5 million in 1994, as compared to $118.5 million in 1993. The components of this increase include a $12.1 million increase in interest income and a $1.9 million decline in interest expense.
    Interest income aggregated $203.7 million in 1994, a $12.1 million increase from $191.6 million in 1993. This increase is attributable to a $114.6 million growth in average interest earning assets to $2.79 billion in 1994, from $2.68 billion in 1993, increases in the prime rate of interest during 1994, and the impact of higher market interest rates on the securities portfolio.
    Interest expense declined to $71.2 million in 1994, reflecting a 3.02% cost of funds, as compared with $73.1 million, or 3.14% in 1993. The $1.9 million decline was achieved despite the rising interest rate environment that prevailed during 1994. Higher costs of funds associated with short-term borrowings were offset by interest reductions on the core deposit base. Short-term borrowings incurred in connection with the balance sheet leverage strategy were liquidated at year end 1994.

PROVISION FOR LOAN LOSSES
    Net charge-offs declined to $10.1 million in 1994, or .57% of average net loans as compared with $23.3 million, or 1.34% of average net loans for 1993. The ratio of the allowance for loan losses to non-performing loans was 118.9% at December 31, 1994, as compared with 96.0% at December 31, 1993.

NON-INTEREST INCOME
    Non-interest income, exclusive of securities transactions, was $19.0 million in 1994, compared with $18.9 million in 1993. Net securities losses in 1994 were $9.2 million as compared with net securities gains of $1.5 million in 1993. Net securities losses during 1994 resulted primarily from management's decision to reduce its securities holdings and short-term borrowings. Net securities losses also reflect a $3.2 million write-down on an impaired collateralized mortgage obligation previously received by Metro as partial satisfaction in a troubled debt loan restructuring.
    Through growth in its demand deposit base, increases in service fees, and the introduction of new products and services, the Company increased its fees and service charges on deposit accounts $1.7 million, or 18.6%, during 1994.
    Trust and investment management fees increased 8.1% to $1.8 million for 1994. These increases were offset by a $1.7 million or 41.8% decline in income from mortgage banking operations, due to higher mortgage interest rates and a corresponding decrease in the level of refinancing activity.

NON-INTEREST EXPENSE
    Non-interest expense for 1994 included a $14.3 million charge incurred in connection with the merger with Metro. This charge included $3.0 million in direct merger expenses (primarily legal and professional fees), a $5.9 million in severance related costs, and $5.4 million in system and facility costs (primarily for the elimination of duplicate facilities, the write-off of certain property and equipment, the cancellation of certain contractual obligations and other expenses associated with the merger).
    Excluding this charge, non-interest expense declined $7.8 million, or 9.1%, to $78.1 million in 1994 when compared to $85.9 million in 1993. The decline is primarily the result of a $10.3 million decrease in other real estate expenses and a $1.3 million decrease in occupancy and equipment expense. These improvements were partially offset by a $3.8 million increase in compensation and employee benefits primarily attributable to expenses incurred in connection with Metro's former Stock Appreciation Rights Plan. The Company's core efficiency ratio was 47.97% in 1994 and 51.81% in 1993.

SELECTED STATISTICAL DATA

Quarterly Financial Information
(unaudited)


                                                             1995                                   1994
                                              -------------------------------------------------------------------------------
                                                 1ST       2ND       3RD      4TH       1st       2nd      3rd       4th
(in thousands, except per share amounts)         QTR       QTR       QTR      QTR       Qtr       Qtr      Qtr       Qtr
                                              -------------------------------------------------------------------------------
Interest Income . . . . . . . . . . . . . .     $52,005   $55,067   $57,312  $62,014   $48,291   $51,125  $52,302   $52,015
Interest Expense  . . . . . . . . . . . . .      18,153    20,512    21,681   24,816    17,246    17,941   18,266    17,774
                                              -------------------------------------------------------------------------------
 Net Interest Income  . . . . . . . . . . .      33,852    34,555    35,631   37,198    31,045    33,184   34,036    34,241
Provision /(Benefit) for Loan Losses  . . .       2,000     2,000     2,000    3,000     1,700     1,200    (375)       750
                                              -------------------------------------------------------------------------------
 Net Interest Income after Provision
   for Loan Losses  . . . . . . . . . . . .      31,852    32,555    33,631   34,198    29,345    31,984   34,411    33,491
Non-Interest Income/(Loss)  . . . . . . . .       5,153     5,303     8,267    8,598     4,892     4,579    2,841   (2,503)
Non-Interest Expense  . . . . . . . . . . .      17,236    16,801    15,846   18,960    19,784    20,697   20,044    31,917
                                              -------------------------------------------------------------------------------
 Income/(Loss) Before Income Taxes  . . . .      19,769    21,057    26,052   23,836    14,453    15,866   17,208     (929)
Provision/(Benefit) for Income Taxes  . . .       8,268     8,827    11,100   10,284     5,682     6,376    6,772   (1,904)
                                              -------------------------------------------------------------------------------
 Net Income . . . . . . . . . . . . . . . .     $11,501   $12,230   $14,952  $13,552    $8,771    $9,490  $10,436      $975
                                              ===============================================================================
Per Share:
  Net Income  . . . . . . . . . . . . . . .       $0.48     $0.50     $0.60    $0.54     $0.37     $0.40    $0.44     $0.04
  Common Stock Price Range
    High  . . . . . . . . . . . . . . . . .      $16.50    $18.38    $20.75   $25.25    $15.13    $15.88   $16.63    $16.00
    Low . . . . . . . . . . . . . . . . . .      $13.63    $16.00    $17.75   $20.75    $12.75    $13.25   $13.50    $13.50

On November 30, 1994, Metro Bancshares Inc. ("Metro") was merged with and into the Company. The merger has been accounted for as a pooling-of-interests and, accordingly, prior period amounts include the consolidated results of Metro.

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31,
(in thousands, except per share amounts)
                                                                              1995       1994       1993
                                                                       -------------------------------------
INTEREST INCOME
Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $172,088   $148,050    $142,907
Mortgage-Backed Securities  . . . . . . . . . . . . . . . . . . . . .         43,604     41,031      37,863
U.S. Treasury & Government Agency Securities  . . . . . . . . . . . .          5,845      9,108       6,801
State & Municipal Obligations   . . . . . . . . . . . . . . . . . . .          2,488      2,300       1,271
Other Securities  . . . . . . . . . . . . . . . . . . . . . . . . . .          1,481      1,240         786
Federal Funds Sold & Securities Purchased
      Under Agreements to Resell  . . . . . . . . . . . . . . . . . .            799      1,971       1,988
Interest Earning Deposits . . . . . . . . . . . . . . . . . . . . . .             93         33          14
                                                                       -------------------------------------
Total Interest Income . . . . . . . . . . . . . . . . . . . . . . . .        226,398    203,733     191,630
                                                                       -------------------------------------

INTEREST EXPENSE
Savings, N.O.W & Money Market Deposits  . . . . . . . . . . . . . . .         27,789     30,968      34,960
Other Time Deposits . . . . . . . . . . . . . . . . . . . . . . . . .         40,179     23,532      26,305
Certificates of Deposit, $100,000 and Over  . . . . . . . . . . . . .          8,328      2,539       1,866
Short-Term Borrowings . . . . . . . . . . . . . . . . . . . . . . . .          5,963     11,221       6,166
Long-Term Borrowings  . . . . . . . . . . . . . . . . . . . . . . . .          2,903      2,967       3,872
                                                                       -------------------------------------
   Total Interest Expense . . . . . . . . . . . . . . . . . . . . . .         85,162     71,227      73,169
                                                                       -------------------------------------
   Net Interest Income  . . . . . . . . . . . . . . . . . . . . . . .        141,236    132,506     118,461
Provision for Loan Losses . . . . . . . . . . . . . . . . . . . . . .          9,000      3,275      10,300
                                                                       -------------------------------------
   Net Interest Income after
       Provision for Loan Losses  . . . . . . . . . . . . . . . . . .        132,236    129,231     108,161
                                                                       -------------------------------------


NON-INTEREST INCOME

Fees & Service Charges on Deposit Accounts  . . . . . . . . . . . . .         10,840     11,013       9,287
Mortgage Banking Operations . . . . . . . . . . . . . . . . . . . . .          2,599      2,358       4,051
Trust & Investment  Management Fees . . . . . . . . . . . . . . . . .          1,794      1,800       1,665
Other Operating Income  . . . . . . . . . . . . . . . . . . . . . . .          5,709      3,849       3,935
Net Securities Gains/(Losses) . . . . . . . . . . . . . . . . . . . .          6,379    (9,211)       1,457
                                                                       -------------------------------------
     Total Non-Interest Income  . . . . . . . . . . . . . . . . . . .         27,321      9,809      20,395
                                                                       -------------------------------------

NON-INTEREST EXPENSE
Compensation & Employee Benefits  . . . . . . . . . . . . . . . . . .         34,633     36,934      33,145
Occupancy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6,774      6,764       6,970
Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,684      5,314       6,455
FDIC Insurance Premiums . . . . . . . . . . . . . . . . . . . . . . .          3,683      5,476       5,736
Amortization of Excess of Cost Over
    Fair Value of Net Assets Acquired . . . . . . . . . . . . . . . .          1,667      1,470       1,595
Other Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . .            255      3,651      13,971
Merger & Related Restructure Charges  . . . . . . . . . . . . . . . .              -     14,338           -
Other Operating Expense . . . . . . . . . . . . . . . . . . . . . . .         17,147     18,495      18,061
                                                                       -------------------------------------
    Total Non-Interest Expense  . . . . . . . . . . . . . . . . . . .         68,843     92,442      85,933
                                                                       -------------------------------------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . . .         90,714     46,598      42,623
Provision for Income Taxes  . . . . . . . . . . . . . . . . . . . . .         38,479     16,926      16,976
                                                                       -------------------------------------
     Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . .        $52,235    $29,672     $25,647
                                                                       =====================================

    EARNINGS PER SHARE  . . . . . . . . . . . . . . . . . . . . . . .          $2.13      $1.25       $1.10



See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

At December 31,
(in thousands, except per share amounts)                                                                     1995           1994
                                                                                                     -------------------------------
ASSETS
Cash & Due from Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                $106,476         $67,168
Interest Earning Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   1,347             748
Securities:
   Available-for-Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 814,485         141,805
   Held-to-Maturity (Fair value $341,925 in 1995; $593,110 in 1994)  . . . . . . . . . . .                  342,143         631,492
                                                                                                     -------------------------------
      Total Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               1,156,628         773,297
                                                                                                     -------------------------------
Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               1,985,028       1,831,466
  Less: Unearned Income & Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  18,588          17,429
           Allowance for Loan Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  50,210          50,069
                                                                                                     -------------------------------
                  Net Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               1,916,230       1,763,968
                                                                                                     -------------------------------
Premises & Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  45,169          39,168
Accrued Income Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  22,400          19,315
Excess of Cost over Fair Value of Net Assets Acquired . . . . . . . . . . . . . . . . . . .                  26,586          22,208
Other Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   4,805           4,861
Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  23,670          27,043
                                                                                                     -------------------------------
     Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              $3,303,311      $2,717,776
                                                                                                     ===============================


LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                $451,802        $331,245
Savings, N.O.W. &  Money Market Deposits  . . . . . . . . . . . . . . . . . . . . . . . . .               1,153,739       1,325,628
Other Time Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 753,809         614,036
Certificates of Deposit, $100,000 and Over  . . . . . . . . . . . . . . . . . . . . . . . .                 176,110          71,978
                                                                                                     -------------------------------
     Total Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2,535,460       2,342,887
Federal Funds Purchased & Securities Sold Under
 Agreements to Repurchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 391,369          20,000
Other Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  10,000          50,000
Senior Note Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  25,000          25,000
Accrued Expenses & Other Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  31,637          24,966
                                                                                                     -------------------------------
      Total Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2,993,466       2,462,853


STOCKHOLDERS' EQUITY
Preferred Stock, par value $1.00; authorized 10,000,000 shares, unissued  . . . . . . . . .                       -               -
Common stock, par value $2.50; authorized 50,000,000 shares;
 issued & outstanding 1995,  24,879,196 shares;  1994,  23,049,187 shares . . . . . . . . .                  62,198          57,623
Additional Paid in Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 102,398          94,526
Retained Earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 144,773         106,186
Unrealized Gains/(Losses) on Securities Available-for-Sale, net of taxes  . . . . . . . . .                   2,149         (2,871)
Deferred Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 (1,020)           (514)
Treasury Stock at cost; 36,187 shares in 1995;   1,945 shares in 1994 . . . . . . . . . . .                   (653)            (27)
                                                                                                     -------------------------------
      Total Stockholders' Equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 309,845         254,923
                                                                                                     -------------------------------
      Total Liabilities and Stockholders' Equity  . . . . . . . . . . . . . . . . . . . . .              $3,303,311      $2,717,776
                                                                                                     ===============================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,                                                   1995           1994           1993
                                                                             --------------------------------------------
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $52,235         $29,672        $25,647
ADJUSTMENTS TO RECONCILE NET INCOME TO
    NET CASH PROVIDED BY OPERATING ACTIVITIES:
Provision for Loan Losses . . . . . . . . . . . . . . . . . . . . . . .            9,000           3,275         10,300
Provision for Losses on Real Estate Acquired in
    Settlement of Loans . . . . . . . . . . . . . . . . . . . . . . . .              353           2,486         10,055
Depreciation and Amortization . . . . . . . . . . . . . . . . . . . . .            4,523           5,521          6,855
Amortization of Excess of Cost Over Fair Value of
    Net Assets Acquired . . . . . . . . . . . . . . . . . . . . . . . .            1,667           1,470          1,595
Accretion of Discounts and Net Deferred Loan Fees . . . . . . . . . . .          (4,021)         (1,771)          (939)
Amortization of Premiums  . . . . . . . . . . . . . . . . . . . . . . .            4,384           7,957         10,154
Proceeds from Sales of Trading Account Securities . . . . . . . . . . .           40,920               -              -
Purchases of Trading Account Securities . . . . . . . . . . . . . . . .         (40,853)               -              -
Net Securities (Gains)/Losses . . . . . . . . . . . . . . . . . . . . .          (6,379)           9,211        (1,457)
Other, Net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            4,594        (14,289)          2,456
                                                                             --------------------------------------------
    Net Cash Provided by Operating Activities . . . . . . . . . . . . .           66,423          43,532         64,666
                                                                             --------------------------------------------


CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities, Calls and Principal Repayments on
    Securities Held-to-Maturity . . . . . . . . . . . . . . . . . . . .          125,061         138,706        415,103
Purchases of Securities Held-to-Maturity  . . . . . . . . . . . . . . .         (28,931)       (269,519)      (660,071)
Proceeds from Sales of Securities Available-for-Sale  . . . . . . . . .          103,510         272,175         71,519
Maturities and Principal Repayments on
    Securities Available-for-Sale . . . . . . . . . . . . . . . . . . .           70,895         150,831         49,967
Purchases of Securities Available-for-Sale  . . . . . . . . . . . . . .        (620,429)       (106,008)      (199,197)
Loans Originated and Principal Repayments
    on Loans and Other Real Estate Owned, Net . . . . . . . . . . . . .        (136,522)       (120,191)       (53,247)
Proceeds from Sales of Real Estate Acquired
    in Settlements of Loans . . . . . . . . . . . . . . . . . . . . . .           10,750          15,586         27,993
Proceeds from the Sale of Loans . . . . . . . . . . . . . . . . . . . .           17,091          28,801         60,736
Purchases of Premises and Equipment, Net  . . . . . . . . . . . . . . .         (10,247)         (3,250)        (3,841)
Purchase of Great Neck Bank, Net of Cash Acquired . . . . . . . . . . .           10,868               -              -
                                                                             --------------------------------------------
    Net Cash (Used in)/Provided by Investing Activities . . . . . . . .        (457,954)         107,131      (291,038)
                                                                             --------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase/(Decrease) in Deposits . . . . . . . . . . . . . . . . . .          102,313         (3,601)       (56,332)
Proceeds from the Issuance of Senior Note Payable . . . . . . . . . . .                -          25,000              -
Repayment of Senior Notes Payable . . . . . . . . . . . . . . . . . . .                -        (20,000)       (20,000)
Net Increase/(Decrease) in Short-Term and Other Borrowings  . . . . . .          331,369       (199,054)        226,322
Purchase of Treasury Shares . . . . . . . . . . . . . . . . . . . . . .          (1,316)            (35)           (45)
Common Stock Sold for Cash  . . . . . . . . . . . . . . . . . . . . . .           11,297           3,696         19,260
Dividends Paid to Shareholders  . . . . . . . . . . . . . . . . . . . .         (12,225)         (7,030)        (2,364)
                                                                             --------------------------------------------
    Net Cash Provided by/(Used in) Financing Activities . . . . . . . .          431,438       (201,024)        166,841
                                                                             --------------------------------------------
    Net Increase/(Decrease) in Cash and Cash Equivalents  . . . . . . .           39,907        (50,361)       (59,531)


Metro Activity for the Three Months Ended December 31, 1993 . . . . . .                -             356              -
Cash and Cash Equivalents at Beginning of Year                                    67,916         117,921        177,452
                                                                             --------------------------------------------
Cash and Cash Equivalents at End of Year                                        $107,823         $67,916       $117,921
                                                                             ============================================

See accompanying notes to consolidated financial statements.

FOR THE YEARS ENDED DECEMBER 31,                                                                1995           1994          1993
                                                                                            ----------------------------------------
(in thousands)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash Paid During the Period for:
    Interest Expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $74,622        $72,101      $74,357
                                                                                            ========================================
    Income Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $ 32,759        $24,747      $14,671
                                                                                            ========================================



SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:


Securities Transferred from Held-to-Maturity to Available-for-Sale  . . . . . . . .            $191,449       $275,200            -
                                                                                            ========================================

 Real Estate Acquired in Settlement of Loans  . . . . . . . . . . . . . . . . . . .             $11,199         $5,126       $8,887
                                                                                            ========================================

Loans to Facilitate the Sale of Other Real Estate . . . . . . . . . . . . . . . . .              $7,696        $10,907      $14,075
                                                                                            ========================================



On July 3, 1995, the Bank acquired all the outstanding
  common stock of Great Neck Bancorp for cash and other
  consideration.  In connection with this acquisition, the following assets were acquired and liabilities assumed:
    Fair Value of Investments, Loans and Other Assets Acquired, Net . . . . . . . .             $99,736
    Cash Paid for Common Stock and Other Acquisition Expenses . . . . . . . . . . .             (8,512)
      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                                            -----------
    Deposits and Other Liabilities Assumed  . . . . . . . . . . . . . . . . . . . .             $91,224
                                                                                            ===========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
EQUITY

Three Years Ended December 31, 1995
(Dollars in thousands, except per share amounts)

                                                               Additional             Unrealized
                                                      Common    Paid in   Retained    Securities      Deferred   Treasury
                                                      Stock     Capital   Earnings  Gains/(Losses)  Compensation   Stock    Total
                                                     ------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1993                               $50,436    $77,883   $56,342           ($25)     ($1,460)    ($29)  $183,147
 Net Income                                                  -          -    25,647               -            -        -    25,647
Cash Dividends (Metro Pre-Merger $.50 per share) (1)         -          -   (2,364)               -            -        -   (2,364)
Sale of Common Stock (1,617,031 shares) . . . . . . .    4,061     11,192         -               -            -        -    15,253
Exercise of Warrants (646,975 shares) . . . . . . . .    1,617      2,390         -               -            -        -     4,007
Deferred Compensation Activity:
    Restricted Stock Activity, net (2,466 shares) . .        -          8         -               -          247       73       328
    Amortization of Other Deferred Compensation Plans        -          -         -               -          314        -       314
Purchase of Treasury Stock (3,926 shares) . . . . . .        -          -         -               -            -     (45)      (45)
Fractional Share Adjustment . . . . . . . . . . . . .        -          -       (2)               -            -        -       (2)
Net Change in Unrealized Depreciation on
  Certain Marketable Equity Securities  . . . . . . .        -          -         -              25            -        -        25
                                                     ------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993  . . . . . . . . . . . . .  $56,114    $91,473   $79,623               -       ($899)     ($1)  $226,310
Unrealized Gain on Securities Available-for-Sale,
   net of taxes at January 1, 1994  . . . . . . . . .        -          -         -           2,241            -        -     2,241
Net Income  . . . . . . . . . . . . . . . . . . . . .        -          -    29,672               -            -        -    29,672
Cash Dividends (The Company $.35 per share) . . . . .        -          -   (5,882)               -            -        -   (5,882)
Cash Dividends (Metro Pre-Merger $.81  per share) (1)        -          -   (4,125)               -            -        -   (4,125)
Sale of Common Stock (419,717 shares) . . . . . . . .    1,056      2,377         -               -            -        -     3,433
Exercise of Warrants (176,616 shares) . . . . . . . .      442        390         -               -            -        -       832
Deferred Compensation Activity:
    Restricted Stock Activity, net (4,666 shares) . .       12         43         -               -          120        9       184
    Amortization of Other Deferred Compensation Plans        -        247        61               -          265        -       573
Purchase of Treasury Stock (2,538 shares) . . . . . .        -          -         -               -            -     (35)      (35)
Fractional Share Adjustment . . . . . . . . . . . . .      (1)        (4)         -               -            -        -       (5)
Metro Net Income for the Three Months Ended
    December 31, 1993 . . . . . . . . . . . . . . . .        -          -     6,837               -            -        -     6,837
Adjustment to Unrealized Gains/(Losses) on Securities
    Available-for-Sale, net of taxes  . . . . . . . .        -          -         -         (5,112)            -        -   (5,112)
                                                     ------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994  . . . . . . . . . . . . .  $57,623    $94,526  $106,186        ($2,871)       ($514)    ($27)  $254,923
 Net Income . . . . . . . . . . . . . . . . . . . . .        -          -    52,235               -            -        -    52,235
Cash Dividends ( $.55 per share)  . . . . . . . . . .        -          -  (13,648)               -            -        -  (13,648)
Sale of Common Stock (842,152 shares) . . . . . . . .    2,105      4,599         -               -            -        -     6,704
Exercise of Warrants (987,857 shares) . . . . . . . .    2,470      3,138         -               -            -        -     5,608
Deferred Compensation Activity:
    Restricted Stock Activity, net (41,598 shares)  .        -        135         -               -        (712)      690       113
    Amortization of Other Deferred Compensation Plans        -          -         -               -          206        -       206
Purchase of Treasury Stock (75,840 shares)  . . . . .        -          -         -               -            -  (1,316)   (1,316)
Adjustment to Unrealized Gains/(Losses) on Securities
    Available-for-Sale, net of taxes  . . . . . . . .        -          -         -           5,020            -        -     5,020
                                                     ------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995  . . . . . . . . . . . . .  $62,198   $102,398  $144,773          $2,149     ($1,020)   ($653)  $309,845
                                                     ==============================================================================


See accompanying notes to consolidated financial statements.

(1) Represents Metro's dividends per share based upon pre-merger shares outstanding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL
     North Fork Bancorporation, Inc. (the "Company"), a bank holding company organized in 1980 under the laws of the State of Delaware, is registered under the Bank Holding Company Act of 1956, as amended. The Company, through its bank subsidiary, North Fork Bank (the "Bank") provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the metropolitan New York area. On November 30, 1994, Metro Bancshares Inc. ("Metro"), the parent company of Bayside Federal Savings Bank ("Bayside"), was merged with and into the Company. The merger was accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements include the consolidated accounts of Metro.

          The following is a summary of the Company's significant accounting and reporting policies:

(a) BASIS OF PRESENTATION
     The consolidated financial statements include the accounts of the Company, and its Bank and non-bank subsidiaries. The Company reports its financial results on a calendar year basis, whereas Metro had reported its financial results on a fiscal year basis which ended September 30. The consolidated financial results for 1994 have been adjusted to conform Metro's year-end with that of the Company. The consolidated financial results for the period ended December 31, 1993, reflect the combination of the Company at and for the year ended December 31 with Metro at and for the year ended September 30.

     The accounting and reporting policies of the Company are in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Such estimates are subject to change in the future as additional information becomes available or previously existing circumstances are modified. Actual results could differ from those estimates.

(b) STATEMENT OF CASH FLOWS
     For purposes of the Consolidated Statement of Cash Flows, cash and cash equivalents includes those amounts included in the Balance Sheet captions - Cash and Due from Banks, Interest Earning Deposits, Federal Funds Sold and Securities Purchased Under Agreements to Resell, all of which have an initial maturity of less than 90 days.
     Cash flows from purchases, maturities and principal repayments, and sales of available-for-sale securities are classified as cash flows from investing activities, and such activity for prior periods has been similarly reclassified.

(c) SECURITIES AND TRADING ACCOUNT ASSETS
     The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") in 1994. Securities that Management has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Debt securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities, are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of stockholders' equity. Debt and equity securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading account assets and reported at fair value. Management determines the appropriate classification of securities at the time of purchase.
     Interest income on securities, including amortization of premiums and accretion of discounts, is recognized using the level yield method over the lives of the individual securities. Realized gains and losses on sales of securities are computed using the specific identification method. The cost bases of individual held-to-maturity and available-for-sale securities are reduced through write-downs to reflect other-than-temporary impairments in value.

(d) LOANS
     Loans are generally carried at the principal amount outstanding, net of unearned income and net deferred loan fees. Mortgage loans held-for-sale are carried at the lower of aggregate cost or market value. Interest income is recognized using the interest method or a method that approximates a level rate of return over the loan term. Unearned income and net deferred loan fees are accreted into interest income over the loan term as a yield adjustment.

(e) NON-ACCRUAL LOANS
     Loans are placed on non-accrual status when, in the opinion of management, there is doubt as to the collectibility of interest or principal, or when principal and interest is past due 90 days or more and the loan is not well secured and in the process of collection. Interest and fees previously accrued, but not collected, are reversed and charged against interest income at the time a loan is placed on non-accrual status. Interest payments received on non-accrual loans are recorded as reductions of principal if, in management's judgment, principal repayment is doubtful. Loans may be reinstated to an accrual or performing status if future payments of principal and interest are reasonably assured and the loan has a demonstrated period of performance.
     Loans are classified as restructured loans when the Company has granted, for economic or legal reasons related to the borrower's financial difficulties, concessions to the borrower that it would not otherwise consider. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms.

(f) ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses is based on a periodic analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for possible loan losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, such as present and potential risks of the loan portfolio, loan growth, prior loss experience, current economic conditions and periodic examinations conducted by regulatory agencies. The allowance is maintained at a level considered by management to be adequate to cover reasonably foreseeable loan losses. While management uses available information to estimate possible loan losses, future additions to the allowance may be necessary based on adverse changes in economic conditions.
     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan", ("SFAS 114"), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("SFAS 118") (collectively referred to as "the Statement"). The Statement requires that impairment of larger balance, non-homogeneous loans be measured by comparing the net carrying value (or amount) of the loan to the present value of the expected future cash flows discounted at the loan's effective rate, the secondary market value of the loan, or the fair value of the collateral for collateral-dependent loans. A valuation allowance is established if necessary within the overall allowance for loan losses. Smaller balance, homogeneous loans, such as residential mortgages and consumer loans and leases, are collectively evaluated for impairment. Adoption of the Statement had no impact on the level of the overall allowance for loan losses and does not affect the Company's policies regarding charge-offs and recoveries.

(g) PREMISES AND EQUIPMENT
     Premises and equipment, including leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvements, over the estimated useful life of the related asset or the lease term, whichever is shorter.

(h) OTHER REAL ESTATE
     Other real estate consists of property acquired through foreclosure or deed in lieu of foreclosure. Other real estate is carried at the lower of the recorded amount of the loan or the fair value of the property based on the current appraised value adjusted for estimated disposition costs. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the fair value of the real estate to be acquired by a charge to the allowance for loan losses.
     Subsequent to foreclosure, gains and losses on the periodic revaluation of real estate acquired, and gains and losses on the disposition of such properties, are credited or charged to other real estate expense.
     In connection with the adoption of SFAS l14 effective January 1, 1995, in-substance foreclosures are no longer classified as OREO and are instead included in non-accrual loans.

(i) INCOME TAXES
     The Company provides for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs. Deferred tax assets are reduced, through a valuation allowance, if necessary, by the amount of such benefits that is not expected to be realized based on current available evidence.

     The Company files consolidated income tax returns with its subsidiaries. Tax expenses or benefits are generally allocated among members in the consolidated group based on a separate return basis.

(j) RETIREMENT AND BENEFIT PLANS
     The Company has a non-contributory defined benefit pension plan covering substantially all employees. Annual pension cost is provided over the employee's expected service life utilizing the projected unit cost actuarial method. Supplemental retirement benefits are provided for selected employees where income tax limitations have been placed on the amount of retirement benefits otherwise earned.
     Postretirement and postemployment benefits are recorded on an accrual basis with an annual provision that considers an actuarially determined future obligation.

(k) EARNINGS PER SHARE
     Earnings per share is computed by dividing net income by the weighted-average number of common shares and common stock equivalents outstanding during the period.

(l) EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED
     The excess of cost over fair value of net assets acquired is amortized on a straight line basis over the estimated periods to be benefited. The estimated periods to be benefited range from fifteen to twenty-five years.

(m) OFF-BALANCE SHEET INSTRUMENTS
     Periodically, the Company enters into interest rate contracts, including interest rate caps, floors and swap agreements, as part of its asset/liability management of interest rate exposure. These instruments are entered into as hedges against interest rate risk and are designated against specific assets and liabilities. To qualify as a hedge, the instrument must be designated as a hedge and effective in reducing the market risk of an existing asset, liability on firm commitment. Effectiveness of the hedge is evaluated on an initial and ongoing basis using statistical calculations of correlation. The premium paid or received for any of these instruments is amortized over the term of the agreement. These instruments are accounted for on an accrual basis in the interest income or expense category of the related hedged asset or liability. If the asset or liability being hedged is disposed of, the market value of the interest rate contract is included in the determination of the gain or loss from disposition. At December 31, 1995 and 1994, the Company had no contracts or agreements outstanding.

NOTE 2 - MERGERS AND ACQUISITIONS

COMPLETED ACQUISITIONS

METRO BANCSHARES INC.
     On November 30, 1994, the Company acquired Metro in a transaction accounted for under the pooling-of-interests method of accounting. Pursuant to the merger agreement, the Company issued 1.645 shares of common stock for each share of Metro's common stock outstanding (8,440,746 common shares issued) and reserved for issuance 739,038 common shares for Metro's outstanding stock options as of the acquisition date. Metro had consolidated total assets, deposits and shareholders' equity of $964.3 million, $832.5 million and $84.7 million respectively at November 30, 1994. Metro's operating results for the three month period ended December 31, 1993 have been set forth separately as a component of consolidated stockholders' equity and are not included in the Company's consolidated statements of income. During this three month period, Metro had net interest income of $10.7 million and net income of $6.8 million, which included a $3.7 million credit for the cummulative effect of Metro's change in accounting for income taxes.
          In connection with the merger, the Company recorded a charge for merger and related restructuring expenses of $14.3 million in 1994. As of December 31, 1995, all cash payments associated with this charge have been made except for certain rent payments due under long-term leases.

GREAT NECK BANCORP
          In July 1995, the Bank consummated the cash purchase of Great Neck Bancorp, the parent company of Bank of Great Neck, a Long Island based commercial bank ("Great Neck"). Net assets acquired were $91 million, including $49.4 million in net loans and deposit liabilities assumed were $90.3 million. The excess of cost over fair value of net assets acquired was $6.0 million and is being amortized over fifteen years. The operating results of this purchased business are not significant to the consolidated financial statements of the Company.

PENDING ACQUISITIONS

EXTEBANK DOMESTIC COMMERCIAL BANKING BUSINESS
     In September 1995, the Company announced that it had entered into an agreement with Banco Exterior de Espana, S.A., Spain ("BEX") whereby the Company will acquire the domestic commercial banking business of Extebank ("Extebank"), a wholly owned subsidiary of BEX, for $47.0 million in cash. As of December 31, 1995, Extebank had approximately $410 million in total assets, $222 million in net loans, $375 million in deposits and $30 million in capital. The Company will merge Extebank into the Bank.

FIRST NATIONWIDE BANK - LONG ISLAND BRANCHES
     In September 1995, the Company announced that the Bank had entered into an agreement with First Nationwide Bank to acquire its ten Long Island branches with approximately $600 million in deposits at a deposit premium of 6.35%.
The Company will receive cash of approximately $562 million.

     The foregoing transactions are expected to close during the first quarter of 1996.


NOTE 3 - SECURITIES

     On November 15, 1995, the Financial Accounting Standards Board released a special report, "A Guide to Implementation of SFAS 115", which allowed for a one-time redesignation of securities out of the held-to-maturity category without the otherwise required reevaluation of other securities in that category. As a result, the Company transferred $191.5 million (fair value of $190.9 million) in securities from held-to-maturity to available-for-sale on December 30, 1995.

HELD-TO-MATURITY SECURITIES
     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of held-to-maturity securities were as follows at December 31,

                                                            1995                                        1994
                                                      GROSS      GROSS                             Gross      Gross
                                        AMORTIZED  UNREALIZED  UNREALIZED    FAIR    Amortized  Unrealized  Unrealized   Fair
(in thousands)                            COST        GAINS     (LOSSES)     VALUE      Cost       Gains     (Losses)    Value
                                      --------------------------------------------------------------------------------------------
Mortgage-Backed Securities  . . . .       $281,418     $2,101     ($2,293)  $281,226   $485,650         $93  ($32,130)  $453,613
State & Municipal Obligations . . .         60,725        448        (474)    60,699     64,672         217    (2,100)    62,789
U.S. Government Agencies' Obligations            -          -            -         -     54,793           -    (4,462)    50,331
U.S. Treasury Securities  . . . . .              -          -            -         -     26,377           2        (2)    26,377
                                      --------------------------------------------------------------------------------------------
                                          $342,143     $2,549     ($2,767)  $341,925   $631,492        $312  ($38,694)  $593,110
                                      ============================================================================================



AVAILABLE-FOR-SALE SECURITIES
     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of available-for-sale securities were as follows at December 31,

                                                            1995                                          1994
                                                      GROSS       GROSS                             Gross      Gross
                                        AMORTIZED  UNREALIZED  UNREALIZED     FAIR    Amortized  Unrealized  Unrealized     Fair
(in thousands)                             COST       GAINS     (LOSSES)     VALUE       Cost       Gains     (Losses)     Value
                                        -------------------------------------------------------------------------------------------
Mortgage-Backed Securities  . . . . . .   $677,640      $3,410    ($1,064)   $679,986   $100,903       $111    ($4,990)    $96,024
U.S. Government Agencies' Obligations .     58,696          55       (199)     58,552          -          -           -          -
U.S. Treasury Securities  . . . . . . .     19,989         154           -     20,143     20,077          6       (292)     19,791
SBA Securities  . . . . . . . . . . . .     29,500         468           -     29,968          -          -           -          -
Equity Securities . . . . . . . . . . .     24,907       1,036       (107)     25,836     25,839        284       (133)     25,990
                                        -------------------------------------------------------------------------------------------
                                          $810,732      $5,123    ($1,370)   $814,485   $146,819       $401    ($5,415)   $141,805
                                        ===========================================================================================


     Mortgage-backed securities classified as held-to-maturity included $1.0 million and $92.8 million in collateralized mortgage obligations ("CMO") at December 31, 1995 and 1994, respectively. Mortgage-backed securities ("MBS") classified as available-for-sale included $216.1 million and $1.0 million in CMO's at December 31, 1995 and 1994. These CMO securities, collaterialized by either U.S. Government agency MBS's or whole loans, are principally conservative current pay sequentials or PAC structures with a current weighted average life of 3.5 years.

     The amortized cost and estimated fair value of securities at December 31, 1995, by contractual maturity, are presented in the table below. Expected maturities will differ from contractual maturities since issuers may have the right to call or prepay obligations without call or prepayment penalties.


                                                           HELD-TO-MATURITY          AVAILABLE-FOR-SALE
                                                        Amortized        Fair       Amortized       Fair
(in thousands)                                             Cost         Value         Cost         Value
                                                      ------------------------------------------------------
Due in one year or less . . . . . . . . . . . .           $21,709       $21,748       $19,607      $19,693
Due after one year through five years . . . . .            20,220        20,223        10,028       10,140
Due after five years through ten years  . . . .            18,796        18,728        49,050       48,862
                                                      ------------------------------------------------------
  Subtotal  . . . . . . . . . . . . . . . . . .            60,725        60,699        78,685       78,695
Mortgage-Backed and SBA Securities  . . . . . .           281,418       281,226       707,140      709,954
 Equity Securities  . . . . . . . . . . . . . .                 -             -        24,907       25,836
                                                      ------------------------------------------------------
                                                         $342,143      $341,925      $810,732     $814,485
                                                      ======================================================


     The prepayment of MBS's including CMO's is actively monitored through the portfolio management function. Management typically invests in MBS's with stable cash flows and relatively short duration, thereby limiting the impact of interest rate fluctuations on the portfolio. Management regularly performs simulation testing to assess the impact that interest and market rate changes would have on its MBS portfolio.
     The proceeds, gross realized gains and gross realized losses on the sale of securities available-for-sale were as follows at December 31,

(in thousands)                                                                        1995           1994
                                                                              -------------------------------
Proceeds from Sales . . . . . . . . . . . . . . . . . . . . . . . . . . .           $103,510       $272,175
                                                                              ===============================

Gross Realized Gains  . . . . . . . . . . . . . . . . . . . . . . . . . .              6,728          2,467
Gross Realized Losses . . . . . . . . . . . . . . . . . . . . . . . . . .              (349)       (11,678)
                                                                              -------------------------------
Net Realized Gains/(Losses) . . . . . . . . . . . . . . . . . . . . . . .             $6,379       ($9,211)
                                                                              ===============================


     Gross realized gains in 1995 primarily resulted from the sale of equity positions in certain financial institutions. In addition, the Company recognized a $.9 million recovery on the settlement of a CMO written down in 1994. Gross realized losses for 1994 contain a $3.2 million charge to reduce the carrying value of the aforementioned CMO, received by Metro in 1991 as a partial settlement in a troubled debt loan restructuring. Proceeds from sales of investments and debt securities were $73.2 million in 1993 with a gross realized gain of $1.4 million.
     At December 31, 1995, held-to-maturity securities carried at $278.5 million and available-for-sale securities carried at $315.9 were pledged for various purposes as required by law and to secure securities sold under agreements to repurchase and other borrowings. At December 31, 1994, held-to-maturity securities carried at $127.8 million and available-for-sale securities carried at $17.1 million were similarly pledged as collateral.

NOTE 4 - LOANS

     The composition of the loan portfolio is summarized as follows at December 31,



(dollars in thousands)                                      1995                      1994
                                                      ------------------------------------------------------
Mortgage Loans-Multi-family . . . . . . . . . . .           $662,329       33.4%     $524,167        28.6%
Mortgage Loans-Residential  . . . . . . . . . . .            552,681       27.8%      598,711        32.7%
Mortgage Loans-Commercial . . . . . . . . . . . .            367,158       18.5%      340,157        18.6%
Commercial & Industrial . . . . . . . . . . . . .            245,956       12.4%      241,544        13.2%
Consumer Loans and Leases . . . . . . . . . . . .            111,475        5.6%       72,098         3.9%
Land and Construction Loans . . . . . . . . . . .             45,429        2.3%       54,789         3.0%
                                                      ------------------------------------------------------
   Total  . . . . . . . . . . . . . . . . . . . .         $1,985,028      100.0%   $1,831,466       100.0%
Less:
 Unearned Income and Fees . . . . . . . . . . . .             18,588                   17,429
 Allowance for Loan Losses  . . . . . . . . . . .             50,210                   50,069
                                                      ---------------             ------------
     Net Loans  . . . . . . . . . . . . . . . . .         $1,916,230               $1,763,968
                                                      ===============             ============

     The loan portfolio is principally located in the metropolitan New York area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability which affects property values, but also the financial well-being and creditworthiness of the borrowers.
     To minimize the credit risk related to the portfolio's real estate concentration, management utilizes prudent underwriting standards as well as diversifying the type and locations of loan placements. The multi-family lending business includes loans of various types and geograhically diverse apartment complexes. Multi-family loans are dependent largely on sufficient income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family loans do not fully amortize. Therefore, the principal outstanding is not significantly reduced prior to contractual maturity. The residential mortgage portfolio is comprised primarily of first mortgage loans on owner occupied 1-4 family residences located in the metropolitan New York area. The commercial mortgage portfolio contains loans secured by industrial developments, professional office buildings, retail stores and shopping centers. Land loans are loans to finance the acquisition of vacant land for future residential and commercial development. Construction loans principally finance the construction of industrial developments and single-family subdivisions.
     Commercial and industrial loans consist primarily of loans to small and medium size businesses. Consumer loans and leases represent credit to individuals for household, family, and other personal expenditures and consist primarily of loans and leases to finance new and used automobiles.
     The Company's real estate underwriting standards include various limits on the loan to value ratios based on the type of property, and the Company considers among other things, the creditworthiness of the borrower, the location of the real estate, the condition and value of the security property, the quality of the organization managing the property, and the viability of the project including occupancy rates, tenants and lease terms. Additionally, the underwriting standards require appraisals and periodic inspections of the properties as well as ongoing monitoring of operating results.
     Included in residential mortgage loans at December 31, 1995 and 1994 were loans held-for-sale of $1.3 million and $.6 million, respectively. Mortgage loans serviced for others aggregated $421.7 million and $442.0 million as of December 31, 1995 and 1994, respectively.

NON-PERFORMING ASSETS
     Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of property acquired through foreclosure or deeds in lieu of foreclosure.
     Non-performing assets at December 31, consisted of the following:

(in thousands)                                          1995           1994
                                                 ------------------------------
Loans Ninety Days Past Due and Still Accruing          $1,088          $1,597
Non-Accrual Loans . . . . . . . . . . . . . .          31,506          40,516
                                                 ------------------------------
   Non-Performing Loans . . . . . . . . . . .          32,594          42,113
Other Real Estate . . . . . . . . . . . . . .           4,805           4,861
                                                 ------------------------------
   Non-Performing Assets  . . . . . . . . . .         $37,399         $46,974
                                                 ==============================


       The largest concentration of non-performing loans are those secured by real estate aggregating $24.6 million, or 75.3% of non-performing loans, at December 31, 1995.
     Interest foregone on non-accrual loans and other real estate, or the amount of income that would have been earned had those loans remained performing, aggregated $3.6 million, $4.5 million and $5.6 million in 1995, 1994, and 1993, respectively.

RESTRUCTURED LOANS
     Restructured, accruing loans were $31.9 million and $37.0 million at December 31, 1995 and 1994, respectively. Restructured loans on non-accrual status at December 31, 1995 and 1994 were $.3 million and $2.2 million, respectively. The amount of interest income recorded on restructured loans was approximately $2.3 million, $3.0 million and $3.2 million in 1995, 1994 and 1993, respectively. The difference between income included in the results of operations under the restructured terms and that amount which would have been recognized had these loans performed in accordance with their original terms was $.9 million, $.8 million and $.9 million in 1995, 1994 and 1993, respectively.

     The Company had no commitments to lend additional funds to borrowers whose loans are non-performing or whose terms have been previously restructured at December 31, 1995.

RELATED PARTY LOANS
     Loans to related parties include loans to directors and their related companies and executive officers of the Company and any of its subsidiaries. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks. Related party loans aggregated $1.2 million and $.7 million at December 31, 1995 and 1994, respectively.


NOTE 5 - ALLOWANCE FOR LOAN LOSSES
     A summary of changes in the allowance for loan losses is shown below for the years ended December 31,

(in thousands)                                                               1995        1994        1993
                                                                       -------------------------------------
Balance at Beginning of Year  . . . . . . . . . . . . . . . . . . .         $50,069     $56,556     $69,583
Provisions for Loan Losses  . . . . . . . . . . . . . . . . . . . .           9,000       3,275      10,300
Recoveries Credited to the Allowance  . . . . . . . . . . . . . . .           3,642       4,331       3,678
                                                                       -------------------------------------
                                                                             62,711      64,162      83,561
Losses Charged to the Allowance . . . . . . . . . . . . . . . . . .        (12,993)    (14,457)    (27,005)
Additional Allowance Acquired in Acquisition  . . . . . . . . . . .             492           -           -
Metro Net Activity for the Three Months Ended December 31, 1993 . .               -         364           -
                                                                       -------------------------------------
   Balance at End of Year   . . . . . . . . . . . . . . . . . . . .         $50,210     $50,069     $56,556
                                                                       =====================================


     As of December 31, 1995, $22.5 million in loans were impaired within the scope of SFAS 114 and were carried on a non-accrual basis. Approximately 13% of these loans were measured for impairment using the fair value of collateral, while the remaining 87% were measured using the present value of the expected future cash flows discounted at the loan's effective date. The application of SFAS 114 measurement principles indicated that approximately $5.9 million of these loans required valuation allowances, totalling $1.1 million, which are included within the overall allowance for loan losses at December 31, 1995. Residential mortgages and consumer loans and leases outside the scope of SFAS 114 are collectively evaluated for impairment. During 1995, the average amount of impaired loans within the scope of SFAS 114 was approximately 27.0 million, and the amount of cash basis interest income recognized on these loans was $1.1 million.

NOTE 6 - PREMISES AND EQUIPMENT
     The following is a summary of premises and equipment at December 31,

(in thousands)

                                                                            1995             1994
                                                                      ------------------------------
Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $9,164         $9,299
Bank Premises . . . . . . . . . . . . . . . . . . . . . . . . . . .          26,427         24,908
Leasehold Improvements  . . . . . . . . . . . . . . . . . . . . . .           8,781          6,723
Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          36,399         31,049
                                                                      ------------------------------
                                                                             80,771         71,979
Accumulated Depreciation and Amortization . . . . . . . . . . . . .        (35,602)       (32,811)
                                                                      ------------------------------
                                                                            $45,169        $39,168
                                                                      ==============================

NOTE 7 - SHORT TERM BORROWINGS

     Federal funds purchased and securities sold under agreements to repurchase and related information is summarized as follows at and for the years ended December 31,

(in thousands)                                                    1995          1994          1993
                                                            ----------------------------------------------
Federal Funds Purchased

    Period End Balance                                            $      -     $  20,000       $      -
    Maximum Amount Outstanding at Any Month End                     60,000        25,000              -
    Average Outstanding Balance                                     11,133         5,032             28
    Weighted Average Interest Rate Paid                              5.89%         5.47%          3.10%
    Weighted Average Interest Rate at Year End                           -         6.00%              -


Securities Sold Under Agreements to Repurchase
    Period End Balance                                            $391,369     $       -       $255,643
    Maximum Amount Outstanding at Any Month End                    391,369       322,876        325,779
    Average Outstanding Balance                                     90,362       239,656        176,491
    Weighted Average Interest Rate Paid                              5.77%         4.25%          3.49%
    Weighted Average Interest Rate at Year End                       5.81%             -          3.41%


Federal Home Loan Bank Advances with original maturities of less than one year were $40.0 million at December 31, 1994 with a weighted average interest rate of 5.63%. At December 31, 1995, the Company had no advances outstanding.

     The Bank has arrangements with various correspondent banks providing short-term credit for regulatory liquidity requirements. These lines of credit aggregated $135.0 million at December 31, 1995.

NOTE 8 - LONG TERM BORROWINGS

     During 1994, the Company issued a $25.0 million, 7.56% Senior Note (the "Note") due April 20, 1999. The Note imposes certain restrictions on the Company. These restrictions include, but are not limited to, the maintenance of certain capital levels, limitations on the payment of dividends, limitations on the repurchase of common stock, and additionally, the Note contains certain prepayment penalties. A portion of the Note proceeds were used to prepay the $20.0 million, 10.08% Senior Note due March 28, 1995. At December 31, 1995, the Company was in compliance with the covenants of the Note.
     Long-term Federal Home Loan Bank advances totaled $10 million at December 31, 1995 and 1994. These borrowings bear an interest rate of 10.00% and mature on April 28, 1999.

NOTE 9 - INCOME TAXES

         The components of the consolidated income tax provision is shown below for the years ended December 31,

(in thousands)                                                              1995         1994         1993
                                                                       --------------------------------------
Current Tax Expense . . . . . . . . . . . . . . . . . . . . . .           $37,338      $22,268      $15,539

Deferred Tax Expense    . . . . . . . . . . . . . . . . . . . .             1,141        1,508        2,922
Adjustment to Deferred Tax Assets and Liabilities
    for Enacted Changes in Tax Rates  . . . . . . . . . . . . .                --           --        (193)
Change in Valuation Allowance . . . . . . . . . . . . . . . . .                --      (6,850)      (1,292)
                                                                       --------------------------------------
Income Tax Provision  . . . . . . . . . . . . . . . . . . . . .           $38,479      $16,926      $16,976
                                                                       ======================================


     The following table reconciles the statutory U.S. Federal tax rate to the effective tax rate on income before income taxes for the years ended December 31,

RECONCILIATION OF STATUTORY RATE TO EFFECTIVE RATE                           1995        1994         1993
                                                                       ---------------------------------------
Federal Income Tax Expense at Statutory Rates . . . . . . . . .            35.00%       35.00%       34.90%
Increase/(Reduction) Resulting from:
    State and Local Income Taxes, Net of Federal Income Tax . .              7.87          9.3          4.6
    Tax Exempt Interest, net  . . . . . . . . . . . . . . . . .            (1.08)        (2.1)        (1.8)
    Accretion/Amortization of Purchase Accounting
      Premiums and Discounts  . . . . . . . . . . . . . . . . .            (0.01)        (0.5)        (0.5)
    Amortization of Excess Cost Over Fair Value of
      Net Assets Acquired . . . . . . . . . . . . . . . . . . .              0.64          1.2          1.3
    Recapture of Tax Bad Debt Reserve Due to Merger                            --          7.3            -
    Change in Valuation Allowance . . . . . . . . . . . . . . .                --       (14.7)        (2.7)
    Federal Bad Debt Deduction less than Financial
      Statement Provision . . . . . . . . . . . . . . . . . . .                --           --          2.5
    Other, Net  . . . . . . . . . . . . . . . . . . . . . . . .                --          0.8          1.5
                                                                       ---------------------------------------
Effective Tax Rate  . . . . . . . . . . . . . . . . . . . . . .            42.42%        36.3%        39.8%
                                                                       =======================================

The components of the net deferred tax asset are included in "Other Assets" in the accompanying consolidated balance sheets at December 31, and are as follows:

(in thousands)                                                                          1995        1994
                                                                                   -------------------------
Deferred Tax Assets
    Allowance for Loan Losses . . . . . . . . . . . . . . . . . . . . . . . . .         $20,352     $20,985
    Deferred Compensation and Other Employee Benefit Plans  . . . . . . . . . .           1,337       1,615
   Unrealized Loss on Securities Available-for-Sale . . . . . . . . . . . . . .              --       2,143
    Excess of Tax Basis Over Book Basis-Other Real Estate . . . . . . . . . . .              93          58
    Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,493       7,261
                                                                                   -------------------------
      Gross Deferred Tax Asset  . . . . . . . . . . . . . . . . . . . . . . . .         $24,275     $32,062
    Valuation Allowance . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (3,391)     (3,391)
                                                                                   -------------------------
      Deferred Tax Asset  . . . . . . . . . . . . . . . . . . . . . . . . . . .         $20,884     $28,671
                                                                                   =========================

Deferred Tax Liability
     Tax Bad Debt Recapture . . . . . . . . . . . . . . . . . . . . . . . . . .        ($4,185)    ($5,873)
     Unrealized Gain on Securities Available-for-Sale . . . . . . . . . . . . .        ($3,391)          --
    Excess of Book Basis Over Tax Basis, Premises & Equipment . . . . . . . . .           (375)       (496)
    Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (1,438)     (2,004)
                                                                                   -------------------------
      Deferred Tax Liability  . . . . . . . . . . . . . . . . . . . . . . . . .        ($9,389)    ($8,373)
                                                                                   -------------------------
       Net Deferred Tax Asset . . . . . . . . . . . . . . . . . . . . . . . . .         $11,495     $20,298
                                                                                   =========================


     During 1994, the Company reduced its valuation allowance by $6.9 million due to the improved earnings potential and the continued strengthening of the quality of assets. During 1995, the Company's valuation allowance remained at $3.4 million as it continues to reserve for a portion of the New York State and City deferred tax assets due to uncertainties of realization since state and city law does not provide for the utilization of net operating loss carryforwards or carrybacks.


NOTE 10 - RETIREMENT AND OTHER EMPLOYEE BENEFITS PLANS

RETIREMENT PLAN
     The Company maintains a retirement plan (the "Plan") covering substantially all of its employees. Metro did not maintain a retirement Plan and subsequent to the merger all former Metro employees became eligible for participation in the Plan. Participants accrue a benefit each year equal to five percent of their annual compensation, as defined, plus a rate of interest based on one-year Treasury Bill rates, credited quarterly. Plan assets are invested in a diversified portfolio of fixed income securities, mutual funds and equity securities. The Company contributes to the Plan an amount sufficient to meet Employee Retirement Income Security Act ("ERISA") funding standards. The following table sets forth the funded status of the Plan, and amounts recognized in the accompanying consolidated financial statements.


December 31,                                                                          1995         1994
                                                                                 ----------------------------
(in thousands)
Actuarial Present Value of Accumulated Benefit Obligation:
   Vested Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        ($17,676)    ($14,653)
   Non-Vested Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . .            (452)        (315)
                                                                                 ============================
Accumulated Benefit Obligation  . . . . . . . . . . . . . . . . . . . . . . .         (18,128)     (14,968)
Effect of Projected Future Compensation Levels  . . . . . . . . . . . . . . .            (400)        (372)
                                                                                 ----------------------------
Projected Benefit Obligation  . . . . . . . . . . . . . . . . . . . . . . . .         (18,528)     (15,340)
Plan Assets at Fair Value . . . . . . . . . . . . . . . . . . . . . . . . . .           18,344       14,376
                                                                                 ----------------------------
Plan Assets Less than of Projected Benefit Obligation . . . . . . . . . . . .            (184)        (964)
Unrecognized Net Asset Value Existing at Plan Year End  . . . . . . . . . . .            (394)        (458)
Unrecognized Net Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . .            4,573        3,845
Unrecognized Prior Service Cost . . . . . . . . . . . . . . . . . . . . . . .          (2,787)      (3,037)
                                                                                 ----------------------------
Prepaid/ (Accrued) Pension Cost . . . . . . . . . . . . . . . . . . . . . . .           $1,208       ($614)
                                                                                 ============================

(in thousands)                                                              1995        1994         1993
                                                                       --------------------------------------
Components of Net Periodic Pension Expense:
   Service Cost-Benefits Earned During the Year . . . . . . . .              $834         $710         $613
   Interest Cost on Projected Benefit Obligation  . . . . . . .             1,268        1,188        1,115
   Net Amortization and Deferral  . . . . . . . . . . . . . . .             1,630      (1,685)        (639)
                                                                       --------------------------------------
                                                                           $3,272         $213       $1,089
Less Actual Return on Plan Assets . . . . . . . . . . . . . . .             2,954        (184)        1,079
                                                                       --------------------------------------
   Net Periodic Pension Expense . . . . . . . . . . . . . . . .              $778         $397          $10
                                                                       ======================================
Assumptions Used in Actuarial Computations were:
    Weighted Average Discount Rate  . . . . . . . . . . . . . .             7.25%        8.50%        7.50%
    Rate of Increase in Future Compensation Levels  . . . . . .             4.50%        4.50%        4.50%
    Expected Long-Term Rate of Return on Assets . . . . . . . .             8.50%        8.50%        8.50%


     The Company maintains a supplemental retirement plan which restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The actuarial present value of the accumulated benefit obligation and the projected benefit obligation, which are unfunded, was $164 thousand at December 31, 1995 and $162 thousand at December 31, 1994. Net periodic pension expense incurred in 1995, 1994 and 1993, for the supplemental retirement plan was $33 thousand, $40 thousand and $31 thousand, respectively. The weighted average discount rate utilized to determine the projected benefit obligation was 7.25% for 1995, 8.50% for 1994 and 7.50% for 1993. The assumed rate of future compensation increases was 4.50% for 1995 and 1994, and 5.50% for 1993 . The expected long-term rate of return on plan assets was 8.50% for 1995 and 1994, and 7.0% for 1993.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
     The Company provides certain health care and life insurance benefits to eligible retired employees. Health care benefits received range between 0% and 100% of coverage premiums based on an employee's age, years of service and retirement date. Participants who retire after November 1, 1992 are responsible for all premium increases after 1997. The Company's plan for its postretirement obligation is unfunded.

     The following table sets forth information related to the Company's postretirement benefit obligations at December 31,


(in thousands)                                                                       1995            1994
                                                                                -----------------------------
Accumulated Postretirement Benefit Obligation
Retirees and Beneficiaries Eligible for Benefits  . . . . . . . . . . . .             $5,198         $3,725
Active Employees  Fully Eligible for Benefits . . . . . . . . . . . . . .                743            619
                                                                                -----------------------------
     Accumulated Postretirement Benefit Obligation  . . . . . . . . . . .              5,941          4,344
Unrecognized Transition Obligation (amortized over 20 year period)  . . .              3,506          3,769
Unrecognized Net Loss . . . . . . . . . . . . . . . . . . . . . . . . . .              1,841            277
                                                                                -----------------------------
Accrued Postretirement Benefit Obligation . . . . . . . . . . . . . . . .               $594           $298
                                                                                =============================

     The weighted average discount rate utilized to determine the accumulated postretirement benefit obligation was 7.25% and 8.50% in 1995 and 1994, respectively. The assumed rate of future compensation increases was 5.50% for both years. The weighted average discount rate utilized to determine the net periodic postretirement benefits expense was 8.50% and 7.50% for 1995 and 1994, respectively.
     In measuring the APBO, a 9.00% annual trend rate for health care costs was assumed for the year ended December 31, 1995. These rates are assumed to decline ratably to 5.5% through 2010, and remain at that level thereafter. However, for retirees after November 1, 1992 no increases in the annual trend rate are assumed for after 1997. If the assumed health care cost trend rate changed by 1%, the APBO at December 31, 1995 would change by 6.5%. The effect of a 1% change in the health care cost trend rate on the service and interest cost components of net periodic postretirement benefits expense would be a change of 6.3%.

     The net periodic postretirement benefits expense for the years ended December 31, consisted of the following:

(in thousands)                                                                 1995        1994       1993
                                                                      ---------------------------------------
Service Cost (Benefits Earned During the Year)  . . . . . . . . . .             $48        $115         $39
Interest Cost on Accumulated Postretirement Benefit Obligation  . .             411         396         325
Amortization of Transition Obligation and Net Loss  . . . . . . . .             234         263         208
                                                                      ---------------------------------------
   Net Periodic Postretirement Benefits Expense . . . . . . . . . .            $693        $774        $572
                                                                      =======================================


401-(k) SAVINGS PLAN
     The Company maintains a savings plan under section 401-(k) of the Internal Revenue Code, covering substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the savings plan after completing one year of service. Under the provisions of the savings plan, employee contributions are partially matched by the Company.
This matching is fully vested for employees participating at the inception date of the plan, however, the matching vests for all other plan participants 25% per year beginning the second year of participation. Participant account balances are invested at the direction of the participant into one or more investment funds, including a fund which invests in shares of the Company's common stock. The 401-(k) plan expense was $.7 million, $.8 million, and $.8 million for the years ended 1995, 1994 and 1993, respectively.

NOTE 11 - STOCK OPTIONS AND RIGHTS PLANS

1985 INCENTIVE STOCK OPTION PLAN
     Under the plan, 360,000 shares of common stock were reserved for issuance to key employees. Options were awarded by the Compensation and Stock Committee of the Board of Directors ("Compensation Committee"), a committee appointed by the Board of Directors. The plan provided that the option price would not be less than the fair market value of the stock on the date the option was granted. All options are exercisable upon the grant for a period of ten years. At December 31, 1995, no shares remain authorized and unissued.

1987 LONG TERM INCENTIVE PLAN
     The plan provided for two types of awards, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards were granted to employees by the Compensation Committee. The maximum aggregate number of shares of common stock which could have been issued under the plan, either as restricted stock awards or non-qualified stock options, was 400,000 shares. The value of restricted stock awarded under the plan is reflected as deferred compensation at fair market value of the shares at the date of grant, and amortized as additional compensation expense over the years the restrictions lapse, which is generally 33 1/3% per year from years five to seven after the grant date. The Compensation Committee, in its sole discretion, may also accelerate the removal of any or all restrictions. If the Company is a party to a merger, consolidation, sale of substantially all assets or similar transaction and, as a result, the common stock is exchanged for stock of another corporation, cash or other consideration, all restrictions on restricted stock awarded under the plan and then outstanding will lapse and cease to be effective, as of the day on which such corporate change is consummated. At December 31, 1995, no shares remain authorized and unissued.

1989 EXECUTIVE MANAGEMENT COMPENSATION PLAN
     The plan provides for two types of awards, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to executive officers by the Compensation Committee. The maximum aggregate number of shares of common stock which may be issued under the plan, either as restricted stock awards or non-qualified stock options, is 460,000 shares. Each non-qualified stock option awarded under the plan shall vest and become exercisable with respect to 20% of the shares subject to the option on the first anniversary of the date of grant. Thereafter, each option shall vest and become exercisable with respect to an additional 20% of the original shares subject to the option on each consecutive anniversary of the date of grant. Restricted stock awarded under the plan contains similar restrictions as those issued under the 1987 Long Term Incentive Plan. The right to grant awards under the plan will terminate upon the earlier of December 31, 1999, or the issuance of a number of shares equal to the maximum aggregate number reserved for issuance under the plan. At December 31, 1995, 18,518 shares remain authorized and unissued.

1994 KEY EMPLOYEE STOCK PLAN
     The plan provides for three types of awards (incentive stock options, non-qualified stock options and restricted stock) to be granted either separately or in combination. Awards are granted to employees by the Compensation Committee . The maximum aggregate number of shares of common stock which could be issued under the plan is 700,000 shares, with no more than 200,000 authorized for Restricted Stock. Restricted stock awarded under the plan contains similar restrictions as those under the 1987 Long Term Incentive Plan. The Compensation Committee, in its sole discretion, may also accelerate the removal of any or all restrictions. If the Company is a party to a merger, consolidation, sale of substantially all assets or similar transaction and, as a result, the common stock is exchanged for stock of another corporation, cash or other consideration, all restrictions on restricted stock awarded under the plan and then outstanding will lapse and cease to be effective, as of the day on which such corporate change is consummated. At December 31, 1995, 325,400 shares remain authorized and unissued. Of this amount, 186,250 shares were issued in January 1996.

METRO STOCK PLANS - PRE-MERGER
     Metro maintained several incentive stock option and non-qualified stock option plans for its officers, directors and key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant and were exercisable over a ten year period from the date of grant. Pursuant to the merger agreement, options outstanding under these plans were converted into 739,038 options on the Company's stock at exercise prices of $2.38 and $10.57 based on the merger exchange ratio of 1.645. At December 31, 1995, 13,748 options remained outstanding. Also, Metro had a Stock Appreciation Rights Plan (SAR) under which participants became fully vested at the merger date. Compensation expense recorded for these SAR's in 1994 and 1993 was $2.0 million and $1.0 million, respectively.

   The following is a summary of the activity in the common stock option and restricted stock plans for the three year period ended December 31, 1995.

                                                                                      Restricted
                                                                   Exercise             Stock                Grant
                                                 Options             Price              Awards               Price
                                             ----------------------------------------------------------------------------------
Outstanding at December 31, 1992  . . . . .         620,331     $5.44 - $25.13             122,142      $5.44 - $23.25
Granted . . . . . . . . . . . . . . . . . .         184,500     $7.94 - $12.69               8,000          $12.69
Exercised . . . . . . . . . . . . . . . . .        (15,650)      $6.88 - $8.81                   -             -
Forfeited . . . . . . . . . . . . . . . . .        (30,350)     $8.81 - $20.75             (1,034)      $15.94 - $20.75
Vested  . . . . . . . . . . . . . . . . . .               -            -                  (22,397)      $5.81 - $23.25
Removal of Restrictions Accelerated                       -            -                   (4,500)           $7.94
                                                 -----------                        --------------


Outstanding at December 31, 1993  . . . . .         758,831     $5.44 - $25.13             102,211      $5.44 - $23.25
Metro Options Outstanding at Nov. 30, 1994 .        739,038     $2.38 - $10.57                   -             -
Granted . . . . . . . . . . . . . . . . . .         315,000     $10.57 - $15.75             10,000      $11.75 - $12.69
Exercised . . . . . . . . . . . . . . . . .       (167,009)     $2.38 - $12.69                   -             -
Forfeited . . . . . . . . . . . . . . . . .        (31,700)     $10.25 - $20.75            (4,334)      $10.25 - $19.06
Vested  . . . . . . . . . . . . . . . . . .               -            -                  (11,735)      $13.94 - $19.06
Removal of Restrictions Accelerated                       -            -                   (1,000)          $12.25
                                                 -----------                        --------------



Outstanding at December 31, 1994  . . . . .       1,614,160     $2.38 - $25.13              95,142      $5.44 - $23.25
Granted   . . . . . . . . . . . . . . . . .          42,500     $15.69 - $21.75             58,600      $12.69 - $22.88
Exercised . . . . . . . . . . . . . . . . .       (698,068)     $2.38 - $20.75                   -                   -
Forfeited . . . . . . . . . . . . . . . . .        (55,500)     $18.13 - $20.75           (17,002)      $5.44 - $19.06
Vested  . . . . . . . . . . . . . . . . . .               -                  -             (3,836)      $7.75 - $22.75
                                                 -----------                        --------------

OUTSTANDING AT DECEMBER 31, 1995  . . . . .         903,092     $2.38 - $25.13             132,904      $5.44 - $23.25
                                                 ===========                        ==============


     The table does not reflect the activity of the Metro plans pre-merger. For the period from October 1, 1992 through November 30, 1994, Metro issued 104,260 options while 31,468 options were exercised, based upon the merger exchange ratio of 1.645.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
     The Dividend Reinvestment and Stock Purchase Plan provides stockholders with a method of investing cash dividends and/or optional cash payments in additional common stock. Under the plan, cash dividends and/or optional cash payments can be used to purchase common stock without brokerage commission . The discount can be revised by the Board of Directors at its discretion. The amount of optional cash payment allowed in any month is restricted requiring a minimum optional cash payment of $200 per month and a maximum optional cash payment for participants of $15,000 regardless of the number of shares owned. At December 31, 1995, 407,107 shares remain authorized and unissued.


SHAREHOLDERS' RIGHTS PLAN AND CHANGE-IN-CONTROL ARRANGEMENTS
     The Company maintains a shareholders' rights plan. Each right under the plan entitles the holder, following the occurrence of certain events, to purchase a unit, consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a purchase price of $70 per unit, subject to adjustment. The rights will become exercisable and transferable apart from the common stock 10 days after the public announcement that a person or group has acquired 20% or more of the outstanding shares of common stock, 10 business days following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 25% or more of the outstanding shares of common stock, or 10 days after the Board of Directors has determined that any person has become the beneficial owner of a substantial amount (defined as 10% or greater) of the outstanding shares of common stock and that such beneficial ownership is adverse to the Company in certain specified respects. Rights held by such an acquiring person or persons may thereafter become void. Under certain circumstances, a right may become a right to purchase common stock or assets of the Company or common stock of an acquiring corporation at a substantial discount. Under certain circumstances, the Company may redeem the rights for $.01 per right. The rights will expire at the close of business on March 13, 1999 unless earlier redeemed or exchanged by the Company.
     The Company has arrangements with certain key executive officers that provide for the payment of a multiple of base salary, should a change-in-control, as defined, of the Company occur. These payments are limited under guidelines for deductibility pursuant to Internal Revenue Service regulations. Also, in connection with a potential change-in-control, the Company adopted performance plans in which substantially all employees could participate in a cash distribution. The amount of the performance plan cash fund is established when a change-in-control transaction exceeds industry averages and achieves an above average return for shareholders. A limitation is placed on the amount of the fund and no performance pool is created if the transaction does not exceed industry averages.

NOTE 12 - PARENT COMPANY ONLY

CONDENSED FINANCIAL STATEMENTS

(in thousands)
CONDENSED BALANCE SHEETS DECEMBER 31,                                                             1995        1994
                                                                                         ---------------------------
ASSETS
Deposits with Bank Subsidiary   . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $330      $2,186
Deposits with Other Financial Institutions  . . . . . . . . . . . . . . . . . . . . . .             234         125
Securities Purchased Under Agreements to Resell with Bank Subsidiary  . . . . . . . . .          10,000       7,500
Securities Available-for-Sale   . . . . . . . . . . . . . . . . . . . . . . . . . . . .           9,248       8,554
Investment in Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         313,609     258,344
Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             755         819
Excess of Cost Over Fair Value of Net Assets Acquired . . . . . . . . . . . . . . . . .           7,731       8,171
                                                                                         ---------------------------
   Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $341,907    $285,699
                                                                                         ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Senior Note Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $25,000     $25,000
Dividends Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,726       2,304
Other Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,336       3,472
Stockholders' Equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         309,845     254,923
                                                                                         ---------------------------
   Total Liabilities & Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . .        $341,907    $285,699
                                                                                         ===========================



(in thousands)

CONDENSED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,                                1995          1994         1993
                                                                                        -------------------------------------------
INCOME
Dividends from Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $1,000       $8,300        $2,600
Net Securities Gains/(Losses) . . . . . . . . . . . . . . . . . . . . . . . . . . .              5,041        1,109         (295)
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                745          345           298
                                                                                        -------------------------------------------
 Total Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              6,786        9,754         2,603
                                                                                        -------------------------------------------


EXPENSE
Interest on Long-Term Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . .              1,901        1,966         2,582
Interest on Capital Note Payable to Bank Subsidiary . . . . . . . . . . . . . . . .                  -          129           363
Compensation & Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . .                113          172           328
Occupancy & Equipment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 35           73            82
Merger & Related Restructure Charges  . . . . . . . . . . . . . . . . . . . . . . .                  -        1,122             -
Prepayment Penalty-Senior Notes Payable . . . . . . . . . . . . . . . . . . . . . .                  -          877             -
Other Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              1,114        1,297         1,606
Amortization of Excess of Cost Over Fair Value of Net Assets Acquired . . . . . . .                440          440           440
                                                                                        -------------------------------------------
 Total Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              3,603        6,076         5,401
                                                                                        -------------------------------------------
   Income/(Loss) before Income Taxes and Equity in Undistributed Earnings
        of Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              3,183        3,678       (2,798)
Income Tax Expense/(Benefit)  . . . . . . . . . . . . . . . . . . . . . . . . . . .              1,022      (1,388)       (2,227)
Equity in Undistributed Earnings of Subsidiaries
   Bank Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             49,989       24,296        26,323
   Non-Bank Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 85          310         (105)
                                                                                        -------------------------------------------
   Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $52,235      $29,672       $25,647
                                                                                        ===========================================

CONDENSED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,                       1995        1994        1993
                                                                                     --------------------------------------
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $52,235     $29,672      $25,647
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  (USED IN)/PROVIDED  BY OPERATING ACTIVITIES:
  Depreciation and Amortization . . . . . . . . . . . . . . . . . . . . . . . . .            147         245          410
  Amortization of Excess of Cost Over Fair Value of Net Assets Acquired . . . . .            440         440          440
  Equity in Undistributed Earnings of Subsidiaries  . . . . . . . . . . . . . . .       (50,074)    (24,606)     (26,218)
  Net Securities (Gains)/Losses . . . . . . . . . . . . . . . . . . . . . . . . .        (5,041)     (1,109)          295
  Other, Net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            479       1,236      (1,990)
                                                                                     --------------------------------------
    Net Cash (Used in)/Provided by Operating Activities . . . . . . . . . . . . .        (1,814)       5,878      (1,416)
                                                                                     --------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sales of Securities Available-for-Sale  . . . . . . . . . . . . .         20,963       3,819           17
  Purchases of Securities Available-for-Sale  . . . . . . . . . . . . . . . . . .       (16,152)    (10,266)            -
                                                                                     --------------------------------------
    Net Cash Provided by/(Used in) Investing Activities . . . . . . . . . . . . .          4,811     (6,447)           17
                                                                                     --------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the Issuance of Senior Note Payable . . . . . . . . . . . . . . .              -      25,000            -
  Repayments of Senior Notes Payable  . . . . . . . . . . . . . . . . . . . . . .              -    (20,000)     (20,000)
  Repayment of Other Borrowings . . . . . . . . . . . . . . . . . . . . . . . . .              -     (3,250)        (174)
  Purchase of Treasury Shares . . . . . . . . . . . . . . . . . . . . . . . . . .        (1,316)        (35)         (45)
  Common Stock Sold for Cash  . . . . . . . . . . . . . . . . . . . . . . . . . .         11,297       3,696       19,260
  Dividends Paid to Shareholders  . . . . . . . . . . . . . . . . . . . . . . . .       (12,225)     (7,030)      (2,364)
                                                                                     --------------------------------------
    Net Cash Used in Financing Activities . . . . . . . . . . . . . . . . . . . .        (2,244)     (1,619)      (3,323)
                                                                                     --------------------------------------
    Net Increase/(Decrease) in Cash and Cash Equivalents  . . . . . . . . . . . .            753     (2,188)      (4,722)

Cash and Cash Equivalents at Beginning of Year  . . . . . . . . . . . . . . . . .          9,811      12,665       17,387
Metro Activity for the Three Months Ended December 31, 1993 . . . . . . . . . . .              -       (666)            -
                                                                                     --------------------------------------
Cash and Cash Equivalents at End of Year  . . . . . . . . . . . . . . . . . . . .        $10,564      $9,811      $12,665
                                                                                     ======================================


NOTE 13 - REGULATORY MATTERS

     The Company is subject to the requirements of the Federal Deposit
Insurance Corporation Improvement Act of 1991 ("FDICIA"). FDICIA imposes a number of mandatory supervisory measures on banks and thrift institutions.
Among other matters, FDICIA established five capital categories (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Such classifications are used by the FDIC and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, approvals of applications authorizing institutions to grow their asset size or otherwise expand business activities and to acquire other depository and non-depository institutions.
     Banks are generally required to maintain, for regulatory compliance and reporting purposes, regulatory defined minimum Leverage and Risk-based capital ratio levels at least 5% and 8%, respectively.
     The Company and the Bank are considered well capitalized in accordance with the requirements of FDICIA.
     Dividends from the Bank to the Company are limited by the regulations of the New York State Banking Department to the Bank's current year's earnings plus the prior two years' retained net profits. The Bank's dividend capability at January 1, 1996, pursuant to the regulations, was approximately $74.6 million.
     Certain of the Bank's deposits are insured under the Savings Association Insurance Fund (SAIF). In connection with a proposed merging of the SAIF with the Bank Insurance Fund (BIF), these SAIF insured deposits may be subject to a one-time assessment. The Bank's SAIF deposits aggregated approximately $900 million at December 31, 1995. Further, the pending acquisition of deposits from First Nationwide Bank (Note 2) are also insured under SAIF. These deposits aggregate approximately $600 million at December 31, 1995. The amount of assessment and approximate date of payment has not as yet been determined. The Bank, which is considered an OAKAR institution, may receive a reduction of the aggregate amount of the assessment.

NOTE 14 - OTHER COMMITMENTS AND CONTINGENT LIABILITIES

(a) OFF-BALANCE SHEET RISKS
     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are reflected in the consolidated financial statements when and if proceeds associated with the commitments are disbursed. The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Management uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments.
     Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties.
     Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
     During 1994, the Company terminated its interest rate swap and cap contracts which were used as hedges against interest rate risk associated with certain securities available-for-sale. These contracts had an aggregate notional value of $99 million, and were terminated at a net gain of $.9 million. At December 31, 1995, and 1994, the Company had no interest rate swap or cap contracts outstanding.

     The notional principal amount of the off-balance sheet financial instruments at December 31, are as follows:

                                                                                  1995            1994
                                                                              CONTRACT OR     Contract or
                                                                                NOTIONAL        Notional
                                                                                 AMOUNT          Amount
                                                                             (IN THOUSANDS)  (in thousands)
                                                                            ---------------------------------
Financial instruments whose contract amounts represent credit risk
  Commitments to extend credit  . . . . . . . . . . . . . . . . . . . . .          $189,529      $124,050
  Standby letters of credit . . . . . . . . . . . . . . . . . . . . . . .            13,468        13,933

(b) LEASE COMMITMENTS
     At December 31, 1995, the Company was obligated under a number of non-cancelable leases for land and buildings that expire at various dates through August 2014. Minimum annual rental commitments , exclusive of taxes and other charges, under non-cancelable leases are summarized as follows:


Year Ended December 31,                                 Minimum
(in thousands)                                          Rentals
                                                 --------------------
 1996 . . . . . . . . . . . . . . . . . . . . .             $3,364
 1997 . . . . . . . . . . . . . . . . . . . . .              3,289
 1998 . . . . . . . . . . . . . . . . . . . . .              2,653
 1999 . . . . . . . . . . . . . . . . . . . . .              2,291
 2000 . . . . . . . . . . . . . . . . . . . . .              1,927
Thereafter  . . . . . . . . . . . . . . . . . .              9,768


     Rent expense for the years ended December 31, 1995, 1994 and 1993 amounted to $2.4 million, $2.3 million and $2.0 million, respectively.


(c) OTHER MATTERS
     The Bank is required to maintain balances with the Federal Reserve Bank of New York for reserve and clearing requirements. These balances averaged $22.3 million in 1995.
     The Company and its subsidiaries are subject to certain pending and threatened legal actions which arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on its financial condition or results of operations.

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 "Disclosure about Fair Value of Financial Instruments" ("SFAS 107") requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are based on relevant market information and information about the financial instrument. SFAS 107 has no effect on financial position or results of operations in the current year or any future period. Furthermore, the fair values disclosed under SFAS 107 are not representative of the total value of the Company.
     If quoted market prices are not available, SFAS 107 permits using the present value of anticipated future cash flows to estimate fair value. Accordingly, the estimated fair value will be influenced by prepayment and discount rate assumptions. This method may not provide the actual amount that would be realized in the ultimate sale of the financial instrument. Fair value estimates, methods and assumptions are set forth below.

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

(in thousands)
                                                    1995                           1994
                                                ------------------------------------------------------------
                                                    CARRYING      ESTIMATED      Carrying      Estimated
                                                     AMOUNT       FAIR VALUE      Amount       Fair Value
                                                ------------------------------------------------------------
Cash and Cash Equivalents . . . . . . . . .           $107,823      $107,823        $67,916       $67,916
Securities Held-to-Maturity . . . . . . . .            342,143       341,925        631,492       593,110
Securities Available-for-Sale . . . . . . .            814,485       814,485        141,805       141,805
                                                ------------------------------------------------------------
  Total Cash, Cash Equivalents and Securities       $1,264,451    $1,264,233       $841,213      $802,831
                                                ------------------------------------------------------------

LOANS
     Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing loans is calculated by discounting the estimated cash flows through its expected maturity or repricing using the current rates at which similar loans would be made to borrowers with similar credit risks. For non-performing loans, the present value is separately discounted consistent with management's assumptions in evaluating the adequacy of the allowance for loan losses. The following table presents the carrying value and the estimated fair value of the loan portfolio as of December 31, 1995 and 1994.


(in thousands)
                                                             1995                       1994
                                                 -----------------------------------------------------------
                                                    CARRYING      ESTIMATED      Carrying      Estimated
                                                     AMOUNT       FAIR VALUE      Amount       Fair Value
                                                 -----------------------------------------------------------
Gross Loans . . . . . . . . . . . . . . . .          $1,985,028     $1,970,175    $1,831,466    $1,747,761
                                                 ===========================================================


DEPOSIT LIABILITIES AND BORROWINGS
     The carrying amount for demand deposits, savings, N.O.W., money market accounts and borrowings with a term of 90 days or less are reasonable estimates of fair value. Fair value for certificates of deposit and longer term borrowings are estimated by discounting the future cash flows using the rates currently offered for deposits and borrowings of similar remaining maturities. The following table presents the carrying value and estimated fair value of the deposits and borrowings as of December 31,


(in thousands)

                                                      1995                        1994
                                                 ----------------------------------------------------------
                                                   CARRYING      ESTIMATED      Carrying      Estimated
                                                    AMOUNT       FAIR VALUE      Amount       Fair Value
                                                 ----------------------------------------------------------
Demand Deposits . . . . . . . . . . . . . .           $451,802      $451,802       $331,245      $331,245
Savings, N.O.W. and Money Market  . . . . .          1,153,739     1,153,739      1,325,628     1,325,628
Certificates of Deposit . . . . . . . . . .            929,919       938,309        686,014       672,135
Borrowings with Terms of 90 Days or Less  .            391,369       391,369         60,000        60,000
Borrowings with Terms Greater than 90 Days              35,000        36,761         35,000        33,678
                                                 ----------------------------------------------------------
    Total Deposits and Borrowings . . . . .         $2,961,829    $2,971,980     $2,437,887    $2,422,686
                                                 ==========================================================


COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
     These financial instruments generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit and standby letters of credit is based on fees currently charged to enter into similar agreements with comparable credit risks and the current creditworthiness of the counterparties. Commitments to extend credit issued by the Company are generally short-term in nature and, if drawn upon, are issued under current market terms and conditions for credits with comparable risks.
     At December 31, 1995 and 1994, there was no significant unrealized appreciation or depreciation on these financial instruments.

INTEREST RATE CAP, FLOOR AND SWAP AGREEMENTS
     In 1993, the Company entered into a variety of interest rate contracts including interest rate caps, floors and swaps to hedge against interest rate risk. During 1994, the Company terminated its interest rate swap and cap contract. The Company had no interest rate swap or cap contracts outstanding at December 31, 1995 and 1994.

NOTE 16 - ACCOUNTING DEVELOPMENTS

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS
     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS 121"). This Statement establishes the accounting and reporting standards for the recognition of impairment on long-lived assets, certain identifiable intangibles, and goodwill related to those assets. SFAS 121 does not apply to financial instruments, long-term customer relationships of a financial institution (such as core deposit, intangibles, mortgage servicing rights and deferred tax assets, all of which are covered by existing accounting standards).
     SFAS 121 requires that an entity review long-lived assets, such as premises and equipment and other real estate owned, and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In these situations, an entity is required to recognize an impairment loss if the sum of the estimated future cash flows, on an undiscounted basis, is less than the carrying amount of the asset.
     SFAS 121 is effective for fiscal years that begin after December 15, 1995. Management is currently assessing the financial implications of implementing SFAS 121 and believes that the adoption will not have a material adverse effect on its financial condition or results of operations.

ACCOUNTING FOR MORTGAGE SERVICING RIGHTS
     In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). This Statement amends certain provisions of Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities " requiring an entity to capitalize the rights to service mortgage loans for others, whether those rights are acquired through loan origination activities or purchased from others. Additionally, SFAS 122 requires an entity to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights.
     SFAS 122 is effective for fiscal years that begin after December 15, 1995. Management is currently assessing the financial implications of implementing SFAS 122 and believes that it will not have a material adverse effect on its financial condition or results of operations.

ACCOUNTING FOR STOCK BASED COMPENSATION
     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). This Statement establishes the financial accounting and reporting standards for employee stock-based compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS 123 permits a company to choose either a new fair value based method or continue to follow the current arrangements under Accounting Principles Board Opinion No. 25 ("Opinion No. 25") practice in accounting for its stock-based compensation.
     SFAS 123 requires proforma disclosures of net income and earnings per share computed as if the fair value based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under Opinion No. 25.
     SFAS 123 is effective for fiscal years that begin after December 15, 1995. Management will adopt SFAS 123 in 1996 and expects to continue to follow the current practice in accounting for such arrangements under Opinion No. 25.

INDEPENDENT AUDITORS' REPORT LLP

KPMG Peat Marwick

To the Stockholders and Board of Directors of North Fork Bancorporation, Inc.:

     We have audited the accompanying consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1995 and 1994, the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of North Fork Bancorporation, Inc. management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1995 and 1994, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in the Notes to the consolidated financial statements, North Fork Bancorporation, Inc. adopted Statement of Financial Accounting Standards Nos. 114 and 118 in 1995, No. 115 in 1994 and Nos. 106 and 109 in 1993.


/s/ KPMG PEAT MARWICK LLP
-------------------------
New York, New York
January 16, 1996

REPORT OF MANAGEMENT

   Management of North Fork Bancorporation, Inc. is responsible for the preparation, content and integrity of the consolidated financial statements and all other information contained in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, where necessary, are based on management's best estimates and judgments. The financial information contained elsewhere in this annual report is consistent with that contained in the consolidated financial statements.

   North Fork Bancorporation, Inc.'s independent auditors have been engaged to perform an audit of the consolidated financial statements in accordance with generally accepted auditing standards and the independent auditors' report expresses their opinion as to the fair presentation of the consolidated financial statements in accordance with generally accepted accounting principles.

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

   The Board of Directors pursues its oversight role for the financial statements through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets periodically with management, the internal auditor and the independent auditor, to discuss the internal control structure and accounting, auditing and financial reporting matters. The Audit Committee reviews and approves the scope of internal and external audits, as well as recommendations made with respect to the internal control structure by the independent and internal auditors and the various regulatory agencies.


/s/ John Adam Kanas
-------------------
Chairman, President and Chief Executive Officer


/s/ Daniel M. Healy
-------------------
Executive Vice President and Chief Financial Officer