Form 10-K405, Exhibit 13
period 1996-12-31
NORTH FORK BANCORPORATION INC
filed 1997-03-25
CIK 352510

                                                         SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA FOR EACH OF THE YEARS IN THE FIVE YEAR PERIOD ENDED DECEMBER 31, 1996 ARE SET FORTH BELOW. THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AS OF DECEMBER 31, 1996 AND 1995 AND FOR EACH OF THE YEARS IN THE THREE YEAR PERIOD ENDED DECEMBER 31, 1996 ARE INCLUDED ELSEWHERE HEREIN. ALL PRIOR YEARS' FINANCIAL INFORMATION HAS BEEN CONFORMED TO THE CURRENT YEAR PRESENTATION.

(in thousands, except ratios and per share amounts)    1996       1995 (1)      1994 (1)     1993 (1)     1992 (1)
                                                   ---------------------------------------------------------------
STATEMENT OF INCOME DATA:
Interest Income (tax equivalent basis) (2) .....   $  409,125   $  334,462   $   296,924   $  290,534   $  331,211
Interest Expense ...............................      174,361      140,399       112,576      117,153      175,937
                                                   ---------------------------------------------------------------
    Net Interest Income (tax equivalent basis) .      234,764      194,063       184,348      173,381      155,274
Less: Tax Equivalent Basis Adjustment ..........        3,818        1,970         1,862        1,489        1,557
                                                   ---------------------------------------------------------------
    Net Interest Income ........................      230,946      192,093       182,486      171,892      153,717
Provision for Loan Losses ......................        6,800       11,825         6,825       26,608       34,612
Non-Interest  Income ...........................       29,245       23,010        21,674       21,868       20,161
Net Securities Gains/(Losses) ..................        1,878        6,734        (9,189)       1,321       10,111
Other Real Estate Expense ......................          753        1,255         4,929       25,246       17,696
Merger Related Restructure Charges .............       21,613           --        14,338           --        1,200
SAIF Recapitalization Charge ...................        8,350           --            --           --           --
Other Non-Interest Expense .....................      112,281       91,565        99,338      117,316      101,605
                                                   ---------------------------------------------------------------
   Income Before Income Taxes ..................      112,272      117,192        69,541       25,911       28,876
Provision for Income Taxes .....................       49,830       49,850        26,502       13,015       14,378
                                                   ---------------------------------------------------------------
   Net Income ..................................   $   62,442   $   67,342   $    43,039   $   12,896   $   14,498
                                                   ===============================================================
AVERAGE BALANCE SHEET DATA:
Securities .....................................    2,386,493    1,874,624     1,832,327    1,675,583    1,242,146
Loans, net .....................................    2,778,663    2,358,636     2,313,419    2,288,712    2,581,547
Total Assets ...................................    5,518,016    4,470,920     4,417,627    4,315,839    4,360,516
Total Deposits .................................    4,373,570    3,634,149     3,600,686    3,671,336    3,897,054
Federal Funds Purchased & Securities Sold Under
   Agreements to Repurchase ....................      610,960      350,393       378,198      220,120       82,791
Other Borrowings ...............................       38,934       36,397        49,044       36,559       55,190
Stockholders' Equity ...........................      431,376      389,095       338,826      304,108      267,239

BALANCE SHEET DATA AT DECEMBER 31:
Securities .....................................    2,157,506    2,235,339     1,766,235    1,782,271    1,454,235
Loans, net .....................................    3,171,525    2,400,282     2,303,920    2,128,808    2,419,107
Total Assets ...................................    5,750,527    4,890,866     4,258,827    4,268,034    4,178,229
Total Deposits .................................    4,469,510    3,739,720     3,538,768    3,633,619    3,736,054
Federal Funds Purchased & Securities Sold Under
   Agreements to Repurchase ....................      621,789      642,369       246,875      255,643       50,476
Other Borrowings ...............................       35,000       35,000        75,000       33,000       53,000
Company-Obligated Mandatorily Redeemable Capital
   Securities of Subsidiary Trust ..............       99,637           --            --           --           --
Stockholders' Equity ...........................      457,531      426,129       355,921      314,263      282,886
PER SHARE:
Net Income (3) .................................   $     1.94   $     2.09   $      1.38   $     0.42   $     0.54
Cash Dividends (4) .............................         0.85         0.55          0.35           --           --
Book Value at December 31 ......................        14.10        13.19         11.68        10.55        10.30
Market Price at December 31 ....................        35.63        25.25         13.75        12.88         8.13

SELECTED RATIOS:
Return on Average Total Assets (3) .............         1.13%        1.51%         0.97%        0.30%        0.33%
Return on Average Stockholders' Equity (3) .....        14.48%       17.31%        12.70%        4.24%        5.43%
Core Efficiency Ratio (5) ......................        42.53%       42.18%        48.22%       55.97%       57.92%
Net Interest Margin ............................         4.50%        4.56%         4.38%        4.26%        3.74%
Average Stockholders' Equity to Average Assets .         7.82%        8.70%         7.67%        7.05%        6.13%
Tier I Capital Ratio ...........................        15.12%       15.64%        14.44%       12.25%        9.59%
Risk Adjusted Capital Ratio ....................        16.38%       16.90%        15.71%       13.52%       10.85%
Leverage Ratio .................................         8.61%        8.25%         7.73%        6.56%        5.79%
Allowance for Loan Losses/Non-Performing Loans .          265%         151%          109%          89%          46%
Non-Performing Assets to Total Assets ..........          .39%         .92%         1.62%        2.26%        5.02%
AVERAGE EQUIVALENT SHARES OUTSTANDING ..........       32,139       32,216        31,156       30,563       26,988
NUMBER OF BRANCH OFFICES OF THE COMPANY ........           82           67            63           52           54


----------
(1) On December 31, 1996, North Side Savings Bank ("North Side") was merged with and into the Company. On November 30, 1994, Metro Bancshares Inc. ("Metro") was merged with and into the Company. These mergers have been accounted for as pooling-of-interests transactions and, accordingly, the financial results for all periods reported have been retroactively restated to include North Side (See Note 2(a) of the Notes to Consolidated Financial Statements) and Metro.

(2) Interest income on a tax equivalent basis includes the additional amount of interest income that would have been earned if the Company's investment in state and municipal obligations and tax-exempt loans had been made in investment securities and loans subject to New York State and City, and Federal income taxes yielding the same after tax income.

(3)      Net income per share exclusive of the nonrecurring SAIF
         Recapitalization and Merger Related Restructure charges was $2.66 for 1996. The return on average total assets and the return on average stockholders' equity, as adjusted for the aforementioned charges, would have been 1.55% and 19.85%, respectively.

(4) Cash dividends do not reflect dividends declared by North Side and Metro prior to their respective merger dates.

(5) The core efficiency ratio is defined as the ratio of non-interest expense net of other real estate expenses and other non-recurring charges, to net interest income on a taxable equivalent basis and other non-interest income net of net securities gains/(losses).

MANAGEMENT'S DISCUSSION AND ANALYSIS


MANAGEMENT'S DISCUSSION AND ANALYSIS

    This section presents management's discussion and analysis of the consolidated results of operations and financial condition of North Fork Bancorporation, Inc. (the "Company"), a $5.8 billion commercial bank holding company. The Company's primary subsidiary, North Fork Bank (the "Bank"), operates through 82 full-service retail banking facilities located in the metropolitan New York area. On December 31, 1996, North Side Savings Bank ("North Side"), was merged with and into the Company. The merger has been accounted for as a pooling-of-interests transaction. Accordingly, the financial results for all prior periods reported in the accompanying management's discussion and analysis include the results of North Side. The Company reports its financial results on a calendar year basis, whereas North Side had reported its financial results on a fiscal year basis which ended September 30. The consolidated financial results for the current year have been adjusted to conform North Side's year-end with that of the Company. The consolidated results for years prior to 1996 reflect the combination of the Company at and for the years ended December 31 with North Side at and for the years ended September 30. Certain North Side financial information has been reclassified to conform with that of the Company.

    In March 1996, the Bank completed its purchases of the domestic commercial banking business of Extebank ("Extebank") and ten Long Island branch locations of First Nationwide Bank ("First Nationwide"). These transactions have been accounted for under the purchase method of accounting, and accordingly, the Company's consolidated results of operations only reflect activity subsequent to the acquisition dates.

    The discussion and analysis that follows should be read in conjunction with the consolidated financial statements and supplementary data contained elsewhere in this 1996 Annual Report to Shareholders.

OVERVIEW

    The year was highlighted with the Company consummating three strategic in-market acquisitions, culminating with its December 31, 1996 merger with North Side. North Side had $1.6 billion in total assets, $1.2 billion in deposit liabilities, $124.4 million in capital and operated through seventeen full-service banking locations in the New York counties of the Bronx, Queens, Nassau and Suffolk. The Company issued 7.5 million shares of common stock in connection with the merger. In March 1996, the Bank completed its purchase of the domestic commercial banking business of Extebank. Extebank had approximately $388 million in total assets, $200 million in net loans, $348 million in deposit liabilities, $30 million in capital, and operated through eight branch locations in the metropolitan New York area, including Manhattan. Additionally, in March 1996 the Bank acquired ten Long Island branches of First Nationwide Bank, and assumed $572 million in deposit liabilities for which it paid a deposit premium of 6.35%. The combined assets and deposits acquired in these acquisitions were $2.6 billion and $2.1 billion, respectively.

    In recent years, merger and acquisition activity has become an important component of the Company's longer term growth strategy. The Company will consider an acquisition opportunity if it meets specific criteria associated with earnings enhancements, market place penetration and deployment of existing capital. The March 1996 purchases of Extebank and the First Nationwide branches achieved the desired objectives in that they were immediately accretive to earnings, expanded the Company's geographic presence in its primary markets and represented an efficient use of capital. Similar results are anticipated from the North Side transaction in 1997.

    The Company enhanced its Tier I capital through the issuance of $100 million of 8.70% Capital Pass-Through Securities on December 31, 1996. The Company's total risk adjusted capital and leverage ratios at December 31, 1996 improved to 16.38% and 8.61%, respectively.

    During 1996, the Company's loan portfolio grew to $3.2 billion, a 32% increase over year end 1995. This level of growth was achieved through (i) the acquisition of $200 million in net loans from Extebank, (ii) the purchase of approximately $150 million in residential mortgage loans through North Side, and
(iii) strong loan demand in virtually all loan categories.

    Multi-family mortgage loans, which represent 30% of total loans, increased 39% during 1996 and outpaced other loan categories in terms of new originations. Overall asset quality improved as the level of non-performing assets declined 50.4% to $22.2 million at December 31, 1996, as compared with $44.8 million at December 31, 1995, resulting in the allowance for loan losses to non-performing loans improving to 265% at December 31, 1996, as compared to 151% at December 31, 1995. At December 31, 1996, the Company's total shares outstanding were 32.4 million with a market capitalization of approximately $1.2 billion. Also, cash dividends increased during the year to $1 per share on an annualized basis.

EARNINGS SUMMARY

    In 1996, the Company reported net income of $62.4 million or $1.94 per share, as compared with $67.3 million or $2.09 per share in 1995. Net income and earnings per share for the year were impacted by the recognition of non-recurring charges for merger and related restructuring costs of $21.6 million and $8.4 million for the recapitalization of the Savings Association Insurance Fund ("SAIF").

    Net income and earnings per share exclusive of the aforementioned non-recurring charges, less the related tax effect, would have been $85.6 million, or $2.66 per share in 1996. Return on average total assets and return on average stockholders' equity, excluding these charges, would have been 1.55% and 19.85%, respectively for 1996, as compared to 1.51% and 17.31%, respectively for 1995.

NET INTEREST INCOME

    Net interest income, which represents the difference between interest earned on interest earning assets and interest incurred on interest bearing liabilities, is the Company's primary source of earnings. Net interest income is affected by the level and composition of assets, liabilities and equity, as well as changes in market interest rates.

    Net interest income increased $38.8 million to $230.9 million in 1996, as compared to $192.1 million in 1995. The components of this increase include a $72.8 million increase in interest income which was partially offset by a $34.0 million increase in interest expense.

    Interest income increased 21.9% to $405.3 million in 1996 from $332.5 million in 1995. This increase is attributable to the $960.4 million or 22.5% increase in average interest earning assets to $5.2 billion, as compared to $4.3 billion during 1995. The rise in the level of interest earning assets was due principally to the Extebank and First Nationwide acquisitions and the investment of the liquidity generated through the increased level of borrowings. Average mortgage-backed securities increased $453.1 million or 29.0% to $2.0 billion during 1996, as compared to $1.6 billion during 1995. This increase resulted from the investment of the cash proceeds received in the aforementioned acquisitions.

    Average loans increased $420.0 million or 17.8% to $2.8 billion during 1996, when compared to $2.4 billion during 1995. This level of growth was achieved through the acquisition of approximately $200 million in loans from Extebank, North Side's purchase of $150 million in residential mortgage loans and strong loan demand during the second half of 1996. The corresponding yield on average loans of 8.87% during 1996 was unchanged from 1995.

    Interest expense increased to $174.4 million in 1996, reflecting a 3.99% average cost of funds, as compared with $140.4 million or 3.91% in 1995. This increase resulted from a $781.8 million increase in the level of interest bearing liabilities, due principally to the aforementioned acquisitions and increased levels of borrowings, and a modest rise in the Company's overall cost of funds due to relative changes in composition of the funding base.

    Average total savings and time deposits increased $518.7 million or 16.2% to $3.7 billion during 1996, when compared to $3.2 billion during 1995. This increase is principally attributable to customer deposit liabilities assumed in the recently completed acquisitions.

    The Company continued to demonstrate its ability to grow demand deposits as average balances increased $220.7 million or 51.0% to $653.8 million during 1996 as compared to $433.1 million during 1995. Demand deposits acquired from Extebank were approximately $105 million. At December 31, 1996, demand deposits represented 16.4% of total deposits as compared to 13.1% at December 31, 1995.

    The Company's overall cost of funds during 1996 was negatively impacted by the increased level of borrowings under repurchase agreements. Average Federal Funds Purchased and Securities Sold Under Agreements to Repurchase increased 74.4% to $611.0 million, as compared with $350.4 million in 1995. The impact of this increase was offset in part by a decline in the corresponding yield on these borrowings to 5.70% during 1996, from 5.97% during 1995.

    The following table sets forth a summary analysis of the relative impact on net interest income of changes in the average volume of interest earning assets and interest bearing liabilities and changes in average rates on such assets and liabilities. Because of the numerous simultaneous volume and rate changes during the periods analyzed, it is not possible to precisely allocate changes to volume or rate. For presentation purposes, changes which are not solely due to volume changes or rate changes have been allocated to these categories based on the respective percentage changes in average volume and average rates as they compare to each other. In addition, average loans net of unearned income and fees, include non-accrual loans.

Years Ended December 31,                            1996 VS. 1995                      1995 VS. 1994
                                             -----------------------------------------------------------------
(IN THOUSANDS)                                                    CHANGE IN                        CHANGE IN
                                             AVERAGE  AVERAGE   NET INTEREST   AVERAGE   AVERAGE  NET INTEREST
                                              VOLUME   RATE        INCOME       VOLUME    RATE      INCOME
                                             -----------------------------------------------------------------
INTEREST INCOME FROM EARNING ASSETS:
Interest Earning Deposits .................  $   113   $  (30)      $    83    $    61   $    37    $     98
Taxable Securities ........................      498     (367)          131     (1,830)    1,992         162
Non-Taxable Municipals ....................    3,602       21         3,623       (114)      414         300
Mortgage-Backed Securities ................   30,441    1,813        32,254      4,446    13,050      17,496
Loans, net of unearned income & fees ......   37,386      (75)       37,311      3,654    16,931      20,585
Federal Funds Sold and Securities
   Purchased Under Agreements to Resell ...    1,400     (139)        1,261     (2,068)      965      (1,103)
                                             -----------------------------------------------------------------
   Total Interest Income ..................   73,440    1,223        74,663      4,149    33,389      37,538
                                             -----------------------------------------------------------------
INTEREST EXPENSE ON LIABILITIES:
Total Savings and Time Deposits ...........   23,103   (3,141)       19,962      3,576    20,261      23,837
Federal Funds Purchased and Securities Sold
   Under Agreements to Repurchase .........   14,883   (1,015)       13,868     (1,264)    5,996       4,732
Other Borrowings ..........................      205      (73)          132     (1,023)      277        (746)
                                             -----------------------------------------------------------------
   Total Interest Expense .................   38,191   (4,229)       33,962      1,289    26,534      27,823
                                             -----------------------------------------------------------------
Net Change in Net Interest Income .........  $35,249  $ 5,452       $40,701    $ 2,860   $ 6,855    $  9,715
                                             =================================================================


----------
(1)      The above table is presented on a taxable equivalent basis.

    The following table presents an analysis of net interest income by each major category of interest earning assets and interest bearing liabilities for the years ended December 31,

                                                        1996                          1995                            1994
                                          ------------------------------------------------------------------------------------------
                                           AVERAGE              AVERAGE  AVERAGE              AVERAGE  AVERAGE               AVERAGE
 (DOLLARS IN THOUSANDS )                   BALANCE    INTEREST   RATE    BALANCE    INTEREST    RATE   BALANCE     INTEREST    RATE
                                          ------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Interest Earning Deposits ............... $    4,222  $    220   5.21%  $    2,126  $     137   6.44%  $    1,011   $    39    3.86%
Taxable Securities ......................    267,441    16,865   6.31%     259,624     16,734   6.45%     289,893    16,572    5.72%
Non-Taxable Municipals ..................    104,668     7,401   7.07%      53,724      3,778   7.03%      55,509     3,478    6.27%
Mortgage-Backed Securities ..............  2,014,384   135,462   6.72%   1,561,276    103,208   6.61%   1,486,925    85,712    5.76%
Loans, net of unearned income & fees ....  2,778,663   246,520   8.87%   2,358,636    209,209   8.87%   2,313,419   188,624    8.15%
Federal Funds Sold and Securities
 Purchased Under Agreements to Resell ...     50,482     2,657   5.26%      24,098      1,396   5.80%      66,741     2,499    3.74%
                                          --------------------          ---------------------          --------------------
 Total Interest Earning Assets ..........  5,219,860   409,125   7.84%   4,259,484    334,462   7.85%   4,213,498   296,924    7.05%
                                                      --------                      ---------                       -------

Allowance for Loan Losses ...............    (57,301)                      (62,207)                       (65,697)
Cash and Due from Banks .................    141,648                        99,941                         95,220
Other Non-Interest Earning Assets (2) ...    213,809                       173,702                        174,606
                                          ----------                    ----------                     ----------
 Total Assets ........................... $5,518,016                    $4,470,920                     $4,417,627
                                          ==========                    ==========                     ==========

INTEREST BEARING LIABILITIES:

Savings, N.O.W & Money Market Deposits .. $1,980,540  $ 45,129   2.28%  $1,838,922  $  44,155   2.40%  $2,135,201   $47,226    2.21%
Time Deposits ...........................  1,739,192    91,309   5.25%   1,362,092     72,321   5.31%   1,130,340    45,413    4.02%
                                          --------------------          ---------------------          --------------------
 Total Savings and Time Deposits ........  3,719,732   136,438   3.67%   3,201,014    116,476   3.64%   3,265,541    92,639    2.84%
Federal Funds Purchased & Securities Sold

 Under Agreements to Repurchase .........    610,960    34,796   5.70%     350,393     20,928   5.97%     378,198    16,196    4.28%
Other Borrowings ........................     38,934     3,127   8.03%      36,397      2,995   8.23%      49,044     3,741    7.63%
                                          --------------------          ---------------------          --------------------
 Total Interest Bearing Liabilities .....  4,369,626   174,361   3.99%   3,587,804    140,399   3.91%   3,692,783   112,576    3.05%
                                                      --------                      ---------                       -------
Rate Spread .............................                        3.85%                          3.94%                          4.00%
Non-Interest Bearing Deposits ...........    653,838                       433,135                        335,145
Other Non-Interest Bearing Liabilities ..     63,176                        60,886                         50,873
                                          ----------                    ----------                     ----------
 Total Liabilities ......................  5,086,640                     4,081,825                      4,078,801
Stockholders' Equity ....................    431,376                       389,095                        338,826
                                          ----------                    ----------                     ----------
 Total Liabilities and Stockholders'
   Equity ..............................  $5,518,016                    $4,470,920                     $4,417,627
                                          ==========                    ==========                     ==========
Net Interest Income and Net Interest
 Margin (1) .............................              234,764   4.50%                194,063   4.56%               184,348    4.38%
Less: Tax Equivalent Basis Adjustment ...               (3,818)                        (1,970)                       (1,862)
                                                      --------                      ---------                       -------
 Net Interest Income ....................             $230,946                      $ 192,093                      $182,486
                                                      ========                      =========                      ========

----------
(1) The above table is presented on a taxable equivalent basis.

(2) Unrealized gains/(losses) on available-for-sale securities are recorded in other non-interest earning assets.

ASSET/LIABILITY MANAGEMENT

    The Company's primary earnings source is the net interest margin, which is affected by changes in the level of interest rates, the relationship between rates, the impact of interest rate fluctuations on asset prepayments, the level and composition of deposits, and the credit quality of the portfolio. Management's asset/liability objectives are to maintain a strong, stable net interest margin, to utilize its capital effectively without taking undue risks and to maintain adequate liquidity.

    The Company's risk assessment program includes a coordinated approach to the management of liquidity, capital and interest rate risk. This risk assessment process is governed by policies and limits established by senior management which are reviewed and approved by the Asset/Liability Committee of the Board of Directors ("ALCO"). ALCO, comprised of members of senior management and the Board, meets periodically to evaluate the impact of changes in market interest rates on assets and liabilities, net interest margin, capital and liquidity, and to evaluate the Company's strategic plans.

    The balance sheet structure is primarily short-term with most assets and liabilities repricing or maturing in less than five years. Management monitors the sensitivity of net interest income by utilizing a dynamic simulation model complemented by traditional gap analysis. This model measures net interest income sensitivity and volatility to interest rate changes. This model involves a degree of estimation based on certain assumptions that management believes to be reasonable. Factors considered include actual maturities, estimated cash flows, repricing characteristics, deposit growth/retention and, primarily, the relative sensitivity of assets and liabilities to changes in market interest rates. Utilizing this process, management can project the impact of changes in interest rates on net interest income. This relative sensitivity is important to consider since the Bank's core deposit base is not subject to the same degree of interest rate sensitivity as its assets. Core deposit costs are internally controlled and generally exhibit less sensitivity to changes in interest rates than the adjustable rate assets whose yields are based on external indices and change in concert with market interest rates. Management has established certain limits for the potential volatility of net interest income, assuming certain levels of change in market interest rates with the objective of maintaining a stable level of net interest income under various probable rate scenarios.

    The traditional gap analysis is prepared based on the maturity and repricing characteristics of interest earning assets and liabilities for selected time periods. The mismatch between repricings or maturities within a time period is commonly referred to as the "gap" for that period. A positive gap (asset sensitive), where interest-rate sensitive assets exceed interest-rate sensitive liabilities, generally will result in the net interest margin increasing in a rising rate environment and decreasing in a falling rate environment. A negative gap (liability sensitive) will generally have the opposite results on the net interest margin. However, the traditional gap analysis does not assess the relative sensitivity of assets and liabilities to changes in interest rates. Management utilizes the gap analysis to complement its income simulation modeling, primarily focusing on the longer term structure of the balance sheet.

    Prior to completing the Extebank and First Nationwide acquisitions, management had initiated a program whereby anticipated transaction proceeds were pre-invested by purchasing principally mortgage-backed securities, with the expectation that over time the composition of interest earning assets would shift to higher yielding loans. These purchases were initially funded through short-term borrowings at a positive spread of approximately 100 basis points. During 1996, management successfully executed this strategy as loans net of unearned income represented 58.2% of total interest earning assets at December 31, 1996, as compared to 51.4% at December 31, 1995. Additionally, during 1996 management took advantage of the existing interest rate environment and leveraged its capital by increasing interest earning assets through the purchase of both residential mortgage loans and investment securities. These purchases were funded through a combination of short-term and long-term borrowings. The net cost of these borrowings as compared to the acquired assets provided a positive interest spread with nominal additional interest rate risk.

    Management's strategy for the securities portfolios is to maintain a short-weighted average life to minimize the exposure to future rises in interest rates and to provide cash flows that may be reinvested at current market interest rates. The combined weighted average lives of the held-to-maturity and available-for-sale securities portfolios at December 31, 1996 was 4.9 years.

    The following table reflects the repricing of the balance sheet, or "gap" position at December 31, 1996:

 (dollars in thousands )                             0-90        91-180      181-365        1-5         OVER 5
INTEREST EARNING ASSETS:                             DAYS         DAYS         DAYS        YEARS        YEARS        TOTAL
                                                -----------------------------------------------------------------------------
Interest Earning Deposits ....................  $     2,298    $      --    $      --    $       --   $       --   $    2,298
Federal Funds Purchased  & Securities Sold
    Under Agreements to Repurchase ...........      115,000           --           --            --           --      115,000
Securities (1) ...............................      218,823      173,388      294,363     1,076,411      398,182    2,161,167
Loans, net of unearned income & fees (2) (3) .      654,174      184,837      341,580     1,443,392      529,797    3,153,780
                                                -----------------------------------------------------------------------------
      Total Interest Earning Assets ..........  $   990,295    $ 358,225    $ 635,943    $2,519,803   $  927,979   $5,432,245
                                                -----------------------------------------------------------------------------

INTEREST BEARING LIABILITIES:

Savings, N.O.W. and Money Market Deposits (4)   $   193,470    $ 193,470    $ 386,940    $1,200,690   $       --   $1,974,570
Time Deposits ................................      641,397      361,363      324,057       432,410          806    1,760,033
Federal Funds Purchased and Securities
      Sold Under Agreements to Repurchase ....      201,289      126,000           --       294,500           --      621,789
Other Borrowings .............................           --           --           --        35,000           --       35,000
                                                -----------------------------------------------------------------------------
      Total Interest Bearing Liabilities .....  $ 1,036,156    $ 680,833    $ 710,997    $1,962,600   $      806   $4,391,392
                                                -----------------------------------------------------------------------------
Gap ..........................................  $   (45,861)   $(322,608)   $ (75,054)   $  557,203   $  927,173
                                                -----------------------------------------------------------------
Cumulative Difference Between Interest Earning
      Assets and Interest Bearing Liabilities   $   (45,861)   $(368,469)   $(443,523)   $  113,680   $1,040,853
                                                -----------------------------------------------------------------
Cumulative Difference as a Percentage of
     Total Assets ............................         (.80)%      (6.41)%      (7.71)%        1.98%       18.10%
                                                -----------------------------------------------------------------


----------
Notes:   (1) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) projected repayments of principal based upon experience. Amounts exclude the unrealized gains/(losses) on securities available-for-sale.

         (2) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) management's estimate of principal prepayments.

         (3) Excludes non-accrual loans totaling $17.7 million.

         (4) Estimated 60% of Money Market Deposit run-off in less than one year with the remaining balance withdrawn evenly through year three. Estimated 60% of Savings and NOW deposit run-off in the first two years with remaining balance withdrawn evenly through five years.

    The tables that follow depict the amortized cost, contractual maturities and approximate weighted average yields (on a tax equivalent basis) of the held-to-maturity and available-for-sale securities portfolios at December 31, 1996, respectively:

HELD-TO-MATURITY                                            U.S.
                                 State &                 Government
(dollars in thousands)          Municipal                 Agencies'                   Other
Maturity                        Obligations     Yield    Obligations      Yield     Securities      Yield       Total     Yield
                                ------------------------------------------------------------------------------------------------
Within 1 Year ...............   $ 13,047        6.87%      $   --           --       $     6        9.24%    $   13,053    6.87%
After 1 But Within 5 Years...     25,739        7.04%         115         8.87%        1,419        7.97%        27,273    7.09%
After 5 But Within 10 Years..     82,486        7.11%       2,486         8.74%       11,330        7.05%        96,302    7.10%
After 10 Years ..............        673        7.27%          --           --            --          --            673    7.27%
                                ------------------------------------------------------------------------------------------------
    Subtotal ................    121,945        7.03%       2,601         8.75%       12,755        7.15%       137,301    7.08%
Mortgage-Backed Securities...         --          --           --           --            --          --      1,162,814    6.76%
                                ------------------------------------------------------------------------------------------------
    Total Securities ........   $121,945        7.03%      $2,601         8.75%      $12,755        7.15%    $1,300,115    6.79%
                                ================================================================================================

AVAILABLE FOR SALE (1)                                    U.S.
                                   U.S.                Government
(dollars in thousands)           Treasury               Agencies'
Maturity                        Securities    Yield    Obligations    Yield     Total      Yield
                                -----------------------------------------------------------------
Within 1 Year ................   $10,028       5.99%    $ 5,002       5.61%   $ 15,030      5.86%
After 1 But Within 5 Years ...    29,810       5.99%     89,260       7.02%    119,070      6.76%
After 5 But Within 10 Years ..    19,647       5.78%          -          -      19,647      5.78%
Due After 10 Years ...........    19,275       6.24%          -          -      19,275      6.24%
                                -----------------------------------------------------------------
    Subtotal .................    78,760       6.00%     94,262       6.95%    173,022      6.56%
Equity Securities ............         -          -           -          -      39,728      7.44%
Mortgage-Backed Securities ...         -          -           -          -     648,302      7.38%
                                -----------------------------------------------------------------
    Total Securities .........   $78,760       6.00%    $94,262       6.95%   $861,052      7.21%
                                =================================================================


----------
(1) Amounts exclude unrealized gains/(losses) reflected as a separate component of stockholders' equity, net of taxes.

    The following table presents the composition of the carrying value of the securities portfolio in each of the last three years at December 31,

 (in thousands)                             1996        1995        1994
                                         ----------------------------------
Mortgage-Backed Securities ............  $1,809,639  $1,912,579  $1,440,374
State & Municipal Obligations .........     121,945      60,725      64,672
U.S. Government Agencies' Obligations..      95,852     121,617     131,224
U.S. Treasury Securities ..............      76,990      20,143      46,400
Equity Securities .....................      40,325      61,611      25,990
Other Securities ......................      12,755      58,664      57,575
                                         ----------------------------------
                                         $2,157,506  $2,235,339  $1,766,235
                                         ==================================

    The following are approximate contractual maturities and sensitivities to changes in interest rates of certain loans, exclusive of non-commercial real estate mortgages, consumer loans and leases and non-accrual loans as of December 31, 1996:

                                                                                           Maturity
                                                                ------------------------------------------------------------
                                                                                 Due After
                                                                                  One But
                                                                Due Within      Within Five       Due After
 (in thousands)                                                  One Year         Years           Five Years         Total
                                                                ------------------------------------------------------------
TYPES OF LOANS:
  Mortgage Loans-Multi-family ................................   $116,278       $  728,408         $111,183       $  955,869
  Mortgage Loans-Commercial ..................................    223,441          314,725           93,667          631,833
  Commercial & Industrial ....................................    274,676           54,338           12,062          341,076
  Construction & Land Loans ..................................     45,427            1,880               --           47,307
                                                                ------------------------------------------------------------
       Total .................................................   $659,822       $1,099,351         $216,912       $1,976,085
                                                                ============================================================
RATE PROVISIONS:

  Amounts with Fixed Interest Rates ..........................   $ 52,960       $  454,137         $207,399       $  714,496
  Amounts with Adjustable Interest Rates .....................    606,862          645,214            9,513        1,261,589
                                                                ------------------------------------------------------------
       Total .................................................   $659,822       $1,099,351         $216,912       $1,976,085
                                                                ============================================================



    The following table shows the classification of the average daily deposits for each of the last three years ended December 31,

 (in thousands)                                                                     1996               1995           1994
                                                                                --------------------------------------------
Demand Deposits ..............................................................  $  653,838         $  433,135     $  335,145
Savings Deposits .............................................................   1,470,781          1,437,412      1,662,736
N.O.W. & Money Market Deposits ...............................................     509,759            401,510        472,465
Time Deposits ................................................................   1,739,192          1,362,092      1,130,340
                                                                                --------------------------------------------
  Total Deposits .............................................................  $4,373,570         $3,634,149     $3,600,686
                                                                                ============================================

    At December 31, 1996, the remaining maturities of certificate of deposits in amounts of $100,000 and over were as follows:

 (in thousands)                                                                                                      1996
                                                                                                                 ----------
3 months and less ............................................................................................    $ 231,475
3 to 6 months ................................................................................................       34,362
6 to 12 months ...............................................................................................       29,644
One to five years ............................................................................................       48,094
Greater than five years ......................................................................................          238
                                                                                                                 ----------
                                                                                                                  $ 343,813
                                                                                                                 ==========

LIQUIDITY

    The objective of liquidity management is to ensure the availability of sufficient resources to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the ability to meet deposit withdrawals either on demand or contractual maturity, to repay other borrowings as they mature and to make new loans and investments as opportunities arise.

    The Company's sources of liquidity include dividends from its subsidiaries, borrowings, and funds available through the capital markets. Dividends from the Bank are limited by New York State Banking Department regulations to the current year's earnings plus the prior two years' retained net profits. Pursuant to this regulation, the Bank had $55.6 million of retained earnings available for dividends to the Company as of January 1, 1997.

    On December 31, 1996, the Company further enhanced its liquidity position and regulatory capital ratios with the issuance of $100 million of 8.70% Capital Trust Pass-through Securities ("Capital Securities") and received cash proceeds of $99.6 million. These securities, which mature on December 15, 2026, are non-callable at any time in whole or in part prior to December 15, 2006, except in certain circumstances. They may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity. These Capital Securities were rated "BB+" by Standard & Poor's Rating Service and "baa3" by Moody's Investors Service, Inc. and qualify as Tier 1 capital under regulatory guidelines. The net cash proceeds from the issuance of these Capital Securities were invested by the Company in short-term repurchase agreements with the Bank, thereby providing the Bank with additional liquidity.

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

    The Bank has the ability, as a member of the Federal Home Loan Bank ("FHLB") system, to borrow $390 million on a secured basis, utilizing mortgage related loans and securities as collateral, for a term ranging from one day to ten years at both fixed and variable rates. As of December 31, 1996, the Bank had $10 million in such advances with an original maturity of greater than one year.

    The Company's and the Bank's liquidity positions are monitored daily to ensure the maintenance of an optimum level and efficient use of available funds. Management believes that the Company and Bank have sufficient liquidity to meet their operating requirements.

LOAN PORTFOLIO

    The loan portfolio is concentrated primarily in loans secured by real estate in the New York metropolitan area. Loans outstanding totaled $3.2 billion at December 31, 1996, an increase of $774.8 million or 32.0% from the 1995 year end levels of $2.4 billion. Approximately $200 million of this increase was acquired from Extebank. Extebank's loan portfolio was comprised primarily of commercial and industrial loans and commercial mortgage loans. Aggregate loan growth during 1996 consisted of a 39.1% increase in multi-family mortgage loans to $956.7 million, a 91.1% increase in consumer loans and leases to $219.1 million, a 35.0% increase in commercial mortgage loans to $635.0 million, a 39.7% increase in commercial and industrial loans to $347.4 million, and a 16.3% increase in residential mortgage loans to $986.0 million at December 31, 1996. Management anticipates that in the near term the loan portfolio growth will be driven by multi-family lending, residential mortgage lending and consumer loans.

    The following table represents the components of the loan portfolio at December 31,

 (dollars in thousands )                1996              1995              1994             1993               1992
                               ----------------------------------------------------------------------------------------
Mortgage Loans-Residential...  $  985,983   31%  $  848,060   35%  $  935,524   40%  $  865,477   40%  $1,046,133   43%
Mortgage Loans-Multi-family..     956,718   30%     687,671   28%     554,276   24%     421,133   20%     407,870   17%
Mortgage Loans-Commercial ...     635,042   20%     470,479   20%     448,751   19%     462,058   21%     493,846   20%
Commercial & Industrial .....     347,437   11%     248,662   10%     245,436   11%     262,907   12%     295,639   12%
Consumer Loans and Leases ...     219,127    7%     114,669    5%      75,377    3%      67,669    3%      83,418    3%
Construction and Land Loans..      49,779    1%      49,759    2%      64,314    3%      77,324    4%     120,466    5%
                               ----------------------------------------------------------------------------------------
  Total .....................  $3,194,086  100%  $2,419,300  100%  $2,323,678  100%  $2,156,568  100%  $2,447,372  100%
                               ========================================================================================

ASSET QUALITY

    At December 31, 1996, non-performing assets, which includes loans past due 90 days and still accruing interest, non-accrual loans and other real estate, declined $22.6 million or 50.4% to $22.2 million, in comparison to $44.8 million at December 31, 1995. This reduction was achieved principally through the bulk sales of approximately $18 million in non-performing assets for cash. Non-performing loans at December 31, 1996 consisted of $7.3 million in commercial loans, $5.1 million in residential mortgages, $4.1 million in commercial mortgages, $2.5 million in construction and land loans, $.8 million in multi-family mortgages, and $.5 million in consumer loans and leases.

    The components of non-performing assets and restructured, accruing loans are detailed below at December 31, 1996,

 ( in thousands )                                     1996       1995        1994       1993       1992
                                                    ----------------------------------------------------
Loans Ninety Days Past Due and Still Accruing ...   $ 2,596    $ 1,088     $ 1,597    $ 2,265   $  6,048
Non-Accrual Loans ...............................    17,745     36,411      54,376     73,939    176,514
                                                    ----------------------------------------------------
  Non-Performing Loans ..........................    20,341     37,499      55,973     76,204    182,562
Other Real Estate ...............................     1,898      7,320      13,230     20,115     27,491
                                                    ----------------------------------------------------
  Non-Performing Assets .........................   $22,239    $44,819     $69,203    $96,319   $210,053
                                                    ====================================================
Restructured, Accruing Loans ....................   $13,734    $41,316     $43,659    $49,028   $ 59,278
                                                    ====================================================


    Loans are classified as restructured loans when management has granted, for economic or legal reasons related to the borrower's financial difficulties, concessions to the customer that it would not otherwise consider. Generally, this occurs when the cash flow of the borrower is insufficient to service the loan under its original terms. Loans restructured are reported as such in the year of restructuring. In subsequent reporting periods, if the loan was restructured to yield a market rate of interest, is performing in accordance with the restructure terms and management expects such performance to continue, the loan is then removed from its restructured status. Restructured, accruing loans declined $27.6 million to $13.7 million at December 31, 1996, as compared with $41.3 million at December 31, 1995. The decline in the level of restructured accruing loans was achieved through principal repayments, maturities and renewals at market terms, and the satisfaction of the performance requirements on certain of these loans during 1996. At December 31, 1996, the portfolio of restructured, accruing loans is comprised primarily of loans which have demonstrated performance in accordance with the terms of their restructure agreements, however, did not yield a market rate of interest at the time of restructuring.

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

    There has been significant growth in the loan portfolio over the past two years from both originations and acquisitions. Loan growth through originations has principally been in multi-family lending and consumer loans and leases. These loans generally are for $1 - $2 million and are secured by properties located in working class neighborhoods with a strong demand for such housing. To mitigate credit risk, management utilizes prudent underwriting standards, including loan-to-value ratios of 70% or less, and monitors operating results and value of collateral carefully.

    Consumer loan growth represents the growth of the auto loan business, principally new car loans originated through an expanded dealer network. The credit risk in auto lending is dependent upon the creditworthiness of the borrower and the value of the collateral. the average loan originated is generally between $10 - $20 thousand for periods ranging from 24 - 48 months. The Company accepts substantially only "A" rated paper or higher, which are borrowers without past credit history problems.

    A substantial portion of the loan portfolio is adjustable rate and the credit risk inherent in the loans will increase with an increase in the underlying indices.

    During 1996, the provision for loan losses was $6.8 million as compared to $11.8 million in 1995. Net charge-offs in 1996 aggregated $12.8 million, or .46% of average net loans, as compared with $16.9 million or .72% of average net loans during 1995. The allowance for loan losses at year end 1996 was $53.9 million, or 265% of non-performing loans and 1.70% of net loans. This compares to an allowance for loan losses of $56.6 million, or 151% of non-performing loans, or 2.36% of net loans at December 31, 1995. While management uses available information in estimating possible loan losses, future additions to the allowance may be necessary based on future changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations. Based on current economic conditions, management considers the allowance for loan losses at December 31, 1996 adequate to cover the possible credit losses inherent in the loan portfolio.

    Transactions in the Allowance for Loan Losses are summarized as follows for the years ended December 31,

 (dollars in thousands)                                                  1996        1995         1994         1993         1992
                                                                     --------------------------------------------------------------
LOANS (NET OF UNEARNED INCOME & FEES):
   Average Balance ................................................. $2,778,663   $2,358,636   $2,313,419   $2,288,712   $2,581,547
   End of Year .....................................................  3,171,525    2,400,282    2,303,920    2,128,808    2,419,107
                                                                     ==============================================================
ANALYSIS OF ALLOWANCE FOR LOAN LOSSES:

   Balance at Beginning of Year .................................... $   56,627   $   61,247   $   67,670   $   84,595   $   76,322

LOANS CHARGED-OFF:

   Commercial & Industrial ......................................... $    2,623   $    3,215   $    8,319   $   14,913   $   14,566
   Mortgage Loans-Commercial .......................................      6,048        4,779        3,889        9,536        3,112
   Mortgage Loans-Multi-family .....................................        548        3,910        1,601       13,373        4,334
   Mortgage Loans-Residential ......................................      3,998        2,915        1,785        4,973          428
   Construction and Land Loans .....................................      1,237        5,631        2,031        2,970        3,875
   Consumer Loans and Leases .......................................        971          401          822        1,726        2,805
                                                                     --------------------------------------------------------------
      Total Charge-Offs ............................................ $   15,425   $   20,851   $   18,447   $   47,491   $   29,120

RECOVERIES OF LOANS CHARGED-OFF:

   Commercial & Industrial ......................................... $      544   $    1,377   $    2,621   $    2,563   $    1,098
   Mortgage Loans-Commercial .......................................        513        1,660          611          452          156
   Mortgage Loans-Multi-family .....................................        724          100           55           81           --
   Mortgage Loans-Residential ......................................         97          233          495           50          129
   Construction and Land Loans .....................................        284           94          624          133          677
   Consumer Loans and Leases .......................................        448          450          429          679          721
                                                                     --------------------------------------------------------------
       Total Recoveries ............................................ $    2,610   $    3,914   $    4,835   $    3,958   $    2,781

NET LOANS CHARGED-OFF .............................................. $   12,815   $   16,937   $   13,612   $   43,533   $   26,339
Provision for Loan Losses ..........................................      6,800       11,825        6,825       26,608       34,612
Additional Allowance Acquired in Purchase Acquisitions .............      3,092          492           --           --           --
North Side Net Activity for the Three Months ended
  December 31, 1995 ................................................        190           --           --           --           --
Metro Net Activity for the Three Months Ended December 31, 1993 ....         --           --          364           --           --
                                                                     --------------------------------------------------------------
Balance at End of Year ............................................. $   53,894   $   56,627   $   61,247   $   67,670   $   84,595
                                                                     ==============================================================
Ratio of Net Charge-Offs to Average Loans ..........................        .46%         .72%         .59%        1.90%        1.02%
                                                                     ==============================================================
Ratio of Allowance for Loan Losses to Non-performing Loans .........        265%         151%         109%          89%          46%
                                                                     ==============================================================


    Management considers the entire allowance for loan losses to be adequate, however, to comply with regulatory reporting requirements, management has allocated the allowance for loan losses as shown in the table below into components by loan type at each year end. Through such allocation, management does not intend to imply that actual future charge-offs will necessarily follow the same pattern or that any portion of the allowance is restricted.

                                             PERCENTAGE         PERCENTAGE         PERCENTAGE         PERCENTAGE         PERCENTAGE
                                              OF LOANS           OF LOANS           OF LOANS           OF LOANS           OF LOANS
 (dollars in thousands)                1996   TO TOTAL    1995   TO TOTAL    1994   TO TOTAL    1993   TO TOTAL    1992   TO TOTAL
                                      AMOUNT   LOANS     AMOUNT    LOANS    AMOUNT   LOANS     AMOUNT   LOANS     AMOUNT    LOANS
                                     ---------------------------------------------------------------------------------------------
Mortgage Loans-Residential ......    $ 2,929    31%     $ 2,893     35%    $ 3,783    40%     $ 6,397    40%     $ 7,146    43%
Mortgage Loans-Multi-family .....     17,606    30%      16,611     28%     18,087    24%       7,401    20%      12,272    17%
Mortgage Loans-Commercial .......     16,075    20%      15,885     20%     16,083    19%      23,808    21%      23,729    20%
Commercial and Industrial .......      9,188    11%       9,575     10%     10,139    11%      18,830    12%      25,456    12%
Consumer Loans and Leases .......      1,965     7%       1,925      5%      1,514     3%       1,117     3%       1,266     3%
Construction and Land Loans .....      1,138     1%       2,048      2%      6,548     3%       6,286     4%       8,441     5%
Unallocated .....................      4,993    --        7,690     --       5,093    --        3,831    --        6,285    --
                                     ---------------------------------------------------------------------------------------------
  Total .........................    $53,894   100%     $56,627    100%    $61,247   100%     $67,670   100%     $84,595   100%
                                     =============================================================================================

NON-INTEREST INCOME

    Non-interest income, exclusive of net securities gains, was $29.2 million in 1996, compared with $23.0 million in 1995. Net securities gains in 1996 were $1.9 million as compared with net securities gains of $6.7 million in 1995.

    Fees and service charges on deposit accounts increased $4.5 million, or 38.3% to $16.3 million during 1996 as compared to $11.8 million during 1995. With the access to new markets through recent acquisitions, the number of demand deposit accounts has doubled since December 31, 1994. The Company has been successful in converting single service relationship accounts acquired into full service relationships. At December 31, 1996, demand deposits comprise 16.4% of total deposits as compared to 13.1% at December 31, 1995.

    Broker commissions and trust fees increased 56.2% to $5.6 million during 1996, as compared to $3.6 million during 1995, reflecting continued growth in the core business of the Company's broker/dealer subsidiary (Compass Investment Services Corp), and the expanded number of retail outlets through which it operates resulting from the aforementioned acquisitions.

    Net securities gains recognized during 1996 were principally due to the Company selling its equity investments in certain financial institutions. These gains were partially offset by securities losses recognized on the repositioning of the Company's available-for-sale securities portfolio in connection with the North Side merger.

    The recent mergers and acquisitions have provided the Company with approximately 250,000 new customer relationships and 33 additional retail outlets. This expansion coupled with new products and services developed during the year should result in increased fee income during 1997.

NON-INTEREST EXPENSE

    Non-interest expense increased $20.2 million, or 22% in 1996, exclusive of the non-recurring merger and related restructuring charge of $21.6 million and the Savings Association Insurance Fund ("SAIF") recapitalization charge of $8.4 million, to $113.0 million as compared with $92.8 million for 1995. For further discussions regarding the merger and related restructuring charge and the SAIF recapitalization charge, see footnotes 2(a) and 14, respectively, to the accompanying financial statements.

    The increase in non-interest expense during 1996 reflects the increased operating costs and the amortization of the intangible assets associated with the Company's purchase acquisitions of Extebank and First Nationwide during the first quarter of 1996. This increase was partially offset by a $2.6 million reduction in FDIC insurance premiums during 1996 (At December 31, 1996, approximately $1.2 billion of the Company's deposit liabilities were insured under the Savings Association Insurance Fund) and a modest decline in other real estate related expenses.

    During 1996, management successfully integrated the operations of Extebank and First Nationwide, and achieved the operating efficiencies and cost savings originally anticipated. Management expects similar results in 1997 relative to the North Side transaction as its operations are integrated with those of the Company.

    The Company's core efficiency ratio, which represents the ratio of non-interest expense, net of other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income net of securities gains and losses, was 42.5% in 1996, 42.2% in 1995, and 48.2% in 1994.


INCOME TAXES

    The effective tax rate on income before income taxes was 44.4% for 1996 as compared to 42.5% and 38.1% for 1995 and 1994, respectively. The increase in the Company's effective tax rate during 1996 resulted from the non-deductible amortization of intangible assets created in the Extebank acquisition, the recognition of certain non-deductible merger related costs and the recapture of North Side's State and local tax bad debt reserves. These increases were partially offset through the implementation of certain tax planning strategies during 1996.

CAPITAL

    The Company and the Bank are subject to the risk based capital guidelines administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines currently require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier I capital to total risk weighted assets of 4% and a Tier I capital to average assets of 4%. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1996, the most recent notification from the federal banking regulators categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier I capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and not subject to any written order, agreement or directive. There are no conditions or events since such notification that management believes have changed this classification.

    The following table sets forth the Company's regulatory capital at December 31, 1996, under the rules applicable at such date. At such date, management believes that the Company meets all capital adequacy requirements to which it is subject.

 (dollars in thousands)                                Amount         Ratio
                                                    ------------------------
Tier 1 Capital ...................................  $  478,091        15.12%
Regulatory Requirement ...........................     126,475         4.00%
                                                    ------------------------
Excess ...........................................  $  351,616        11.12%
                                                    ========================
Total Risk Adjusted Capital ......................  $  517,791        16.38%
Regulatory Requirement ...........................     252,949         8.00%
                                                    ------------------------
Excess ...........................................  $  264,842         8.38%
                                                    ========================
Risk Weighted Assets .............................  $3,161,863
                                                    ==========

    The Company's leverage ratio at December 31, 1996 was 8.61%. The Tier I, total risk based and leverage capital ratios of the Bank were 11.09%, 12.34% and 6.30%, respectively, at December 31, 1996. The Company's capital ratios were favorably impacted by the issuance of $100 million of 8.70% Capital Securities on December 31, 1996, which under regulatory guidelines, qualify as Tier 1 capital.


RECENT ACCOUNTING DEVELOPMENTS

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

    In June 1996, the FASB issued Statement of Financial Accounting Standard No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes the financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

    The provisions of SFAS 125 are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted. Management is currently assessing the financial implications of implementing SFAS 125 and believes that the adoption will not have a material adverse effect on its financial condition or results of operations.

COMPARISON BETWEEN 1995 AND 1994

EARNINGS SUMMARY

    In 1995, the Company reported net income of $67.3 million or $2.09 per share, as compared with $43.0 million or $1.38 per share for 1994. Return on average total assets and return on average stockholders' equity were 1.51% and 17.31%, respectively for 1995 as compared with .97% and 12.70%, respectively, during 1994.

NET INTEREST INCOME

    Net interest income increased $9.6 million to $192.1 million in 1995, as compared to $182.5 million in 1994. The components of this increase include a $37.4 million increase in interest income, partially offset by a $27.8 million increase in interest expense. The net interest margin on a tax equivalent basis improved to 4.56% in 1995 as compared to 4.38% in 1994.

    Interest income improved $37.4 million to $332.5 million in 1995, as compared to $295.1 million in 1994. This improvement resulted from a change in the mix of interest earning assets to higher yielding loans from lower yielding investment securities and the impact of higher market interest rates. The yield on average interest earning assets improved to 7.85% during 1995, as compared to 7.05% during 1994.

    Interest expense increased to $140.4 million in 1995, reflecting a 3.91% average cost of funds, as compared with $112.6 million, or 3.05% in 1994. The $27.8 million increase is attributable to the impact of higher short-term market interest rates on the Company's overall cost of funds and the change in the relative composition of the Company's funding sources.

PROVISION FOR LOAN LOSSES

    The provision for loan losses increased $5.0 million to $11.8 million during 1995, as compared to $6.8 million during 1994. Net charge-offs in 1995 aggregated $16.9 million, or .72% of average net loans, as compared with $13.6 million or .59% of average net loans during 1994. The allowance for loan losses to non-performing loans improved to 151% during 1995 as compared to 109% in 1994. Although the trend of improved asset quality continued during 1995, management prudently assessed the loan portfolio considering its growth and the level of charge-offs during the year and increased the provision for loan losses.

NON-INTEREST INCOME

    Non-interest income, exclusive of net securities gains of $6.7 million, was $23.0 million in 1995 as compared with $21.7 million, exclusive of net securities losses of $9.2 million in 1994.

    Net securities gains recognized during 1995 were principally due to the Company selling its equity investments in certain financial institutions and the recognition of a $.9 million recovery on the settlement of a certain collateralized mortgage obligation that had been written down in 1994. Net securities losses in 1994 resulted primarily from management's decision to reduce its securities holdings and short-term borrowings and a $3.2 million write-down on an impaired collateralized mortgage obligation previously received by Metro as partial satisfaction in a troubled debt loan restructuring.

    Broker commissions and trust fees increased 35.5% to $3.6 million during 1995 as compared to $2.7 million during 1994, reflecting the continued growth at the Company's broker/dealer subsidiary (Compass Investment Services Corp).

NON-INTEREST EXPENSE

    Non-interest expense in 1995 was $92.8 million, compared with $118.6 million in 1994. Included in the results for 1994 was a $14.3 million merger and related restructuring charge incurred in connection with the Metro merger. Non-interest expense during 1995 declined $11.4 million or 11% when compared to 1994 results, exclusive of the aforementioned restructure charge. This reduction is attributable to a $3.7 million decrease in other real estate expenses, a $3.0 million reduction in FDIC insurance premiums, a $2.5 million decline in compensation and employee benefits, and a $2.5 million decline in general and administrative expenses. The post-merger integration of Metro's operations and the achievement of other efficiencies associated with the combination of certain product lines contributed to certain of the aforementioned reductions.

SELECTED STATISTICAL DATA

Quarterly Financial Information

(unaudited)                                                1996                                  1995
                                           -------------------------------------------------------------------------
                                             1ST       2ND       3RD       4TH      1ST      2ND      3RD      4TH
(in thousands, except per share amounts)     QTR       QTR       QTR       QTR      QTR      QTR      QTR      QTR
                                           -------------------------------------------------------------------------
Interest Income .........................  $93,115  $101,177  $105,800  $105,215  $77,320  $81,111  $83,768  $90,293
Interest Expense ........................   41,761    43,073    45,843    43,684   30,519   33,822   35,583   40,475
                                           -------------------------------------------------------------------------
  Net Interest Income ...................   51,354    58,104    59,957    61,531   46,801   47,289   48,185   49,818
Provision for Loan Losses ...............    1,700     1,700     1,700     1,700    2,850    2,850    2,750    3,375
                                           -------------------------------------------------------------------------
  Net Interest Income after Provision for
   Loan Losses ..........................   49,654    56,404    58,257    59,831   43,951   44,439   45,435   46,443
Non-Interest Income .....................    7,614     8,196     9,035     6,278    5,613    5,919    9,113    9,099
Other Non-Interest Expense ..............   24,584    28,791    29,466    30,193   23,383   22,853   21,758   24,826
Merger Related Restructure Charge .......       --        --        --    21,613       --       --       --       --
SAIF Recapitalization Charge ............       --        --     8,350        --       --       --       --       --
                                           -------------------------------------------------------------------------
  Income Before Income Taxes ............   32,684    35,809    29,476    14,303   26,181   27,505   32,790   30,716
Provision for Income Taxes ..............   13,961    13,974    11,681    10,214   11,087   11,582   14,000   13,181
                                           -------------------------------------------------------------------------
  Net Income ............................  $18,723  $ 21,835  $ 17,795  $  4,089  $15,094  $15,923  $18,790  $17,535
                                           =========================================================================

PER SHARE:
  Net Income ............................  $  0.57  $   0.67  $   0.55  $   0.13  $  0.48  $  0.50  $  0.58  $  0.54
  Common Stock Price Range of the Company

    High ................................  $ 25.88  $  26.13  $  32.00  $  35.88  $ 16.50  $ 18.38  $ 20.75  $ 25.25
    Low .................................  $ 23.25  $  22.88  $  26.13  $  30.88  $ 13.63  $ 16.00  $ 17.75  $ 20.75


On December 31, 1996, North Side Savings Bank ("North Side") was merged with and into the Company. The merger has been accounted for as a pooling-of-interests and, accordingly, the quarterly selected data above has been retroactively restated to include the results of North Side.

                                               CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31,                   1996      1995       1994
(in thousands, except per share amounts)         -----------------------------


INTEREST INCOME
Loans .........................................  $245,960  $208,813  $ 188,155
Mortgage-Backed Securities ....................   135,462   103,208     85,712
U.S. Treasury & Government Agency Securities ..    11,398    11,267     11,279
State & Municipal Obligations .................     4,773     2,488      2,300
Other Securities ..............................     4,837     5,183      5,078
Federal Funds Sold & Securities Purchased
      Under Agreements to Resell ..............     2,657     1,396      2,499
Interest Earning Deposits .....................       220       137         39
                                                 -----------------------------
Total Interest Income .........................   405,307   332,492    295,062
                                                 -----------------------------
INTEREST EXPENSE
Savings, N.O.W. & Money Market Deposits .......    45,129    44,155     47,226
Other Time Deposits ...........................    75,946    62,498     42,197
Certificates of Deposit, $100,000 & Over ......    15,363     9,823      3,216
Federal Funds Purchased & Securities Sold Under
   Agreements to Repurchase ...................    34,796    20,928     16,196
Other Borrowings ..............................     3,127     2,995      3,741
                                                 -----------------------------
   Total Interest Expense .....................   174,361   140,399    112,576
                                                 -----------------------------
   Net Interest Income ........................   230,946   192,093    182,486
Provision for Loan Losses .....................     6,800    11,825      6,825
                                                 -----------------------------
   Net Interest Income after
       Provision for Loan Losses ..............   224,146   180,268    175,661
                                                 -----------------------------
NON-INTEREST INCOME
Fees & Service Charges on Deposit Accounts ....    16,303    11,788     11,966
Broker Commissions & Trust Fees ...............     5,638     3,609      2,663
Mortgage Banking Operations ...................     2,202     2,662      2,424
Other Operating Income ........................     5,102     4,951      4,621
Net Securities Gains/(Losses) .................     1,878     6,734     (9,189)
                                                 -----------------------------
   Total Non-Interest Income ..................    31,123    29,744     12,485
                                                 -----------------------------
NON-INTEREST EXPENSE
Compensation & Employee Benefits ..............    55,741    45,494     47,967
Occupancy .....................................    11,809     8,945      9,117
Equipment .....................................     6,910     5,661      6,226
Amortization of Intangible Assets .............     6,364     1,688      1,543
FDIC Insurance Premiums .......................     3,106     5,737      8,725
Other Real Estate .............................       753     1,255      4,929
Merger Related Restructure Charges ............    21,613        --     14,338
SAIF Recapitalization Charge ..................     8,350        --         --
Other Operating Expense .......................    28,351    24,040     25,760
                                                 -----------------------------
  Total Non-Interest Expense ..................   142,997    92,820    118,605
                                                 -----------------------------
Income Before Income Taxes ....................   112,272   117,192     69,541
Provision for Income Taxes ....................    49,830    49,850     26,502
                                                 -----------------------------
   Net Income .................................  $ 62,442  $ 67,342  $  43,039
                                                 =============================
   EARNINGS PER SHARE .........................  $   1.94  $   2.09  $    1.38
                                                 =============================

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

At December 31,                                                                  1996          1995
(in thousands, except per share amounts)                                    -------------------------
ASSETS
Cash & Due from Banks ....................................................  $   150,365   $   118,006
Interest Earning Deposits ................................................        2,298         2,003
Federal Funds Sold & Securities Purchased under Agreements to Resell .....      115,000        28,800
Securities:
   Available-for-Sale ....................................................      857,391     1,150,510
   Held-to-Maturity (Fair value $1,293,472 in 1996; $1,075,481 in 1995) ..    1,300,115     1,084,829
                                                                            -------------------------
      Total Securities ...................................................    2,157,506     2,235,339
                                                                            -------------------------
Loans ....................................................................    3,194,086     2,419,300
   Less: Unearned Income & Fees ..........................................       22,561        19,018
             Allowance for Loan Losses ...................................       53,894        56,627
                                                                            -------------------------
                  Net Loans ..............................................    3,117,631     2,343,655
                                                                            -------------------------
Premises & Equipment .....................................................       65,530        60,385
Accrued Income Receivable ................................................       37,392        35,631
Intangible Assets ........................................................       82,073        27,893
Other Real Estate ........................................................        1,898         7,320
Other Assets .............................................................       20,834        31,834
                                                                            -------------------------
   Total Assets ..........................................................  $ 5,750,527   $ 4,890,866
                                                                            =========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits ..........................................................  $   734,907   $   488,156
Savings, N.O.W. &  Money Market Deposits .................................    1,974,570     1,813,382
Other Time Deposits ......................................................    1,416,220     1,223,863
Certificates of Deposit, $100,000 & Over .................................      343,813       214,319
                                                                            -------------------------
   Total Deposits ........................................................    4,469,510     3,739,720
Federal Funds Purchased & Securities Sold Under
   Agreements to Repurchase ..............................................      621,789       642,369
Other Borrowings .........................................................       35,000        35,000
Accrued Expenses & Other Liabilities .....................................       67,060        47,648
                                                                            -------------------------
   Total Liabilities .....................................................  $ 5,193,359   $ 4,464,737
Company-Obligated Mandatorily Redeemable Capital
   Securities of Subsidiary Trust ........................................  $    99,637   $        --

STOCKHOLDERS' EQUITY
Preferred Stock, par value $1.00; authorized 10,000,000 shares, unissued .           --            --
Common stock, par value $2.50; authorized 50,000,000 shares;
issued; 32,599,504 shares in 1996;  32,344,918 shares in 1995 ............       81,499        80,862
Additional Paid in Capital ...............................................      180,809       175,617
Retained Earnings ........................................................      206,895       167,379
Unrealized Gains/(Losses) on Securities Available-for-Sale, net of taxes .       (2,633)        4,509
Deferred Compensation ....................................................       (5,193)       (1,585)
Treasury Stock at cost; 153,289 shares in 1996; 36,187 shares in 1995 ....       (3,846)         (653)
                                                                            -------------------------
   Total Stockholders' Equity ............................................      457,531       426,129
                                                                            -------------------------
   Total Liabilities and Stockholders' Equity ............................  $ 5,750,527   $ 4,890,866
                                                                            =========================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,                                           1996        1995        1994
(in thousands)                                                          ---------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income ...........................................................  $  62,442   $  67,342   $  43,039
ADJUSTMENTS TO RECONCILE NET INCOME TO
    NET CASH PROVIDED BY OPERATING ACTIVITIES:

Provision for Loan Losses ............................................      6,800      11,825       6,825
Provision for Losses on Real Estate Acquired in
    Settlement of Loans ..............................................        985         353       2,486
Depreciation and Amortization ........................................      8,377       5,850       6,725
Amortization of Intangible Assets ....................................      6,364       1,688       1,543
Accretion of Discounts and Net Deferred Loan Fees ....................     (3,797)     (4,021)     (1,771)
Amortization of Premiums .............................................      9,938       9,556      19,055
Proceeds from Sales of Trading Account Securities ....................         --      40,920          --
Purchases of Trading Account Securities ..............................         --     (40,853)         --
Net Securities (Gains)/Losses ........................................     (1,878)     (6,734)      9,189
Other, Net ...........................................................     29,093      10,182       6,944
                                                                        ---------------------------------
    Net Cash Provided by Operating Activities ........................    118,324      96,108      94,035
                                                                        ---------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities, Redemptions, Calls and Principal Repayments on
    Securities Held-to-Maturity ......................................    134,640     229,299     504,906
Purchases of Securities Held-to-Maturity .............................   (235,939)    (87,631)   (269,519)
Proceeds from Sales of Securities Available-for-Sale .................    634,588     103,510     272,175
Maturities and Principal Repayments on
    Securities Available-for-Sale ....................................    338,524     132,352     150,831
Purchases of Securities Available-for-Sale ...........................   (824,248)   (812,271)   (666,937)
Loans Originated and Principal Repayments
    on Loans and Other Real Estate Owned, Net ........................   (467,743)    (92,890)    (22,077)
Proceeds from Sales of Real Estate Acquired
    in Settlements of Loans ..........................................      8,664      16,826      18,228
Purchases of Loans ...................................................   (161,777)         --    (208,932)
Proceeds from the Sale of Loans ......................................     35,729      22,070      34,003
Purchases of Premises and Equipment, Net .............................     (5,413)    (11,263)     (3,261)
Purchase Acquisitions, Net of Cash Paid ..............................    595,650      10,868          --
                                                                        ---------------------------------
    Net Cash Provided by/(Used in) Investing Activities ..............     52,675    (489,130)   (190,583)
                                                                        ---------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Decrease)/Increase in Deposits ..................................   (206,825)    110,116     (92,794)
Proceeds from the Issuance of Company-Obligated Mandatorily
   Redeemable Capital Securities of Subsidiary Trust .................     99,637          --          --
Net Increase in Borrowings ...........................................     11,130     355,494      27,821
Purchase of Treasury Shares ..........................................    (22,566)     (1,316)        (35)
Common Stock Sold for Cash ...........................................     28,906      11,723       4,239
Dividends Paid to Shareholders .......................................    (23,174)    (15,435)     (7,605)
Proceeds from the Issuance of Senior Notes Payable ...................         --          --      25,000
Repayments of Senior Notes Payable ...................................         --          --     (20,000)
                                                                        ---------------------------------
    Net Cash (Used in)/Provided by Financing Activities ..............   (112,892)    460,582     (63,374)
                                                                        ---------------------------------
    Net Increase/(Decrease) in Cash and Cash Equivalents .............     58,107      67,560    (159,922)
North Side Activity for the Three Months Ended December 31, 1995 .....     60,747          --          --
Metro Activity for the Three Months Ended December 31, 1993 ..........         --          --         356
Cash and Cash Equivalents at Beginning of Year .......................    148,809      81,249     240,815
                                                                        ---------------------------------
Cash and Cash Equivalents at End of Year .............................  $ 267,663   $ 148,809   $  81,249
                                                                        =================================


See accompanying notes to consolidated financial statements

For the Years Ended December 31,                                        1996      1995      1994
(in thousands)                                                        ----------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash Paid During the Period for:
    Interest Expense ...............................................  $178,392  $130,386  $113,450
                                                                      ----------------------------
    Income Taxes ...................................................    20,669    39,696    27,166
                                                                      ----------------------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Real Estate Acquired in Settlement of Loans ........................     3,869    11,745     8,158
                                                                      ----------------------------
Loans to Facilitate the Sale of Other Real Estate ..................     2,138     7,696    10,907
                                                                      ----------------------------

During March 1996, the Company acquired the domestic commercial banking business of Extebank and assumed $572 million in deposit liabilities from First Nationwide Bank. In connection with these acquisitions, the following assets were acquired and liabilities assumed:

Fair Value of Assets Acquired .....................................  $919,496
Intangible Assets .................................................    61,623
Cash Paid for the Common Stock ....................................   (47,000)
                                                                     --------
Liabilities Assumed ...............................................  $934,119
                                                                     ========

In 1995, the Company acquired all the outstanding common stock of Great Neck Bancorp for cash and other consideration. In connection with this acquisition, the following assets were acquired and liabilities assumed:

Fair Value of Assets Acquired .....................................  $105,483
Intangible Assets .................................................     5,948
Cash Paid for the Common Stock ....................................    (8,512)
Other Non-Monetary Consideration ..................................   (11,695)
                                                                     --------
Liabilities Assumed ...............................................  $ 91,224
                                                                     ========

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Three Years Ended December 31, 1996
(Dollars in thousands, except per share amounts)
                                                                    Additional               Unrealized
                                                          Common      Paid in     Retained   Securities
                                                           Stock      Capital     Earnings  Gains/(Losses)
                                                         -------------------------------------------------
Balance, January 1, 1994 ..............................  $ 72,771   $ 156,107   $  86,861     $ ( 11)
Unrealized Gain on Securities Available-for-Sale,
    net of taxes at January 1, 1994 ...................        --          --          --       2,241
Net Income ............................................        --          --      43,039          --
Cash Dividends (The Company $.35 per share) ...........        --          --      (5,882)         --
Cash Dividends of Acquired Businesses (1) .............        --          --      (4,700)         --
North Side Payment of 5% Stock Dividend
    (333,975 shares) (2) ..............................       835       3,603      (4,438)
Issuance of Common Stock (489,026 shares) .............     1,229       2,758          --          --
Exercise of Warrants (176,616 shares) .................       442         390          --          --
Deferred Compensation Activity:
    Restricted Stock Activity, net (4,666 shares) .....        12          43          --          --
    Amortization of Other Deferred Compensation Plans .        --         247          61          --
Purchase of Treasury Stock (2,538 shares) .............        --          --          --          --
Metro Fractional Share Adjustment .....................        (1)         (4)         --          --
Metro Net Income for the Three Months Ended
    December 31, 1993 .................................        --          --       6,837          --
Adjustment to Unrealized Gains/(Losses) on Securities
    Available-for-Sale, net of taxes ..................        --          --          --      (5,537)
                                                         -------------------------------------------------
Balance, December 31, 1994 ............................  $ 75,288   $ 163,144   $ 121,778     $(3,307)
Net Income ............................................        --          --      67,342          --
Cash Dividends (The Company $.55 per share) ...........        --          --     (13,648)         --
Cash Dividends-North Side Pre-Merger ..................        --          --      (3,209)         --
North Side Payment of 5% Stock Dividend
    (354,214 shares) (2) ..............................       886       3,998      (4,884)         --
Issuance of Common Stock (887,758 shares) .............     2,218       4,952          --          --
Exercise of Warrants (987,857 shares) .................     2,470       3,138          --          --
Deferred Compensation Activity:
    Restricted Stock Activity, net (41,598 shares) ....        --         135          --          --
    Other Deferred Compensation Plans Activity,
        net (56,803 shares) ...........................        --         250          --          --
Purchase of Treasury Stock (75,840 shares) ............        --          --          --          --
Adjustment to Unrealized Gains/(Losses) on Securities
Available for Sale, net of taxes ......................        --          --          --       7,816
                                                         -------------------------------------------------
Balance, December 31, 1995 ............................  $ 80,862   $ 175,617   $ 167,379     $ 4,509
Net Income ............................................        --          --      62,442          --
Cash Dividends (The Company $.85 per share) ...........        --          --     (22,721)         --
Cash Dividends-North Side Pre-Merger ..................        --          --      (6,039)         --
Issuance of Common Stock (1,303,681 shares) ...........     1,574      11,300          --          --
Deferred Compensation Activity:
    Restricted Stock Activity, net (131,992 shares) ...        --       1,450          --          --
    Amortization of Other Deferred Compensation Plans .        --          --          --          --
Purchase of Treasury Stock (922,900 shares) ...........        --          --          --          --
North Side Common Stock Retirement (374,996 shares) (3)      (936)     (7,549)         --          --
North Side Fractional Share Adjustment ................        (1)         (9)         --          --
North Side Net Income for the Three Months Ended
    December 31, 1995 .................................        --          --       5,834          --
Adjustment to Unrealized Gains/(Losses) on Securities
      Available-for-Sale, Net of taxes ................        --          --          --      (7,142)
                                                         -------------------------------------------------
BALANCE, DECEMBER 31, 1996 ............................  $ 81,499   $ 180,809   $ 206,895     $(2,633)
                                                         =================================================

Three Years Ended December 31, 1996
(Dollars in thousands, except per share amounts)
                                                           Deferred      Treasury
                                                         Compensation     Stock       Total
                                                         -----------------------------------
Balance, January 1, 1994 ..............................   $(1,464)     $     (1)   $ 314,263
Unrealized Gain on Securities Available-for-Sale,
    net of taxes at January 1, 1994 ...................        --            --        2,241
Net Income ............................................        --            --       43,039
Cash Dividends (The Company $.35 per share) ...........        --            --       (5,882)
Cash Dividends of Acquired Businesses (1) .............        --            --       (4,700)
North Side Payment of 5% Stock Dividend
    (333,975 shares) (2) ..............................                                   --
Issuance of Common Stock (489,026 shares) .............        --            --        3,987
Exercise of Warrants (176,616 shares) .................        --            --          832
Deferred Compensation Activity:
    Restricted Stock Activity, net (4,666 shares) .....       119             9          183
    Amortization of Other Deferred Compensation Plans .       390            --          698
Purchase of Treasury Stock (2,538 shares) .............        --           (35)         (35)
Metro Fractional Share Adjustment .....................        --            --           (5)
Metro Net Income for the Three Months Ended
    December 31, 1993 .................................        --            --        6,837
Adjustment to Unrealized Gains/(Losses) on Securities
    Available-for-Sale, Net of Taxes ..................        --            --       (5,537)
                                                         -----------------------------------
Balance, December 31, 1994 ............................   $  (955)     $    (27)   $ 355,921
Net Income ............................................        --            --       67,342
Cash Dividends (The Company $.55 per share) ...........        --            --      (13,648)
Cash Dividends-North Side Pre-Merger ..................        --            --       (3,209)
North Side Payment of 5% Stock Dividend
    (354,214 shares) (2) ..............................        --            --           --
Issuance of Common Stock (887,758 shares) .............        --            --        7,170
Exercise of Warrants (987,857 shares) .................        --            --        5,608
Deferred Compensation Activity:
    Restricted Stock Activity, net (41,598 shares) ....      (712)          690          113
    Other Deferred Compensation Plans Activity,
        net (56,803 shares) ...........................        82            --          332
Purchase of Treasury Stock (75,840 shares) ............        --        (1,316)      (1,316)
Adjustment to Unrealized Gains/(Losses) on Securities
    Available for Sale, net of taxes ..................        --            --        7,816
                                                         -----------------------------------
Balance, December 31, 1995 ............................   $(1,585)     $   (653)   $ 426,129
Net Income ............................................        --            --       62,442
Cash Dividends (The Company $.85 per share) ...........        --            --      (22,721)
Cash Dividends-North Side Pre-Merger ..................        --            --       (6,039)
Issuance of Common Stock (1,303,681 shares) ...........        --        16,477       29,351
Deferred Compensation Activity:
    Restricted Stock Activity, net (131,992 shares) ...    (4,174)        2,896          172
    Amortization of Other Deferred Compensation
        Plans .........................................       566            --          566
Purchase of Treasury Stock (922,900 shares) ...........        --       (22,566)     (22,566)
North Side Common Stock Retirement (374,996
    shares)(3) ........................................        --            --       (8,485)
North Side Fractional Share Adjustment ................        --            --          (10)
North Side Net Income for the Three Months Ended
    December 31, 1995 .................................        --            --        5,834
Adjustment to Unrealized Gains/(Losses) on Securities
      Available-for-Sale, net of taxes ................        --            --       (7,142)
                                                         -----------------------------------
Balance, December 31, 1996 ............................   $(5,193)     $ (3,846)   $ 457,531
                                                         ===================================

See accompanying notes to consolidated financial statements.

(1)      Represents dividends declared by North Side and Metro prior to mergers.

(2) Represents North Side's stock dividends as adjusted for the exchange ratio of 1.556.

(3) Reflects the retirement of North Side common shares previously held by the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

    North Fork Bancorporation, Inc. (the "Company"), a bank holding company organized in 1980 under the laws of the State of Delaware, is registered under the Bank Holding Company Act of 1956, as amended. The Company, through its bank subsidiary, North Fork Bank (the "Bank") provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the metropolitan New York area. In December 1996, North Side Savings Bank ("North Side"), was merged with and into the Company (see Note 2(a)). The merger was accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements include the consolidated accounts of North Side for all periods reported. In 1994, Metro Bancshares Inc. ("Metro") was merged with and into the Company in a pooling-of-interests transaction.

    The following is a summary of the Company's significant accounting and reporting policies:

(a) BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company, and its Bank and non-bank subsidiaries. The Company reports its financial results on a calendar year basis, whereas North Side had reported its financial results on a fiscal year basis which ended September 30. The consolidated financial results for the current year have been adjusted to conform North Side's year-end with that of the Company. The consolidated financial results for years prior to 1996 reflect the combination of the Company at and for the years ended December 31 with North Side at and for the years ended September 30. Certain North Side financial information has been reclassified to conform with that of the Company.

    In December 1996, North Fork Capital Trust I ("Capital Trust"), a wholly-owned business trust subsidiary of the Company, was formed. Capital Trust exists for the exclusive purpose of issuing Capital Trust Pass-through Securities (Capital Securities) and using the proceeds to acquire Junior Subordinated Debt Securities issued by the Company. The financial statements of Capital Trust are reflected in the Company's consolidated financial statements with the Capital Securities treated as a minority interest.

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

(b) STATEMENT OF CASH FLOWS

    For purposes of the Consolidated Statement of Cash Flows, cash and cash equivalents includes Cash and Due from Banks, Interest Earning Deposits, Federal Funds Sold and Securities Purchased Under Agreements to Resell, with an initial maturity of less than 90 days. Cash flows from purchases, maturities and principal repayments, and sales of available-for-sale securities are classified as cash flows from investing activities.

(c) SECURITIES AND TRADING ACCOUNT ASSETS

    Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Debt securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities, are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of stockholders' equity. Debt and equity securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading account assets and reported at fair value. Management determines the appropriate classification of securities at the time of purchase and at each reporting date management reassesses the appropriateness of the classification.

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

(e) NON-ACCRUAL AND RESTRUCTURED LOANS

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

    Loans are classified as restructured loans when the Company has granted, for economic or legal reasons related to the borrower's financial difficulties, concessions to the borrower that it would not otherwise consider. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms. Loans restructured are reported as such in the year of restructuring. In subsequent reporting periods, if the loan was restructured to yield a market rate of interest, is performing in accordance with the restructure terms, and management expects such performance to continue, the loan is then removed from restructured status.

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

(g) PREMISES AND EQUIPMENT

    Premises and equipment, including leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvements, over the estimated useful life of the related asset or the lease term, whichever is shorter. Premises and equipment are periodically reviewed for possible impairment when events or changes in circumstances may affect the underlying basis of the assets.

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

     The Company files consolidated income tax returns with substantially all of its subsidiaries. Tax expenses or benefits are generally allocated among members in the consolidated group based on a separate return basis.

(j) RETIREMENT AND BENEFIT PLANS

    The Company has a non-contributory defined benefit pension plan covering substantially all full-time employees. Annual pension cost is provided over the employee's expected service life utilizing the projected unit cost actuarial method. North Side maintained a non-contributory defined benefit plan covering substantially all full-time employees. Benefits under this plan are based on years of service and the highest level of compensation during a specific period. Supplemental retirement benefits are provided for selected employees where income tax limitations have been placed on the amount of retirement benefits otherwise earned.

    Postretirement and postemployment benefits are recorded on an accrual basis with an annual provision that considers an actuarially determined future obligation.

(k) EARNINGS PER SHARE

    Earnings per share is computed by dividing net income by the weighted-average number of common shares and common stock equivalents outstanding during the period after retroactively restating for common shares issued in connection with the North Side acquisition. Common shares and common stock equivalents outstanding are based on the combined weighted average shares of the Company's and North Side's common stock outstanding during the period.

    On February 25, 1997, the Company's Board of Directors approved a two-for-one common stock split, subject to the approval of an increase in the Company's authorized common stock to 200 million shares from 50 million shares by its shareholders at its Annual Stockholders' meeting. If the proposal is approved, the new shares will be distributed on May 15, 1997 to shareholders of record on April 25, 1997.

(l) INTANGIBLE ASSETS

    Intangible assets consist of goodwill and core deposit intangibles associated with purchase acquisitions. The Company records at its cost the assets acquired less liabilities assumed in purchase acquisitions. The acquired assets and liabilities assumed are recorded at fair value. The excess of the Company's cost over the fair value of the net assets acquired is recorded as an intangible asset. The Company's cost includes the consideration paid, the direct costs of the acquisition, such as legal and investment banking fees, and qualifying costs to exit certain activities and to terminate employees related to the acquisition. Indirect and general expenses relating to the acquisition are expensed as incurred.

    Goodwill is amortized on a straight line basis over the estimated periods to be benefited ranging from fifteen to twenty-five years. Core deposit intangibles are amortized on an accelerated method over the estimated benefit period which approximates fourteen years. Intangible assets are reviewed for possible impairment when events or changes in circumstances may affect the underlying basis of the assets.

(m) OFF BALANCE-SHEET INSTRUMENTS

    Periodically, the Company enters into interest rate contracts, including interest rate caps, floors and swap agreements, as part of its management of interest rate exposure. These instruments are entered into as hedges against interest rate risk and are designated against specific assets and liabilities. To qualify as a hedge, the instrument must be designated as a hedge and effective in reducing the market risk of an existing asset, liability or firm commitment. Effectiveness of the hedge is evaluated on an initial and ongoing basis using statistical calculations of correlation. The premium paid or received for any of these instruments is amortized over the term of the agreement. These instruments are accounted for on an accrual basis in the interest income or expense category of the related hedged asset or liability. If the asset or liability being hedged is disposed of, the market value of the interest rate contract is included in the determination of the gain or loss from disposition. At December 31, 1996 and 1995, the Company had no contracts or agreements outstanding.


NOTE 2 - BUSINESS COMBINATIONS

(a) POOLING-OF-INTERESTS

    On December 31, 1996, North Side Savings Bank was merged with and into the Company in a transaction accounted for under the pooling-of-interests method of accounting. Pursuant to the merger agreement, the Company issued 1.556 shares of common stock for each share of North Side's common stock outstanding (7,551,130 common shares issued) and simultaneously retired 374,996 shares of North Side's common stock previously held by the Company, as adjusted, and reserved for issuance 174,021 common shares for North Side's outstanding stock options as of the merger date. North Side had $1.6 billion in total assets, $1.2 billion in deposit liabilities, and $124.4 million in capital at December 31, 1996. The Company's previously reported components of consolidated income and the amounts reflected in the accompanying consolidated statements of income for the years ended December 31, are as follows:

 (in thousands)                                        1995            1994
                                                     -------------------------
Net Interest Income
        As  Previously Reported ...................  $141,236         $132,506
        North Side ................................    50,857           49,980
                                                     -------------------------
        Combined ..................................  $192,093         $182,486
                                                     =========================
Net Income
        As Previously Reported ....................  $ 52,235         $ 29,672
        North Side ................................    15,107           13,367
                                                     -------------------------
        Combined ..................................  $ 67,342         $ 43,039
                                                     =========================

    North Side's reporting period had been as of and for the year ended September 30, whereas the Company utilizes a calendar year basis. North Side's financial results for 1996 have been conformed to the calendar year reporting period of the Company. All prior year consolidated financial results combine the Company with North Side utilizing its respective fiscal reporting period. As a result, North Side's operating results for the three-month period ended December 31, 1995 have been set forth separately as a component of consolidated stockholders' equity and are not included in the Company's consolidated statements of income.

    The following is a summary of North Side's results of perations and cash flows for the three months ended December 31, 1995:

 (in thousands)
STATEMENT OF INCOME DATA:
         Net Interest Income .....................................  $12,495
                                                                    -------
         Net Income ..............................................  $ 5,834
                                                                    =======
STATEMENT OF CASH FLOWS DATA:
         Cash Provided by Operating Activities ...................  $10,237
         Cash Provided by Investing Activities ...................   72,090
         Cash Used in Financing Activities .......................  (21,580)
                                                                    -------
         Net Increase in Cash & Cash Equivalents .................  $60,747
                                                                    =======

    In connection with the merger, on December 20, 1996, the Company consummated a public offering of 600,000 shares of common stock, which were previously held in treasury, at a price of $33.875 per share and rescinded its previously announced share repurchase program.

    Additionally, the Company in connection with the merger recorded a pre-tax charge for merger and related restructuring costs of $21.6 million. This charge included $4.5 million in direct merger expenses, primarily investment banking and other professional fees; $9.0 million in severance and other employee related costs; $6.9 million in facility and system costs associated with the elimination of duplicate facilities, the write-off of certain property and equipment, the cancellation of certain contractual obligations and other expenses associated with the merger; and $1.2 million in credit costs. At December 31, 1996, $13.3 million of the merger and related restructuring charge is included in other liabilities. It is anticipated that the amount of this charge will be substantially paid in 1997.

(b) PURCHASE ACQUISITIONS

    On March 15, 1996, the Bank completed its purchase of the domestic commercial banking business of Extebank ("Extebank") for which it paid $47 million in cash. At March 15, 1996, Extebank had approximately $388 million in total assets, $200 million in net loans, $348 million in deposit liabilities, $30 million in capital, and operated through eight branch locations in the New York metropolitan area, including Manhattan.

    On March 23, 1996, the Bank completed its acquisition of ten banking branches of First Nationwide Bank ("First Nationwide") located on Long Island, and assumed $572 million of customer deposit liabilities for which it paid a deposit premium of 6.35%. Assets acquired, consisting primarily of cash, totaled $529 million.

    These transactions have been accounted for under the purchase method of accounting, and accordingly, the Company's consolidated results of operations only reflect activity subsequent to the acquisition dates.

    The intangible assets created from the aforementioned purchase transactions aggregated approximately $62 million, of which $38 million is attributable to the First Nationwide transaction, including $23 million in core deposit intangibles, and $24 million is attributable to the Extebank transaction. Acquisition costs incurred in connection with these purchase transactions which consist principally of investment banking, professional fees, severance and employee related costs, facilities and other acquisition related costs, aggregated approximately $9.0 million, net of taxes. The intangible assets associated with these transactions are currently being amortized using various methods over periods not exceeding 15 years for financial reporting purposes. The intangible assets created in the First Nationwide transaction are being amortized on a straight line basis over 15 years for tax purposes.

    The following table sets forth the unaudited pro forma combined condensed results of operations for the years ended December 31, 1996 and 1995, and assumes that the foregoing purchase transactions had been consummated as of January 1, 1996 and 1995, respectively. Although separate financial information had historically been prepared for Extebank, such financial information for 1995 included certain international operations. Accordingly, since only the domestic commercial banking business was acquired, certain estimates and assumptions have been utilized in determining the pro forma adjustments applied to the historical results of operations of Extebank. The First Nationwide branch acquisition, which consisted principally of cash and customer deposit liabilities, did not constitute a distinct business entity for which separate financial information had historically been prepared. Therefore, subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of the Company. The historical results of operations of the Company include the results of operations of North Side. These pro forma results are not necessarily indicative of the results that would have been achieved had these acquisitions occurred on the dates indicated or that may occur in the future.

                                                                           1996      1995
                                                                         ------------------
(in thousands, except per share amounts)                                     (Unaudited)

Net Interest Income ...................................................  $236,421  $220,299
Provision for Loan Losses .............................................     7,021    14,865
                                                                         ------------------
Net Interest Income after Provision for Loan Losses ...................   229,400   205,434
Non-Interest Income ...................................................    32,534    37,408
   Non-Interest Expense, exclusive of Amortization of Intangible Assets   142,576   118,654
Amortization of Intangible Assets .....................................     7,783     6,326
                                                                         ------------------
   Income before Income Taxes .........................................   111,575   117,862
   Provision for Income Taxes .........................................    49,404    50,624
                                                                         ------------------
Net Income ............................................................  $ 62,171  $ 67,238
                                                                         ==================
Earnings Per Share ....................................................  $   1.93  $   2.09
                                                                         ==================

    (a) Specific assumptions utilized for Extebank are as follows: 1) Extebank's historical statement of operations for the year ended December 31, 1995 included certain international operations of Extebank. The historical statement of operations for Extebank was adjusted to reflect the elimination of the international operations; 2) interest earning assets have been reduced by the transaction purchase price and additional costs incurred in connection with the consummation of the transaction. These cash outlays are assumed to have been incurred as of January 1, of each year at the Company's average federal funds sold rate in effect during each of the periods presented (5.26% and 5.80% for the years ended December 31, 1996 and 1995, respectively); 3) the intangible asset associated with this transaction is amortized for financial reporting purposes on a straight line basis over fifteen years; and 4) income taxes have been provided using the Company's effective tax rate for each year. The pro forma adjustments do not reflect any possible cost savings to be derived from the acquisition such as the elimination of redundant operations and personnel reductions.

    (b) Specific assumptions utilized for First Nationwide are as follows: 1) the assets acquired, principally cash, are assumed to be invested in mortgage-backed securities at the beginning of each period presented using the average rates in effect during such periods (6.72% and 6.61% for the years ended December 31, 1996 and 1995, respectively); 2) the actual interest bearing deposit liabilities acquired are assumed to have been acquired at the beginning of each period using consummation date fair values and are reflected during the periods using the average rates in effect at the consummation date (weighted average cost of funds of 4.40%); 3) non-interest income and non-interest expense amounts are based upon an extrapolation of actual operating results subsequent to consummation; 4) the intangible assets associated with this transaction are amortized over periods not exceeding fifteen years for both financial reporting and tax purposes; and 5) income taxes have been provided using the Company's effective tax rate for each year. The pro forma adjustments do not reflect any possible cost savings from the acquisition such as branch operating efficiencies which may be realized in the future.

    Weighted average shares outstanding utilized in the calculations of pro forma earnings per share were 32,138,646 and 32,216,031, which represented the Company's restated weighted average shares outstanding for the years ended December 31, 1996 and 1995, respectively, giving effect to the North Side merger.

NOTE 3 - SECURITIES

HELD-TO-MATURITY SECURITIES

    The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of held-to-maturity securities were as follows at December 31,

                                                      1996                                               1995
                               ----------------------------------------------------------------------------------------------------
                                              GROSS          GROSS                               GROSS          GROSS
                               AMORTIZED   UNREALIZED     UNREALIZED      FAIR      AMORTIZED  UNREALIZED    UNREALIZED     FAIR
(in thousands)                    COST        GAINS        (LOSSES)       VALUE        COST      GAINS         (LOSSES)     VALUE
                               ----------------------------------------------------------------------------------------------------
Mortgage-Backed Securities ..  $1,162,814  $  3,490    $    (9,994)   $1,156,310  $  932,571   $  3,085    $   (11,566)  $  924,090
State & Municipal Obligations     121,945       583           (864)      121,664      60,725        448           (474)      60,699
U.S. Government Agencies'
  Obligations ...............       2,601        --             --         2,601      62,837         13           (264)      62,586
Other Securities ............      12,755       144             (2)       12,897      28,696         --           (590)      28,106
                               ----------------------------------------------------------------------------------------------------
                               $1,300,115  $  4,217    $   (10,860)   $1,293,472  $1,084,829   $  3,546    $   (12,894)  $1,075,481
                               ====================================================================================================

    During 1995, $574 thousand in held-to-maturity securities were redeemed at a gain of $355 thousand.

AVAILABLE-FOR-SALE SECURITIES

    The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of available-for-sale securities were as follows at December 31,

                                                          1996                                             1995
                                       ---------------------------------------------------------------------------------------------
                                                    GROSS        GROSS                              GROSS        GROSS
                                       AMORTIZED UNREALIZED   UNREALIZED     FAIR     AMORTIZED  UNREALIZED   UNREALIZED     FAIR
(in thousands)                            COST      GAINS      (LOSSES)      VALUE      COST        GAINS      (LOSSES)      VALUE
                                       ---------------------------------------------------------------------------------------------
Mortgage-Backed Securities ..........  $648,302    $ 2,648   $  (4,125)  $  646,825  $  976,044     $ 5,287  $    (1,323) $  980,008
U.S. Government Agencies' Obligations    94,262         --      (1,011)      93,251      58,926          55         (201)     58,780
U.S. Treasury Securities ............    78,760         93      (1,863)      76,990      19,989         154           --      20,143
SBA Securities ......................        --         --          --           --      29,500         468           --      29,968
Equity Securities ...................    39,728        721        (124)      40,325      58,017       4,184         (590)     61,611
                                       ---------------------------------------------------------------------------------------------
                                       $861,052    $ 3,462   $  (7,123)  $  857,391  $1,142,476     $10,148  $    (2,114) $1,150,510
                                       =============================================================================================

    In November 1995, the Financial Accounting Standards Board released a special report, "A Guide to Implementation of SFAS 115", which allowed for a one-time redesignation of securities out of the held-to-maturity category without the otherwise required reevaluation of other securities in that category. As a result, the Company transferred $325.8 million (fair value of approximately $324.9 million) in securities from held-to-maturity to available-for-sale.

    Mortgage-backed securities ("MBS") classified as held-to-maturity included $699.8 million and $262.6 million in collateralized mortgage obligations ("CMO") at December 31, 1996 and 1995, respectively. Mortgage-backed securities classified as available-for-sale included $31.6 million and $240.7 million in CMO's at December 31, 1996 and 1995. These CMO securities, collateralized by either U.S. Government agency MBS's or whole loans, are principally conservative current pay sequentials or PAC structures with a current weighted average life of 4.2 years.

    The amortized cost and estimated fair value of securities at December 31, 1996, by contractual maturity, are presented in the table below. Expected maturities will differ from contractual maturities since issuers may have the right to call or prepay obligations without call or prepayment penalties.

                                          HELD-TO-MATURITY       AVAILABLE-FOR-SALE
                                         AMORTIZED      FAIR    AMORTIZED     FAIR
(in thousands)                             COST        VALUE      COST       VALUE
                                        -------------------------------------------
Due in one year or less ..............  $   13,053  $   13,096   $ 15,030  $ 15,055
Due after one year through five years       27,273      27,502    119,070   118,073
Due after five years through ten years      96,302      95,909     19,647    18,913
Due after ten Years ..................         673         655     19,275    18,200
                                        -------------------------------------------
  Subtotal ...........................     137,301     137,162    173,022   170,241
Mortgage-Backed  Securities ..........   1,162,814   1,156,310    648,302   646,825
Equity Securities ....................          --          --     39,728    40,325
                                        -------------------------------------------
                                        $1,300,115  $1,293,472   $861,052  $857,391
                                        ===========================================

    The prepayment of MBS's, including CMO's, is actively monitored through the portfolio management function. Management typically invests in MBS's with stable cash flows and relatively short duration, thereby limiting the impact of interest rate fluctuations on the portfolio. Management regularly performs simulation testing to assess the impact that interest and market rate changes would have on its MBS portfolio.

    The proceeds, gross realized gains and gross realized losses on the sale of securities available-for-sale were as follows at December 31,

(in thousands)                                1996        1995         1994
                                          -----------------------------------
Proceeds from Sales ....................  $ 634,588    $ 103,510    $ 272,175
                                          ===================================
Gross Realized Gains ...................      4,491        6,728        2,489
Gross Realized Losses ..................     (2,613)        (349)     (11,678)
                                          -----------------------------------
Net Realized Gains/(Losses) ............  $   1,878    $   6,379    $  (9,189)
                                          ===================================

    Gross realized gains in 1996 and 1995 resulted principally from the sale of equity positions in certain financial institutions. At December 31, 1996, held-to-maturity securities carried at $358.0 million and available-for-sale securities carried at $603.5 million were pledged for various purposes as required by law and to secure securities sold under agreements to repurchase and other borrowings. At December 31, 1995, held-to-maturity securities carried at $473.8 million and available-for-sale securities carried at $416.0 million were similarly pledged as collateral.

NOTE 4 - LOANS

    The composition of the loan portfolio is summarized as follows at December
31,

                                          PERCENTAGE              PERCENTAGE
(dollars in thousands)             1996    OF TOTAL       1995     OF TOTAL
                              ----------------------------------------------
Mortgage Loans-Residential .  $  985,983      31%     $  848,060      35%
Mortgage Loans-Multi-family      956,718      30%        687,671      28%
Mortgage Loans-Commercial ..     635,042      20%        470,479      20%
Commercial & Industrial ....     347,437      11%        248,662      10%
Consumer Loans and Leases ..     219,127       7%        114,669       5%
Construction  and Land Loans      49,779       1%         49,759       2%
                              ----------------------------------------------
   Total ...................  $3,194,086     100%     $2,419,300     100%
Less:
 Unearned Income & Fees ....      22,561                  19,018
 Allowance for Loan Losses .      53,894                  56,627
                              ----------              ----------
     Net Loans .............  $3,117,631              $2,343,655
                              ==========              ==========

    The loan portfolio is principally located in the metropolitan New York area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability which affects property values, but also the financial well-being and creditworthiness of the borrowers. Loans outstanding totaled $3.2 billion at December 31, 1996, an increase of $774.8 million or 32% from the 1995 year end levels of $2.4 billion, of which approximately $200 million was acquired from Extebank. Extebank's loan portfolio was comprised primarily of commercial loans and commercial mortgages. Aggregate loan growth during 1996 consisted of a 39.1% increase in multi-family mortgage loans to $956.7 million, a 91.1% increase in consumer loans and leases to $219.1 million, a 35% increase in commercial mortgage loans to $635.0 million, a 39.7% increase in commercial and industrial loans to $347.4 million, and a 16.3% increase in residential mortgage loans to $986.0 million at December 31, 1996.

    To minimize the credit risk related to the portfolio's real estate concentration, management utilizes prudent underwriting standards as well as diversifying the type and locations of loan placements. The multi-family lending business includes loans on various types and geographically diverse apartment complexes. Multi-family mortgages are dependent largely on sufficient income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family mortgages do not fully amortize. Therefore, the principal outstanding is not significantly reduced prior to contractual maturity. The residential mortgage portfolio is comprised primarily of first mortgage loans on owner occupied 1-4 family residences located in the metropolitan New York area. The commercial mortgage portfolio contains loans secured by professional office buildings, retail stores, shopping centers and industrial developments. Land loans are loans to finance the acquisition of vacant land for future residential and commercial development. Construction loans principally finance the construction of industrial developments and single-family subdivisions. Commercial and industrial loans consist primarily of loans to small and medium size businesses. Consumer loans and leases represent credit to individuals for household, family, and other personal expenditures and consist primarily of loans and leases to finance new and used automobiles.

    The Company's real estate underwriting standards include various limits on the loan to value ratios based on type of property, and management considers among other things, the creditworthiness of the borrower, the location of the real estate, the condition and value of the security property, the quality of the organization managing the property, and the viability of the project including occupancy rates, tenants and lease terms. Additionally, the underwriting standards require appraisals and periodic inspections of the properties as well as ongoing monitoring of operating results.

    Mortgage loans serviced for others aggregated $427.2 million and $474.3 million as of December 31, 1996 and 1995, respectively.

NON-PERFORMING ASSETS

    Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of property acquired through foreclosure or deeds in lieu of foreclosure. Non-performing assets declined $22.6 million or 50.4% to $22.2 million at December 31, 1996, as compared to $44.8 million at December 31, 1995. This reduction was achieved principally through the bulk sales of approximately $18 million in non-performing assets for cash.

     Non-performing assets at December 31, consisted of the following:

(in thousands)                                               1996      1995
                                                           ------------------
Loans Ninety Days Past Due and Still Accruing  ........... $ 2,596    $ 1,088
Non-Accrual Loans  .......................................  17,745     36,411
                                                           ------------------
   Non-Performing Loans ..................................  20,341     37,499
Other Real Estate ........................................   1,898      7,320
                                                           ------------------
   Non-Performing Assets ................................. $22,239    $44,819
                                                           ==================

    Non-performing loans at December 31, 1996 consisted of $7.3 million in commercial loans, $5.1 million in residential mortgages, $4.1 million in commercial mortgages, $2.5 million in construction and land development loans, $.8 million in multi-family mortgages and $.5 million in consumer loans and leases.

    Interest foregone on non-accrual loans, or the amount of income that would have been earned had those loans remained performing, aggregated $2.4 million, $3.8 million and $3.8 million in 1996, 1995, and 1994, respectively.

RESTRUCTURED LOANS

    Restructured, accruing loans were $13.7 million and $41.3 million at December 31, 1996 and 1995, respectively. Restructured loans on non-accrual status at December 31, 1996 and 1995 were $.1 million and $1.8 million, respectively. The decline in the level of restructured, accruing loans was achieved through principal repayments, maturities and renewals at market terms, and the satisfaction of the performance requirements on certain of these loans during 1996. The amount of interest income recorded on restructured loans was approximately $1.0 million, $3.1 million and $3.6 million in 1996, 1995 and 1994, respectively. The difference between income included in the results of operations under the restructured terms and that amount which would have been recognized had these loans performed in accordance with their original terms was $.4 million, $1.7 million and $1.5 million in 1996, 1995 and 1994, respectively.

    The Company had no commitments to lend additional funds to borrowers whose loans are non-performing or whose terms have been previously restructured at December 31, 1996.

RELATED PARTY LOANS

    Loans to related parties include loans to directors and their related companies and executive officers of the Company and its subsidiaries. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks. Related party loans aggregated $1.5 million and $1.4 million at December 31, 1996 and 1995, respectively.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

    A summary of changes in the allowance for loan losses is shown below for the years ended December 31,

(in thousands)                                                                            1996           1995           1994
                                                                                        -------------------------------------
Balance at Beginning of Year .........................................................  $56,627        $61,247        $67,670
Provisions for Loan Losses ...........................................................    6,800         11,825          6,825
Recoveries Credited to the Allowance .................................................    2,610          3,914          4,835
                                                                                        -------------------------------------
                                                                                         66,037         76,986         79,330
Losses Charged to the Allowance ......................................................  (15,425)       (20,851)       (18,447)
Additional Allowance Acquired in Purchase Acquisitions ...............................    3,092            492              -
North Side Net Activity for the Three Months Ended December 31, 1995 .................      190              -              -
Metro Net Activity for the Three Months Ended December 31, 1993 ......................        -              -            364
                                                                                        -------------------------------------
Balance at End of Year ...............................................................  $53,894        $56,627        $61,247
                                                                                        =====================================

    As of December 31, 1996, $10.3 million of loans were impaired within the scope of SFAS 114 and were carried on a non-accrual basis. Approximately 87% of these loans were measured for impairment using the fair value of collateral, while the remaining 13% were measured using the present value of the expected future cash flows discounted at the loan's effective rate. As a result of these measurements, approximately $2.0 million of these loans required valuation allowances, totaling $75 thousand, which are included within the overall allowance for loan losses at December 31, 1996. Residential mortgages and consumer loans and leases outside the scope of SFAS 114 are collectively evaluated for impairment. Average impaired loans during 1996 were approximately $17.0 million, and the amount of cash basis interest income recognized on these loans was $.8 million.

    As of December 31, 1995, $22.5 million of loans were impaired within the scope of SFAS 114 and were carried on a non-accrual basis. Approximately 87% of these loans were measured for impairment using the fair value of collateral, while the remaining 13% were measured using the present value of the expected future cash flows discounted at the loan's effective rate. As a result of these measurements, approximately $5.9 million of these loans required valuation allowances, totaling $1.1 million, which were included within the overall allowance for loan losses at December 31, 1995. Average impaired loans during 1995 were approximately $27.0 million, and the amount of cash basis interest income recognized on these loans was $1.1 million.

NOTE 6 - PREMISES AND EQUIPMENT

    The following is a summary of premises and equipment at December 31,

(in thousands)                                              1996        1995
                                                         ---------------------
Land ..................................................  $ 15,599     $ 13,725
Bank Premises .........................................    40,861       40,655
Leasehold Improvements ................................    13,915        8,803
Equipment .............................................    44,278       40,567
                                                         ---------------------
                                                          114,653      103,750
Accumulated Depreciation and Amortization .............   (49,123)     (43,365)
                                                         ---------------------
                                                         $ 65,530     $ 60,385
                                                         =====================

NOTE 7 - FEDERAL FUNDS PURCHASED & SECURITIES SOLD UNDER AGREEMENTS TO
REPURCHASE

    The following is a summary of federal funds purchased and securities sold under agreements to repurchase at and for the years ended December 31,

(dollars in thousands)                                                1996             1995            1994
                                                                   ------------------------------------------
Federal Funds Purchased
    Period End Balance ..........................................  $     --         $     --         $ 20,000
    Maximum Amount Outstanding at Any Month End .................    90,000           60,000           25,000
    Average Outstanding Balance .................................    34,756           11,133            5,032
    Weighted Average Interest Rate Paid .........................      5.51%            5.89%            5.47%
    Weighted Average Interest Rate at Year End ..................        --               --             6.00%
Securities Sold Under Agreements to Repurchase - Short Term
    Period End Balance ..........................................  $201,289         $428,369         $226,875
    Maximum Amount Outstanding at Any Month End .................   541,126          645,869          561,701
    Average Outstanding Balance .................................   314,267          275,455          373,166
    Weighted Average Interest Rate Paid .........................      5.36%            5.95%            4.26%
    Weighted Average Interest Rate at Year End ..................      5.42%            5.84%            4.99%
Securities Sold Under Agreements to Repurchase - Long Term
    Period End Balance ..........................................  $420,500         $214,000         $     --
    Maximum Amount Outstanding at Any Month End .................   420,500          214,000               --
    Average Outstanding Balance .................................   261,937           63,805               --
    Weighted Average Interest Rate Paid .........................      6.13%            6.06%              --
    Weighted Average Interest Rate at Year End ..................      5.96%            5.97%              --

    At December 31, 1996, securities sold under agreements to repurchase, classified as short term in the above table, have remaining maturities less than 90 days. At December 31, 1996, securities sold under agreement to repurchase, classified as long-term in the above table, have remaining maturities ranging from one to five years.

    Qualifying repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the broker may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell to the Company substantially similar securities at the maturity of the agreements.

NOTE 8 - OTHER BORROWINGS

    During 1994, the Company issued a $25.0 million, 7.56% Senior Note (the "Note") due April 20, 1999. The Note imposes certain restrictions on the Company. These restrictions include, but are not limited to, the maintenance of certain capital levels, limitations on the payment of dividends, limitations on the repurchase of common stock, and additionally, the Note contains certain prepayment penalties. At December 31, 1996, the Company was in compliance with the covenants of the Note.

    At December 31, 1996 and 1995, the Company had $10 million in long-term Federal Home Loan Bank advances outstanding. These advances bear an interest rate of 10% and mature on April 28, 1999.

    During 1996, the Company had entered into short-term borrowing arrangements with Federal Home Loan Bank. At December 31, 1996 and 1995, there were no amounts outstanding. Average borrowings during 1996 were $3.9 million at a weighted average interest rate of 5.70%. The maximum outstanding at any month end during 1996 was $50 million.

    The Bank has arrangements with various correspondent banks providing short-term credit for regulatory liquidity requirements. These lines of credit aggregated $145.0 million and $135.0 million at December 31, 1996 and 1995, respectively.

NOTE 9 - COMPANY-OBLIGATED MANDATORILY REDEEMABLE CAPITAL SECURITIES OF SUBSIDIARY TRUST

    On December 31, 1996, the Company issued through its wholly-owned statutory business trust subsidiary, Capital Trust, $100 million of 8.70% Capital Trust Pass-Through Securities ("Capital Securities") and received proceeds of $99.6 million. The cost of the issuance, consisting principally of underwriting discounts and professional fees of approximately $1.4 million, was borne by the Company. Capital Trust was formed on December 23, 1996 with an initial capitalization in common stock of $3.1 million and for the exclusive purpose of issuing the Capital Securities and using the proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are due at maturity on December 15, 2026, are non-callable at any time in whole or in part prior to December 15, 2006, except in certain circumstances, but may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity. Similarly, the Capital Securities are subject contemporaneously with the redemption features of the Debt Securities. The Company has the right to defer payments of interest on the Debt Securities from time to time for a period not exceeding ten consecutive semi-annual periods.

    The Capital Securities qualify as Tier I capital for regulatory capital purposes. The costs associated with the issuance have been capitalized and are being amortized using the straight-line method to maturity.

NOTE 10 - INCOME TAXES

    The components of the consolidated income tax provision is shown below for the years ended December 31,

(in thousands)                                  1996         1995       1994
                                               -------------------------------
Current Tax Expense .........................  $44,384     $41,285     $28,527
Deferred Tax Expense ........................    5,446       8,565       4,825
Change in Valuation Allowance ...............        -           -      (6,850)
                                               -------------------------------
Income Tax Provision ........................  $49,830     $49,850     $26,502
                                               ===============================

    The following table reconciles the statutory U.S. Federal tax rate to the effective tax rate on income before income taxes for the years ended December 31,

RECONCILIATION OF STATUTORY RATE TO EFFECTIVE RATE

                                                                       1996    1995    1994
                                                                      ---------------------
Federal Income Tax Expense at Statutory Rates ......................  35.00%  35.00%  35.00%
Increase/(Reduction) Resulting from:
    State and Local Income Taxes, Net of Federal Income Tax Benefit    6.49    8.11    8.55
    Tax Exempt Interest, net .......................................  (1.67)   (.88)  (1.47)
    Nondeductible Merger Related Restructure Charges ...............   2.73       -     .50
    Accretion/Amortization of Purchase Accounting
      Premiums and Discounts .......................................    .15    (.01)    .10
    Amortization of Intangible Assets ..............................    .96     .50     .39
    Recapture of Tax Bad Debt Reserve Due to Metro Merger ..........      -       -    4.22
    Change in Valuation Allowance ..................................      -       -   (9.85)
    Other, Net .....................................................    .72    (.18)    .67
                                                                      ---------------------
Effective Income Tax Rate ..........................................  44.38%  42.54%  38.11%
                                                                      =====================

    The components of the net deferred tax asset are included in "Other Assets" in the accompanying consolidated balance sheets at December 31, and are as follows:

(in thousands)                                                          1996            1995
                                                                     -------------------------
Deferred Tax Assets

    Allowance for Loan Losses .....................................  $ 20,955         $ 23,215
    Unrealized Loss on Securities Available-for-Sale ..............     1,986               --
    Excess of Tax Basis Over Book Basis-Other Real Estate .........       559              567
    Deferred Compensation and Other Employee Benefit Plans ........     3,059            2,437
    Deductible Merger Related Restructure Charges .................     3,633              979
    Other .........................................................     1,665            2,467
                                                                     -------------------------
      Gross Deferred Tax Asset ....................................  $ 31,857         $ 29,665
    Valuation Allowance ...........................................    (4,567)          (4,567)
                                                                     -------------------------
      Deferred Tax Asset ..........................................  $ 27,290         $ 25,098
                                                                     =========================
Deferred Tax Liability
    Tax Bad Debt Recapture ........................................  $( 2,682)        $( 4,185)
     Unrealized Gain on Securities Available-for-Sale .............        --           (3,525)
    Excess of Book Basis Over Tax Basis, Premises & Equipment .....    (1,767)          (1,325)
    Other .........................................................    (1,840)          (1,547)
                                                                     -------------------------
      Gross Deferred Tax Liability ................................  $( 6,289)        $(10,582)
                                                                     -------------------------
       Net Deferred Tax Asset .....................................  $ 21,001         $ 14,516
                                                                     =========================

    During 1996, the Company's valuation allowance remained at $4.6 million as it continues to reserve for a portion of the New York State and City deferred tax assets due to uncertainties of realization since state and city law do not provide for the utilization of net operating loss carryforwards or carrybacks. Management anticipates that the realization of the net deferred tax asset of $21.0 million at December 31, 1996 is more likely than not, based on existing carryback ability, available tax planning strategies and projected future taxable income.

NOTE 11 - RETIREMENT AND OTHER EMPLOYEE BENEFITS PLANS

RETIREMENT PLANS

     The Company maintains a retirement plan (the "Plan") covering substantially all of its full-time employees. Participants accrue a benefit each year equal to five percent of their annual compensation, as defined, plus a rate of interest based on one-year Treasury Bill rates, credited quarterly. Plan assets are invested in a diversified portfolio of fixed income securities, mutual funds and equity securities. The Company contributes to the Plan an amount sufficient to meet Employee Retirement Income Security Act ("ERISA") funding standards. The following table sets forth the funded status of the Plan, and amounts recognized in the accompanying consolidated financial statements.

(in thousands)                                                   1996       1995
                                                              -------------------
Actuarial Present Value of Accumulated Benefit Obligation:
   Vested Benefits ........................................   $(20,874)  $(17,676)
   Non-Vested Benefits ....................................     (1,933)      (452)
                                                              -------------------
Accumulated Benefit Obligation ............................    (22,807)   (18,128)
Effect of Projected Future Compensation Levels ............       (230)      (400)
                                                              -------------------
Projected Benefit Obligation ..............................    (23,037)   (18,528)
Plan Assets at Fair Value .................................     22,978     18,344
                                                              -------------------
Plan Assets Less than Projected Benefit Obligation ........        (59)      (184)
Unrecognized Net Asset Value Existing at Plan Year End ....       (330)      (394)
Unrecognized Net Loss .....................................      3,314      4,573
Unrecognized Prior Service Cost ...........................     (2,536)    (2,787)
                                                              -------------------
Prepaid Pension Cost ......................................   $    389   $  1,208
                                                              ===================

(in thousands)                                       1996      1995      1994
                                                    -------------------------
Components of Net Periodic Pension Expense:
  Service Cost-Benefits Earned During the Year ...  $  991   $  834   $   710
  Interest Cost on Projected Benefit Obligation ..   1,297    1,268     1,188
  Net Amortization and Deferral ..................     470    1,630    (1,685)
                                                    -------------------------
                                                    $2,758   $3,732   $   213
Less Actual Return on Plan Assets ................   2,089    2,954      (184)
                                                    -------------------------
   Net Periodic Pension Expense ..................  $  669   $  778   $   397
                                                    =========================
Assumptions Used in Actuarial Computations were:

    Weighted Average Discount Rate ...............    7.75%    7.25%     8.50%
    Rate of Increase in Future Compensation Levels    4.50%    4.50%     4.50%
    Expected Long-Term rate of Return on Assets ..    8.50%    8.50%     8.50%

    North Side maintained a retirement plan covering substantially all of its full-time employees, subject to certain limitations. Benefits under this plan are based on years of service and the highest level of compensation during a specific period. Subject to approval by various agencies, the North Side plan will be merged into the Company's plan with the Company's plan being the successor plan.

    The following table sets forth the funded status of the North Side plan, and amounts recognized in the accompanying consolidated financial statements at the valuation dates of September 30.

(in thousands)                                                       1996             1995
                                                                  -------------------------
Actuarial Present Value of Accumulated Benefit Obligation:
   Vested Benefits .............................................  $(15,701)        $(14,057)
   Non-Vested Benefits .........................................      (542)            (542)
                                                                  -------------------------
Accumulated Benefit Obligation .................................   (16,243)         (14,599)
Effect of Projected Future Compensation Levels .................    (1,355)          (1,352)
                                                                  -------------------------
Projected Benefit Obligation ...................................   (17,598)         (15,951)
Plan Assets at Fair Value ......................................    21,802           18,768
                                                                  -------------------------
Plan Assets in Excess of Projected Benefit Obligation ..........     4,204            2,817
Unrecognized Net Liability Existing at Plan Year End ...........     2,011              465
Unrecognized Net Gain ..........................................    (5,958)          (2,922)
Unrecognized Prior Service Cost ................................      (120)            (268)
                                                                  -------------------------
Prepaid Pension Cost ...........................................  $    137         $     92
                                                                  =========================

(in thousands)                                               1996             1995            1994
                                                          -----------------------------------------
Components of Net Periodic Pension Expense:
  Service Cost-Benefits Earned During the Year .........  $   450          $   412          $   512
  Interest Cost on Projected Benefit Obligation ........    1,155            1,145            1,109
  Net Amortization and Deferral ........................     (193)             (82)             (60)
                                                          -----------------------------------------
                                                          $ 1,412          $ 1,475          $ 1,561
Less Actual Return on Plan Assets ......................    1,457            1,261            1,340
                                                          -----------------------------------------
   Net Periodic Pension (Credit)/Expense ...............  $(   45)         $   214          $   221
                                                          =========================================
Assumptions Used in Actuarial Computations were:

    Weighted Average Discount Rate .....................     7.50%            8.25%            7.00%
    Rate of Increase in Future Compensation Levels .....     5.50%            6.00%            5.50%
    Expected Long-Term rate of Return on Assets ........     8.00%            8.00%            8.00%

    The Company maintains a supplemental retirement plan which restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The actuarial present value of the accumulated benefit obligation and the projected benefit obligation, which are unfunded, was $45 thousand at December 31, 1996 and $164 thousand at December 31, 1995. Net periodic pension expense incurred in 1996, 1995 and 1994, for the supplemental retirement plan was $11 thousand, $33 thousand and $40 thousand, respectively. The weighted average discount rate utilized to determine the projected benefit obligation was 7.75% for 1996, 7.25% for 1995 and 8.50% for 1994. The assumed rate of future compensation increases was 4.50% for 1996, 1995, and 1994.

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

    The following table sets forth information related to the Company's postretirement benefit obligations at December 31,

(in thousands)                                               1996        1995
                                                           -------------------
Accumulated Post Retirement Benefit Obligation
Retirees and Beneficiaries Eligible for Benefits ........  $ 6,413     $ 6,719
Active Employees  Fully Eligible for Benefits ...........    1,278       1,149
                                                           -------------------
     Accumulated Post Retirement Benefit Obligation .....    7,691       7,868
Unrecognized Transition Obligation ......................   (3,298)     (3,506)
Unrecognized Prior Service Cost .........................      684         723
Unrecognized Net Loss ...................................   (1,885)     (2,229)
                                                           -------------------
Accrued Post Retirement Benefit Obligation ..............  $ 3,192     $ 2,856
                                                           ===================

    The weighted average discount rate utilized to determine the accumulated postretirement benefit obligation was 7.75% and 7.25% in 1996 and 1995, respectively. The assumed rate of future compensation increases was 5.50% for both years. The weighted average discount rate utilized to determine the net periodic postretirement benefits expense was 7.25% and 8.50% for 1996 and 1995, respectively.

    In measuring the APBO, an 8.00% annual trend rate for health care costs was assumed for the year ended December 31, 1996. These rates are assumed to decline ratably to 5.5% through 2010, and remain at that level thereafter. However, for retirees after November 1, 1992, no increases in the annual trend rate are assumed for after 1997. If the assumed health care cost trend rate changed by 1%, the APBO at December 31, 1996 would change by 6.5%. The effect of a 1% change in the health care cost trend rate on the service and interest cost components of net periodic postretirement benefits expense would be a change of 6.3%.

    The net periodic postretirement benefits expense for the years ended December 31, consisted of the following:

(in thousands)                                                                                 1996         1995           1994
                                                                                           ---------------------------------------
Service Cost (Benefits Earned During the Year) ..........................................  $    85        $    73        $     159
Interest Cost on Accumulated Post Retirement Benefit Obligation .........................      561            528              640
Amortization of Transition Obligation, Net Loss and Unrecognized Prior Service Cost .....      258            154              263
                                                                                           ---------------------------------------
   Net Periodic Post Retirement Benefits Expense ........................................  $   904        $   755        $   1,062
                                                                                           =======================================

401-(k) SAVINGS PLAN

    The Company maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the savings plan after completing one year of service. Under the provisions of the savings plan, employee contributions are partially matched by the Company. This matching is fully vested for employees participating at the inception date of the plan, however, the matching vests for all other plan participants 25% per year beginning the second year of participation. Participant account balances are invested at the direction of the participant into one or more investment funds, including a fund which invests in shares of the Company's common stock. North Side also had a qualified 401(k) savings plan for its employees in which North Side matched a portion of the employee's contribution. Upon merger, all North Side plan participants became fully vested in their account balances. Subject to receipt of a favorable determination letter from the Internal Revenue Service, the North Side plan will be merged into the Company's plan with the Company's plan being the successor plan. The aggregate expense of the plans was $1.2 million, and $1.0 million, and $1.1 million for the years ended 1996, 1995 and 1994, respectively.

NOTE 12 - COMMON STOCK PLANS

1987 LONG TERM INCENTIVE PLAN

    The plan provided for two types of awards, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards were granted to employees by the Compensation and Stock Committee of the Board of Directors ("Compensation Committee"). The maximum aggregate number of shares of common stock which could have been issued under the plan, either as restricted stock awards or non-qualified stock options, was 400,000 shares. The value of restricted stock awarded under the plan is reflected as deferred compensation at fair market value of the shares at the date of grant, and amortized as additional compensation expense over the years the restrictions lapse, which is generally 33 1/3% per year from years five to seven after the grant date. The Compensation Committee, in its sole discretion, may also accelerate the removal of any or all restrictions. If the Company is a party to a merger, consolidation, sale of substantially all assets or similar transaction and, as a result, the common stock is exchanged for stock of another corporation, cash or other consideration, all restrictions on restricted stock awarded under the plan and then outstanding, will lapse and cease to be effective, as of the day on which such corporate change is consummated. At December 31, 1996, no shares remain unissued.

1989 EXECUTIVE MANAGEMENT COMPENSATION PLAN

    The plan provides for two types of awards, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to executive officers by the Compensation Committee. The maximum aggregate number of shares of common stock which may be issued under the plan, either as restricted stock awards or non-qualified stock options is 460,000 shares. Each non-qualified stock option awarded under the plan shall vest and become exercisable with respect to 20% of the shares subject to the option on the first anniversary of the date of grant. Thereafter, each option shall vest and become exercisable with respect to an additional 20% of the original shares subject to the option on each consecutive anniversary of the date of grant. Restricted stock awarded under the plan contains similar restrictions as those issued under the 1987 Long Term Incentive Plan. The Compensation Committee, in its sole discretion, may also accelerate the removal of any or all restrictions. If the Company is a party to a merger, consolidation, sale of substantially all assets or similar transaction and, as a result, the common stock is exchanged for stock of another corporation, cash or other consideration, all restrictions on unvested options outstanding and restricted stock awarded under the plan and then outstanding, will lapse and cease to be effective, as of the day on which such corporate change is consummated. The right to grant awards under the plan will terminate upon the earlier of December 31, 1999, or the issuance of a number of shares equal to the maximum aggregate number reserved for issuance under the plan. At December 31, 1996, 2,618 shares remain authorized and unissued.

1994 KEY EMPLOYEE STOCK PLAN

    The plan provides for three types of awards, incentive stock options, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to employees by the Compensation Committee. In 1996, shareholders approved an amendment to the Plan to increase the number of shares issuable thereunder from 700,000 to 1,200,000 shares, with no more than 400,000 authorized for restricted stock. Restricted stock awarded under the plan contains similar restrictions as those under the 1987 Long Term Incentive Plan. The Compensation Committee, in its sole discretion, may also accelerate the removal of any or all restrictions. If the Company is a party to a merger, consolidation, sale of substantially all assets or similar transaction and, as a result, the common stock is exchanged for stock of another corporation, cash or other consideration, all restrictions on unvested options outstanding and restricted stock awarded under the plan and then outstanding will lapse and cease to be effective, as of the day on which such corporate change is consummated. At December 31, 1996, 317,967 shares remain authorized and unissued.

METRO STOCK PLANS - PRE-MERGER

    Metro maintained several incentive stock option and non-qualified stock option plans for its officers, directors and key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant and were exercisable over a ten year period from the date of grant. Pursuant to the merger agreement, options outstanding under these plans were converted into 739,038 options on the Company's stock at exercise prices of $2.38 and $10.57 based on the merger exchange ratio of 1.645. At December 31, 1996, 13,748 options at an exercise price of $2.38 remained outstanding. Also, Metro had a Stock Appreciation Rights Plan (SAR) under which participants became fully vested at the date of merger. Compensation expense recorded for these SAR's in 1994 was $2.0 million.

NORTH SIDE STOCK PLANS - PRE-MERGER

    North Side maintained several incentive stock option and non-qualified stock option plans for its officers and key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant. Options awarded under the plans vested and became exercisable with respect to 20% of the shares per year beginning on the first anniversary of each grant and were exercisable over a ten year period from the date of grant. Pursuant to the merger agreement, options outstanding under these plans were converted into 174,021 options on the Company's stock at exercise prices ranging from $5.55 and $18.64 based on the merger exchange ratio of
1.556. Also, North Side had a Management Development and Recognition Plan (the "Plan") under which key employees participated in awards in the form of common stock held in trusts by the Plan for the benefit of participants pending the vesting of such shares. Participants under the Plan became fully vested at the merger date. Compensation expense recognized under the Plan was $566 thousand in 1996, $94 thousand in 1995 and $100 thousand in 1994.

    The following is a summary of the activity in the stock option plans for the three year period ended December 31, 1996.

                                                       1996                           1995                            1994
                                        --------------------------------------------------------------------------------------------
                                                            WEIGHTED                         WEIGHTED                      WEIGHTED
                                                            AVERAGE                          AVERAGE                       AVERAGE
                                                            EXERCISE                         EXERCISE                      EXERCISE
                                        OPTIONS (1)          PRICE         OPTIONS            PRICE         OPTIONS         PRICE
                                        --------------------------------------------------------------------------------------------
Outstanding at beginning of year .....   1,349,452         $   12.88      2,044,853         $   10.13      1,782,295       $    8.66
Granted ..............................     551,092         $   26.45         80,132         $   13.94        521,856       $   13.13
Exercised ............................    (610,371)        $   12.06       (716,167)        $    4.74       (225,944)      $    4.32
Canceled .............................     (10,827)        $   15.27        (59,366)        $   17.94        (33,354)      $   17.71
                                        --------------------------------------------------------------------------------------------
Outstanding at end of year ...........   1,279,346         $   19.09      1,349,452         $   12.88      2,044,853       $   10.13
                                        ============================================================================================
Options exercisable at year end ......   1,044,012         $   17.04      1,021,593         $   13.23      1,530,413       $    9.32
                                        ============================================================================================

----------
(1) Includes 1995 performance awards that were granted in January 1996 and 1996 performance awards that were granted in December 1996.

    The following is a summary of the information concerning currently outstanding and exercisable options as of December 31, 1996:

                                  Options                                      Options
                                Outstanding                                  Exercisable
---------------------------------------------------------------     ---------------------------
                                        Weighted      Weighted                         Weighted
     Range of                            Average       Average                          Average
     Exercise            Options        Remaining     Exercise        Options          Exercise
      Prices           Outstanding         Life         Price       Exercisable          Price
---------------------------------------------------------------     ---------------------------
  $2.38 - $14.75          471,935          6.7        $   11.18        470,435        $   11.18
 $15.00 - $24.44          577,111          5.4        $   19.72        502,977        $   20.14
 $27.06 - $34.00          230,300         10.0        $   33.73         70,600        $   34.00
---------------------------------------------------------------     ---------------------------
  $2.38 - $34.00        1,279,346          6.7        $   19.09      1,044,012        $   17.04
===============================================================     ===========================

    The following is a summary of the activity in the restricted stock plans for the three-year period ended December 31, 1996:

                                                      1996                         1995                           1994
                                         ---------------------------------------------------------------------------------------
                                                          WEIGHTED                      WEIGHTED                       WEIGHTED
                                                           AVERAGE                       AVERAGE                       AVERAGE
                                                            GRANT                         GRANT                         GRANT
                                          SHARES            PRICE        SHARES           PRICE        SHARES           PRICE
                                         ---------------------------------------------------------------------------------------
Outstanding at beginning of year ......  132,904         $   17.38       95,142         $   16.14      102,211         $   16.88
Granted ...............................  152,400         $   31.05       58,600         $   18.00       10,000         $   12.22
Vested ................................  (21,312)        $   19.14       (3,836)        $   16.83      (12,735)        $   18.79
Canceled ..............................   (2,500)        $   16.57      (17,002)        $   12.71       (4,334)        $   16.07
                                         ---------------------------------------------------------------------------------------
Outstanding at  year end ..............  261,492         $   25.21      132,904         $   17.38       95,142         $   16.14
                                         =======================================================================================

    The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock awards. Had compensation expense for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced by approximately $3.2 million, or $.10 per share in 1996 and $68 thousand, with no earnings per share impact in 1995. The fair value of the options granted during 1996 and 1995 were estimated at $9.30 and $4.66, respectively, on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used in calculating the fair value of the options granted during 1996: dividend yield 2.75%, volatility of 42.8%, risk-free interest rate of 5.80%, no assumed forfeiture and an expected life of six years. The following assumptions were used in calculating the fair value of the options granted during 1995: dividend yield 2.75%, volatility of 40%, risk-free interest rate of 7.27%, no assumed forfeiture and an expected life of six years.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    The Dividend Reinvestment and Stock Purchase Plan provides stockholders with a method of investing cash dividends and/or optional cash payments in additional common stock. Under the plan, cash dividends and/or optional cash payments can be used to purchase common stock without brokerage commission. The discount can be revised by the Board of Directors at its discretion. The amount of optional cash payment allowed in any month is restricted requiring a minimum optional cash payment of $200 per month and a maximum optional cash payment for participants of $15,000 regardless of the number of shares owned. At December 31, 1996, 341,723 shares remain authorized and unissued.

SHAREHOLDERS' RIGHTS PLAN AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Company maintains a shareholder rights plan. Each right under the plan entitles the holder, following the occurrence of certain events, to purchase a unit, consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a purchase price of $70 per unit, subject to adjustment. The rights will become exercisable and transferable apart from the common stock 10 days after the public announcement that a person or group has acquired 20% or more of the outstanding shares of common stock, 10 business days following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 25% or more of the outstanding shares of common stock, or 10 days after the Board of Directors has determined that any person has become the beneficial owner of a substantial amount (defined as 10% or greater) of the outstanding shares of common stock and that such beneficial ownership is adverse to the Company in certain specified respects. Rights held by such an acquiring person or persons may thereafter become void. Under certain circumstances, a right may become a right to purchase common stock or assets of the Company or common stock of an acquiring corporation at a substantial discount. Under certain circumstances, the Company may redeem the rights for $.01 per right. The rights will expire at the close of business on March 13, 1999 unless earlier redeemed or exchanged by the Company.

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

NOTE 13 - PARENT COMPANY ONLY


CONDENSED FINANCIAL STATEMENTS

(in thousands)
CONDENSED BALANCE SHEETS DECEMBER 31,                                           1996            1995
                                                                            ------------------------
ASSETS
Deposits with Bank Subsidiary ............................................  $    771        $    330
Deposits with Other Financial Institutions ...............................       160             234
Securities Purchased Under Agreements to Resell with Bank Subsidiary .....   148,000          10,000
Securities Available-for-Sale ............................................    10,871           9,248
Investment in Subsidiaries ...............................................   428,336         429,893
Intangible Assets ........................................................     7,291           7,731
Other Assets .............................................................     1,773             755
                                                                            ------------------------
   Total Assets ..........................................................  $597,202        $458,191
                                                                            ========================
LIABILITIES AND STOCKHOLDERS' EQUITY

Junior Subordinated Debt Securities  (See Note 9) ........................  $102,737        $     --
Senior Notes Payable .....................................................    25,000          25,000
Dividends Payable ........................................................     8,112           3,726
Other Liabilities ........................................................     3,822           3,336
Stockholders' Equity .....................................................   457,531         426,129
                                                                            ------------------------
    Total Liabilities & Stockholders' Equity .............................  $597,202        $458,191
                                                                            ========================

(in thousands)
CONDENSED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,               1996            1995            1994
                                                                          ----------------------------------------
INCOME
Dividends from Subsidiaries ............................................  $ 70,839         $ 4,210         $ 8,875
Net Securities Gains ...................................................     2,685           5,041           1,109
Other ..................................................................     1,113             745             345
                                                                          ----------------------------------------
 Total Income ..........................................................    74,637           9,996          10,329
                                                                          ----------------------------------------
EXPENSE

Interest on Borrowings .................................................     1,913           1,901           2,095
Compensation and Employee Benefits .....................................       495             113             172
Amortization of Intangible Assets ......................................       440             440             440
Merger Related Restructure Charge ......................................        --              --           1,122
Prepayment Penalty-Senior Notes Payable ................................        --              --             877
Other Expenses .........................................................     1,000           1,149           1,370
                                                                          ----------------------------------------
 Total Expenses ........................................................     3,848           3,603           6,076
                                                                          ----------------------------------------
   Income before Income Taxes and Equity in Undistributed Earnings
        of Subsidiaries ................................................    70,789           6,393           4,253
Income Tax (Benefit)/Expense ...........................................       (52)          1,022          (1,388)
Equity in Undistributed Earnings of Subsidiaries
  Bank Subsidiary ......................................................    (7,867)         61,886          37,088
  Non-Bank Subsidiaries ................................................      (532)             85             310
                                                                          ----------------------------------------
   Net Income ..........................................................  $ 62,442        $ 67,342        $ 43,039
                                                                          ========================================

CONDENSED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,            1996             1995             1994
                                                                           -------------------------------------------
(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income ..............................................................  $  62,442         $ 67,342         $ 43,039
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:
  Depreciation and Amortization .........................................        487              147              245
  Amortization of Intangible Assets .....................................        440              440              440
  Equity in Undistributed Earnings of Subsidiaries ......................      8,399          (61,971)         (37,398)
  Net Securities Gains ..................................................     (2,685)          (5,041)          (1,109)
  Other, Net ............................................................       (359)             479            1,236
                                                                           -------------------------------------------
    Net Cash Provided  by Operating Activities ..........................     68,724            1,396            6,453
                                                                           -------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sales of Securities Available-for-Sale ..................     16,083           20,963            3,819
  Purchases of Securities Available-for-Sale ............................    (23,822)         (16,152)         (10,266)
  Investment in Capital Trust ...........................................     (3,100)              --               --
                                                                           -------------------------------------------
    Net Cash (Used in)/Provided by Investing Activities .................    (10,839)           4,811           (6,447)
                                                                           -------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of Treasury Shares ...........................................    (22,566)          (1,316)             (35)
  Common Stock Sold for Cash ............................................     23,485           11,297            3,696
  Dividends Paid to Shareholders ........................................    (23,174)         (15,435)          (7,605)
  Proceeds from the Issuance of Junior Subordinate Debt Securities ......    102,737               --               --
  Proceeds from the Issuance of Senior Notes Payable ....................         --               --           25,000
  Repayments of Senior Notes Payable ....................................         --               --          (20,000)
  Repayment of Other Borrowings .........................................         --               --           (3,250)
                                                                           -------------------------------------------
    Net Cash Provided by/(Used in) Financing Activities .................     80,482           (5,454)          (2,194)
                                                                           -------------------------------------------
    Net Increase/(Decrease) in Cash and Cash Equivalents ................    138,367              753           (2,188)
Cash and Cash Equivalents at Beginning of Year ..........................     10,564            9,811           12,665
Metro Activity for the Three Months Ended December 31, 1993 .............         --               --             (666)
                                                                           -------------------------------------------
Cash and Cash Equivalents at End of Year ................................  $ 148,931         $ 10,564         $  9,811
                                                                           ===========================================

NOTE 14 - REGULATORY MATTERS

    The Company and the Bank are subject to the risk based capital guidelines administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines currently require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier 1 capital to total risk weighted assets of 4% and a Tier 1 capital to average assets of 4%. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1996, the most recent notification from the federal banking regulators categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and is not subject to any written order, agreement or directive. There are no conditions or events since such notifications that management believes have changed this classification.

    The following table sets forth the Company's regulatory capital at December 31, 1996, under the rules applicable at such date. At such date, management believes that the Company meets all capital adequacy requirements to which it is subject.

(dollars in thousands)                      Amount      Ratio
                                          --------------------
Tier 1 Capital .........................  $  478,091    15.12%
Regulatory Requirement .................     126,475     4.00%
                                          --------------------
Excess .................................  $  351,616    11.12%
                                          ====================
Total Risk Adjusted Capital ............  $  517,791    16.38%
Regulatory Requirement .................     252,949     8.00%
                                          --------------------
Excess .................................  $  264,842     8.38%
                                          ====================
Risk Weighted Assets ...................  $3,161,863
                                          ==========

    The Company's leverage ratio at December 31, 1996 was 8.61%. The Tier 1, total risk based and leverage capital ratios of the Bank were 11.09%, 12.34% and 6.30%, respectively, at December 31, 1996.

    Dividends from the Bank to the Company are limited by the regulations of the New York State Banking Department to the Bank's current year's earnings plus the prior two years' retained net profits. The Bank's dividend capability at January 1, 1997, pursuant to the regulations, was $55.6 million.

    On September 30, 1996, Legislation was passed that empowered the Federal Deposit Insurance Corporation to impose a special assessment on "SAIF-Assessable Deposits" of depository institutions in order to recapitalize the Savings Association Insurance Fund ("SAIF"). Certain of the Bank's deposit liabilities acquired in previous thrift acquisitions are insured under the SAIF fund (SAIF insured deposits at December 31, 1996 were approximately $1.2 billion). As a result of maintaining deposits in the SAIF, the Bank is considered an OAKAR institution and, therefore, qualified for a reduced one-time special assessment rate of 52.6 basis points per $100 of insured SAIF assessable deposits as of March 31, 1995. During the third quarter of 1996, the Bank recognized a non-recurring one-time charge of $8.4 million.

NOTE 15 - OTHER COMMITMENTS AND CONTINGENT LIABILITIES

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

     The notional principal amount of the off-balance sheet financial instruments at December 31, are as follows:

                                                                                     1996                     1995
                                                                            CONTRACT OR NOTIONAL      Contract or Notional
(in thousands)                                                                     AMOUNT                    Amount
                                                                            ----------------------------------------------
Financial instruments whose contract amounts represent credit risk :
  Commitments to extend credit .....................................              $306,310                 $192,977
  Standby letters of credit ........................................                16,892                   13,468

(b) LEASE COMMITMENTS

     At December 31, 1996, the Company was obligated under a number of non-cancelable leases for land and buildings that expire at various dates through August 2016. Minimum annual rental commitments, exclusive of taxes and other charges, under non-cancelable leases are summarized as follows:

Year Ended December 31 :                                               Minimum
(in thousands)                                                         Rentals
                                                                       -------
      1997 ..........................................................  $4,362
      1998 ..........................................................   3,709
      1999 ..........................................................   2,960
      2000 ..........................................................   2,308
      2001 ..........................................................   2,049
Thereafter ..........................................................   9,839

     Rent expense for the years ended December 31, 1996, 1995 and 1994 amounted to $3.5 million, $2.5 million and $2.4 million, respectively.

(c) OTHER MATTERS

     The Bank is required to maintain balances with the Federal Reserve Bank of New York for reserve and clearing requirements. These balances averaged $37.4 million in 1996.

     The Company and its subsidiaries are subject to certain pending and threatened legal actions which arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on its financial condition or results of operations.

     The Bank, through various acquisitions by the Company of financial institutions which had previously converted from a mutual to a stock form savings bank, maintains liquidation accounts for each. Upon conversion, a liquidation account is established for the benefit of all eligible account holders who continue to maintain their deposits at the Bank. In the event of a complete liquidation, each eligible account holder would be entitled to their interest in the liquidation account on a priority basis. The remaining aggregate balance in the liquidation accounts was $13.7 million and $15.9 million at December 31, 1996 and 1995, respectively.

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 "Disclosure about Fair Value of Financial Instruments" ("SFAS 107") requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. SFAS 107 has no effect on the financial position or results of operations in the current year or any future period. Furthermore, the fair values disclosed under SFAS 107 are not representative of the total value of the Company.

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

CASH, CASH EQUIVALENTS AND SECURITIES

     The carrying amounts for cash and cash equivalents are reasonable estimates of fair value. The fair value of securities is estimated based on quoted market prices as published by various quotation services, or if quoted market prices are not available, on dealer quotes. The following table presents the carrying value and estimated fair value of cash, cash equivalents and securities at December 31,

                                                               1996                              1995
                                                    -------------------------------------------------------------
                                                     CARRYING        ESTIMATED         Carrying        Estimated
(in thousands)                                        AMOUNT         FAIR VALUE         Amount         Fair Value
                                                    -------------------------------------------------------------
Cash and Cash Equivalents .......................   $  267,663       $  267,663       $  148,809       $  148,809
Securities Held-to-Maturity .....................    1,300,115        1,293,472        1,084,829        1,075,481
Securities Available-for-Sale ...................      857,391          857,391        1,150,510        1,150,510
                                                    -------------------------------------------------------------
  Total Cash, Cash Equivalents and Securities ...   $2,425,169       $2,418,526       $2,384,148       $2,374,800
                                                    =============================================================

LOANS

     Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing loans is calculated by discounting the estimated cash flows through its expected maturity or repricing using the current rates at which similar loans would be made to borrowers with similar credit risks. For non-performing loans, the present value is separately discounted consistent with management's assumptions in evaluating the adequacy of the allowance for loan losses. The following table presents the carrying value and the estimated fair value of the loan portfolio as of December 31, 1996 and 1995.

                             1996                             1995
                  --------------------------------------------------------------
                   CARRYING        ESTIMATED         Carrying        Estimated
(in thousands)      AMOUNT         FAIR VALUE         Amount         Fair Value
                  --------------------------------------------------------------
Gross Loans ....  $3,194,086       $3,170,157       $2,419,300       $2,402,038
                  ==============================================================

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

                                                              1996                              1995
                                                   -------------------------------------------------------------
                                                     CARRYING       ESTIMATED         Carrying        Estimated
(in thousands)                                        AMOUNT        FAIR VALUE         Amount         Fair Value
                                                   -------------------------------------------------------------
Demand Deposits ................................   $  734,907       $  734,907       $  488,156       $  488,156
Savings, N.O.W. and Money Market ...............    1,974,570        1,974,570        1,813,382        1,813,382
Certificates of Deposit ........................    1,760,033        1,777,680        1,438,182        1,450,459
Borrowings with terms of 90 days or less .......      201,289          201,289          428,369          428,369
Borrowings with terms greater than 90 days .....      455,500          456,635          249,000          250,337
                                                   -------------------------------------------------------------
    Total Deposit Liabilities and Borrowings ...   $5,126,299       $5,145,081       $4,417,089       $4,430,703
                                                   =============================================================

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

     At December 31, 1996 and 1995, there was no significant unrealized appreciation or depreciation on these financial instruments.

INTEREST RATE CAP, FLOOR AND SWAP AGREEMENTS

     The Company had no interest rate swap or cap contracts outstanding at December 31, 1996 and 1995.

NOTE 17 - ACCOUNTING DEVELOPMENTS

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

     In June 1996, the FASB issued Statement of Financial Accounting Standard No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes the financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

     The provisions of SFAS 125 are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted. Management is currently assessing the financial implications of implementing SFAS 125 and believes that the adoption will not have a material adverse effect on its financial condition or results of operations.

                                                    INDEPENDENT AUDITORS' REPORT

[LOGO] KPMG Peat Marwick LLP

To the Stockholders and Board of Directors of North Fork Bancorporation, Inc.:

     We have audited the accompanying consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1996 and 1995, the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries at December 31, 1996 and 1995, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in the notes to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, at various dates during the periods covered by the consolidated financial statements.


KPMG PEAT MARWICK LLP

New York, New York
January 21, 1997


                                                            REPORT OF MANAGEMENT

   Management of North Fork Bancorporation, Inc. is responsible for the preparation, content and integrity of the consolidated financial statements and all other information whether audited or unaudited in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, where necessary, are based on management's best estimates and judgment. The financial information contained elsewhere in this annual report is consistent with that contained in the consolidated financial statements.

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


/s/ John Adam Kanas

John Adam Kanas
Chairman, President and Chief Executive Officer


/s/ Daniel M. Healy

Daniel M. Healy
Executive Vice President and Chief Financial Officer

CORPORATE INFORMATION


EXECUTIVE INFORMATION
John Adam Kanas
Chairman, President & Chief Financial Officer

John Bohlsen
Vice Chairman

Thomas M. O'Brien
Vice Chairman

Daniel M. Healy
Executive Vice President & Chief Financial Officer

Anthony J. Abate
Senior Vice President & Corporate Secretary


BOARD OF DIRECTORS
John Adam Kanas, Chairman
John Bohlsen, Vice Chairman
Thomas M O'Brien, Vice Chairman
Allan C. Dickerson
Irvin L. Cherashore
Lloyd A. Gerard
James F. Reeves
James H. Rich, Jr.
George H. Rowsom
Dr. Kurt Schmeller
Raymond W. Terry, Jr.

EXECUTIVE OFFICES
275 Broad Hollow Road
Melville, N.Y.  11764

SHAREHOLDER INFORMATION

INVESTOR RELATIONS
Shareholders seeking information about North Fork Bancorporation or the annual report pursuant to Section 112 of the FDIC Improvement Act of 1991 are directed to contact the Corporate Secretary's office, North Fork Bancorporation, Inc., 275 Broad Hollow Road, Melville, New York 11747, (516) 298-5000.

SHAREHOLDER ACCOUNT INQUIRIES
Shareholders who wish to change the name, address or ownership of stock, consolidate accounts, eliminate duplicate mailings or replace lost certificates or dividend checks, should contact the Stock Registrar and Transfer Agent at the address and phone number listed.

DIVIDEND SERVICES
Dividend Reinvestment Plan--The Dividend Reinvestment Plan provides shareholders with a convenient means to acquire additional shares of stock through reinvesting dividends and/or making optional cash payments without a brokerage commission or service charges.

Direct Deposit of Cash Dividends--Direct deposit provides a safe, timesaving method of receiving cash dividends. Shareholders can automatically have their dividends deposited on the date of payment into a checking, savings, or money market account at any financial institution which provides Automated Clearing House services.

Information regarding these services can be obtained by contacting the Transfer Agent or North Fork's Corporate Secretary's Office.

STOCK REGISTRAR AND TRANSFER AGENT
First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, New Jersey   07303-2500
(201) 324-0313
E-mail Address:  FCTC@EM.FCNBD.COM

STOCK LISTING
North Fork Bancorporation, Inc. is traded on the New York Stock Exchange under the symbol
NFB. Newspaper stock listings: North Fork Bcp or
NO FK BC.

ANNUAL MEETING
The annual meeting of shareholders will be held on Tuesday, April 22, 1997, 10:00 a.m. at the
Marriott Windwatch Hotel, 1717 Motor Parkway,
Hauppauge, New York 11788.