Form 10-K405, Exhibit 13
period 1997-12-31
NORTH FORK BANCORPORATION INC
filed 1998-03-17
CIK 352510

                        --------------------------------

                                   NORTH FORK
                                 BANCORPORATION

                                   ----------

                                      1997
                                 ANNUAL REPORT

                        --------------------------------

CORPORATE PROFILE

Headquartered in Melville, New York, North Fork Bancorporation, Inc. (NYSE:NFB), the commercial bank holding company for North Fork Bank and Branford Savings Bank, which operates 85 branch locations in the states of New York and Connecticut.

North Fork continues to focus on providing superior customer service while remaining the most efficient bank in the Nation and among the top ten most profitable banks. In addition to personal, commercial and financial services, North Fork offers its customers the convenience of telephone banking through the Telephone Express Banking Center, as well as, brokerage services through Compass Investment Services Corp.

At December 31, 1997, North Fork has a pending acquisition with New York Bancorp that would increase its size to $10.1 billion in assets and 108 branch locations.

                                 [Map omitted]

FINANCIAL HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31,                             1997          1996
                                                       -------------------------
(in thousands, except ratios and per share amounts)

Net Interest Income ................................   $  278,351    $  230,946
Provision for Loan Losses ..........................        6,000         6,800
Non-Interest Income ................................       35,397        29,245
Net Securities Gains ...............................        6,227         1,878
Merger Related Restructure Charge ..................           --        21,613
SAIF Recapitalization Charge .......................           --         8,350
Other Non-Interest Expense .........................      122,736       113,034
Net Income .........................................      119,310        62,442
Return on Average Total Assets (b) .................         1.86%         1.55%
Return on Average Stockholders' Equity (b) .........        23.65%        19.85%
Net Interest Margin ................................         4.69%         4.50%
Core Efficiency Ratio ..............................        38.14%        42.53%

Per Share:

Net Income-Basic (c) ...............................   $     1.81    $      .98
Net Income-Diluted (c) .............................         1.80           .97
Dividends (d) ......................................         .575          .425
Book Value (e) .....................................         8.90          7.05
Market Value of the Company at Year End ............   $    33.75    $    17.82

At December 31,

Loans, Net of Unearned Income ......................   $3,700,020    $3,171,525
Securities Available-for-Sale ......................    1,660,714       857,391
Securities Held-to-Maturity ........................    1,118,468     1,300,115
Total Assets .......................................    6,829,432     5,750,527
Total Deposits .....................................    4,637,191     4,469,510
Capital Securities .................................      199,264        99,637
Stockholders' Equity ...............................      601,826       457,531
Tier I Capital Ratio ...............................        16.67%        15.12%
Risk Adjusted Capital Ratio ........................        18.61%        16.38%
Leverage Ratio .....................................        10.08%         8.61%

(a) On December 31, 1996, North Side Savings Bank ("North Side") was merged with and into the Company. The merger has been accounted for as a pooling-of-interests and, accordingly, the financial results for all periods reported have been retroactively restated to include North Side (See Note 2(a) of Notes to Consolidated Financial Statements.)
(b) Excludes the effect of the non-recurring SAIF Recapitalization and the Merger Related Restructure charges for 1996. The actual return on average total assets was 1.13% and the actual return on average stockholders' equity was 14.48% for 1996.
(c) Diluted net income per share exclusive of the non-recurring SAIF Recapitalization and Merger Related Restructure charges was $1.33 for 1996.
(d) Dividends per share represent amounts for the Company, exclusive of North Side for 1996.
(e) Based on actual shares outstanding of 67,616,348 and 64,892,430 at December 31, 1997 and 1996, respectively.

[BAR GRAPH OMITTED]

[BAR GRAPH OMITTED]

[BAR GRAPH OMITTED]


1 NORTH FORK BANCORPORATION

                                 [PHOTO OMITTED]
     President's
Message

OUR COMPANY'S PRAGMATIC APPROACH TOWARDS MARKET EXPANSION CONTINUED to produce superior economic results during 1997. Net income rose by 39% to $119.3 million or $1.80 per share from $85.6 million or $1.33 per share adjusted retroactively for a 2 for 1 stock split declared on February 25, 1997. Fueled by this performance and buoyed by continued economic growth in the tri-state region, North Fork Bancorporation's market capitalization rose to over $2 billion this past year and is expected to eclipse $3 billion upon the closing of our newest acquisition, New York Bancorp, in the first quarter of 1998. The achievement of these new milestones continues to lift our Company's profile in the New York market and serves to distinguish it as a recognized market leader. A 24% return on equity, coupled with a 1.9% return on assets, establishes North Fork Bancorporation once again as being among the country's top performing bank holding companies.

On their face, these economic results serve as a "report card" for our combined work efforts in the past 12 months. As is usually true, however; the more colorful and telling parts of our story can be found by examining the details leading up to and culminating in these new benchmarks.

The North Side Savings Bank acquisition was totally integrated into the core bank over the last year. As expected, access to these new markets helped push the whole company to outperform our already aggressive expectations. Owing measurably to that acquisition, and to our expansion strategy, loans grew by more than 16% during 1997 while non-interest bearing demand balances rose over 23% to over $900 million at year end. Spurred on by aggressive incentive compensation programs,


2 NORTH FORK BANCORPORATION
our retail bankers took these new markets by storm, armed with highly competitive products and services never before available to these new customers. This infectious attitude of teamwork, prevalent in our entire organization, spread quickly to our newly-acquainted co-workers in the Bronx and Queens as they cooperatively helped us to produce a 38% core efficiency ratio for all of 1997. Further validating this effort, non-interest income rose 21% during the period while non-interest expense climbed by 8.6%.

--------------------------------------------------------------------------------
A 24% RETURN ON EQUITY COUPLED WITH A 1.9% RETURN ON ASSETS ESTABLISHES NORTH FORK BANCORPORATION ONCE AGAIN AS BEING AMONG THE COUNTRY'S TOP PERFORMING BANK HOLDING COMPANIES.
--------------------------------------------------------------------------------

It is fully expected that the yield from these new markets will continue to grow as we gain familiarity with them and our momentum grows. We will continue to expand this portion of our franchise, as well as our core market area on Long Island, by selectively adding traditional branches as well as by continuing to augment our delivery system through less traditional means.

The big news for 1997 arrived with the announcement in October of our acquisition of New York Bancorp, parent company for Home Federal Savings Bank headquartered in Douglaston, Queens. Expected to close by the end of March 1998, Home will add thirty-five branch offices to our network which will total 120 locations. The usual opportunities for cost savings and revenue improvements from this new purchase are even further enhanced by several unique opportunities it brings along. Nine of Homes' branches are located in supermarkets throughout our market area which will provide yet another convenient delivery mechanism to all of North Fork's customers. Home has proven a highly efficient company on its own, providing its nearly 220,000 customers with several unique and clever loan and deposit products. These products will now be available to North Fork's entire customer base. Finally, Home brings us nine locations in Brooklyn, a market we have sought after in the past and one we believe represents fertile territory for the expansion of our unique brand of commercial banking service.

Our first experience in venturing out of New York State manifested itself in the form of our purchase of Branford Savings Bank in Branford, Connecticut in late December. This relatively small transaction will serve as a platform for our entry into the coveted banking market of New England, using technology and electronic delivery systems to their fullest. We expect to launch our unique marketing approach into that market early in the second quarter this year.

While the pundits muse and wait around for the shoe to drop on this seemingly flawless economic expansion, we intend to move cautiously, yet decisively, to expand our enviable franchise both within our footprint and contiguous to it. We remain inspired by the endless stream of change enveloping ours and related industries. The invaluable experience our management team has acquired along the way renders them uniquely qualified to compete successfully in the new age of banking.


/s/ John Adam Kanas

John Adam Kanas
Chairman, President and
Chief Executive Officer

                                 [PHOTO OMITTED]
     Consumer
Banking

HAVING ASSIMILATED SEVENTEEN new banking branches through the North Side acquisition, retail banking grew dramatically in the past 12 months. The Bronx, our newest frontier, added a new dimension to our network which was expanded further by opening a de novo location in the South Bronx in July. Significant time and energy was devoted to improving upon and enhancing our newly acquired branches adding night drops, ATMs and other user friendly conveniences designed to enhance consumer service and encourage commercial banking clients to these locations.

--------------------------------------------------------------------------------
SIGNIFICANT TIME AND ENERGY WAS DEVOTED TO IMPROVING UPON AND ENHANCING OUR NEWLY ACQUIRED BRANCHES.
--------------------------------------------------------------------------------

As a result, demand balances from our traditional branches grew to over $900 million, exceeding our targeted budget by $126 million. Over 2,400 technical and sales training sessions were completed by our new employees, helping to ready them for the highly competitive world of commercial banking.

Private banking was developed this past year, growing out of our Manhattan customer base and aimed at tending to the specific service needs of specialized segments of that marketplace. Nearly $10 million in new deposits have already been added by this new effort along with several dozen new relationships that have been attracted to our bank because of this service. Augmenting our New York City effort, we also intend to add our second Manhattan branch location on West 72nd Street and Broadway. A spring 1998 opening is expected.

Through retail banking our company reaches out to give back to our communities moral as well as financial support to a host of charities and good will efforts. Holding itself out as a major sponsor several times during the year, our company helped to channel millions of dollars back into the communities it serves. Hundreds of our employees extend thousands of individual efforts throughout the year in the furtherance of this goal.


4 NORTH FORK BANCORPORATION

UNDER THE UMBRELLA of what was formerly referred to as the bank's trust division, an emerging new business is taking shape before our eyes. In total, $8.3 million in fee income was contributed to the company's income this year from the Financial Services area. Investment management and trust as well as our discount brokerage company and our insurance division all underwent remarkable growth in 1997.

--------------------------------------------------------------------------------
IN TOTAL $8.3 MILLION IN FEE INCOME WAS CONTRIBUTED TO THE COMPANY'S INCOME.
--------------------------------------------------------------------------------

With over $650 million of investments being managed for our customers, this component of financial services contributed $2.2 million in fee income. As a result of this effort, new relationships are constantly being forged with attorneys, accountants and other professionals, as well as directly with high net worth individuals that continue to perpetuate further profitable opportunities for this as well as all other service areas of the bank. Our recent expansion into Manhattan continues to quicken the pace of growth in this area which is expected to be further accelerated by the opening of a second Manhattan office in 1998.

Compass, our discount brokerage company, sold over $100 million in alternative investment products in 1997. Because of the Home Federal and Branford acquisitions, we expect this volume to exceed $150 million in 1998. $5.3 million in fee income was contributed by Compass last year.

First Settler Corp., the bank's insurance agency subsidiary, acts as a conduit for the sale of all insurance products. Over $800,000 in fees came from this activity in 1997. Serious efforts are under consideration to dramatically expand this activity in the near future. As the lines separating the financial needs of our widely varied customer base continue to blur, the need to become much more proactive in this area is evident. We expect to announce significant new initiatives in the insurance arena in the first half of the coming year.

                                                                       Financial
                                                                  Services
                                 [PHOTO OMITTED]

                                 [PHOTO OMITTED]
     Commercial
Lending

LEVERAGING OFF OUR newly acquired customer base and expanded geographic reach, commercial and industrial loans grew by 25% in 1997. A contingent of seventeen sales managers have exclusive responsibility to work in conjunction with our retail customer relationship managers in order to cultivate this highly profitable but labor intensive sector of our business. We continued to reap the benefit of money center bank consolidations in Nassau and Suffolk counties as significant gains in market share were recorded during the past twelve months. Simultaneously, over two hundred new commercial borrowing relationships were added in Queens, Westchester and Manhattan as our highly targeted business development efforts helped us further penetrate these lucrative markets.

--------------------------------------------------------------------------------
WE CONTINUE TO REAP THE BENEFIT OF MONEY CENTER BANK CONSOLIDATIONS IN NASSAU AND SUFFOLK COUNTIES.
--------------------------------------------------------------------------------

Revenues from our newly formed Trade Finance Department more than doubled this year, attesting to the successful efforts of our experienced staff as well as to the obvious opportunities that lie ahead in this area. We established trade relationships with over 300 banks around the world this past year and intend to employ these new partnerships to aggressively market trade finance services to a growing population of commercial customers in and around the New York City market.

Competitive pressures in the commercial lending area continue to mount in the tri-state region as a growing pool of investable dollars pursue a finite number of worthwhile opportunities. As such, we will continue to invoke a cautious and deliberate attitude toward this business.


6 NORTH FORK BANCORPORATION

NORTH FORK BANK CONTINUED to lead the way towards the development of specifically designed and somewhat less traditional banking products and services within our marketplace during this past year. Having developed a set of unique cash management products ideally suited for our commercial customers, income from this area nearly doubled in 1997 with sales amounting to $1.3 million. Our ability to provide this menu of PC based products continues to give a meaningful competitive advantage over our larger as well as our smaller competitors. We are vigorously expanding the sale of these products into Queens and the Bronx where our reception has been remarkable. These products were enhanced throughout the year by adding new capabilities such as Inter-Day Balance and Activity Reports by fax and touch-tone telephone.

--------------------------------------------------------------------------------
OUR ABILITY TO PROVIDE THIS MENU OF PC BASED PRODUCTS CONTINUES TO GIVE US MEANINGFUL COMPETITIVE ADVANTAGE.
--------------------------------------------------------------------------------

Further distinguishing ourselves from the competition, we successfully designed and implemented PC based programs specifically designed to fit the needs of the many landlords already using other services of the bank. As a result, tenant security balances have grown 80% to over $21 million and are targeted to double again in the coming year.

Many of these same developments have aided us in cultivating our correspondent and municipal banking capabilities. With 240 financial institutions as customers, $1 million in fee income was earned in correspondent banking while balances generated from municipal relationships exceeded $225 million.

Customer needs in this arena are expanding exponentially. Our highly capable technical staff, complemented by sales oriented customer service representatives, form an impressive team of professionals destined to compound our success in the Corporate Products area.

                                                                       Corporate
                                                                 Products
                                 [PHOTO OMITTED]

                                 [PHOTO OMITTED]
     The
Future

While many of our competitors are tripping over each other in a desperate attempt to be first at something, we at North Fork Bank continue to encourage a more focused and less frenzied attitude toward our future. With over one half million customer relationships, the key to increased success in our business lies within our ability to assess carefully our customer's specific needs and move quickly and accurately to fill those needs profitably.

--------------------------------------------------------------------------------
WHILE SOME WOULD ARGUE THAT TECHNOLOGY IS LEADING THE WAY IN THE FINANCIAL SERVICE BUSINESS, WE BELIEVE THE CUSTOMER IS LEADING THAT WAY.
--------------------------------------------------------------------------------

While some would argue that technology is leading the way in the financial service business, we believe the customer is leading that way. Staying away from "bleeding edge" efforts to fill a need that may not even exist, we have chosen a somewhat more conservative approach by using technology to stay close to our customers. Rather than force change into the laps of our customers, we take great pains and spare no effort to put technology into the hands of our employees, thereby improving upon their delivery capability while preserving a user friendly atmosphere.

Elaborate experiments are being undertaken by forward thinking institutions ranging from supermarket branches to banking in cyberspace. Debit card access, bill paying capabilities, investment management and the sales of a wider variety of insurance instruments will undoubtedly play an increasingly important role in the future of all successful institutions. As a result of the growing efficiency of electronic technology, the development of these products, as well as the technical systems to support them, are within reach of all financial institutions regardless of size. We at North Fork Bank believe that size, though significant, is secondary to the commitment of a team of managers who have the capability to analyze accurately the probability of success from a confusing list of choices. The managers of North Fork Bank possess that capability.


8 NORTH FORK BANCORPORATION

SELECTED FINANCIAL DATA

Selected financial data for each of the years in the five year period ended December 31, 1997 are set forth below. The Company's consolidated financial statements and notes thereto as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, are included elsewhere herein. All prior years' financial information has been conformed to the current year presentation.


(in thousands, except ratios and per share amounts)         1997          1996          1995(1)         1994(1)         1993(1)
                                                      ----------------------------------------------------------------------
Statement of Income Data:
Interest Income (tax equivalent basis)(2) .........   $  491,929    $  409,125    $  334,462      $  296,924      $  290,534
Interest Expense ..................................      206,170       174,361       140,399         112,576         117,153
                                                      ----------------------------------------------------------------------
Net Interest Income (tax equivalent basis) ........      285,759       234,764       194,063         184,348         173,381
Less: Tax Equivalent Adjustment ...................        7,408         3,818         1,970           1,862           1,489
                                                      ----------------------------------------------------------------------
  Net Interest Income .............................      278,351       230,946       192,093         182,486         171,892
Provision for Loan Losses .........................        6,000         6,800        11,825           6,825          26,608
Non-Interest Income ...............................       35,397        29,245        23,010          21,674          21,868
Net Securities Gains/(Losses) .....................        6,227         1,878         6,734          (9,189)          1,321
Other Real Estate Expense .........................          240           753         1,255           4,929          25,246
Other Non-Interest Expense ........................      122,496       112,281        91,565          99,338         117,316
Merger Related Restructure Charge .................           --        21,613            --          14,338              --
SAIF Recapitalization Charge ......................           --         8,350            --              --              --
                                                      ----------------------------------------------------------------------
  Income Before Income Taxes ......................      191,239       112,272       117,192          69,541          25,911
Provision for Income Taxes ........................       71,929        49,830        49,850          26,502          13,015
                                                      ----------------------------------------------------------------------
  Net Income ......................................   $  119,310    $   62,442    $   67,342      $   43,039      $   12,896
                                                      ======================================================================
Average Balance Sheet Data:
Securities ........................................   $2,674,517    $2,386,493    $1,874,624      $1,832,327      $1,675,583
Loans, net of unearned income .....................    3,397,753     2,778,663     2,358,636       2,313,419       2,288,712
Total Assets ......................................    6,426,991     5,518,016     4,470,920       4,417,627       4,315,839
Total Deposits ....................................    4,484,109     4,373,570     3,634,149       3,600,686       3,671,336
Federal Funds Purchased and Securities Sold Under
  Agreements to Repurchase ........................    1,180,153       610,960       350,393         378,198         220,120
Other Borrowings ..................................       47,603        38,934        36,397          49,044          36,559
Capital Securities ................................      105,646           281            --              --              --
Stockholders' Equity ..............................      504,559       431,376       389,095         338,826         304,108

Balance Sheet Data at December 31:
Securities ........................................    2,779,182     2,157,506     2,235,339       1,766,235       1,782,271
Loans, net of unearned income .....................    3,700,020     3,171,525     2,400,282       2,303,920       2,128,808
Total Assets ......................................    6,829,432     5,750,527     4,890,866       4,258,827       4,268,034
Total Deposits ....................................    4,637,191     4,469,510     3,739,720       3,538,768       3,633,619
Federal Funds Purchased and Securities Sold Under
  Agreements to Repurchase ........................    1,263,705       621,789       642,369         246,875         255,643
Other Borrowings ..................................       36,000        35,000        35,000          75,000          33,000
Capital Securities ................................      199,264        99,637            --              --              --
Stockholders' Equity ..............................   $  601,826    $  457,531    $  426,129      $  355,921      $  314,263

Per Share:(4)
Net Income-Basic(3) ...............................   $     1.81    $      .98    $     1.05      $      .72      $      .22
Net Income-Diluted(3) .............................   $     1.80    $      .97    $     1.05      $      .69      $      .21
Cash Dividends(5) .................................   $     .575    $     .425    $     .275      $     .175      $       --
Dividend Payout Ratio(5) ..........................           32%           36%           26%             25%             --
Book Value at December 31 .........................   $     8.90    $     7.05    $     6.60      $     5.84      $     5.28
Market Price at December 31 .......................   $    33.75    $    17.82    $    12.63      $     6.88      $     6.44

Selected Ratios:
Return on Average Total Assets(3) .................         1.86%         1.13%         1.51%            .97%            .30%
Return on Average Stockholders' Equity(3) .........        23.65%        14.48%        17.31%          12.70%           4.24%
Core Efficiency Ratio(6) ..........................        38.14%        42.53%        42.18%          48.22%          55.97%
Net Interest Margin ...............................         4.69%         4.50%         4.56%           4.38%           4.26%
Average Stockholders' Equity to Average Assets ....         7.85%         7.82%         8.70%           7.67%           7.05%
Tier I Capital Ratio ..............................        16.67%        15.12%        15.64%          14.44%          12.25%
Risk Adjusted Capital Ratio .......................        18.61%        16.38%        16.90%          15.71%          13.52%
Leverage Ratio ....................................        10.08%         8.61%         8.25%           7.73%           6.56%
Allowance for Loan Losses/Non-Performing Loans ....          362%          265%          151%            109%             89%
Non-Performing Assets to Total Assets .............          .29%          .39%          .92%           1.62%           2.26%

Weighted Average Shares-Basic(4) ..................       65,914        63,640        63,945          59,855          58,638

Weighted Average Shares-Diluted(4) ................       66,395        64,277        64,431          62,312          61,126

Number of Branch Offices of the Company ...........           85            82            67              63              52

(1) On December 31, 1996, North Side Savings Bank ("North Side") was merged with and into the Company. On November 30, 1994, Metro Bancshares Inc. ("Metro") was merged with and into the Company. These mergers have been accounted for as pooling-of-interests transactions and, accordingly, the financial results for all prior periods reported have been retroactively restated to include North Side and Metro.
(2) Interest income on a tax equivalent basis includes the additional amount of interest income that would have been earned if the Company's investment in state and municipal obligations, preferred stock issues, and tax-exempt loans had been made in investment securities and loans subject to New York State and City, and Federal income taxes yielding the same after tax income.
(3) Diluted net income per share exclusive of the non-recurring SAIF Recapitalization and Merger Related Restructure charges was $1.33 for 1996. The return on average total assets and the return on average stockholders' equity, as adjusted for the aforementioned charges, would have been 1.55% and 19.85%, respectively.
(4) Amounts have been restated to give effect for the 2-for-1 common stock split issued on May 15, 1997.
(5) Cash dividends and the dividend payout ratios have not been restated for the mergers with North Side and Metro.
(6) The core efficiency ratio is defined as the ratio of non-interest expense net of other real estate expenses and other non-recurring charges, to net interest income on a tax equivalent basis and other non-interest income net of net securities gains/(losses).


9 NORTH FORK BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS

      This section presents management's discussion and analysis of the consolidated results of operations and financial condition of North Fork Bancorporation, Inc. (the "Company"), a $6.8 billion multi-bank holding company. The Company's primary bank subsidiary, North Fork Bank ("North Fork"), operates through 80 full-service retail banking facilities located in the metropolitan New York area. In December 1997, the Company purchased and continues to operate as a separate banking subsidiary, Branford Savings Bank ("Branford"), a Connecticut charted savings bank. In December 1996, North Side Savings Bank ("North Side"), was merged with and into the Company. The North Side merger was accounted for as a pooling-of-interests transaction. Accordingly, the financial results for all prior year periods reported in the accompanying management's discussion and analysis include the results of North Side.

      The discussion and analysis that follows should be read in conjunction with the consolidated financial statements and supplementary data contained elsewhere in this 1997 Annual Report to Shareholders.

OVERVIEW

During 1997, the Company reported substantial achievements in all key measures of operating performance, highlighted by record earnings of $119.3 million or diluted earnings per share of $1.80. Return on average total assets and return on average stockholders' equity , which ranks among the industry's highest performers, were 1.9% and 23.7%, respectively. The Company's core efficiency ratio declined to 38.1% in 1997, as compared to 42.5% during 1996, demonstrating once again, management's ability to successfully assimilate significant acquisitions in a timely and efficient manner.

      Loans outstanding totaled $3.7 billion at December 31, 1997, an increase of $521 million, or 16% from 1996 year-end levels, as demand remained strong. Performance of the Company's loan portfolio remained solid as demonstrated by a 10% decline in non-performing assets to $20.0 million and asset quality ratios of net charge-offs to total loans and allowance for loan losses to non-performing loans of .20% and 362%, respectively, at December 31, 1997.

      Demand deposits increased 23% to $905.7 million and represent 19.5% of total deposits at December 31, 1997, as compared to $734.9 million or 16.4% of total deposits at December 31, 1996.

      The 1997 acquisition of Branford represents the Company's first out-of-market transaction and will provide the Company with an expanded geographic presence through which to offer its full complement of financial services products. At December 31, 1997, Branford had total assets of $179 million, deposits of $160 million, stockholders' equity of $16.6 million, and operates through five branches in the Connecticut County of New Haven.

      In October 1997, the Company entered into an agreement and plan of merger with New York Bancorp, the parent company of Home Federal Savings Bank ("Home Federal"), whereby it would acquire New York Bancorp in a stock-for-stock exchange. New York Bancorp had total assets of $3.3 billion, net loans of $2.0 billion, deposits of $1.7 billion, and stockholders' equity of $178 million at December 31, 1997 (see Note 2 of the Consolidated Financial Statements). Home Federal operates 35 branch offices throughout Kings, Queens, Richmond, Nassau and Suffolk counties. This transaction is scheduled to close March 27, 1998 and will provide approximately 220 thousand new customers and a much sought after presence in the Brooklyn market area with its nine branch locations.

      In anticipation of its merger with New York Bancorp, the Company enhanced its regulatory capital ratios through the issuance of $100 million of 8.0% Capital Pass-Through Securities ("Capital Securities") in December 1997. At December 31, 1997, the Company's total risk adjusted and leverage capital ratios were 18.61% and 10.08%, respectively.

      Additionally, during 1997 the Company issued a 2-for-1 common stock split, increased its quarterly dividend 20% to $.15 per share, and had its stock price increase by approximately 90%, resulting in a market capitalization in excess of $2 billion.


10 NORTH FORK BANCORPORATION

NET INTEREST INCOME

Net interest income, which represents the difference between interest earned on interest earning assets and interest incurred on interest bearing liabilities, is the Company's primary source of earnings. Net interest income is affected by the level and composition of assets, liabilities, and equity, as well as changes in market interest rates.

      Net interest income increased $47.5 million or 20.5% to $278.4 million in 1997, as compared to $230.9 million in 1996. This growth was achieved through a significant increase in the level and composition of average interest earning assets and an improvement in the net interest margin. The net interest margin on a taxable equivalent basis grew to 4.69% during 1997 when compared to 4.50% during 1996. Factors contributing to the widening of the net interest margin included: (a) a change in the composition combined with a significant increase in average interest earning assets; (b) higher levels of non-interest bearing customer deposit liabilities; (c) the issuance of $200 million in capital securities, of which $100 million was issued in December 1997; and (d) increased levels of capital. The positive impact of these factors was offset by an increase in the level of higher costing wholesale liabilities.

      Interest income increased $79.2 million or 19.5% to $484.5 million in 1997. This accomplishment is attributable to: (1) an $874.5 million or 16.8% increase in average interest earning assets to $6.1 billion in 1997 and; (2) a change in the composition of average interest earning assets as evidenced by the increase in yield on such assets to 8.07% in 1997 as compared to 7.84% during 1996.

      During 1997, management entered into a capital management strategy, whereby it leveraged its excess capital to generate additional net interest income. As a result of the increase in the level of interest earning assets, which were funded principally with repurchase agreements of varied maturities, additional net interest income was generated.

      Average loans, net of unearned income increased $619.1 million or 22.3% to $3.4 billion in 1997, representing 55.8% of average interest earning assets, as compared to 53.2% in 1996. This level of growth was achieved through continued strong demand in virtually all loan categories. The corresponding yield on average loans declined modestly to 8.80% in 1997 compared to 8.87% in 1996. Average loans, net of unearned income, represented 75.8% of average deposits in 1997 as compared to 63.5% in 1996.

      Average securities increased $288.0 million or 12.1% in 1997 with a corresponding increase in the overall yield on the securities portfolio to 7.17% as compared to 6.69% in 1996. These improvements during 1997 were achieved principally through the investment of the proceeds generated from the aforementioned leverage strategy into higher yielding securities, which reflected market interest rates at the time of investment.

      Interest expense increased to $206.2 million in 1997 reflecting an average cost of funds of 4.21% as compared with $174.4 million or 3.99% in 1996. This increase principally resulted from a $569.2 million increase in the level of average securities sold under agreements to repurchase. Overall interest expense was positively impacted by the modest decline in average customers savings and time deposit liabilities. The overall cost of funds on average savings and time deposits declined modestly to 3.60% in 1997 from 3.67% in 1996. Both interest bearing customer deposit liability levels and the corresponding cost of funds declined principally as a result of management implementing its pricing strategy on customer deposit liabilities assumed in its 1996 acquisitions.

      Average demand deposits increased $160.5 million or 24.6% in 1997. The growth in the level of demand deposits has resulted from management's emphasis on converting its acquired savings bank locations into full service commercial banking locations, and an emphasis on developing deposit relationships with its borrowers. At December 31, 1997, demand deposits represented 19.5% of total deposits as compared to 16.4% at December 31, 1996.


11 NORTH FORK BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

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


YEARS ENDED DECEMBER 31,                                 1997 VS. 1996                 1996 VS. 1995
                                               --------------------------------------------------------------
                                                                    CHANGE IN                       CHANGE IN
                                               AVERAGE  AVERAGE  NET INTEREST  AVERAGE  AVERAGE  NET INTEREST
(in thousands)                                  VOLUME     RATE        INCOME   VOLUME     RATE        INCOME
                                               --------------------------------------------------------------
Interest Income from Earning Assets:
Interest Earning Deposits..................... $   (80) $     6      $   (74)  $   113  $   (30)      $    83
Securities....................................  20,213   11,734       31,947    34,541    1,467        36,008
Loans, net of unearned income.................  54,524   (1,999)      52,525    37,386      (75)       37,311
Federal Funds Sold and Securities Purchased
  Under Agreements to Resell..................  (1,700)     106       (1,594)    1,400     (139)        1,261
                                               --------------------------------------------------------------
   Total Interest Income......................  72,957    9,847       82,804    73,440    1,223        74,663
                                               --------------------------------------------------------------
Interest Expense on Liabilities:
Savings, N.O.W. & Money Market Deposits.......  (1,136)  (1,516)      (2,652)    3,296   (2,322)          974
Time Deposits.................................      31   (1,599)      (1,568)   19,807     (819)       18,988
Federal Funds Purchased and Securities Sold
  Under Agreements to Repurchase..............  33,844    1,679       35,523    14,883   (1,015)       13,868
                                               --------------------------------------------------------------
Other Borrowings..............................     668     (162)         506       205      (73)          132
                                               --------------------------------------------------------------
   Total Interest Expense.....................  33,407   (1,598)      31,809    38,191   (4,229)       33,962
                                               --------------------------------------------------------------
Net Change in Net Interest Income............. $39,550  $11,445      $50,995   $35,249  $ 5,452       $40,701
                                               ==============================================================

(1)   The above table is presented on a tax equivalent basis.
(2)   Non-accrual loans are included in the average outstanding loan balances.


12 NORTH FORK BANCORPORATION

      The following table presents an analysis of net interest income by each major category of interest earning assets and interest bearing liabilities for the years ended December 31,

                                                       1997                            1996                          1995
                                        --------------------------------------------------------------------------------------------
                                           AVERAGE             AVERAGE     AVERAGE            AVERAGE     AVERAGE            AVERAGE
(dollars in thousands)                     BALANCE  INTEREST      RATE     BALANCE  INTEREST     RATE     BALANCE  INTEREST     RATE
Interest Earning Assets:
Interest Earning Deposits.............  $    2,718  $    146    5.37%   $    4,222  $    220    5.21%  $    2,126  $    137    6.44%
Securities Agreements.................   2,674,517   191,675    7.17%    2,386,493   159,728    6.69%   1,874,624   123,720    6.60%
Loans, net of unearned income(1)......   3,397,753   299,045    8.80%    2,778,663   246,520    8.87%   2,358,636   209,209    8.87%
Federal Funds Sold and Securities
  Purchased Under Agreements to Resell      19,394     1,063    5.48%       50,482     2,657    5.26%      24,098     1,396    5.80%
                                        --------------------            --------------------           --------------------
   Total Interest Earning Assets......   6,094,382   491,929    8.07%    5,219,860   409,125    7.84%   4,259,484   334,462    7.85%
                                                    --------                        --------                       --------
Non Interest Earning Assets:
Cash and Due from Banks...............     125,893                         141,648                         99,941
Other Assets(2).......................     206,716                         156,508                        111,495
                                        ----------                      ----------                     ----------
   Total Assets.......................  $6,426,991                      $5,518,016                     $4,470,920
                                        ==========                      ==========                     ==========

Interest Bearing Liabilities:
Savings, N.O.W & Money Market
  Deposits............................  $1,929,973  $ 42,478    2.20%   $1,980,540  $ 45,129    2.28%  $1,838,922  $ 44,155    2.40%
Time Deposits.........................   1,739,780    89,740    5.16%    1,739,192    91,309    5.25%   1,362,092    72,321    5.31%
                                        --------------------            --------------------           --------------------
Total Savings and Time Deposits.......   3,669,753   132,218    3.60%    3,719,732   136,438    3.67%   3,201,014   116,476    3.64%
Federal Funds Purchased and
  Securities Sold Under Agreements
  to Repurchase.......................   1,180,153    70,319    5.96%      610,960    34,796    5.70%     350,393    20,928    5.97%
Other Borrowings......................      47,603     3,633    7.63%       38,934     3,127    8.03%      36,397     2,995    8.23%
                                        --------------------            --------------------           --------------------
    Total Interest Bearing Liabilities   4,897,509   206,170    4.21%    4,369,626   174,361    3.99%   3,587,804   140,399    3.91%
                                                    --------                        --------                       --------
Rate Spread...........................                          3.86%                           3.85%                          3.94%

Non-Interest Bearing Liabilities:
Demand Deposits.......................     814,356                         653,838                        433,135
Other Liabilities.....................     104,921                          62,895                         60,886
                                        ----------                      ----------                     ----------
    Total Liabilities.................   5,816,786                       5,086,359                      4,081,825
Capital Securities ...................     105,646                             281                             --
Stockholders' Equity..................     504,559                         431,376                        389,095
                                        ----------                      ----------                     ----------
    Total Liabilities and
    Stockholders' Equity..............  $6,426,991                      $5,518,016                     $4,470,920
                                        ==========                      ==========                     ==========

Net Interest Income and Net
  Interest Margin(3)..................               285,759    4.69%                234,764    4.50%               194,063    4.56%
Less: Tax Equivalent Adjustment.......                (7,408)                         (3,818)                        (1,970)
                                                    --------                        --------                       --------
  Net Interest Income.................              $278,351                        $230,946                       $192,093
                                                    ========                        ========                       ========

(1) For purposes of these computations, non-accrual loans are included in the average outstanding loan balances.
(2) For purposes of these computations, unrealized gains/(losses) on available-for-sale securities are recorded in other assets.
(3)   The above table is presented on a taxable equivalent basis.


13 NORTH FORK BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

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

      The Company's risk assessment program includes a coordinated approach to the management of liquidity, capital and interest rate risk. This risk assessment process is governed by policies and limits established by senior management which are reviewed and approved by the Asset/Liability Committee of the Board of Directors ("ALCO"). ALCO, comprised of members of senior management and the Board, meets periodically to evaluate the impact of changes in market interest rates on assets and liabilities, net interest margin, capital and liquidity, and to evaluate the Company's strategic plans. This approach also considers the impact of pending merger transactions, and the attendant impact on the Company's strategic plan. The balance sheet structure today and with New York Bancorp is primarily short-term with most assets and liabilities repricing or maturing in less than five years. Management monitors the sensitivity of net interest income by utilizing a dynamic simulation model complemented by traditional gap analysis. This approach also considers the impact of pending merger transactions, and the attendant impact on the Company's strategic plan. This model measures net interest income sensitivity and volatility to interest rate changes. This model involves a degree of estimation based on certain assumptions that management believes to be reasonable. Factors considered include actual maturities, estimated cash flows, repricing characteristics, deposit growth/retention and, primarily, the relative sensitivity of assets and liabilities to changes in market interest rates. Utilizing this process, management can project the impact of changes in interest rates on net interest income. This relative sensitivity is important to consider since the Company's core deposit base is not subject to the same degree of interest rate sensitivity as its assets. Core deposit costs are internally controlled and generally exhibit less sensitivity to changes in interest rates than the adjustable rate assets whose yields are based on external indices and change in concert with market interest rates. Management has established certain limits for the potential volatility of net interest income, assuming certain levels of change in market interest rates with the objective of maintaining a stable level of net interest income under various probable rate scenarios.


14 NORTH FORK BANCORPORATION

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

      Management's strategy, similar to that of New York Bancorp, is for the securities portfolios to maintain a short-weighted average life to minimize the exposure to future rises in interest rates and to provide cash flows that may be reinvested at current market interest rates. The combined weighted average lives of the held-to-maturity and available-for-sale securities portfolios at December 31, 1997 was 4.3 years. The portfolios of New York Bancorp are similar in nature with an identical weighted average life of 4.3 years.

      The following table reflects the repricing of the balance sheet, or "gap" position at December 31, 1997.

                                                    0-90        91-180        181-365           1-5        OVER 5
(dollars in thousands)                              DAYS          DAYS           DAYS         YEARS         YEARS          TOTAL
                                             -----------------------------------------------------------------------------------
Interest Earning Assets:

Interest Earning Deposits .................  $     7,787   $        --    $        --   $        --   $        --    $     7,787
Securities(1) .............................      312,614       165,443        331,329     1,594,733       347,094      2,751,213
Loans, net of unearned income(2)(3) .......      680,671       150,584        330,617     1,916,328       608,128      3,686,328
Federal Funds Sold and Securities Purchased
  Under Agreements to Resell ..............        4,000            --             --            --            --          4,000
                                             -----------------------------------------------------------------------------------
   Total Interest Earning Assets ..........  $ 1,005,072   $   316,027    $   661,946   $ 3,511,061   $   955,222    $ 6,449,328
                                             -----------------------------------------------------------------------------------
Interest Bearing Liabilities:
Savings, N.O.W. and Money Market
  Deposits(4) .............................  $    68,763   $    68,763    $   137,527   $   757,612   $   975,301    $ 2,007,966
Time Deposits .............................      640,857       344,747        253,506       483,972           493      1,723,575
Federal Funds Purchased and Securities
  Sold Under Agreements to Repurchase .....      121,355            --        200,000       942,350            --      1,263,705
Other Borrowings ..........................        1,000            --             --        35,000            --         36,000
                                             -----------------------------------------------------------------------------------
   Total Interest Bearing Liabilities .....  $   831,975   $   413,510    $   591,033   $ 2,218,934   $   975,794    $ 5,031,246
                                             -----------------------------------------------------------------------------------
Gap .......................................  $   173,097   $   (97,483)   $    70,913   $ 1,292,127   $   (20,572)
                                             -----------------------------------------------------------------------------------
Cumulative Difference Between
  Interest Earning Assets and
  Interest Bearing Liabilities ............  $   173,097   $    75,614    $   146,527   $ 1,438,654   $ 1,418,082
                                             ====================================================================
Cumulative Difference as a Percentage
  of Total Assets .........................        2.53%         1.11%          2.15%        21.07%        20.76%
                                             ====================================================================

(1) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) projected repayments of principal based upon experience. Amounts exclude the unrealized gains/(losses) on securities available-for-sale.
(2) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) management's estimate of principal prepayments.
(3)   Excludes non-accrual loans totaling $13.7 million.
(4) Estimated 60% of Money Market Deposit run-off in less than one year with the remaining balance withdrawn evenly through year three. Estimated 60% of Savings and N.O.W. deposit run-off in the first two years with remaining balance withdrawn evenly through five years.


15 NORTH FORK BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

      The tables that follow depict the amortized cost, contractual maturities and approximate weighted average yields (on a tax equivalent basis) of the held-to-maturity and available-for-sale securities portfolios at December 31, 1997, respectively:

Held-to-Maturity

                                                          U.S.
(dollars in thousands)            STATE &           GOVERNMENT
                                MUNICIPAL            AGENCIES'              OTHER
MATURITY                      OBLIGATIONS   YIELD  OBLIGATIONS  YIELD  SECURITIES  YIELD         TOTAL    YIELD
---------------------------------------------------------------------------------------------------------------
Within 1 Year ................   $ 10,121   6.28%     $     --     --    $     --     --    $   10,121    6.28%
After 1 But Within 5 Years ...     42,305   6.74%           96   8.87%      1,162   7.90%       43,563    6.78%
After 5 But Within 10 Years ..     61,837   6.99%           --     --       8,567   6.57%       70,404    6.94%
After 10 Years ...............        248   6.84%           --     --          --     --           248    6.84%
                               --------------------------------------------------------------------------------
   Subtotal ..................    114,511   6.83%           96   8.87%      9,729   6.73%      124,336    6.83%
Mortgage-Backed Securities ...         --     --            --     --          --     --       403,646    6.56%
CMO's ........................         --     --            --     --          --     --       590,486    6.75%
                               --------------------------------------------------------------------------------
   Total Securities ..........   $114,511   6.83%     $     96   8.87%   $  9,729   6.73%   $1,118,468    6.69%
                               ================================================================================

Available-for-Sale(1)
                                                          U.S.
(dollars in thousands)               U.S.           GOVERNMENT
                                 TREASURY            AGENCIES'              OTHER
MATURITY                       SECURITIES   YIELD  OBLIGATIONS  YIELD  SECURITIES  YIELD         TOTAL    YIELD
---------------------------------------------------------------------------------------------------------------
Within 1 Year ................   $ 12,235   5.92%     $     --     --    $     --     --    $   12,235    5.92%
After 1 But Within 5 Years ...     19,916   6.27%           --     --          --     --        19,916    6.27%
After 5 But Within 10 Years ..         --     --       136,441   7.34%         --     --       136,441    7.34%
Due After 10 Years ...........         --     --            --     --      58,784   9.83%       58,784    9.83%
                               --------------------------------------------------------------------------------
   Subtotal ..................     32,151   6.14%      136,441   7.34%     58,784   9.83%      227,376    7.81%
Mortgage-Backed Securities ...         --     --            --     --          --     --       686,574    7.11%
CMO's ........................         --     --            --     --          --     --       605,491    7.22%
Equity Securities ............         --     --            --     --          --     --       113,304    6.32%
                               --------------------------------------------------------------------------------
   Total Securities ..........   $ 32,151   6.14%     $136,441   7.34%   $ 58,784   9.83%   $1,632,745    7.17%
                               ================================================================================

(1)   Unrealized gains/(losses) have been excluded for presentation purposes.

      The following table presents the composition of the carrying value of the securities portfolio in each of the last three years at December 31,

(in thousands)                                    1997         1996         1995
                                            ------------------------------------
Mortgage-Backed Securities ..............   $1,096,278   $1,078,833   $1,414,953
CMO Private Issuances ...................    1,064,047      563,809      352,130
CMO Agency Issuances ....................      136,780      166,997      145,496
U.S. Government Agencies' Obligations ...      140,100       95,852      121,617
Equity Securities .......................      122,157       40,325       61,611
State & Municipal Obligations ...........      114,511      121,945       60,725
Other Securities ........................       72,190       12,755       58,664
U.S. Treasury Securities ................       33,119       76,990       20,143
                                            ------------------------------------
                                            $2,779,182   $2,157,506   $2,235,339
                                            ====================================

      The securities portfolio of New York Bancorp at December 31, 1997 which aggregated $1.1 billion, is comprised principally of mortgage backed securities and CMOs. Approximately, $505.4 million of New York Bancorp's portfolio was identified as available-for-sale with the balance of $619.4 million identified as held-to-maturity.


16 NORTH FORK BANCORPORATION

      The following are approximate contractual maturities and sensitivities to changes in interest rates of certain loans, exclusive of non-commercial real estate mortgages, consumer loans and leases and non-accrual loans as of December 31, 1997:

                                                                  MATURITY
                                             -------------------------------------------------
                                                           DUE AFTER
                                                             ONE BUT
                                             DUE WITHIN  WITHIN FIVE    DUE AFTER
(in thousands)                                 ONE YEAR        YEARS   FIVE YEARS        TOTAL
                                             -------------------------------------------------
Types of Loans:
  Mortgage Loans-Multi-family .............  $   74,524   $  875,598   $  219,177   $1,169,299
  Mortgage Loans-Commercial ...............     327,017      359,633      146,976      739,793
  Commercial and Industrial ...............     326,694       88,311       15,006      430,334
  Construction and Land Loans .............      41,035        2,023           --       43,058
                                             -------------------------------------------------
   Total ..................................    $675,760   $1,325,565   $  381,159   $2,382,484
                                             =================================================

Rate Provisions:
  Amounts with Fixed Interest Rates .......  $   70,762   $  802,043   $  369,294   $1,242,099
  Amounts with Adjustable Interest Rates ..     604,998      523,522       11,865    1,140,385
                                             -------------------------------------------------
   Total ..................................  $  675,760   $1,325,565   $  381,159   $2,382,484
                                             =================================================

      The following table shows the classification of the average daily deposits for each of the last three years ended December 31,

(in thousands)                                  1997          1996          1995
                                          --------------------------------------
Demand Deposits ......................    $  814,356    $  653,838    $  433,135
Savings Deposits .....................     1,406,018     1,470,781     1,437,412
N.O.W. and Money Market Deposits .....       523,955       509,759       401,510
Time Deposits ........................     1,739,780     1,739,192     1,362,092
                                          --------------------------------------
  Total Deposits .....................    $4,484,109    $4,373,570    $3,634,149
                                          ======================================

      The average cost of funds for time deposits were 5.16%, 5.25% and 5.31% for the period ended December 31, 1997, 1996, and 1995, respectively.

      At December 31, 1997, the remaining maturities of certificate of deposits in amounts of $100,000 and over were as follows:

(in thousands)                                                              1997
                                                                        --------
3 months and less ....................................................  $215,641
3 to 6 months ........................................................    38,296
6 to 12 months .......................................................    26,196
Greater than one year ................................................    58,008
                                                                        --------
                                                                        $338,141
                                                                        ========

LIQUIDITY

The objective of liquidity management is to ensure the availability of sufficient resources to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the ability to meet deposit withdrawals either on demand or at contractual maturity, to repay other borrowings as they mature and to make new loans and investments as opportunities arise.

      The Company's sources of liquidity include dividends from its subsidiaries, borrowings, and funds available through the capital markets. Dividends from the Company's primary subsidiary, North Fork Bank, are limited by New York State Banking Department regulations to the current year's earnings plus the prior two years' retained net profits. Pursuant to this regulation, North Fork Bank had $157.8 million of retained earnings available for dividends to the Company as of January 1, 1998.

      In December 1997, the Company enhanced its liquidity position and strengthened its regulatory capital ratios with the issuance of $100 million of 8.00% Capital Trust Pass-Through Securities ("Capital Securities") and received cash proceeds of $99.6 million. These securities, which mature on December 15, 2027, are non-callable at any time, in whole or in part, prior to December 15, 2007, except in certain circumstances. They may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity. The net cash proceeds from the issuance of these Capital Securities were invested by the Company in short-term repurchase agreements with North Fork, thereby providing North Fork with additional liquidity.


17 NORTH FORK BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

      The Company's bank subsidiaries have numerous sources of liquidity including loan and security principal repayments and maturities, lines-of-credit with other financial institutions, the ability to borrow under repurchase agreements utilizing their unpledged securities portfolio, the sale of securities from their available-for-sale portfolio, the securitization of loans within the portfolio, whole loan sales, and growth in their core deposit base.

      The Banks have the ability, as members of the Federal Home Loan Bank ("FHLB") system, to borrow $615.2 million on a secured basis, utilizing mortgage related loans and securities as collateral, for a term ranging from one day to ten years at both fixed and variable rates. As of December 31, 1997, North Fork had $10 million in such advances with an original maturity of greater than one year, and Branford had $1 million in short-term advances.

      The Company and its banking subsidiaries liquidity positions are monitored daily to ensure the maintenance of an optimum level and efficient use of available funds. Management believes that the Company and its banking subsidiaries both today and after its pending acquisition have sufficient liquidity to meet their operating requirements.

LOAN PORTFOLIO

The loan portfolio is concentrated primarily in loans secured by real estate in the New York metropolitan area. Loans outstanding totaled $3.7 billion at December 31, 1997, an increase of $520.6 million or 16.3% from the 1996 year end level of $3.2 billion. Approximately $114 million of this increase was acquired from Branford. Branford's loan portfolio was comprised primarily of residential and commercial mortgage loans. Aggregate loan growth during 1997 consisted of a 22.2% increase in multi-family mortgage loans to $1.2 billion, a 2.7% increase in residential mortgage loans to $1.0 billion, a 17.0% increase in commercial mortgage loans to $742.9 million, a 24.7% increase in commercial and industrial loans to $433.4 million, and a 42.4% increase in consumer loans and leases to $312.1 million at December 31, 1997. The Company's loan portfolio will increase by approximately $2.0 billion to $5.7 billion upon completion of the merger with New York Bancorp. New York Bancorp's loan portfolio is comprised principally of residential, multi-family and commercial mortgages. Management anticipates that in the near term the loan portfolio growth will be driven by multi-family lending, residential mortgage lending and consumer loans.

      The following table represents the components of the loan portfolio at December 31,

(dollars in thousands)                1997               1996               1995               1994               1993
                                ---------------------------------------------------------------------------------------------
Mortgage Loans-Multi-family ..  $1,169,299    32%  $  956,718    30%  $  687,671    28%  $  554,276    24%  $  421,133    20%
Mortgage Loans-Residential ...   1,012,792    27%     985,983    31%     848,060    35%     935,524    40%     865,477    40%
Mortgage Loans-Commercial ....     742,881    20%     635,042    20%     470,479    20%     448,751    19%     462,058    21%
Commercial & Industrial ......     433,388    12%     347,437    11%     248,662    10%     245,436    11%     262,907    12%
Consumer Loans and Leases ....     312,113     8%     219,127     7%     114,669     5%      75,377     3%      67,669     3%
Construction and Land Loans ..      44,177     1%      49,779     1%      49,759     2%      64,314     3%      77,324     4%
                                ---------------------------------------------------------------------------------------------
   Total .....................  $3,714,650   100%  $3,194,086   100%  $2,419,300   100%  $2,323,678   100%  $2,156,568   100%
                                =============================================================================================

ASSET QUALITY

At December 31, 1997, non-performing assets, which includes loans past due 90 days and still accruing interest, non-accrual loans and other real estate, declined $2.2 million to $20.0 million, in comparison to $22.2 million at December 31, 1996. This reduction was achieved principally through the sale of approximately $4.8 million in non-performing assets, against which the Company recognized a $1.7 million charge to the allowance for loan losses. This reduction was partially offset by $1.2 million in non-performing assets acquired in the Branford acquisition. Non-performing loans at December 31, 1997 consisted of $5.7 million in residential mortgages, $4.1 million in commercial mortgages, $3.4 million in commercial loans, $1.2 million in construction and land loans, and $1.0 million in consumer loans and leases.

      The components of non-performing assets and restructured, accruing loans are detailed below at December 31, 1997.

(in thousands)                                       1997     1996     1995     1994     1993
                                                  -------------------------------------------
Loans Ninety Days Past Due and Still Accruing ..  $ 1,713  $ 2,596  $ 1,088  $ 1,597  $ 2,265
Non-Accrual Loans ..............................   13,692   17,745   36,411   54,376   73,939
                                                  -------------------------------------------
  Non-Performing Loans .........................   15,405   20,341   37,499   55,973   76,204
Other Real Estate ..............................    4,580    1,898    7,320   13,230   20,115
                                                  -------------------------------------------
  Non-Performing Assets ........................  $19,985  $22,239  $44,819  $69,203  $96,319
                                                  ===========================================
Restructured, Accruing Loans ...................  $ 9,552  $13,734  $41,316  $43,659  $49,028
                                                  ===========================================


18 NORTH FORK BANCORPORATION

      Loans are classified as restructured loans when management has granted, for economic or legal reasons related to the borrower's financial difficulties, concessions to the customer that it would not otherwise consider. Generally, this occurs when the cash flow of the borrower is insufficient to service the loan under its original terms. Loans restructured are reported as such in the year of restructuring. In subsequent reporting periods, if the loan was restructured to yield a market rate of interest, is performing in accordance with the restructure terms and management expects such performance to continue, the loan is then removed from its restructured status. Restructured, accruing loans declined to $9.6 million at December 31, 1997, as compared with $13.7 million at December 31, 1996. The decline in the level of restructured accruing loans was achieved through principal repayments, maturities, and the satisfaction of the performance requirements on certain of these loans during 1997. At December 31, 1997, the portfolio of restructured, accruing loans is comprised primarily of loans which have demonstrated performance in accordance with the terms of their restructure agreements, however, did not yield a market rate of interest at the time of restructuring.

      Management determines what it deems to be the appropriate level of the allowance for loan losses on an ongoing basis by reviewing individual loans, as well as the composition of and trends in the loan portfolio. Management considers, among other things, concentrations within segments of the loan portfolio, delinquency trends, as well as recent charge-off experience and third party evidentiary matter (such as appraisals) when assessing the degree of credit risk in the portfolio. Various appraisals and estimates of current value influence the estimation of the required allowance at any point in time. There has been significant growth in the loan portfolio over the past two years from both originations and acquisitions. Loan growth through originations has principally been in multi-family lending and consumer loans and leases. Multi-family loans generally are for $1--$5 million and are secured by properties located in the metropolitan New York area, where demand for such housing is strong. To mitigate credit risk, management utilizes prudent underwriting standards, including loan-to-value ratios of 70% or less, and monitors operating results and value of collateral.

      Consumer loan growth represents the growth of the auto loan business, principally new car loans originated through an expanded dealer network. The credit risk in auto lending is dependent upon the creditworthiness of the borrower and the value of the collateral. The average loan originated is generally between $15--$25 thousand for periods ranging from 36-60 months. The Company accepts substantially only "A" rated paper or higher, which are borrowers without past credit history problems. A substantial portion of the loan portfolio have adjustable rate features and the credit risk inherent in these loans will increase with an increase in the underlying indices.

      During 1997, the provision for loan losses declined to $6.0 million as compared to $6.8 million in 1996. Net charge-offs in 1997 aggregated $6.7 million, or .20% of average net loans, as compared with $12.8 million or .46% of average net loans during 1996. The allowance for loan losses at year end 1997 was $55.7 million, or 362% of non-performing loans and 1.51% of net loans. This compares to an allowance for loan losses of $53.9 million, or 265% of non-performing loans and 1.70% of net loans at December 31, 1996. While management uses available information in estimating possible loan losses, future additions to the allowance may be necessary based on future changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations. Based on current economic conditions, management considers the allowance for loan losses at December 31, 1997 adequate to cover the possible credit losses inherent in the loan portfolio.


19 NORTH FORK BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

      Transactions in the Allowance for Loan Losses are summarized as follows for the years ended December 31,

(in thousands)                                     1997         1996         1995         1994         1993
                                             --------------------------------------------------------------
Loans (net of unearned income):
  Average Balance .........................  $3,397,753   $2,778,663   $2,358,636   $2,313,419   $2,288,712
  End of Year .............................   3,700,020    3,171,525    2,400,282    2,303,920    2,128,808
                                             ==============================================================
Analysis of Allowance for Loan Losses:
  Balance at Beginning of Year ............  $   53,894   $   56,627   $   61,247   $   67,670   $   84,595

Loans Charged-Off:
  Mortgage Loans-Commercial ...............  $    3,234   $    6,048   $    4,779   $    3,889   $    9,536
  Consumer Loans and Leases ...............       2,818          971          401          822        1,726
  Commercial & Industrial .................       1,888        2,623        3,215        8,319       14,913
  Mortgage Loans Residential ..............         842        3,998        2,915        1,785        4,973
  Mortgage Loans-Multi-family .............         191          548        3,910        1,601       13,373
  Construction and Land Loans .............         121        1,237        5,631        2,031        2,970
                                             --------------------------------------------------------------
   Total Charge-Offs ......................  $    9,094   $   15,425   $   20,851   $   18,447   $   47,491

Recoveries of Loans Charged-Off:
  Mortgage Loans-Commercial ...............  $      563   $      513   $    1,660   $      611   $      452
  Consumer Loans and Leases ...............         569          448          450          429          679
  Commercial & Industrial .................       1,114          544        1,377        2,621        2,563
  Mortgage Loans-Residential ..............          44           97          233          495           50
  Mortgage Loans-Multi-family .............          19          724          100           55           81
  Construction and Land Loans .............          95          284           94          624          133
                                             --------------------------------------------------------------
   Total Recoveries .......................  $    2,404   $    2,610   $    3,914   $    4,835   $    3,958

Net Loans Charged-Off: ....................  $    6,690   $   12,815   $   16,937   $   13,612   $   43,533
  Provision for Loan Losses ...............       6,000        6,800       11,825        6,825       26,608
  Additional Allowance Acquired in
   Purchase Acquisitions ..................       2,494        3,092          492           --           --
  North Side Net Activity for the Three
   Months Ended December 31, 1995 .........          --          190           --           --           --
  Metro Net Activity for the Three Months
   Ended December 31, 1993 ................          --           --           --          364           --
                                             --------------------------------------------------------------
  Balance at End of Year ..................  $   55,698   $   53,894   $   56,627   $   61,247   $   67,670
                                             ==============================================================
  Ratio of Net Charge-Offs to Average Loans        0.20%        0.46%        0.72%        0.59%        1.90%
                                             ==============================================================
  Ratio of Allowance for Loan Losses to
   Non-performing Loans ...................         362%         265%         151%         109%          89%
                                             ==============================================================

      Management considers the entire allowance for loan losses to be adequate, however , to comply with regulatory reporting requirements, management has allocated the allowance for loan losses, as shown in the table below, into components by loan type at each year end. Through such allocation, management does not intend to imply that actual future charge-offs will necessarily follow the same pattern or that any portion of the allowance is restricted.

                                          PERCENTAGE         PERCENTAGE         PERCENTAGE         PERCENTAGE         PERCENTAGE
                                            OF LOANS           OF LOANS           OF LOANS           OF LOANS           OF LOANS
                                      1997  TO TOTAL     1996  TO TOTAL     1995  TO TOTAL     1994  TO TOTAL     1993  TO TOTAL
(dollars in thousands)              AMOUNT     LOANS   AMOUNT     LOANS   AMOUNT     LOANS   AMOUNT     LOANS   AMOUNT     LOANS
                                   ---------------------------------------------------------------------------------------------
Mortgage Loans-Multi-family ...    $20,957       32%  $17,606       30%  $16,611       28%  $18,087       24%  $ 7,401       20%
Mortgage Loans-Residential ....      3,117       27%    2,929       31%    2,893       35%    3,783       40%    6,397       40%
Mortgage Loans-Commercial .....     14,523       20%   16,075       20%   15,885       20%   16,083       19%   23,808       21%
Commercial & Industrial .......      9,354       12%    9,188       11%    9,575       10%   10,139       11%   18,830       12%
Consumer Loans and Leases .....      3,121        8%    1,965        7%    1,925        5%    1,514        3%    1,117        3%
Construction and Land Loans ...      1,025        1%    1,138        1%    2,048        2%    6,548        3%    6,286        4%
Unallocated ...................      3,601       --     4,993       --     7,690       --     5,093       --     3,831       --
                                   ---------------------------------------------------------------------------------------------
   Total ......................    $55,698      100%  $53,894      100%  $56,627      100%  $61,247      100%  $67,670      100%
                                   =============================================================================================


20 NORTH FORK BANCORPORATION

NON-INTEREST INCOME

Non-interest income, exclusive of net securities gains, increased 21% to $35.4 million in 1997, compared with $29.2 million in 1996. Net securities gains in 1997 were $6.2 million, compared with net securities gains of $1.9 million in 1996.

      The increase in non-interest income during 1997 resulted from a $2.6 million, or 16.2% increase in fees and service charges on deposit accounts to $18.9 million, a $2.6 million or 46.7% increase in broker commissions and trust fees to $8.3 million, a $1.2 million or 23.5% increase in other operating income to $6.3 million. The growth in non-interest income is attributable to management's success in delivering a full compliment of financial services and products to its new market areas and expanded customer base through its past acquisitions.

      Net securities gains recognized during 1997 were principally due to the Company selling certain equity investments in other financial institutions.

      The Company's pending acquisition of New York Bancorp, which is expected to close on March 27, 1998, will provide the Company with an expanded geographic presence and significantly large customer base, which should result in increased fee income during 1998.

NON-INTEREST EXPENSE

Non-interest expense increased $9.7 million or 8.6% in 1997, exclusive of the non-recurring merger and related restructuring charge of $21.6 million and the SAIF recapitalization charge of $8.4 million. This increase is attributable to the costs associated with the $200 million in capital securities issued in December 1997 and 1996 and the amortization of the intangible assets associated with the Company's purchase acquisitions of Extebank and First Nationwide during the first quarter of 1996. This increase was partially offset by a $1.9 million reduction in the FDIC insurance premiums during 1997.

      The Company's core efficiency ratio, which represents the ratio of non-interest expense, net of other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income net of securities gains, improved to 38.1% in 1997, as compared with 42.5% in 1996 and 42.2% in 1995. This improvement was achieved principally through the efficient integration of the Company's 1996 acquisition into North Fork Bank.

      Upon consummation of the merger with New York Bancorp, the Company will recognize a non-recurring merger and related restructuring charge of approximately $34.4 million, net of taxes. Management anticipates that during 1998 the Company's core efficiency ratio, exclusive of this charge, will be further reduced, and again place the Company amongst the most efficient banks in the country.

CAPITAL

The Company and its bank subsidiaries are subject to the risk based capital guidelines administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines currently require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier I capital to total risk weighted assets of 4% and a Tier I capital to average assets of 4%. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1997, the most recent notification from the various banking regulators categorized the Company and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier I capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and not subject to any written order, agreement or directive. There are no conditions or events since such notification that management believes have changed this classification.


21 NORTH FORK BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

      The following table sets forth the Company's regulatory capital at December 31, 1997, under the rules applicable at such date. At such date, management believes that the Company meets all capital adequacy requirements to which it is subject.

(dollars in thousands)                                        Amount       Ratio
                                                           ---------------------
Tier 1 Capital .......................................     $  662,089     16.67%
Regulatory Requirement ...............................        158,831      4.00%
                                                           ---------------------
Excess ...............................................     $  503,258     12.67%
                                                           =====================
Total Risk Adjusted Capital ..........................     $  738,792     18.61%
Regulatory Requirement ...............................        317,661      8.00%
                                                           ---------------------
Excess ...............................................     $  421,131     10.61%
                                                           =====================

Risk Weighted Assets .................................     $3,970,768
                                                           ==========

      The Company's leverage ratio at December 31, 1997 was 10.08%. The pro forma Tier 1, total risk based and leverage capital ratios of the Company combined with New York Bancorp were 14.86%, 16.09%, and 8.39%, respectively at December 31, 1997.

OTHER MATTERS

The Company continues its preparation for the "Year 2000 issue", that is, the technological and computer program modifications that may be required to ensure a smooth transition of the Company's information systems into the twenty-first century. The Company and its subsidiaries are subject to regulatory guidelines to ensure compliance with the Year 2000 issue. The Company has initiated a review of its computer systems and programs to determine which, if any, systems and programs are not capable of recognizing the year 2000 date. Communication has been initiated with all of the Company's vendors that supply the Company with these systems and programs. This communication and assessment is on-going. Management is utilizing the regulatory guidelines to assure compliance within the prescribed time frame (i.e. critical applications updated and tested by December 31, 1998). Management does not anticipate the costs associated with the resolution of the year 2000 issue to be material to its financial condition.

RECENT ACCOUNTING DEVELOPMENTS

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognized the financial assets when control has been surrendered, and derecognized liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996.

      In December 1996, the FASB issued statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS 127"). SFAS 127 delays for one year the implementation of SFAS 125, as it relates to (1) secured borrowings and collateral, and (2) transfers of financial assets that are part of repurchase agreements, dollar-rolls, securities lending and similar transactions. The Company has adopted portions of SFAS 125 (those not deferred by SFAS 127) effective January 1, 1997. Adoption of these portions did not have a material effect on the Company. Based on its review of SFAS 125, management believes the portions of SFAS 125, which have been deferred by SFAS 127, will not have a material effect on the Company.


22 NORTH FORK BANCORPORATION

REPORTING COMPREHENSIVE INCOME

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of prior periods will be required. Management is currently assessing the financial implications of implementing SFAS 130 and believes that adoption will not have a material adverse effect on the Company.

DISCLOSURE ABOUT SEGMENTS FOR AN ENTERPRISE AND RELATED INFORMATION

In June 1997, the FASB issued statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131"). SFAS 131 establishes standards for the way an enterprise reports information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available, that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 131 requires a reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the amounts in the enterprise's financial statements. It also requires an enterprise to report descriptive information about the way the operating segments were determined, the products and services provided by the operating segments, and any differences between the measurements used for segment reporting and financial statement reporting. SFAS 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. Management is currently assessing the financial implication of implementing SFAS 131 and believes that the adoption will not have a material adverse effect on the Company.

COMPARISON BETWEEN 1996 AND 1995

OVERVIEW

During 1996, the Company completed three strategic in-market acquisitions, culminating with its December 31, 1996 merger with North Side. In March 1996, North Fork Bank completed its purchase of its domestic commercial banking business of Extebank. Extebank had approximately $388 million in total assets, $200 million in net loans, $348 million in deposit liabilities, and $30 million in capital. Additionally, in March 1996, North Fork Bank acquired ten Long Island branches of First Nationwide Bank, and assumed $572 million in deposit liabilities, for which it paid in deposit premium of 6.35%.

      The Company enhanced its Tier I Capital in 1996 through the issuances of $100 million in 8.70% Capital Securities on December 31, 1996.

EARNINGS SUMMARY

The Company's net income for the year ended December 31, 1996 was $62.4 million or $.97 per share, as compared with $67.3 million or $1.05 per share in 1995. Net income and earnings per share during 1996 was impacted by the recognition of a $21.6 million merger related restructure charge, associated with the North Side merger, and a $8.4 million charge for the recapitalization of the Savings Association Insurance Fund ("SAIF").

      Net income and earnings per share exclusive of the aforementioned non-recurring charges, less the related tax effect, would have been $85.6 million or $1.33 per share in 1996. Return on average total assets and return on average stockholders' equity, excluding these charges, would have been 1.55% and 19.85%, respectively for 1996, as compared to 1.51% and 17.31%, respectively for 1995.


23 NORTH FORK BANCORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

NET INTEREST INCOME

Net interest income increased $38.8 million to $230.9 million in 1996, as compared to $192.1 million in 1995. The components of this increase include a $72.8 million increase in interest income which was partially offset by a $34.0 million increase in interest expense.

      Interest income increased 21.9% to $405.3 million in 1996 from $332.5 million in 1995. This increase is attributable to the $960.4 million or 22.6% increase in average interest earning assets to $5.2 billion, as compared to $4.3 billion during 1995. The rise in the level of interest earning assets was due principally to the Extebank and First Nationwide acquisitions and the investment of the liquidity generated through an increased level of borrowings. Average mortgage-backed securities increased $453.1 million or 29.0% to $2.0 billion during 1996, as compared to $1.6 billion during 1995. This increase resulted from the investment of the cash proceeds received in the aforementioned acquisitions.

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

      Average total savings and time deposits increased $518.7 million or 16.2% to $3.7 billion during 1996 when compared to $3.2 billion during 1995. This increase is principally attributable to customer deposit liabilities assumed in these acquisitions.

      Average demand deposits increased $220.7 million or 51.0% to $653.8 million during 1996, as compared to $433.1 million during 1995. Demand deposits acquired from Extebank were approximately $105 million. At December 31, 1996, demand deposits represented 16.4% of total deposits as compared to 13.1% at December 31, 1995.

      The Company's overall cost of funds during 1996 was negatively impacted by the increased level of borrowings under repurchase agreements. Average Federal Funds Purchased and Securities Sold Under Agreements to Repurchase increased 74.4% to $611.0 million, as compared with $350.4 million in 1995. The impact of this increase was offset in part by a decline in the corresponding yield on these borrowings to 5.70% during 1996 from 5.97% during 1995.

PROVISION FOR LOAN LOSSES

The provision for loan losses declined during 1996 to $6.8 million when compared to $11.8 million during 1995. Net charge-offs in 1996 aggregated $12.8 million or .46% of average net loans, as compared with $16.9 million or .72% of average net loans during 1995. The allowance for loan losses to non-performing loans improved to 265% at December 31, 1996, as compared to 151% at December 31, 1995.

NON-INTEREST INCOME

Non-interest income, exclusive of net securities gains, was $29.2 million in 1996, compared with $23.0 million in 1995. Net securities gains in 1996 were $1.9 million as compared with net securities gains of $6.7 million in 1995.

      Fees and service charges on deposit accounts increased $4.5 million, or 38.3% to $16.3 million during 1996, as compared to $11.8 million during 1995. This increase was achieved through the Company's ability to convert single-service relationship accounts acquired into full-service relationships and its access to new markets through these acquisitions.

      Broker commissions and trust fees increased 56.2% to $5.6 million during 1996, as compared to $3.6 million during 1995, reflecting continued growth in the core business of the Company's broker/dealer subsidiary and the expanded number of retail outlets through which it operates resulting from the aforementioned acquisitions.

      Net securities gains recognized during 1996 were principally due to the Company selling its equity investments in certain financial institutions. These gains were partially offset by securities losses recognized on the repositioning of the Company's available-for-sale securities portfolio in connection with the North Side merger.


24 NORTH FORK BANCORPORATION

NON-INTEREST EXPENSE

Non-interest expense increased $20.2 million or 22% in 1996, exclusive the non-recurring merger and related restructuring charge of $21.6 million and the SAIF recapitalization charge of $8.4 million to $113.0 million, as compared with $92.8 million for 1995.

      The increase in non-interest expense during 1996 reflects the increased operating costs and the amortization of the intangible assets associated with the Company's purchase acquisitions of Extebank and First Nationwide during the first quarter of 1996. This increase was partially offset by a $2.6 million reduction in FDIC insurance premiums during 1996 and a modest decline in other real estate related expenses.

INCOME TAXES

The effective tax rate on income before income taxes was 44.4% for 1996, as compared to 42.5% for 1995. The increase in the Company's effective tax rate during 1996 resulted from the non-deductible amortization of intangible assets created in the Extebank acquisition, the recognition of certain non-deductible merger related costs and the recapture of North Side's state and local tax bad debt reserves. These increases were partially offset through the implementation of certain tax planning strategies during 1996.

SELECTED STATISTICAL DATA

Quarterly Financial Information

(unaudited)                                              1997                                        1996
                                      -------------------------------------------------------------------------------------

(in thousands, except                      1ST        2ND        3RD        4TH        1ST        2ND        3RD        4TH
per share amounts)                         QTR        QTR        QTR        QTR        QTR        QTR        QTR        QTR
                                      -------------------------------------------------------------------------------------
Interest Income ...................   $109,881   $123,245   $126,332   $125,063   $ 93,115   $101,177   $105,800   $105,215
Interest Expense ..................     43,811     53,025     55,140     54,194     41,761     43,073     45,843     43,684
                                      -------------------------------------------------------------------------------------
Net Interest Income ...............     66,070     70,220     71,192     70,869     51,354     58,104     59,957     61,531
Provision for Loan Losses .........      1,500      1,500      1,500      1,500      1,700      1,700      1,700      1,700
                                      -------------------------------------------------------------------------------------
Net Interest Income after Provision
  for Loan Losses .................     64,570     68,720     69,692     69,369     49,654     56,404     58,257     59,831
Non-Interest Income ...............      7,966     10,791      9,548     13,319      7,614      8,196      9,035      6,278
Non-Interest Expense ..............     30,028     30,718     30,591     31,399     24,584     28,791     29,466     30,193
Merger Related Restructure Charge .         --         --         --         --         --         --         --     21,613
SAIF Recapitalization Charge ......         --         --         --         --         --         --      8,350         --
                                      -------------------------------------------------------------------------------------
Income Before Income Taxes ........     42,508     48,793     48,649     51,289     32,684     35,809     29,476     14,303
Provision for Income Taxes ........     16,793     19,122     18,756     17,258     13,961     13,974     11,681     10,214
                                      -------------------------------------------------------------------------------------
  Net Income ......................   $ 25,715   $ 29,671   $ 29,893   $ 34,031   $ 18,723   $ 21,835   $ 17,795   $  4,089
                                      =====================================================================================
Per Share:

Earnings Per Share--Basic .........   $   0.39   $   0.45   $   0.45   $   0.51   $   0.29   $   0.34   $   0.28   $   0.06
Earnings Per Share--Diluted .......   $   0.39   $   0.45   $   0.45   $   0.51   $   0.28   $   0.34   $   0.28   $   0.06
Common Stock Price Range
  of the Company
   High ...........................   $  21.25   $  23.00   $  29.00   $  33.75   $  12.94   $  13.06   $  16.00   $  17.94
   Low ............................   $  17.06   $  18.13   $  22.44   $  28.06   $  11.63   $  11.44   $  13.06   $  15.44

On December 31, 1996, North Side Savings Bank ("North Side") was merged with and into the Company. The merger has been accounted for as a pooling-of-interests and, accordingly, the quarterly selected data above has been retroactively restated to include the results of North Side.


25 NORTH FORK BANCORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31,                              1997       1996       1995
                                                          ------------------------------
(in thousands, except per share amounts)
Interest Income
Loans .................................................   $298,326   $245,960   $208,813
Mortgage-Backed Securities ............................    155,389    135,462    103,208
U.S. Treasury & Government Agency Securities ..........     13,318     11,398     11,267
State & Municipal Obligations .........................      5,365      4,773      2,488
Other Securities ......................................     10,914      4,837      5,183
Federal Funds Sold & Securities Purchased Under
  Agreements to Resell ................................      1,063      2,657      1,396
Interest Earning Deposits .............................        146        220        137
                                                          ------------------------------
    Total Interest Income .............................    484,521    405,307    332,492
                                                          ------------------------------
Interest Expense
Savings, N.O.W. & Money Market Deposits ...............     42,478     45,129     44,155
Other Time Deposits ...................................     69,975     75,946     62,498
Certificates of Deposit, $100,000 & Over ..............     19,765     15,363      9,823
Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase ............................     70,319     34,796     20,928
Other Borrowings ......................................      3,633      3,127      2,995
                                                          ------------------------------
    Total Interest Expense ............................    206,170    174,361    140,399
                                                          ------------------------------
    Net Interest Income ...............................    278,351    230,946    192,093
Provision for Loan Losses .............................      6,000      6,800     11,825
                                                          ------------------------------
    Net Interest Income after Provision for Loan Losses    272,351    224,146    180,268
                                                          ------------------------------
Non-Interest Income
Fees & Service Charges on Deposit Accounts ............     18,943     16,303     11,788
Broker Commissions & Trust Fees .......................      8,269      5,638      3,609
Mortgage Banking Operations ...........................      1,883      2,202      2,662
Other Operating Income ................................      6,302      5,102      4,951
Net Securities Gains ..................................      6,227      1,878      6,734
                                                          ------------------------------
    Total Non-Interest Income .........................     41,624     31,123     29,744
                                                          ------------------------------
Non-Interest Expense
Compensation & Employee Benefits ......................     57,593     55,741     45,494
Occupancy .............................................     12,436     11,809      8,945
Equipment .............................................      7,587      6,910      5,661
Capital Securities Costs ..............................      9,463         25         --
Amortization of Intangible Assets .....................      7,292      6,364      1,688
FDIC Insurance Premiums ...............................      1,183      3,106      5,737
Other Operating Expenses ..............................     27,182     29,079     25,295
Merger Related Restructure Charge .....................         --     21,613         --
SAIF Recapitalization Charge ..........................         --      8,350         --
                                                          ------------------------------
    Total Non-Interest Expense ........................    122,736    142,997     92,820
                                                          ------------------------------
Income Before Income Taxes ............................    191,239    112,272    117,192
Provision for Income Taxes ............................     71,929     49,830     49,850
                                                          ------------------------------
    Net Income ........................................   $119,310   $ 62,442   $ 67,342
                                                          ==============================

Earnings Per Share--Basic .............................   $   1.81   $   0.98   $   1.05
Earnings Per Share--Diluted ...........................   $   1.80   $   0.97   $   1.05

See accompanying notes to consolidated financial statements.


26 NORTH FORK BANCORPORATION

CONSOLIDATED BALANCE SHEETS

AT DECEMBER 31,                                                                               1997           1996
                                                                                       --------------------------
(in thousands, except per share amounts)
Assets
Cash & Due from Banks ..............................................................   $   152,963    $   150,365
Interest Earning Deposits ..........................................................         7,787          2,298
Federal Funds Sold .................................................................         4,000        115,000
Securities:
  Available-for-Sale ...............................................................     1,660,714        857,391
  Held-to-Maturity (Fair value $1,120,660 in 1997;  $1,293,472 in 1996) ............     1,118,468      1,300,115
                                                                                       --------------------------
  Total Securities .................................................................     2,779,182      2,157,506
                                                                                       --------------------------
Loans ..............................................................................     3,714,650      3,194,086
  Less: Unearned Income ............................................................        14,630         22,561
    Allowance for Loan Losses ......................................................        55,698         53,894
                                                                                       --------------------------
    Net Loans ......................................................................     3,644,322      3,117,631
                                                                                       --------------------------
Intangible Assets ..................................................................        96,398         82,073
Premises & Equipment ...............................................................        64,514         65,530
Accrued Income Receivable ..........................................................        45,379         37,392
Other Real Estate ..................................................................         4,580          1,898
Other Assets .......................................................................        30,307         20,834
                                                                                       --------------------------
    Total Assets ...................................................................   $ 6,829,432    $ 5,750,527
                                                                                       ==========================
Liabilities and Stockholders' Equity
Demand Deposits ....................................................................   $   905,650    $   734,907
Savings, N.O.W. &  Money Market Deposits ...........................................     2,007,966      1,974,570
Other Time Deposits ................................................................     1,385,434      1,416,220
Certificates of Deposit, $100,000 & Over ...........................................       338,141        343,813
                                                                                       --------------------------
    Total Deposits .................................................................     4,637,191      4,469,510
                                                                                       --------------------------
Federal Funds Purchased & Securities Sold Under Agreements to Repurchase ...........     1,263,705        621,789
Other Borrowings ...................................................................        36,000         35,000
Accrued Expenses & Other Liabilities ...............................................        91,446         67,060
                                                                                       --------------------------
    Total Liabilities ..............................................................   $ 6,028,342    $ 5,193,359
                                                                                       --------------------------

Capital Securities .................................................................   $   199,264    $    99,637

Stockholders' Equity
Preferred Stock, par value $1.00; authorized 10,000,000 shares, unissued ...........   $        --    $        --
Common stock, par value $2.50; authorized 200,000,000 shares;  issued & outstanding;
  67,619,044 shares in 1997; 65,199,008 shares in 1996 .............................       169,048         81,499
Additional Paid in Capital .........................................................       148,805        180,809
Retained Earnings ..................................................................       287,765        206,895
Unrealized Gains/(Losses) on Securities Available-for-Sale, net of taxes ...........        15,610         (2,633)
Deferred Compensation ..............................................................       (19,361)        (5,193)
Treasury Stock at cost; 2,696 shares in 1997; 306,578 shares in 1996 ...............           (41)        (3,846)
                                                                                       --------------------------
    Total Stockholders' Equity .....................................................       601,826        457,531
                                                                                       --------------------------
    Total Liabilities and Stockholders' Equity .....................................   $ 6,829,432    $ 5,750,527
                                                                                       ==========================

See accompanying notes to consolidated financial statements.


27 NORTH FORK BANCORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,                                                 1997              1996              1995
                                                                          -----------------------------------------------
(in thousands)
Cash Flows from Operating Activities:
Net Income .........................................................      $   119,310       $    62,442       $    67,342
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Provision for Loan Losses ..........................................            6,000             6,800            11,825
Depreciation and Amortization ......................................            8,153             8,377             5,850
Amortization of Intangible Assets ..................................            7,292             6,364             1,688
Amortization of Securities Premiums ................................            7,887             9,938             9,556
Accretion of Discounts and Net Deferred Loan Fees ..................           (5,089)           (3,797)           (4,021)
Proceeds from Sales of Securities Held-for-Trading .................           10,125                --            40,920
Purchases of Securities Held-for-Trading ...........................           (9,670)               --           (40,853)
Net Securities Gains ...............................................           (6,227)           (1,878)           (6,734)
Change in Other Assets and Liabilities .............................           (1,025)           30,078            10,535
                                                                          -----------------------------------------------
  Net Cash Provided by Operating Activities ........................          136,756           118,324            96,108
                                                                          -----------------------------------------------
Cash Flows from Investing Activities:
Maturities, Redemptions, Calls and Principal Repayments
  on Securities Held-to-Maturity ...................................          197,187           134,640           229,299
Purchases of Securities Held-to-Maturity ...........................          (17,749)         (235,939)          (87,631)
Proceeds from Sales of Securities Available-for-Sale ...............          214,748           634,588           103,510
Maturities and Principal Repayments on Securities Available-for-Sale          234,405           338,524           132,352
Purchases of Securities Available-for-Sale .........................       (1,216,436)         (824,248)         (812,271)
Loans Originated and Principal Repayments on Loans, Net ............         (460,410)         (463,874)          (81,145)
Proceeds from the Sale of Loans ....................................           42,536            35,148            22,595
Purchases of Loans .................................................               --          (161,777)               --
Transfers to and Sales of Other Real Estate, Net ...................           (2,956)            5,376             4,556
Purchases of Premises and Equipment ................................           (4,395)           (5,413)          (11,263)
Purchase Acquisitions, Net of Cash Paid ............................           56,147           595,650            10,868
                                                                          -----------------------------------------------
  Net Cash (Used in)/Provided by Investing Activities ..............         (956,923)           52,675          (489,130)
                                                                          -----------------------------------------------
Cash Flows from Financing Activities:
Net Increase/(Decrease) in Customer Deposit Liabilities ............            8,103          (206,825)          110,116
Net Increase in Borrowings .........................................          641,916            11,130           355,494
Proceeds from the Issuance of Capital Securities ...................           99,614            99,637                --
Treasury Stock Activity, net .......................................              (38)          (22,566)           (1,316)
Common Stock Sold for Cash .........................................            3,855            28,906            11,723
Dividends Paid to Shareholders .....................................          (36,196)          (23,174)          (15,435)
                                                                          -----------------------------------------------
  Net Cash Provided by/(Used in) Financing Activities ..............          717,254          (112,892)          460,582
                                                                          -----------------------------------------------
  Net (Decrease)/Increase in Cash and Cash Equivalents .............         (102,913)           58,107            67,560
North Side Activity for the Three Months Ended December 31, 1995 ...               --            60,747                --
Cash and Cash Equivalents at Beginning of Year .....................          267,663           148,809            81,249
                                                                          -----------------------------------------------
Cash and Cash Equivalents at End of Year ...........................      $   164,750       $   267,663       $   148,809
                                                                          ===============================================
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
  Interest Expense .................................................      $   201,454       $   178,392       $   130,386
                                                                          ===============================================
  Income Taxes .....................................................      $    36,597       $    20,669       $    39,696
                                                                          ===============================================
Non-Cash investing and financing transactions related
  to the Company's purchase acquisitions that are not
  reflected in the Consolidated Statements of Cash Flows
  for the years ended December 31, 1997, 1996, and
  1995 are as follows:
    Fair Value of Assets Acquired ..................................      $   177,085(1)    $   920,047(2)    $   105,483(3)
    Intangible Assets ..............................................           21,515            61,072             5,948
    Cash Paid ......................................................           (3,009)          (47,000)           (8,512)
    Common Stock Issued ............................................          (34,420)               --                --
    Other Non-Monetary Consideration ...............................               --                --           (11,695)
                                                                          -----------------------------------------------
    Liabilities Assumed ............................................      $   161,171       $   934,119       $    91,224
                                                                          ===============================================

    See accompanying notes to consolidated financial statements.

(1) In December 1997, the Company acquired all of the outstanding common stock of Branford Savings Bank. Each share of Branford's common stock was exchanged for .1957 shares of the Company's common stock and the Company made a cash payment to the holder of Branford's outstanding warrants.
(2) In March 1996, the Company acquired the domestic commercial banking business of Extebank and assumed $572 million in deposit liabilities from First Nationwide Bank.
(3) In July 1995, the Company acquired all the outstanding common stock of Great Neck Bancorp for cash and other consideration.


28 NORTH FORK BANCORPORATION

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY

                                                                                                      UNREALIZED
                                                                              ADDITIONAL              SECURITIES
                                                                     COMMON      PAID IN    RETAINED      GAINS/
THREE YEARS ENDED DECEMBER 31, 1997                                   STOCK      CAPITAL    EARNINGS    (LOSSES)
                                                                  ----------------------------------------------
(Dollars in thousands, except per share amounts)
Balance, January 1, 1995 ...................................      $  75,288    $ 163,144   $ 121,778   $  (3,307)
Net Income .................................................             --           --      67,342          --
Cash Dividends (The Company $.275 per share) ...............             --           --     (13,648)         --
Cash Dividends--North Side (1) .............................             --           --      (3,209)         --
North Side Payment of 5% Stock Dividend (708,428 shares) (2)            886        3,998      (4,884)         --
Issuance of Stock (1,775,516 shares) .......................          2,218        4,952          --          --
Exercise of Warrants (1,975,714 shares) ....................          2,470        3,138          --          --
Deferred Compensation Activity:
  Restricted Stock Activity, net (83,196 shares) ...........             --          135          --          --
  Other Deferred Compensation Plans Activity,
  net (113,606 shares) .....................................             --          250          --          --
Purchase of Treasury Stock (151,680 shares) ................             --           --          --          --
Adjustment to Unrealized Gains/(Losses) on Securities
  Available-for-Sale, net of taxes .........................             --           --          --       7,816
                                                                  ----------------------------------------------
Balance, December 31, 1995 .................................      $  80,862    $ 175,617   $ 167,379   $   4,509
Net Income .................................................             --           --      62,442          --
Cash Dividends (The Company $.425 per share) ...............             --           --     (22,721)         --
Cash Dividends--North Side (1) .............................             --           --      (6,039)         --
Issuance of Stock (2,607,362 shares) .......................          1,574       11,300          --          --
Deferred Compensation Activity:
  Restricted Stock Activity, net (263,984 shares) ..........             --        1,450          --          --
  Amortization of Other Deferred Compensation Plans ........             --           --          --          --
Purchase of Treasury Stock (1,845,800 shares) ..............             --           --          --          --
North Side Common Stock Retirement (749,992 shares) (3) ....           (936)      (7,549)         --          --
North Side Fractional Shares Adjustment ....................             (1)          (9)         --          --
North Side Net Income for the Three Months
  Ended December 31, 1995 ..................................             --           --       5,834          --
Adjustment to Unrealized Gains/(Losses) on Securities
  Available-for-Sale, net of taxes .........................             --           --          --      (7,142)
                                                                  ----------------------------------------------
Balance, December 31, 1996 .................................      $  81,499    $ 180,809   $ 206,895   $  (2,633
Net Income .................................................             --           --     119,310          --
Cash Dividends ($.575 per share) ...........................             --           --     (38,226)         --
Issuance of Stock for the Two-for-One Stock Split
  (32,976,384 shares) ......................................         82,441      (82,441)         --          --
Issuance of Stock--Branford Acquisition (1,282,901 shares) .          3,207       31,213          --          --
Issuance of Stock (967,935 shares) .........................          1,478        7,688          --          --
Restricted Stock Activity, net (474,768 shares) ............            423       11,536          --          --
Amortization of Unrealized Loss Upon Transfer of Securities
  from Available-for-Sale to Held-to-Maturity, net of taxes              --           --        (214)       (331)
Adjustment to Unrealized Gains/(Losses) on Securities
  Available-for-Sale, net of taxes .........................             --           --          --      18,574
                                                                  ----------------------------------------------
Balance, December 31, 1997 .................................      $ 169,048    $ 148,805   $ 287,765   $  15,610
                                                                  ==============================================


                                                                    DEFERRED
                                                                     COMPEN-   TREASURY
THREE YEARS ENDED DECEMBER 31, 1997                                   SATION      STOCK         TOTAL
                                                                  -----------------------------------
(Dollars in thousands, except per share amounts)
Balance, January 1, 1995 ...................................      $    (955)        (27)    $ 355,921
Net Income .................................................             --          --        67,342
Cash Dividends (The Company $.275 per share) ...............             --          --       (13,648)
Cash Dividends--North Side (1) .............................             --          --        (3,209)
North Side Payment of 5% Stock Dividend (708,428 shares) (2)             --          --            --
Issuance of Stock (1,775,516 shares) .......................             --          --         7,170
Exercise of Warrants (1,975,714 shares) ....................             --          --         5,608
Deferred Compensation Activity:
  Restricted Stock Activity, net (83,196 shares) ...........           (712)        690           113
  Other Deferred Compensation Plans Activity,
   net (113,606 shares) ....................................             82          --           332
Purchase of Treasury Stock (151,680 shares) ................             --      (1,316)       (1,316)
Adjustment to Unrealized Gains/(Losses) on Securities
  Available-for-Sale, net of taxes .........................             --          --         7,816
                                                                  -----------------------------------
Balance, December 31, 1995 .................................      $  (1,585)       (653)    $ 426,129
Net Income .................................................             --          --        62,442
Cash Dividends (The Company $.425 per share) ...............             --          --       (22,721)
Cash Dividends--North Side (1) .............................             --          --        (6,039)
Issuance of Stock (2,607,362 shares) .......................             --      16,477        29,351
Deferred Compensation Activity:
  Restricted Stock Activity, net (263,984 shares) ..........         (4,174)      2,896           172
  Amortization of Other Deferred Compensation Plans ........            566          --           566
Purchase of Treasury Stock (1,845,800 shares) ..............             --     (22,566)      (22,566)
North Side Common Stock Retirement (749,992 shares) (3) ....             --          --        (8,485)
North Side Fractional Shares Adjustment ....................             --          --           (10)
North Side Net Income for the Three Months
  Ended December 31, 1995 ..................................             --          --         5,834
Adjustment to Unrealized Gains/(Losses) on Securities
  Available-for-Sale, net of taxes .........................             --          --        (7,142)
                                                                  -----------------------------------
Balance, December 31, 1996 .................................      $  (5,193)     (3,846)    $ 457,531
Net Income .................................................             --          --       119,310
Cash Dividends ($.575 per share) ...........................             --          --       (38,226)
Issuance of Stock for the Two-for-One Stock Split
  (32,976,384 shares) ......................................             --          --            --
Issuance of Stock--Branford Acquisition (1,282,901 shares) .             --          --        34,420
Issuance of Stock (967,935 shares) .........................             --          --         9,166
Restricted Stock Activity, net (474,768 shares) ............        (14,168)      3,805         1,596
Amortization of Unrealized Loss Upon Transfer of Securities
  from Available-for-Sale to Held-to-Maturity, net of taxes              --          --          (545)
Adjustment to Unrealized Gains/(Losses) on Securities
  Available-for-Sale, net of taxes .........................             --          --        18,574
                                                                  -----------------------------------
Balance, December 31, 1997 .................................      $ (19,361)        (41)    $ 601,826
                                                                  ===================================

    See accompanying notes to consolidated financial statements.
(1) Represents dividends declared by North Side prior to merger.
(2) Represents North Side's 5% stock dividend declared prior to merger.
(3) Reflects the retirement of North Side common shares previously held by the Company.


29 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) BASIS OF PRESENTATION

North Fork Bancorporation, Inc. (the "Company"), through its banking subsidiaries, North Fork Bank ("North Fork") and Branford Savings Bank ("Branford"), provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the metropolitan New York area and the Connecticut county of New Haven.

      The consolidated financial statements include the accounts of the Company and its banking and non-bank subsidiaries. In December 1996, North Side Savings Bank ("North Side"), was merged with and into the Company in a pooling-of-interests transaction and, accordingly, the Company's consolidated financial statements include the consolidated accounts of North Side for all periods reported. The Company reports its financial results on a calendar year basis, whereas North Side had reported its financial results on a fiscal year basis which ended September 30. The consolidated financial results for 1996 were adjusted to conform North Side's year-end with that of the Company. The consolidated financial results for years prior to 1996 reflect the combination of the Company at and for the years ended December 31 with North Side at and for the years ended September 30.

      The accounting and reporting policies of the Company are in conformity with generally accepted accounting principles and prevailing practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Such estimates are subject to change in the future as additional information becomes available, or previously existing circumstances are modified. Actual results could differ from those estimates. Certain reclassification have been made to prior year amounts to conform to the current year presentation.

(B) CASH EQUIVALENTS

For purposes of the Consolidated Statement of Cash Flows, cash and cash equivalents includes Cash and Due from Banks, Interest Earning Deposits, Federal Funds Sold and Securities Purchased Under Agreements to Resell, with a contractual maturity of less than 90 days.

(C) SECURITIES AND TRADING ACCOUNT ASSETS

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Debt securities that may be sold in response to, or in anticipation of, changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities, are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of stockholders' equity. Debt and equity securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading account assets and reported at fair value. The unrealized gains and losses on these securities are reported as a component of other non-interest income. Management determines the appropriate classification of securities at the time of purchase and at each reporting date, management reassesses the appropriateness of the classification.

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

(E) NON-ACCRUAL AND RESTRUCTURED LOANS

Loans are placed on non-accrual status when, in the opinion of management, there is doubt as to the collectibility of interest or principal, or when principal and interest is past due 90 days or more, the loan is not well secured and in the process of collection. Interest and fees previously accrued, but not collected, are reversed and charged against interest income at the time a loan is placed


30 NORTH FORK BANCORPORATION
on non-accrual status. Interest payments received on non-accrual loans are recorded as reductions of principal if, in management's judgment, principal repayment is doubtful. Loans may be reinstated to an accrual or performing status if future payments of principal and interest are reasonably assured and the loan has a demonstrated period of performance.

      Loans are classified as restructured loans when the Company has granted, for economic or legal reasons related to the borrower's financial difficulties, concessions to the borrower that it would not otherwise consider. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms. Restructured loans are reported as such in the year of restructuring. In subsequent reporting periods, if the loan was restructured to yield a market rate of interest, is performing in accordance with the restructure terms, and management expects such performance to continue, the loan is then removed from restructured status.

(F) ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is based on a periodic analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for possible loan losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, such as present and potential risks of the loan portfolio, loan growth, prior loss experience, current economic conditions and periodic examinations conducted by regulatory agencies. Additionally, management utilizes the guidelines established under Statement of Financial Accounting Standards No.114 to assess loan impairment. The allowance is maintained at a level considered by management to be adequate to cover reasonably foreseeable loan losses. While management uses available information to estimate possible loan losses, future additions to the allowance may be necessary based on adverse changes in economic conditions.

(G) PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvements, over the estimated useful life of the related asset or the lease term, whichever is shorter. Premises and equipment are periodically reviewed for possible impairment when events or changes in circumstances occur that may affect the underlying basis of the assets.

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

      The Company files consolidated income tax returns with substantially all of its subsidiaries. Income tax expense and benefits are allocated among members in the consolidated group based on a separate return basis.

(J) RETIREMENT AND BENEFIT PLANS

The Company has a non-contributory defined benefit pension plan covering substantially all full-time employees. Annual pension expense is recognized over the employee's expected service life utilizing the projected unit cost actuarial method. Supplemental retirement benefits are provided for selected employees where income tax limitations have been placed on the amount of retirement benefits otherwise earned.


31 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

      Post-retirement and post-employment benefits are recorded on an accrual basis with an annual provision that considers an actuarially determined future obligation.

(K) EARNINGS PER SHARE

The Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128") in December 1997. SFAS 128 simplifies the standards for computing and presenting earnings per share ("EPS") previously found in APB Opinion No. 15, "Earnings Per Share", and makes them comparable with international EPS standards. SFAS 128 replaces the presentation of primary and fully diluted EPS with basic and diluted EPS, and requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were converted into common stock that then shared in the earnings of the entity.

      The weighted average number of common shares outstanding used in the computation of Basic EPS was 65,914,124, 63,640,020, and 63,944,758 for the years ended 1997, 1996, and 1995, respectively. The weighted average number of common shares outstanding used in the computation of Diluted EPS was 66,395,227, 64,277,292, and 64,431,175 for the years ended 1997, 1996 and 1995, respectively. The differential in the weighted average number of common shares outstanding used in the computation of Basic and Diluted EPS represents the average common stock equivalents of employee stock options. During 1995, a portion of the aforementioned differential represented the average common stock equivalents of outstanding warrants.

      On February 25, 1997, the Company's Board of Directors approved a two-for-one common stock split. The additional shares were issued on May 15, 1997 to shareholders of record on April 25, 1997. The par value of the Company's common stock remained unchanged at $2.50. As a result, $82.4 million was transferred from additional paid-in-capital to common stock to reflect this issuance.

(L) INTANGIBLE ASSETS

Intangible assets consist of goodwill and core deposit intangibles associated with purchase acquisitions. The Company records the acquired assets and liabilities at fair value. The excess of the Company's cost over the fair value of the net assets acquired is recorded as an intangible asset. The Company's cost includes the consideration paid, the direct costs of the acquisition, such as legal and investment banking fees, and qualifying costs to exit certain activities and to terminate employees related to the acquisition. Indirect and general expenses relating to the acquisition are expensed as incurred.

      Goodwill is amortized on a straight line basis over the estimated periods to be benefited, ranging from 15 to 25 years. Core deposit intangibles are amortized on an accelerated method over the estimated benefit period which approximates fourteen years. Intangible assets are reviewed for possible impairment when certain events, such as significant business combinations, or changes in strategy or other business developments occur that may affect the underlying basis of the assets.

(M) OFF BALANCE-SHEET INSTRUMENTS

Periodically, the Company enters into interest rate contracts, including interest rate caps, floors and swap agreements as part of its management of interest rate exposure. These instruments are entered into as hedges against interest rate risk and are designated against specific assets and liabilities. To qualify as a hedge, the instrument must be designated as a hedge and effective in reducing the market risk of an existing asset, liability or firm commitment. The effectiveness of the hedge is evaluated on an initial and ongoing basis using statistical calculations of correlation. The premium paid or received for any of these instruments is amortized over the term of the agreement. These instruments are accounted for on an accrual basis in the interest income or expense category of the related hedged asset or liability. If the asset or liability being hedged is disposed of, the market value of the interest rate contract is included in the determination of the gain or loss from disposition. At December 31, 1997 and 1996, the Company had no contracts or agreements outstanding.


32 NORTH FORK BANCORPORATION

NOTE 2 -- BUSINESS COMBINATIONS

COMPLETED ACQUISITIONS

(A) NORTH SIDE SAVINGS BANK

On December 31, 1996, the Company acquired North Side Savings Bank in a transaction accounted for under the pooling-of-interests method of accounting. Pursuant to the merger agreement, the Company issued 15.1 million shares of its common stock to North Side shareholders. North Side had $1.6 billion in total assets, $1.2 billion in deposit liabilities, and $124.4 million in capital at December 31, 1996.

      In connection with the merger, the Company recorded a pre-tax charge for merger and related restructure costs of $21.6 million in 1996. As of December 31, 1997, all cash payments associated with this charge have been made except for certain rent payments due under long-term leases.

(B) BRANFORD SAVINGS BANK

In December 1997, the Company completed its purchase acquisition of Branford Savings Bank ("Branford"), a Connecticut chartered savings bank. At December 31, 1997, Branford had total assets of $179 million, deposits of $160 million, and stockholder's equity of $16.6 million. Branford operates through five full service branch locations in the Connecticut county of New Haven. The Company issued 1,282,901 shares of its common stock to Branford shareholders and paid cash in the amount of $3 million to the holder of Branford's outstanding warrants. The excess of cost over the fair value of net assets acquired was $21.5 million and will be amortized on a straight-line basis over 15 years. The operating results of Branford are not significant to the consolidated financial statements of the Company.

PENDING ACQUISITION

(A) NEW YORK BANCORP

On October 7, 1997, the Company entered into an agreement and plan of merger with New York Bancorp, the parent company of Home Federal Savings Bank, ("Home Federal") whereby it would acquire New York Bancorp in a stock-for-stock exchange. Under the terms of the agreement, each share of New York Bancorp common stock will be converted into the Company's common stock at a fixed exchange ratio of 1.19. The agreement permits New York Bancorp to terminate the transaction if the average closing price of the Company's shares falls below $25.50 for the ten consecutive trading days ending on the date on which the last of all regulatory approvals required to consummate the transaction contemplated by the merger agreement is obtained, unless the Company elects to increase the exchange ratio so that the value of the Company's common stock to be received, in respect to each New York Bancorp common share, is not less than $30.35. The Company also received an option to acquire up to 19.9% of New York Bancorp's outstanding shares at $30.50 per share should certain events occur as set forth in the stock option agreement between the Company and New York Bancorp.

      The transaction is expected to be treated as a tax-free reorganization and accounted for using the pooling-of-interests method of accounting. It is anticipated that the transaction will close on March 27, 1998, following receipt of all required regulatory approvals and certain other customary closing conditions. On January 30, 1998, the shareholders of both companies voted to approve the merger.

      New York Bancorp had total assets of $3.3 billion, net loans of $2.0 billion, deposits of $1.7 billion, and stockholders' equity of $178 million at December 31, 1997. Home Federal operates 35 branch offices throughout Kings, Queens, Richmond, Nassau, and Suffolk counties of New York.


33 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

      The following pro forma financial statements set forth certain selected condensed financial information for the Company and New York Bancorp on an unaudited combined basis, assuming the transaction was completed in 1998.

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AT DECEMBER 31,                                                                     1997          1996
                                                                             -------------------------
(in thousands)
Assets:

  Cash & Due from Banks ..................................................   $   187,055   $   165,708
  Federal Funds Sold & Securities Purchased Under Agreements to Resell ...         4,000       125,700
  Securities .............................................................     3,919,932     3,153,466
  Loans, net of Unearned Income ..........................................     5,739,131     5,044,073
  Allowance for Loan Losses ..............................................        74,393        73,280
                                                                             -------------------------
  Net Loans ..............................................................     5,664,738     4,970,793
                                                                             -------------------------
  Intangible Assets ......................................................        96,398        82,073
  Other Assets ...........................................................       201,509       193,694
                                                                             -------------------------
   Total Assets ..........................................................   $10,073,632   $ 8,691,434
                                                                             =========================

Liabilities and Stockholders' Equity:

  Demand Deposits ........................................................   $   948,458   $   771,920
  Savings, N.O.W. & Money Market Deposits ................................     3,008,839     2,970,502
  Time Deposits ..........................................................     2,380,642     2,457,438
                                                                             -------------------------
  Total Deposits .........................................................     6,337,939     6,199,860
                                                                             -------------------------
  Federal Funds Purchased & Securities Sold Under Agreements to Repurchase     2,104,036     1,075,487
  Other Borrowings .......................................................       449,600       590,088
  Accrued Expenses & Other Liabilities ...................................       211,904       116,928
                                                                             -------------------------
  Total Liabilities ......................................................   $ 9,103,479   $ 7,982,363
                                                                             -------------------------
  Capital Securities .....................................................       199,264        99,637
  Stockholders' Equity ...................................................       770,889       609,434
                                                                             -------------------------
   Total Liabilities and Stockholders' Equity ............................   $10,073,632   $ 8,691,434
                                                                             =========================


34 NORTH FORK BANCORPORATION

PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31,                            1997       1996       1995
                                                        ------------------------------
(in thousands, except per share amounts)
Interest Income .....................................   $723,370   $612,798   $529,464
Interest Expense ....................................    326,803    281,107    242,129
                                                        ------------------------------
Net Interest Income .................................    396,567    331,691    287,335
Provision for Loan Losses ...........................      8,100      8,000     13,525
                                                        ------------------------------
  Net Interest Income after Provision for Loan Losses    388,467    323,691    273,810
Non-Interest Income .................................     51,970     39,566     30,470
Net Securities Gains ................................      8,407      6,224      5,886
Non-Interest Expense ................................    173,709    161,032    142,671
SAIF Recapitalization Charge ........................         --     17,782         --
Merger Related Restructure Charges ..................         --     21,613     19,024
                                                        ------------------------------
Income Before Income Taxes ..........................    275,135    169,054    148,471
Provision for Income Taxes ..........................    104,614     74,606     69,567
                                                        ------------------------------
  Net Income ........................................   $170,521   $ 94,448   $ 78,904
                                                        ==============================

Earnings Per Share-Diluted ..........................   $   1.82   $   1.02   $   0.82
Weighted Average Shares Outstanding-Diluted .........     93,535     92,706     96,153

(1) New York Bancorp's annual reporting period is as of and for the year ended September 30, whereas the Company utilizes a calendar year basis. The pro forma condensed combined financial statements reflect the combination of the Company at and for the years ended December 31 with New York Bancorp at and for the years ended September 30 for all periods presented.

      In connection with the merger, New York Bancorp will reissue approximately 800,000 shares of its treasury stock prior to consummation of the merger, in order that the merger will not fail to qualify for pooling-of-interest accounting treatment by virtue of the number of shares of New York Bancorp treasury stock. It is currently expected that the shares will be reissued on or about the merger date. The pro forma financial statements shown above do not give effect to the reissuance.

      Additionally, the Company will recognize, at the merger date, a non-recurring merger and related restructuring charge of approximately $34.4 million, net of taxes. Merger expenses will consist primarily of investment banking, legal, and other professional fees. Restructure related expenses will consist primarily of severance and other employee related costs, facility and system costs associated with lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations and duplicate headquarter and operational facilities, costs associated with the cancellation of certain data and item processing contracts, and the recapture of New York Bancorp's state and local tax bad debt reserves. The pro forma financial statements shown above have not been adjusted to reflect this non-recurring charge.

      The pro forma Tier I, total risk based and leverage capital ratios of the combined Company were 14.86%, 16.09%, and 8.39%, respectively, at December 31, 1997.

      Management is currently reviewing the investment securities portfolios of New York Bancorp to determine the classification of such securities as either available-for-sale or held-to-maturity in connection with the Company's existing interest rate risk position.


35 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 3 -- SECURITIES

HELD-TO-MATURITY SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of held-to-maturity securities were as follows at December 31,

                                                  1997                                                 1996
                            -------------------------------------------------------------------------------------------------------
                                              GROSS        GROSS                                   GROSS        GROSS
                             AMORTIZED   UNREALIZED   UNREALIZED          FAIR    AMORTIZED   UNREALIZED   UNREALIZED          FAIR
   (in thousands)                 COST        GAINS      (LOSSES)        VALUE         COST        GAINS      (LOSSES)        VALUE
                            -------------------------------------------------------------------------------------------------------
Mortgage-Backed
  Securities ............   $  403,646       $2,110      $(1,660)   $  404,096   $  463,760       $2,241     $ (4,264)   $  461,737
CMO Private Issuances ...      466,100        1,752       (2,308)      465,544      546,513          883       (5,191)      542,205
CMO Agency Issuances ....      124,386          784         (115)      125,055      152,541          366         (539)      152,368
State & Municipal
  Obligations ...........      114,511        1,702         (114)      116,099      121,945          583         (864)      121,664
U.S. Government Agencies'
  Obligations ...........           96           --           --            96        2,601           --           --         2,601
Other Securities ........        9,729           74          (33)        9,770       12,755          144           (2)       12,897
                            -------------------------------------------------------------------------------------------------------
                            $1,118,468       $6,422      $(4,230)   $1,120,660   $1,300,115       $4,217     $(10,860)   $1,293,472
                            =======================================================================================================

AVAILABLE-FOR-SALE SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of available-for-sale securities were as follows at December 31,

                                                   1997                                                 1996
                            -------------------------------------------------------------------------------------------------------
                                               GROSS        GROSS                                   GROSS        GROSS
                             AMORTIZED    UNREALIZED   UNREALIZED          FAIR    AMORTIZED   UNREALIZED   UNREALIZED         FAIR
   (in thousands)                 COST         GAINS      (LOSSES)        VALUE         COST        GAINS      (LOSSES)       VALUE
                            -------------------------------------------------------------------------------------------------------
Mortgage-Backed
  Securities ............   $  686,574       $ 6,270        $(212)   $  692,632     $616,721       $2,435      $(4,083)    $615,073
CMO Private Issuances ...      593,366         4,657          (76)      597,947       17,295           43          (42)      17,296
CMO Agency Issuances ....       12,125           269           --        12,394       14,286          170           --       14,456
U.S. Government Agencies'
  Obligations ...........      136,441         3,563           --       140,004       94,262           --       (1,011)      93,251
U.S. Treasury Securities        32,963           156           --        33,119       78,760           93       (1,863)      76,990
Equity Securities .......      113,304         9,280         (427)      122,157       39,728          721         (124)      40,325
Other Securities ........       57,972         4,492           (3)       62,461           --           --           --           --
                            -------------------------------------------------------------------------------------------------------
                            $1,632,745       $28,687        $(718)   $1,660,714     $861,052       $3,462      $(7,123)    $857,391
                            =======================================================================================================

      Collateralized mortgage obligations ("CMO") securities, collateralized by either U.S. Government agency mortgage-backed securities ("MBS") or whole loans, are principally current pay sequentials or PAC structures with a current weighted average life of 2.5 years.


36 NORTH FORK BANCORPORATION

      The amortized cost and estimated fair value of securities at December 31, 1997, by contractual maturity, are presented in the table below. Expected maturities will differ from contractual maturities since issuers may have the right to call or prepay obligations without call or prepayment penalties.

                                              HELD-TO-MATURITY          AVAILABLE-FOR-SALE
                                         -------------------------------------------------
                                          AMORTIZED         FAIR    AMORTIZED         FAIR
(in thousands)                                 COST        VALUE         COST        VALUE
                                         -------------------------------------------------
Due in one year or less ..............   $   10,121   $   10,120   $   12,235   $   12,241
Due after one year through five years        43,563       44,074       19,916       20,066
Due after five years through ten years       70,404       71,506      136,441      140,004
Due after ten years ..................          248          265       58,784       63,273
                                         -------------------------------------------------
Subtotal .............................      124,336      125,965      227,376      235,584
Mortgage-Backed Securities ...........      403,646      404,096      686,574      692,632
CMO's ................................      590,486      590,599      605,491      610,341
Equity Securities ....................           --           --      113,304      122,157
                                         -------------------------------------------------
                                         $1,118,468   $1,120,660   $1,632,745   $1,660,714
                                         =================================================

      The prepayment of MBS's and CMO's is actively monitored through the portfolio management function. Management typically invests in MBS's and CMO's with stable cash flows and relatively short duration, thereby limiting the impact of interest rate fluctuations on the portfolio. Management regularly performs simulation testing to assess the impact that interest and market rate changes would have on its MBS portfolio.

      The proceeds, gross realized gains and gross realized losses on the sale of securities available-for-sale were as follows at December 31,

(in thousands)                              1997           1996           1995
                                        --------------------------------------
Proceeds from Sales ...............     $214,748       $634,588       $103,510
                                        ======================================

Gross Realized Gains ..............        7,163          4,491          7,102
Gross Realized (Losses) ...........         (936)        (2,613)          (368)
                                        --------------------------------------
Net Realized Gains/(Losses) .......     $  6,227       $  1,878       $  6,734
                                        ======================================

      Gross realized gains in 1997 and 1996 resulted principally from the sale of equity positions in certain financial institutions. At December 31, 1997, held-to-maturity securities carried at $418.3 million and available-for-sale securities carried at $1.2 billion were pledged for various purposes as required by law and to secure securities sold under agreements to repurchase and other borrowings. At December 31, 1996, held-to-maturity securities carried at $358.0 million and available-for-sale securities carried at $603.5 million were similarly pledged as collateral.

NOTE 4 -- LOANS

The composition of the loan portfolio is summarized as follows at December 31,

                                                      %                       %
(dollars in thousands)                  1997   of Total         1996   of Total
                                  ---------------------------------------------
Mortgage Loans-Multi-family ...   $1,169,299        32%   $  956,718        30%
Mortgage Loans-Residential ....    1,012,792        27%      985,983        31%
Mortgage Loans-Commercial .....      742,881        20%      635,042        20%
Commercial & Industrial .......      433,388        12%      347,437        11%
Consumer Loans and Leases .....      312,113         8%      219,127         7%
Construction and Land Loans ...       44,177         1%       49,779         1%
                                  ---------------------------------------------
  Total .......................   $3,714,650       100%   $3,194,086       100%
Less: Unearned Income .........       14,630                  22,561
                                  ----------              ----------
  Loans, net of unearned income   $3,700,020              $3,171,525
                                  ==========              ==========


37 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

      The loan portfolio is principally located in the metropolitan New York area and to a lesser extent, the Connecticut county of New Haven. The risk inherent in this portfolio is dependent not only upon regional and general economic stability which affects property values, but also the financial well-being and creditworthiness of the borrowers. Loans outstanding totaled $3.7 billion at December 31, 1997, an increase of $521 million or 16% from the 1996 year end level of $3.2 billion, of which approximately $114 million was acquired from Branford. Branford's loan portfolio is comprised primarily of residential and commercial mortgages. Aggregate loan growth during 1997 consisted of a 22.2% increase in multi-family mortgage loans to $1.2 billion, a 42.4% increase in consumer loans and leases to $312.1 million, a 17% increase in commercial mortgage loans to $742.8 million, a 24.7% increase in commercial loans to $433.3 million, and a 2.7% increase in residential mortgage loans to $1.0 billion at December 31, 1997.

      To minimize the credit risk related to the portfolio's real estate concentration, management utilizes prudent underwriting standards as well as diversifying the type and locations of loan placements. The multi-family lending business includes loans on various types and geographically diverse apartment complexes. Multi-family mortgages are dependent largely on sufficient income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family mortgages do not fully amortize. Therefore, the principal outstanding is not significantly reduced prior to contractual maturity. The residential mortgage portfolio is comprised primarily of first mortgage loans on owner occupied 1-4 family residences located in the metropolitan New York area. The commercial mortgage portfolio contains loans secured by professional office buildings, retail stores, shopping centers and industrial developments. Land loans are used to finance the acquisition of vacant land for future residential and commercial development. Construction loans principally finance the construction of industrial developments and single-family subdivisions. Commercial loans consist primarily of loans to small and medium size businesses. Consumer loans and leases represent credit to individuals for household, family, and other personal expenditures and consist primarily of loans to finance new and used automobiles.

      The Company's real estate underwriting standards include various limits on the loan to value ratios based on the type of property, and management considers among other things, the creditworthiness of the borrower, the location of the real estate, the condition and value of the security property, the quality of the organization managing the property, and the viability of the project including occupancy rates, tenants and lease terms. Additionally, the underwriting standards require appraisals and periodic inspections of the properties, as well as ongoing monitoring of operating results.

      Mortgage loans serviced for others aggregated $358.0 million and $427.2 million as of December 31, 1997 and 1996, respectively. At December 31, 1997, the Company had $4.3 million in residential mortgage loans held-for-sale.

NON-PERFORMING ASSETS

Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of property acquired through foreclosure or deeds in lieu of foreclosure. Non-performing assets declined to $20.0 million at December 31, 1997, as compared to $22.2 million at December 31, 1996. This reduction was achieved principally through the sale of approximately $4.8 million in non-performing assets against which the Company recognized a $1.7 million charge to the allowance and loan losses. This reduction was partially offset by $1.2 million in non-performing assets acquired in the Branford acquisition.

      Non-performing assets at December 31, consisted of the following:

(in thousands)                                                 1997         1996
                                                            --------------------
Loans Ninety Days Past Due and Still Accruing ........      $ 1,713      $ 2,596
Non-Accrual Loans ....................................       13,692       17,745
                                                            --------------------
Non-Performing Loans .................................       15,405       20,341
Other Real Estate ....................................        4,580        1,898
                                                            --------------------
Non-Performing Assets ................................      $19,985      $22,239
                                                            ====================

      Non-performing loans at December 31, 1997 consisted of $5.7 million in residential mortgages, $4.1 million in commercial mortgages, $3.4 million in commercial loans, $1.2 million in construction and land development loans, and $1.0 million in consumer loans and leases. Non-performing loans at December 31, 1996 consisted of $7.3 million in commercial loans, $5.1 million in residential mortgages, $4.1 million in commercial mortgages, $2.5 million in construction and land development loans, $.8 million in multi-family mortgages and $.5 million in consumer loans and leases.


38 NORTH FORK BANCORPORATION

      Interest foregone on non-accrual loans, or the amount of income that would have been earned had those loans remained performing, aggregated $1.4 million, $2.4 million, and $3.8 million in 1997, 1996, and 1995, respectively.

RESTRUCTURED LOANS

Restructured, accruing loans were $9.6 million and $13.7 million at December 31, 1997 and 1996, respectively. The decline in the level of restructured, accruing loans was achieved through principal repayments, maturities, and the satisfaction of the performance requirements on certain of these loans during 1997. The amount of interest income recorded on restructured loans was approximately $.7 million, $1.0 million, and $3.1 million in 1997, 1996, and 1995, respectively. The difference between interest income included in the results of operations under the restructured terms, and that amount which would have been recognized had these loans performed in accordance with their original terms, was immaterial.

      At December 31, 1997, the Company had no commitments to lend additional funds to borrowers whose loans are non-performing or whose terms have been previously restructured.

RELATED PARTY LOANS

Loans to related parties include loans to directors and their related companies and executive officers of the Company and its subsidiaries. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks. Related party loans aggregated $2.6 million and $1.5 million at December 31, 1997 and 1996, respectively.

NOTE 5 -- ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses is shown below for the years ended December 31,

(in thousands)                                                             1997        1996        1995
                                                                        -------------------------------
Balance at Beginning of Year .......................................    $53,894     $56,627     $61,247
Provisions for Loan Losses .........................................      6,000       6,800      11,825
Recoveries Credited to the Allowance ...............................      2,404       2,610       3,914
                                                                        -------------------------------
                                                                         62,298      66,037      76,986
Losses Charged to the Allowance ....................................     (9,094)    (15,425)    (20,851)
Additional Allowance Acquired in Purchase Acquisitions .............      2,494       3,092         492
North Side Net Activity for the Three Months Ended December 31, 1995         --         190          --
                                                                        -------------------------------
Balance at End of Year .............................................    $55,698     $53,894     $56,627
                                                                        ===============================

NOTE 6 -- PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31,

(in thousands)                                              1997           1996
                                                         ----------------------
Land .............................................       $15,478        $15,599
Bank Premises ....................................        41,924         40,861
Leasehold Improvements ...........................        16,098         13,915
Equipment ........................................        43,073         44,278
                                                         ----------------------
                                                         116,573        114,653
Accumulated Depreciation and Amortization ........       (52,059)       (49,123)
                                                         ----------------------
                                                         $64,514        $65,530
                                                         ======================


39 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 7 -- FEDERAL FUNDS PURCHASED & SECURITIES SOLD UNDER AGREEMENTS TO
          REPURCHASE

The following is a summary of federal funds purchased and securities sold under agreements to repurchase at and for the years ended December 31,

(dollars in thousands)                                1997        1996        1995
                                                ----------------------------------
Federal Funds Purchased

  Period End Balance ........................   $   40,000    $     --    $     --
  Maximum Amount Outstanding at Any Month End       80,000      90,000      60,000
  Average Outstanding Balance ...............       27,563      34,756      11,133
  Weighted Average Interest Rate Paid .......         5.66%       5.51%       5.89%
  Weighted Average Interest Rate at Year End          6.81%         --          --

Securities Sold Under Agreements
to Repurchase

  Period End Balance ........................   $1,223,705    $621,789    $642,369
  Accrued Interest Payable at Period End ....        4,859       1,604       2,422
  Maximum Amount Outstanding at Any Month End    1,425,549     961,626     859,869
  Average Outstanding Balance ...............    1,152,590     576,204     339,260
  Weighted Average Interest Rate Paid .......         5.97%       5.71%       5.88%
  Weighted Average Interest Rate at Year End          5.95%       5.79%       5.97%

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

      The following is a summary of the amortized cost and fair value of assets sold under agreements to repurchase, in addition to the amounts of and interest rates on the related borrowings.

                                MORTGAGE-BACKED SECURITIES(1)                     U.S. GOVERNMENT AGENCIES(1)
                      ---------------------------------------------------------------------------------------------------
                       AMORTIZED         FAIR   REPURCHASE    AVERAGE    AMORTIZED        FAIR    REPURCHASE      AVERAGE
(dollars in thousands)      COST        VALUE    LIABILITY(2)    RATE         COST       VALUE     LIABILITY(2)      RATE
                      ---------------------------------------------------------------------------------------------------
Up to 30 Days .....   $   85,059   $   85,832   $   81,355      5.97%     $     --     $     --     $     --          --
30 to 90 Days .....           --           --           --        --            --           --           --          --
90 Days to 1 Year .      205,648      206,912      200,000      5.99%           --           --           --          --
In Excess of 1 Year      856,739      862,917      814,000      5.95%      135,030      138,565      128,350        5.90%
                      ---------------------------------------------------------------------------------------------------
  Total ...........   $1,147,446   $1,155,661   $1,095,355      5.98%     $135,030     $138,565     $128,350        5.90%
                      ===================================================================================================

(1) Excludes accrued interest receivable of $7.0 million and $2.1 million in mortgage-backed securities and U.S. government agencies, respectively, securing the related repurchase agreements.
(2) Excludes accrued interest payable.


40 NORTH FORK BANCORPORATION

NOTE 8 -- OTHER BORROWINGS

The Company has outstanding a $25.0 million, 7.56% Senior Note (the "Note") due April 20, 1999. The Note imposes certain restrictions on the Company. These restrictions include, but are not limited to, the maintenance of certain capital levels, limitations on the payment of dividends, limitations on the repurchase of common stock, and additionally, the Note contains certain prepayment penalties. At December 31, 1997, the Company was in compliance with the covenants of the Note.

      At December 31, 1997 and 1996, the Company had $10 million in long-term Federal Home Loan Bank advances outstanding. These advances bear an interest rate of 10% and mature on April 28, 1999.

      During 1997, the Company entered into short-term borrowing arrangements with Federal Home Loan Bank. At December 31, 1997, there was $1.0 million outstanding. Average borrowings during 1997 were $12.6 million at a weighted average interest rate of 5.69%. The maximum outstanding at any month end during 1997 was $50 million.

      The Company's bank subsidiaries have arrangements with various correspondent banks providing short-term credit for regulatory liquidity requirements. These lines of credit aggregated $150.0 million and $145.0 million at December 31, 1997 and 1996, respectively.

NOTE 9 -- CAPITAL SECURITIES

Company obligated mandatorily redeemable capital securities of subsidiary trusts ("Capital Securities") are summarized as follows at December 31,

(dollars in thousands)                                         1997         1996
                                                           ---------------------
8.00% Capital Securities due December 15, 2027 .......     $ 99,615      $    --
8.70% Capital Securities due December 15, 2026 .......       99,649       99,637
                                                           ---------------------
                                                           $199,264      $99,637
                                                           =====================

      The aforementioned Capital Securities were issued by the Company in December 1997 and 1996 through wholly-owned statutory business trust subsidiaries (collectively, the "Trusts"). The Trusts were formed with initial capitalizations in common stock and for the exclusive purpose of issuing the Capital Securities and using the proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are due at maturity, are non-callable at any time in whole or in part for ten years from the date of issuance, except in certain circumstances, but may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity.

      At December 31, 1997, $172.3 million of these Capital Securities qualified as Tier I capital with the remainder qualifying as Tier II capital for regulatory capital purposes. Upon consummation of the merger with New York Bancorp, it is anticipated that the full amount will qualify as Tier I Capital. The costs associated with these issuances have been capitalized and are being amortized using the straight-line method to maturity.


41 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 10 -- INCOME TAXES

The components of the consolidated provision for income taxes is shown below for the years ended December 31,

(in thousands)                                   1997          1996         1995
                                              ----------------------------------
Current Tax Expense ....................      $73,027       $44,384      $41,285
Deferred Tax (Benefit)/Expense .........       (1,098)        5,446        8,565
                                              ----------------------------------
Total Provision for Income Taxes .......      $71,929       $49,830      $49,850
                                              ==================================

      The following table reconciles the statutory Federal tax rate to the effective tax rate on income before income taxes for the years ended December 31,

                                                                            1997      1996      1995
                                                                          --------------------------
Federal Statutory Rates ...............................................   35.00%    35.00%    35.00%
Increases/(Reduction) Resulting from:
   State and Local Income Taxes, Net of Federal Income Tax Benefit ....    3.39%     6.49%     8.11%
   Amortization of Intangible Assets ..................................    0.62%     0.96%     0.50%
   Tax Exempt Interest, net ...........................................   (1.06%)   (1.67%)   (0.88%)
   Nondeductible Merger Related Expenses ..............................      --      2.73%       --
   Accretion/Amortization of Purchase Accounting Premiums and Discounts    0.09%     0.15%    (0.01%)
   Dividend Received Deduction ........................................   (0.59%)      --        --
   Other, net .........................................................    0.16%     0.72%    (0.18%)
                                                                          --------------------------
   Effective Tax Rate .................................................   37.61%    44.38%    42.54%
                                                                          ==========================

RECONCILIATION OF STATUTORY RATE TO EFFECTIVE RATE

The components of the net deferred tax asset are included in "Other Assets" in the accompanying consolidated balance sheets at December 31, and are as follows:

(in thousands)                                                 1997        1996
                                                            -------------------
Deferred Tax Assets

  Allowance for Loan Losses .............................. $ 20,617     $20,955
  Deferred Compensation and Other Employee Benefit Plans .    4,434       3,059
  Net Operating Loss Carry Forward .......................    4,011          --
  Deductible Merger Related Restructure Charges ..........    1,664       3,113
  Excess of Tax Basis Over Book Basis-Other Real Estate ..      190         559
  Unrealized Loss on Securities Available-for-Sale .......       --       1,986
  Other ..................................................    2,752       2,185
                                                            -------------------
   Gross Deferred Tax Asset .............................. $ 33,668     $31,857
  Valuation Allowance ....................................   (7,342)     (4,567)
                                                            -------------------
   Deferred Tax Asset .................................... $ 26,326     $27,290
                                                            ===================
Deferred Tax Liabilities

  Unrealized Gain on Securities Available For Sale .......  (12,028)         --
  Tax Bad Debt Recapture .................................     (929)     (2,682)
  Excess of Book Basis Over Tax Basis, Premises &
    Equipment                                                  (248)     (1,767)
  Other ..................................................   (3,046)     (1,840)
                                                            -------------------
   Gross Deferred Tax Liability ..........................  (16,251)     (6,289)
                                                            -------------------
   Net Deferred Tax Asset ................................ $ 10,075     $21,001
                                                            ===================


42 NORTH FORK BANCORPORATION

      During 1997, the deferred tax asset valuation allowance increased $2.8 million to $7.3 million as a result of the Branford acquisition and management's decision to reserve against a portion of Branford's net operating loss carryforward, due primarily to the uncertainty regarding the ultimate realization of the Connecticut State benefit. The Connecticut net operating loss carryforward expires in 1999. Additionally, management continues to reserve for a portion of the New York State and City deferred tax asset due to uncertainties of realization, since New York State and City law do not provide for the utilization of net operating loss carryforwards or carrybacks.

      Management anticipates that the realization of the net deferred tax asset of $10.1 million at December 31, 1997, is more likely than not, based on existing carryback ability, available tax planning strategies, and projected taxable income.

NOTE 11 -- RETIREMENT AND OTHER EMPLOYEE BENEFITS PLANS

RETIREMENT PLANS

The Company maintains a retirement plan (the "Plan") covering substantially all of its full-time employees. Participants accrue a benefit each year equal to five percent of their annual compensation, as defined, plus a rate of interest based on one-year Treasury Bill rates, credited quarterly. Plan assets are invested in a diversified portfolio of fixed income securities, mutual funds and equity securities. The Company contributes to the Plan an amount sufficient to meet Employee Retirement Income Security Act ("ERISA") funding standards. North Side maintained a retirement plan covering substantially all of its full-time employees, subject to certain limitations. Benefits under this plan were based on years of service and the highest level of compensation during a specific period. As of December 31, 1996, the North Side plan was curtailed, and all future benefit accruals ceased. Subsequent to the merger, all former North Side employees retained by the Company meeting Plan requirements became eligible for participation in the Plan. Effective September 30, 1997, the former North Side plan was merged with that of the Company. The following table sets forth the funded status of the Plan, and amounts recognized in the accompanying consolidated financial statements at December 31,

(in thousands)                                                         1997        1996
                                                                   --------------------
Actuarial Present Value of Accumulated Benefit Obligation:
  Vested Benefits ..............................................   $(44,139)   $(20,874)
  Non-Vested Benefits ..........................................       (917)     (1,933)
                                                                   --------------------
Accumulated Benefit Obligation .................................    (45,056)    (22,807)
  Effect of Projected Future Compensation Levels ...............       (416)       (230)
                                                                   --------------------
  Projected Benefit Obligation .................................    (45,472)    (23,037)
  Plan Assets at Fair Value ....................................     48,530      22,978
                                                                   --------------------
  Plan Assets in Excess/(Less than) Projected Benefit Obligation      3,058         (59)
  Unrecognized Net Asset Value Existing at Plan Year End .......       (267)       (330)
  Unrecognized Net (Gain)/Loss .................................     (1,087)      3,314
  Unrecognized Prior Service Cost ..............................     (2,022)     (2,536)
                                                                   --------------------
  (Accrued)/Prepaid Pension Cost ...............................   $   (318)   $    389
                                                                   ====================


43 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

      The following table sets forth the component of net periodic pension expense for the years ended December 31,

(in thousands)                                                 1997      1996      1995
                                                             --------------------------
Components of Net Periodic Pension Expense:
  Service Cost-Benefits Earned During the Year ...........   $1,447    $  991    $  834
  Interest Cost on Projected Benefit Obligation ..........    2,925     1,297     1,268
  Net Amortization and Deferral ..........................    2,146       470     1,630
                                                             --------------------------
                                                             $6,518    $2,758    $3,732
  Actual Return on Plan Assets ...........................    6,199     2,089     2,954
                                                             --------------------------
  Net Periodic Pension Expense ...........................   $  319    $  669    $  778
                                                             ==========================

Assumptions Used in Actuarial Computations are as follows:
  Weighted Average Discount Rate .........................     7.00%     7.75%     7.25%
  Rate of Increase in Future Compensation Levels .........     4.50%     4.50%     4.50%
  Expected Long-Term Rate of Return on Assets ............     8.50%     8.50%     8.50%

      The Company maintains a supplemental retirement plan which restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The projected benefit obligation, which is unfunded, was $168 thousand at December 31, 1997 and $45 thousand at December 31, 1996. Net periodic pension expense incurred in 1997, 1996, and 1995, for the supplemental retirement plan was $31 thousand, $11 thousand, and $33 thousand, respectively. The weighted average discount rate utilized to determine the projected benefit obligation was 7.0%, 7.75%, and 7.25% for 1997, 1996 and 1995, respectively. The assumed rate of future compensation increases was 4.50% for 1997, 1996, and 1995.

POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides certain health care and life insurance benefits to eligible retired employees. Health care benefits received range between 0% and 100% of coverage premiums based on an employee's age, years of service and retirement date. Participants who retire after November 1, 1992 are responsible for all premium increases after 1997. The Company's plan for its post-retirement obligation is unfunded.

      The following table sets forth information related to the Company's post-retirement benefit obligation at December 31,

(in thousands)                                                1997         1996
                                                            -------------------
Accumulated Post-Retirement Benefit Obligation (APBO):
  Retirees and Beneficiaries Eligible for Benefits .....    $5,894       $6,413
  Fully Eligible Active Plan Participants ..............       312          364
  Other Active Plan Participants .......................       967          914
                                                            -------------------
  Accumulated Post-Retirement Benefit Obligation .......     7,173        7,691
  Unrecognized Transition Obligation ...................    (1,803)      (3,298)
  Unrecognized Prior Service Cost ......................       646          684
  Unrecognized Net Loss ................................    (2,263)      (1,885)
                                                            -------------------
  Accrued Post-Retirement Benefit Obligation ...........    $3,753       $3,192
                                                            ===================

      The weighted average discount rate utilized to determine the accumulated post-retirement benefit obligation was 7.0% and 7.75% in 1997 and 1996, respectively. The assumed rate of future compensation increases was 5.50% for both years. The weighted average discount rate utilized to determine the net periodic post-retirement benefits expense was 7.75% and 7.25% for 1997 and 1996, respectively.


44 NORTH FORK BANCORPORATION

      In measuring the APBO, a 7.0% annual trend rate for health care costs was assumed for the year ended December 31, 1997. These rates are assumed to decline ratably to 5.5% through 2010, and remain at that level thereafter. However, for retirees after November 1, 1992, no increases in the annual trend rate are assumed for after 1997. If the assumed health care cost trend rate changed by 1%, the APBO at December 31, 1997 would change by 5.1%. The effect of a 1% change in the health care cost trend rate on the service and interest cost components of net periodic post-retirement benefits expense would be a change of 4.9%.

      The following table sets forth the components of net periodic post-retirement benefits expense for the years ended December 31,

(in thousands)                                                                        1997   1996   1995
                                                                                      ------------------
Service Cost (Benefits Earned During the Year) ....................................   $ 60   $ 85   $ 73
Interest Cost on Accumulated Post-Retirement Benefit Obligation ...................    470    561    528
Amortization of Transition Obligation, Net Loss and Unrecognized Prior Service Cost    175    258    154
                                                                                      ------------------
  Net Periodic Post-Retirement Benefits Expense ...................................   $705   $904   $755
                                                                                      ==================

401(K) SAVINGS PLAN

The Company maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the savings plan after completing one year of service. Under the provisions of the savings plan, employee contributions are partially matched by the Company. This matching is fully vested for employees participating at the inception date of the plan, however, the matching vests for all other plan participants 25% per year beginning the second year of participation. Participant account balances are invested at the direction of the participant into one or more investment funds, including a fund which invests in shares of the Company's common stock. 401(k) plan expense was $1.1 million, $1.2 million, and $1.1 million for the years ended 1997, 1996, and 1995, respectively.

NOTE 12 -- COMMON STOCK PLANS

1994 KEY EMPLOYEE STOCK PLAN

The plan provides for three types of awards, incentive stock options, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to employees by the Compensation Committee. In 1996, shareholders approved an amendment to the Plan to increase the number of shares issuable thereunder from 1,400,000 to 2,400,000 shares, with no more than 800,000 authorized for restricted stock. Restricted stock awarded under the plan contains similar restrictions as those under the 1987 Long Term Incentive Plan. The Compensation Committee, in its sole discretion, may also accelerate the removal of any or all restrictions. If the Company is a party to a merger, consolidation, sale of substantially all assets or similar transaction and, as a result, the common stock is exchanged for stock of another corporation, cash or other consideration, all restrictions on unvested options outstanding and restricted stock awarded under the plan and then outstanding will lapse and cease to be effective, as of the day on which such corporate change is consummated. At December 31, 1997, 189,170 shares remain authorized and unissued.

NORTH SIDE STOCK PLANS--PRE-MERGER

North Side maintained several incentive stock option and non-qualified stock option plans for its officers and key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant. Options awarded under the plans vested and became exercisable with respect to 20% of the shares per year beginning on the first anniversary of each grant and were exercisable over a ten year period from the date of grant. Pursuant to the merger agreement, options outstanding under these plans were converted into options on the Company's stock at exercise prices ranging from $2.78 and $9.32. North Side maintained a Management Development and Recognition Plan (the "Plan") under which key employees participated in awards in the form of common stock held in trusts by the Plan for the benefit of participants pending the vesting of such shares. Participants under the Plan became fully vested at the merger date. Compensation expense recognized under the Plan was $566 thousand in 1996 and $94 thousand in 1995.


45 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

1997 NON-OFFICER STOCK PLAN

The Plan provides for two types of awards, non-qualified stock options and restricted stock awards, for a broad range of full-time employees of the company who are not officers, as defined in the Plan. The number of shares issuable thereunder, either as restricted stock or non-qualified options, is limited to 250,000 shares. Each non-qualified stock option granted will have a minimum six month vesting period. Restricted stock under the plan contains similar restrictions as those under the 1987 and 1994 Plans. Awards are granted to employees by the Compensation Committee. The Committee can, at their discretion, accelerate the removal of any or all restrictions. If the company is a party to the merger, consolidation, sale of substantially all assets or similar transaction and, as a result, the common stock is exchanged for stock of another corporation, cash or other consideration, all restrictions on unvested options outstanding, and restricted stock awarded under the plan and then outstanding will lapse and cease to be effective as of the day on which such corporate changes is consummated. The right to grant awards under the plan will terminate on November 30, 1998. At December 31, 1997, 62,700 shares remain authorized and unissued.

      The following is a summary of the activity in the stock option plans for the three year period ended December 31,

                                          1997                     1996                   1995
                                   --------------------------------------------------------------------
                                               WEIGHTED                 WEIGHTED               WEIGHTED
                                                AVERAGE                  AVERAGE                AVERAGE
                                               EXERCISE                 EXERCISE               EXERCISE
                                      OPTIONS     PRICE      OPTIONS(1)    PRICE      OPTIONS     PRICE
                                   --------------------------------------------------------------------
Outstanding at Beginning of Year    2,558,692    $ 9.55    2,698,904      $ 6.44    4,089,706     $5.07
Granted ........................      889,176     19.91    1,102,184       13.23      160,264      6.97
Exercised ......................   (1,575,684)     8.72   (1,220,742)       6.03   (1,432,334)     2.37
Canceled .......................       (6,400)    13.53      (21,654)       7.64     (118,732)     8.97
                                   --------------------------------------------------------------------
Outstanding at End of Year .....    1,865,784     15.17    2,558,692        9.55    2,698,904      6.44
                                   ====================================================================

Options exercisable at Year End     1,672,579    $14.52    2,088,024      $ 8.52    2,043,186     $6.62
                                   ====================================================================

(1) Includes 1995 performance awards that were granted in January 1996 and 1996 performance awards that were granted in December 1996.

      The following is a summary of the information concerning currently outstanding and exercisable options as of December 31, 1997:

                            OPTIONS
                           OUTSTANDING
------------------------------------------------------------------
                                         WEIGHTED         WEIGHTED
RANGE OF                                  AVERAGE          AVERAGE
EXERCISE             OPTIONS            REMAINING         EXERCISE
PRICES            OUTSTANDING                LIFE            PRICE
------------------------------------------------------------------
$ 1.19-$ 9.52         450,196                5.40           $ 6.38
$ 9.52-$19.03       1,257,488                6.20           $16.26
$19.03-$31.72         158,100                9.90           $31.56
------------------------------------------------------------------
$ 1.19-$31.72       1,865,784                6.30           $15.17
==================================================================


             OPTIONS
           EXERCISABLE
-------------------------------
                       WEIGHTED
                        AVERAGE
   OPTIONS             EXERCISE
EXERCISABLE               PRICE
-------------------------------
    422,296              $ 6.28
  1,169,283               16.30
     81,000               31.72
-------------------------------
  1,672,579              $14.52
===============================

      The following is a summary of the activity in the restricted stock plans for the years ended December 31,

                                         1997                 1996                 1995
                                    -----------------------------------------------------------
                                             WEIGHTED             WEIGHTED             WEIGHTED
                                              AVERAGE              AVERAGE              AVERAGE
                                                GRANT                GRANT                GRANT
                                     SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                    -----------------------------------------------------------
Outstanding at Beginning of Year    522,984    $12.61    265,808    $ 8.69    190,284     $8.07
Granted ........................    497,768     29.13    304,800     15.53    117,200      9.00
Vested .........................     (4,537)     4.82    (42,624)     9.57     (7,672)     8.42
Canceled .......................    (23,000)    13.03     (5,000)     8.29    (34,004)     6.36
                                    -----------------------------------------------------------
Outstanding at Year End ........    993,215    $20.92    522,984    $12.61    265,808     $8.69
                                    ===========================================================


46 NORTH FORK BANCORPORATION

      The amount of compensation expense related to restricted stock awards included in compensation and employee benefits was $1.2 million, $.5 million, and $.1 million in 1997, 1996, and 1995, respectively.

      The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock awards. Had compensation expense for the Company's stock option plans been determined based upon the fair value at grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and diluted earnings per share would have been reduced by approximately $2.8 million, or $.04 per share in 1997, $3.2 million, or $.05 per share in 1996, and $68 thousand with no earnings per share impact in 1995. The estimated fair value of the options granted during 1997 ranged from $1.09 to $11.15 and was estimated at $4.65 in 1996 on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used in calculating the fair value of the options granted during 1997: dividend yield 2.25%, volatility ranging from 20-35%, risk-free interest rates ranging from 5.30%-6.30%, no assumed forfeiture rate, and an expected average life of six years for options with a ten year original term or 60% of the options term, if its original maturity is less then ten years. The following assumptions were used in calculating the fair value of the options granted during 1996: dividend yield 2.75%, volatility of 42.8%, risk-free interest rate of 5.80%, no assumed forfeiture and an expected life of six years. The following assumptions were used in calculating the fair value of the options granted during 1995: dividend yield 2.75%, volatility of 40%, risk-free interest rate of 7.27%, no assumed forfeiture and an expected life of six years.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Dividend Reinvestment and Stock Purchase Plan provides stockholders with a method of investing cash dividends and/or optional cash payments in additional common stock. Under the plan, cash dividends and/or optional cash payments can be used to purchase common stock without brokerage commission. The discount can be revised by the Board of Directors at its discretion. The amount of optional cash payment allowed in any month is restricted, requiring a minimum optional cash payment of $200 per month and a maximum optional cash payment for participants of $15,000 regardless of the number of shares owned. At December 31, 1997, 573,097 shares remain authorized and unissued.

SHAREHOLDERS' RIGHTS PLAN AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company maintains a shareholders' rights plan. Each right under the plan entitles the holder, following the occurrence of certain events, to purchase a unit, consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a purchase price of $70 per unit, subject to adjustment. The rights will become exercisable and transferable, apart from the common stock, 10 days after the public announcement that a person or group has acquired 20% or more of the outstanding shares of common stock, 10 business days following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 25% or more of the outstanding shares of common stock, or 10 days after the Board of Directors has determined that any person has become the beneficial owner of a substantial amount (defined as 10% or greater) of the outstanding shares of common stock and that such beneficial ownership is adverse to the Company in certain specified respects. Rights held by such an acquiring person or persons may thereafter become void. Under certain circumstances, a right may become a right to purchase common stock or assets of the Company or common stock of an acquiring corporation, at a substantial discount. Under certain circumstances, the Company may redeem the rights for $.01 per right. The rights will expire at the close of business on March 13, 1999 unless earlier redeemed or exchanged by the Company.

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


47 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 13 -- PARENT COMPANY ONLY

CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS DECEMBER 31,

(in thousands)                                                          1997       1996
                                                                    -------------------
Assets
  Deposits with North Fork ......................................   $  5,292   $    771
  Deposits with Other Financial Institutions ....................         66        160
  Securities Purchased Under Agreements to Resell with North Fork     95,000    148,000
  Securities Available-for-Sale .................................    153,754     10,871
  Investment in Subsidiaries ....................................    560,997    428,336
  Intangible Assets .............................................     28,367      7,291
  Other Assets ..................................................      9,742      1,773
                                                                    -------------------
   Total Assets .................................................   $853,218   $597,202
                                                                    ===================

Liabilities and Stockholders' Equity
  Junior Subordinated Debt (See Note 9) .........................   $205,450   $102,737
  Senior Note Payable ...........................................     25,000     25,000
  Dividends Payable .............................................     10,142      8,112
  Other Liabilities .............................................     10,800      3,822
  Stockholders' Equity ..........................................    601,826    457,531
                                                                    -------------------
   Total Liabilities and Stockholders' Equity ...................   $853,218   $597,202
                                                                    ===================

CONDENSED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,

(in thousands)                                                  1997       1996        1995
                                                            -------------------------------
Income
  Dividends from Subsidiaries ...........................   $ 13,800    $70,839     $ 4,210
  Net Securities Gains ..................................      6,251      2,685       5,041
  Other Income ..........................................     11,294      1,113         745
                                                            -------------------------------
   Total Income .........................................     31,345     74,637       9,996
                                                            -------------------------------
Expense
  Interest on Junior Subordinated Debt ..................      9,463         25          --
  Interest on Other Borrowings ..........................      2,033      1,913       1,901
  Compensation and Employee Benefits ....................      1,211        495         113
  Amortization of Intangible Assets .....................        440        440         440
  Other Expenses ........................................      1,222        975       1,149
                                                            -------------------------------
   Total Expenses .......................................     14,369      3,848       3,603
                                                            -------------------------------
  Income before Income Taxes and Equity in Undistributed
    Earnings of Subsidiaries ............................     16,976     70,789       6,393
  Income Tax Expense/(Benefit) ..........................        151        (52)      1,022
  Equity in Undistributed Earnings of Subsidiaries
   North Fork ...........................................    102,172     (7,867)     61,886
   Non-Bank Subsidiaries ................................        313       (532)         85
                                                            -------------------------------
     Net Income .........................................   $119,310    $62,442     $67,342
                                                            ===============================


48 NORTH FORK BANCORPORATION

CONDENSED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,

(in thousands)                                                 1997         1996         1995
                                                          -----------------------------------
Cash Flows from Operating Activities:
  Net Income ..........................................   $ 119,310      $62,442      $67,342
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
  Depreciation and Amortization .......................       1,218          487          147
  Amortization of Intangible Assets ...................         440          440          440
  Equity in Undistributed Earnings of Subsidiaries ....    (102,485)       8,399      (61,971)
  Proceeds from Sales of Securities Held-for-Trading ..      10,125           --           --
  Purchase of Securities Held-for-Trading .............      (9,670)          --           --
  Net Securities Gains ................................      (6,251)      (2,685)      (5,041)
  Other, Net ..........................................      (4,034)        (366)         479
                                                          -----------------------------------
   Net Cash Provided by Operating Activities ..........       8,653       68,717        1,396
                                                          -----------------------------------
Cash Flows from Investing Activities:
  Proceeds from Sales of Securities Available-for-Sale       36,427       16,083       20,963
  Purchases of Securities Available-for-Sale ..........    (160,894)     (23,822)     (16,152)
  Investment in Subsidiary Trusts .....................      (3,093)      (3,093)          --
                                                          -----------------------------------
   Net Cash (Used in)/Provided by Investing Activities     (127,560)     (10,832)       4,811
                                                          -----------------------------------
Cash Flows from Financing Activities:
  Treasury Stock Activity, net ........................         (38)     (22,566)      (1,316)
  Common Stock Sold for Cash ..........................       3,855       23,485       11,297
  Dividends Paid to Shareholders ......................     (36,196)     (23,174)     (15,435)
  Proceeds from the Issuance of Junior Subordinate Debt     102,713      102,737           --
                                                          -----------------------------------
   Net Cash Provided by/(Used in) Financing Activities       70,334       80,482       (5,454)
                                                          -----------------------------------
  Net (Decrease)/Increase in Cash and Cash Equivalents      (48,573)     138,367          753
  Cash and Cash Equivalents at Beginning of Year ......     148,931       10,564        9,811
                                                          -----------------------------------
   Cash and Cash Equivalents at End of Year ...........   $ 100,358     $148,931      $10,564
                                                          ===================================

NOTE 14 -- REGULATORY MATTERS

The Company and its bank subsidiaries are subject to the risk based capital guidelines administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier 1 capital to total risk weighted assets of 4% and a Tier 1 capital to average assets of 4% ("Leverage Ratio"). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1997, the most recent notification from the various regulators categorized the Company and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and is not subject to any written order, agreement or directive. There are no conditions or events since such notifications that management believes have changed this classification.


49 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

      The following table sets forth the Company's regulatory capital at December 31, 1997, under the rules applicable at such date. At such date, management believes that the Company meets all capital adequacy requirements to which it is subject:

(dollars in thousands)                                         AMOUNT      RATIO
                                                           ---------------------
Tier 1 Capital .......................................     $  662,089     16.67%
Regulatory Requirement ...............................        158,831      4.00%
                                                           ---------------------
Excess ...............................................     $  503,258     12.67%
                                                           ---------------------
Total Risk Adjusted Capital ..........................     $  738,792     18.61%
Regulatory Requirement ...............................        317,661      8.00%
                                                           ---------------------
Excess ...............................................     $  421,131     10.61%
                                                           =====================

Risk Weighted Assets .................................     $3,970,768
                                                           ==========

      The Company's leverage capital ratio at December 31, 1997 was 10.08%. The Tier 1, total risk based and leverage capital ratios of North Fork were 12.32%, 13.57%, and 7.13%, respectively, at December 31, 1997. The Tier I, total risk based and leverage capital ratios of Branford were 15.41%, 16.68%, and 9.16%, respectively, at December 31, 1997.

      Dividends from North Fork to the Company are limited by the regulations of the New York State Banking Department to North Fork's current year's earnings plus the prior two years' retained net profits. North Fork's dividend capability at January 1, 1998, pursuant to the regulations, was $157.8 million. Dividends from Branford are similarly limited by regulations of the State of Connecticut.

      In September 1996, legislation was passed that empowered the Federal Deposit Insurance Corporation to impose a special assessment on "SAIF-Assessable Deposits" of depository institutions in order to recapitalize the Savings Association Insurance Fund ("SAIF"). Certain of North Fork's deposit liabilities acquired in previous thrift acquisitions are insured under the SAIF fund (SAIF insured deposits at December 31, 1997 were approximately $1.2 billion) and accordingly are subject to higher quarterly assessments. As a result of maintaining deposits in the SAIF, North Fork is considered an OAKAR institution and, therefore, qualified for a reduced one-time special assessment rate of 52.6 basis points per $100 of insured SAIF assessable deposits as of March 31, 1995. During 1996, North Fork recognized a non-recurring one-time charge for this assessment of $8.4 million.

NOTE 15 -- OTHER COMMITMENTS AND CONTINGENT LIABILITIES

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


50 NORTH FORK BANCORPORATION

      Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      The notional principal amount of the off-balance sheet financial instruments at December 31, are as follows:

                                                            1997            1996
                                                     CONTRACT OR     CONTRACT OR
                                                        NOTIONAL        NOTIONAL
(in thousands)                                            AMOUNT          AMOUNT
                                                     ---------------------------
Financial instruments whose contract amounts
  represent credit risk
Commitments to extend credit .................         $422,616         $306,310
Standby letters of credit ....................           25,232           16,892

(B) LEASE COMMITMENTS

At December 31, 1997, the Company was obligated under a number of non-cancelable leases for land and buildings that expire at various dates through August 2016. Minimum annual rental commitments, exclusive of taxes and other charges, under non-cancelable leases are summarized as follows:

                                                                         MINIMUM
(in thousands)                                                           RENTALS
                                                                         -------
Year Ended December 31:
1998  .................................................................. $ 5,297
1999  ..................................................................   4,565
2000  ..................................................................   3,762
2001  ..................................................................   3,454
2002  ..................................................................   3,145
Thereafter .............................................................  11,955

      Rent expense for the years ended December 31, 1997, 1996, and 1995 amounted to $4.4 million, $3.5 million, and $2.5 million, respectively.

(C) OTHER MATTERS

North Fork is required to maintain balances with the Federal Reserve Bank of New York for reserve and clearing requirements. These balances averaged $8.2 million in 1997. Similarly, Branford is required to maintain balances with the Federal Reserve Bank of Boston.

      The Company and its subsidiaries are subject to certain pending and threatened legal actions which arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on its financial condition or results of operations.

NOTE 16 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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


51 NORTH FORK BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

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

                                                        1997                     1996
                                              -------------------------------------------------
                                                CARRYING    ESTIMATED     CARRYING    ESTIMATED
(in thousands)                                    AMOUNT   FAIR VALUE       AMOUNT   FAIR VALUE
                                              -------------------------------------------------
Cash and Cash Equivalents .................   $  164,750   $  164,750   $  267,663   $  267,663
Securities Held-to-Maturity ...............    1,118,468    1,120,660    1,300,115    1,293,472
Securities Available-for-Sale .............    1,660,714    1,660,714      857,391      857,391
                                              -------------------------------------------------
Total Cash, Cash Equivalents and Securities   $2,943,932   $2,946,124   $2,425,169   $2,418,526
                                              =================================================

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing loans is calculated by discounting the estimated cash flows through its expected maturity or repricing using the current rates at which similar loans would be made to borrowers with similar credit risks. For non-performing loans, the present value is separately discounted consistent with management's assumptions in evaluating the adequacy of the allowance for loan losses. The following table presents the carrying value and the estimated fair value of the loan portfolio as of December 31, 1997 and 1996.

                                                        1997                     1996
                                              -------------------------------------------------
                                                CARRYING    ESTIMATED     CARRYING    ESTIMATED
(in thousands)                                    AMOUNT   FAIR VALUE       AMOUNT   FAIR VALUE
                                              -------------------------------------------------
Gross Loans ...............................   $3,714,650   $3,755,204   $3,194,086   $3,170,157
                                              =================================================

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

                                                        1997                     1996
                                              -------------------------------------------------
                                                CARRYING    ESTIMATED     CARRYING    ESTIMATED
(in thousands)                                    AMOUNT   FAIR VALUE       AMOUNT   FAIR VALUE
                                              -------------------------------------------------
Demand Deposits ...........................     $905,650     $905,650     $734,907     $734,907
Savings, N.O.W. and Money Market ..........    2,007,966    2,007,966    1,974,570    1,974,570
Certificates of Deposit ...................    1,723,575    1,735,963    1,760,033    1,777,680
Borrowings with terms of 90 days or less ..      122,355      122,355      201,289      201,289
Borrowings with terms greater than 90 days     1,177,350    1,179,306      455,500      456,635
                                              -------------------------------------------------
Total Deposit Liabilities and Borrowings ..   $5,936,896   $5,951,240   $5,126,299   $5,145,081
                                              =================================================

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

      At December 31, 1997 and 1996, there was no significant unrealized appreciation or depreciation on these financial instruments.

INTEREST RATE CAP, FLOOR AND SWAP AGREEMENTS

      The Company had no interest rate cap, floor or swap agreements outstanding at December 31, 1997 and 1996.


52 NORTH FORK BANCORPORATION

NOTE 17 -- RECENT ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes the financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996.

      In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS 127"). SFAS 127 delays for one year the implementation of SFAS 125, as it relates to (1) secured borrowings and collateral, and (2) transfers of financial assets that are part of repurchase agreements, dollar-rolls, securities lending and similar transactions. The Company has adopted portions of SFAS 125 (those not deferred by SFAS 127) effective January 1, 1997. Adoption of these portions did not have a material effect on the Company. Based on its review of SFAS 125, management does not believe the portions of SFAS 125 which have been deferred by SFAS 127 will have a material effect on the Company.

REPORTING COMPREHENSIVE INCOME

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of prior periods will be required. Management is currently assessing the financial implications of implementing SFAS 130 and believes that adoption will not have a material adverse effect on the Company.

DISCLOSURE ABOUT SEGMENTS FOR AN ENTERPRISE AND RELATED INFORMATION

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131"). SFAS 131 establishes standards for the way an enterprise reports information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available, that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 131 requires a reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the amounts in the enterprise's financial statements. It also requires an enterprise to report descriptive information about the way the operating segments were determined, the products and services provided by the operating segments, and any differences between the measurements used for segment reporting and financial statement reporting. SFAS 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. Management is currently assessing the financial implication of implementing SFAS 131 and believes that the adoption will not have a material adverse effect on the Company.


53 NORTH FORK BANCORPORATION

INDEPENDENT AUDITOR'S REPORT

[Letterhead of KPMG Peat Marwick LLP]

To the Stockholders and Board of Directors of North Fork Bancorporation, Inc.:

We have audited the accompanying consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1997 and 1996, the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries at December 31, 1997 and 1996, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

New York, New York
January 15, 1998


54 NORTH FORK BANCORPORATION

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

      Management maintains accounting systems and an internal control structure to meet its responsibilities for reliable consolidated financial statements. There are inherent limitations in the effectiveness of any internal control structure, including the possibility of errors or irregularities. Furthermore, because of changes in conditions, the effectiveness of an internal control structure may vary over time. Management believes that these systems and controls provide reasonable assurance that assets are safeguarded and transactions are properly recorded and executed, in accordance with management's authorization. An internal audit function is maintained to continually evaluate the adequacy and effectiveness of such internal controls, policies, and procedures.

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


/s/ John Adam Kanas                       /s/ Daniel M. Healy


John Adam Kanas                           Daniel M. Healy
Chairman, President and                   Executive Vice President and
  Chief Executive Officer                   Chief Financial Officer


55 NORTH FORK BANCORPORATION

CORPORATE INFORMATION

      EXECUTIVE INFORMATION
            John Adam Kanas
            Chairman, President & Chief Executive Officer

            John Bohlsen
            Vice Chairman

            Thomas M. O'Brien
            Vice Chairman

            Daniel M. Healy
            Executive Vice President & Chief Financial Officer

            Anthony J. Abate
            Senior Vice President & Corporate Secretary

      BOARD OF DIRECTORS
            John Adam Kanas, Chairman
            John Bohlsen, Vice Chairman
            Thomas M O'Brien, Vice Chairman
            Irvin L. Cherashore
            Allan C. Dickerson
            Lloyd A. Gerard
            James F. Reeves
            George H. Rowsom
            Dr. Kurt R. Schmeller
            Raymond W. Terry, Jr.

      EXECUTIVE OFFICES
            275 Broad Hollow Road
            Melville, NY 11747

SHAREHOLDER INFORMATION

      INVESTOR RELATIONS

            Shareholders seeking information about the Company or the annual report pursuant to Section 112 of the FDIC Improvement Act of 1991 are directed to contact the Corporate Secretary's office, North Fork Bancorporation, Inc., 275 Broad Hollow Road, Melville, New York 11747, (516) 298-5000.

      SHAREHOLDER ACCOUNT INQUIRIES

            Shareholders who wish to change the name, address or ownership of stock, consolidate accounts, eliminate duplicate mailings or replace lost certificates or dividend checks, should contact the Stock Registrar and Transfer Agent at the address and phone number listed.

      DIVIDEND SERVICES

            Dividend Reinvestment Plan-The Dividend Reinvestment Plan provides shareholders with a convenient means to acquire additional shares of stock through reinvesting dividends and/or making optional cash payments without a brokerage commission or service charges.

                  Direct Deposit of Cash Dividends-Direct deposit provides a safe, timesaving method of receiving cash dividends. Shareholders can automatically have their dividends deposited on the date of payment into a checking, savings, or money market account at any financial institution which provides Automated Clearing House services.

      STOCK REGISTRAR AND TRANSFER AGENT

            First Chicago Trust Company of New York
            P.O. Box 2500
            Jersey City, New Jersey 07303-2500
            (800) 317-4445
            E-mail Address: FCTC@EM.FCNBD.COM

      STOCK LISTING

            North Fork Bancorporation, Inc. is traded on the New York Stock Exchange under the symbol NFB. Newspaper stock listings: North Fork Bcp or NO FK BC.

      ANNUAL MEETING

            The annual meeting of shareholders will be held on Tuesday, April 28, 1998, 10:00 a.m. at the Wyndham Windwatch Hotel, 1717 Motor Parkway, Hauppauge, New York 11788.


56 NORTH FORK BANCORPORATION

                                     [LOGO]
                                   NORTH FORK
                              Bancorporation, Inc.

                   275 Broad Hollow Road, Melville, NY 11747