Form 10-K405, Exhibit 13
period 1998-12-31
NORTH FORK BANCORPORATION INC
filed 1999-03-29
CIK 352510

North Fork Bancorporation

                                               Financial Statements

                                        12     Selected Financial Data

                                        14     Management's Discussion
                                               and Analysis

                                        36     Consolidated Statements
                                               of Income

                                        37     Consolidated Balance Sheets

                                        38     Consolidated Statements
                                               of Cash Flows

                                        40     Consolidated Statements of
                                               Changes in Stockholders' Equity

                                        41     Consolidated Statements of
                                               Comprehensive Income

                                        42     Notes to Consolidated
                                               Financial Statements

                                        70     Independent Auditors' Report

                                        71     Report of Management

                                        72     Corporate Information

Selected Financial Data

Selected financial data for each of the years in the five year period ended December 31, 1998 are set forth below. The Company's consolidated financial statements and notes thereto as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998 are included elsewhere herein. All prior years' financial information has been conformed to the current year presentation.

(dollars in thousands, except per share amounts)                  1998           1997           1996           1995           1994
                                                           -----------------------------------------------------------------------
Statement of Income Data:
Interest Income (tax equivalent basis)(2) ..............   $   758,606    $   731,832    $   617,580    $   532,209    $   473,358
Interest Expense .......................................       328,456        326,803        281,107        242,129        192,524
                                                           -----------------------------------------------------------------------
  Net Interest Income (tax equivalent basis) ...........       430,150        405,029        336,473        290,080        280,834
Less: Tax Equivalent Adjustment ........................         5,506          7,408          3,818          1,970          1,862
                                                           -----------------------------------------------------------------------
  Net Interest Income ..................................       424,644        397,621        332,655        288,110        278,972
Provision for Loan Losses ..............................        15,500          8,100          8,000         13,525          9,475
Non-Interest Income(3) .................................        54,885         50,915         38,602         29,695         28,168
Net Securities Gains/(Losses) ..........................         9,433          8,407          6,224          5,886         (8,587)
Other Non-Interest Expense .............................       146,607        157,182        154,643        140,983        154,449
Capital Securities Costs ...............................        16,843          9,235             25             --             --
Amortization & Write-down of Intangible Assets .........        14,479          7,292          6,364          1,688          1,543
Merger Related Restructure Charges .....................        52,452             --         21,613         19,024         14,338
SAIF Recapitalization Charge ...........................            --             --         17,782             --             --
  Income Before Income Taxes ...........................       243,081        275,134        169,054        148,471        118,748
Provision for Income Taxes(4) ..........................        75,106        104,613         74,606         69,567         42,557
                                                           -----------------------------------------------------------------------
  Net Income ...........................................   $   167,975    $   170,521    $    94,448    $    78,904    $    76,191
                                                           =======================================================================
Per Share:(5)
Net Income-Basic .......................................   $      1.19    $      1.24    $      0.69    $      0.55    $      0.56
Net Income-Diluted(6) ..................................   $      1.18    $      1.22    $      0.68    $      0.55    $      0.54
Cash Dividends(7) ......................................   $      0.65    $      0.38    $      0.28    $      0.18    $      0.12
Dividend Payout Ratio(6) ...............................            55%            32%            36%            26%            25%
Book Value at December 31 ..............................   $      5.89    $      5.53    $      4.45    $      4.15    $      3.80
Market Price at December 31 ............................   $     23.94    $     22.50    $     11.88    $      8.42    $      4.59

Balance Sheet Data at December 31:
Total Assets ...........................................   $10,679,556    $10,073,632    $ 8,691,434    $ 7,622,458    $ 6,842,809
Securities:
 Available-for-Sale ....................................     2,980,223      2,156,624      1,301,891      1,425,868        344,316
 Held-to-Maturity ......................................     1,571,545      1,763,308      1,851,575      1,770,734      2,463,007
Loans, net .............................................     5,714,293      5,739,131      5,044,073      4,086,497      3,761,979
Demand Deposits ........................................     1,263,105        948,458        771,920        520,977        397,539
Interest Bearing Deposits ..............................     5,164,517      5,389,481      5,427,940      4,983,498      4,947,761
Federal Funds Purchased & Securities Sold
 Under Agreements to Repurchase ........................     2,955,096      2,104,036      1,075,487        987,229        491,766
Other Borrowings .......................................        35,000        449,600        590,088        457,278        409,006
Capital Securities .....................................       199,289        199,264         99,637             --             --
Stockholders' Equity ...................................       831,250        770,889        609,434        582,515        527,212

Average Balance Sheet Data:
Total Assets ...........................................    10,107,386      9,557,020      8,283,418      7,099,152      6,880,831
Securities .............................................     3,835,761      3,783,276      3,346,563      2,879,863      2,781,830
Loans, net .............................................     5,729,743      5,357,470      4,531,541      3,919,342      3,724,486
Total Deposits .........................................     6,484,243      6,179,024      6,114,852      5,402,606      5,403,927
Federal Funds Purchased & Securities Sold
 Under Agreements to Repurchase ........................     2,236,257      1,944,592        939,365        658,050        611,114
Other Borrowings .......................................       185,783        485,200        533,516        397,830        289,082
Capital Securities .....................................       199,277        105,646            281             --             --
Stockholders' Equity ...................................   $   837,413    $   667,211    $   589,352    $   558,816    $   503,491

(dollars in thousands, except per share amounts)                  1998           1997           1996           1995           1994
                                                           -----------------------------------------------------------------------
Selected Ratios:
Return on Average Assets(6) ............................          1.66%          1.78%          1.14%          1.11%          1.11%
Return on Average Stockholders' Equity(6)(8) ...........         20.50%         25.63%         15.90%         14.09%         14.96%
Core Efficiency Ratio(9) ...............................         35.03%         38.22%         42.61%         43.95%         48.60%
Net Interest Margin(2) .................................          4.48%          4.42%          4.24%          4.24%          4.24%
Average Stockholders' Equity to Average Assets .........          8.29%          6.98%          7.11%          7.87%          7.32%
Tier I Capital Ratio ...................................         15.19%         15.33%         13.82%         14.45%         14.33%
Risk Adjusted Capital Ratio ............................         16.39%         16.58%         15.11%         15.59%         15.72%
Leverage Capital Ratio .................................          9.09%          8.74%          7.46%          7.35%          7.32%
Allowance for Loan Losses to Non-Performing Loans ......           470%           198%           146%           107%            90%
Non-Performing Loans to Total Loans, net ...............          0.27%          0.66%          1.00%          1.78%          2.57%
Non-Performing Assets to Total Assets ..................          0.17%          0.43%          0.64%          1.08%          1.69%
Weighted Average Shares-Basic(5) .......................       140,706        136,761        136,504        142,297        136,054
Weighted Average Shares-Diluted(5) .....................       141,766        139,333        138,707        144,227        142,055
Branch Offices, as originally reported .................           111             85             82             67             63

(1) On March 27, 1998, New York Bancorp Inc. ("NYB") was merged with and into the Company. On December 31, 1996, North Side Savings Bank ("North Side") was merged with and into the Company. On January 27, 1995 Hamilton Bancorp, Inc. ("Hamilton") was merged with and into NYB. On November 30, 1994, Metro Bancshares Inc. ("Metro") was merged with and into the Company. These mergers were accounted for as pooling-of-interests and, accordingly, the financial results for all periods reported have been retroactively restated to include NYB, North Side, Hamilton and Metro.
(2) Interest income on a tax equivalent basis includes the additional amount of interest income that would have been earned if the Company's investment in state and local municipal obligations, preferred stock issues, and tax exempt loans had been made in investment securities and loans subject to New York State and City, and Federal income taxes yielding the same after tax income.
(3) Includes $4.5 million from interest on a tax settlement received by NYB from the Internal Revenue Service during 1997.
(4) Includes a $5.7 million benefit for NYB's cumulative effect of change in accounting for income taxes during 1994.
(5) Amounts have been restated to give effect for the 3-for-2 common stock split effective May 15, 1998, the 2-for-1 common stock split effective May 15, 1997, NYB's 4-for-3 common stock split effective July 24, 1997, NYB's 3-for-2 common stock split effective January 23, 1997, and NYB's ten percent common stock dividend effective February 14, 1994.
(6) For 1998, diluted earnings per share, the dividend payout ratio, return on average assets and return on average equity, excluding the merger related restructure charge and special items would have been $1.46, 45%, 2.04% and 25.22%, respectively. Non-recurring items and special charges incurred in the first quarter of 1998 were comprised of a $52.5 million merger related restructure charge, an additional $11.5 million loan loss provision, a $6 million write-down of intangible assets, securities losses of $2.5 million, and $1.8 million of other operating expenses (net of $20.7 million in tax benefit). Tax items included a charge of $5 million related to the recapture of NYB's banking subsidiary, Home Federal Savings Bank, bad debt reserve for State and Local tax purposes and a benefit of $20 million, which resulted from a corporate reorganization.
(7) Cash dividends per share represent amounts for the Company, exclusive of NYB, North Side, Hamilton, and Metro.
(8)   Excludes the effect of the SFAS No. 115 adjustment.
(9) The core efficiency ratio is defined as the ratio of non-interest expense, net of other real estate expenses and other non-recurring charges, to net interest income on a tax equivalent basis and other non-interest income, net of securities gains/(losses) and other non-recurring items.

Management's Discussion and Analysis

Certain statements under this caption constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 which involve risk and uncertainties. These statements are based on the beliefs, assumptions, and expectations of management. Words such as "expects", "believes", "should", "plans", "will", "estimates", and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future financial condition, performance or operations and involve certain risks and uncertainties that are difficult to quantify or, in some cases, to identify. Therefore, actual outcomes or results may differ materially from what is indicated or forecasted in such forward-looking statements. Factors that may cause or contribute to such differences include, among others, the following possibilities: (1) changes in economic or market conditions; (2) significantly increased competition in the banking and financial services industry; (3) changes in the interest rate environment, with reductions in bank margins; and (4) changes in state and federal regulation of banking institutions.

Management's Discussion and Analysis

This section presents management's discussion and analysis of the consolidated results of operations and financial condition of North Fork Bancorporation, Inc. (the "Company"), a $10.7 billion multi-bank holding company. At December 31, 1998, the Company ranks among the nation's top 50 bank holding companies when measured by performance and asset size. The Company's primary bank subsidiary, North Fork Bank ("North Fork"), operates through 110 full-service retail banking facilities located in the New York metropolitan area. Its other bank subsidiary, Superior Savings of New England ("Superior"), formerly Branford Savings Bank, a Connecticut charted savings bank located in the Connecticut county of New Haven, operates from one location where it currently conducts a telebanking operation focused on gathering deposits throughout the New England region.

   On March 27, 1998, New York Bancorp Inc. ("NYB"), the parent company of Home Federal Savings Bank ("Home"), was merged with and into the Company in a transaction accounted for in accordance with the pooling-of-interests method of accounting. Accordingly, the consolidated financial statements and the accompanying management's discussion and analysis include the consolidated accounts of NYB. At the date of merger, NYB had $3.4 billion in total assets, $2.0 billion in net loans, $1.7 billion in deposit liabilities, $140.3 million in capital and operated through 35 branches throughout Kings, Queens, Richmond, Nassau and Suffolk counties of New York. The transaction provided a much sought after presence in the Brooklyn market area with nine branch locations. Pursuant to the merger agreement the Company issued 1.19 shares of common stock, or 39.9 million shares, for each outstanding share of NYB. Simultaneously, 12.7 million shares, as adjusted, of NYB's treasury shares with a cost basis of $56.6 million were retired. A pre-tax charge for merger and related restructuring costs of $52.5 million was recorded (See "Notes to Consolidated Financial Statements--Note 2-Business Combinations").

   In June 1998, the Company completed its first non-bank acquisition with the purchase of Amivest Corporation ("Amivest"), a privately held investment management and broker/dealer firm located in New York City. At the date of acquisition, Amivest had approximately $700 million in assets under management. The purchase price and operating results of this acquisition were not significant to the consolidated financial statements of the Company. The Amivest acquisition increased assets under management to approximately $1.4 billion at December 31, 1998.

   In the fourth quarter of 1998, the Board of Directors, after considering the Company's continued ability to generate excess capital from earnings, adopted two measures aimed at improving shareholder returns. A share repurchase program of up to 14.3 million or 10% of the Company's common shares was approved. At December 31, 1998, approximately 2.6 million shares were repurchased under the stock buy-back program. The timing and amount of future purchases under the program will depend upon market conditions and other alternative uses of capital. Secondly, the Board, while deliberating the declaration of the fourth quarter regular cash dividend of $.125, declared an additional cash dividend of $.15 per share, both payable in 1999. Additional cash dividends of the type declared in the fourth quarter will remain a recurring consideration of the Company's overall capital management program.

   The discussion and analysis that follows should be read in conjunction with the consolidated financial statements and supplementary data contained elsewhere in this 1998 Annual Report to Shareholders.

Overview

The Company continued to be among the industry leaders in all key measures of operating performance, highlighted by record earnings of $206.6 million, or diluted earnings per share of $1.46 when adjusted for the merger related restructure charge and special items, totaling $38.6 million after taxes, incurred in connection with the March 1998 merger with NYB (See "Notes to Consolidated Financial Statements--Note 2-Business Combinations"). In 1997 the Company earned $170.5 million, or diluted earnings per share of $1.22. Return on average total assets and average stockholders' equity, exclusive of these items, was 2.04% and 25.22%, respectively, placing the Company in a leading position among top bank holding companies. The Company ranks first, as the most efficient bank holding company in the nation with a core efficiency ratio of 35%. Management demonstrated, once again, its ability to successfully reduce operating expenses and enhance revenues subsequent to its mergers and acquisitions. Net income, return on average assets and return on average equity including these charges, was $168 million or diluted earnings per share of $1.18, 1.66% and 20.50%, respectively.

   The proven capability of transforming thrift acquisitions into commercial banking enterprises was evidenced by the continued growth in demand deposits and generation of fee income. Demand deposits increased 33.2% to $1.3 billion and represent approximately 20% of total deposits at December 31, 1998, as compared to $948.5 million or 15% of total deposits at December 31, 1997. Non-interest income, excluding securities gains and the interest on a tax settlement in 1997, increased 18% to $54.9 million which is primarily related to the success in making the multiple commercial banking and financial service products available to approximately 220 thousand new NYB customers and new market areas.

   Performance of the loan portfolio and overall asset quality remained solid, as non-performing assets and restructured accruing loans declined by 67.2% to $19.1 million at December 31, 1998. Asset quality ratios improved significantly, as non-performing loans to net loans and allowance for loan losses to total loans were .27% and 470%, respectively, at December 31, 1998 as compared to .66% and 198%, respectively, at December 31, 1997.

   On March 24, 1998, the Board of Directors approved a 3-for-2 common stock split. The additional shares were issued on May 15, 1998, to shareholders of record on April 24, 1998. All per share, weighted average shares outstanding, and option data presented herein have been retroactively adjusted to reflect the effects of the split.

Net Interest Income

Net interest income, which represents the difference between interest earned on interest earning assets and interest incurred on interest bearing liabilities, is the primary source of earnings. Net interest income is affected by the level and composition of assets, liabilities, and equity, as well as changes in market interest rates.

   During 1998, net interest income increased $27.0 million or 6.8% to $424.6 million when compared to $397.6 million in 1997. This growth was achieved through an increase in the level and composition of interest earning assets and a modest improvement in the net interest margin. The increase in average interest earning assets was primarily funded through the growth in demand deposit balances, internally generated capital (primarily retained earnings), and the December 1997 issuance of $100 million in capital securities. The growth attributable to these factors was partially offset by the decline in yield on average interest earning assets, principally investment securities. As a result of the aforementioned factors, the net interest margin improved 6 basis points to 4.48% during 1998 when compared to 4.42% in 1997.

   Interest income increased $28.7 million or 4.0% to $753.1 million in 1998. This increase resulted from a $447.6 million or 4.9% increase in average interest earning assets to $9.6 billion in 1998, partially offset by a 10 basis point decline in the yield on average interest earning assets to 7.89% in 1998. Average loan growth of $372.3 million, or 6.9%, was the primary factor contributing to the increase in average interest earning assets as well as interest income. Average loans comprised 60% of average interest earning assets and represent 88.4% of average total deposits. The yields on average loans remained constant at 8.64%.

   During 1998, average securities increased $52.5 million to $3.8 billion. Yields on average securities declined to 6.80% in 1998 when compared to 7.08% in 1997, adversely impacting interest income. This 28 basis point decline was due principally to significant prepayment activity totaling $1.7 billion, or approximately 43% of securities at December 31, 1997, and the corresponding reinvestment into lower yielding securities, which reflected market interest rates at the time.

   Interest expense increased $1.7 million to $328.5 million in 1998, reflecting an average cost of funds of 4.20%, as compared with $326.8 million or a 4.21% average cost of funds in 1997. Average total savings and time deposits, which continue to represent a stable funding source, were $5.4 billion, reflecting an average cost of funds of 3.48% in 1998, as compared to $5.3 billion, with an average cost of funds of 3.53% during 1997. During 1998, average interest bearing deposit growth of $72.0 million was concentrated in the savings category, while the average cost of funds for these deposits decreased 7 basis points to 2.16%. Both interest bearing customer deposit liability levels and the corresponding cost of funds trends were principally a result of management implementing its pricing and integration strategy on customer deposit liabilities assumed in the NYB merger.

   Average securities sold under agreements to repurchase increased $291.7 million to $2.2 billion replacing other borrowings, principally Federal Home Loan Bank ("FHLB") fixed and variable rate term borrowings. The cost of funds on total borrowings was 5.81% and 5.72% during 1998 and 1997, respectively.

   Average demand deposits increased $233.2 million, or 27.3%, to $1.1 billion during 1998, as compared to $854.3 million in 1997. The growth in the level of demand deposits has resulted from management's emphasis on converting acquired savings bank locations into full-service commercial banking locations, and an emphasis on developing deposit relationships with its borrowers. At December 31, 1998, demand deposits represented approximately 20% of total deposits, as compared to 15% at December 31, 1997.

   During 1998, the use of interest rate swaps decreased interest expense by approximately $.8 million, which was immaterial to the overall cost of funds and net interest margin. The average cost of funds in 1997 was positively impacted by NYB's use of interest rate swaps and other off-balance sheet instruments, decreasing interest expense by $6.3 million. The cost of funds, excluding these instruments, would have increased 9 basis points to 4.30% while the net interest margin would have decreased by 7 basis points to 4.35% during 1997. (See "Asset/Liability Management" section of "Management's Discussion and Analysis").

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

  Years Ended December 31,                                          1998 vs. 1997                           1997 vs. 1996
                                                         --------------------------------------------------------------------------
                                                         Change in                       Net    Change in                       Net
                                                           Average      Average     Interest      Average      Average     Interest
  (in thousands )                                           Volume         Rate       Income       Volume         Rate       Income
                                                         --------------------------------------------------------------------------
  Interest Income from Earning Assets:
  Interest Earning Deposits ..........................   $     324    $     (14)   $     310    $     (81)   $       7    $     (74)
  Securities .........................................       3,678      (10,747)      (7,069)      30,364       14,100       44,464
  Loans, net of unearned income ......................      32,181          430       32,611       71,332          359       71,691
  Federal Funds Sold .................................         904           18          922       (1,940)         111       (1,829)
                                                         --------------------------------------------------------------------------
    Total Interest Income ............................      37,087      (10,313)      26,774       99,675       14,577      114,252
                                                         --------------------------------------------------------------------------
  Interest Expense on Liabilities:
  Savings, NOW & Money Market Deposits ...............       1,706       (2,142)        (436)        (899)      (2,028)      (2,927)
  Time Deposits ......................................        (282)         747          465       (3,276)      (2,965)      (6,241)
  Federal Funds Purchased and Securities Sold
    Under Agreements to Repurchase ...................      16,851         (549)      16,302       58,308        1,602       59,910
  Other Borrowings ...................................     (18,081)       3,403      (14,678)      (2,709)      (2,337)      (5,046)
                                                         --------------------------------------------------------------------------
    Total Interest Expense ...........................         194        1,459        1,653       51,424       (5,728)      45,696
                                                         --------------------------------------------------------------------------
  Net Change in Net Interest Income ..................   $  36,893    $ (11,772)   $  25,121    $  48,251    $  20,305    $  68,556
                                                         ==========================================================================

(1)   The above table is presented on a tax equivalent basis.
(2)   Non-accrual loans are included in the average outstanding loan balances.

   The following table presents an analysis of net interest income by each major category of interest earning assets and interest bearing liabilities for the years ended December 31,

                                             1998                             1997                              1996
                                 ---------------------------------------------------------------------------------------------------
                                     Average              Average      Average              Average      Average             Average
(dollars in thousands )              Balance    Interest     Rate      Balance    Interest     Rate      Balance    Interest    Rate
                                 ---------------------------------------------------------------------------------------------------
Interest Earning Assets:
Interest Earning Deposits .....  $     9,305   $     456    4.90%   $    2,718   $     146    5.37%   $    4,222   $     220   5.21%
Securities ....................    3,835,761     260,831    6.80%    3,783,276     267,900    7.08%    3,346,563     223,436   6.68%
Loans, net of unearned income(1)   5,729,743     495,313    8.64%    5,357,470     462,702    8.64%    4,531,541     391,011   8.63%
Federal Funds Sold ............       36,010       2,006    5.57%       19,780       1,084    5.48%       55,258       2,913   5.27%
                                 -----------------------            ----------------------            ----------------------
  Total Interest Earning
   Assets .....................    9,610,819     758,606    7.89%    9,163,244     731,832    7.99%    7,937,584     617,580   7.78%
                                 -----------------------            ----------------------            ----------------------
Non Interest Earning Assets:
Cash and Due from Banks .......      156,101                           136,249                           161,275
Other Assets(2) ...............      340,466                           257,527                           184,559
                                 -----------                        ----------                        ----------
  Total Assets ................  $10,107,386                        $9,557,020                        $8,283,418
                                 ===========                        ==========                        ==========

Interest Bearing Liabilities:
Savings, NOW & Money
 Market Deposits ..............  $ 2,989,870   $  64,557    2.16%   $2,912,303   $  64,993    2.23%   $2,951,753   $  67,920   2.30%
Time Deposits .................    2,406,901     123,212    5.12%    2,412,431     122,747    5.09%    2,476,088     128,988   5.21%
                                 -----------------------            ----------------------            ----------------------
Total Savings and
 Time Deposits ................    5,396,771     187,769    3.48%    5,324,734     187,740    3.53%    5,427,841     196,908   3.63%
Federal Funds Purchased &
 Securities Sold Under
 Agreements to Repurchase .....    2,236,257     129,183    5.78%    1,944,592     112,881    5.80%      939,365      52,971   5.64%
Other Borrowings ..............      185,783      11,504    6.19%      485,200      26,182    5.40%      533,516      31,228   5.85%
                                 -----------------------            ----------------------            ----------------------
  Total Borrowings ............    2,422,040     140,687    5.81%    2,429,792     139,063    5.72%    1,472,881      84,199   5.72%
                                 -----------------------            ----------------------            ----------------------
  Total Interest Bearing
   Liabilities ................    7,818,811     328,456    4.20%    7,754,526     326,803    4.21%    6,900,722     281,107   4.07%
                                 -----------------------            ----------------------            ----------------------
Rate Spread ...................                             3.69%                             3.77%                            3.71%

Non-Interest Bearing Liabilities:
Demand Deposits ...............    1,087,472                           854,290                           687,011
Other Liabilities .............      164,413                           175,347                           106,052
                                 -----------                        ----------                        ----------
  Total Liabilities ...........    9,070,696                         8,784,163                         7,693,785
Capital Securities ............      199,277                           105,646                               281
Stockholders' Equity ..........      837,413                           667,211                           589,352
                                 -----------                        ----------                        ----------
  Total Liabilities and
   Stockholders' Equity .......  $10,107,386                        $9,557,020                        $8,283,418
                                 ===========                        ==========                        ==========
Net Interest Income &
 Net Interest Margin(3) .......                  430,150    4.48%                  405,029    4.42%                  336,473   4.24%
Less: Tax Equivalent
 Adjustment ...................                   (5,506)                           (7,408)                           (3,818)
                                               ---------                         ---------                         ---------
  Net Interest Income .........                $ 424,644                         $ 397,621                         $ 332,655
                                               =========                         =========                         =========

(1) For purposes of these computations, non-accrual loans are included in the average outstanding loan balances.
(2) For purposes of these computations, unrealized gains/(losses) on available-for-sale securities are recorded in other assets.
(3)   The above table is presented on a tax equivalent basis.

Asset/Liability Management

The Company's primary earnings source is the net interest margin, which is affected by changes in the level of interest rates, the relationship between rates, the impact of interest rate fluctuations on asset prepayments, the level and composition of assets and liabilities, and the credit quality of the loan portfolio. Management's asset/liability objectives are to maintain a strong, stable net interest margin, to utilize its capital effectively without taking undue risks and to maintain adequate liquidity.

   The risk assessment program includes a coordinated approach to the management of liquidity, capital and interest rate risk. This risk assessment process is governed by policies and limits established by senior management which are reviewed and approved by the Asset/Liability Committee of the Board of Directors ("ALCO"). ALCO, comprised of members of senior management and the Board, meets periodically to evaluate the impact of changes in market interest rates on interest earning assets and interest bearing liabilities, net interest margin, capital and liquidity, and to evaluate the Company's strategic plans. The balance sheet structure is primarily short-term with most assets and liabilities repricing or maturing in less than five years. Management monitors the sensitivity of net interest income by utilizing a dynamic simulation model complemented by a traditional gap analysis. This model measures net interest income sensitivity and volatility to interest rate changes. It involves a degree of estimation based on certain assumptions that management believes to be reasonable. Factors considered include actual maturities, estimated cash flows, repricing characteristics, deposit growth/retention and, primarily, the relative sensitivity of assets and liabilities to changes in market interest rates. Utilizing this process, management can estimate and project the impact of changes in interest rates on net interest income. This relative sensitivity is important to consider since the Company's core deposit base is not subject to the same degree of interest rate sensitivity as its assets. Core deposit costs are internally controlled and generally exhibit less sensitivity to changes in interest rates than the adjustable rate assets whose yields are based on external indices and change in concert with market interest rates. Management has established certain limits for the potential volatility of net interest income, assuming certain levels of change in market interest rates with the objective of maintaining a stable level of net interest income under various probable rate scenarios. Management may choose to extend the maturity of its funding source and/or reduce the repricing mismatches of its assets or liabilities by using interest rate swaps. Additionally, management may use interest rate collars, interest rate floors, and interest rate cap agreements to assist in insulating it from volatile interest rate changes.

   Based upon the aforementioned factors regarding the simulation model, projected net interest income for the next twelve months was modeled based on both an immediate rise or fall in interest rates as well as gradual movements in interest rates over the twelve month period. Based on the information and assumptions in effect at December 31, 1998, management believes that a 100 basis point gradual increase in interest rates over the next twelve months would decrease net interest income by $9.3 million or 2.0% while a gradual decrease in interest rates would reduce net interest income by $1.3 million or 0.3%.

   Management utilizes the traditional gap analysis to complement its income simulation modeling, primarily focusing on the longer term structure of the balance sheet, since the gap analysis does not assess the relative sensitivity of assets and liabilities to changes in interest rates. The gap analysis is prepared based on the maturity and repricing characteristics of interest earning assets and interest bearing liabilities for selected time periods. The mismatch between repricings or maturities within a time period is commonly referred to as the "gap" for that period. A positive gap (asset sensitive), where interest-rate sensitive assets exceed interest-rate sensitive liabilities, generally will result in the net interest margin increasing in a rising rate environment and decreasing in a falling rate environment. A negative gap (liability sensitive) will generally have the opposite results on the net interest margin. However, the gap analysis is static in nature, therefore, the maturity and repricing characteristics of interest earning assets and interest bearing liabilities can change considerably with changes in interest rates.

   Management's strategy for the securities portfolios is to maintain a short-weighted average life to minimize the exposure to future rises in interest rates and to provide cash flows that may be reinvested at current market interest rates. At December 31, 1998, the combined weighted average life of securities portfolios was 3.4 years. Approximately 85% of these securities were mortgage-backed securities ("MBS") representing a relatively stable source of cash flows. Such MBS securities are either guaranteed by FHLMC, GNMA or FNMA, or constitute collateralized mortgage-backed obligations ("CMO") backed by U.S. government agency securities or CMO private issuances, which are principally AAA rated and are conservative current pay sequentials or PAC structures.

   To maintain the interest rate risk profile which existed prior to the merger with NYB, the Company reclassified approximately $913 million of investment securities from its held-to-maturity portfolio to its available-for-sale portfolio in connection with the merger. This transfer was made pursuant to Statement of Financial Accounting Standard ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". The securities transferred were primarily MBS's and CMO's having a higher degree of interest rate risk and duration volatility. Additionally, approximately $415 million of these securities were identified for sale at the time of reclassification, resulting in $2.5 million of securities losses in the quarter ended March 31, 1998. These securities were subsequently sold.

   During 1998, the Company entered into $475 million in interest rate swap agreements extending the maturity of certain funding sources and reducing the repricing mismatches of certain interest earning assets and interest bearing liabilities. This action created a more consistent and predictable interest rate spread between certain securities and their funding sources. These agreements require the Company to make periodic fixed rate payments while receiving periodic variable rate payments indexed to the 3 month LIBOR rate and mature in terms ranging from 2 to 10 years. The weighted average life of these agreements is 3.4 years. The interest rate swaps are accounted for as hedges and are not recorded on the balance sheet. Income or expense related to these instruments is accrued monthly and recognized as adjustments to interest income or interest expense for those balance sheet items being hedged. At December 31, 1998, an unrealized loss of $3.8 million was recorded relating to a $75 million interest rate swap hedging available-for-sale securities.

   Prior to the merger, NYB utilized interest rate collars, swaps, and floor agreements to insulate it from volatile interest rate changes. These agreements were accounted for as hedges and were not recorded on balance sheet. NYB was party to $700 million in interest rate collars, which expired in August 1998. It required receipt of payment when the 3 month LIBOR exceeded 7.50%, and required payment when the 3 month LIBOR was less than 5.00%. During 1995, NYB entered into $1.0 billion of interest rate floor agreements to protect against interest rate risk associated with repricing of interest bearing deposits, which expired in February 1998. During 1995, these agreements were terminated to secure the hedge position, and the gain was deferred and amortized over the original contractual life of the agreements. During 1997, $600 million of interest rate swap agreements matured, which were utilized to extend the maturity of certain liabilities to create a more consistent and predictable interest rate spread. These agreements required NYB to make periodic fixed rate payments while receiving periodic variable rate payments.

   The credit risk associated with these off-balance sheet instruments is the risk of non-performance by the counterparty to the agreements. However, management does not anticipate non-performance by the counterparty and monitors/controls the risk through its asset/liability management procedures. (See "Notes to Consolidated Financial Statements--Note 15-Derivative Financial Instruments").

   The following table reflects the repricing of the balance sheet, or "gap" position at December 31, 1998.

                                                 0-90         91-180        181-365            1-5         Over  5
(dollars in thousands)                           Days           Days           Days          Years           Years           Total
                                          ----------------------------------------------------------------------------------------
Interest Earning Assets:
Interest Earning Deposits .............   $    11,929    $        --    $        --    $        --     $        --     $    11,929
Federal Funds Sold ....................        17,000             --             --             --              --          17,000
Securities(1) .........................       766,099        526,105        920,042      1,913,548         409,293       4,535,087
Loans, net of unearned income(2)(3) ...       896,759        308,651        608,984      2,938,953         953,354       5,706,701
                                          ----------------------------------------------------------------------------------------
  Total Interest Earning Assets .......   $ 1,691,787    $   834,756    $ 1,529,026    $ 4,852,501     $ 1,362,647     $10,270,717
                                          ----------------------------------------------------------------------------------------
Interest Bearing Liabilities:
Savings, NOW and Money Market
 Deposits(4) ..........................   $        --    $   142,833    $   285,666    $ 2,102,918     $   418,605     $ 2,950,022
Time Deposits .........................       697,074        380,582        460,861        675,206             772       2,214,495
Federal Funds Purchased and Securities
 Sold Under Agreements to Repurchase ..       513,300         78,850        283,446      1,954,500         125,000       2,955,096
Other Borrowings ......................            --         35,000             --             --              --          35,000
Capital Securities ....................            --             --             --             --         199,289         199,289
                                          ----------------------------------------------------------------------------------------
  Total Interest Bearing Liabilities ..   $ 1,210,374    $   637,265    $ 1,029,973    $ 4,732,624     $   743,666     $ 8,353,902
                                          ----------------------------------------------------------------------------------------
Gap before Interest Rate Swaps ........   $   481,413    $   197,491    $   499,053    $   119,877     $   618,981
                                          ----------------------------------------------------------------------------------------
Interest Rate Swaps ...................   $   475,000    $        --    $        --    $  (400,000)    $   (75,000)
Cumulative Difference Between
 Interest Earning Assets and
 Interest Bearing Liabilities
 after Interest Rate Swaps ............   $   956,413    $ 1,153,904    $ 1,652,957    $ 1,372,834     $ 1,916,815
                                          ========================================================================
Cumulative Difference as a Percentage
 of Total Assets ......................          8.96%         10.80%         15.48%         12.85%          17.95%
                                          ========================================================================

(1) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) projected repayments of principal based upon experience. Amounts exclude the unrealized gains/(losses) on securities available-for-sale.
(2) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) management's estimate of principal prepayments.
(3)   Excludes non-accrual loans totaling $7.6 million.
(4) Estimated 60% of Money Market Deposit run-off in less than one year with the remaining balance withdrawn evenly through year three. Estimated 60% of Savings and NOW deposit run-off in the first two years with remaining balance withdrawn evenly through five years.

The tables that follow depict the amortized cost, contractual maturities and approximate weighted average yields (on a tax equivalent basis) of the held-to-maturity and available-for-sale securities portfolios at December 31, 1998, respectively:

Held-to-Maturity

                                                                      U.S.
(dollars in thousands)                        State &           Government
                                            Municipal             Agencies                 Other
Maturity                                  Obligations   Yield  Obligations   Yield    Securities  Yield         Total   Yield
-----------------------------------------------------------------------------------------------------------------------------
Within 1 Year .........................    $    8,678   6.44%   $       --      --    $       --     --    $    8,678   6.44%
After 1 But Within 5 Years ............        33,590   6.90%           74    8.87%          880   7.90%       34,544   6.93%
After 5 But Within 10 Years ...........        27,360   6.62%           --      --        22,881   6.38%       50,241   6.51%
After 10 Years ........................         2,209   6.65%           --      --            --     --         2,209   6.65%
                                           ----------------------------------------------------------------------------------
  Subtotal ............................        71,837   6.73%           74    8.87%       23,761   6.44%       95,672   6.66%
Mortgage-Backed Securities ............            --     --            --      --            --     --       560,815   6.46%
CMO's .................................            --                   --      --            --     --       915,058   6.35%
                                           ----------------------------------------------------------------------------------
  Total Securities ....................    $   71,837   6.73%   $       74    8.87%   $   23,761   6.44%   $1,571,545   6.41%
                                           ==================================================================================

Available-for-Sale(1)

                                                                      U.S.
(dollars in thousands)                           U.S.           Government
                                             Treasury             Agencies                 Other
Maturity                                   Securities   Yield  Obligations   Yield    Securities  Yield         Total   Yield
-----------------------------------------------------------------------------------------------------------------------------
Within 1 Year .........................    $   21,028   6.07%   $       --      --    $       --     --    $   21,028   6.07%
After 1 But Within 5 Years ............         9,924   6.37%       26,245    6.03%        3,000   8.65%       39,169   6.32%
After 5 But Within 10 Years ...........            --     --       136,219    7.36%           --     --       136,219   7.36%
Due After 10 Years ....................            --     --            --      --       204,407   8.33%      204,407   8.33%
                                           ----------------------------------------------------------------------------------
  Subtotal ............................        30,952   6.17%      162,464    7.15%      207,407   8.33%      400,823   7.69%
Mortgage-Backed Securities ............            --     --            --      --            --     --       728,849   6.45%
CMO's .................................            --     --            --      --            --     --     1,631,055   6.47%
Equity Securities .....................            --     --            --      --            --     --       202,815   6.95%
                                           ----------------------------------------------------------------------------------
  Total Securities ....................    $   30,952   6.17%   $  162,464    7.15%   $  207,407   8.33%   $2,963,542   6.66%
                                           ==================================================================================

(1)   Unrealized gains/(losses) have been excluded for presentation purposes.

The following table presents the composition of the carrying value of the securities portfolio in each of the last three years at December 31,

(in thousands)                                           1998                   1997                   1996
                                                   --------------------------------------------------------
U.S. Treasury Securities ........................  $   31,345             $   33,119             $   76,990
U.S. Government Agencies Obligations ............     167,485                246,035                226,090
State & Municipal Obligations ...................      71,837                114,511                121,945
Mortgage-Backed Securities ......................   1,292,630              1,180,087              1,244,081
CMO Agency Issuances ............................     233,949                384,336                252,261
CMO Private Issuances ...........................   2,318,551              1,711,570              1,144,543
Other Securities ................................     228,345                 72,783                 13,398
Equity Securities ...............................     207,626                177,491                 74,158
                                                   --------------------------------------------------------
  Total .........................................  $4,551,768             $3,919,932             $3,153,466
                                                   ========================================================

The following are approximate contractual maturities and sensitivities to changes in interest rates of certain loans, exclusive of non-commercial real estate mortgages, consumer loans and leases and non-accrual loans as of December 31, 1998:

                                                                                            Maturities
                                                              -------------------------------------------------------------------
                                                                                  Due After
                                                                                    One But
                                                              Due Within        Within Five          Due After
(in thousands)                                                  One Year              Years         Five Years              Total
                                                              -------------------------------------------------------------------
Types of Loans:
  Mortgage Loans-Multi-family .......................         $  104,650         $1,009,827         $  537,113         $1,651,590
  Mortgage Loans-Commercial .........................            247,700            599,841            254,924          1,102,465
  Commercial & Industrial ...........................            337,415            157,526             23,425            518,366
  Construction and Land Loans .......................             65,509              6,517                 --             72,026
                                                              -------------------------------------------------------------------
   Total ............................................         $  755,274         $1,773,711         $  815,462         $3,344,447
                                                              ===================================================================

Rate Provisions:
  Amounts with Fixed Interest Rates .................         $   73,507         $  886,004         $  802,376         $1,761,887
  Amounts with Adjustable Interest Rates ............            681,767            887,707             13,086          1,582,560
                                                              -------------------------------------------------------------------
   Total ............................................         $  755,274         $1,773,711         $  815,462         $3,344,447
                                                              ===================================================================

The following table shows the classification of the average daily deposits and average rates paid for each of the last three years ended December 31,

(dollars in thousands)                            1998                    1997                     1996
                                            --------------------------------------------------------------------
Demand Deposits ....................        $1,087,472      --      $  854,290       --      $  687,011       --
Savings Deposits ...................         2,118,024    2.15%      2,100,664     2.28%      2,198,011     2.35%
NOW & Money Market Deposits ........           871,846    2.18%        811,639     2.10%        753,742     2.16%
Time Deposits ......................         2,406,901    5.12%      2,412,431     5.09%      2,476,088     5.21%
                                            --------------------------------------------------------------------
   Total Deposits ..................        $6,484,243    2.90%     $6,179,024     3.04%     $6,114,852     3.22%
                                            ====================================================================

At December 31, 1998, the remaining maturities of certificate of deposits in amounts of $100,000 and over were as follows:

(in thousands)                                          1998
                                                    --------
3 months and less ................................  $323,992
3 to 6 months ....................................    65,377
6 to 12 months ...................................    59,607
Greater than one year ............................    93,041
                                                    --------
                                                    $542,017
                                                    ========

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

     Sources of liquidity include dividends from subsidiaries, borrowings, the sale of securities from the available-for-sale portfolio, and funds available through the capital markets. Dividends from the Company's primary subsidiary, North Fork Bank, are limited by New York State Banking Department regulations to the current year's earnings plus the prior two years' retained net profits. Pursuant to this regulation, North Fork Bank had $174.6 million of retained earnings available for dividends as of January 1, 1999. The Company enhanced its liquidity position and strengthened its regulatory capital ratios through the issuance of $200 million in Capital Trust Pass-Through Securities ("Capital Securities"). These securities, which mature on December 15, 2027 and December 31, 2026, are noncallable at any time, in whole or in part, prior to December 15, 2007 and December 31, 2026, except in certain circumstances. They may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity.

     The bank subsidiaries have numerous sources of liquidity including loan and security principal repayments and maturities, lines-of-credit with other financial institutions, the ability to borrow under repurchase agreements and Federal Home Loan Bank ("FHLB") advances utilizing its unpledged securities and mortgage related loan portfolios, the sale of securities from their available-for-sale portfolio, the securitization of loans within the portfolio, whole loan sales, and growth in their core deposit base.

     The Banks currently have the ability, as members of the FHLB system, to borrow $1.8 billion on a secured basis utilizing FHLB stock, first mortgage loans, and certain mortgage-backed securities as collateral for a term ranging from one day to ten years at both fixed and variable rates. At December 31, 1998, the Company had $1.6 billion in outstanding borrowings with the FHLB.

     The Company and its banking subsidiaries liquidity positions are monitored daily to ensure the maintenance of an optimum level and efficient use of available funds. Management believes that the Company and its banking subsidiaries have sufficient liquidity to meet their operating requirements.

Loan Portfolio

The loan portfolio is concentrated primarily in loans secured by real estate in the New York metropolitan area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability, which affects property values, but also the financial well-being and creditworthiness of the borrowers.

     At December 31, 1998, loans outstanding totaled $5.7 billion, representing a modest decline of $29.3 million. While experiencing growth in most loan categories, this growth has been offset by accelerated prepayments in the residential 1-4 family mortgage and commercial mortgage portfolios. This accelerated level of prepayment activity is due in large measure to the interest rate environment and aggressive pricing levels offered by competitors, principally thrift companies and Wall Street conduits during most of 1998. However, the Company experienced a reversal in this downward trend during the fourth quarter of 1998 and believes this recent trend of loan growth should continue in the near term. Management anticipates that this growth will be driven by multi-family, commercial and consumer lending.

     With the exception of residential 1-4 family mortgages, loan growth in the recent years resulted from both originations and acquisitions. Originations have been principally from multi-family lending, commercial lending, and consumer loans. Multi-family mortgage loans generally are for $1-$5 million and are secured by properties located in the metropolitan New York area, where demand for such housing is strong. Commercial and industrial loans consist primarily of loans to small and medium size businesses. Consumer loan growth represents the increase in the auto loans originated through an expanded dealer network. The credit risk in auto lending is dependent upon the creditworthiness of the borrower and the value of the collateral. The average loan originated is generally between $15-$25 thousand for periods ranging from 36-60 months. The Bank accepts substantially only "A" rated paper or higher, which are borrowers without past credit history problems.

     The NYB merger added approximately $2 billion in mortgage related loans. The composition of NYB's loan portfolio was principally residential mortgage loans totaling $1.1 billion, or 52.6% of its total loans, multi-family mortgages totaling $432.4 million, or 21.2% of its total loans, and commercial mortgages totaling $421.3 million, or 20.7% of total loans.

     The following table represents the components of the loan portfolio at December 31.

(dollar in thousands)               1998               1997               1996               1995               1994
                              --------------------------------------------------------------------------------------------
Mortgage Loans-Residential    $1,901,759   33%   $2,144,029   37%   $2,205,533   44%   $1,967,873   48%   $1,853,582   49%
Mortgage Loans-Multi-family    1,651,590   29%    1,534,623   26%    1,127,817   22%      788,736   19%      655,339   17%
Mortgage Loans-Commercial .    1,104,228   19%    1,192,071   21%    1,010,631   20%      818,704   20%      777,653   21%
Commercial & Industrial ...      520,130    9%      444,480    8%      359,788    7%      259,876    6%      260,772    7%
Consumer Loans and Leases .      481,691    9%      394,436    7%      306,285    6%      208,902    5%      160,923    4%
Construction and Land Loans       72,026    1%       51,052    1%       61,740    1%       65,943    2%       77,846    2%
                              --------------------------------------------------------------------------------------------
  Total ...................   $5,731,424  100%   $5,760,691  100%   $5,071,794  100%   $4,110,034  100%   $3,786,115  100%
                              ============================================================================================

Asset Quality

During 1998, non-performing assets, which include loans past due 90 days and still accruing interest, non-accrual loans and other real estate, declined $25.1 million, or 57.6%, to $18.5 million at year-end. The substantial decline was achieved principally through the sales of non-performing and marginally performing assets, principal repayments, the workout of non-performing loans to performing status, and charge-offs. The decline in non-performing assets was principally comprised of residential and commercial mortgages totaling $14.8 million and $3.8 million, respectively. At December 31, 1998, non-performing loans were comprised of $4.5 million in commercial mortgages, $4.3 million in consumer loans and leases, $3.5 million in residential mortgages, $2.5 million in commercial loans, and $.5 million in multi-family mortgages. The declining trend in non-performing assets over the past five years is a result of the effectiveness of the Company's loan administration and workout procedures as well as a strong local economy.

The components of non-performing assets and restructured, accruing loans are detailed below at December 31,

(in thousands)                                                     1998           1997           1996           1995           1994
                                                               --------------------------------------------------------------------
Loans Ninety Days Past Due and Still Accruing ...........      $  7,684       $  6,414       $  6,988       $  6,130       $  5,597
Non-Accrual Loans .......................................         7,592         31,231         43,297         66,783         90,909
                                                               --------------------------------------------------------------------
  Non-Performing Loans ..................................        15,276         37,645         50,285         72,913         96,506
Other Real Estate .......................................         3,217          5,943          5,095          9,287         19,149
                                                               --------------------------------------------------------------------
Non-Performing Assets ...................................      $ 18,493       $ 43,588       $ 55,380       $ 82,200       $115,655
                                                               ====================================================================
Restructured, Accruing Loans ............................      $    584       $ 14,567       $ 19,552       $ 50,420       $ 53,140
                                                               ====================================================================
Allowance for Loan Losses to
  Non-Performing Loans ..................................           470%           198%           146%           107%            90%
Non-Performing Assets to Total Assets ...................          0.17%          0.43%          0.64%          1.08%          1.69%

Loans are classified as restructured loans when management has granted, for economic or legal reasons related to the borrower's financial condition, concessions to the customer that it would not otherwise consider. Generally, this occurs when the cash flow of the borrower is insufficient to service the loan under its original terms. Loans restructured are reported as such in the year of restructuring. In subsequent reporting periods, if the loan yields a market rate of interest, is performing in accordance with the restructure terms and management expects such performance to continue, the loan is then removed from its restructured status. During 1998, restructured, accruing loans declined approximately $14.0 million, or 96%, to $.6 million. This was achieved through principal repayments, maturities, and the satisfaction of the performance requirements on certain of these loans during 1998. At December 31, 1998, the portfolio of restructured, accruing loans is comprised primarily of loans which have demonstrated performance in accordance with the terms of their restructure agreements, however, did not yield a market rate of interest at the time of restructuring.

Allowance for Loan Losses

The determination of the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses included in the consolidated financial statements is the responsibility of management. The evaluation process is undertaken on a quarterly basis but may increase in frequency should conditions arise that would require management's prompt attention. Conditions giving rise to such action are business combinations, opportunities to dispose of non-performing and marginally performing loans by bulk sale or any development which may indicate an adverse trend. In the five year period ended December 31, 1998, the Company completed several mergers and acquisitions of commercial banks and thrift companies. Generally, in these transactions, the merged entity's loan underwriting standards were less restrictive than those of the Company which had the result of increasing the level of loan portfolio risk.

     The methodology employed for assessing the appropriateness of the allowance consists of the following criteria:

     o The establishment of reserve amounts for all specifically identified criticized loans, including those arising from business combinations, that have been designated as requiring attention by management's internal loan review program, bank regulatory examinations or the Company's external auditors.

     o An average one year loss factor is applied to smaller balance homogenous types of loans not subject to specific review. These loans include residential 1-4 family properties and consumer loans.

     o An allocation to the remaining loans giving effect to historical loss experience over several years and linked to cyclical trends.

     Recognition is also given to the changed risk profile brought about from the aforementioned business combinations, customer knowledge, the results of the ongoing credit-quality monitoring processes and the cyclical nature of economic and business conditions. An important consideration in applying these methodologies is the concentration of real estate related loans located in the New York metropolitan area.

     The initial allocation or specific-allowance methodology commences with loan officers and underwriters grading the quality of their loans on an eight category risk classification scale. Loans identified from this process as below investment grade are referred to the independent Loan Review Department (LRD) for further analysis and identification of those factors that may ultimately affect full recovery or collectibility of principal and/or interest. These loans are subject to continuous review and monitoring while they remain in the criticized category. Additionally, LRD is responsible for performing periodic reviews of the entire loan portfolio that are independent from the identification process employed by loan officers and underwriters. Gradings that fall into criticized categories are further evaluated and a range of reserve amounts is established for each loan.

     The second allocation or loss factor approach to common or homogenous loans is made by applying the average one year loss factor to the outstanding balances in each loan category.

     The final allocation of the allowance is made by applying several years of loss experience to categories of loans. It gives recognition to the loss experience of acquired businesses, business cycle changes and the real estate components of loans. Since many of the loans depend upon the sufficiency of collateral, any adverse trend in the real estate markets could seriously affect underlying values available to protect the Company from loss. This condition existed in the early part of the decade when the Company experienced sizable real estate loan losses.

     Other evidence used to support the amount of the allowance and its components are as follows:

     o     Regulatory examinations

     o     The amount and trend of criticized loans o Actual losses

     o     Peer comparisons with other financial institutions

     o Economic data associated with the real estate market in the Company's market area

     o Opportunities to dispose of marginally performing loans for cash consideration

     The following table presents the allocation of the allowance for loan losses and the related percentage of loans in each category to total loans.

                                               % of             % of              % of             % of              % of
                                              Loans            Loans             Loans            Loans             Loans
                                                 to               to                to               to                to
                                              Total            Total             Total            Total             Total
(dollars in thousands)                  1998  Loans      1997  Loans       1996  Loans      1995  Loans       1994  Loans
                                     ------------------------------------------------------------------------------------
Mortgage Loans-Residential ........  $14,278    33%   $ 9,776    37%    $11,195    44%  $  8,053    48%   $  8,054    49%
Mortgage Loans-Multi-family .......    5,985    29%     6,904    26%      5,543    22%     6,461    19%      9,759    17%
Mortgage Loans-Commercial .........   22,423    19%    23,928    21%     24,684    20%    22,506    20%     25,586    21%
Consumer Loans and Leases .........    9,634     9%     6,886     7%      5,028     6%     3,479     5%      3,509     4%
Commercial & Industrial ...........   11,408     9%    11,513     8%     14,790     7%    19,215     6%     21,781     7%
Construction & Land Loans .........    2,589     1%     1,829     1%      1,955     1%     3,418     2%      4,919     2%
Unallocated .......................    5,442    --     13,557    --      10,085    --     14,767    --      13,344    --
                                     ------------------------------------------------------------------------------------
   Total ..........................  $71,759   100%   $74,393   100%    $73,280   100%   $77,899   100%    $86,952   100%
                                     ====================================================================================

Based upon the process employed and giving recognition to all attendant factors associated with the loan portfolio, management considers the allowance for loan losses at December 31, 1998 to be adequate.

Transactions in the Allowance for Loan Losses are summarized as follows for the years ended December 31,

(dollars in thousands)                                        1998             1997            1996            1995            1994
                                                       ----------------------------------------------------------------------------
Loans Net of Unearned Income:
  Average Balance .................................    $ 5,729,743      $ 5,357,470     $ 4,531,541     $ 3,919,342     $ 3,724,486
  End of Year .....................................      5,714,293        5,739,131       5,044,073       4,086,497       3,761,979
                                                       ============================================================================
Analysis of Allowance for Loan Losses:
  Balance at Beginning of Year ....................    $    74,393      $    73,280     $    77,899     $    86,952     $    94,498

Loans Charged-Off:
  Mortgage Loans-Commercial .......................    $     5,225      $     3,932     $     7,022     $     7,668     $     4,768
  Consumer Loans and Leases .......................          6,439            3,014           1,126             778           1,257
  Commercial & Industrial .........................          2,567            1,888           2,623           3,215           8,319
  Mortgage Loans-Residential ......................          6,482            2,908           6,014           5,402           3,823
  Mortgage Loans-Multi-family .....................            287              191             548           4,456           2,454
  Construction and Land Loans .....................            896              121           1,237           5,631           2,031
                                                       ----------------------------------------------------------------------------
    Total Charge-Offs .............................    $    21,896      $    12,054     $    18,570     $    27,150     $    22,652

Recoveries of Loans Charged-Off:
  Mortgage Loans-Commercial .......................    $       153      $       634     $       513     $     1,660     $       960
  Consumer Loans and Leases .......................          2,312              640             507             525             465
  Commercial & Industrial .........................          1,149            1,114             544           1,377           2,621
  Mortgage Loans-Residential ......................             51               71              97             237             542
  Mortgage Loans-Multi-family .....................             95               19             724             100              55
  Construction and Land Loans .....................             57               95             284              94             624
                                                       ----------------------------------------------------------------------------
    Total Recoveries ..............................    $     3,817      $     2,573     $     2,669     $     3,993     $     5,267

Net Loans Charged-Off: ............................    $    18,079      $     9,481     $    15,901     $    23,157     $    17,385
  Provision for Loan Losses .......................         15,500            8,100           8,000          13,525           9,475
  Merger and Acquisition Activity:
  Net Merger Activity for the Quarter
    Ended December 31,(1) .........................            (55)              --             190              87             364
  Additional Allowance Acquired in
  Purchase Acquisitions ...........................             --            2,494           3,092             492              --
                                                       ----------------------------------------------------------------------------
  Balance at End of Year ..........................    $    71,759      $    74,393     $    73,280     $    77,899     $    86,952
                                                       ============================================================================
  Ratio of Net Charge-Offs to Average Loans .......           0.32%            0.18%           0.35%           0.59%           0.47%
                                                       ============================================================================
  Ratio of Allowance for Loan Losses to
    Non-performing Loans ..........................            470%             198%            146%            107%             90%
                                                       ============================================================================

(1) Represents the activity of the NYB, North Side, Hamilton, and Metro mergers for the quarters ended December 31, 1997, 1995, 1994 and 1993, respectively.

     During 1998, the provision for loan losses increased to $15.5 million as compared to $ 8.1 million in 1997. Reflected in the current year was a special provision of $11.5 million. This additional provision was due to the sale of $32 million in non-performing and marginally performing loans acquired in the NYB merger and to restore, as of the merger date, the Company's post-merger reserve coverage ratios to approximate pre-merger levels. The Company's ratio of allowance for loan losses to non-performing loans pre-merger were 362%, 265%, 151% and 109% at December 31, 1997, 1996, 1995 and 1994, respectively.

Non-Interest Income

Non-interest income, exclusive of net securities gains and interest on tax settlement received in 1997, increased 18.3% to $54.9 million in 1998, compared with $46.4 million in 1997. This increase in non-interest income resulted from a $2.3 million, or 9.6% increase in fees and service charges on deposit accounts to $26.2 million, a $3.1 million, or 31.1% increase in investment management, commissions and trust fees to $13.2 million and a $3.3 million, or 40.3% increase in other operating income to $11.4 million. These increases were attributable to management's success in making its multiple commercial banking and financial service products available to approximately 220 thousand new NYB customers and new market areas. Also, contributing to the growth in investment management, commissions and trust fees is the operating results of Amivest, which was acquired in a purchase transaction in June 1998.

     During 1998, net securities gains were $9.4 million, compared with net securities gains of $8.4 million in 1997. Gross realized gains in 1998 and 1997 resulted principally from the sale of equity positions and capital securities of certain publicly traded companies. Management has been successful in making such investments in publicly traded companies that have materialized as a source of such gains. Upon consummation of the merger with NYB, approximately $415 million of securities were transferred from held-to-maturity to available-for-sale, resulting in a $2.5 million securities loss in the first quarter of 1998. This transfer and subsequent sale was done pursuant to SFAS No. 115 in order to maintain the interest rate risk profile of the Company which existed prior to the merger (See "Asset/Liability Management" section of "Management's Discussion and Analysis").

Non-Interest Expense

During 1998, non-interest expense, exclusive of the merger related restructure charge and other special items totaling $52.5 million and $7.8 million, respectively, aggregated $170.1 million, a decrease of $3.6 million or 2.1% compared to $173.7 million in 1997. The reduction in non-interest expense is attributable to a $3.0 million decrease in compensation and employee benefits, a $2.0 million decrease in occupancy and equipment, net, and a $7.4 million decrease in other operating expenses. The reduction was partially offset by an increase of $7.6 million in capital securities costs due to the issuance of an additional $100 million in capital securities in December 1997 and an $1.2 million increase in amortization of intangible assets due to the purchase acquisitions of Superior and Amivest in December 1997 and June 1998, respectively.

     The core efficiency ratio, which represents the ratio of non-interest expense, net of other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income net of securities gains/(losses) and other non-recurring items, improved to 35.03% in 1998, as compared with 38.22% for 1997. The improvement in the core efficiency ratio once again demonstrates management's ability to employ its disciplined merger and acquisition strategy by successfully reducing operating costs and enhancing its revenue base post-merger.

     In connection with the NYB merger, the Company recorded a pre-tax charge for merger related restructuring costs of $52.5 million. This charge included $11.6 million in direct merger expenses, primarily investment banking, legal fees, other professional fees, and expenses associated with shareholder and customer notifications. Severance and other employee related costs totaled $16.4 million consisting of employee severance, compensation arrangements, transitional staffing and related employee benefits expenses. Facility and systems costs totaled $16.8 million consisting primarily of lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations and duplicate headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and items processing contracts and the deconversion of NYB's computer systems. Other merger related costs totaled $7.6 million and arose primarily from the application of the Company's accounting practices to the accounts of the merged business and to a lesser extent other expenses associated with the integration of operations. Additionally, the Company recorded a $5.0 million tax charge, net of federal benefit, relating to the recapture of Home's tax bad debt reserve for state and city tax purposes. (See "Notes to Consolidated Financial Statements--Note 2-Business Combinations").

     In March 1998, the Company recorded an intangible asset write-down of $6 million due to the realignment in its business arising from the merger with NYB. This write-down was done pursuant to SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" and was classified in the caption "Amortization Write-down of Intangible Assets" in the Company's "Consolidated Statements of Income" for 1998.

Income Taxes

For 1998, the effective tax rate was 30.9% compared to 38.0% for the year ended 1997. The decrease in the effective tax rate was primarily due to a non-taxable distribution from a corporate reorganization. This reduction was partially offset by the recognition of certain non-deductible merger related restructuring costs associated with the NYB merger, the recapture of Home's state and city tax bad debt reserves, and the intangible asset write-down due to the realignment in the Company's business arising from the merger. The effective tax rate exclusive of the merger related restructure charge, special items, and tax benefit was approximately 35%. (See "Notes to Consolidated Financial Statements--Note 10-Income Taxes").

Capital

The Company and its bank subsidiaries are subject to the risk based capital guidelines administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines currently require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier I capital to total risk weighted assets of 4% and a Tier I capital to average assets of 4%. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1998, the most recent notification from the various banking regulators categorized the Company and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. Under the adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier I capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and not be subject to any written order, agreement or directive. There are no conditions or events since such notification that management believes have changed this classification.

     The Company enhanced its regulatory capital ratios with the two issuances of approximately $100 million in capital securities in December 1997 and 1996, respectively. At December 31, 1998, the carrying value of these capital securities qualified as Tier I capital (See "Notes to Consolidated Financial Statements--Note 9-Capital Securities"). The following table sets forth the Company's regulatory capital at December 31, 1998, under the rules applicable at such date. Management believes that the Company meets all capital adequacy requirements to which it is subject.

(dollars in thousands)                                Amount      Ratio
                                                  ---------------------
Tier 1 Capital .................................  $  936,525     15.19%
Regulatory Requirement .........................     246,643      4.00%
                                                  ---------------------
Excess .........................................  $  689,882     11.19%
                                                  =====================

Total Risk Adjusted Capital ....................  $1,010,449     16.39%
Regulatory Requirement .........................     493,285      8.00%
                                                  ---------------------
Excess .........................................  $  517,164      8.39%
                                                  =====================
Risk Weighted Assets ...........................  $6,166,067
                                                  ==========

The Company's leverage ratio at December 31, 1998 was 9.09%.

Other Matters

     The Year 2000 date change (commonly referred to as "Y2K") creates numerous technical issues resulting from computer technology using two digit date fields, rather than four digits, to define the applicable year. The Y2K date change, which is common to most corporations including banks, concerns the inability of information systems, primarily, but not exclusively, computer software programs, to properly recognize and process date sensitive information beyond January 1, 2000.

     The Company's information systems are primarily processed in-house, using programs developed by third-party vendors and to a lesser extent, utilizing third-party service providers. Therefore, the direct effort to correct Y2K issues will be undertaken largely by third-parties and will not be within the Company's direct control. The Company expects to bring its mission critical systems into compliance through the installation of updated or replacement programs developed by these third-parties.

     The Company began addressing the Y2K date change in October 1996 with the establishment of a Y2K Committee ("the Committee"). The Committee is comprised of senior management and personnel representing various areas directly or indirectly affected by the Y2K date change. A formal Year 2000 program was developed by the Committee and approved by the Board of Directors in 1997. The Committee has completed an assessment of its information technology ("IT") and non-IT systems, identified mission critical systems, and created a formal tracking system. Mission critical systems have been defined as all computer hardware and software necessary for the successful continuation of a core business activity.

     In addition to the computer systems identified as mission critical, the Committee has also identified other essential services that may be impacted by Y2K date change such as utilities, telecommunications, and credit bureau information. The Committee is communicating with the providers of these essential services to monitor their progress in addressing Y2K issues. To date, no information has been provided to suggest such essential services will not be Y2K compliant.

     The Company's plan to address the Y2K date change was developed in accordance with the management process outlined in the Federal Financial Institutions Examination Council ("FFIEC") Year 2000 statement issued on May 5, 1997, which consisted of the following phases: (a) awareness; (b) assessment;
(c) renovation; (d) validation; and (e) implementation. Numerous subsequent FFIEC statements have been issued, which have been incorporated into the Year 2000 program. To date, the Company has completed the awareness and initial assessment phases and has substantially completed the renovation, validation and implementation phases for its mission critical systems. On an ongoing basis, third-party service provider and vendor progress in addressing the Y2K issue is monitored. Remediation and testing of the various systems and computer programs commenced in the second quarter of 1998 and have been substantially completed at December 31, 1998 for mission critical applications. The Company's core application system, which performs deposit, loan, and general ledger accounting processing is provided by a third-party vendor. This software has been renovated, unit tested, acceptance tested, and was installed during the third quarter of 1998. Year 2000 testing for this software has been completed.

     Renovation and acceptance testing (including Year 2000 testing) for vendor provided, non-mission critical applications is ongoing and is expected to be completed by June 30, 1999. Testing with third-party service providers is currently being performed in accordance with the applicable regulatory guidance and is expected to be substantially completed by March 31, 1999.

     The Company believes its Year 2000 program should enable it to be successful in modifying its computer systems to be Year 2000 compliant. Contingency plans, which include timetables and various alternatives based upon the failure of a system(s) to be adequately modified and/or sufficiently tested and validated to ensure Year 2000 compliance, have been developed. These contingency plans are refined on an ongoing basis. There can be no assurance that either the Year 2000 program or contingency plans will avoid partial or total system interruptions.

     The principal components of the expense related to the Y2K date change are the replacement of personal computer equipment and the purchase or upgrade of third-party software. External modification and internal costs will be expensed as incurred. Costs of new hardware and software will be capitalized and depreciated in accordance with policies. Based on current estimates, management does not expect the costs associated with its Y2K program to be material to its financial condition and results of operations. If the Y2K program is unsuccessful, it may have a material, adverse effect on its future operating results and financial condition.

     Recognizing the importance of customer awareness, the Company has mailed Y2K information to the various segments of its customer base, including all depositors. Additionally, letters have been sent to all material loan customers informing them of the Y2K issue and how it can impact businesses. An assessment of the Y2K readiness of the significant loan customers has also been completed.

Recent Accounting Pronouncements

Reporting Comprehensive Income

The Company adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130") in January 1998. SFAS 130 establishes standards for reporting and the display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. In accordance with SFAS 130, all items that are required to be recognized under accounting standards as components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and
(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position (See the "Consolidated Statements of Comprehensive Income", included herein).

Disclosure about Segments for an Enterprise and Related Information

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way an enterprise reports information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available, that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 131 requires a reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the amounts in the enterprise's financial statements. It also requires an enterprise to report descriptive information about the way the operating segments were determined, the products and services provided by the operating segments, and any differences between the measurements used for segment reporting and financial statement reporting. SFAS 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. Management has evaluated the disclosure requirements and determined that disclosure is not required as its operating segments do not meet the quantitative thresholds as prescribed in SFAS 131 for all reporting periods.

Employers' Disclosures about Pensions and Other Post-Retirement Benefits

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-Retirement Benefits" ("SFAS 132"). SFAS 132 revises employers' disclosures about pensions and other post-retirement benefit plans; it does not change the measurement or recognition under these plans. SFAS 132 standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. SFAS 132 is effective for fiscal years beginning after December 15, 1997 (See Footnote 11, "Retirement and Other Employee Benefit Plans", included herein for the required disclosure).

Accounting for Derivative Instruments and Hedging Activities

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign currency denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Under SFAS 133, an entity that elects to apply hedge accounting is required to establish, at the inception of the hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

     SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently evaluating the effect SFAS 133 will have on its financial statements.

Comparison Between 1997 and 1996

Overview

During 1997, the Company integrated and leveraged off three strategic in market acquisitions including its December 1996 merger with North Side and its March 1996 purchase acquisitions of Extebank and ten Long Island branches of First Nationwide. These acquisitions were accretive to earnings, significantly expanded the Company's geographic presence in its primary markets and represented an efficient use of capital. North Side, which was accounted for as a pooling-of-interests transaction, had $1.6 billion in total assets, $1.2 billion in deposit liabilities, $124.4 million in capital and operated through seventeen full-service banking locations in the New York Counties of Bronx, Queens, Nassau and Suffolk.

     The North Side merger enhanced the Company's lending activities within its expanded market areas, specifically the Bronx and Queens Counties of New York. At December 31, 1997, loans outstanding totaled $5.8 billion, an increase of $688.9 million, or 13.6%, from 1996 while performance of the loan portfolio remained solid as non-performing assets and restructured, accruing loans declined $16.8 million, or 22.4% to $58.2 million during 1997. The Company also reported substantial achievements in all key measures of performance highlighted by its return on average assets, stockholders' equity, and its core efficiency ratios of 1.78%, 25.63% and 38.22%, respectively.

     The Company had enhanced its regulatory Tier I Capital with two issuances of approximately $100 million each in Capital Securities in December 1997 and 1996. During 1997, management entered into a capital management strategy, whereby it leveraged its excess capital to generate additional net interest income through an increased level in interest earning assets, funded principally with repurchase agreements of varied maturities.

Earnings Summary

The Company's net income for the year ended December 31, 1997 was $170.5 million, or diluted earnings per share of $1.22, as compared with $94.4 million or diluted earnings per share of $.68 in 1996. Net income and diluted earnings per share during 1996 were impacted by the recognition of a $21.6 million merger related restructure charge associated with the North Side merger, and a $17.8 million charge for the recapitalization of the Savings Association Insurance Fund ("SAIF"). Net income and diluted earnings per share exclusive of the aforementioned charges would have been $118.5 million or $.85 per share in 1996.

Net Interest Income

During 1997, net interest income increased $65.0 million or 19.5% to $397.6 million when compared to $ 332.7 million in 1996. This growth was achieved through a significant increase in the level and composition of interest earning assets and an 18 basis point improvement in the net interest margin to 4.42% during 1997. Factors contributing to the widening in the net interest margin included: (a) a change in the composition combined with a significant increase in average interest earning assets and overall asset yields; (b) higher levels of non-interest bearing customer deposit liabilities; (c) an overall decline in the cost of funds for customer deposits; (d) the issuance of $200 million in capital securities, of which $100 million was issued in December 1997; and (e) increased levels of capital. The positive impact of these factors was offset by an increase in the level of higher costing wholesale liabilities.

     Interest income increased $110.7 million or 18.0% to $724.4 million in 1997. Management entered into a capital management strategy, whereby it leveraged its excess capital in 1997, to generate additional net interest income. This strategy contributed to the $1.2 billion or 15.4% increase in average interest earning assets to $9.2 billion in 1997 and the change in the composition of average interest earning assets as evidenced by the increase in yield on such assets to 7.99% in 1997 as compared to 7.78% in 1996. As a result of the increase in the level of interest earning assets, which were funded principally with repurchase agreements of varied maturities, additional net interest income was generated.

     Average loans, net of unearned income increased $825.9 million or 18.2% to $5.4 billion in 1997, representing 58.5% of average interest earning assets. This level of growth was achieved through continued strong demand in virtually all loan categories with the exception of lower yielding residential mortgage loans. The yields on average loans remained relatively constant at 8.64%

     Average securities increased $436.7 million or 13.0% in 1997 with a corresponding increase in the overall yield on the securities portfolio to 7.08% as compared to 6.68% in 1996. These improvements during 1997 were achieved principally through the investment of the proceeds generated from the aforementioned leverage strategy into higher yielding securities, which reflected market interest rates at the time of investment.

     Interest expense increased to $45.7 million in 1997 reflecting an average cost of funds of 4.21% as compared with 4.07% in 1996. This increase principally resulted from a $1.0 billion increase in the level of average securities sold under agreements to repurchase. Overall interest expense was positively impacted by the modest decline in average customers savings and time deposit liabilities as well as a 10 basis point decline in these cost of funds to 3.53% during 1997. Both interest bearing customer deposit liability levels and the corresponding cost of funds declined principally as a result of management implementing its pricing strategy on customer deposit liabilities assumed in the North Side merger as well as several purchase acquisitions during 1996.

     Average demand deposits increased $167.3 million or 24.3% in 1997. The growth in the level of demand deposits has resulted from management's emphasis on converting its acquired savings bank locations into full service commercial banking locations, and an emphasis on developing deposit relationships with its borrowers. At December 31, 1997, demand deposits represented 15% of total deposits as compared to 12.5% at December 31, 1996.

     The average cost of funds was positively impacted by the use of interest rate swaps and other off-balance sheet instruments which decreased interest expense by $6.3 million and $3.5 million during 1997 and 1996, respectively. The cost of funds, excluding these instruments, would have increased 9 basis points and 5 basis points to 4.30% and 4.12% during 1997 and 1996, respectively. The net interest margin, exclusive of these off balance sheet instruments, would have decreased by 7 basis point and 5 basis points to 4.35% and 4.19% in 1997 and 1996, respectively (See "Asset/Liability Management" section of "Management's Discussion and Analysis").

Provision for Loan Losses

The provision for loan losses totaled approximately $8 million during 1997 and 1996. Net charge-offs in 1997 aggregated $9.5 million or .18% of average loans, as compared to $15.9 million or .35% of average loans during 1996. At December 31, 1997, the allowance for loan losses to non-performing loans improved to 198% from 146% at December 31, 1996. The improvement resulted from an $11.8 million decline in non-performing assets to $43.6 million at December 31, 1997, which resulted from the sale of non-performing and marginally performing assets, principal repayments, the workout of non-performing loans to performing status and charge-offs.

Non-Interest Income

Non-interest income, exclusive of net securities gains and interest on a tax settlement during 1997, increased 20.2% to $46.4 million in 1997, compared to $38.6 million in 1996. The increase in non-interest income resulted from a $3.4 million, or 16.4% increase in fees and service charges on deposit accounts to $23.9 million, a $3.1 million, or 43.8% increase in investment management, commission and trust fees to $10.1 million, and a $1.5 million, or 22.5% increase in other income to $8.1 million. The growth in non-interest income is attributable to management's success in delivering a full compliment of financial services and products to its expanded market areas and increased customer base through its 1996 merger and acquisitions.

     Net securities gains were $8.4 million and $6.2 million during 1997 and 1996, respectively and resulted principally from the sale of equity positions and capital securities of certain publically traded companies. During 1996, these gains were partially offset by securities losses recognized on the repositioning of the Company's available-for-sale securities portfolio in connection with the North Side merger.

Non-Interest Expense

Non-interest expense increased $12.7 million, or 7.9% to $173.7 million in 1997, exclusive of the 1996 North Side merger related restructure charge of $21.6 million and the SAIF recapitalization charge of $17.8 million. The increase is principally attributable to $9.2 million in costs associated with the two issuances of approximately $100 million each in capital securities in December 1997 and 1996, a $4.7 million, or 6.0% increase in compensation and employee benefit expense to $83.2 million principally associated with the appreciation in NYB's stock appreciation rights, and a $1 million, or 14.6% increase in amortization of intangibles to $7.3 million associated with the Company's Extebank and First Nationwide purchase acquisitions during the first quarter of 1996. This increase was partially offset by a $3.5 million reduction in FDIC insurance premiums during 1997.

     The core efficiency ratio, which represents the ratio of non-interest expense, net of other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income net of securities gains/(losses) and other non-recurring items, improved to 38.22% in 1997, as compared with 42.61% for 1996. This improvement was achieved principally through the efficient integration of the Company's 1996 merger and acquisitions.

Income Taxes

For 1997, the effective tax rate was 38.0% compared to 44.1% for the year ended 1996. The decrease in the Company's effective tax rate during 1997 resulted from the implementation of certain tax planning strategies and the 1996 recognition of certain non-deductible merger related restructure costs associated with the North Side merger as well as the recapture of North Side's state and city tax bad debt reserves.

Selected Statistical Data

Quarterly Financial Information

(unaudited)                                              1998                                            1997
                                      ----------------------------------------------------------------------------------------------
(in thousands, except                       1st          2nd         3rd         4th         1st         2nd         3rd         4th
per share amounts)                          Qtr          Qtr         Qtr         Qtr         Qtr         Qtr         Qtr         Qtr
                                      ----------------------------------------------------------------------------------------------
Interest Income ...................   $ 190,506    $ 182,368   $ 188,110   $ 192,116   $ 165,625   $ 182,538   $ 188,549   $ 187,712
Interest Expense ..................      86,299       77,854      81,735      82,568      71,349      81,814      86,171      87,469
                                      ----------------------------------------------------------------------------------------------
Net Interest Income ...............     104,207      104,514     106,375     109,548      94,276     100,724     102,378     100,243
Provision for Loan Losses .........      12,500        1,000       1,000       1,000       1,800       2,700       1,800       1,800
                                      ----------------------------------------------------------------------------------------------
Net Interest Income after
  Provision for Loan Losses .......      91,707      103,514     105,375     108,548      92,476      98,024     100,578      98,443
Non-Interest Income ...............      11,251       14,863      17,792      20,412      10,487      18,481      12,324      18,030
Non-Interest Expense ..............      54,380       40,196      42,141      41,212      42,456      44,602      42,419      44,232
Merger Related Restructure
  Charge ..........................      52,452           --          --          --          --          --          --          --
                                      ----------------------------------------------------------------------------------------------
Income Before Income Taxes ........      (3,874)      78,181      81,026      87,748      60,507      71,903      70,483      72,241
(Benefit)/Provision for
  Income Taxes ....................     (11,249)      27,285      28,359      30,711      24,527      28,320      27,426      24,340
                                      ----------------------------------------------------------------------------------------------
Net Income ........................   $   7,375    $  50,896   $  52,667   $  57,037   $  35,980   $  43,583   $  43,057   $  47,901
                                      ==============================================================================================

Per Share:
Earnings Per Share-Basic ..........   $    0.05    $    0.36   $    0.37   $    0.40   $    0.26   $    0.32   $    0.31   $    0.35
Earnings Per Share-Diluted ........   $    0.05    $    0.36   $    0.37   $    0.40   $    0.26   $    0.31   $    0.31   $    0.34
Common Stock Price Range
 of the Company:
  High ............................   $   26.33    $   27.33   $   27.19   $   23.94   $   14.17   $   15.33   $   19.33   $   22.50
  Low .............................   $   20.00    $   23.79   $   19.00   $   16.31   $   11.38   $   12.08   $   14.96   $   18.71

Consolidated Statements of Income

For the Years Ended December 31,                                                          1998               1997               1996
                                                                                      ----------------------------------------------
(in thousands, except per share amounts)
Interest Income:
Loans .....................................................................           $494,125           $461,984           $390,451
Mortgage-Backed Securities ................................................            211,808            219,179            192,383
Other Securities ..........................................................             24,090             13,651              6,799
U.S. Treasury & Government Agency Securities ..............................             16,766             23,015             16,223
State & Municipal Obligations .............................................              3,849              5,365              4,773
Federal Funds Sold ........................................................              2,006              1,084              2,913
Interest Earning Deposits .................................................                456                146                220
                                                                                      ----------------------------------------------
Total Interest Income .....................................................            753,100            724,424            613,762
                                                                                      ----------------------------------------------
Interest Expense:
Savings, NOW & Money Market Deposits ......................................             64,557             64,993             67,920
Other Time Deposits .......................................................             91,754             98,821            109,857
Certificates of Deposit, $100,000 & Over ..................................             31,458             23,926             19,131
Federal Funds Purchased & Securities Sold Under
 Agreements to Repurchase .................................................            129,183            112,881             52,971
Other Borrowings ..........................................................             11,504             26,182             31,228
                                                                                      ----------------------------------------------
  Total Interest Expense ..................................................            328,456            326,803            281,107
                                                                                      ----------------------------------------------
  Net Interest Income .....................................................            424,644            397,621            332,655
Provision for Loan Losses .................................................             15,500              8,100              8,000
                                                                                      ----------------------------------------------
  Net Interest Income after Provision for Loan Losses .....................            409,144            389,521            324,655
                                                                                      ----------------------------------------------
Non-Interest Income:
Fees & Service Charges on Deposit Accounts ................................             26,208             23,921             20,546
Investment Management, Commissions & Trust Fees ...........................             13,225             10,085              7,014
Mortgage Banking Operations ...............................................              4,054              4,269              4,412
Other Operating Income ....................................................             11,398              8,125              6,630
Interest on Tax Settlement ................................................                 --              4,515                 --
Net Securities Gains ......................................................              9,433              8,407              6,224
                                                                                      ----------------------------------------------
  Total Non-Interest Income ...............................................             64,318             59,322             44,826
                                                                                      ----------------------------------------------
Non-Interest Expense:
Compensation & Employee Benefits ..........................................             81,071             83,197             78,482
Occupancy & Equipment, net ................................................             27,095             28,865             27,116
Capital Securities Costs ..................................................             16,843              9,235                 25
Amortization & Write-down of Intangible Assets ............................             14,479              7,292              6,364
Other Operating Expenses ..................................................             38,441             45,120             49,045
Merger Related Restructure Charges ........................................             52,452                 --             21,613
SAIF Recapitalization Charge ..............................................                 --                 --             17,782
                                                                                      ----------------------------------------------
  Total Non-Interest Expense ..............................................            230,381            173,709            200,427
                                                                                      ----------------------------------------------
Income Before Income Taxes ................................................            243,081            275,134            169,054
Provision for Income Taxes ................................................             75,106            104,613             74,606
                                                                                      ----------------------------------------------
  Net Income ..............................................................           $167,975           $170,521           $ 94,448
                                                                                      ==============================================
Earnings Per Share-Basic ..................................................           $   1.19           $   1.24           $   0.69
Earnings Per Share-Diluted ................................................           $   1.18           $   1.22           $   0.68

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

At December 31,                                                                                           1998                 1997
                                                                                                  ---------------------------------
(in thousands, except per share amounts)
Assets
Cash & Due from Banks ....................................................................        $    151,576         $    179,268
Interest Earning Deposits ................................................................              11,929                7,787
Federal Funds Sold .......................................................................              17,000                4,000
Securities:
 Available-for-Sale ......................................................................           2,980,223            2,156,624
 Held-to-Maturity (Fair value $1,574,196 in 1998; $1,757,411 in 1997) ....................           1,571,545            1,763,308
                                                                                                  ---------------------------------
  Total Securities .......................................................................           4,551,768            3,919,932
                                                                                                  ---------------------------------
Loans ....................................................................................           5,731,424            5,760,691
 Less: Unearned Income ...................................................................              17,131               21,560
       Allowance for Loan Losses .........................................................              71,759               74,393
                                                                                                  ---------------------------------
       Net Loans .........................................................................           5,642,534            5,664,738
                                                                                                  ---------------------------------
Intangible Assets ........................................................................              84,676               96,398
Premises & Equipment .....................................................................              72,023               77,225
Accrued Income Receivable ................................................................              66,951               66,970
Other Assets .............................................................................              81,099               57,314
                                                                                                  ---------------------------------
  Total Assets ...........................................................................        $ 10,679,556         $ 10,073,632
                                                                                                  =================================
Liabilities and Stockholders' Equity
Demand Deposits ..........................................................................        $  1,263,105         $    948,458
Savings, NOW & Money Market Deposits .....................................................           2,950,022            3,008,839
Other Time Deposits ......................................................................           1,672,478            1,960,765
Certificates of Deposit, $100,000 & Over .................................................             542,017              419,877
                                                                                                  ---------------------------------
  Total Deposits .........................................................................           6,427,622            6,337,939
                                                                                                  ---------------------------------
Federal Funds Purchased & Securities Sold Under Agreements to Repurchase .................           2,955,096            2,104,036
Other Borrowings .........................................................................              35,000              449,600
Accrued Expenses & Other Liabilities .....................................................             231,299              211,904
                                                                                                  ---------------------------------
  Total Liabilities ......................................................................        $  9,649,017         $  9,103,479
                                                                                                  ---------------------------------
Capital Securities .......................................................................        $    199,289         $    199,264

Stockholders' Equity
Preferred Stock, par value $1.00; authorized 10,000,000 shares, unissued .................                  --                   --
Common stock, par value $2.50; authorized 200,000,000 shares;
 issued shares 144,924,714 in 1998; 154,073,867 shares in 1997 ...........................             362,312              256,790
Additional Paid in Capital ...............................................................              32,044              127,853
Retained Earnings ........................................................................             541,967              469,616
Accumulated Other Comprehensive Income - Unrealized Gains on
 Securities Available-for-Sale, net of taxes .............................................               9,337               17,124
Deferred Compensation ....................................................................             (24,365)             (19,361)
Treasury Stock at cost; 3,852,732 shares in 1998; 14,595,566 shares in 1997 ..............             (90,045)             (81,133)
                                                                                                  ---------------------------------
  Total Stockholders' Equity .............................................................             831,250              770,889
                                                                                                  ---------------------------------
  Total Liabilities and Stockholders' Equity .............................................        $ 10,679,556         $ 10,073,632
                                                                                                  =================================

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

For the Years Ended December 31,                                                           1998              1997              1996
                                                                                    ------------------------------------------------
(in thousands)
Cash Flows from Operating Activities:
Net Income ...................................................................      $   167,975       $   170,521       $    94,448
Adjustments to Reconcile Net Income to
 Net Cash Provided by Operating Activities:
Provision for Loan Losses ....................................................           15,500             8,100             8,000
Depreciation and Amortization ................................................           10,846            10,485            10,530
Amortization and Write-down of Intangible Assets .............................           14,479             7,292             6,364
Amortization of Securities Premiums ..........................................           12,809             9,052            11,263
Accretion of Discounts and Net Deferred Loan Fees ............................          (10,490)           (6,440)           (3,299)
Proceeds from Sales of Securities Held-for-Trading ...........................               --            10,125             2,003
Purchases of Securities Held-for-Trading .....................................               --            (9,670)               --
Net Securities Gains .........................................................           (9,433)           (8,407)           (6,224)
Other, Net ...................................................................           47,829            17,376            36,063
                                                                                    ------------------------------------------------
  Net Cash Provided by Operating Activities ..................................          249,515           208,434           159,148
                                                                                    ------------------------------------------------
Cash Flows from Investing Activities:
Purchases of Securities Held-to-Maturity .....................................       (1,181,100)         (107,722)         (235,939)
Maturities, Redemptions, Calls and Principal Repayments on Securities
 Held-to-Maturity ............................................................          424,656           253,904           183,665
Purchases of Securities Available-for-Sale ...................................       (2,166,825)       (1,497,862)       (1,056,391)
Proceeds from Sales of Securities Available-for-Sale .........................        1,021,477           271,297           735,437
Maturities and Principal Repayments on Securities Available-for-Sale .........        1,279,525           413,086           448,528
Loans Originated, Net of Principal Repayments ................................         (138,940)         (653,769)         (589,558)
Proceeds from the Sale of Loans ..............................................          195,534            88,415           111,497
Purchases of Loans ...........................................................          (21,344)          (22,342)         (370,400)
Transfers to Other Real Estate, Net of Sales .................................            2,314            (1,402)            3,770
Purchases of Premises and Equipment, Net .....................................           (3,444)           (6,511)           (7,642)
Purchase Acquisitions, Net of Cash Acquired ..................................              805            56,147           595,650
                                                                                    ------------------------------------------------
  Net Cash Used in Investing Activities ......................................         (587,342)       (1,206,759)         (181,383)
                                                                                    ------------------------------------------------
Cash Flows from Financing Activities:
Net Increase/(Decrease) in Customer Deposits Liabilities .....................           44,352           (21,177)         (241,273)
Net Increase in Borrowings ...................................................          379,854           887,061           252,778
Proceeds from the Issuance of Capital Securities .............................               --            99,614            99,637
Purchase of Treasury Stock ...................................................          (56,462)          (27,733)          (51,594)
Common Stock Sold for Cash ...................................................           26,949             6,814            32,036
Cash Dividends Paid ..........................................................          (67,032)          (46,607)          (32,601)
                                                                                    ------------------------------------------------
  Net Cash Provided by Financing Activities ..................................          327,661           897,972            58,983
                                                                                    ------------------------------------------------
  Net (Decrease)/Increase in Cash and Cash Equivalents .......................          (10,166)         (100,353)           36,748
NYB Activity for the Three Months Ended December 31, 1997 ....................             (384)               --                --
North Side Activity for the Three Months Ended December 31, 1995 .............               --                --            60,747
Cash and Cash Equivalents at Beginning of Year ...............................          191,055           291,408           193,913
                                                                                    ------------------------------------------------
Cash and Cash Equivalents at End of Year .....................................      $   180,505       $   191,055       $   291,408
                                                                                    ================================================

For the Years Ended December 31,                                                               1998           1997           1996
                                                                                          ----------------------------------------
(in thousands)
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
 Interest Expense .....................................................................   $ 332,406      $ 331,577      $ 286,488
                                                                                          =======================================
 Income Taxes .........................................................................   $  19,507      $  55,209      $  46,997
                                                                                          =======================================
Securities Transferred from Held-to-Maturity to Available-for-Sale due to the
 Merger with NYB ......................................................................   $ 913,598      $      --      $      --
During the Year the Company Purchased Various Securities which
 Settled in the January 1999 ..........................................................   $   7,912      $  60,866      $      --
                                                                                          =======================================
Non-Cash Activity Related to Acquisitions Not Reflected Above for the Years ended
 December 31, 1998, 1997 and 1996 are as follows: .....................................            (1)            (2)            (3)
Fair Value of Assets Acquired .........................................................   $   2,377      $ 177,085      $ 920,047
Intangible Assets .....................................................................       8,434         21,515         61,072
Cash Paid .............................................................................          --         (3,009)       (47,000)
Common Stock Issued ...................................................................      (8,730)       (34,420)            --
                                                                                          ---------------------------------------
Liabilities Assumed and Common Stock Issued ...........................................   $   2,081      $ 161,171      $ 934,119
                                                                                          =======================================

See accompanying notes to consolidated financial statements.

(1) In June 1998, the Company acquired Amivest Corporation, a privately held investment management and broker/dealer firm.
(2) In December 1997, the Company acquired all of the outstanding common stock of Superior. Each share of Superior's common stock was exchanged for .1957 shares of the Company's common stock and the Company made a cash payment to the holder of Superior's outstanding warrants.
(3) In March 1996, the Company acquired the domestic commercial banking business of Extebank and assumed $572 million in deposit liabilities from First Nationwide Bank.

Consolidated Statements of
Changes in Stockholders' Equity

                                                                                         Unrealized
                                                               Additional                Securities     Deferred
                                                      Common      Paid in    Retained        Gains/      Compen-
Three Years Ended December 31, 1998                    Stock      Capital    Earnings      (Losses)       sation
                                                   -------------------------------------------------------------
(dollars in thousands, except per share amounts)
Balance, January 1, 1996 .......................   $ 124,734    $ 195,467    $ 292,972    $   5,320    $  (1,585)
Net Income .....................................          --           --       94,448           --           --
Cash Dividends ($.28 per share) ................          --           --      (22,721)          --           --
Cash Dividends-Acquired Companies ..............          --           --      (15,257)          --           --
Issuance of Stock (1,996,152 shares) ...........         101        6,077           --           --           --
North Side Common Stock Retirement
   (1,124,988 shares) ..........................        (937)      (7,558)          --           --           --
Purchases of Treasury Stock (11,438,174 shares)           --           --           --           --           --
Restricted Stock Activity, net .................          --        1,450           --           --       (4,174)
Amortization of Other Compensation Plans .......          --           --           --           --          566
Stock Based Compensation Activity, net .........       1,473        7,151       (2,695)          --           --
North Side Net Income for the Three Months Ended
   December 31, 1995 ...........................          --           --        5,834           --           --
Adjustment to Unrealized Gains on Securities
   Available-for-Sale, net of taxes ............          --           --           --       (8,515)          --
                                                   -------------------------------------------------------------
Balance, December 31, 1996 .....................   $ 125,371    $ 202,587    $ 352,581    $  (3,195)   $  (5,193)
Net Income .....................................          --           --      170,521           --           --
Cash Dividends ($.38 per share) ................          --           --      (38,226)          --           --
Cash Dividends-Acquired Company ................          --           --      (11,391)          --           --
Issuance of Stock for the 2-for-1 Stock Split ..     126,313     (126,313)          --           --           --
Issuance of Stock-Superior Acquisition
   (1,924,352 shares) ..........................       3,207       31,213           --           --           --
Issuance of Stock (165,524 shares) .............         276        2,311           --           --           --
Purchases of Treasury Stock (4,174,344 shares) .          --           --           --           --           --
Restricted Stock Activity, net .................         423       11,536           --           --      (14,168)
Stock Based Compensation Activity, net .........       1,200        6,519       (3,655)          --           --
Amortization of Unrealized Loss on Securities
   Transferred from Available-for-Sale to
   Held-to-Maturity ............................          --           --         (214)        (331)          --
Adjustment to Unrealized (Losses) on Securities
   Available-for-Sale, net of taxes ............          --           --           --       20,650           --
                                                   -------------------------------------------------------------
Balance, December 31, 1997 .....................   $ 256,790    $ 127,853    $ 469,616    $  17,124    $ (19,361)
Net Income .....................................          --           --      167,975           --           --
Cash Dividends ($.65 per share) ................          --           --      (92,713)          --           --
Cash Dividends-Acquired Company ................          --           --       (3,219)          --           --
Issuance of Stock for the 3-for-2 Stock Split ..     120,288     (120,288)          --           --           --
Issuance of Stock-Amivest Acquisition ..........         905        7,825           --           --           --
Issuance of Stock (1,216,087 shares) ...........         331       16,126           --           --           --
NYB Common Stock Retirement (12,740,406 shares)      (21,234)     (35,398)          --           --           --
Purchases of Treasury Stock (2,603,825 shares) .          --           --           --           --           --
Restricted Stock Activity, net .................          --         (385)          --           --       (5,004)
Stock Based Compensation Activity, net .........       5,232       36,311      (11,523)          --           --
NYB Net Income for the Three Months
   Ended December 31, 1997 .....................          --           --       11,992           --           --
Amortization of Unrealized Loss on Securities
   Transferred from Available-for-Sale to
   Held-to-Maturity ............................          --           --         (161)        (170)          --
Adjustment to Unrealized Gains on Securities
    Available-for-Sale, net of taxes ...........          --           --           --       (7,617)          --
                                                   -------------------------------------------------------------
Balance, December 31, 1998 .....................   $ 362,312    $  32,044    $ 541,967    $   9,337    $ (24,365)
                                                   =============================================================

                                                      Treasury
                                                         Stock        Total
                                                   ------------------------
Balance, January 1, 1996 .......................     $ (34,393)   $ 582,515
Net Income .....................................            --       94,448
Cash Dividends ($.28 per share) ................            --      (22,721)
Cash Dividends-Acquired Companies ..............            --      (15,257)
Issuance of Stock (1,996,152 shares) ...........        15,350       21,528
North Side Common Stock Retirement
   (1,124,988 shares) ..........................            --       (8,495)
Purchases of Treasury Stock (11,438,174 shares)        (51,594)     (51,594)
Restricted Stock Activity, net .................         2,896          172
Amortization of Other Compensation Plans .......            --          566
Stock Based Compensation Activity, net .........         5,024       10,953
North Side Net Income for the Three Months Ended
   December 31, 1995 ...........................            --        5,834
Adjustment to Unrealized Gains on Securities
   Available-for-Sale, net of taxes ............            --       (8,515)
                                                   ------------------------
Balance, December 31, 1996 .....................     $ (62,717)   $ 609,434
Net Income .....................................            --      170,521
Cash Dividends ($.38 per share) ................            --      (38,226)
Cash Dividends-Acquired Company ................            --      (11,391)
Issuance of Stock for the 2-for-1 Stock Split ..            --           --
Issuance of Stock-Superior Acquisition
   (1,924,352 shares) ..........................            --       34,420
Issuance of Stock (165,524 shares) .............            --        2,587
Purchases of Treasury Stock (4,174,344 shares) .       (27,733)     (27,733)
Restricted Stock Activity, net .................         3,805        1,596
Stock Based Compensation Activity, net .........         5,512        9,576
Amortization of Unrealized Loss on Securities
   Transferred from Available-for-Sale to
   Held-to-Maturity ............................            --         (545)
Adjustment to Unrealized (Losses) on Securities
   Available-for-Sale, net of taxes ............            --       20,650
                                                   ------------------------
Balance, December 31, 1997 .....................     $ (81,133)   $ 770,889
Net Income .....................................            --      167,975
Cash Dividends ($.65 per share) ................            --      (92,713)
Cash Dividends-Acquired Company ................            --       (3,219)
Issuance of Stock for the 3-for-2 Stock Split ..            --           --
Issuance of Stock-Amivest Acquisition ..........            --        8,730
Issuance of Stock (1,216,087 shares) ...........        12,214       28,671
NYB Common Stock Retirement (12,740,406 shares)         56,632           --
Purchases of Treasury Stock (2,603,825 shares) .       (56,462)     (56,462)
Restricted Stock Activity, net .................          (443)      (5,832)
Stock Based Compensation Activity, net .........       (20,853)       9,167
NYB Net Income for the Three Months
   Ended December 31, 1997 .....................            --       11,992
Amortization of Unrealized Loss on Securities
   Transferred from Available-for-Sale to
   Held-to-Maturity ............................            --         (331)
Adjustment to Unrealized Gains on Securities
    Available-for-Sale, net of taxes ...........            --       (7,617)
                                                   ------------------------
Balance, December 31, 1998 .....................     $ (90,045)   $ 831,250
                                                   ========================

See accompanying notes to consolidated financial statements.

Consolidated Statements of
Comprehensive Income

For the Years Ended December 31,                                                           1998              1997              1996
                                                                                      ---------------------------------------------
(in thousands)
Net Income ...................................................................        $ 167,975         $ 170,521         $  94,448
                                                                                      ---------------------------------------------
Other Comprehensive Income, net of Income Taxes:
Unrealized (Losses)/Gains on Securities Available-for-Sale ...................           (2,507)           25,034            (5,030)
Less: Reclassification of Realized Gains Included in Net Income ..............           (5,280)           (4,715)           (3,485)
                                                                                      ---------------------------------------------
Other Comprehensive (Loss)/Income ............................................           (7,787)           20,319            (8,515)
                                                                                      ---------------------------------------------
Comprehensive Income .........................................................        $ 160,188         $ 190,840         $  85,933
                                                                                      ==============================================

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

(a) Basis of Presentation

North Fork Bancorporation, Inc. (the "Company"), through its primary bank subsidiary, North Fork Bank ("North Fork"), and its investment management and broker/dealer subsidiaries, Compass Investment Services Corp ("Compass") and Amivest Corporation ("Amivest"), provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the New York metropolitan area. The Company currently conducts a telebanking operation through its subsidiary, Superior Savings of New England ("Superior") located in Connecticut.

      The consolidated financial statements include the accounts of the Company, and its banking and non-bank subsidiaries. In March 1998, New York Bancorp ("NYB"), the parent company of Home Federal Savings Bank ("Home"), was merged with and into the Company in a pooling-of-interests transaction. Accordingly, the Company's consolidated financial statements include the consolidated accounts of NYB for all periods reported. The Company reports its financial results on a calendar year basis, whereas NYB had reported its financial results on a fiscal year basis, which ended September 30. The consolidated financial results for the current year have been adjusted to conform NYB's year end with that of the Company. The consolidated financial results for years prior to 1998 reflect the combination of the Company at and for the years ended December 31 with NYB at and for the years ended September 30. Certain NYB financial information has been reclassified to conform with that of the Company.

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

(b) Securities and Trading Account Assets

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Debt securities that may be sold in response to, or in anticipation of, changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities, are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of stockholders' equity. Debt and equity securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading account assets and reported at fair value. The unrealized gains and losses on trading securities are reported as a component of other non-interest income. Management determines the appropriate classification of securities at the time of purchase, and at each reporting date, management reassesses the appropriateness of the classification.

      Interest income on securities, including amortization of premiums and accretion of discounts, is recognized using the level yield method over the lives of the individual securities. Realized gains and losses on sales of securities are computed using the specific identification method. The cost basis of individual held-to-maturity and available-for-sale securities are reduced through write-downs to reflect other-than-temporary impairments in value.

(c) Derivative Financial Instruments

Periodically, the Company enters into interest rate agreements, including interest rate swaps, caps, and floors, as part of its management of interest rate exposure. These agreements are entered into as hedges against interest rate risk and are designated against specific assets and liabilities. To qualify as a hedge, the agreements must be designated as a hedge and effective in reducing the market risk of an existing asset, liability or firm commitment. The effectiveness of the hedge is evaluated on an initial and ongoing basis. The premium paid or received for any of these agreements is amortized over the term of the agreements. These instruments are accounted for on an accrual basis in the interest income or expense category of the related hedged asset or liability. The estimated fair values of such agreements are not reflected in the Company's Consolidated Balance Sheets, unless designated to securities available-for-sale, in which case they are carried at estimated fair value with unrealized gains and losses, net of taxes, reflected as a component of stockholders' equity. If the asset or liability being hedged is disposed of, the market value of the interest rate contract is included in the determination of the gain or loss from disposition.

      In the event of the early termination of a derivative financial instrument contract, any resulting gain or loss is deferred, as an adjustment of the carrying value of the designated assets or liabilities, and recognized in operations over the shorter of the remaining life of the designated assets or liabilities or the derivative financial instrument agreement.

(d) Loans

Loans are carried at the principal amount outstanding, net of unearned income and net deferred loan fees. Mortgage loans held-for-sale are valued at the lower of aggregate cost or market value. Interest income is recognized using the interest method or a method that approximates a level rate of return over the loan term. Unearned income and net deferred loan fees are accreted into interest income over the loan term as a yield adjustment.

(e) Non-accrual and Restructured Loans

Loans are placed on non-accrual status when, in the opinion of management, there is doubt as to the collectibility of interest or principal, or when principal and interest are past due 90 days or more, the loan is not well secured and in the process of collection. Interest and fees previously accrued, but not collected, are reversed and charged against interest income at the time a loan is placed on non-accrual status. Interest payments received on non-accrual loans are recorded as reductions of principal if, in management's judgment, principal repayment is doubtful. Loans may be reinstated to an accrual or performing status if future payments of principal and interest are reasonably assured and the loan has a demonstrated period of performance.

      Loans are classified as restructured loans when the Company has granted, for economic or legal reasons related to the borrower's financial condition, concessions to the borrower that it would not otherwise consider. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms. Restructured loans are reported as such in the year of restructuring. In subsequent reporting periods, if the loan yields a market rate of interest, is performing in accordance with the restructure terms, and management expects such performance to continue, the loan is then removed from restructured status.

(f) Allowance for Loan Losses

The allowance for loan losses is based on a periodic analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for losses inherent in the loan portfolio. In evaluating the portfolio, management takes into consideration numerous factors, such as present and potential risks inherent in the loan portfolio, loan growth, prior loss experience, current economic conditions and periodic examinations conducted by regulatory agencies. Additionally, management utilizes the guidelines established under Statement of Financial Accounting Standards ("SFAS") No.114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income

Recognition and Disclosure" to assess loan impairment. The allowance is maintained at a level considered by management to be adequate to cover reasonably foreseeable loan losses. While management uses available information to estimate possible loan losses, future additions to the allowance may be necessary based on adverse changes in economic conditions.

(g) Premises and Equipment

Premises and equipment, including leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvements, over the estimated useful life of the related asset or the lease term, whichever is shorter. Maintenance, repairs, and minor improvements are charged to operations in the period incurred, while major improvements are capitalized. Premises and equipment are periodically reviewed for possible impairment when events or changes in circumstances occur that may affect the underlying basis of the assets.

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

(k) Stock-Based Compensation

The Company accounts for its stock-based compensation plans in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 defines a fair value-based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation expense for those instruments using the intrinsic value-based method of accounting prescribed by Accounting Pronouncements Bulletin Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). The Company has elected to continue to follow APB 25, however, SFAS 123 requires disclosure of pro forma net income and earning per share information in the notes to the financial statements, as if the fair value-based method had been adopted.

      Restricted stock awards are reflected as deferred compensation at the fair market value of the shares at the date of grant, and amortized to compensation expense over the vesting periods.

(l) Earnings Per Share ("EPS")

The Company utilizes SFAS No. 128 "Earnings Per Share" for computing and presenting earnings per share data. SFAS 128 was retroactively adopted in December 1997. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were converted into common stock that then shared in the earnings of the entity. The weighted average number of common shares outstanding used in the computation of Basic EPS was 140,706,044, 136,760,843, and 136,502,635 for the years ended 1998, 1997, and
1996, respectively. The weighted average number of common shares outstanding used in the computation of Diluted EPS was 141,765,568, 139,333,051, and 138,707,034 for the years ended 1998, 1997 and 1996, respectively. The differential in the weighted average number of common shares outstanding used in the computation of Basic and Diluted EPS represents the average common stock equivalents of employee stock options and restricted stock grants outstanding during the periods.

      On May 15, 1998, the Company issued a three-for-two common stock split. The par value of the Company's common stock remained unchanged at $2.50. As a result, $120.3 million was transferred from additional paid-in-capital to common stock to reflect this issuance. All per share, weighted average shares outstanding, and option data presented herein has been retroactively adjusted to reflect the effects of the split.

(m) Intangible Assets

Intangible assets consist of goodwill and core deposit intangibles associated with purchase acquisitions. The Company records the acquired assets and liabilities assumed at fair value. The excess of the Company's cost over the fair value of the net assets acquired is recorded as an intangible asset. The Company's cost includes the consideration paid and all direct costs associated with the purchase. Indirect and general expenses relating to the acquisition are expensed as incurred.

      Goodwill is amortized on a straight-line basis generally over 15 years or the estimated periods to be benefited. Core deposit intangibles are amortized on an accelerated method over the estimated benefit period to be benefited. Intangible assets are reviewed for possible impairment when certain events, such as significant business combinations, or changes in strategy or other business developments occur that may affect the underlying basis or the future life of the assets. Such an event occurred in 1998 with the write down of $6 million in intangible assets due to the consolidation of certain components of the NYB merged business.

(n) Consolidated Statements of Cash Flows

For purposes of the consolidated cash flows, cash and cash equivalents are defined as the amounts included in the Consolidated Balance Sheets under the captions "Cash & Due from Banks", "Interest Earning Deposits", and "Federal Funds Sold".

      Cash flows associated with derivative financial instruments used by the Company are classified in the accompanying Consolidated Statements of Cash Flows in the same category as the cash flows from the asset or liability being hedged.

Note 2 - Business Combinations

(a) New York Bancorp

On March 27, 1998, New York Bancorp, the parent company of Home Federal Savings Bank, was merged with and into the Company in a transaction accounted for in accordance with the pooling-of-interests method of accounting. Pursuant to the merger agreement, the Company issued 1.19 shares of common stock for each share of NYB's common stock outstanding (39.9 million common shares issued, as adjusted, for the 3-for-2 stock split and simultaneously retired 12.7 million shares, as adjusted, of NYB's common stock held in treasury as of the merger date). NYB had $3.4 billion in total assets, $2.0 billion in net loans, $1.7 billion in deposit liabilities, and $140.3 million in capital at March 27, 1998. The Company's previously reported components of consolidated income and the amounts reflected in the accompanying consolidated statements of income for the years ended December 31, are as follows:

   (in thousands)                                    1997                 1996
--------------------------------------------------------------------------------
   Net Interest Income
     As Previously Reported ..........             $278,351             $230,946
     New York Bancorp ................              119,270              101,709
                                                   -----------------------------
     Combined ........................             $397,621             $332,655
                                                   =============================
   Net Income
     As Previously Reported ..........             $119,310             $ 62,442
     New York Bancorp ................               51,211               32,006
                                                   -----------------------------
     Combined ........................             $170,521             $ 94,448
                                                   =============================

NYB's reporting period had been as of and for the year ended September 30, whereas the Company utilizes a calendar year basis. NYB's financial results for 1998 have been conformed to the calendar year reporting period of the Company. All prior year consolidated financial results combine the Company with NYB utilizing its respective fiscal reporting period. As a result, NYB's operating results for the three month period ended December 31, 1997 have been set forth separately as a component of consolidated stockholders equity and are not included in the Company's consolidated statements of income.

      The following is a summary of NYB's results of operations and cash flows for the three months ended December 31, 1997:

   (in thousands)
   Statement of Income Data:

     Net Interest Income .................................             $ 29,329
                                                                       --------
     Net Income ..........................................             $ 11,992
                                                                       ========
   Statement of Cash Flows Data:

     Cash Provided by Operating Activities ...............             $ 19,896
     Cash Used in Investing Activities ...................              (65,460)
     Cash Provided by Financing Activities ...............               45,180
                                                                       --------
     Net Decrease in Cash & Cash Equivalents .............             $   (384)
                                                                       ========

In accordance with the pooling-of-interests accounting requirements, NYB consummated a private placement of 600,000 shares of its common stock (1,071,000 shares, as adjusted by the 1.19 exchange ratio and the 3-for-2 stock split), which were previously held in treasury, at a price of $43.625 per share ($24.44 per share, as adjusted).

The following table sets forth a summary of the components reflected in the Merger Related Restructure Charge recognized in the consolidated statement of income in connection with the NYB merger:

   (in thousands)

   Merger Expenses ...........................................           $11,576
   Restructure Charge:
     Merger Related Compensation and Severance Costs .........            16,449
     Facility and System Costs ...............................            16,822
     Other Merger Related Costs ..............................             7,605
                                                                         -------
   Total Pre-Tax Merger and Related Restructure Charge .......           $52,452
                                                                         =======

Merger expenses consist primarily of investment banking, legal fees, other professional fees, and expenses associated with shareholder and customer notifications. The restructure charge component represents merger related compensation and severance costs which consist primarily of employee severance, compensation arrangements, transitional staffing and related employee benefits expenses. Facility and system costs consist primarily of lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations and duplicate headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and item processing contracts and the deconversion of NYB's computer systems. Other merger related costs arise primarily from the application of the Company's accounting practices to the accounts of the merged business and to a lesser extent other expenses associated with the integration of operations. Additionally, the Company recorded a $5.0 million tax charge, net of federal benefit, relating to the recapture of Home's tax bad debt reserve for state and city tax purposes.

      At December 31, 1998, $7.3 million of the merger related restructure charge was reflected in accrued expenses and other liabilities in the consolidated balance sheet. The remaining balance includes amounts to cover payments expected to continue under long-term lease arrangements related to vacated facilities and NYB's data processing operations. As of December 31, 1998, $29.9 million of the merger related restructure charge utilized represented cash outlays by the Company.

(b) Amivest Corporation

In June 1998, the Company completed its purchase acquisition of Amivest Corporation ("Amivest"), a privately held investment management and broker/dealer firm located in New York City. At the date of acquisition, Amivest had approximately $700 million in assets under management. Goodwill recognized in connection with the transaction was $8.4 million and is being amortized on a straight-line basis over 15 years. The financial position and operating results of Amivest are not significant to the consolidated financial statements of the Company.

(c) Superior Savings of New England ("Superior"), formerly Branford Savings Bank

In December 1997, the Company acquired Superior, a Connecticut chartered savings bank in a transaction utilizing the purchase method of accounting. At December 31, 1997, Superior had total assets of $179 million, deposits of $160 million, and stockholders' equity of $16.6 million. In October 1998, the Company sold four of the five Superior branches and $67 million in deposit liabilities for a deposit premium of 9%. The net gain on sale of approximately $5.8 million was utilized as a reduction of the goodwill arising from the purchase. The goodwill of approximately $14.3 million is being amortized on a straight-line basis over 15 years. The financial position and operating results of Superior are not significant to the consolidated financial statements of the Company.

Note 3 - Securities

Available-for-Sale Securities

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of available-for-sale securities were as follows at December 31,

                                                 1998                                                1997
                             -------------------------------------------------------------------------------------------------------
                                              Gross         Gross                                 Gross          Gross
                              Amortized  Unrealized    Unrealized         Fair    Amortized  Unrealized     Unrealized          Fair
(in thousands)                     Cost       Gains       (Losses)       Value         Cost       Gains        (Losses)        Value
                             -------------------------------------------------------------------------------------------------------
U.S. Treasury Securities     $   30,952    $    393   $        --   $   31,345   $   32,963    $    156    $        --    $   33,119
U.S. Government Agencies
  Obligations .............     162,464       4,947            --      167,411      242,685       3,572           (318)      245,939
Mortgage-Backed Securities.     728,849       4,115        (1,149)     731,815      758,952       8,070           (472)      766,550
CMO's Agency Issuances ....     190,249       1,776           (64)     191,961       48,607         780             (2)       49,385
CMO's Private Issuances....   1,440,806       5,358          (683)   1,445,481      816,341       5,531           (193)      821,679
Other Securities ..........     207,407       2,953        (5,776)     204,584       57,972       4,492             (3)       62,461
Equity Securities(1) ......     202,815       6,922        (2,111)     207,626      168,568       9,350           (427)      177,491
                             -------------------------------------------------------------------------------------------------------
                             $2,963,542    $ 26,464   $    (9,783)  $2,980,223   $2,126,088    $ 31,951    $    (1,415)   $2,156,624
                             =======================================================================================================

(1) Amortized cost and fair value includes $91.9 million and $85.7 million in Federal Home Loan Bank stock at December 31, 1998 and 1997, respectively.

Held-to-Maturity Securities

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of held-to-maturity securities were as follows at December 31,

                                                   1998                                                  1997
                                   -------------------------------------------------------------------------------------------------
                                                     Gross       Gross                                Gross       Gross
                                     Amortized  Unrealized  Unrealized         Fair   Amortized  Unrealized  Unrealized         Fair
(in thousands)                            Cost       Gains     (Losses)       Value        Cost       Gains     (Losses)       Value
                                    ------------------------------------------------------------------------------------------------
U.S. Government Agencies
  Obligations ..................... $       74     $    --   $      --   $       74  $       96    $     --   $      --   $       96
State & Municipal Obligations .....     71,837       1,301         (27)      73,111     114,511       1,702        (114)     116,099
Mortgage-Backed Securities ........    560,815       2,140        (625)     562,330     413,537       2,190      (1,817)     413,910
CMO's Agency Issuances ............     41,988         147         (22)      42,113     334,951       1,162      (1,928)     334,185
CMO's Private Issuances ...........    873,070       2,693      (2,849)     872,914     889,891       3,028     (10,177)     882,742
Other Securities ..................     23,761          29        (136)      23,654      10,322          90         (33)      10,379
                                    ------------------------------------------------------------------------------------------------
                                    $1,571,545     $ 6,310   $  (3,659)  $1,574,196  $1,763,308    $  8,172   $ (14,069)  $1,757,411
                                    ================================================================================================

In connection with the NYB merger, approximately $913 million of investment securities were reclassified from held-to-maturity to available-for-sale. This transfer was made pursuant to SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities" to maintain the interest rate risk profile which existed prior to the merger with NYB. The securities transferred were primarily mortgage-backed securities ("MBS") and collateralized mortgage-backed obligations ("CMO") having a higher degree of interest rate risk and duration volatility. Approximately $415 million of these securities were identified for sale at the time of reclassification, resulting in $2.5 million of securities losses in the quarter ended March 31, 1998. These securities were subsequently sold.

      Management's strategy is to invest in securities with short-weighted average lives, minimizing exposure to future increases in interest rates. These are principally mortgage-backed securities that provide stable cash flows which may be reinvested at current market interest rates. The combined weighted average life of the held-to-maturity and available-for-sale securities portfolios at December 31, 1998 was 3.4 years.

      CMO's are collateralized by either U.S. Government Agency MBS's or whole loans which are principally AAA rated conservative current pay sequentials or PAC structures with current weighted average lives of approximately 2.2 years.

      The net unrealized gain on securities available-for-sale declined $13.8 million to $16.7 million at December 31, 1998 when compared to $30.5 million at December 31, 1997. This decline was caused by prevailing market conditions.

      At December 31, 1998, equity securities maintained in the available-for-sale portfolio were comprised principally of common stock and preferred stock of certain publically traded companies. Other securities maintained in the available-for-sale portfolio consist of capital securities and debt issuances of certain financial institutions.

      Securities carried at $3.5 billion at December 31, 1998 were pledged to secure securities sold under agreements to repurchase, other borrowings and for other purposes as required by law.

      The amortized cost and estimated fair value of securities at December 31, 1998, by contractual maturity, are presented in the table below. Expected maturities will differ from contractual maturities since issuers may have the right to call or prepay obligations without call or prepayment penalties.

                                            Available-for-Sale          Held-to-Maturity
                                         --------------------------------------------------
                                          Amortized         Fair    Amortized         Fair
   (in thousands)                              Cost        Value         Cost        Value
                                         -------------------------------------------------
   Due in one year or less ...........   $   21,028   $   21,141   $    8,678   $    8,709
   Due after one year through five years     39,169       39,567       34,544       35,275
   Due after five years through ten years   136,219      141,152       50,241       50,633
   Due after ten years ...............      204,407      201,480        2,209        2,222
                                         -------------------------------------------------
      Subtotal .......................      400,823      403,340       95,672       96,839
   Mortgage-Backed Securities ........      728,849      731,815      560,815      562,330
   CMO's .............................    1,631,055    1,637,442      915,058      915,027
   Equity Securities .................      202,815      207,626           --           --
                                         -------------------------------------------------
                                         $2,963,542   $2,980,223   $1,571,545   $1,574,196
                                         =================================================

Prepayments on MBS's, including CMO's, are monitored by the portfolio management function. Management typically invests in MBS's with stable cash flows and relatively short duration, thereby limiting the impact of interest rate fluctuations on the portfolio. Management regularly performs simulation testing to assess the impact that interest and market rate changes would have on the MBS portfolio.

      The proceeds, gross realized gains and gross realized losses on the sale of securities available-for-sale were as follows at December 31,

   (in thousands)                          1998            1997            1996
                                    -------------------------------------------
   Proceeds from Sales .......      $ 1,021,477       $ 271,297       $ 735,437
                                    ===========================================
   Gross Realized Gains ......           12,196           9,511           8,839
   Gross Realized Losses .....           (2,763)         (1,104)         (2,615)
                                    -------------------------------------------
   Net Realized Gains ........      $     9,433       $   8,407       $   6,224
                                    ===========================================

Gross realized gains in 1998 and 1997 resulted principally from the sale of equity positions and capital securities of certain publicly traded companies.

Note 4 - Loans

The composition of the loan portfolio is summarized as follows at December 31,

   (dollars in thousands)                         1998                  1997
                                        ---------------------------------------
   Mortgage Loans-Residential ......    $1,901,759     33%    $2,144,029     37%
   Mortgage Loans-Multi-family .....     1,651,590     29%     1,534,623     26%
   Mortgage Loans-Commercial .......     1,104,228     19%     1,192,071     21%
   Commercial & Industrial .........       520,130      9%       444,480      8%
   Consumer Loans and Leases .......       481,691      9%       394,436      7%
   Construction and Land Loans .....        72,026      1%        51,052      1%
                                        ---------------------------------------
      Total ........................    $5,731,424    100%    $5,760,691    100%
   Less:
     Unearned Income ...............        17,131                21,560
     Allowance for Loan Losses .....        71,759                74,393
                                        ---------------------------------------
      Net Loans ....................    $5,642,534            $5,664,738
                                        =======================================

The loan portfolio is concentrated primarily in loans secured by real estate in the New York metropolitan area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability which affects property values, but also the financial well-being and creditworthiness of the borrowers.

      To minimize the credit risk related to the portfolio's real estate concentration, management utilizes prudent underwriting standards as well as diversifying the type and locations of loan placements. The multi-family lending business includes loans on various types and geographically diverse apartment complexes. Multi-family mortgages are dependent largely on sufficient income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family mortgages do not fully amortize. Therefore, the principal outstanding is not significantly reduced prior to contractual maturity. The residential mortgage portfolio is comprised primarily of first mortgage loans on owner occupied 1-4 family residences located in the New York metropolitan area. The commercial mortgage portfolio contains loans secured by professional office buildings, retail stores, shopping centers and industrial developments. Land loans are used to finance the acquisition of vacant land for future residential and commercial development. Construction loans finance the construction of industrial developments and single-family subdivisions. Commercial loans consist primarily of loans to small and medium size businesses. Consumer loans and leases represent credit to individuals for household, family, and other personal expenditures and consist primarily of loans to finance new and used automobiles.

      The Company's real estate underwriting standards include various limits on the loan-to-value ratios based on the type of property, and management considers among other things, the creditworthiness of the borrower, the location of the real estate, the condition and value of the security property, the quality of the organization managing the property, and the viability of the project including occupancy rates, tenants and lease terms. Additionally, the underwriting standards require appraisals and periodic inspections of the properties as well as ongoing monitoring of operating results.

      Mortgage loans serviced for others aggregated $904.6 million and $948.7 million as of December 31, 1998 and 1997, respectively. At December 31, 1998, $15.0 million in residential mortgage loans were held-for-sale.

      Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of property acquired through foreclosure or deeds in lieu of foreclosure. Non-performing assets declined to $18.5 million at December 31, 1998, as compared to $43.6 million at December 31, 1997. This reduction was achieved principally through the sale of non-performing assets, principal repayments, the workout of non-performing loans to performing status, and charge-offs.

Non-Performing Assets

Non-performing assets at December 31, consisted of the following:

   (in thousands)                                              1998         1997
                                                            --------------------
   Loans Ninety Days Past Due and Still Accruing .....      $ 7,684      $ 6,414
   Non-Accrual Loans .................................        7,592       31,231
                                                            --------------------
   Non-Performing Loans ..............................       15,276       37,645
   Other Real Estate .................................        3,217        5,943
                                                            --------------------
   Non-Performing Assets .............................      $18,493      $43,588
                                                            ====================
   Restructured, Accruing Loans ......................      $   584      $14,567
                                                            ====================

The following table represents the components of non-performing loans at December 31,

                                                            1998            1997
                                                         -----------------------
   Mortgage Loans-Commercial ...................         $ 4,519         $ 8,270
   Consumer Loans and Leases ...................           4,294           5,664
   Mortgage Loans-Residential ..................           3,511          18,350
   Commercial & Industrial .....................           2,485           3,378
   Mortgage Loans-Multi-family .................             467             821
   Construction and Land Loans .................              --           1,162
                                                         -----------------------
   Total Non-Performing Loans ..................         $15,276         $37,645
                                                         =======================

Interest foregone on non-accrual loans, or the amount of income that would have been earned had those loans remained performing, aggregated $1.3 million, $2.9 million, and $5.1 million in 1998, 1997, and 1996, respectively.

Restructured Loans

Restructured, accruing loans were $.6 million and $14.6 million at December 31, 1998 and 1997, respectively. The decline in the level of restructured, accruing loans was achieved through principal repayments, maturities, and the satisfaction of the performance requirements on certain of these loans during 1998. The amount of interest income recorded on restructured loans was approximately $.6 million, $1.1 million, and $1.5 million in 1998, 1997, and 1996, respectively. The difference between interest income included in the results of operations under the restructured terms, and that amount which would have been recognized had these loans performed in accordance with their original terms, was immaterial.

      At December 31, 1998, the Company had no commitments to lend additional funds to borrowers whose loans are non-performing or currently classified as restructured.

Related Party Loans

Loans to related parties include loans to directors and their related companies and executive officers of the Company and its subsidiaries. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks. Related party loans aggregated $5.6 million and $8.3 million at December 31, 1998 and 1997, respectively.

Note 5 - Allowance for Loan Losses

A summary of changes in the allowance for loan losses is shown below for the years ended December 31,

   (in thousands)                                                               1998        1997        1996
                                                                            --------------------------------
   Balance at Beginning of Year .........................................   $ 74,393    $ 73,280    $ 77,899
   Provision for Loan Losses ............................................     15,500       8,100       8,000
   Recoveries Credited to the Allowance .................................      3,817       2,573       2,669
                                                                            --------------------------------
                                                                              93,710      83,953      88,568
   Losses Charged to the Allowance ......................................    (21,896)    (12,054)    (18,570)
   NYB Net Activity for the Three Months Ended December 31, 1997 ........        (55)         --          --
   Additional Allowance Acquired in Purchase Acquisitions ...............         --       2,494       3,092
   North Side Net Activity for the Three Months Ended December 31, 1995 .         --          --         190
                                                                            --------------------------------
   Balance at End of Year ...............................................   $ 71,759    $ 74,393    $ 73,280
                                                                            ================================

During 1998, an additional provision for loan losses of $11.5 million was recognized. This additional provision was due to the sale of certain non-performing and marginally performing loans acquired in the NYB merger and to restore the Company's post-merger reserve coverage ratios to pre-merger levels.

Note 6 - Premises and Equipment

The following is a summary of premises and equipment at December 31,

   (in thousands)                                           1998           1997
                                                       ------------------------
   Land ..........................................     $  15,946      $  16,129
   Bank Premises .................................        49,892         52,611
   Leasehold Improvements ........................        18,576         22,692
   Equipment .....................................        42,962         55,159
                                                       ------------------------
                                                         127,376        146,591
   Accumulated Depreciation and Amortization .....       (55,353)       (69,366)
                                                       ------------------------
                                                       $  72,023      $  77,225
                                                       ========================

The decline in premises and equipment during 1998 is due principally to the consolidation and elimination of duplicate facilities resulting from the merger with NYB, the sale of four Superior branches, and the removal of assets no longer in service.

Note 7 - Federal Funds Purchased & Securities Sold Under Agreements to
Repurchase

The following is a summary of federal funds purchased and securities sold under agreements to repurchase ("SSURA") at and for the years ended December 31,

   (dollars in thousands)                                 1998             1997             1996


------------------------------------------------------------------------------------------------
   Federal Funds Purchased
     Period End Balance ......................      $   70,000       $   40,000       $       --
     Maximum Amount Outstanding at Any Month End       125,000           80,000           90,000
     Average Outstanding Balance .............          28,766           27,563           34,756
     Weighted Average Interest Rate Paid .....            5.49%            5.66%            5.51%
     Weighted Average Interest Rate at Year End           5.38%            6.81%              --

   Securities Sold Under Agreements to Repurchase
     Period End Balance ......................      $2,885,096       $2,064,036       $1,075,487
     Accrued Interest Payable at Period End ..          14,904           10,234            5,827
     Maximum Amount Outstanding at Any Month End     2,885,096        2,310,458        1,103,975
     Average Outstanding Balance .............       2,207,491        1,917,029          904,609
     Weighted Average Interest Rate Paid .....            5.78%            5.81%            5.65%
     Weighted Average Interest Rate at Year End           5.57%            5.85%            5.66%

Qualifying SSURA are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the broker may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell to the Company substantially similar securities at the maturity of the agreements.

      The following is a summary of the amortized cost and fair value of securities collateralizing SSURA's, in addition to the amounts of and interest rate on the related borrowings.

                                                         MBS & CMO Securities (1)                            U.S. Govt. Agencies (1)
                           ---------------------------------------------------------------------------------------------------------
                                        Average         Amortized            Fair                Average      Amortized         Fair
   (dollars in thousands)    SSURA(2)      Rate              Cost           Value     SSURA(2)      Rate           Cost        Value
                           ---------------------------------------------------------------------------------------------------------
   Up to 30 Days ......    $  443,300      5.82%       $  493,405      $  494,335      $    --        --       $     --      $    --
   30 to 90 Days ......       400,000      4.85%          409,085         408,376           --        --             --           --
   90 Days to 1 Year...       273,446      5.81%          266,749         267,837       18,850      6.54%        19,295       19,710
   In Excess of 1 Year      1,687,000      5.61%        1,774,525       1,784,512       62,500      5.81%        66,216       68,333
                           ---------------------------------------------------------------------------------------------------------
      Total ...........    $2,803,746      5.55%       $2,943,764      $2,955,060      $81,350      5.98%       $85,511      $88,043
                           =========================================================================================================

(1) Excludes accrued interest receivable of $21.6 million and $2.8 million in MBS & CMO securities and U.S. government agencies, respectively, securing the related repurchase agreements.

(2)   Excludes accrued interest payable.

Note 8 - Other Borrowings

At December 31, 1998 and 1997, the Company had outstanding a $25.0 million, 7.56% Senior Note and $10 million in 10% fixed rate Federal Home Loan Bank advances. These borrowings mature in April 1999 and will be repaid at maturity from available liquidity.

      At December 31, 1997, NYB had $156 million in fixed rate Federal Home Loan Bank ("FHLB") advances at interest rates ranging from 5.68% to 6.02% and $249.5 million in variable rate advances at interest rates ranging from 5.63% to 6.63%, all of which matured prior to the merger.

      Indebtedness to and outstanding commitments from the FHLB are collateralized by the Company's investment in FHLB stock, first mortgage loans, and certain mortgage-backed securities under the terms of the collateral agreement.

      Additionally, at December 31, 1997, Home had $7.6 million in subordinated capital notes outstanding. Prior to the merger, the outstanding balances were prepaid by NYB.

      The Company's bank subsidiaries had arrangements with various correspondent banks providing short-term credit for regulatory liquidity requirements. These lines of credit aggregated $200 million at December 31, 1998.

Note 9 - Capital Securities

Company Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trusts ("Capital Securities") are summarized as follows at December 31,

                                                            1998            1997
                                                        ------------------------
   8.00% Capital Securities due December 15, 2027       $ 99,628        $ 99,615
   8.70% Capital Securities due December 15, 2026         99,661          99,649
                                                        ------------------------
                                                        $199,289        $199,264
                                                        ========================

The aforementioned Capital Securities were issued in December 1997 and 1996 through wholly-owned statutory business trust subsidiaries (collectively, the "Trusts"). The Trusts were formed with initial capitalizations in common stock and for the exclusive purpose of issuing the Capital Securities and using the proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are due at maturity, are non-callable at any time in whole or in part for ten years from the date of issuance, except in certain circumstances, but may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity.

      At December 31, 1998 and 1997, these Capital Securities qualified as Tier I capital for regulatory capital purposes. The costs associated with these issuances have been capitalized and are being amortized using the straight-line method to maturity.

Note 10 - Income Taxes

The components of the consolidated provision for income taxes is shown below for the years ended December 31,

   (in thousands)                        1998              1997             1996
                                      ------------------------------------------
   Current Tax Expense .....          $74,453          $100,113          $72,680
   Deferred Tax Expense ....              653             4,500            1,926
                                      ------------------------------------------
   Income Tax Provision ....          $75,106          $104,613          $74,606
                                      ==========================================

The following table reconciles the statutory Federal tax rate to the effective tax rate on income before income taxes for the years ended December 31,

                                                                         1998             1997             1996
                                                                      -----------------------------------------
   Federal Income Tax Expense at Statutory Rates ...................    35.00%           35.00%           35.00%
   Increase/(Reduction) Resulting from:
     State and Local Income Taxes, Net of Federal Income Tax Benefit     4.70%            3.96%            7.43%
     Nontaxable Distributions from a Corporate Reorganization ......    (9.35%)             --               --
     Tax Exempt Interest, net ......................................    (0.71%)          (0.74%)          (1.11%)
     Nondeductible Merger Related Restructure Charges ..............     1.38%              --             2.01%
     Valuation Allowance ...........................................    (1.14%)             --               --
     Amortization & Write-down of Intangible Assets ................     2.37%            0.43%            0.64%
     Dividends Received Deduction ..................................    (0.35%)          (0.41%)          (0.03%)
     Other, Net ....................................................    (1.00%)          (0.22%)           0.19%
                                                                       ----------------------------------------
     Effective Tax Rate ............................................    30.90%           38.02%           44.13%
                                                                       ========================================

The components of the net deferred tax asset are included in "Other Assets" in the accompanying consolidated balance sheets at December 31, and are as follows:

   (in thousands)                                                     1998             1997
                                                                  -------------------------
   Deferred Tax Assets
     Allowance for Loan Losses ...........................        $ 30,698         $ 28,261
     Deferred Compensation and Other Employee Benefit Plans          7,948            6,759
     Acquired Net Operating Loss Carry Forward ...........           8,195            4,011
     Deductible Merger Related Restructure Charges .......           3,112            1,664
     Excess of Tax Basis Over Book Basis-Premises & Equipment        1,583              783
     Other ...............................................           3,745            6,366
                                                                  -------------------------
      Gross Deferred Tax Asset ...........................        $ 55,281         $ 47,844
     Valuation Allowance .................................          (4,567)          (7,342)
                                                                  -------------------------
      Deferred Tax Asset .................................        $ 50,714         $ 40,502
                                                                  =========================
   Deferred Tax Liability

     Unrealized Gain on Securities Available-For-Sale ....        $ (7,173)        $(13,081)
     Tax Bad Debt Recapture ..............................          (6,820)            (929)
     Deferred Income .....................................          (5,006)              --
     Other ...............................................          (3,873)          (3,905)
                                                                  -------------------------
      Gross Deferred Tax Liability .......................        $(22,872)        $(17,915)
                                                                  -------------------------
      Net Deferred Tax Asset .............................        $ 27,842         $ 22,587
                                                                  =========================

The reduction in the valuation allowance was due principally to the revaluation of the net assets acquired in the Superior purchase transaction. This reduction was utilized to reduce the goodwill previously recorded in the transaction. Management continues to reserve a portion of the New York State and City deferred tax asset due to uncertainties of realization since New York State and City tax laws do not provide for the utilization of net operating loss carry-forwards or carry-backs. Additionally, as a result of the Company's experience in merging with and acquiring thrifts, the retained earnings at December 31, 1998 and 1997, includes approximately $51 million and $23 million for which no Federal income tax liability has been recognized. This amount represents the balance of acquired thrift bad debt reserves created for tax purposes as of December 31, 1987. These amounts are subject to recapture in the unlikely event that North Fork (i) makes distributions in excess of earnings and profits, (ii) redeems its stock, or (iii) liquidates.

      Management anticipates that the realization of the net deferred tax asset of $27.8 million is more likely than not, based on existing carryback ability, available planning strategies, and projected taxable income.

Note 11 - Retirement and Other Employee Benefits Plans

Retirement Plans

The Company maintains a retirement plan (the "Plan") covering substantially all of its full-time employees. Participants accrue a benefit each year equal to five percent of their annual compensation, as defined, plus a rate of interest based on one-year Treasury Bill rates, credited quarterly. Plan assets are invested in a diversified portfolio of fixed income securities, mutual funds and equity securities. The Company contributes to the Plan an amount sufficient to meet Employee Retirement Income Security Act ("ERISA") funding standards. NYB and Superior maintained retirement plans covering substantially all of their full-time employees, subject to certain limitations. These plans were curtailed as of their respective merger dates, and all future benefit accruals ceased. Subsequent to these transactions, all former NYB and Superior employees retained by the Company meeting Plan requirements became eligible for participation in the Plan. Effective May 31, 1998, the former NYB and Superior plans were merged with that of the Company. The following table sets forth the change in benefit obligations, the change in plan assets, the funded status of the plan, and amounts recognized in the accompanying consolidated financial statements at December 31,

   (dollars in thousands)                                 1998             1997
                                                      -------------------------
   Change in Benefit Obligation:
     Benefit Obligation at Beginning of Year ...      $ 56,911         $ 49,991
     Service Cost ..............................         1,839            1,543
     Interest Cost .............................         3,999            3,766
     Amendments ................................           503            1,117
     Acquisitions ..............................            --            2,123
     Benefits Paid .............................        (7,334)          (5,463)
     Actuarial Loss ............................         1,305            3,834
                                                      -------------------------
     Benefit Obligation at End of Year .........      $ 57,223         $ 56,911
                                                      =========================
   Change in Plan Assets:
     Fair Value of Plan Assets at Beginning of Year   $ 58,478         $ 55,597
     Actual Return on Plan Assets ..............         4,226            6,746
     Employer Contributions ....................           279               --
     Acquisitions ..............................            --            1,598
     Benefits Paid .............................        (7,334)          (5,463)
                                                      -------------------------
     Fair Value of Plan Assets at End of Year ..      $ 55,649         $ 58,478
                                                      =========================
   Reconciliation of Funded Status:
     Funded Status .............................      $ (1,574)        $  1,567
     Unrecognized Actuarial Loss ...............         3,521            1,485
     Unrecognized Prior Service Cost ...........        (1,873)          (2,891)
     Unrecognized Transition Asset .............           (76)             (37)
                                                      -------------------------
     (Accrued)/Prepaid Benefit Cost ............      $     (2)        $    124
                                                      =========================

                                                                     1998             1997             1996
                                                                 -----------------------------------------
   Weighted-Average Assumptions as of December 31,
     Discount Rate ......................................           6.50%            7.00%            7.75%
     Expected Return on Plan Assets .....................           8.50%            8.50%            8.50%
     Rate of Compensation Increase ......................           4.50%            4.50%            4.50%
   Components of Net Periodic Benefit Cost:
     Service Cost .......................................        $ 1,839          $ 1,543          $ 1,449
     Interest Cost ......................................          3,999            3,766            3,280
     Expected Return on Plan Assets .....................         (5,051)          (4,500)          (3,687)
     Amortization of Prior Service Cost .................           (316)            (242)            (277)
     Amortization of Transition Asset ...................            (32)            (152)            (180)
     Recognized Actuarial Loss/(Gain) ...................            167             (290)             218
     Additional (Gain)/Loss Recognized Due to Curtailment           (201)             203
     Additional Cost Recognized by NYB ..................             --              514              879
                                                                 -----------------------------------------
     Net Periodic Benefit Cost ..........................        $   405          $   842          $ 1,682
                                                                 =========================================

The Company maintains a Supplemental Executive Retirement Plan ("SERP"), which restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The projected benefit obligation, which is unfunded, was $299 thousand at December 31, 1998 and $168 thousand at December 31, 1997. Net periodic pension expense incurred in 1998, 1997, and 1996, for the

SERP was $52 thousand, $31 thousand, and $11 thousand, respectively. The weighted average discount rate utilized to determine the projected benefit obligation was 6.50%, 7.0%, and 7.75% for 1998, 1997, and 1996, respectively. The assumed rate of future compensation increases was 4.50% for 1998, 1997, and 1996.

      NYB had also maintained a SERP and as a result of the merger, benefits under the plan were frozen with executives participating in the plan needing to meet the retirement age as specified in NYB's former pension plan prior to being eligible to receive any distributions. The projected benefit obligation, which is unfunded, was $1.5 million at December 31 1998 and $1.2 million at September 30, 1997. Net periodic pension expense incurred in 1998, 1997, and 1996 for the SERP was $100 thousand, $151 thousand, and $229 thousand, respectively. The weighted average discount rate utilized to determine the projected benefit obligation was 6.50%, 7.0% to 7.50%, and 7.50% to 8.0% for 1998, 1997, and 1996,
respectively. The assumed rate of future compensation was 4% for 1997 and 1996.

Post-Retirement Benefits Other Than Pensions

The Company provides certain health care and life insurance benefits to eligible retired employees. Health care benefits received range between 0% and 100% of coverage premiums based on an employee's age, years of service and retirement date. Participants who retired after November 1, 1992 are responsible for all premium increases after 1997. The Company's plan for its post-retirement obligation is unfunded.

      The following table sets forth the change in post-retirement benefit obligation and amounts recognized in the accompanying consolidated financial statements at December 31,

   (in thousands)                                                                1998             1997
                                                                             -------------------------
   Change in Accumulated Post-Retirement Benefit Obligation ("APBO"):
     Accumulated Post-Retirement Benefit Obligation at Beginning of Year     $ 10,423         $ 10,237
     Service Cost ...................................................             135              134
     Interest Cost ..................................................             788              694
     Acquisitions ...................................................              --              350
     Premiums Paid ..................................................            (652)            (644)
     Actuarial Loss/(Gain) ..........................................             603             (348)
                                                                             -------------------------
     Accumulated Post-Retirement Benefit Obligation at End of Year ..        $ 11,297         $ 10,423
                                                                             =========================
   Reconciliation of Funded Status:
     Accumulated Post-Retirement Benefit Obligation
     Inactives ......................................................        $ (9,350)        $ (8,352)
     Actives Fully Eligible .........................................            (716)            (394)
     Actives Not Yet Fully Eligible .................................          (1,231)          (1,677)
                                                                             -------------------------
     Funded Status ..................................................        $(11,297)        $(10,423)
     Unrecognized Transition Obligation .............................           3,626            3,943
     Unrecognized Prior Service Cost ................................          (1,002)          (1,098)
     Unrecognized Net Loss ..........................................           1,401              835
                                                                             -------------------------
     (Accrued) Post-retirement Benefit Cost .........................        $ (7,272)        $ (6,743)
                                                                             =========================

The weighted average discount rate utilized to determine the accumulated post-retirement benefit obligation was 6.5% and 7.0% in 1998 and 1997, respectively.

      In measuring the APBO, a 6.5% annual trend rate for health care costs was assumed for the year ended December 31, 1998. These rates are assumed to decline to 6% in 1999 and ratably to 5.5% through 2010, and remain at that level thereafter. However, for retirees after November 1, 1992, no increases in the annual trend rate are assumed for after 1997. The effect of a 1% increase in the health care cost trend rate on the aggregate of the service and interest cost components of net periodic post-retirement health care benefit cost and the APBO for health care benefits would be an increase of $44 thousand and $644 thousand, respectively, in 1998 and $80 thousand and $772 thousand, respectively, in 1997. The effect of a 1% decrease in the health care cost trend rate on the aggregate of the service and interest cost components of net periodic post-retirement health care benefit cost and the APBO for health care benefits would be a decrease of $37 thousand and $576 thousand, respectively, in 1998 and $71 thousand and $654 thousand, respectively, in 1997.

     The following table sets forth the components of net periodic post-retirement benefits expense for the years ended December 31,

   (in thousands)                                  1998          1997            1996
                                                -------------------------------------
   Components of Net Periodic Benefit Cost:
     Service Cost ......................        $   135         $ 134         $   144
     Interest Cost .....................            788           694             751
     Amortization of Prior Service Cost             (96)          (90)            (90)
     Amortization of Transition Asset ..            317           255             342
     Recognized Actuarial Loss/(Gain) ..             37             3             (43)
                                                -------------------------------------
     Net Periodic Benefit Cost .........        $ 1,181         $ 996         $ 1,104
                                                =====================================

401(k) Savings Plan

The Company maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the savings plan after completing one year of service. Under the provisions of the savings plan, employee contributions are partially matched by the Company. This matching is fully vested for employees participating at the inception date of the plan, however, the matching vests for all other plan participants 25% per year beginning the second year of participation. Participant account balances are invested at the direction of the participant into one or more investment funds, including a fund which invests in shares of the Company's common stock. NYB also had a qualified 401(k) savings plan for its employees in which NYB matched a portion of the employee's contribution. Upon merger, all NYB plan participants were fully vested in their account balances. On December 31, 1998, the NYB plan was merged into the Company's plan with the Company's plan being the successor plan. The aggregate expense of the plans was $1.8 million, $1.6 million, and $1.7 million for the years ended 1998, 1997, and 1996, respectively.

Note 12 - Common Stock Plans

1998 Stock Compensation Plan

The plan provides for two types of awards, non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons, including executive officers and other full-time employees of the Company. The number of shares issuable thereunder is 1,500,000 with no more than 500,000 authorized for restricted stock awards. Shares of restricted stock granted under the plan are forfeitable and subject to certain restrictions on the part of the recipient until ownership of the shares vest in the recipient at some dates after the date of grant, as determined by the Compensation Committee upon grant. Awards are granted to employees by the Compensation Committee. The Committee can, at its discretion, accelerate the removal of any and all restrictions. If the Company is a party to a merger, consolidation, sale of substantially all assets or similar transaction and as a result, the common stock is exchanged for stock of another corporation, cash or other consideration, all restrictions on outstanding unvested options, and restricted stock will lapse and cease to be effective as of the day on which such corporate change is consummated. At December 31, 1998, 1,012,700 shares remain authorized and unissued. Restricted stock awarded under the plan is reflected as deferred compensation at the fair market value of the shares at the date of grant, and amortized to compensation expense over the vesting periods.

1997 Non-Officer Stock Plan

The plan provided for two types of awards, non-qualified stock options and restricted stock awards, for a broad range of full-time employees of the Company who are not officers, as defined in the Plan. The number of shares issuable thereunder, either as restricted stock or non-qualified options, was limited to 375,000 shares. Each non-qualified stock option granted had a minimum six month vesting period. Restricted stock awarded under the plan contain similar restrictions and accelerated vesting provisions as those in the 1998 Stock Compensation Plan. Awards were granted to employees by the Compensation Committee. The right to grant awards under the plan terminated on November 30, 1998.

1994 Key Employee Stock Plan

The plan provides for three types of awards, incentive stock options, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to employees by the Compensation Committee. In 1996, shareholders approved an amendment to the Plan to increase the number of shares issuable thereunder from 2,100,000 to 3,600,000 shares, with no more than 1,200,000 authorized for restricted stock. The Compensation Committee determines all grants of awards. Restricted stock awarded under the plan contain similar restrictions and accelerated vesting provision as those in the 1998 Stock Compensation Plan. At December 31, 1998, 198,916 shares remain authorized and unissued.

New York Bancorp Plans - Pre-Merger

NYB maintained several incentive stock option and non-qualified stock option plans for its officers, directors and other key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant. Options awarded under the plans generally vested over a three-year period from the date of grant and expired ten years from the grant date for employees and five years for directors. As a result of the merger, participants under the plans became fully vested with all outstanding options exercised by the merger date.

     Additionally, NYB had granted stock appreciation rights ("SARS") to certain key employees. SARS entitled the participant to receive cash equal to the excess of the market value of the shares at the date the right is exercised over the exercise price. An expense was accrued for the earned portion of the amount by which the market value of the stock exceeded the exercise price for each SAR outstanding. Participants became fully vested at the merger date. Compensation expense recognized under the terms of the SARS was $2.8 million, and $1.8 million in 1997 and 1996, respectively.

North Side Stock Plans - Pre-Merger

North Side maintained several incentive stock option and non-qualified stock option plans for its officers and key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant. Pursuant to the North Side merger agreement, options outstanding under these plans were converted into options on the Company's stock. North Side maintained a Management Development and Recognition Plan under which key employees participated in awards in the form of common stock held in trusts by the plan for the benefit of participants pending the vesting of such shares. Participants under the plan became fully vested at the merger date. Compensation expense recognized under the plan was $566 thousand in 1996.

The following is a summary of the activity in the aforementioned stock option plans for the three year period ended December 31,

                                                  1998                              1997                             1996
                                        --------------------------------------------------------------------------------------------
                                                         Weighted                         Weighted                         Weighted
                                                          Average                          Average                          Average
                                                         Exercise                         Exercise                         Exercise
                                           Options          Price           Options          Price           Options(1)       Price
                                        -------------------------------------------------------------------------------------------
   Outstanding at beginning of year...   5,514,363         $ 7.96         7,246,403         $ 5.53         7,541,255         $ 4.04
   Granted ...........................   1,002,692          25.51         1,632,752          13.05         2,288,736           8.10
   Exercised .........................  (4,220,854)          7.28        (3,341,815)          5.18        (2,452,429)          3.52
   Canceled ..........................     (14,103)         26.27           (22,977)          7.64          (131,159)          2.50
                                        --------------------------------------------------------------------------------------------
   Outstanding at end of year ........   2,282,098          16.80         5,514,363           7.96         7,246,403           5.53
                                        ============================================================================================
   Options exercisable at year end....   2,030,261         $16.90         4,329,415         $ 7.56         5,415,640         $ 4.85
                                        ============================================================================================

(1) Includes 1995 performance awards that were granted in January 1996 and 1996 performance awards that were granted in December 1996.

The following is a summary of the information concerning currently outstanding and exercisable options as of December 31, 1998:

                           Options                                      Options
                         Outstanding                                  Exercisable
---------------------------------------------------------------------------------------
                                 Weighted        Weighted                      Weighted
Range of                          Average         Average                       Average
Exercise             Options    Remaining        Exercise      Options         Exercise
Prices           Outstanding         Life          Price   Exercisable            Price
---------------------------------------------------------------------------------------
$ 2.29-$10.75        682,255          5.2      $    5.74       650,653        $    5.65
$10.76-$16.41        380,504          7.9          11.38       299,219            11.37
$16.42-$26.88      1,219,339          6.3          24.67     1,080,389            25.21
---------------------------------------------------------------------------------------
$ 2.29-$26.88      2,282,098          6.2      $   16.80     2,030,261        $   16.90
=======================================================================================

The following is a summary of the activity in the restricted stock plans for the years ended December 31,

                                                 1998                         1997                     1996
                                       -------------------------------------------------------------------------------
                                                     Weighted                     Weighted                    Weighted
                                                      Average                      Average                     Average
                                                        Grant                        Grant                       Grant
                                          Shares        Price          Shares        Price        Shares        Price
                                       -------------------------------------------------------------------------------
   Outstanding at beginning of year    1,489,823       $13.94         784,476       $ 8.41       398,712       $ 5.79
   Granted .....................         324,350        20.49         746,652        19.42       457,200        10.35
   Vested ......................         (44,626)        7.07          (6,805)        3.21       (63,936)        6.38
   Canceled ....................          (6,601)       14.60         (34,500)        8.69        (7,500)        5.53
                                       -------------------------------------------------------------------------------
   Outstanding at year end .....       1,762,946       $15.32       1,489,823       $13.94       784,476       $ 8.41
                                       ===============================================================================

The amount of compensation expense related to restricted stock awards included in compensation and employee benefits was $2.2 million, $1.2 million, and $.5 million in 1998, 1997, and 1996, respectively.

      The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock awards and Stock Appreciation Rights. Had compensation expense for the Company's stock option plans been determined based upon the fair value at grant date for awards under these plans net income and diluted earnings per share would have been reduced by approximately $3.4 million, or $.02 per share in 1998, $3.8 million, or $.03 per share in 1997, and $3.7 million, or $.03 per share in 1996. The estimated fair value of the options granted during 1998 and 1997 ranged from $1.19 to $8.32 and $.73 to $7.43, respectively, and was estimated at $3.10 in 1996 on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used in calculating the fair value of the options granted during 1998: a dividend yield of 2.25%, volatility ranging from 21-30%, risk-free interest rates ranging from 4.50%-5.66%, no assumed forfeiture rate, and an expected average life of six years for options with an original term greater than six years or the options remaining term, if its original maturity is less then six years. The following assumptions were used in calculating the fair value of the options granted during 1997: dividend yield ranging from 2.00%-2.25%, volatility ranging from 20%-40%, risk-free interest rate ranging from 5.30%-6.30%, no assumed forfeiture and an expected life of six years for options with an original term greater than six years or the options remaining term, if its original maturity is less then six years. The following assumptions were used in calculating the fair value of the options granted during 1996: dividend yield ranging from 2.0%-2.75%, volatility ranging from 40%-43%, risk-free interest rate ranging from 5.28%-5.80%, no assumed forfeiture and an expected life of six years.

Dividend Reinvestment and Stock Purchase Plan

The Dividend Reinvestment and Stock Purchase Plan provides stockholders with a method of investing cash dividends and/or optional cash payments in additional common stock. Under the plan, cash dividends and/or optional cash payments can be used to purchase common stock without brokerage commission. The discount can be revised by the Board of Directors at its discretion. The amount of optional cash payment allowed in any month is restricted requiring a minimum optional cash payment of $200 per month and a maximum optional cash payment for participants of $15,000 regardless of the number of shares owned. At December 31, 1998, 715,099 shares remain authorized and unissued.

Change-in-Control Arrangements and Shareholders' Rights Plan

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

      The Company had a shareholders' rights plan that was originally put in place to afford the company and its shareholders a defense mechanism in the event of an unsolicited offer for the Company or a controlling interest therein. The plan expired in March 1999 and was not renewed.

Note 13 - Parent Company Only

Condensed Financial Statements
Condensed Balance Sheets December 31,

   (in thousands)                                                                 1998            1997
                                                                            --------------------------
   Assets
     Deposits with Bank Subsidiary ...................................      $    5,661      $    5,347
     Deposits with Other Financial Institutions ......................           1,557              71
     Securities Purchased Under Agreements to Resell with Bank Subsidiary       40,000          99,900
     Securities Available-for-Sale ...................................         192,805         153,785
     Investment in Subsidiaries ......................................         805,144         728,356
     Intangible Assets ...............................................          28,965          28,367
     Other Assets ....................................................          39,190           9,810
                                                                            --------------------------
      Total ..........................................................      $1,113,322      $1,025,636
                                                                            ==========================
   Liabilities and Stockholders' Equity

     Junior Subordinated Debt (See Note 9) ...........................      $  205,475      $  205,450
     Senior Note Payable .............................................          25,000          25,000
     Dividends Payable ...............................................          39,041          10,142
     Other Liabilities ...............................................          12,556          14,155
     Stockholders' Equity ............................................         831,250         770,889
                                                                            --------------------------
      Total ..........................................................      $1,113,322      $1,025,636
                                                                            ==========================

Condensed Statements of Income For the Years Ended December 31,

   (in thousands)                                                            1998            1997             1996
                                                                         -----------------------------------------
   Income:
     Dividends from Subsidiaries ................................        $ 92,800        $ 41,600        $ 108,191
     Interest Income ............................................          14,496          10,869            1,622
     Net Securities Gains .......................................           9,032           6,376            5,826
     Other Income ...............................................           2,428             799               --
                                                                         -----------------------------------------
      Total Income ..............................................         118,756          59,644          115,639
                                                                         -----------------------------------------
   Expense:
     Interest Expense ...........................................           2,274           2,033            1,913
     Interest on Junior Subordinated Debt .......................          17,242           9,463               25
     Compensation and Employee Benefits .........................           2,194           1,211              495
     Amortization and Write-down of Intangibles .................           7,986             440              440

     Other Expenses .............................................           1,577           1,691            1,385
                                                                         -----------------------------------------
      Total Expenses ............................................          31,273          14,838            4,258
     Income before Income Taxes and Equity in Undistributed Earnings     -----------------------------------------
       of Subsidiaries ..........................................          87,483          44,806          111,381
     Income Tax Expense .........................................             280             151            1,419
     Equity in Undistributed Earnings of Subsidiaries ...........          80,772         125,866          (15,514)
                                                                         -----------------------------------------
      Net Income ................................................        $167,975        $170,521        $  94,448
                                                                         =========================================

Condensed Statements of Cash Flows For the Years Ended December 31,

   (in thousands)                                                              1998             1997              1996
                                                                          ---------------------------------------------
   Cash Flows from Operating Activities:
     Net Income ..................................................        $ 167,975         $ 170,521         $  94,448
   Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
     Depreciation and Amortization ...............................            1,187             1,218               487
     Amortization & Writedown of Intangible Assets ...............            7,986               440               440
     Equity in Undistributed Earnings of Subsidiaries ............          (80,772)         (125,866)           15,514
     Proceeds from Sales of Securities Held-for-Trading ..........               --            10,125                --
     Purchase of Securities Held-for-Trading .....................               --            (9,670)               --
     Net Securities Gains ........................................           (9,032)           (6,376)           (5,826)
     Other, Net ..................................................          (28,049)           (4,019)            1,434
                                                                          ---------------------------------------------
      Net Cash Provided by Operating Activities ..................           59,295            36,373           106,497
                                                                          ---------------------------------------------
   Cash Flows from Investing Activities:
     Proceeds from Sales of Securities Available-for-Sale ........          112,782            42,016            32,419
     Purchases of Securities Available-for-Sale ..................         (133,632)         (161,032)          (38,279)
     Investment in Subsidiary Trusts .............................               --            (3,093)           (3,093)
     Investment in Bank Subsidiary ...............................               --            (4,000)               --
                                                                          ---------------------------------------------
      Net Cash (Used in)/ Provided by Investing Activities .......          (20,850)         (126,109)           (8,953)
                                                                          ---------------------------------------------
   Cash Flows from Financing Activities:
     Purchase of Treasury Shares .................................          (56,462)          (27,733)          (51,594)
     Common Stock Sold for Cash ..................................           26,949             6,814            24,687
     Dividends Paid to Shareholders ..............................          (67,032)          (46,607)          (32,601)
     Proceeds from the Issuance of Junior Subordinate Debt Securities            --           102,713           102,737
                                                                          ---------------------------------------------
      Net Cash (Used in)/Provided by Financing Activities ........          (96,545)           35,187            43,229
                                                                          ---------------------------------------------
     Net (Decrease)/Increase in Cash and Cash Equivalents ........          (58,100)          (54,549)          140,773
     Cash and Cash Equivalents at Beginning of Year ..............          105,318           159,867            19,094
                                                                          ---------------------------------------------
      Cash and Cash Equivalents at End of Year ...................        $  47,218         $ 105,318         $ 159,867
                                                                          =============================================

Note 14 - Regulatory Matters

The Company and its bank subsidiaries are subject to the risk based capital guidelines administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier 1 capital to total risk weighted assets of 4% and a Tier 1 capital to average assets of 4% ("Leverage Ratio"). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1998, the most recent notification from the various regulators categorized the Company and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and not be subject to any written order, agreement or directive. There are no conditions or events since such notifications that management believes have changed this classification.

The following table sets forth the Company's regulatory capital at December 31, 1998, under the rules applicable at such date. At such date, management believes that the Company meets all capital adequacy requirements to which it is subject:

   (dollars in thousands)                                   Amount         Ratio
                                                        -----------------------
   Tier 1 Capital ..................................    $  936,525        15.19%
   Regulatory Requirement ..........................       246,643         4.00%
                                                        -----------------------
   Excess ..........................................    $  689,882        11.19%
                                                        -----------------------
   Total Risk Adjusted Capital .....................    $1,010,449        16.39%
   Regulatory Requirement ..........................       493,285         8.00%
                                                        -----------------------
   Excess ..........................................    $  517,164         8.39%
                                                        =======================
   Risk Weighted Assets ............................    $6,166,067
                                                        ==========

The Company's leverage capital ratio at December 31, 1998 was 9.09%. The Tier 1, total risk based and leverage capital ratios of North Fork were 11.81%, 13.01%, and 6.98%, respectively, at December 31, 1998. The Tier I, total risk based and leverage capital ratios of Superior were 29.32%, 29.52%, and 7.13%, respectively, at December 31, 1998.

      Dividends from North Fork to the Company are limited by the regulations of the New York State Banking Department to North Fork's current year's earnings plus the prior two years' retained net profits. North Fork's dividend capability at January 1, 1999, pursuant to the regulations, was $174.6 million. Dividends from Superior are similarly limited by regulations of the State of Connecticut.

      In September 1996, legislation was passed that empowered the Federal Deposit Insurance Corporation to impose a special assessment on "SAIF-Assessable Deposits" of depository institutions in order to recapitalize the Savings Association Insurance Fund ("SAIF"). Certain of North Fork's deposit liabilities acquired in previous thrift acquisitions are insured under the SAIF fund (SAIF insured deposits at December 31, 1998 were approximately $2.9 billion) and accordingly are subject to higher quarterly assessments. As a result of maintaining deposits in the SAIF, North Fork is considered an OAKAR institution and, therefore, qualified for a reduced one-time special assessment rate of 52.6 basis points per $100 of insured SAIF assessable deposits as of March 31, 1995. During 1996, North Fork recognized a non-recurring one-time charge for this assessment of $17.8 million.

Note 15 - Derivatives Financial Instruments

Periodically, the Company enters into interest rate agreements, including interest rate swaps, caps, and floors, as part of its management of interest rate exposure. These agreements are entered into as hedges against interest rate risk and are designated against specific assets and liabilities.

      Interest rate swaps outstanding at December 31, 1998 are summarized as follows (dollars in thousands):

                                                                     Fixed       Variable
                                                   Notional  Interest Rate  Interest Rate
   Maturity                                          Amount         Paying      Receiving
-----------------------------------------------------------------------------------------
   November 2000 .............................     $100,000          4.62%          5.25%
   May 2000 ..................................      100,000          5.42%          5.40%
   November 2001 .............................      100,000          4.66%          5.25%
   November 2001 .............................      100,000          4.72%          5.25%
   May 2008 ..................................       75,000          6.14%          5.34%
                                                   --------
     Total Notional Amount of Interest Rate Swaps  $475,000
                                                   ========

These agreements require the Company to make periodic fixed rate payments while receiving periodic variable rate payments indexed to the three month London Interbank Offer Rate ("LIBOR"). At December 31, 1998 and 1997, the Company's interest rate swaps had an unrealized loss of $1.0 million and $.4 million, respectively.

      Prior to the merger, NYB utilized interest rate collars, swaps, and floors agreements to insulate it from volatile interest rate changes. These agreements were accounted for as hedges and were not recorded on the balance sheet. NYB was party to $700 million in interest rate collar agreements, which expired in August 1998. They required receipt of payment when the three month LIBOR exceeded 7.50% and required payment when the three month LIBOR was less than 5.00%. During 1995, NYB entered into $1.0 billion of interest rate floor agreements to protect against interest rate risk associated with repricing of interest bearing deposits, which expired in February 1998. During 1995, these agreements were terminated to secure the hedge position, and the gain was deferred and amortized over the original contractual life of the agreements. During 1997, a $600 million interest rate swap agreement matured, which was utilized to extend the maturity of liabilities in order to create a more consistent and predictable interest rate spread. These agreements required NYB to make periodic fixed rate payments while receiving periodic variable rate payments.

      The credit risk associated with these off-balance sheet instruments is the risk of non-performance by the counterparty to the agreements. However, management does not anticipate non-performance by the counterparty and monitors/controls the risk through its asset/liability management procedures.

      Additionally, the Company had approximately $2.3 million in contracts for purposes of hedging the "Standard & Poor's 500" index outstanding at December 31, 1998. The call options mature in 1999. Stock indexed call options are utilized for purposes of hedging MarketSmart CDs, previously offered by NYB. The call options hedge the interest rate paid on these five year CD deposits, which is an annual percentage yield based on the change in the Standard & Poor's 500 Composite Stock Price Index during each of the five year terms of the CDs. These CDs have not been offered since 1995.

      The impact of the aforementioned agreements was to reduce interest expense by approximately $.8 million, $6.3 million, and $3.5 million during 1998, 1997, and 1996, respectively.

Note 16 - Other Commitments and Contingent Liabilities

(a) Off-Balance Sheet Risks

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are reflected in the consolidated financial statements when and if proceeds associated with the commitments are disbursed. The exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Management uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet financial instruments.

      Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties.

      Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The notional principal amount of the off-balance sheet financial instruments at December 31, is as follows:

                                                                                    1998            1997
                                                                             Contract or     Contract or
                                                                                Notional        Notional
        (in thousands)                                                            Amount          Amount
                                                                             ---------------------------
     Financial instruments whose contract amounts represent credit risk:
       Commitments to extend credit ....................................        $468,241        $502,105
       Standby letters of credit .......................................          45,229          25,232

(b) Lease Commitments

At December 31, 1998, the Company was obligated under a number of non-cancelable leases for land and buildings that expire at various dates through August 2016. Minimum annual rental commitments, exclusive of taxes and other charges, under non-cancelable leases are summarized as follows:

                                                                         Minimum
   (in thousands)                                                        Rentals
                                                                         -------
   Year Ended December 31:
   1999 .........................................................        $ 7,354
   2000 .........................................................          6,392
   2001 .........................................................          5,349
   2002 .........................................................          4,862
   2003 .........................................................          3,867
   Thereafter ...................................................         13,454

Rent expense for the years ended December 31, 1998, 1997, and 1996 amounted to $6.4 million, $6.9 million, and $5.6 million, respectively.

(c) Other Matters

The Company and its subsidiaries are subject to certain pending and threatened legal actions which arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on its financial condition or results of operations.

      On October 13, 1998, the Company's Board of Directors approved the repurchase of up to 14.3 million of the Company's common shares, or approximately 10% of its shares outstanding. As of December 31, 1998, approximately 2.6 million shares had been repurchased.

      The Bank subsidiaries are required to maintain balances with the Federal Reserve Bank of New York for reserve and clearing requirements. These balances averaged $3.4 million in 1998.

Note 17 - Disclosures About Fair Value of Financial Instruments

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

                                                               1998                                1997
                                                   ----------------------------------------------------------------
                                                     Carrying         Estimated          Carrying         Estimated
   (in thousands)                                      Amount        Fair Value            Amount        Fair Value
                                                   ----------------------------------------------------------------
   Cash and Cash Equivalents ..................... $  180,505        $  180,505        $  191,055        $  191,055
   Securities Held-to-Maturity ...................  1,571,545         1,574,196         1,763,308         1,757,411
   Securities Available-for-Sale (1) .............  2,984,035         2,984,035         2,156,624         2,156,624
                                                   ----------------------------------------------------------------
   Total Cash, Cash Equivalents and Securities.... $4,736,085        $4,738,736        $4,110,987        $4,105,090
                                                   ================================================================

(1) Excludes $3.8 million in unrealized losses on related interest swap agreements, used to hedge certain debt securities at December 31, 1998.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing loans is calculated by discounting the estimated cash flows through expected maturity or repricing using the current rates at which similar loans would be made to borrowers with similar credit risks. For non-performing loans, the present value is separately discounted consistent with management's assumptions in evaluating the adequacy of the allowance for loan losses. The following table presents the carrying value and the estimated fair value of the loan portfolio as of December 31,

                                                   1998                              1997
                                        -------------------------------------------------------------
                                          Carrying        Estimated         Carrying        Estimated
   (in thousands)                           Amount       Fair Value           Amount       Fair Value
                                        -------------------------------------------------------------
   Gross Loans....................      $5,731,424       $5,889,662       $5,760,691       $5,807,815
                                        =============================================================

Deposit Liabilities and Borrowings

      The carrying amount for demand deposits, savings, NOW, money market accounts and borrowings with a remaining term of 90 days or less are reasonable estimates of fair value. Fair value for certificates of deposit and longer term borrowings are estimated by discounting the future cash flows using the rates currently offered for deposits and borrowings of similar remaining maturities. The following table presents the carrying value and estimated fair value of the deposits and borrowings as of December 31,

                                                              1998                                1997
                                                  ----------------------------------------------------------------
                                                    Carrying         Estimated          Carrying         Estimated
   (in thousands)                                     Amount        Fair Value            Amount        Fair Value
                                                  ----------------------------------------------------------------
   Demand Deposits .......................        $1,263,105        $1,263,105        $  948,458        $  948,458
   Savings ...............................         2,052,650         2,052,650         2,101,829         2,101,829
   NOW and Money Market ..................           897,372           897,372           907,010           907,010
   Certificates of Deposit ...............         2,214,495         2,244,254         2,380,642         2,395,881
   Borrowings with terms of 90 days or less          823,300           823,300           794,156           794,156
   Borrowings with terms greater than 90 days      2,166,796         2,209,348         1,759,480         1,761,119
                                                  ----------------------------------------------------------------
   Total Deposit Liabilities and Borrowings       $9,417,718        $9,490,029        $8,891,575        $8,908,453
                                                  ================================================================

At December 31, 1998, certificate of deposits totaling $465.9 million and $90.8 million mature between 1-2 years and 2-3 years, respectively.

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

      At December 31, 1998 and 1997, there was no significant unrealized appreciation or depreciation on these financial instruments.

Derivative Financial Instruments

The fair value of derivative financial instruments is estimated based on quoted market prices from various brokers.

      The following table presents the carrying value and the estimated fair value of derivative financial instruments as of December 31,

                                          1998                      1997
                                  ----------------------------------------------
                                  Carrying    Estimated    Carrying    Estimated
                                    Amount   Fair Value      Amount   Fair Value
                                  ----------------------------------------------
Off Balance Sheet Instruments ...  $(3,812)       $(957)        $--        $(400)
                                  ==============================================

Note 18 - Recent Accounting Pronouncements

Reporting Comprehensive Income

The Company adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130") in January 1998. SFAS 130 establishes standards for reporting and the display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. In accordance with SFAS 130, all items that are required to be recognized under accounting standards as components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and
(b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position (See the "Consolidated Statements of Comprehensive Income" included herein).

Disclosure about Segments for an Enterprise and Related Information

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way an enterprise reports information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available, that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 131 requires a reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the amounts in the enterprise's financial statements. It also requires an enterprise to report descriptive information about the way the operating segments were determined, the products and services provided by the operating segments, and any differences between the measurements used for segment reporting and financial statement reporting. SFAS 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. Management has evaluated the disclosure requirements and determined that disclosure is not required as its operating segments do not meet the quantitative thresholds prescribed in SFAS 131 for all reporting periods.

Employers' Disclosures about Pensions and Other Post-Retirement Benefits

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits" ("SFAS 132"). SFAS 132 revises employers' disclosures about pensions and other post-retirement benefit plans; it does not change the measurement or recognition under these plans. SFAS 132 standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. SFAS 132 is effective for fiscal years beginning after December 15, 1997 (See Footnote 11, "Retirement and Other Employee Benefit Plans", included herein for the required disclosure).

Accounting for Derivative Instruments and Hedging Activities

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign currency denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Under SFAS 133, an entity that elects to apply hedge accounting is required to establish, at the inception of the hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

      SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently evaluating the effect SFAS 133 will have on its financial statements.

Independent Auditors' Report

[LOGO] KPMG

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTH FORK BANCORPORATION, INC.:

We have audited the accompanying consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1998 and 1997, the related consolidated statements of income, cash flows, changes in stockholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries at December 31, 1998 and 1997, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

New York, New York
January 14, 1999

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

      Management maintains accounting systems and internal controls to meet its responsibilities for reliable consolidated financial statements. There are inherent limitations in the effectiveness of internal controls, including the possibility of errors or irregularities. Furthermore, because of changes in conditions, the effectiveness of internal controls may vary over time. Management believes that these systems and controls provide reasonable assurance that assets are safeguarded and transactions are properly recorded and executed, in accordance with management's authorization. An internal audit function is maintained to continually evaluate the adequacy and effectiveness of such internal controls, policies, and procedures.

      The Board of Directors pursues its oversight role for the financial statements through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets periodically with management, the internal auditors and the independent auditors, to discuss internal controls and accounting, auditing and financial reporting matters. The Audit Committee reviews and approves the scope of internal and external audits, as well as recommendations made with respect to internal controls by the independent and internal auditors and the various regulatory agencies.


       /s/ John Adam Kanas                     /s/ Daniel M. Healy

       John Adam Kanas                         Daniel M. Healy
       Chairman, President and                 Executive Vice President
       Chief Executive Officer                 and Chief Financial Officer

Corporate Information

Executive Information

   John Adam Kanas
   Chairman, President & Chief Executive Officer

   John Bohlsen
   Vice Chairman

   Thomas M. O'Brien
   Vice Chairman

   Daniel M. Healy
   Executive Vice President & Chief Financial Officer

   Aurelie S. Graf
   Corporate Secretary

Board of Directors

   John Adam Kanas, Chairman
   John Bohlsen, Vice Chairman
   Thomas M. O'Brien, Vice Chairman
   Irvin L. Cherashore
   Allan C. Dickerson
   Lloyd A. Gerard
   Patrick E. Malloy III
   James F. Reeve
   George H. Rowsom
   Dr. Kurt R. Schmeller
   Raymond W. Terry, Jr.

Executive Offices

   275 Broad Hollow Road
   Melville, N.Y. 11747

Shareholder Information

Investor Relations

   Shareholders seeking information about the Company or the annual report pursuant to Section 112 of the FDIC Improvement Act of 1991 are directed to contact the Corporate Secretary's office, North Fork Bancorporation, Inc., 275 Broad Hollow Road, Melville, New York 11747, (516) 298-5000. Additional inquiries and analyst coverage regarding the Company can be made at www.northforkbank.com.

Dividend Services

   Dividend Reinvestment Plan (DRP)-The DRP provides shareholders with a convenient means to acquire additional shares of stock through reinvesting dividends and/or making optional cash payments without a brokerage commission or service charges.

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

Stock Registrar and Transfer Agent

   First Chicago Trust Company of New York
   c/o Equiserve
   P.O. Box 2500
   Jersey City, New Jersey 07303-2500
   (800) 317-4445
   E-mail Address: fctc@em.fcnbd.com

Stock Listing

   North Fork Bancorporation, Inc. is traded on the New York Stock Exchange under the symbol NFB. Newspaper stock listings: North
   Fork Bcp or NO FK BC.

Annual Meeting

   The annual meeting of shareholders will be held on Tuesday, April 27, 1999, 10:00 a.m. at the Islandia Marriott Long Island, 3635 Express Drive North, Hauppauge, New York 11788, (516) 232-3000.