Form 10-K405, Exhibit 13
period 1999-12-31
NORTH FORK BANCORPORATION INC
filed 2000-03-30
CIK 352510

SELECTED FINANCIAL DATA

Selected financial data for each of the years in the five-year period ended December 31, 1999 are set forth below. The Company's consolidated financial statements and notes thereto as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 are included elsewhere herein. All prior years' financial information has been conformed to the current year presentation.

(DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)         1999           1998           1997           1996           1995
                                                             ----------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Interest Income (tax equivalent basis)(1) .................  $   826,499    $   758,606    $   731,832    $   617,580   $   532,209
Interest Expense ..........................................      368,440        328,456        326,803        281,107       242,129
                                                             ----------------------------------------------------------------------
           Net Interest Income (tax equivalent basis) .....      458,059        430,150        405,029        336,473       290,080
Less: Tax Equivalent Adjustment ...........................        8,753          5,506          7,408          3,818         1,970
                                                             ----------------------------------------------------------------------
           Net Interest Income ............................      449,306        424,644        397,621        332,655       288,110
Provision for Loan Losses .................................        6,000         15,500          8,100          8,000        13,525
Non-Interest Income .......................................       59,439         54,885         50,915         38,602        29,695
Net Securities Gains ......................................       13,578          9,433          8,407          6,224         5,886
Other Non-Interest Expense ................................      152,043        146,607        157,182        154,643       140,983
Capital Securities Costs ..................................       16,843         16,843          9,235             25             -
Amortization & Write-down of Intangible Assets ............        8,408         14,479          7,292          6,364         1,688
Merger Related Restructure Charges ........................            -         52,452              -         21,613        19,024
SAIF Recapitalization Charge ..............................            -              -              -         17,782             -
                                                             ----------------------------------------------------------------------
           Income Before Income Taxes .....................      339,029        243,081        275,134        169,054       148,471
Provision for Income Taxes ................................      118,660         75,106        104,613         74,606        69,567
                                                             ----------------------------------------------------------------------
           Net Income .....................................  $   220,369    $   167,975    $   170,521    $    94,448   $    78,904
                                                             ======================================================================
PER SHARE:
Net Income-Basic ..........................................  $      1.63    $      1.19    $      1.24    $       .69   $       .55
Net Income-Diluted ........................................  $      1.62    $      1.18    $      1.22    $       .68   $       .55
Cash Dividends(2) .........................................  $       .63    $       .65    $       .38    $       .28   $       .18
Dividend Payout Ratio .....................................           39%            55%            32%            36%           26%
Book Value at December 31 .................................  $      4.82    $      5.89    $      5.53    $      4.45   $      4.15
Market Price at December 31 ...............................  $     17.59    $     23.94    $     22.50    $     11.88   $      8.42

BALANCE SHEET DATA AT DECEMBER 31:
Total Assets ..............................................  $12,108,116    $10,679,556    $10,073,632    $ 8,691,434   $ 7,622,458
Securities:
           Available-for-Sale .............................    3,592,917      2,980,223      2,156,624      1,301,891     1,425,868
           Held-to-Maturity ...............................    1,229,703      1,571,545      1,763,308      1,851,575     1,770,734
Loans, net ................................................    6,617,130      5,714,293      5,739,131      5,044,073     4,086,497
Demand Deposits ...........................................    1,507,162      1,263,105        948,458        771,920       520,977
Interest Bearing Deposits .................................    5,037,588      5,164,517      5,389,481      5,427,940     4,983,498
Federal Funds Purchased & Securities Sold Under
           Agreements to Repurchase .......................    2,665,200      2,955,096      2,104,036      1,075,487       987,229
Other Borrowings ..........................................    1,844,000         35,000        449,600        590,088       457,278
Capital Securities ........................................      199,314        199,289        199,264         99,637             -
Stockholders' Equity ......................................      618,710        831,250        770,889        609,434       582,515

AVERAGE BALANCE SHEET DATA:
Total Assets ..............................................   11,479,539     10,107,386      9,557,020      8,283,418     7,099,152
Securities ................................................    4,799,458      3,835,761      3,783,276      3,346,563     2,879,863
Loans, net ................................................    6,115,127      5,729,743      5,357,470      4,531,541     3,919,342
Total Deposits ............................................    6,550,717      6,484,243      6,179,024      6,114,852     5,402,606
Federal Funds Purchased & Securities Sold Under
           Agreements to Repurchase .......................    2,911,802      2,236,257      1,944,592        939,365       658,050
Other Borrowings ..........................................      847,386        185,783        485,200        533,516       397,830
Capital Securities ........................................      199,302        199,277        105,646            281             -
Stockholders' Equity ......................................  $   786,590    $   837,413    $   667,211    $   589,352   $   558,816

(DOLLARS IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)        1999           1998           1997           1996           1995
                                                                --------------------------------------------------------------------
SELECTED RATIOS:

Return on Average Total Assets ............................        1.92%          1.66%          1.78%          1.14%          1.11%
Return on Average Stockholders' Equity(3) .................       27.05          20.50          25.63          15.90          14.09
Core Efficiency Ratio(4) ..................................       34.34          35.03          38.22          42.61          43.95
Net Interest Margin(1) ....................................        4.16           4.48           4.42           4.24           4.24
Average Stockholders' Equity to Average Assets ............        6.85           8.29           6.98           7.11           7.87
Tier I Capital Ratio ......................................       11.48          15.19          15.33          13.82          14.45
Risk Adjusted Capital Ratio ...............................       12.45          16.39          16.58          15.11          15.59
Leverage Capital Ratio ....................................        6.84           9.09           8.74           7.46           7.35
Allowance for Loan Losses to Non-Performing Loans .........         462            470            198            146            107
Non-Performing Loans to Total Loans, net ..................         .22            .27            .66           1.00           1.78
Non-Performing Assets to Total Assets .....................         .13            .17            .43            .64           1.08
Weighted Average Shares-Basic .............................     135,025        140,706        136,761        136,504        142,297
Weighted Average Shares-Diluted ...........................     135,865        141,766        139,333        138,707        144,227
Branch Offices ............................................         154            111             85             82             67

(1) Interest income on a tax equivalent basis includes the additional amount of interest income that would have been earned if the Company's investment in state and local municipal obligations, preferred stock issues, and tax exempt loans had been made in investment securities and loans subject to New York State and City, and Federal income taxes yielding the same after tax income.
(2) Cash dividends per share represent amounts for the Company on an historical basis. In December 1998, the Company declared a special cash dividend of $.15.
(3)    Excludes the effect of the SFAS No. 115 adjustment.
(4) The core efficiency ratio is defined as the ratio of non-interest expense, net of other real estate expenses and other non-recurring charges, to net interest income on a tax equivalent basis and other non-interest income, net of securities gains/(losses) and other non-recurring items.

MANAGEMENT'S DISCUSSION AND ANALYSIS

FORWARD LOOKING STATEMENTS

Certain statements under this caption which involve risk and uncertainties constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs, assumptions, and expectations of management of the Company. Words such as "expects", "believes", "should", "plans", "will", "estimates", and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future financial condition, performance or operations and involve certain risks and uncertainties that are difficult to quantify or, in some cases, to identify. Therefore, actual outcomes or results may differ materially from what is indicated or forecasted in such forward-looking statements. Factors that may cause or contribute to such differences include, among others, the following possibilities: (1) changes in economic or market conditions; (2) significantly increased competition among financial service companies; (3) changes in the interest rate environment, which may reduce interest margins; and (4) accounting, tax, legislative or regulatory changes may adversely affect the business in which the Company is engaged.

MANAGEMENT'S DISCUSSION AND ANALYSIS

This section presents management's discussion and analysis of the consolidated results of operations and financial condition of North Fork Bancorporation, Inc. (the "Company"), a $12.1 billion multi-bank holding company headquartered in Melville, New York. The Company ranks among the nation's top 50 bank holding companies when measured by performance and size. The Company's primary bank subsidiary, North Fork Bank ("North Fork"), operates through 154 full-service retail-banking facilities (inclusive of JSB and Reliance) located in the New York metropolitan area, one of the most densely populated and wealthiest markets in the nation. North Fork focuses on providing superior customer service to both personal and commercial clients by offering the convenience of telephone banking as well as an array of financial products and brokerage/investment management services through its non-bank subsidiaries, Compass Investment Services Corp. ("Compass") and Amivest Corporation ("Amivest"). The Company's other bank subsidiary, Superior Savings of New England ("Superior"), a Connecticut chartered savings bank located in the Connecticut county of New Haven, operates from one location, where it currently conducts a telebanking operation focused on gathering deposits throughout the New England region.

           On August 16, 1999, the Company entered into an Agreement and Plan of Merger with JSB Financial, Inc. ("JSB"), the parent company of Jamaica Savings Bank, whereby it would acquire JSB in a stock-for-stock merger. In connection with the merger, the Company needed to reissue a sufficient number of shares of its treasury stock prior to the consummation of the merger in order that the merger qualify for pooling-of-interest accounting treatment. The necessary treasury shares were reissued on February 18, 2000, in connection with the Reliance transaction described below. On February 29, 2000, JSB was merged with and into the Company in accordance with the pooling-of-interest method of accounting. On March 10, 2000, Jamaica Savings Bank was merged with and into North Fork Bank. Pursuant to the merger agreement, the Company issued 3.0 shares of common stock for each share of JSB's common stock outstanding. Accordingly, the Company issued 28,312,851 of its common shares and simultaneously retired 6,562,383 of JSB's common shares held in treasury. At December 31, 1999, JSB had total assets of $1.6 billion, deposits of $1.1 billion, and stockholders' equity of $380 million. Jamaica Savings Bank operated from 13 retail-banking facilities in the New York City boroughs of Manhattan and Queens and in Nassau and Suffolk counties, New York (See "Notes to Consolidated Financial Statements - Note 2 - Business Combinations").

           On August 30, 1999, the Company entered into an Agreement and Plan of Merger with Reliance Bancorp, Inc. ("Reliance"), the parent company of Reliance Federal Savings Bank, whereby it would acquire Reliance in a stock-for-stock merger accounted for under the purchase method of accounting. On August 30, 1999, simultaneous with the announcement of the merger, the Company's Board of Directors formally approved the purchase of up to 50% of the common shares to be issued in the transaction, or 8.5 million shares. As of December 31, 1999, the Company completed the purchase of 7.8 million shares under the program. The program was completed subsequent to December 31, 1999. On February 18, 2000, Reliance was merged with and into the Company in accordance with the purchase method of accounting. Pursuant to the merger agreement, the Company issued 2.0 shares of its common stock for each share of Reliance's common stock outstanding (17,120,160 common shares were reissued by the Company from its treasury account in satisfaction of the Reliance exchange ratio and the JSB pooling requirement). At December 31, 1999, Reliance had total assets of

$2.5 billion, deposits of $1.5 billion, and stockholders' equity of $176 million. Reliance Federal Savings Bank operated from 29 retail-banking facilities throughout Suffolk and Nassau counties, New York, as well as in the New York City borough of Queens (See "Notes to Consolidated Financial Statements
- Note 2 - Business Combinations").

           These strategic in-market acquisitions which are expected to be earnings accretive in 2000, will provide the Company with approximately 300,000 new customers and 42 additional branch locations, while providing $2.6 billion in core deposits, and $4.1 billion in assets, which compliment the Company's current risk profile. Additionally, all data system conversions related to these transactions have been successfully completed. At December 31, 1999, the Company, inclusive of JSB and Reliance, would have pro forma assets of $16.3 billion, deposits of $9.2 billion, stockholders' equity of $1.3 billion, and would operate 154 retail-banking facilities throughout the New York metropolitan area and Connecticut. The Company believes that the aforementioned transactions mark a return to a more rationale trend in thrift consolidation and merger and acquisition pricing.

           During the fourth quarter of 1998, the Board of Directors, (the "Board") after considering the Company's exceptional ability to consistently generate excess capital from earnings, adopted a capital management strategy aimed at improving shareholder returns. In October 1998, a share repurchase program of up to 14.3 million or 10% of the Company's common shares was approved. At the time, seller price expectations for all potential mergers and acquisitions were unrealistic and the Board acknowledged the program as the best use of the Company's capital. On August 16, 1999, simultaneous with the announcement of the JSB merger, the Company's Board of Directors formally rescinded the 10% share repurchase program. At the date of rescission, the Company had completed the repurchase of approximately 8.1 million shares. On August 30, 1999, simultaneous with the announcement of the Reliance merger, the Company's Board of Directors formally approved the purchase of up to 50% of the common shares issuable in the Reliance transaction, or 8.5 million shares.

           On December 14, 1999, the Board declared a 20% increase in its quarterly cash dividend to $0.18 per common share. The Board has approved dividend increases of this magnitude on a recurring basis since June 1994. The Board believes that these increases are reflective of increasing shareholder returns and a capital management strategy commensurate with the Company's consistent earnings growth.

           During December 1999, the Company announced the formation of North Fork's equipment and vehicle lease finance company, All Points Capital Corp. ("All Points"). All Points provides lease financing programs and products on a national basis to qualified third party originators as well as offering existing business customers equipment leasing solutions. The Company expects that originations from this new program will be significant in the near future and will add to the diversity in the loan portfolio through the origination of quality asset based lease receivables.

           On March 5, 2000, the Company announced its intention to seek to acquire Dime Bancorp, Inc.. Reference is made to Note 18 in the accompanying consolidated financial statements presented herein for additional information.

           The discussion and analysis that follows should be read in conjunction with the consolidated financial statements and supplementary data contained elsewhere in this 1999 Annual Report to Shareholders.

OVERVIEW

The Company continues to be among the industry leaders in all key measures of operating performance during a year in which it did not close any merger and acquisition transactions. 1999 was highlighted by record earnings of $220.4 million, or diluted earnings per share of $1.62. In 1998, the Company's core earnings were $206.6 million, or diluted earnings per share of $1.46 exclusive of a merger related restructure charge and other special items, totaling $38.6 million after taxes, or $0.28 per share, incurred in connection with the March 1998 merger of New York Bancorp ("NYB"). (See "Notes to Consolidated Financial Statements - Note 2 - Business Combinations"). Return on average total assets and average stockholders' equity for 1999 was 1.92% and 27.05%, respectively, placing the Company, once again, in a leading position among top bank holding companies. The core efficiency ratio approximated 34%, continuing its declining trend since the early 1990's. The Company ranks among the most efficient bank holding companies in the nation, demonstrating management's ability to control operating expenses and enhance revenues, while successfully growing its core businesses. During 1998, the Company's net income, return on average assets and return on average equity, including the aforementioned charges, was $168 million, or diluted earnings per share of $1.18, 1.66% and 20.50%, respectively.

           The ability to grow the core business without a merger and acquisition transaction was evidenced by the continued growth in demand deposits and generation of fee income. This growth is attributable to an emphasis on developing long-term deposit relationships with borrowers, the use of incentive compensation plans to propel demand deposit growth, and the Company's de novo branch strategy centered on New York City. Demand deposits increased 19.3% to $1.5 billion and represent approximately 23.0% of total deposits at December 31, 1999, as compared to $1.3 billion or 19.7% of total deposits at December 31, 1998. For the five year period ending December 31, 1999, demand deposits have increased approximately 200%. Non-interest income, excluding securities gains, increased 8.3% to $59.4 million with growth highlighted in fees and service charges on deposits and investment management, commissions and trust income.

           The Company continues to differentiate itself in a marketplace dominated by large nationally focused financial institutions as demonstrated by its loan portfolio growth and overall asset quality. At December 31, 1999, the loan portfolio grew by $900 million or 15.7% to $6.6 billion with increases reflected in all segments of the portfolio. Management anticipates continued growth in all segments of its loan portfolio during 2000. Asset quality remained strong with non-performing assets and restructured accruing loans declining by 19% to $15.4 million, or 0.13% of total assets, at December 31, 1999 when compared to 1998. The Company has continued to grow its loan portfolio by recognizing the needs of its individual customers while avoiding high risk, volatile lending products such as credit cards and subprime lending. Inclusive of JSB and Reliance, the Company's pro forma loan portfolio at December 31, 1999 would have been $8.9 billion. The underlying composition of the JSB and Reliance portfolios are similar to those of the Company.

NET INTEREST INCOME

Net interest income, which represents the difference between interest earned on interest earning assets and interest incurred on interest bearing liabilities, is the primary source of earnings. Net interest income is affected by the level and composition of assets, liabilities, and equity, as well as changes in market interest rates.

           During 1999, net interest income increased $24.7 million or 5.8% to $449.3 million when compared to $424.6 million in 1998. This growth was achieved through a significant increase in the level and composition of interest earning assets, offset by a 32 basis point decline in the net interest margin. The decline in the net interest margin was due in large measure to management's decision to improve net interest income and net income by adding interest earning assets and interest bearing liabilities at spreads narrower than traditionally obtained if asset growth were funded with customer deposits. As a result, the Company's net interest margin continued to decline throughout 1999 due to the aforementioned strategy. However, management believes that the net interest margin will begin to stabilize. Factors contributing to the expected stabilization include, but are not limited to: (a) the assumption of additional core deposits from the two recently completed transactions; (b) projected growth in demand deposits achieved through the successful conversion of acquired savings bank locations into full-service commercial banking locations; and (c) an emphasis on expanding its existing strategy of developing long-term deposit relationships with our borrowers to the JSB and Reliance customer base.

           Interest income increased $64.6 million or 8.6% to $817.7 million in 1999. This improvement resulted from a $1.4 billion, or 14.6%, increase in average interest earning assets to $11.0 billion in 1999, partially offset by a 38 basis point decline in the yield on average earning assets from 7.89% to 7.51%.

           Average loans grew by $385.4 million, or 6.7%, to $6.1 billion in 1999, when compared to 1998. Each component of the loan portfolio contributed to the growth, with consumer loans reflecting the largest percentage increase. However, the net interest margin and interest income were negatively impacted by a 42 basis point decline in yield on average loans to 8.22% during 1999. This decline was primarily due to competition for quality loans as well as prepayment and refinancing activity, the proceeds of which were reinvested into lower yielding loans reflecting market interest rates at the time. Loans represented 55.5% of average interest earning assets and 93.3% of average total deposits at December 31, 1999.

           Average securities increased $963.7 million, or 25.1% to $4.8 billion, and represented the largest component of the increase in average interest earning assets. This resulted from management's decision in early 1999 to improve net interest income and net income as previously described. The securities purchased during 1999 were principally collateralized mortgage-backed securities, which have been classified as available-for-sale. However, this positive impact on net interest income and net income was partially offset by a 21 basis point decline in the yield on average securities to 6.59% for 1999, when compared to 6.80% in the comparable prior year. This decline was due to the aforementioned growth in the securities portfolio, accelerated prepayment activity, and the reinvestment of related cash flows throughout 1999 into lower yielding securities reflecting market interest rates.

           During 1999, interest expense increased $40.0 million, or 12.2%, over the comparable prior year to $368.4 million. This was attributable to a $1.1 billion, or 14.2%, increase in average interest bearing liabilities to $8.9 billion. The increase in interest expense due to the level of average interest bearing liabilities was partially offset by a 7 basis point decline in the Company's average cost of funds to 4.13% for 1999, as compared to 4.20% for the comparable prior year.

           The increase in average interest bearing liabilities resulted from management's decision to fund growth in interest earning assets with principally short term repurchase agreements and Federal Home Loan Bank ("FHLB") advances. As a result of this decision, average total borrowings increased $1.3 billion, or 55.2%, to $3.8 billion during 1999, when compared to $2.4 billion during 1998. The average cost of funds on total borrowings declined 28 basis points to 5.53% from 5.81%, reflecting market interest rates during the respective periods.

           Average time and savings deposits, which continue to represent a stable funding source, were $5.2 billion, reflecting an average cost of funds of 3.11% during 1999, compared to $5.4 billion, with an average cost of funds of 3.48% during 1998. The decline in the level of time deposits and certificates of deposits greater than $100,000 resulted from management's decision to reduce its reliance on these rate sensitive sources of funding. In addition, both the level and cost of all interest bearing deposits were impacted by the decision to lower rates and overlay the Company's pricing and integration strategy on liabilities assumed in the NYB merger.

           Average demand deposits increased $295.9 million, or 27.2%, to $1.4 billion during 1999, as compared to $1.1 billion in 1998. The growth in demand deposits has been achieved through the successful conversion of acquired savings bank locations into full-service commercial banking locations, an emphasis on developing long-term deposit relationships with borrowers, and the use of incentive compensation plans. At December 31, 1999, demand deposits represented 23.0% of total deposits, as compared to 19.7% at December 31, 1998.

           The use of interest rate swaps and stock indexed call options decreased interest expense by approximately $2.0 million and $.8 million during 1999 and 1998, respectively. These derivative financial instruments were immaterial to the overall cost of funds and net interest margin during these respective period ends. (See "Asset/Liability Management" section of "Management's Discussion and Analysis").

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

YEARS ENDED DECEMBER 31,                                        1999 VS. 1998                            1998 VS. 1997
                                                  ------------------------------------------------------------------------------
                                                               CHANGE IN                                 CHANGE IN
                                                   AVERAGE       AVERAGE  NET INTEREST       AVERAGE       AVERAGE  NET INTEREST
(IN THOUSANDS)                                      VOLUME          RATE        INCOME        VOLUME          RATE        INCOME
                                                  ------------------------------------------------------------------------------
Interest Income from Earning Assets:
Interest Earning Deposits ...................     $    (81)     $    (34)     $   (115)     $    324      $    (14)     $    310
Securities ..................................       62,716        (7,324)       55,392         3,678       (10,747)       (7,069)
Loans, net of unearned income ...............       32,368       (25,078)        7,290        32,181           430        32,611
Money Market Investments ....................        4,031         1,295         5,326           904            18           922
                                                  ------------------------------------------------------------------------------
     Total Interest Income ..................       99,034       (31,141)       67,893        37,087       (10,313)       26,774

INTEREST EXPENSE ON LIABILITIES:
Savings, NOW & Money Market Deposits ........       (1,367)      (10,486)      (11,853)        1,706        (2,142)         (436)
Time Deposits ...............................       (8,035)       (7,187)      (15,222)         (282)          747           465
Federal Funds Purchased and Securities Sold
     Under Agreements to Repurchase .........       37,474        (5,694)       31,780        16,851          (549)       16,302
Other Borrowings ............................       34,988           291        35,279       (18,081)        3,403       (14,678)
                                                  ------------------------------------------------------------------------------
     Total Interest Expense .................       63,060       (23,076)       39,984           194         1,459         1,653
                                                  ------------------------------------------------------------------------------
Net Change in Net Interest Income ...........     $ 35,974      $ (8,065)     $ 27,909      $ 36,893      $(11,772)     $ 25,121
                                                  ==============================================================================

(1)    The above table is presented on a tax equivalent basis.
(2)    Non-accrual loans are included in the average outstanding loan balances.

The following table presents an analysis of net interest income by each major category of interest earning assets and interest bearing liabilities for the years ended December 31,

                                                                    1999                                                     1998
                                           -----------------------------------------------------------------------------------------
                                                AVERAGE            AVERAGE             AVERAGE            AVERAGE           AVERAGE
(DOLLARS IN THOUSANDS)                          BALANCE           INTEREST                RATE            BALANCE          INTEREST
                                           -----------------------------------------------------------------------------------------
Interest Earning Assets:
Interest Earning Deposits .............    $      7,556       $        341                4.51%      $      9,305      $        456
Securities ............................       4,799,458            316,223                6.59%         3,835,761           260,831
Loans, net of unearned income(1) ......       6,115,127            502,603                8.22%         5,729,743           495,313
Money Market Investments ..............          89,230              7,332                8.22%            36,010             2,006
                                           -----------------------------------------------------------------------------------------
Total Interest Earning Assets .........      11,011,371            826,499                7.51%         9,610,819           758,606
                                           -----------------------------------------------------------------------------------------
Non-Interest Earning Assets:
Cash and Due from Banks ...............         184,129                                                   156,101
Other Assets(2) .......................         284,039                                                   340,466
                                           -----------------------------------------------------------------------------------------
Total Assets ..........................    $ 11,479,539                                              $ 10,107,386
Interest Bearing Liabilities:

Savings, NOW & Money
     Market Deposits ..................    $  2,925,312       $     52,704                1.80%      $  2,989,870      $     64,557
Time Deposits .........................       2,242,083            107,990                4.82%         2,406,901           123,212
                                           -----------------------------------------------------------------------------------------
     Total Savings and Time Deposits ..       5,167,395            160,694                3.11%         5,396,771           187,769
Federal Funds Purchased &
     Securities Sold Under
       Agreements to Repurchase .......       2,911,802            160,963                5.53%         2,236,257           129,183
Other Borrowings ......................         847,386             46,783                5.52%           185,783            11,504
                                           -----------------------------------------------------------------------------------------
     Total Borrowings .................       3,759,188            207,746                5.53%         2,422,040           140,687
                                           -----------------------------------------------------------------------------------------
     Total Interest Bearing Liabilities       8,926,583            368,440                4.13%         7,818,811           328,456
Rate Spread ...........................                                                   3.38%
Non-Interest Bearing Liabilities:
Demand Deposits .......................       1,383,322                                                 1,087,472
Other Liabilities .....................         183,742                                                   164,413
                                           -----------------------------------------------------------------------------------------
     Total Liabilities ................      10,493,647                                                 9,070,696
Capital Securities ....................         199,302                                                   199,277
Stockholders' Equity ..................         786,590                                                   837,413
                                           -----------------------------------------------------------------------------------------
     Total Liabilities and
       Stockholders' Equity ...........    $ 11,479,539                                              $ 10,107,386
Net Interest Income and
  Net Interest Margin(3) ..............                              458,059              4.16%                             430,150
Less: Tax Equivalent
     Adjustment .......................                               (8,753)                                                (5,506)
                                           -----------------------------------------------------------------------------------------
          Net Interest Income .........                         $    449,306                                           $    424,644
                                           =========================================================================================


                                            1998                                1997
                                           -------------------------------------------------------------
                                           AVERAGE           AVERAGE          AVERAGE            AVERAGE
(DOLLARS IN THOUSANDS)                        RATE           BALANCE         INTEREST               RATE
                                           -------------------------------------------------------------

Interest Earning Assets:
Interest Earning Deposits .............       4.90%     $      2,718     $        146              5.37%
Securities ............................       6.80%        3,783,276          267,900              7.08%
Loans, net of unearned income(1) ......       8.64%        5,357,470          462,702              8.64%
Money Market Investments ..............       5.57%           19,780            1,084              5.48%
                                           -------------------------------------------------------------
Total Interest Earning Assets .........       7.89%        9,163,244          731,832              7.99%
                                           -------------------------------------------------------------
Non-Interest Earning Assets:
Cash and Due from Banks ...............                      136,249
Other Assets(2) .......................                      257,527
                                           -------------------------------------------------------------
Total Assets ..........................                $   9,557,020
Interest Bearing Liabilities:

Savings, NOW & Money
     Market Deposits ..................       2.16%     $  2,912,303     $     64,993              2.23%
Time Deposits .........................       5.12%        2,412,431          122,747              5.09%
                                           -------------------------------------------------------------
     Total Savings and Time Deposits ..       3.48%        5,324,734          187,740              3.53%
Federal Funds Purchased &
     Securities Sold Under
       Agreements to Repurchase .......       5.78%        1,944,592          112,881              5.80%
Other Borrowings ......................       6.19%          485,200           26,182              5.40%
                                           -------------------------------------------------------------
     Total Borrowings .................       5.81%        2,429,792          139,063              5.72%
                                           -------------------------------------------------------------
     Total Interest Bearing Liabilities       4.20%        7,754,526          326,803              4.21%
Rate Spread ...........................       3.69%                                                3.77%
Non-Interest Bearing Liabilities:
Demand Deposits .......................                      854,290
Other Liabilities .....................                      175,347
                                           -------------------------------------------------------------
     Total Liabilities ................                    8,784,163
Capital Securities ....................                      105,646
Stockholders' Equity ..................                      667,211
                                           -------------------------------------------------------------
     Total Liabilities and
       Stockholders' Equity ...........                $   9,557,020
Net Interest Income and
  Net Interest Margin(3) ..............      4.48%                            405,029              4.42%
Less: Tax Equivalent
     Adjustment .......................                                        (7,408)
                                           -------------------------------------------------------------
          Net Interest Income .........                                 $     397,621
                                           =============================================================


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

           The risk assessment program includes a coordinated approach to the management of liquidity, capital and interest rate risk. This risk assessment process is governed by policies and limits established by senior management, which are reviewed and approved by the Asset/Liability Committee of the Board of Directors ("ALCO"). ALCO, comprised of members of senior management and the Board, meets periodically to evaluate the impact of changes in market interest rates on interest earning assets and interest bearing liabilities, net interest margin, capital and liquidity, and to evaluate the Company's strategic plans. The balance sheet structure is primarily short-term with most assets and liabilities repricing or maturing in less than five years. Management monitors the sensitivity of net interest income by utilizing a dynamic simulation model complemented by a traditional gap analysis. This model measures net interest income sensitivity and volatility to interest rate changes. It involves a degree of estimation based on certain assumptions that management believes to be reasonable. Factors considered include actual maturities, estimated cash flows, repricing characteristics, deposit growth/ retention and, primarily, the relative sensitivity of assets and liabilities to changes in market interest rates. Utilizing this process, management can estimate and project the impact of changes in interest rates on net interest income. This relative sensitivity is important to consider since the Company's core deposit base is not subject to the same degree of interest rate sensitivity as its assets. Core deposit costs are internally controlled and generally exhibit less sensitivity to changes in interest rates than adjustable rate assets or liabilities whose yields or cost of funds are based on external indices and change in concert with market interest rates. Management has established certain limits for the potential volatility of net interest income, assuming certain levels of change in market interest rates with the objective of maintaining a stable level of net interest income under various probable rate scenarios. Management may choose to extend the maturity of its funding sources and/or reduce the repricing mismatches of its assets or liabilities by using interest rate swaps. Additionally, management may use interest rate collars, interest rate floors, and interest rate cap agreements to assist in insulating it from volatile interest rate changes.

           Based upon the aforementioned factors regarding the simulation model, projected net interest income for the next twelve months was modeled based on both an immediate rise or fall in interest rates as well as gradual movements in interest rates over the twelve month period. Based on the information and assumptions in effect at December 31, 1999, management believes that a 100 basis point gradual increase in interest rates over the next twelve months would decrease net interest income by $14.7 million or 3.10% while a gradual decrease in interest rates would increase net interest income by $20.1 million or 4.25%.

           The JSB and Reliance transactions will add stable core deposits and assets which compliment the Company's current risk profile. As previously noted, core deposit costs are internally controlled and generally exhibit less sensitivity to changes in interest rates than the adjustable rate assets or liabilities whose yields or cost of funds are based on external indices and change in concert with market interest rates. During 2000, management anticipates continued growth in all segments of its loan portfolio. Based upon pro forma simulation modeling including the effects of the JSB and Reliance transactions, management believes that a 100 basis point gradual increase in interest rates over the next twelve months would decrease pro forma net interest income by $18.5 million or 2.9% while a gradual decrease in interest rates would increase pro forma net interest income by $15.6 million or 2.4%.

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

           A negative gap (liability sensitive) will generally have the opposite results on the net interest margin. However, the gap analysis is static in nature; therefore, the maturity and repricing characteristics of interest earning assets and interest bearing liabilities can change considerably with changes in interest rates.

           Management's strategy for the securities portfolios is to maintain a short-weighted average life to minimize the exposure to future rises in interest rates and to provide cash flows that may be reinvested at current market interest rates. At December 31, 1999, the combined weighted average life of securities portfolios was 4.5 years. Approximately 87% of these securities were mortgage-backed securities ("MBS") representing a relatively stable source of cash flows. Such MBS securities are either guaranteed by FHLMC, GNMA or FNMA, or constitute collateralized mortgage-backed obligations ("CMO") backed by U.S. government agency securities or CMO private issuances, which are principally AAA rated and are conservative current pay sequentials or PAC structures.

           During 1998 the Company, in order to maintain the interest rate risk profile which existed prior to the merger with NYB, reclassified approximately $913 million of investment securities from its held-to-maturity portfolio to its available-for-sale portfolio. This transfer was made pursuant to Statement of Financial Accounting Standard ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". The securities transferred were primarily MBS's and CMO's having a higher degree of interest rate risk and duration volatility. Additionally, approximately $415 million of these securities were subsequently sold, resulting in $2.5 million of securities losses in the quarter ended March 31, 1998.

           At December 31, 1999, the Company had $375 million in interest rate swap agreements which extended the maturity of certain funding sources and reduced the repricing mismatches of certain interest earning assets and interest bearing liabilities. These agreements created a more consistent and predictable interest rate spread between certain securities and their funding sources. These agreements require the Company to make periodic fixed rate payments while receiving periodic variable rate payments indexed to the 3 month LIBOR rate and mature in terms ranging from 2 to 10 years. The interest rate swaps are accounted for as hedges and are not recorded on the balance sheet. Income or expense related to these instruments is accrued monthly and recognized as adjustments to interest income or interest expense for those balance sheet items being hedged. At December 31, 1999, an unrealized gain of $4.9 million was recorded relating to a $75 million interest rate swap hedging available-for-sale securities.

           The credit risk associated with these off-balance sheet instruments is the risk of non-performance by the counterparty to the agreements. However, management does not anticipate non-performance by the counterparty and monitors/controls the risk through its asset/liability management procedures. (See "Notes to Consolidated Financial Statements - Note 15 - Derivative Financial Instruments").

The following table reflects the repricing of the balance sheet, or "gap" position at December 31, 1999.

                                                                 0-90            91-180           181-365               1-5
(DOLLARS IN THOUSANDS)                                           DAYS              DAYS              DAYS             YEARS
                                                          -------------------------------------------------------------------
INTEREST EARNING ASSETS:
Interest Earning Deposits ...........................     $     6,529        $        -        $        -        $        -
Money Market Investments ............................          57,238                 -                 -                 -
Securities(1) .......................................         438,136           140,173           387,888         2,002,926
Loans, net of unearned income(2) (3) ................         800,543           276,048           544,024         3,186,652
                                                          -------------------------------------------------------------------
     Total Interest Earning Assets ..................     $ 1,302,446       $   416,221       $   931,912       $ 5,189,578
                                                          -------------------------------------------------------------------

INTEREST BEARING LIABILITIES:
Savings, NOW and Money Market Deposits(4) ...........     $   273,857       $   444,769       $   889,537       $ 1,356,961
Time Deposits .......................................         839,091           551,073           414,493           267,402
Federal Funds Purchased and Securities
     Sold Under Agreements to Repurchase ............       1,659,700            47,000                 -           708,500
Other Borrowings ....................................       1,544,000           300,000                 -                 -
Capital Securities ..................................               -                 -                 -                 -
                                                          -------------------------------------------------------------------
     Total Interest Bearing Liabilities .............     $ 4,316,648       $ 1,342,842       $ 1,304,030       $ 2,332,863
                                                          -------------------------------------------------------------------
Gap before Interest Rate Swaps ......................     $(3,014,202)      $  (926,621)      $  (372,118)      $ 2,856,715
                                                          -------------------------------------------------------------------
Interest Rate Swaps .................................     $   375,000                 -       $  (100,000)      $  (200,000)
Cumulative Difference Between Interest Earning
     Assets and Interest Bearing Liabilities after
     Interest Rate Swaps ............................     $(2,639,202)      $(3,565,823)      $(4,037,941)      $(1,381,226)
                                                          ===================================================================

Cumulative Difference as a Percentage
     of Total Assets ................................          (21.80)%          (29.45)%          (33.35)%          (11.41)%
                                                          ===================================================================


                                                               OVER 5
(DOLLARS IN THOUSANDS)                                          YEARS             TOTAL
                                                          -----------------------------
INTEREST EARNING ASSETS:
Interest Earning Deposits ...........................     $         -       $     6,529
Money Market Investments ............................               -            57,238
Securities(1) .......................................       1,986,496         4,955,619
Loans, net of unearned income(2) (3) ................       1,800,865         6,608,132
                                                          -----------------------------
     Total Interest Earning Assets ..................     $ 3,787,361       $11,627,518
                                                          -----------------------------

INTEREST BEARING LIABILITIES:
Savings, NOW and Money Market Deposits(4) ...........     $         -       $ 2,965,124
Time Deposits .......................................             403         2,072,462
Federal Funds Purchased and Securities
     Sold Under Agreements to Repurchase ............         250,000         2,665,200
Other Borrowings ....................................               -         1,844,000
Capital Securities ..................................         199,314           199,314
                                                          -----------------------------
     Total Interest Bearing Liabilities .............     $   449,717       $ 9,746,100
                                                          -----------------------------
Gap before Interest Rate Swaps ......................     $ 3,337,644
                                                          -----------
Interest Rate Swaps .................................     $   (75,000)
Cumulative Difference Between Interest Earning
     Assets and Interest Bearing Liabilities after
     Interest Rate Swaps ............................     $ 1,881,418
                                                          ===========

Cumulative Difference as a Percentage
     of Total Assets ................................           15.54%
                                                          ===========

(1) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) projected repayments of principal based upon experience. Amounts exclude the unrealized gains/(losses) on securities available-for-sale.
(2) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) management's estimate of principal prepayments.
(3)    Excludes non-accrual loans totaling $9.0 million.
(4) Estimated 60% of Money Market Deposit run-off in less than one year with the remaining balance withdrawn evenly through year three. Estimated 60% of Savings and NOW deposit run-off in the first two years with remaining balance withdrawn evenly through year five.

The Company's pro forma gap position, when factoring in the impact of the JSB and Reliance transactions, was (12.88)% in 0-90 days, (20.19)% in 91-180 days, (24.36)% in 181-365 days, (6.55)% in 1-5 years and 18.90% over 5 years at
December 31, 1999.

           The tables that follow depict the amortized cost, contractual maturities and approximate weighted average yields (on a tax equivalent basis) of the held-to-maturity and available-for-sale securities portfolios at December 31, 1999, respectively:

Held-to-Maturity

                                                                U.S.
                                   STATE &                GOVERNMENT
(DOLLARS IN THOUSANDS)           MUNICIPAL                 AGENCIES'                     OTHER
MATURITY                       OBLIGATIONS      YIELD    OBLIGATIONS      YIELD     SECURITIES      YIELD          TOTAL      YIELD
-----------------------------------------------------------------------------------------------------------------------------------
Within 1 Year ...............   $    8,504      6.85%     $        -         -      $        -         -      $    8,504      6.85%
After 1 But Within 5 Years...       36,052      7.08%             51      8.88%          9,703      6.57%         45,806      6.97%
After 5 But Within 10 Years..       19,876      6.69%              -         -           9,269      6.17%         29,145      6.52%
After 10 Years ..............       11,741     10.38%              -         -               -         -          11,741     10.38%
                               ----------------------------------------------------------------------------------------------------
     Subtotal ...............       76,173      7.46%             51      8.88%         18,972      6.37%         95,196      7.25%
Mortgage-Backed Securities               -         -               -         -               -         -         445,413      6.65%
CMO's .......................            -         -               -         -               -         -         689,094      6.28%
                               ----------------------------------------------------------------------------------------------------
     Total Securities .......   $   76,173      7.46%     $       51      8.88%     $   18,972      6.37%     $1,229,703      6.49%
                               ====================================================================================================

Available-for-Sale(1)

                                                                  U.S.
                                      STATE &               GOVERNMENT
(DOLLARS IN THOUSANDS)              MUNICIPAL                AGENCIES'                    OTHER
MATURITY                          OBLIGATIONS     YIELD    OBLIGATIONS    YIELD      SECURITIES     YIELD          TOTAL     YIELD
----------------------------------------------------------------------------------------------------------------------------------
Within 1 Year ................     $        -        -      $        -        -      $        -        -      $        -        -
After 1 But Within 5 Years ...         20,046     6.14%              -        -               -        -          20,046     6.14%
After 5 But Within 10 Years ..              -        -          88,709     7.15%          5,772     7.87%         94,481     7.19%
Due After 10 Years ...........              -        -               -        -         193,089     8.35%        193,089     8.35%
                                  ------------------------------------------------------------------------------------------------
     Subtotal ................         20,046     6.14%         88,709     7.15%        198,861     8.34%        307,616     7.85%
Mortgage-Backed Securities ...              -        -               -        -               -        -         895,855     7.58%
CMO's ........................              -        -               -        -               -        -       2,270,439     6.30%
Equity Securities ............              -        -               -        -               -        -         251,999     7.46%
                                  ------------------------------------------------------------------------------------------------
     Total Securities ........     $   20,046     6.14%     $   88,709     7.15%     $  198,861     8.34%     $3,725,909     6.81%
                                  ================================================================================================

(1)    Unrealized gains/(losses) have been excluded for presentation purposes.

The following table presents the composition of the carrying value of the securities portfolio in each of the last three years at December 31,

(IN THOUSANDS)                                     1999           1998           1997
                                             ----------------------------------------
U.S. Treasury Securities ...............     $   19,978     $   31,345     $   33,119
U.S. Government Agencies' Obligations ..         86,261        167,485        246,035
State & Municipal Obligations ..........         76,173         71,837        114,511
Mortgage-Backed Securities .............      1,315,295      1,292,630      1,180,087
CMO Agency Issuances ...................        478,109        233,949        384,336
CMO Private Issuances ..................      2,398,255      2,318,551      1,711,570
Other Securities .......................        201,288        228,345         72,783
Equity Securities ......................        247,261        207,626        177,491
                                             ----------------------------------------
     Total .............................     $4,822,620     $4,551,768     $3,919,932
                                             ========================================

The following are approximate contractual maturities and sensitivities to changes in interest rates of certain loans, exclusive of non-commercial real estate mortgages, consumer loans and leases and non-accrual loans as of December 31, 1999:

                                                                        MATURITIES
                                                 -------------------------------------------------------
                                                                 DUE AFTER
                                                                   ONE BUT
                                                 DUE WITHIN    WITHIN FIVE      DUE AFTER
(IN THOUSANDS)                                     ONE YEAR          YEARS     FIVE YEARS          TOTAL
                                                 -------------------------------------------------------
TYPES OF LOANS:
   Mortgage Loans-Multi-family .............     $   79,273     $  912,417     $  713,213     $1,704,903
   Mortgage Loans-Commercial ...............        269,667        604,716        386,035      1,260,418
   Commercial & Industrial .................        445,137        226,709         23,538        695,384
   Construction & Land Loans ...............         81,171          4,813              -         85,984
                                                 -------------------------------------------------------
     Total .................................     $  875,248     $1,748,655     $1,122,786     $3,746,689
                                                 =======================================================

RATE PROVISIONS:
   Amounts with Fixed Interest Rates .......     $   55,060     $1,056,459     $1,111,384     $2,222,903
   Amounts with Adjustable Interest Rates ..        820,188        692,196         11,402      1,523,786
                                                 -------------------------------------------------------
     Total .................................     $  875,248     $1,748,655     $1,122,786     $3,746,689
                                                 =======================================================

The following table shows the classification of the average daily deposits and average rates paid for each of the last three years ended December 31,

                                         1999                     1998                     1997
                                      AVERAGE                  AVERAGE                  AVERAGE
(IN THOUSANDS)                        BALANCE     RATE         BALANCE     RATE         BALANCE     RATE
                                   ----------------------------------------------------------------------
Demand Deposits ..............     $1,383,322        -      $1,087,472        -      $  854,290        -
Savings Deposits .............      2,053,868     1.83%      2,118,024     2.15%      2,100,664     2.28%
NOW & Money Market Deposits ..        871,444     1.74%        871,846     2.18%        811,639     2.10%
Time Deposits ................      2,242,083     4.82%      2,406,901     5.12%      2,412,431     5.09%
                                   ----------------------------------------------------------------------
     Total Deposits ..........     $6,550,717     2.45%     $6,484,243     2.90%     $6,179,024     3.04%
                                   ======================================================================

At December 31, 1999, the remaining maturities of certificate of deposits in amounts of $100,000 and over were as follows:

(IN THOUSANDS)                         1999
                                   --------
    3 months and less ........     $291,853
    3 to 6 months ............       84,674
    6 to 12 months ...........       45,399
    Greater than one year ....       44,910
                                   --------
                                   $466,836
                                   ========

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

           Sources of liquidity include dividends from subsidiaries, borrowings, the sale of securities from the available-for-sale portfolio, and funds available through the capital markets. Dividends from the Company's primary subsidiary, North Fork, are limited by New York State Banking Department regulations to the current year's earnings plus the prior two years' retained net profits. Pursuant to this regulation, North Fork had $28.3 million of retained earnings available for dividends as of January 1, 2000.

           The banking subsidiaries have numerous sources of liquidity including loan and security principal repayments and maturities, lines-of-credit with other financial institutions, the ability to borrow under repurchase agreements and Federal Home Loan Bank ("FHLB") advances utilizing their unpledged securities and mortgage related loan portfolios, the sale of securities from their available-for-sale portfolios, the securitization of loans within the portfolio, whole loan sales, and growth in their core deposit base.

           The banking subsidiaries currently have the ability to borrow an additional $2.0 billion on a secured bases, utilizing mortgage related loans and securities as collateral. At December 31, 1999, the Company had $3.1 billion in outstanding borrowings with the FHLB.

           The Company and its banking subsidiary's liquidity positions are monitored daily to ensure the maintenance of an optimum level and efficient use of available funds. Management believes that the Company and its banking subsidiaries have sufficient liquidity to meet their operating requirements.

LOAN PORTFOLIO

The loan portfolio is concentrated primarily in loans secured by real estate in the New York metropolitan area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability, which affects property values, but also the financial well-being and creditworthiness of the borrowers.

           At December 31, 1999, the loan portfolio increased $899.1 million, or 15.7%, to $6.6 billion with growth reflected in all segments of the portfolio. The growth experienced in the portfolio during 1999 was as follows: a 54.1% increase in consumer loans, a 34.2% increase in commercial & industrial loans, a 14.2% increase in commercial mortgage loans, and a 12.4% increase in residential loans. The absolute growth in the loan portfolio has been tempered by the level of prepayments experienced during 1999. The level of prepayment activity is due in large measure to the interest rate environment and aggressive pricing levels offered by competitors, principally thrift companies and Wall Street conduits (See "Net Interest Income" section of "Management's Discussion and Analysis"). During 2000, management anticipates continued growth from all segments of the portfolio.

           The growth experienced during recent years has resulted from both originations and acquisitions. To minimize the credit risk related to the portfolio's real estate concentration, management utilizes prudent underwriting standards as well as diversifying the type and locations of loan collateral. Multi-family mortgage loans generally are for $1-$5 million and are secured by properties located in the New York metropolitan area, where demand for such housing is strong. The multi-family lending business includes loans on various types and geographically diverse apartment complexes. Multi-family mortgages are dependent largely on sufficient income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family mortgages do not fully amortize. Therefore, the principal outstanding is not significantly reduced prior to contractual maturity. The residential mortgage portfolio is comprised primarily of first mortgage loans on owner occupied 1-4 family residences located in the New York metropolitan area. The commercial mortgage portfolio contains loans secured by professional office buildings, retail stores, shopping centers and industrial developments. Commercial loans consist primarily of loans to small and medium size businesses. Consumer loans represent credit to individuals for household, family, and other personal expenditures and consist primarily of loans to finance new and used automobiles. Consumer loan growth is attributable to auto loans originated through an expanded dealer network. The credit risk in auto lending is dependent upon the creditworthiness of the borrower and the value of the collateral. The average loan originated is generally between $15-$30 thousand for periods ranging from 36-60 months. Land loans are used to finance the acquisition of vacant land for future residential and commercial development. Construction loans finance the construction of industrial developments and single-family subdivisions.

           The Company's real estate underwriting standards include various limits on the loan-to-value ratios based on the type of property, and management considers, among other things, the creditworthiness of the borrower, the location of the real estate, the condition and value of the security property, the quality of the organization managing the property, and the viability of the project including occupancy rates, tenants and lease terms. Additionally, the underwriting standards require appraisals and periodic inspections of the properties as well as ongoing monitoring of operating results.

           The Company's loan portfolio will increase by approximately $2.3 billion to $8.9 billion upon the completion of the JSB and Reliance transactions. JSB's loan portfolio, totaling $1.3 billion at December 31, 1999, is comprised principally of multi-family and residential mortgages. Reliance's loan portfolio, totaling $1.0 billion at December 31, 1999, is comprised principally of multi-family mortgages, residential mortgages, and consumer loans.

The following table represents the components of the loan portfolio at December 31,

(DOLLARS IN THOUSANDS)                1999                1998                 1997                 1996                 1995
                                ----------------------------------------------------------------------------------------------------
Mortgage Loans-Residential ...  $2,137,739    32%   $1,901,759     33%   $2,144,029     37%   $2,205,533     44%   $1,967,873    48%
Mortgage Loans-Multi-family ..   1,705,446    26%    1,651,590     29%    1,534,623     26%    1,127,817     22%      788,736    19%
Mortgage Loans-Commercial ....   1,261,487    19%    1,104,228     19%    1,192,071     21%    1,010,631     20%      818,704    20%
Consumer Loans and Leases ....     742,087    11%      481,691      9%      394,436      7%      306,285      6%      208,902     5%
Commercial & Industrial ......     697,763    11%      520,130      9%      444,480      8%      359,788      7%      259,876     6%
Construction and Land Loans ..      85,984     1%       72,026      1%       51,052      1%       61,740      1%       65,943     2%
                                ----------------------------------------------------------------------------------------------------
     Total ...................  $6,630,506   100%   $5,731,424    100%   $5,760,691    100%   $5,071,794    100%   $4,110,034   100%
                                ====================================================================================================

ASSET QUALITY

During 1999, non-performing assets, which include loans past due 90 days and still accruing interest, non-accrual loans and other real estate, declined $3.1 million, or 16.6%, to $15.4 million at year-end. The decline was achieved principally through the sales of non-performing and marginally performing assets for cash, principal repayments on loans, the workout of non-performing loans to performing status, and charge-offs. At December 31, 1999, non-performing loans were comprised of $5.8 million in consumer loans and leases, $4.0 million in residential mortgages, $2.7 million in commercial loans, $1.6 million in commercial mortgages, and $.7 million in multi-family mortgages. The declining trend in non-performing assets over the past five years is a result of the effectiveness of the Company's loan administration and workout procedures as well as a strong local economy.

The components of non-performing assets and restructured, accruing loans are detailed below at December 31,

(DOLLARS IN THOUSANDS)                                      1999         1998         1997         1996         1995
                                                         ------------------------------------------------------------
Loans Ninety Days Past Due and Still Accruing ......     $ 5,842      $ 7,684      $ 6,414      $ 6,988      $ 6,130
Non-Accrual Loans ..................................       8,998        7,592       31,231       43,297       66,783
                                                         ------------------------------------------------------------
     Non-Performing Loans ..........................      14,840       15,276       37,645       50,285       72,913
Other Real Estate ..................................         575        3,217        5,943        5,095        9,287
                                                         ------------------------------------------------------------
     Non-Performing Assets .........................     $15,415      $18,493      $43,588      $55,380      $82,200
                                                         ============================================================
Restructured, Accruing Loans .......................     $     -      $   584      $14,567      $19,552      $50,420
                                                         ============================================================
Allowance for Loan Losses to Non-Performing Loans ..         462%         470%         198%         146%         107%
Non-Performing Assets to Total Assets ..............         .13%         .17%         .43%         .64%        1.08%

Loans are classified as restructured loans when management has granted, for economic or legal reasons related to the borrower's financial condition, concessions to the customer that it would not otherwise consider. Generally, this occurs when the cash flow of the borrower is insufficient to service the loan under its original terms. Loans restructured are reported as such in the year of restructuring. In subsequent reporting periods, if the loan yields a market rate of interest, is performing in accordance with the restructure terms and management expects such performance to continue, the loan is then removed from its restructured status. The substantial decline in restructured accruing loans over the past five years is a result of principal repayments, maturities, and the satisfaction of the performance requirements on certain of these loans.

ALLOWANCE FOR LOAN LOSSES

The determination of the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses included in the consolidated financial statements is the responsibility of management. The evaluation process is undertaken on a quarterly basis but may increase in frequency should conditions arise that would require management's prompt attention. Conditions giving rise to such action are business combinations, opportunities to dispose of non-performing and marginally performing loans by bulk sale or any development which may indicate an adverse trend. In the five year period ended December 31, 1999, the Company completed several mergers and acquisitions of commercial banks and thrift companies. Generally, in these transactions, the merged entity's loan underwriting standards were less restrictive than those of the Company which had the result of increasing the level of loan portfolio risk.

           The methodology employed for assessing the appropriateness of the allowance consists of the following criteria:

           - The establishment of reserve amounts for all specifically identified criticized loans, including those arising from business combinations, that have been designated as requiring attention by management's internal loan review program, bank regulatory examinations or the Company's external auditors.

           - An average one-year loss factor is applied to smaller balance homogenous types of loans not subject to specific review. These loans include residential 1-4 family properties and consumer loans.

           - An allocation to the remaining loans giving effect to historical loss experience over several years and linked to cyclical trends.

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

           The final allocation of the allowance is made by applying several years of loss experience to categories of loans. It gives recognition to the loss experience of acquired businesses, business cycle changes and the real estate components of loans. Since many of the loans depend upon the sufficiency of collateral, any adverse trend in the real estate markets could seriously affect underlying values available to protect the Company from loss. This condition existed in the early part of the 1990's when the Company experienced sizable real estate loan losses.

           Other evidence used to support the amount of the allowance and its components are as follows:

           - Regulatory examinations

           - The amount and trend of criticized loans

           - Actual losses

           - Peer comparisons with other financial institutions

           - Economic data associated with the real estate market in the Company's market area

           - Opportunities to dispose of marginally performing loans for cash consideration

The following table presents the allocation of the allowance for loan losses and the related percentage of loans in each category to total loans.

                                              % OF                % OF                % OF                % OF                % OF
                                             LOANS               LOANS               LOANS               LOANS               LOANS
                                                TO                  TO                  TO                  TO                  TO
                                    1999     TOTAL      1998     TOTAL      1997     TOTAL      1996     TOTAL      1995     TOTAL
(DOLLARS IN THOUSANDS)            AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS    AMOUNT     LOANS
                                 -------------------------------------------------------------------------------------------------
Mortgage Loans-Residential ...   $14,964       32%   $14,278       33%   $ 9,776       37%   $11,195       44%   $ 8,053       48%
Mortgage Loans-Multi-family ..     4,367       26%     5,985       29%     6,904       26%     5,543       22%     6,461       19%
Mortgage Loans-Commercial ....    20,100       19%    22,423       19%    23,928       21%    24,684       20%    22,506       20%
Consumer Loans and Leases ....    14,100       11%     9,634        9%     6,886        8%     5,028        7%     3,479        6%
Commercial & Industrial ......     8,990       11%    11,408        9%    11,513        7%    14,790        6%    19,215        5%
Construction and Land Loans ..     2,150        1%     2,589        1%     1,829        1%     1,955        1%     3,418        2%
Unallocated ..................     3,924        -      5,442        -     13,557        -     10,085        -     14,767        -
                                 -------------------------------------------------------------------------------------------------
     Total ...................   $68,595      100%   $71,759      100%   $74,393      100%   $73,280      100%   $77,899      100%
                                 =================================================================================================

Based upon the process employed and giving recognition to all attendant factors associated with the loan portfolio, management considers the allowance for loan losses at December 31, 1999 to be adequate.

Transactions in the Allowance for Loan Losses are summarized as follows for the years ended December 31,

(DOLLARS IN THOUSANDS)                                                1999          1998           1997          1996           1995
                                                                --------------------------------------------------------------------
LOANS (NET OF UNEARNED INCOME & FEES):
  Average Balance ............................................  $6,115,127    $5,729,743     $5,357,470    $4,531,541    $3,919,342
  End of Year ................................................   6,617,130     5,714,293      5,739,131     5,044,073     4,086,497
                                                                ====================================================================

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES:
  Balance at Beginning of Year ...............................  $   71,759    $   74,393     $   73,280    $   77,899    $   86,952
  Loans Charged-Off:
  Mortgage Loans-Commercial ..................................  $    1,104    $    5,225     $    3,932    $    7,022    $    7,668
  Consumer Loans and Leases ..................................       9,736         6,439          3,014         1,126           778
  Commercial & Industrial ....................................       2,382         2,567          1,888         2,623         3,215
  Mortgage Loans-Residential .................................       1,012         6,482          2,908         6,014         5,402
  Mortgage Loans-Multi-family ................................         100           287            191           548         4,456
  Construction and Land Loans ................................           -           896            121         1,237         5,631
                                                                --------------------------------------------------------------------
     Total Charge-Offs .......................................  $   14,334    $   21,896     $   12,054    $   18,570    $   27,150
RECOVERIES OF LOANS CHARGED-OFF:
  Mortgage Loans-Commercial ..................................  $      690    $      153     $      634    $      513    $    1,660
  Consumer Loans and Leases ..................................       3,194         2,312            640           507           525
  Commercial & Industrial ....................................       1,151         1,149          1,114           544         1,377
  Mortgage Loans-Residential .................................         105            51             71            97           237
  Mortgage Loans-Multi-family ................................          30            95             19           724           100
  Construction and Land Loans ................................           -            57             95           284            94
                                                                --------------------------------------------------------------------
     Total Recoveries ........................................  $    5,170    $    3,817     $    2,573    $    2,669    $    3,993

NET LOANS CHARGED-OFF: .......................................  $    9,164    $   18,079     $    9,481    $   15,901    $   23,157
  Provision for Loan Losses ..................................       6,000        15,500          8,100         8,000        13,525
  Merger and Acquisition Activity:
  Net Merger Activity for the Quarter Ended December 31,(1) ..           -           (55)             -           190            87
  Additional Allowance Acquired in Purchase Acquisitions .....           -             -          2,494         3,092           492
                                                                --------------------------------------------------------------------
  Balance at End of Year .....................................  $   68,595    $   71,759     $   74,393    $   73,280    $   77,899
                                                                ====================================================================
  Ratio of Net Charge-Offs to Average Loans ..................         .15%          .32%           .18%          .35%          .59%
                                                                ====================================================================
  Ratio of Allowance for Loan Losses to
     Non-performing Loans ....................................         462%          470%           198%          146%          107%
                                                                ====================================================================

(1) Represents the activity of the NYB, North Side, and Hamilton mergers for the quarters ended December 31, 1997, 1995 and 1994, respectively.

During 1999, the provision for loan losses decreased by $9.5 million to $6.0 million as compared to $15.5 million in 1998. Reflected in 1998 was a special provision of $11.5 million. This additional provision was due to the sale of $32 million in non-performing and marginally performing loans, at amounts below the loans carrying values, acquired in the NYB merger. Due to the aforementioned sale, the Company recognized a corresponding charge to the allowance for loan losses. This decision was predicated on the fact that management could sell these loans into a liquid market, reinvest the cash into other interest earning assets, and mitigate potential carrying costs associated with their future workout and resolution. Historically, NYB did not actively sell non-performing and marginally performing loans as part of its workout and recovery process. Subsequent to these sales, the Company restored its post-merger reserve coverage ratios to approximate pre-merger levels.

NON-INTEREST INCOME

During 1999, non-interest income, exclusive of net securities gains, increased $4.6 million, or 8.3%, to $59.4 million. This increase in non-interest income resulted from a $3.3 million, or 12.5% increase in fees and service charges on deposit accounts to $29.2 million and a $3.0 million, or 22.3% increase in investment management, commissions and trust fees to $16.2 million. The increase in fees and service charges on deposits was attributable to increased levels of demand deposits, revisions to deposit fee structures, and management's deposit integration strategy implemented on liabilities assumed in the NYB merger. Contributing to the growth in investment management, commissions and trust fees are the operating results of Amivest, which was acquired in a purchase transaction in June 1998. Other contributing factors are the approximately 220 thousand new customers and market areas provided in the NYB merger to which the Company's financial service products have been provided. These improvements were partially offset by a $1.2 million, or 10.3% decrease in other operating income to $10.4 million.

           During 1999, net securities gains increased to $13.6 million, when compared with net securities gains of $9.4 million in 1998. Gross realized gains in 1999 and 1998 resulted principally from the sale of equity positions and capital securities of certain publicly traded companies. Management has been successful in making such investments in publicly traded companies that have materialized as a source of such gains. Upon consummation of the merger with NYB, approximately $415 million of securities transferred from held-to-maturity to available-for-sale resulted in $2.5 million of security losses in the first quarter of 1998. (See "Asset/Liability Management" section of "Management's Discussion and Analysis").

NON-INTEREST EXPENSE

During 1999, non-interest expense increased $7.2 million, or 4.2%, to $177.3 million. Non-interest expense during 1998 totaled $170.1 million, excluding the merger related restructure charge and other special items totaling $52.5 million and $7.8 million, respectively, incurred in connection with the NYB merger. The increase in non-interest expense is attributable to a $6.8 million increase in compensation and employee benefits and a $1.7 million increase in occupancy and equipment, excluding the aforementioned special charges. The increase in compensation and employee benefit costs was due primarily to the Company's entrance into new markets, expanded use of incentive compensation plans to achieve its objective of growing demand deposits and generating non-interest income, annual merit increases, and increased costs associated with employee benefits. Occupancy and equipment expense increased due in part to costs associated with the entrance into new markets and the opening of de novo branches in the New York City market.

           In 1998, the Company recorded a $6 million intangible asset write-down associated with a purchase transaction of a predecessor acquired business. This asset was reviewed for possible impairment due to the Company's acquisition of NYB and the consolidation of certain overlapping branch locations. The remaining assets and liabilities associated with the acquired business were branch facilities and customer deposit liabilities. The impact of the branch facilities was reviewed and determined to have a de minimis effect on the overall analysis. As of March 1998, the unamortized balance of the intangible asset was $11.2 million and the remaining customer deposit balances were $73.2 million. The Company utilized quoted market prices for branch purchase and sale transactions at the time of the analysis to evaluate the intangible asset's remaining value and, consequently, a $6 million charge was taken for the amount in excess of the current fair market value.

           The Company's core efficiency ratio, which represents the ratio of non-interest expense, net of other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income, net of securities gains and losses and other non-recurring income, was 34.3% in 1999, as compared with 35.0% for the comparable prior year. The core efficiency ratio demonstrates management's ability to maintain a disciplined approach to monitoring its operating structure and controlling related costs.

INCOME TAXES

For 1999, the effective tax rate was 35.0% compared to 30.9% for the year ended 1998. During 1998, the effective tax rate was positively effected by a non-taxable distribution from a corporate reorganization. This reduction was partially offset by the recognition of certain non-deductible merger related restructuring costs associated with the NYB merger, the recapture of Home's state and city tax bad debt reserves, and the intangible asset write-down due to the realignment in the Company's business arising from the merger. The effective tax rate during 1998 exclusive of the merger related restructure charge, special items, and tax benefit was approximately 35%. (See "Notes to Consolidated Financial Statements - Note 10 Income Taxes").

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

The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier I capital to total risk weighted assets of 4% and a Tier I capital to average assets of 4% ("Leverage Ratio"). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1999, the most recent notification from the various banking regulators categorized the Company and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier I capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and not be subject to any written order, agreement or directive. There are no conditions or events since such notification that management believes have changed this classification.

           The Company enhanced its regulatory capital ratios with two issuances of approximately $100 million in capital securities. At December 31, 1999, the carrying value of these capital securities qualified as Tier I capital (See "Notes to Consolidated Financial Statements - Note 9 - Capital Securities").

The following table sets forth the Company's regulatory capital at December 31, 1999, under the rules applicable at such date. Management believes that the Company meets all capital adequacy requirements to which it is subject.

(DOLLARS IN THOUSANDS)                 AMOUNT         RATIO
                                   ------------------------
Tier 1 Capital ...............     $  811,977        11.48%
Regulatory Requirement .......        282,868         4.00%
                                   ------------------------
Excess .......................     $  529,109         7.48%
                                   ========================
Total Risk Adjusted Capital ..     $  880,572        12.45%
Regulatory Requirement .......        565,735         8.00%
                                   ------------------------
Excess .......................     $  314,837         4.45%
                                   ========================
Risk Weighted Assets .........     $7,071,689
                                   ==========

The Company's Leverage Capital Ratio at December 31, 1999 was 6.84%. On a proforma basis, inclusive of JSB and Reliance, the Company's Tier 1, Total Risk Adjusted, and Leverage Capital Ratios were 12.60%, 13.83%, and 7.58%, respectively, at December 31, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

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

           In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS 133", delaying its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. Management is currently evaluating the effect SFAS 133 will have on its financial statements.

           At December 31, 1999, the Company was party to three interest rate swap contracts with an aggregate notional value of $375 million.

COMPARISON BETWEEN 1998 AND 1997

OVERVIEW

On March 27, 1998, NYB was merged with and into the Company in a transaction accounted for in accordance with the pooling-of-interests method of accounting. At the date of merger, NYB had $3.4 billion in total assets, $2.0 billion in net loans, $1.7 billion in deposit liabilities, $140.3 million in capital and operated through 35 branches throughout Kings, Queens, Richmond, Nassau and Suffolk counties of New York. The transaction provided a much sought after presence in the Brooklyn market area with nine branch locations. Pursuant to the merger agreement, the Company issued 39.9 million shares, or 1.19 shares of common stock, for each outstanding share of NYB. A pre-tax charge for merger and related restructuring costs of $52.5 million was recorded (See "Notes to Consolidated Financial Statements - Note 2 - Business Combinations").

           In June 1998, the Company completed its first non-bank acquisition with the purchase of Amivest, a privately held investment management and broker/dealer firm located in New York City. At the date of acquisition, Amivest had approximately $700 million in assets under management. The purchase price and operating results of this acquisition were not significant to the consolidated financial statements of the Company. The Amivest acquisition increased assets under management to approximately $1.4 billion at December 31, 1998.

EARNINGS SUMMARY

For the year ended December 31, 1998, the Company's net income was $206.6 million, or diluted earnings per share of $1.46, when adjusted for the merger related restructure charge and special items, totaling $38.6 million after taxes, incurred in connection with the March 1998 merger with NYB. (See "Notes to Consolidated Financial Statements - Note 2 - Business Combinations"). In 1997, the Company earned $170.5 million, or diluted earnings per share of $1.22. Return on average total assets and average stockholders' equity, exclusive of these items, was 2.04% and 25.22%, respectively. Net income, return on average assets and return on average equity, including these charges, was $168 million or diluted earnings per share of $1.18, 1.66% and 20.50%, respectively.

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

           Interest income increased $28.7 million or 4.0% to $753.1 million in 1998. This increase resulted from a $447.6 million or 4.9% increase in average interest earning assets to $9.6 billion in 1998, partially offset by a 10 basis point decline in the yield on average interest earning assets to 7.89% in 1998. Average loan growth of $372.3 million, or 6.9%, was the primary factor contributing to the increase in average interest earning assets as well as interest income. Average loans comprised 60% of average interest earning assets and represent 88.4% of average total deposits. The yield on average loans remained constant at 8.64%.

           During 1998, average securities increased $52.5 million to $3.8 billion. The yields on average securities declined to 6.80% in 1998 when compared to 7.08% in 1997, adversely impacting interest income. This 28 basis point decline was due principally to significant prepayment activity totaling $1.7 billion, or approximately 43% of securities at December 31, 1997, and the corresponding reinvestment into lower yielding securities, which reflected market interest rates at the time.

           Interest expense increased $1.7 million to $328.5 million in 1998, reflecting an average cost of funds of 4.20%, as compared with $326.8 million or a 4.21% average cost of funds in 1997. Average total savings and time deposits, which continued to represent a stable funding source, were $5.4 billion, reflecting an average cost of funds of 3.48% in 1998, as compared to $5.3 billion, with an average cost of funds of 3.53% during 1997. During 1998, average interest bearing deposit growth of $72.0 million was concentrated in the savings category, while the average cost of funds for these deposits decreased 7 basis points to 2.16%. Both interest bearing customer deposit liability levels and the corresponding cost of funds trends were principally a result of management implementing its pricing and integration strategy on customer deposit liabilities assumed in the NYB merger.

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

           During 1998, the use of interest rate swaps decreased interest expense by approximately $.8 million, which was immaterial to the overall cost of funds and net interest margin. The average cost of funds in 1997 was positively impacted by NYB's use of interest rate swaps and other off-balance sheet instruments, decreasing interest expense by $6.3 million. The cost of funds, excluding these instruments, would have increased 9 basis points to 4.30% while the net interest margin would have decreased by 7 basis points to 4.35% during 1997. (See "Notes to Consolidated Financial Statements - Note 15 - Derivative Financial Instruments").

PROVISION FOR LOAN LOSSES

During 1998, the provision for loan losses increased to $15.5 million as compared to $ 8.1 million in 1997. Reflected in 1998 was a special provision of $11.5 million. This additional provision was due to the sale of $32 million in non-performing and marginally performing loans, at amounts below the loans carrying values, acquired in the NYB merger. Due to the aforementioned sale, the Company recognized a corresponding charge to the allowance for loan losses. This decision was predicated on the fact that management could sell these loans into a liquid market, reinvest the cash into other interest earning assets, and mitigate potential carrying costs associated with their future workout and resolution. Historically, NYB did not actively sell non-performing and marginally performing loans as part of its workout and recovery process. Subsequent to these sales, the Company restored its post-merger reserve coverage ratios to approximate pre-merger levels.

NON-INTEREST INCOME

Non-interest income, exclusive of net securities gains and interest on tax settlement received in 1997, increased 18.3% to $54.9 million in 1998, compared with $46.4 million in 1997. This increase in non-interest income resulted from a $2.3 million, or 9.6% increase in fees and service charges on deposit accounts to $26.2 million, a $3.1 million, or 31.1% increase in investment management, commissions and trust fees to $13.2 million and a $3.3 million, or 40.3% increase in other operating income to $11.4 million. These increases were attributable to management's success in making its multiple commercial banking and financial service products available to approximately 220 thousand new NYB customers and new market areas. Also, contributing to the growth in investment management, commissions and trust fees are the operating results of Amivest, which was acquired in a purchase transaction in June 1998.

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

NON-INTEREST EXPENSE

During 1998, non-interest expense, exclusive of the merger related restructure charge and other special items totaling $52.5 million and $7.8 million, respectively, aggregated $170.1 million, a decrease of $3.6 million or 2.1% compared to $173.7 million in 1997. The reduction in non-interest expense is attributable to a $3.0 million decrease in compensation and employee benefits, a $2.0 million decrease in occupancy and equipment, net, and a $7.4 million decrease in other operating expenses. The reduction was partially offset by an increase of $7.6 million in capital securities costs due to the issuance of an additional $100 million in capital securities in December 1997. Additionally, amortization of intangible assets increased $1.2 million due to the purchase acquisitions of Superior and Amivest in December 1997 and June 1998, respectively.

           The core efficiency ratio, which represents the ratio of non-interest expense, net of other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income net of securities gains/(losses) and other non-recurring items, improved to 35.03% in 1998, as compared with 38.22% for 1997. The improvement in the core efficiency ratio once again demonstrated management's ability to employ its disciplined merger and acquisition strategy by successfully reducing operating costs and enhancing its revenue base post-merger.

           In connection with the NYB merger, the Company recorded a pre-tax charge for merger related restructuring costs of $52.5 million. This charge included $11.6 million in direct merger expenses, primarily investment banking, legal fees, other professional fees, and expenses associated with shareholder and customer notifications. Severance and other employee related costs totaled $16.4 million consisting of employee severance, compensation arrangements, transitional staffing and related employee benefits expenses. Facility and systems costs totaled $16.8 million consisting primarily of lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations and duplicate headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and items processing contracts and the conversion of NYB's computer systems. Other merger related costs totaled $7.6 million and arose primarily from the application of the Company's accounting practices to the accounts of the merged business and to a lesser extent other expenses associated with the integration of operations. Additionally, the Company recorded a $5.0 million tax charge, net of federal benefit, relating to the recapture of Home's tax bad debt reserve for state and city tax purposes. (See "Notes to Consolidated Financial Statements - Note 2 - Business Combinations").

INCOME TAXES

For 1998, the effective tax rate was 30.9% compared to 38.0% for the year ended 1997. The decrease in the effective tax rate was primarily due to a non-taxable distribution from a corporate reorganization. This reduction was partially offset by the recognition of certain non-deductible merger related restructuring costs associated with the NYB merger, the recapture of Home's state and city tax bad debt reserves, and the intangible asset write-down due to the realignment in the Company's business arising from the merger. The effective tax rate exclusive of the merger related restructure charge, special items, and tax benefit was approximately 35%. (See "Notes to Consolidated Financial Statements - Note 10 - Income Taxes").

SELECTED STATISTICAL DATA

QUARTERLY FINANCIAL INFORMATION

(UNAUDITED)                                                                  1999
                                                  ---------------------------------------------------
                                                        1ST           2ND           3RD           4TH
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                QTR           QTR           QTR           QTR
                                                  ---------------------------------------------------
Interest Income .............................     $ 193,856     $ 202,367     $ 208,221     $ 213,301
Interest Expense ............................        83,765        88,969        94,857       100,848
                                                  ---------------------------------------------------
     Net Interest Income ....................       110,091       113,398       113,364       112,453
Provision for Loan Losses ...................         1,250         1,250         1,250         2,250
                                                  ---------------------------------------------------
     Net Interest Income after Provision for
           Loan Losses ......................       108,841       112,148       112,114       110,203
Non-Interest Income .........................        17,013        21,683        15,518        18,803
Non-Interest Expense ........................        43,434        44,055        44,354        45,451
Merger Related Restructure Charge ...........             -             -             -             -
                                                  ---------------------------------------------------
     Income /(Loss) Before Income Taxes .....        82,420        89,776        83,278        83,555
Provision/(Benefit) for Income Taxes ........        28,852        31,416        29,148        29,244
                                                  ---------------------------------------------------
     Net Income .............................     $  53,568     $  58,360     $  54,130     $  54,311
                                                  ===================================================
PER SHARE:
     Earnings Per Share-Basic ...............     $     .38     $     .42     $     .40     $     .42
     Earnings Per Share-Diluted .............     $     .38     $     .42     $     .40     $     .42
     Common Stock Price Range:
           High..............................     $   23.88     $   23.63     $   21.81     $   21.63
           Low...............................     $   21.00     $   20.13     $   17.69     $   17.13


(UNAUDITED)                                                                 1998
                                                  ----------------------------------------------------
                                                        1ST            2ND           3RD           4TH
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                QTR            QTR           QTR           QTR
                                                  ----------------------------------------------------
Interest Income .............................     $ 190,506      $ 182,368     $ 188,110     $ 192,116
Interest Expense ............................        86,299         77,854        81,735        82,568
                                                  ----------------------------------------------------
     Net Interest Income ....................       104,207        104,514       106,375       109,548
Provision for Loan Losses ...................        12,500          1,000         1,000         1,000
                                                  ----------------------------------------------------
     Net Interest Income after Provision for
           Loan Losses ......................        91,707        103,514       105,375       108,548
Non-Interest Income .........................        11,251         14,863        17,792        20,412
Non-Interest Expense ........................        54,380         40,196        42,141        41,212
Merger Related Restructure Charge ...........        52,452              -             -             -
                                                  ----------------------------------------------------
     Income /(Loss) Before Income Taxes .....        (3,874)        78,181        81,026        87,748
Provision/(Benefit) for Income Taxes ........       (11,249)        27,285        28,359        30,711
                                                  ----------------------------------------------------
     Net Income .............................     $   7,375      $  50,896     $  52,667     $  57,037
                                                  ====================================================
PER SHARE:
     Earnings Per Share-Basic................     $     .05      $     .36     $     .37     $     .40
     Earnings Per Share-Diluted..............     $     .05      $     .36     $     .37     $     .40
     Common Stock Price Range:
           High .............................     $   26.33      $   27.33     $   27.19     $   23.94
           Low ..............................     $   20.00      $   23.79     $   19.00     $   16.31

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31,                               1999         1998         1997
                                                           ----------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INTEREST INCOME:
Loans ................................................     $501,627     $494,125     $461,984
Mortgage-Backed Securities ...........................      267,298      211,808      219,179
Other Securities .....................................       30,638       24,090       13,651
U.S. Treasury & Government Agency Securities .........       10,063       16,766       23,015
State & Municipal Obligations ........................        3,447        3,849        5,365
Money Market Investments .............................        4,673        2,462        1,230
                                                           ----------------------------------
     Total Interest Income ...........................      817,746      753,100      724,424
                                                           ----------------------------------

INTEREST EXPENSE:
Savings, NOW & Money Market Deposits .................       52,704       64,557       64,993
Other Time Deposits ..................................       78,502       91,754       98,821
Certificates of Deposit, $100,000 & Over .............       29,488       31,458       23,926
Federal Funds Purchased & Securities Sold Under
   Agreements to Repurchase ..........................      160,963      129,183      112,881
Other Borrowings .....................................       46,783       11,504       26,182
                                                           ----------------------------------
     Total Interest Expense ..........................      368,440      328,456      326,803
                                                           ----------------------------------
     Net Interest Income .............................      449,306      424,644      397,621
Provision for Loan Losses ............................        6,000       15,500        8,100
                                                           ----------------------------------
Net Interest Income after Provision for Loan Losses ..      443,306      409,144      389,521
                                                           ----------------------------------

NON-INTEREST INCOME:
Fees & Service Charges on Deposit Accounts ...........       29,235       25,981       23,921
Investment Management, Commissions & Trust Fees ......       16,175       13,225       10,085
Mortgage Banking Operations ..........................        3,603        4,054        4,269
Other Operating Income ...............................       10,426       11,625        8,125
Interest on Tax Settlement ...........................            -            -        4,515
Net Securities Gains .................................       13,578        9,433        8,407
                                                           ----------------------------------
     Total Non-Interest Income .......................       73,017       64,318       59,322
                                                           ----------------------------------

NON-INTEREST EXPENSE:
Compensation & Employee Benefits .....................       87,031       81,071       83,197
Occupancy & Equipment, net ...........................       28,505       27,095       28,865
Capital Securities Costs .............................       16,843       16,843        9,235
Amortization & Write-down of Intangible Assets .......        8,408       14,479        7,292
Other Operating Expenses .............................       36,507       38,441       45,120
Merger Related Restructure Charge ....................            -       52,452            -
                                                           ----------------------------------
     Total Non-Interest Expenses .....................      177,294      230,381      173,709
                                                           ----------------------------------
Income Before Income Taxes ...........................      339,029      243,081      275,134
Provision for Income Taxes ...........................      118,660       75,106      104,613
                                                           ----------------------------------
     Net Income ......................................     $220,369     $167,975     $170,521
                                                           ==================================
EARNINGS PER SHARE-BASIC .............................     $   1.63     $   1.19     $   1.24
EARNINGS PER SHARE-DILUTED ...........................     $   1.62     $   1.18     $   1.22

See accompanying notes to consolidated financial statements.

AT DECEMBER 31,                                                   1999              1998
                                                          ------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
ASSETS:
Cash & Due from Banks ...............................     $    299,946      $    151,576
Money Market Investments ............................           63,767            28,929
Securities:
  Available-for-Sale ................................        3,592,917         2,980,223
  Held-to-Maturity (Fair value $1,179,180
    in 1999; $1,574,196 in 1998) ....................        1,229,703         1,571,545
                                                          ------------------------------
      Total Securities ..............................        4,822,620         4,551,768
                                                          ------------------------------
Loans ...............................................        6,630,506         5,731,424
  Less: Unearned Income .............................           13,376            17,131
          Allowance for Loan Losses .................           68,595            71,759
                                                          ------------------------------
          Net Loans .................................        6,548,535         5,642,534
                                                          ------------------------------
Intangible Assets ...................................           79,151            84,676
Premises & Equipment ................................           74,740            72,023
Accrued Income Receivable ...........................           70,578            66,951
Other Assets ........................................          148,779            81,099
                                                          ------------------------------
      Total Assets ..................................     $ 12,108,116      $ 10,679,556
                                                          ==============================

Liabilities and Stockholders' Equity:
Demand Deposits .....................................     $  1,507,162      $  1,263,105
Savings Deposits ....................................        2,034,085         2,052,650
NOW & Money Market Deposits .........................          931,040           897,372
Other Time Deposits .................................        1,605,627         1,672,478
Certificates of Deposit, $100,000 & Over ............          466,836           542,017
                                                          ------------------------------
      Total Deposits ................................        6,544,750         6,427,622
                                                          ------------------------------
Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase ..........................        2,665,200         2,955,096
Other Borrowings ....................................        1,844,000            35,000
Accrued Expenses & Other Liabilities ................          236,142           231,299
                                                          ------------------------------
      Total Liabilities .............................     $ 11,290,092      $  9,649,017
                                                          ------------------------------

Capital Securities ..................................     $    199,314      $    199,289
STOCKHOLDERS' EQUITY:

Preferred Stock, par value $1.00; authorized
  10,000,000 shares, unissued .......................     $          -      $          -
Common Stock, par value $2.50; authorized
  200,000,000 shares; issued shares
 145,126,522 in 1999; 144,924,714 in 1998 ...........          362,816           362,312
Additional Paid in Capital ..........................           33,381            32,044
Retained Earnings ...................................          677,853           541,967
Accumulated Other Comprehensive Income-Unrealized
  (Losses)/Gains on Securities Available-for-Sale,
  net of taxes ......................................          (75,805)            9,337
Deferred Compensation ...............................          (28,007)          (24,365)
Treasury Stock at cost; 16,684,747 shares
  in 1999; 3,852,732 shares in 1998 .................         (351,528)          (90,045)
                                                          ------------------------------
      Total Stockholders' Equity ....................          618,710           831,250
                                                          ------------------------------
      Total Liabilities and Stockholders' Equity ....     $ 12,108,116      $ 10,679,556
                                                          ==============================

See accompanying notes to consolidated financial statements.

FOR THE YEARS ENDED DECEMBER 31,                                              1999             1998             1997
                                                                       ---------------------------------------------
(IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income .......................................................     $   220,369      $   167,975      $   170,521

ADJUSTMENTS TO RECONCILE NET INCOME TO
           NET CASH PROVIDED BY OPERATING ACTIVITIES:
Provision for Loan Losses ........................................           6,000           15,500            8,100
Depreciation and Amortization ....................................          12,245           10,846           10,485
Amortization and Write-down of Intangible Assets .................           8,408           14,479            7,292
Amortization of Securities Premiums ..............................           9,922           12,809            9,052
Accretion of Discounts and Net Deferred Loan Fees ................          (9,126)         (10,490)          (6,440)
Proceeds from Sales of Securities Held-for-Trading ...............               -                -           10,125
Purchases of Securities Held-for-Trading .........................               -                -           (9,670)
Net Securities Gains .............................................         (13,578)          (9,433)          (8,407)
Other, Net .......................................................         (72,375)          47,829           17,376
                                                                       ---------------------------------------------
           Net Cash Provided by Operating Activities .............         161,865          249,515          208,434
                                                                       ---------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Securities Held-to-Maturity .........................         (27,533)      (1,181,100)        (107,722)
Maturities, Redemptions, Calls and Principal Repayments on
           Securities Held-to-Maturity ...........................         367,040          424,656          253,904
Purchases of Securities Available-for-Sale .......................      (1,833,555)      (2,166,825)      (1,497,862)
Proceeds from Sales of Securities Available-for-Sale .............         116,923        1,021,477          271,297
Maturities and Principal Repayments on
Securities Available-for-Sale ....................................       1,044,056        1,279,525          413,086
Loans Originated, Net of Principal Repayments ....................        (994,882)        (138,940)        (653,769)
Proceeds from the Sale of Loans ..................................          89,054          195,534           88,415
Purchases of Loans ...............................................               -          (21,344)         (22,342)
Transfers to Other Real Estate, Net of Sales .....................           2,635            2,314           (1,402)
Purchases of Premises and Equipment, Net .........................         (11,853)          (3,444)          (6,511)
Purchase Acquisitions, Net of Cash Acquired ......................               -              805           56,147
                                                                       ---------------------------------------------
           Net Cash Used in Investing Activities .................      (1,248,115)        (587,342)      (1,206,759)
                                                                       ---------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase/(Decrease) in Customer Deposit Liabilities ..........         117,128           44,352          (21,177)
Net Increase in Borrowings .......................................       1,554,104          379,854          887,061
Net Decrease in Long-Term Debt ...................................         (35,000)               -                -
Proceeds from the Issuance of Capital Securities .................               -                -           99,614
Purchase of Treasury Stock .......................................        (271,318)         (56,462)         (27,733)
Common Stock Sold for Cash .......................................           4,777           26,949            6,814
Cash Dividends Paid ..............................................        (100,233)         (67,032)         (46,607)
                                                                       ---------------------------------------------
           Net Cash Provided by Financing Activities .............       1,269,458          327,661          897,972
                                                                       ---------------------------------------------
           Net Increase/(Decrease) in Cash and Cash Equivalents ..         183,208          (10,166)        (100,353)
NYB Activity for the Three Months Ended December 31, 1997 ........               -             (384)               -
Cash and Cash Equivalents at Beginning of Year ...................         180,505          191,055          291,408
                                                                       ---------------------------------------------
Cash and Cash Equivalents at End of Year .........................     $   363,713      $   180,505      $   191,055

FOR THE YEARS ENDED DECEMBER 31,                                                1999           1998           1997
                                                                             -------------------------------------
(IN THOUSANDS)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash Paid During the Period for:
     Interest Expense ................................................       356,103        332,406        331,577
                                                                             =====================================
     Income Taxes ....................................................       159,591         19,507         55,209
                                                                             =====================================
Securities Transferred from Held-to-Maturity to
     Available-for-Sale due to the Merger with NYB ...................             -        913,598              -
                                                                             =====================================
Purchases of Various Securities at Year End which Settled in the
     Subsequent Period ...............................................        24,737          7,912         60,866
                                                                             =====================================
Non-Cash Activity Related to Acquisitions Not Reflected Above
     for the Years ended December 31, 1998 and 1997 are as follows: ..                           (1)            (2)
Fair Value of Assets Acquired ........................................                    $   2,377      $ 177,085
Intangible Assets ....................................................                        8,434         21,515
Cash Paid ............................................................                            -         (3,009)
Common Stock Issued ..................................................                       (8,730)       (34,420)
                                                                                          ------------------------
Liabilities Assumed and Common Stock Issued ..........................                    $   2,081      $ 161,171
                                                                                          ========================

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

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                  ADDITIONAL               UNREALIZED
                                                       COMMON      PAID IN     RETAINED    SECURITIES      DEFERRED      TREASURY
THREE YEARS ENDED DECEMBER 31, 1999                     STOCK      CAPITAL     EARNINGS    GAINS/(LOSSES)  COMPENSATION   STOCK
                                                       ----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Balance, January 1, 1997 ..........................   $ 125,371    $ 202,587    $ 352,581    $  (3,195)   $  (5,193)   $ (62,717)
Net Income ........................................           -            -      170,521            -            -            -
Cash Dividends ($.38 per share) ...................           -            -      (38,226)           -            -            -
Cash Dividends-Acquired Company ...................           -            -      (11,391)           -            -            -
Issuance of Stock for the 2-for-1 Stock Split .....     126,313     (126,313)           -            -            -            -
Issuance of Stock-Superior Acquisition
    (1,924,352 shares) ............................       3,207       31,213            -            -            -            -
Issuance of Stock (165,524 shares) ................         276        2,311            -            -            -            -
Purchases of Treasury Stock (4,174,344 shares) ....           -            -            -            -            -      (27,733)
Restricted Stock Activity, net ....................         423       11,536            -            -      (14,168)       3,805
Stock Based Compensation Activity, net ............       1,200        6,519       (3,655)           -            -        5,512
Amortization of Unrealized Loss on Securities
    Transferred from Available-for-Sale to
    Held-to-Maturity ..............................           -            -         (214)        (331)           -            -
Adjustment to Unrealized (Losses) on Securities
    Available-for-Sale, net of taxes ..............           -            -            -       20,650            -            -
                                                      --------------------------------------------------------------------------
Balance, December 31, 1997 ........................   $ 256,790    $ 127,853    $ 469,616    $  17,124    $ (19,361)   $ (81,133)
Net Income ........................................           -            -      167,975            -            -            -
Cash Dividends ($.65 per share) ...................           -            -      (92,713)           -            -            -
Cash Dividends-Acquired Company ...................           -            -       (3,219)           -            -            -
Issuance of Stock for the 3-for-2 Stock Split .....     120,288     (120,288)           -            -            -            -
Issuance of Stock-Amivest Acquisition .............         905        7,825            -            -            -            -
Issuance of Stock (1,216,087 shares) ..............         331       16,126            -            -            -       12,214
NYB Common Stock Retirement
    (12,740,406 shares) ...........................     (21,234)     (35,398)           -            -            -       56,632
Purchases of Treasury Stock (2,603,825 shares) ....           -            -            -            -            -      (56,462)
Restricted Stock Activity, net ....................           -         (385)           -            -       (5,004)        (443)
Stock Based Compensation Activity, net ............       5,232       36,311      (11,523)           -            -      (20,853)
NYB Net Income for the Three Months
    Ended December 31, 1997 .......................           -            -       11,992            -            -            -
Amortization of Unrealized Loss on Securities
    Transferred from Available-for-Sale to
    Held-to-Maturity ..............................           -            -         (161)        (170)           -            -
Adjustment to Unrealized Gains on Securities
    Available-for-Sale, net of taxes ..............           -            -            -       (7,617)           -            -
                                                      --------------------------------------------------------------------------
Balance, December 31, 1998 ........................   $ 362,312    $  32,044    $ 541,967    $   9,337    $ (24,365)   $ (90,045)
Net Income ........................................           -            -      220,369            -            -            -
Cash Dividends ($.63 per share) ...................           -            -      (84,312)           -            -            -
Issuance of Stock (180,508 shares) ................         260        1,974            -            -            -        1,659
Purchases of Treasury Stock (13,296,123 shares) ...           -            -            -            -            -     (271,318)
Restricted Stock Activity, net ....................           -       (1,052)           -            -       (3,642)        (480)
Stock Based Compensation Activity, net ............         244          415            -            -            -        8,656
Amortization of Unrealized Loss on Securities
    Transferred from Available-for-Sale to
    Held-to-Maturity ..............................           -            -         (171)         171            -            -
Adjustment to Unrealized Gains on Securities
    Available-for-Sale, net of taxes ..............           -            -            -      (85,313)           -            -
                                                      --------------------------------------------------------------------------
Balance, December 31, 1999 ........................   $ 362,816    $  33,381    $ 677,853    $ (75,805)   $ (28,007)   $(351,528)
                                                      ==========================================================================


THREE YEARS ENDED DECEMBER 31, 1999                    TOTAL
                                                      ---------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Balance, January 1, 1997 ..........................   $ 609,434
Net Income ........................................     170,521
Cash Dividends ($.38 per share) ...................     (38,226)
Cash Dividends-Acquired Company ...................     (11,391)
Issuance of Stock for the 2-for-1 Stock Split .....           -
Issuance of Stock-Superior Acquisition
    (1,924,352 shares) ............................      34,420
Issuance of Stock (165,524 shares) ................       2,587
Purchases of Treasury Stock (4,174,344 shares) ....     (27,733)
Restricted Stock Activity, net ....................       1,596
Stock Based Compensation Activity, net ............       9,576
Amortization of Unrealized Loss on Securities
    Transferred from Available-for-Sale to
    Held-to-Maturity ..............................        (545)
Adjustment to Unrealized (Losses) on Securities
    Available-for-Sale, net of taxes ..............      20,650
                                                      ---------
Balance, December 31, 1997 ........................   $ 770,889
Net Income ........................................     167,975
Cash Dividends ($.65 per share) ...................     (92,713)
Cash Dividends-Acquired Company ...................      (3,219)
Issuance of Stock for the 3-for-2 Stock Split .....           -
Issuance of Stock-Amivest Acquisition .............       8,730
Issuance of Stock (1,216,087 shares) ..............      28,671
NYB Common Stock Retirement
    (12,740,406 shares) ...........................           -
Purchases of Treasury Stock (2,603,825 shares) ....     (56,462)
Restricted Stock Activity, net ....................      (5,832)
Stock Based Compensation Activity, net ............       9,167
NYB Net Income for the Three Months
    Ended December 31, 1997 .......................      11,992
Amortization of Unrealized Loss on Securities
    Transferred from Available-for-Sale to
    Held-to-Maturity ..............................        (331)
Adjustment to Unrealized Gains on Securities
    Available-for-Sale, net of taxes ..............      (7,617)
                                                      ---------
Balance, December 31, 1998 ........................   $ 831,250
Net Income ........................................     220,369
Cash Dividends ($.63 per share) ...................     (84,312)
Issuance of Stock (180,508 shares) ................       3,893
Purchases of Treasury Stock (13,296,123 shares) ...    (271,318)
Restricted Stock Activity, net ....................      (5,174)
Stock Based Compensation Activity, net ............       9,315
Amortization of Unrealized Loss on Securities
    Transferred from Available-for-Sale to
    Held-to-Maturity ..............................           -
Adjustment to Unrealized Gains on Securities
    Available-for-Sale, net of taxes ..............     (85,313)
                                                      ---------
Balance, December 31, 1999 ........................   $ 618,710
                                                      =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31,                                            1999           1998           1997
                                                                       ---------------------------------------
(IN THOUSANDS)
Net Income .......................................................     $ 220,369      $ 167,975      $ 170,521
                                                                       ---------------------------------------
OTHER COMPREHENSIVE INCOME, NET OF INCOME TAXES:
Unrealized (Losses)/Gains on Securities Available-for-Sale .......       (77,403)        (2,507)        25,034
Less: Reclassification of Realized Gains Included in Net Income ..        (7,739)        (5,280)        (4,715)
                                                                       ---------------------------------------
Other Comprehensive (Loss)/Income ................................       (85,142)        (7,787)        20,319
                                                                       ---------------------------------------
Comprehensive Income .............................................     $ 135,227      $ 160,188      $ 190,840
                                                                       =======================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) BASIS OF PRESENTATION

North Fork Bancorporation, Inc. (the "Company"), through its primary bank subsidiary, North Fork Bank ("North Fork"), and its non-bank subsidiaries, Compass Investment Services Corp ("Compass") and Amivest Corporation ("Amivest"), provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the New York metropolitan area. The Company currently conducts a telebanking operation through its subsidiary, Superior Savings of New England ("Superior") located in Connecticut.

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

(c) DERIVATIVE FINANCIAL INSTRUMENTS

Periodically, the Company enters into interest rate agreements, including interest rate swaps, caps, and floors, as part of its management of interest rate exposure. These agreements are entered into as hedges against interest rate risk and are designated against specific assets and liabilities. To qualify as a hedge, the agreements must be designated as a hedge and be effective in reducing the market risk of an existing asset, liability or firm commitment. The effectiveness of the hedge is evaluated on an initial and ongoing basis. The premium paid or received for any of these agreements is amortized over the term of the agreements. These instruments are accounted for on an accrual basis in the interest income or expense category of the related hedged asset or liability. The estimated fair values of such agreements are not reflected in the Company's consolidated balance sheets, unless designated to securities available-for-sale, in which case they are carried at estimated fair value with unrealized gains and losses, net of taxes, reflected as a component of stockholders' equity. If the asset or liability being hedged is disposed of, the market value of the interest rate contract is included in the determination of the gain or loss from disposition.

     In the event of the early termination of a derivative financial instrument contract, any resulting gain or loss is deferred, as an adjustment of the carrying value of the designated assets or liabilities, and recognized in operations over the shorter of the remaining life of the designated assets or liabilities, or the derivative financial instrument agreement.

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

     Subsequent to foreclosure, gains and losses on the periodic revaluation of real estate acquired, and gains and losses on the disposition of such properties, are credited or charged to other operating expenses in the Company's consolidated statements of income.

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

(k) STOCK-BASED COMPENSATION

The Company accounts for its stock-based compensation plans in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 defines a fair value-based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation expense for those instruments using the intrinsic value-based method of accounting prescribed by Accounting Pronouncements Bulletin Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). The Company has elected to continue to follow APB 25, however, SFAS 123 requires disclosure of pro forma net income and earnings per share information in the notes to the financial statements, as if the fair value-based method had been adopted.


     Restricted stock awards are reflected as deferred compensation at the fair market value of the shares at the date of grant, and amortized to compensation expense over the vesting periods.

(l) EARNINGS PER SHARE ("EPS")

The Company calculates Basic Earnings Per Share by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were converted into common shares that then shared in the earnings of the entity. The weighted average number of common shares outstanding used in the computation of Basic EPS was 135,025,108, 140,706,044, and 136,760,843 for the years ended 1999, 1998, and
1997, respectively. The weighted average number of common shares outstanding used in the computation of Diluted EPS was 135,864,869, 141,765,568, and 139,333,051 for the years ended 1999, 1998 and 1997, respectively. The differential in the weighted average number of common shares outstanding used in the computation of Basic and Diluted EPS represents the average common stock equivalents of employee stock options and restricted stock grants outstanding during the periods.

(m) INTANGIBLE ASSETS

Intangible assets consist of goodwill and core deposit intangibles associated with purchase acquisitions. The Company records the acquired assets and liabilities assumed at fair value. The excess of the Company's cost over the fair value of the net assets acquired is recorded as an intangible asset. The Company's cost includes the consideration paid and all direct costs associated with the acquisition. Indirect costs relating to the acquisition are expensed or capitalized when incurred based on the nature of the item.

     Goodwill is amortized on a straight-line basis over the estimated period to be benefited. Core deposit intangibles are amortized on an accelerated method over the estimated period to be benefited. Intangible assets are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of the intangible asset may not be recoverable.

(n) CONSOLIDATED STATEMENTS OF CASH FLOWS

For purposes of the consolidated cash flows, cash and cash equivalents are defined as the amounts included in the Consolidated Balance Sheet under the captions "Cash & Due from Banks" and "Money Market Investments", with a contractual maturity of less than 90 days.

     Cash flows associated with derivative financial instruments used by the Company are classified in the accompanying Consolidated Statements of Cash Flows in the same category as the cash flows from the asset or liability being hedged.

NOTE 2-BUSINESS COMBINATIONS

(a) JSB FINANCIAL, INC.

On August 16, 1999, the Company entered into an Agreement and Plan of Merger with JSB Financial, Inc. ("JSB"), the parent company of Jamaica Savings Bank ("Jamaica"), whereby it would acquire JSB in a stock-for-stock merger. In connection with the merger, the Company needed to reissue a sufficient number of shares of its treasury stock prior to the consummation of the merger, in order that the merger not fail to qualify for pooling-of-interests accounting treatment. The necessary treasury shares were reissued on February 18, 2000, in connection with the Reliance transaction, described below. On February 29, 2000 JSB was merged with and into the Company in accordance with the pooling-of-interests method of accounting. On March 10, 2000 Jamaica was merged with and into North Fork. Pursuant to the merger agreement, the Company issued 3.0 shares of common stock for each share of JSB's common stock outstanding. Accordingly, the Company issued 28,312,851 of its common shares, simultaneously retired 6,562,383 shares of JSB's common stock held in treasury and reserved 2,410,500 common shares for JSB's outstanding stock options at the merger date.

     On August 16, 1999, simultaneous with the announcement of the JSB merger, the Company's Board of Directors formally rescinded the 10% share repurchase program instituted in October 1998. At the date of recission, the Company had completed the repurchase of approximately 8.1 million shares.

     At December 31, 1999, JSB had total assets of $1.6 billion, deposits of $1.1 billion and Stockholder's Equity of $380 million. Jamaica operated from 13 retail-banking facilities in the New York City boroughs of Manhattan and Queens and in Nassau and Suffolk counties, New York.

(b) RELIANCE BANCORP, INC.

On August 30, 1999, the Company entered into an Agreement and Plan of Merger with Reliance Bancorp, Inc. ("Reliance"), the parent company of Reliance Federal Savings Bank, whereby it would acquire Reliance in a stock-for-stock merger. On August 30, 1999, simultaneous with the announcement of the merger, the Company's Board of Directors formally approved the purchase of up to 50% of the common shares to be issued in the transaction, or 8.5 million shares. As of December 31, 1999, the Company completed the purchase of
7.8 million shares under the program. The program was completed subsequent to December 31, 1999. On February 18, 2000, Reliance was merged with and into the Company in accordance with the purchase method of accounting. Pursuant to the merger agreement, the Company issued 2.0 shares of its common stock for each share of Reliance's common stock outstanding. The Company reissued from its treasury account 17,120,160 common shares in satisfaction of the Reliance exchange ratio and reserved for issuance 1,369,438 common shares for Reliance's outstanding stock options at the date of merger.

     At December 31, 1999, Reliance had total assets of $2.5 billion, deposits of $1.5 billion, and stockholders' equity of $176 million. Reliance Federal Savings Bank operated from 29 retail banking facilities throughout Suffolk and Nassau counties, New York, as well as in the New York City borough of Queens.

(c) PRO-FORMA FINANCIAL INFORMATION WITH ACQUISITIONS

The following pro forma condensed combined financial statements are based on the historical financial statements of the Company, Reliance and JSB. The pro forma balance sheet gives effect to the transactions as if they had become effective as of December 31, 1999. The pro forma statements of income give effect to the transactions as if they had become effective as of the beginning of each of the periods for which information is presented. The pro forma information depicts the Reliance transaction using the purchase method of accounting and the JSB transaction using the pooling-of-interests method of accounting.


PRO FORMA CONDENSED COMBINED BALANCE SHEET AT DECEMBER 31,
(in thousands)

ASSETS                                                                       1999
                                                                  ---------------
Cash & Due from Banks........................................     $       348,422
Money Market Investments.....................................             110,737
Securities...................................................           6,277,045
Loans, net...................................................           8,881,597
Allowance for Loan Losses....................................             (83,570)
                                                                  ---------------
Net Loans....................................................           8,798,027
                                                                  ---------------
Intangible Assets............................................             339,070
Other Assets.................................................             447,759
                                                                  ---------------
       Total Assets..........................................     $    16,321,060
                                                                  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits..............................................     $     1,622,242
Savings, NOW & Money Market Deposits.........................           4,238,473
Time Deposits................................................           3,328,281
                                                                  ---------------
Total Deposits...............................................           9,188,996
                                                                  ---------------
Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase...................................           2,921,981
Other Borrowings.............................................           2,308,097
Accrued Expenses & Other Liabilities.........................             389,680
                                                                  ---------------
Total Liabilities............................................     $    14,808,754
                                                                  ---------------
Capital Securities...........................................             244,314
Stockholders' Equity.........................................           1,267,992
                                                                  ---------------
       Total Liabilities and Stockholders' Equity............     $    16,321,060
                                                                  ===============
PRO FORMA CONDENSED COMBINED Statements of Income for
THE YEARS ENDED DECEMBER 31,
(in thousands, except per share amounts)                                    1999             1998              1997
                                                                  -------------------------------------------------
Interest Income.................................................  $    1,081,774   $      870,913    $      834,035
Interest Expense................................................         496,911          366,932           366,677
                                                                  -------------------------------------------------
       Net Interest Income......................................         584,863          503,981           467,358
Provision for Loan Losses.......................................           6,163           15,551             8,748
                                                                  -------------------------------------------------
       Net Interest Income after Provision for Loan Losses......         578,700          488,430           458,610
Non-Interest Income.............................................          69,883           60,019            53,542
Real Estate Operations, net.....................................           1,239              714            10,442
Net Securities Gains............................................          13,690            9,433            15,398
Other Non-Interest Expense......................................         215,862          174,065           184,616
Capital Securities Costs........................................          20,929           16,843             9,235
Amortization & Write-down of Intangible Assets..................          21,404           14,479             7,292
Merger Related Restructure Charge...............................               -           52,452                 -
                                                                  -------------------------------------------------
       Income before Income Taxes...............................         405,317          300,757           336,849
Provision for Income Taxes......................................         151,967           88,394           129,238
                                                                  -------------------------------------------------
       Net Income...............................................  $      253,350   $      212,363    $      207,611
                                                                  =================================================
Earnings Per Share-Basic........................................  $         1.49   $         1.25    $         1.25
Earnings Per Share-Diluted......................................  $         1.47   $         1.23    $         1.22
Weighted Average Shares Outstanding-Basic.......................         170,436          170,085           166,335
Weighted Average Shares Outstanding-Diluted.....................         172,731          171,988           169,903

At December 31, 1999, the Company's pro forma Tier 1, Total Risk Based and Leverage Capital Ratios were 12.60%, 13.83%, and 7.58%, respectively.

(d) NEW YORK BANCORP

In March 1998, New York Bancorp ("NYB"), the parent company of Home Federal Savings Bank, was merged with and into the Company in a transaction accounted for in accordance with the pooling-of-interests method of accounting. Pursuant to the merger agreement, the Company issued 39.9 million shares of its common stock to NYB shareholders and simultaneously retired 12.7 million shares of NYB's common stock held in treasury as of the merger date. NYB had $3.4 billion in total assets, $2.0 billion in net loans, $1.7 billion in deposit liabilities, and $140.3 million in capital at the date of merger. In connection with the merger, the Company recorded a pre-tax charge for merger-related restructure costs of $52.5 million. As of December 31, 1999, substantially all cash payments associated with this charge have been made except for certain payments due under long-term leases.

(e) AMIVEST CORPORATION

In June 1998, the Company completed its purchase acquisition of Amivest, a privately held investment management and broker/dealer firm located in New York City. At the date of acquisition, Amivest had approximately $700 million in assets under management. Goodwill recognized in connection with the transaction was $10.4 million and is being amortized on a straight-line basis over 15 years. The operating results of Amivest are not significant to the consolidated financial statements of the Company.

NOTE 3-SECURITIES

AVAILABLE-FOR-SALE SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of available-for-sale securities were as follows at December 31,

                                                                                   1999
                                                    -----------------------------------------------------------------
                                                                          Gross             Gross
                                                     Amortized       Unrealized        Unrealized             Fair
(in thousands)                                            Cost            Gains          (Losses)            Value
                                                    -----------------------------------------------------------------
CMO's Private Issuances.........................    $1,781,288           $  235        $ (57,340)       $1,724,183
CMO's Agency Issuances..........................       489,151                -          (26,064)          463,087
Mortgage-Backed Securities......................       895,855              266          (26,239)          869,882
U.S. Government Agencies' Obligations...........        88,709                -           (2,499)           86,210
U.S. Treasury Securities........................        20,046                -              (68)           19,978
Equity Securities(1)............................       251,999            1,975           (6,713)          247,261
Other Securities................................       198,861            5,001          (21,546)          182,316
                                                    -----------------------------------------------------------------
                                                    $3,725,909           $7,477        $(140,469)       $3,592,917
                                                    =================================================================


                                                                                     1998
                                                    ----------------------------------------------------------------
                                                                            Gross            Gross
                                                      Amortized        Unrealized       Unrealized              Fair
(in thousands)                                             Cost             Gains         (Losses)             Value
                                                    ----------------------------------------------------------------
CMO's Private Issuances.........................     $1,440,806           $ 5,358         $  (683)        $1,445,481
CMO's Agency Issuances..........................        190,249             1,776             (64)           191,961
Mortgage-Backed Securities......................        728,849             4,115          (1,149)           731,815
U.S. Government Agencies' Obligations...........        162,464             4,947               -            167,411
U.S. Treasury Securities........................         30,952               393               -             31,345
Equity Securities(1)............................        202,815             6,922          (2,111)           207,626
Other Securities................................        207,407             2,953          (5,776)           204,584
                                                    ----------------------------------------------------------------
                                                     $2,963,542           $26,464         $(9,783)        $2,980,223
                                                    ================================================================

(1) Amortized cost and fair value includes $158.6 million and $91.9 million in Federal Home Loan Bank stock at December 31, 1999 and 1998, respectively.

HELD-TO-MATURITY SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of held-to-maturity securities were as follows at December 31,


                                                                                   1999
                                                    --------------------------------------------------------------
                                                                          Gross             Gross
                                                     Amortized       Unrealized        Unrealized             Fair
(in thousands)                                            Cost            Gains          (Losses)            Value
                                                    --------------------------------------------------------------
CMO's Private Issuances.........................    $  674,072             $ 30         $(28,402)       $  645,700
CMO's Agency Issuances..........................        15,022                -              (76)           14,946
Mortgage-Backed Securities......................       445,413               72          (19,486)          425,999
State & Municipal Obligations...................        76,173              126           (2,128)           74,171
U.S. Government Agencies' Obligations...........            51                -                -                51
Other Securities................................        18,972                -             (659)           18,313
                                                    --------------------------------------------------------------
                                                    $1,229,703             $228         $(50,751)       $1,179,180
                                                    ==============================================================

                                                                                     1998
                                                    ----------------------------------------------------------------
                                                                            Gross            Gross
                                                      Amortized        Unrealized       Unrealized              Fair
(in thousands)                                             Cost             Gains         (Losses)             Value
                                                    ----------------------------------------------------------------
CMO's Private Issuances.........................    $   873,070           $2,693          $(2,849)        $  872,914
CMO's Agency Issuances..........................         41,988              147              (22)            42,113
Mortgage-Backed Securities......................        560,815            2,140             (625)           562,330
State & Municipal Obligations....... ...........         71,837            1,301              (27)            73,111
U.S. Government Agencies' Obligations...........             74                -                -                 74
Other Securities................................         23,761               29             (136)            23,654
                                                    ----------------------------------------------------------------
                                                    $ 1,571,545           $6,310          $(3,659)        $1,574,196
                                                    ================================================================

     Management's strategy is to invest in securities with short weighted average lives, minimizing exposure to future increases in interest rates. These are principally mortgage-backed securities ("MBS") that provide stable cash flows which may be reinvested at current market interest rates. The combined weighted average life of the held-to-maturity and available-for-sale securities portfolios at December 31, 1999 and 1998 was 4.5 years and 3.4 years, respectively.

     Collateralized mortgage obligations (CMO's) are collateralized by either U.S. Government Agency MBS's or whole loans which are principally AAA rated conservative current pay sequentials or planned amortization class (PAC) structures with current weighted average lives of approximately 3.5 years.

     At December 31, 1999 and 1998, equity securities maintained in the available-for-sale portfolio were comprised principally of FHLB common stock and common and preferred stock of certain publicly traded companies. Other securities maintained in the available-for-sale portfolio consist of capital securities of certain financial institutions and corporate bonds.

     At December 31, 1999, securities carried at $3.4 billion were pledged to secure securities sold under agreements to repurchase, other borrowings and for other purposes as required by law.

The amortized cost and estimated fair value of securities at December 31, 1999, by contractual maturity, are presented in the table below. Expected maturities will differ from contractual maturities since issuers may have the right to call or prepay obligations without call or prepayment penalties.

                                                           Held-to-Maturity                 Available-for-Sale
                                                     -------------------------------------------------------------
                                                      Amortized              Fair       Amortized             Fair
(in thousands)                                             Cost             Value            Cost            Value
                                                     -------------------------------------------------------------
Due in one year or less.............................      8,504             8,513               -                -
Due after one year through five years...............     45,806            45,372          20,046           19,978
Due after five years through ten years..............     29,145            27,730          94,481           91,060
Due after ten years.................................     11,741            10,920         193,089          177,466
                                                     -------------------------------------------------------------
       Subtotal.....................................     95,196            92,535         307,616          288,504
CMO's...............................................    689,094           660,646       2,270,439        2,187,270
Mortgage-Backed Securities..........................    445,413           425,999         895,855          869,882
Equity Securities...................................          -                 -         251,999          247,261
                                                     -------------------------------------------------------------
                                                     $1,229,703        $1,179,180      $3,725,909       $3,592,917
                                                     =============================================================

Prepayments on MBS's, including CMO's, are monitored as part of the portfolio management function. Management typically invests in MBS's with stable cash flows and relatively short duration, thereby limiting the impact of interest rate fluctuations on the portfolio. Management regularly performs simulation testing to assess the impact that interest and market rate changes would have on the MBS portfolio.

The proceeds, gross realized gains and losses on the sale of securities available-for-sale were as follows at December 31,

(in thousands)                                            1999             1998              1997
                                                      -------------------------------------------
Proceeds from Sales.................................. $116,923       $1,021,477          $271,297
                                                      ===========================================
Gross Realized Gains.................................   13,632           12,196             9,511
Gross Realized Losses................................      (54)          (2,763)           (1,104)
                                                      -------------------------------------------
Net Realized Gains................................... $ 13,578       $    9,433          $  8,407
                                                      ===========================================

Gross realized gains in 1999 and 1998 resulted principally from the sale of equity positions and capital securities of certain publicly traded companies.

NOTE 4-LOANS

The composition of the loan portfolio is summarized as follows at December 31,

                                                 % OF           % OF
(DOLLARS IN THOUSANDS)                           1999          TOTAL                  1998           TOTAL
                                           ---------------------------------------------------------------
Mortgage Loans-Residential...............  $2,137,739            32%            $1,901,759             33%
Mortgage Loans-Multi-family..............   1,705,446            26%             1,651,590             29%
Mortgage Loans-Commercial................   1,261,487            19%             1,104,228             19%
Consumer Loans and Leases................     742,086            11%               481,691              9%
Commercial & Industrial..................     697,763            11%               520,130              9%
Construction and Land Loans..............      85,985             1%                72,026              1%
                                           ---------------------------------------------------------------
   Total.................................  $6,630,506           100%            $5,731,424            100%

Less:
Unearned Income..........................      13,376                               17,131
Allowance for Loan Losses................      68,595                               71,759
                                           ---------------------------------------------------------------
   Net Loans.............................  $6,548,535                           $5,642,534
                                           ===============================================================


The loan portfolio is concentrated primarily in loans secured by real estate in the New York metropolitan area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability which affects property values, but also the financial well-being and creditworthiness of the borrowers.

     To minimize the credit risk related to the portfolio's real estate concentration, management utilizes prudent underwriting standards as well as diversifying the type and locations of loan collateral. Multi-family lending includes loans on various types and geographically diverse apartment complexes. Multi-family mortgages are dependent largely on sufficient income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family mortgages do not fully amortize. Therefore, the principal outstanding is not significantly reduced prior to contractual maturity. The residential mortgage portfolio is comprised primarily of first mortgage loans on owner occupied 1-4 family residences located in the New York metropolitan area. The commercial mortgage portfolio contains loans secured by professional office buildings, retail stores, shopping centers and industrial developments. Land loans are used to finance the acquisition of vacant land for future residential and commercial development. Construction loans finance the construction of industrial developments and single-family subdivisions. Commercial loans consist primarily of loans to small and medium size businesses. Consumer loans and leases represent credit to individuals for household, family, and other personal expenditures and consist primarily of loans to finance new and used automobiles.

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

     Mortgage loans serviced for others aggregated $832.8 million and $904.6 million as of December 31, 1999 and 1998, respectively. At December 31, 1999, $1.7 million in residential mortgage loans were held-for-sale.

     Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of property acquired through foreclosure or deeds in lieu of foreclosure. Non-performing assets declined to $15.4 million at December 31, 1999, as compared to $18.5 million at December 31, 1998. This reduction was achieved principally through the sale of non-performing assets, principal repayments, the workout of non-performing loans to performing status, and charge-offs.

Non-Performing Assets

Non-performing assets at December 31, consisted of the following:
(in thousands)

                                                                                   1999              1998
                                                                                -------------------------
Loans Ninety Days Past Due and Still Accruing ................................  $ 5,843           $ 7,684
Non-Accrual Loans ............................................................    8,997             7,592
                                                                                -------------------------
Non-Performing Loans .........................................................   14,840            15,276
Other Real Estate ............................................................      575             3,217
                                                                                -------------------------
Non-Performing Assets ........................................................  $15,415           $18,493
                                                                                =========================
Restructured, Accruing Loans .................................................  $     -           $   584
                                                                                =========================

The following table represents the components of non-performing loans at December 31,

                                                                                   1999              1998
                                                                                -------------------------
Consumer Loans and Leases ....................................................  $ 5,798           $ 4,294
Mortgage Loans-Residential ...................................................    4,022             3,511
Commercial & Industrial ......................................................    2,693             2,485
Mortgage Loans-Commercial ....................................................    1,661             4,519
Mortgage Loans-Multi-family ..................................................      666               467
                                                                                -------------------------
   Total Non-Performing Loans ................................................  $14,840           $15,276
                                                                                =========================

Interest foregone on non-accrual loans, or the amount of income that would have been earned had those loans remained performing, aggregated $1.0 million, $1.3 million, and $2.9 million in 1999, 1998, and 1997, respectively.

     At December 31, 1999, the Company had no commitments to lend additional funds to borrowers whose loans are non-performing.

RELATED PARTY LOANS

Loans to related parties include loans to directors and their related companies and executive officers of the Company and its subsidiaries. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks. Related party loans aggregated $6.2 million and $5.6 million at December 31, 1999 and 1998, respectively.

NOTE 5-ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses is shown below for the years ended December 31,

(in thousands)                                                                      1999               1998              1997
                                                                                ---------------------------------------------
Balance at Beginning of Year .................................................  $ 71,759           $ 74,393          $ 73,280
Provision for Loan Losses ....................................................     6,000             15,500             8,100
Recoveries ...................................................................     5,170              3,817             2,573
                                                                                ---------------------------------------------
                                                                                  82,929             93,710            83,953
Charge-offs ..................................................................   (14,334)           (21,896)          (12,054)
NYB Net Activity for the Three Months Ended December 31, 1997 ................         -                (55)                -
Additional Allowance Acquired in Superior Acquisition ........................         -                  -             2,494
                                                                                ---------------------------------------------
Balance at End of Year .......................................................  $ 68,595           $ 71,759          $ 74,393
                                                                                =============================================


The provision for loan losses declined to $6.0 million in 1999, when compared to $15.5 million for the prior year period. Reflected in 1998 was a special provision of $11.5 million. This additional provision was due to the sale of $32 million in non-performing and marginally performing loans, at amounts below the loans carrying values, acquired in the NYB merger. Due to the aforementioned sale, the Company recognized a corresponding charge to the allowance for loan losses. This decision was predicated on the fact that management could sell these loans into a liquid market, reinvest the cash into other interest earning assets, and mitigate potential carrying costs associated with their future workout and resolution. Historically, NYB did not actively sell non-performing and marginally performing loans as part of its workout and recovery process. Subsequent to these sales, the Company restored its post-merger reserve coverage ratios to approximate pre-merger levels.

NOTE 6-PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31,

(in thousands)                                                              1999                      1998
                                                                        ----------------------------------
Land .................................................................  $ 16,021                  $ 15,946
Bank Premises ........................................................    51,543                    49,892
Leasehold Improvements ...............................................    20,517                    18,576
Equipment ............................................................    50,609                    42,962
                                                                        ----------------------------------
                                                                         138,690                   127,376
Accumulated Depreciation and Amortization ............................   (63,950)                  (55,353)
                                                                        ----------------------------------
                                                                        $ 74,740                  $ 72,023
                                                                        ==================================

Depreciation and amortization of premises and equipment charged to expense amounted to $9.1 million, $8.8 million and $9.4 million for 1999, 1998, and 1997, respectively.

NOTE 7-FEDERAL FUNDS PURCHASED & SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The following is a summary of federal funds purchased and securities sold under agreements to repurchase ("SSURA") at and for the years ended December 31,

(dollars in thousands)                                                 1999              1998              1997
                                                                 ----------------------------------------------
FEDERAL FUNDS PURCHASED
   Period End Balance .........................................  $   89,700        $   70,000        $   40,000
   Maximum Amount Outstanding at Any Month End ................  $  115,000        $  125,000            80,000
   Average Outstanding Balance ................................  $   62,446        $   28,766            27,563
   Weighted Average Interest Rate Paid ........................        5.15%             5.49%             5.66%
   Weighted Average Interest Rate at Year End .................        5.34%             5.38%             6.81%

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
   Period End Balance .........................................  $2,575,500        $2,885,096        $2,064,036
   Accrued Interest Payable at Period End .....................  $   13,349        $   14,904            10,234
   Maximum Amount Outstanding at Any Month End ................  $3,291,796        $2,885,096         2,310,458
   Average Outstanding Balance ................................  $2,849,356        $2,207,491         1,917,029
   Weighted Average Interest Rate Paid ........................        5.54%             5.78%             5.81%
   Weighted Average Interest Rate at Year End .................        5.69%             5.57%             5.85%

Qualifying SSURA are treated as financings and the obligations to repurchase securities sold are reflected as liabilities in the consolidated balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the broker may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell to the Company substantially similar securities at the maturity of the agreements.

     The following is a summary of the amortized cost and fair value of securities collateralizing SSURA's, in addition to the amounts of and interest rate on the related borrowings.


                                                                           MBS & CMO Securities (1)
                                                             -----------------------------------------------------
                                                                             Average       Amortized          Fair
(dollars in thousands)                                            SSURA(2)      Rate            Cost         Value
                                                             -----------------------------------------------------
Up to 30 Days .............................................  $  300,000         5.95%     $  332,778    $  315,602
30 to 90 Days .............................................   1,150,000         5.79%      1,281,133     1,230,660
90 Days to 1 Year .........................................     117,000         6.32%         94,768        91,798
In Excess of 1 Year .......................................     971,000         5.86%      1,081,365     1,042,834
                                                             -----------------------------------------------------
   Total ..................................................  $2,538,000         5.86%     $2,790,044    $2,680,894
                                                             =====================================================


                                                                          U.S. Govt. Agencies (1)
                                                             ----------------------------------------------
                                                                         Average      Amortized       Fair
(dollars in thousands)                                       SSURA(2)       Rate            Cost     Value
                                                             ----------------------------------------------
Up to 30 Days .............................................   $     -          -       $     -     $     -
30 to 90 Days .............................................         -          -             -           -
90 Days to 1 Year .........................................         -          -             -           -
In Excess of 1 Year .......................................    37,500      5.75%        39,512      38,410
                                                             ----------------------------------------------
   Total ..................................................   $37,500      5.75%       $39,512     $38,410
                                                             ==============================================

(1) Excludes accrued interest receivable of $22.3 million and $1.1 million on MBS & CMO securities and U.S. government agencies, respectively, securing the related repurchase agreements.

(2) Excludes accrued interest payable.

NOTE 8-OTHER BORROWINGS

At December 31, 1999, the Company had outstanding $1.8 billion in short-term Federal Home Loan Bank ("FHLB") advances at an average cost of funds of 5.89%.

           Indebtedness to and outstanding commitments from the FHLB are collateralized by the Company's investment in FHLB stock, first mortgage loans, and certain mortgage-backed securities under the terms of the collateral agreement.

           The Company's bank subsidiaries had arrangements with various correspondent banks providing short-term credit for regulatory liquidity requirements. These lines of credit aggregated $225 million at December 31, 1999.

           At December 31, 1998, the Company had outstanding a $25.0 million, 7.56% Senior Note and $10 million in 10% fixed rate Federal Home Loan Bank advances. These borrowings matured in April 1999.

NOTE 9-CAPITAL SECURITIES

Company Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trusts ("Capital Securities") are summarized as follows at December 31,

                                                           1999         1998
                                                       ---------------------
8.00% Capital Securities due December 15, 2027 ...     $ 99,641     $ 99,628
8.70% Capital Securities due December 15, 2026 ...       99,673       99,661
                                                       ---------------------
                                                       $199,314     $199,289
                                                       =====================

The aforementioned Capital Securities were issued in 1997 and 1996 through wholly-owned statutory business trust subsidiaries (collectively, the "Trusts"). The Trusts were formed with initial capitalizations in common stock and for the exclusive purpose of issuing the Capital Securities and using the proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are due at maturity, are non-callable at any time in whole or in part for ten years from the date of issuance, except in certain circumstances, but may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity.

           At December 31, 1999 and 1998, these Capital Securities qualified as Tier I capital for regulatory capital purposes. The costs associated with these issuances have been capitalized and are being amortized using the straight-line method to maturity.

NOTE 10-INCOME TAXES

The components of the consolidated provision for income taxes is shown below for the years ended December 31,

(in thousands)                   1999         1998         1997
                             ----------------------------------
Current Tax Expense ....     $ 98,891     $ 74,453     $100,113
Deferred Tax Expense ...       19,769          653        4,500
                             ----------------------------------
Income Tax Provision ...     $118,660     $ 75,106     $104,613
                             ==================================

The following table reconciles the statutory Federal tax rate to the effective tax rate on income before income taxes for the years ended December 31,

                                                                            1999        1998        1997
                                                                           -----------------------------
Federal Income Tax Expense at Statutory Rates ........................     35.00%      35.00%      35.00%
Increase/(Reduction) Resulting from:
    State and Local Income Taxes, Net of Federal Income Tax Benefit ..       .79%       4.70%       3.96%
    Non-Taxable Distributions from Corporate Reorganizations .........         -       (9.35%)         -
    Tax Exempt Interest, Net .........................................      (.92%)      (.71%)      (.74%)
    Nondeductible Merger & Related Restructure Charge ................         -        1.38%          -
    Valuation Allowance ..............................................         -       (1.14%)         -
    Amortization of Intangible Assets ................................       .45%       2.37%        .43%
    Dividend Received Deduction ......................................      (.28%)      (.35%)      (.41%)
    Other, Net .......................................................      (.04%)     (1.00%)      (.22%)
                                                                           -----------------------------
Effective Tax Rate ...................................................     35.00%      30.90%      38.02%
                                                                           =============================

The components of the net deferred tax asset are included in "Other Assets" in the accompanying consolidated balance sheets at December 31, and are as follows:

(IN THOUSANDS)                                                        1999          1998
                                                                    ----------------------
DEFERRED TAX ASSETS
    Unrealized Loss on Securities Available-For-Sale ..........     $ 55,250      $      -
    Allowance for Loan Losses .................................       29,342        30,698
    Deferred Compensation and Other Employee Benefit Plans ....        8,101         7,948
    Acquired Net Operating Loss Carry Forward .................            -         8,195
    Deductible Merger Related Restructure Charges .............        1,715         3,112
    Excess of Tax Basis Over Book Basis-Premises & Equipment ..        1,241         1,583
    Other .....................................................        3,037         3,745
                                                                    ----------------------
         Gross Deferred Tax Asset .............................     $ 98,686      $ 55,281
    Valuation Allowance .......................................       (4,567)       (4,567)
                                                                    ----------------------
         Deferred Tax Asset ...................................     $ 94,119      $ 50,714
                                                                    ======================

DEFERRED TAX LIABILITY
    Unrealized Gain on Securities Available-For-Sale ..........     $      -      $ (7,173)
    Tax Bad Debt Recapture ....................................       (6,012)       (6,820)
    Deferred Income ...........................................      (11,519)       (5,006)
    Other .....................................................       (4,417)       (3,873)
                                                                    ----------------------
         Gross Deferred Tax Liability .........................     $(21,948)     $(22,872)
                                                                    ----------------------
         Net Deferred Tax Asset ...............................     $ 72,171      $ 27,842
                                                                    ======================

During 1999, the Company's valuation allowance remained at $4.6 million. Management continues to reserve a portion of the New York State and City deferred tax asset due to uncertainties of realization, since New York Sate and City tax law do not provide for the utilization of net operating loss carryforwards or carrybacks. Additionally, as a result of the Company's merging with and acquiring thrifts, the retained earnings at December 31, 1999 and 1998 includes approximately $51 million for which no Federal income tax liability has been recognized. This amount represents the balance of acquired thrift bad debt reserves created for tax purposes as of December 31, 1987. These amounts are subject to recapture in the unlikely event that the Bank (i) makes distributions in excess of earnings and profits, (ii) redeems its stock, or (iii) liquidates.

           Management anticipates that the realization of the net deferred tax asset of $72.2 million is more likely than not, based on existing carryback ability, available planning strategies, and projected taxable income.

NOTE 11-RETIREMENT AND OTHER EMPLOYEE BENEFITS PLANS

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

(DOLLARS IN THOUSANDS)                                               1999           1998
                                                                 -----------------------
CHANGE IN BENEFIT OBLIGATION:
  Benefit Obligation at Beginning of Year ..................     $ 57,223       $ 56,911
  Service Cost .............................................        1,811          1,839
  Interest Cost ............................................        3,584          3,999
  Amendments ...............................................            -            503
  Benefits Paid ............................................       (7,256)        (7,334)
  Actuarial (Gain)/Loss ....................................       (5,135)         1,305
                                                                 -----------------------
  Benefit Obligation at End of Year ........................     $ 50,227       $ 57,223
                                                                 =======================

CHANGE IN PLAN ASSETS:
  Fair Value of Plan Assets at Beginning of Year ...........     $ 55,649       $ 58,478
  Actual Return on Plan Assets .............................          473          4,226
  Employer Contributions ...................................            -            279
  Benefits Paid ............................................       (7,255)        (7,334)
                                                                 -----------------------
  Fair Value of Plan Assets at End of Year .................     $ 48,867       $ 55,649
                                                                 =======================

RECONCILIATION OF FUNDED STATUS:
  Funded Status ............................................     $ (1,360)      $ (1,574)
  Unrecognized Actuarial (Gain)/Loss .......................        2,398          3,521
  Unrecognized Prior Service Cost ..........................       (1,614)        (1,873)
  Unrecognized Transition Asset ............................          (59)           (76)
                                                                 -----------------------
  (Accrued)/Prepaid Benefit Cost ...........................     $   (635)      $     (2)
                                                                 =======================


ADDITIONAL YEAR-END INFORMATION FOR PENSION PLANS WITH
ACCUMULATED BENEFIT OBLIGATIONS IN EXCESS OF PLAN ASSETS:            1999           1998
                                                                 -----------------------
  Projected Benefit Obligation .............................       50,227             NA
  Accumulated Benefit Obligation ...........................       49,378             NA
  Fair Value of Plan Assets ................................       48,867             NA


                                                                     1999           1998           1997
                                                                 --------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31,
  Discount Rate ............................................         7.75%          6.50%          7.00%
  Expected Return on Plan Assets ...........................         8.50%          8.50%          8.50%
  Rate of Compensation Increase ............................         4.50%          4.50%          4.50%

COMPONENTS OF NET PERIODIC BENEFIT COST:
  Service Cost .............................................     $  1,811       $  1,839       $  1,543
  Interest Cost ............................................        3,584          3,999          3,766
  Expected Return on Plan Assets ...........................       (4,486)        (5,051)        (4,500)
  Amortization of Prior Service Cost .......................         (258)          (316)          (242)
  Amortization of Transition Asset .........................          (18)           (32)          (152)
  Recognized Actuarial (Gain)/Loss .........................            -            167           (290)
                                                                 --------------------------------------
  Net Periodic Benefit Cost ................................     $    633       $    606       $    125
                                                                 ======================================
Additional Loss/(Gain) Recognized Due to Curtailment .......            -           (201)           203
Additional Liability Recognized by NYB .....................            -              -            514
                                                                 --------------------------------------
  Total Benefit Cost .......................................     $    633       $    405       $    842
                                                                 ======================================

           The Company maintains a Supplemental Executive Retirement Plan ("SERP"), which restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The projected benefit obligation, which is unfunded, was $89 thousand at December 31, 1999 and $299 thousand at December 31, 1998. Net periodic pension expense incurred in 1999, 1998, and 1997, for the SERP was $68 thousand, $52 thousand, and $31 thousand, respectively. The weighted average discount rate utilized to determine the projected benefit obligation was 7.75%, 6.50%, and 7.0% for 1999, 1998, and 1997, respectively. The assumed rate of future compensation increases was 4.50% for 1999, 1998, and 1997.

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

(IN THOUSANDS)                                                                 1999          1998
                                                                           ----------------------
CHANGE IN ACCUMULATED POST-RETIREMENT BENEFIT OBLIGATION ("APBO"):
Accumulated Post-Retirement Benefit Obligation at Beginning of Year ..     $ 11,297      $ 10,423
  Service Cost .......................................................          123           135
  Interest Cost ......................................................          706           788
  Premiums Paid ......................................................         (540)         (652)
  Actuarial (Gain)/Loss ..............................................       (1,298)          603
                                                                           ----------------------
  Accumulated Post-Retirement Benefit Obligation at End of Year ......     $ 10,288      $ 11,297
                                                                           ======================

RECONCILIATION OF FUNDED STATUS:
  Accumulated Post-Retirement Benefit Obligation at End of Year ......     $(10,288)     $(11,297)
  Fair Value of Assets ...............................................            -             -
                                                                           ----------------------
  Funded Status ......................................................     $(10,288)     $(11,297)
  Unrecognized Transition Obligation/(Asset) .........................        3,333         3,626
  Unrecognized Prior Service Cost ....................................         (921)       (1,002)
  Unrecognized Net Loss ..............................................           82         1,401
                                                                           ----------------------
  (Accrued) Post-Retirement Benefit Cost .............................     $ (7,794)     $ (7,272)
                                                                           ======================

           The weighted average discount rate utilized to determine the accumulated post-retirement benefit obligation was 7.75% and 6.50% in 1999 and 1998, respectively.

           In measuring the APBO, a 6.0% annual trend rate for health care costs was assumed for the year ended December 31, 1999. These rates are assumed to remain at 6% from 2000 through 2009 and decline to 5.5% through 2020. However, for retirees after November 1, 1992, no increases in the annual trend rate are assumed for after 1997. The effect of a 1% increase in the health care cost trend rate on the aggregate of the service and interest cost components of net periodic post-retirement health care benefit cost and the APBO for health care benefits would be an increase of $46 thousand and $589 thousand, respectively, in 1999 and $44 thousand and $644 thousand, respectively, in 1998. The effect of a 1% decrease in the health care cost trend rate on the aggregate of the service and interest cost components of net periodic post-retirement health care benefit cost and the APBO for health care benefits would be a decrease of $40 thousand and $527 thousand, respectively, in 1999 and $37 thousand and $576 thousand, respectively, in 1998.

The following table sets forth the components of net periodic post-retirement benefits expense for the years ended December 31,

(IN THOUSANDS)                                     1999         1998         1997
                                                ---------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service Cost ..............................     $   123      $   135      $   134
Interest Cost .............................         706          788          694
Amortization of Prior Service Cost ........         (81)         (96)         (90)
Amortization of Transition Asset ..........         293          317          255
Recognized Actuarial (Gain)/Loss ..........          21           37            3
                                                ---------------------------------
Net Periodic Benefit Cost .................     $ 1,062      $ 1,181      $   996
                                                =================================

The Company maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the savings plan after completing one year of service. Under the provisions of the savings plan, employee contributions are partially matched by the Company. This matching is fully vested for employees participating at the inception date of the plan, however, the matching vests for all other plan participants is 25% per year beginning the second year of participation. Participant account balances are invested at the direction of the participant into one or more investment funds, including a fund which invests in shares of the Company's common stock. The 401(k) plan expense was $1.6 million, $1.8 million, and $1.6 million for the years ended 1999, 1998, and 1997, respectively.

NOTE 12-COMMON STOCK PLANS

1999 STOCK COMPENSATION PLAN

The plan provides for two types of awards, non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons, including executive officers and other full-time employees of the Company. The number of shares issuable thereunder is 5,000,000 with no more than 2,500,000 authorized for restricted stock awards. Shares of restricted stock granted under the plan are forfeitable and subject to certain restrictions on the part of the recipient until ownership of the shares vest in the recipient at some dates after the date of grant, as determined by the compensation committee upon grant. Awards are granted to employees by the Compensation Committee. The Committee can, at its discretion, accelerate the removal of any and all restrictions. If the Company is party to a merger, consolidation, sale of substantially all assets, or similar transaction, and as a result, the common stock is exchanged for stock of another corporation and cash or other consideration, all restrictions on outstanding unvested options, and restricted stock will lapse and cease to be effective as of the day on which such corporate change is consummated. Restricted stock awarded under the plan will be reflected as deferred compensation in the Company's balance sheets at the fair market value of the shares at the date of grant, and amortized to compensation expense over the vesting periods. At December 31, 1999, 5,000,000 shares remain authorized and unissued.

1998 STOCK COMPENSATION PLAN

The plan provides for two types of awards, non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons, including executive officers and other full-time employees of the Company. The number of shares issuable thereunder is 1,500,000 with no more than 1,000,000 authorized for restricted stock awards. Shares of restricted stock granted under the plan contain similar restrictions and accelerated vesting provisions as those in the 1999 Stock Compensation Plan. Restricted stock awarded under the plan is reflected as deferred compensation in the Company's balance sheets at the fair market value of the shares at the date of grant, and amortized to compensation expense over the vesting periods. Awards are granted to employees by the Compensation Committee. At December 31, 1999, 427,800 shares remain authorized and unissued.

1997 NON-OFFICER STOCK PLAN

The plan provided for two types of awards, non-qualified stock options and restricted stock awards, for a broad range of full-time employees of the Company who are not officers, as defined in the plan. The number of shares issuable thereunder, either as restricted stock or non-qualified options, was limited to 375,000 shares. Each non-qualified stock option granted had a minimum six-month vesting period. Restricted stock awarded under the plan contain similar restrictions and accelerated vesting provisions as those in the 1999 Stock Compensation Plan. Awards were granted to employees by the Compensation Committee. The right to grant awards under the plan terminated in 1998.

1994 KEY EMPLOYEE STOCK PLAN

The plan provides for three types of awards, incentive stock options, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to employees by the Compensation Committee. In 1996, shareholders approved an amendment to the plan to increase the number of shares issuable thereunder from 2,100,000 to 3,600,000 shares, with no more than 1,200,000 authorized for restricted stock. The Compensation Committee determines all grants of awards. Restricted stock awarded under the plan contain similar restrictions and accelerated vesting provision as those in the 1998 Stock Compensation Plan. At December 31, 1999, 111,216 shares remain authorized and unissued.

NEW YORK BANCORP PLANS-PRE-MERGER

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

           Additionally, NYB had granted stock appreciation rights ("SARS") to certain key employees. SARS entitled the participant to receive cash equal to the excess of the market value of the shares at the date the right is exercised over the exercise price. An expense was accrued for the earned portion of the amount by which the market value of the stock exceeded the exercise price for each SAR outstanding. Participants became fully vested at the merger date. Compensation expense recognized under the terms of the SARS was $2.8 million in 1997.

The following is a summary of the activity in the aforementioned stock option plans for the three-year period ended December 31,

                                                  1999                      1998                       1997
                                         ---------------------------------------------------------------------------
                                                      Weighted                   Weighted                   Weighted
                                                       Average                    Average                    Average
                                                      Exercise                   Exercise                   Exercise
                                           Options       Price        Options       Price        Options       Price
                                         ---------------------------------------------------------------------------
Outstanding at beginning of year ..      2,282,098      $16.80      5,514,363      $ 7.96      7,246,403      $ 5.53
Granted ...........................        326,900       18.29      1,002,692       25.51      1,632,752       13.05
Exercised .........................       (128,200)       6.53     (4,220,854)       7.28     (3,341,815)       5.18
Canceled ..........................       (234,758)      26.54        (14,103)      26.27        (22,977)       7.64
                                         ---------------------------------------------------------------------------
Outstanding at end of year ........      2,246,040      $16.59      2,282,098      $16.80      5,514,363      $ 7.96
                                         ===========================================================================
Options exercisable at year end ...      1,968,896      $16.64      2,030,261      $16.90      4,329,415      $ 7.56
                                         ===========================================================================

The following is a summary of the information concerning currently outstanding and exercisable options as of December 31, 1999:

                                    Weighted    Weighted                    Weighted
  Range of                           Average     Average                     Average
  Exercise               Options   Remaining    Exercise       Options      Exercise
  Prices             Outstanding        Life       Price   Exercisable         Price
------------------------------------------------------------------------------------
$ 2.29-$10.75 ....       564,255         4.7   $    5.68       548,055     $    5.61
$10.76-$18.81 ....       682,354         8.3       14.48       427,910         13.19
$18.82-$26.88 ....       999,431         6.6       24.18       992,931         24.21
                     ---------------------------------------------------------------
$ 2.29-$26.88 ....     2,246,040         6.6   $   16.59     1,968,896     $   16.64
                     ===============================================================

The following is a summary of the activity in the restricted stock plans for the years ended December 31,

                                                 1999                       1998                       1997
                                         ---------------------------------------------------------------------------
                                                      Weighted                   Weighted                   Weighted
                                                       Average                    Average                    Average
                                                         Grant                      Grant                      Grant
                                            Shares       Price         Shares       Price         Shares       Price
                                         ---------------------------------------------------------------------------
Outstanding at beginning of year ..      1,762,946      $15.32      1,489,823      $13.94        784,476      $ 8.41
Granted ...........................        378,200       18.21        324,350       20.49        746,652       19.42
Vested ............................        (31,851)       5.81        (44,626)       7.07         (6,805)       3.21
Canceled ..........................        (10,850)      17.01         (6,601)      14.60        (34,500)       8.69
                                         ---------------------------------------------------------------------------
Outstanding at year end ...........      2,098,445      $16.21      1,762,946      $15.32      1,489,823      $13.94
                                         ===========================================================================

The amount of compensation expense related to restricted stock awards included in compensation and employee benefits was $3.0 million, $2.2 million, and $1.2 million in 1999, 1998, and 1997, respectively.

           The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans, other than for restricted stock awards and Stock Appreciation Rights. Had compensation expense for the Company's stock option plans been determined based upon the fair value at grant date for awards under these plans, net income and diluted earnings per share would have been reduced by approximately $1.6 million, or $.01 per share in 1999, $3.4 million, or $.02 per share in 1998, and $3.8 million, or $.03 per share in 1997. The estimated fair value of the options granted during 1999, 1998, and 1997 ranged from $4.64 to $5.43, $1.19 to $8.32, and $.73 to $7.43, respectively, on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used in calculating the fair value of the options granted during 1999: a dividend yield of 3.0%, volatility ranging from 24.5% to 25.5%, risk free interest rate ranging from 5.15% to 6.15%, no assumed forfeiture, and an expected life of six years. The following assumptions were used in calculating the fair value of the options granted during 1998: a dividend yield of 2.25%, volatility ranging from 21-30%, risk-free interest rates ranging from 4.50%-5.66%, no assumed forfeiture rate, and an expected average life of six years for options with an original term greater than six years or the options remaining term, if its original maturity is less than six years. The following assumptions were used in calculating the fair value of the options granted during 1997: dividend yield ranging from 2.00%-2.25%, volatility ranging from 20%-40%, risk-free interest rate ranging from 5.30%-6.30%, no assumed forfeiture and an expected life of six years for options with an original term greater than six years or the options remaining term, if its original maturity is less than six years.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Dividend Reinvestment and Stock Purchase Plan provides stockholders with a method of investing cash dividends and/or optional cash payments in additional common stock. Under the plan, cash dividends and/or optional cash payments can be used to purchase common stock without brokerage commission. The discount can be revised by the Board of Directors at its discretion. The amount of optional cash payment allowed in any month is restricted requiring a minimum optional cash payment of $200 per month and a maximum optional cash payment for participants of $15,000 regardless of the number of shares owned. At December 31, 1999, 569,148 shares remain authorized and unissued.

CHANGE-IN-CONTROL ARRANGEMENTS

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

NOTE 13-PARENT COMPANY ONLY

CONDENSED FINANCIAL STATEMENTS


CONDENSED BALANCE SHEETS DECEMBER 31,                                               1999           1998
                                                                              --------------------------
(IN THOUSANDS)
ASSETS
  Deposits with Bank Subsidiary .........................................     $      809      $    5,661
  Deposits with Other Financial Institutions ............................          1,322           1,557
  Securities Purchased Under Agreements to Resell with Bank Subsidiary ..              -          40,000
  Securities Available-for-Sale .........................................        151,743         192,805
  Investment in Subsidiaries ............................................        686,944         805,144
  Intangible Assets .....................................................         28,416          28,965
  Other Assets ..........................................................         21,952          39,190
                                                                              --------------------------
    Total ...............................................................     $  891,186      $1,113,322
                                                                              ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
  Junior Subordinated Debt (See Note 9) .................................     $  205,500      $  205,475
  Loan From Affiliate ...................................................         40,000               -
  Senior Note Payable ...................................................              -          25,000
  Dividends Payable .....................................................         23,119          39,041
  Other Liabilities .....................................................          3,857          12,556
  Stockholders' Equity ..................................................        618,710         831,250
                                                                              --------------------------
    Total ...............................................................     $  891,186      $1,113,322
                                                                              ==========================


CONDENSED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,                     1999            1998           1997
                                                                              -----------------------------------------
(IN THOUSANDS)

INCOME:
  Dividends from Subsidiaries ...........................................     $  263,000      $   92,800     $   41,600
  Interest Income .......................................................         10,853          14,496         10,869
  Net Securities Gains ..................................................         13,566           9,032          6,376
  Other Income ..........................................................            692           2,428            799
                                                                              -----------------------------------------
    Total Income ........................................................        288,111         118,756         59,644
                                                                              -----------------------------------------

EXPENSE:
  Interest Expense ......................................................          1,454           2,274          2,033
  Interest on Junior Subordinated Debt ..................................         17,242          17,242          9,463
  Compensation and Employee Benefits ....................................          3,048           2,194          1,211
  Amortization and Write-down of Intangibles ............................          2,088           7,986            440
  Other Expenses ........................................................          1,665           1,577          1,691
                                                                              -----------------------------------------
    Total Expenses ......................................................         25,497          31,273         14,838
                                                                              -----------------------------------------
    Income before Income Taxes and Equity in Undistributed
      Earnings of Subsidiaries ..........................................        262,614          87,483         44,806
  Income Tax Expense ....................................................           (177)            280            151
  Equity in Undistributed Earnings of Subsidiaries ......................        (42,422)         80,772        125,866
                                                                              -----------------------------------------
    Net Income ..........................................................     $  220,369      $  167,975     $  170,521
                                                                              =========================================

CONDENSED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,              1999           1998           1997
                                                                            ---------------------------------------
(IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income ............................................................     $ 220,369      $ 167,975      $ 170,521
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES:
    Depreciation and Amortization .....................................         4,338          1,187          1,218
    Amortization of Intangible Assets .................................         2,088          7,986            440
    Equity in Undistributed Earnings of Subsidiaries ..................        42,422        (80,772)      (125,866)
    Proceeds from Sales of Securities Held for Trading ................             -              -         10,125
    Purchase of Securities Held for Trading ...........................             -              -         (9,670)
    Net Securities Gains ..............................................       (13,566)        (9,032)        (6,376)
    Other, Net ........................................................        14,805        (28,049)        (4,019)
                                                                            ---------------------------------------
       Net Cash Provided by Operating Activities ......................       270,456         59,295         36,373
                                                                            ---------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from Sales of Securities Available-for-Sale ..............       105,038        112,782         42,016
    Purchases of Securities Available-for-Sale ........................       (68,807)      (133,632)      (161,032)
    Investment in Subsidiary Trusts ...................................             -              -         (3,093)
    Investment in Bank Subsidiary .....................................             -              -         (4,000)
                                                                            ---------------------------------------
       Net Cash Provided by/(Used in) Investing Activities ............        36,231        (20,850)      (126,109)
                                                                            ---------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Maturity of Senior Note Payable ...................................       (25,000)             -              -
    Loan from Affiliate ...............................................        40,000              -              -
    Purchase of Treasury Shares .......................................      (271,318)       (56,462)       (27,733)
    Common Stock Sold for Cash ........................................         4,777         26,949          6,814
    Dividends Paid to Shareholders ....................................      (100,233)       (67,032)       (46,607)
    Proceeds from the Issuance of Junior Subordinate Debt Securities ..             -              -        102,713
                                                                            ---------------------------------------
    Net Cash (Used in)/Provided by Financing Activities ...............      (351,774)       (96,545)        35,187
                                                                            ---------------------------------------
    Net Decrease in Cash and Cash Equivalents .........................       (45,087)       (58,100)       (54,549)
    Cash and Cash Equivalents at Beginning of Year ....................        47,218        105,318        159,867
                                                                            ---------------------------------------
       Cash and Cash Equivalents at End of Year .......................     $   2,131      $  47,218      $ 105,318
                                                                            =======================================

NOTE 14-REGULATORY MATTERS

The Company and its bank subsidiaries are subject to the risk based capital guidelines administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier 1 capital to total risk weighted assets of 4% and a Tier 1 capital to average assets of 4% ("Leverage Ratio"). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1999, the most recent notification from the various regulators categorized the Company and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and not be subject to any written order, agreement or directive. There are no conditions or events since such notifications that management believes have changed this classification.

The following table sets forth the Company's regulatory capital at December 31, 1999, under the rules applicable at such date. At such date, management believes that the Company meets all capital adequacy requirements to which it is subject:

(DOLLARS IN THOUSANDS)                 Amount      Ratio
                                   ---------------------
Tier 1 Capital ...............     $  811,977     11.48%
Regulatory Requirement .......        282,868      4.00%
                                   ---------------------
Excess .......................     $  529,109      7.48%
                                   =====================
Total Risk Adjusted Capital ..     $  880,572     12.45%
Regulatory Requirement .......        565,735      8.00%
                                   ---------------------
Excess .......................     $  314,837      4.45%
                                   =====================
Risk Weighted Assets .........     $7,071,689
                                   ==========

The Company's Leverage Capital Ratio at December 31, 1999 was 6.84%. The Tier 1, Total Risk Based and Leverage Capital Ratios of North Fork were 9.69%, 10.68%, and 5.68%, respectively, at December 31, 1999. The Tier I, Total Risk Based and Leverage Capital Ratios of Superior were 72.49%, 73.18%, and 7.36%, respectively, at December 31, 1999.

           Dividends from North Fork to the Company are limited by the regulations of the New York State Banking Department to North Fork's current year's earnings plus the prior two years' retained net profits. North Fork's dividend capability at January 1, 2000, pursuant to the regulations, was $28.3 million. Dividends from Superior are similarly limited by regulations of the State of Connecticut.

           Certain of North Fork's deposit liabilities acquired in previous thrift acquisitions are insured under the SAIF fund (SAIF insured deposits at December 31, 1999 were approximately $3.0 billion) and accordingly are subject to higher quarterly assessments.

NOTE 15-DERIVATIVES FINANCIAL INSTRUMENTS

Periodically, the Company enters into interest rate agreements, including interest rate swaps, caps, and floors, as part of its management of interest rate exposure. These agreements are entered into as hedges against interest rate risk and are designated against specific assets and liabilities.

Interest rate swaps outstanding at December 31, 1999 are summarized as follows (dollars in thousands):


                                                                  Fixed       Variable
                                                               Notional  Interest Rate  Interest Rate
MATURITY                                                         Amount         Paying      Receiving
-----------------------------------------------------------------------------------------------------
November 2000 .......................................          $100,000          4.62%          6.11%
November 2001 .......................................          $100,000          4.66%          6.11%
November 2001 .......................................          $100,000          4.72%          6.11%
May 2008 ............................................          $ 75,000          6.14%          6.13%
                                                               --------
   Total Notional Amount of Interest Rate Swaps .....          $375,000
                                                               ========

These agreements require the Company to make periodic fixed rate payments while receiving periodic variable rate payments indexed to the three month London Interbank Offer Rate ("LIBOR"). At December 31, 1999 and 1998, the Company's interest rate swaps had an unrealized gain of $13.9 million and an unrealized loss of $1.0 million, respectively.

NOTE 16-OTHER COMMITMENTS AND CONTINGENT LIABILITIES

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

The notional principal amount of the off-balance sheet financial instruments at December 31, is as follows:

                                                                               1999                1998
                                                                        Contract or         Contract or
(IN THOUSANDS)                                                               Amount              Amount
                                                                        -----------         -----------
Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit.....................................      $589,658            $468,556
    Standby letters of credit........................................        60,473              45,229

(b) LEASE COMMITMENTS

At December 31, 1999, the Company was obligated under a number of non-cancelable leases for land and buildings that expire at various dates through August 2016. Minimum annual rental commitments, exclusive of taxes and other charges, under non-cancelable leases are summarized as follows:


YEAR ENDED DECEMBER 31:                                          Minimum
(IN THOUSANDS)                                                   Rentals
                                                                 -------
2000.........................................................    $ 8,054
2001.........................................................      7,178
2002.........................................................      6,668
2003.........................................................      5,725
2004.........................................................      4,777
Thereafter...................................................     13,349

Rent expense for the years ended December 31, 1999, 1998, and 1997 amounted to $6.9 million, $6.4 million, and $6.9 million, respectively.

(c) OTHER MATTERS

On February 11, 2000, shareholders approved a reduction in the par value of the Company's common stock from $2.50 per share to $0.01 per share and increased the Company's authorized common shares from 200 million to 500 million.

           The Company and its subsidiaries are subject to certain pending and threatened legal actions which arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on its financial condition or results of operations.

NOTE 17-DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                                 1999                          1998
                                                      -------------------------------------------------------
                                                        Carrying      Estimated       Carrying      Estimated
(IN THOUSANDS)                                            Amount     Fair Value         Amount     Fair Value
                                                      -------------------------------------------------------
Cash and Cash Equivalents...........................  $  363,713     $  363,713     $  180,505     $  180,505
Securities Held-to-Maturity.........................   1,229,703      1,179,181      1,571,545      1,574,196
Securities Available-for-Sale(1)....................   3,588,015      3,588,015      2,984,035      2,984,035
                                                      -------------------------------------------------------
    Total Cash, Cash Equivalents and Securities.....  $5,181,431     $5,130,909     $4,736,085     $4,738,736
                                                      =======================================================

(1) Excludes $4.9 million in unrealized gains and $3.8 million in unrealized losses on related interest swap agreements, used to hedge certain debt securities at December 31, 1999 and 1998, respectively.

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

                                                                 1999                         1998
                                                      ----------------------------------------------------
                                                       Carrying      Estimated      Carrying     Estimated
(IN THOUSANDS)                                           Amount     Fair Value        Amount    Fair Value
                                                      ----------------------------------------------------
Gross Loans.........................................  $6,630,506    $6,530,986    $5,731,424    $5,889,662
                                                      ====================================================

DEPOSIT LIABILITIES AND BORROWINGS

The carrying amount for demand deposits, savings, NOW, money market accounts and borrowings with an interest sensitive period of 90 days or less, are reasonable estimates of fair value. Fair value for certificates of deposit and other borrowings are estimated by discounting the future cash flows using the rates currently offered for deposits and borrowings of similar remaining maturities. The following table presents the carrying value and estimated fair value of the deposits and borrowings as of December 31,

                                                                                    1999                      1998
                                                                        ---------------------------------------------------
                                                                           Carrying     Estimated     Carrying    Estimated
(IN THOUSANDS)                                                               Amount    Fair Value       Amount   Fair Value
                                                                        ---------------------------------------------------
Demand Deposits.....................................................    $ 1,507,162   $ 1,507,162   $1,263,105   $1,263,105
Savings.............................................................      2,034,085     2,034,085    2,052,650    2,052,650
NOW and Money Market................................................        931,040       931,040      897,372      897,372
Certificates of Deposit.............................................      2,072,463     2,084,178    2,214,495    2,244,254
Borrowings with an Interest Sensitive Period of 90 days or less.....      3,203,700     3,203,700      823,300      823,300
Borrowings with an Interest Sensitive Period Greater Than 90 Days...      1,305,500     1,296,578    2,166,796    2,209,348
                                                                        ---------------------------------------------------
    Total Deposit Liabilities and Borrowings........................    $11,053,950   $11,056,743   $9,417,718   $9,490,029
                                                                        ===================================================

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

           At December 31, 1999 and 1998, there was no significant unrealized appreciation or depreciation on these financial instruments.

DERIVATIVE FINANCIAL INSTRUMENTS

The fair value of derivative financial instruments is estimated based on quoted market prices from various brokers. The following table presents the carrying value and the estimated fair value of derivative financial instruments as of December 31,

                                                               1999                      1998
                                                      -------------------------------------------------
                                                      Carrying      Estimated    Carrying    Estimated
                                                        Amount     Fair Value      Amount   Fair Value
                                                      -------------------------------------------------
Off Balance Sheet Instruments......................     $4,902        $13,930    $(3,812)        $(957)
                                                      =================================================

NOTE 18-SUBSEQUENT EVENT

DIME BANCORP, INC.

On March 5, 2000, the Company announced its intention to offer an exchange of the Company's common stock and cash for the common stock of Dime Bancorp, Inc. ("Dime"), the parent company of Dime Savings Bank of New York, FSB. The purpose is for the Company to acquire control of, and, thereafter the entire common equity interest in Dime. Under the terms of the proposal, each share of Dime's common stock would be exchanged for 0.9302 shares of the Company's common stock and $2.00 cash. The offer is contingent on various conditions, including (i) conditions that would require Dime's stockholders not to approve the Dime's proposed merger with another financial institution, (ii) a minimum number of shares of Dime's common stock to be tendered, (iii) making of Dime's stockholder rights plan inapplicable to the Company's offer, (iv) approval of the Company's stockholders of the issuance of the Company's common stock in the offer and the merger, and (v) receipt of required regulatory approvals. The transaction should close during the third quarter of 2000, if all of the Company's conditions are met. The transaction, as proposed, is expected to be treated as a tax-free reorganization for tax purposes and accounted as a purchase for accounting purposes.

           Dime had total assets of $23.9 billion, net loans of $15.2 billion, investments of $4.2 billion, deposits of $14.3 billion and stockholder's equity of $1.5 billion at December 31, 1999.

           Contingent on the closure of the above proposed transaction, the Company entered into a stock purchase agreement with FleetBoston Corporation ("FleetBoston"). Pursuant to this agreement, FleetBoston agreed to purchase (i) 250,000 shares of the Company's 7.5% Series B Non-Cumulative Convertible Preferred Stock, par value $1.00 per share and with a liquidation preference of $1,000.00 per share, convertible at $18.69 per share into the Company's common stock and (ii) Common Stock Purchase Rights to acquire 7,500,000 shares of the Company's common stock at an exercise price of $17.88, for an aggregate purchase price of $250 million.

           In connection with the Company's announcement of the aforementioned proposed acquisition, a lawsuit has been filed by Dime alleging that the Company and FleetBoston's actions violate anti-trust laws. The Company is of the opinion that the allegations raised in the Dime's complaint are without merit and intends to contest the allegations vigorously.

NOTE 19-RECENT ACCOUNTING PRONOUNCEMENTS

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

     In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS 133", delaying its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. Management is currently evaluating the effect SFAS 133 will have on its financial statements.

     At December 31, 1999, the Company was party to three interest rate swap contracts with an aggregate notional value of $375 million.

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTH FORK BANCORPORATION, INC.;

We have audited the accompanying consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1999 and 1998, the related consolidated statements of income, cash flows, changes in stockholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries at December 31, 1999 and 1998, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

New York, New York

January 18, 2000, except for note 2 (a) and (b), and note 18, which is as of March 10, 2000

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

     Management maintains accounting systems and internal controls to meet its responsibilities for reliable consolidated financial statements. There are inherent limitations in the effectiveness of internal controls, including the possibility of errors or irregularities. Furthermore, because of changes in conditions, the effectiveness of internal controls may vary over time. Management believes that these systems and controls provide reasonable assurance that assets are safe-guarded and transactions are properly recorded and executed, in accordance with management's authorization. An internal audit function is maintained to continually evaluate the adequacy and effectiveness of such internal controls, policies, and procedures.

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