Form 10-K, Exhibit 13
period 2000-12-31
NORTH FORK BANCORPORATION INC
filed 2001-03-29
CIK 352510

SELECTED FINANCIAL DATA

Selected financial data for each of the years in the five-year period ended December 31, 2000 are set forth below. The Company's consolidated financial statements and notes thereto as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 are included elsewhere herein.


(in thousands, except ratios and per share amounts)                  2000         1999          1998         1997         1996
                                                              ----------------------------------------------------------------
STATEMENT OF INCOME DATA:
Interest Income (tax equivalent basis)(3)                     $ 1,087,137  $   938,336   $   876,419  $   841,443  $   725,925
Interest Expense                                                  480,608      405,424       366,932      366,677      321,324
                                                              ----------------------------------------------------------------
  Net Interest Income (tax equivalent basis)                      606,529      532,912       509,487      474,766      404,601
Less: Tax Equivalent Adjustment                                    14,537        8,753         5,506        7,408        3,818
                                                              ----------------------------------------------------------------
  Net Interest Income                                             591,992      524,159       503,981      467,358      400,783
Provision for Loan Losses                                          17,000        6,013        15,551        8,748        8,640
Non-Interest Income                                                99,375       62,400        60,733       63,984       42,947
Net Securities Gains                                                3,138       13,578         9,433       15,398        6,226
Non-Interest Expense                                              197,218      178,872       174,065      184,616      197,983
Capital Securities Costs                                           20,054       16,843        16,843        9,235           25
Amortization & Write-down of Intangible Assets                     20,263        8,408        14,479        7,292        6,364
Merger Related Restructure Charges                                 50,499           -         52,452           -        21,613
Dime Related Expenses                                              13,500           -             -            -            -
                                                              ----------------------------------------------------------------
  Income Before Income Taxes                                      375,971      390,001       300,757      336,849      215,331
Provision for Income Taxes                                        141,206      140,480        88,394      129,238       94,158
                                                              ----------------------------------------------------------------
  Net Income                                                  $   234,765  $   249,521   $   212,363  $   207,611  $   121,173
                                                              ================================================================
PER SHARE:
Net Income - Basic                                            $      1.40  $      1.53   $      1.25  $      1.25  $       .73
Net Income - Diluted                                                 1.39         1.52          1.23         1.22          .71
Cash Dividends(4)                                                     .72          .63           .65          .38          .28
Dividend Payout Ratio(4)                                               53%          39%           55%          32%          36%
Book Value at December 31                                     $      7.55  $      6.38   $      7.16  $      6.73  $      5.68
Market Price at December 31                                   $     24.56  $     17.59   $     23.94  $     22.50  $     11.88

BALANCE SHEET DATA AT DECEMBER 31:
Total Assets                                                  $14,840,962  $13,676,156   $12,301,205  $11,608,663  $10,207,450
Securities:
  Available-for-Sale                                            3,467,663    3,682,210     3,072,737    2,226,512    1,359,771
  Held-to-Maturity                                              1,090,677    1,351,504     1,780,002    2,116,275    2,312,084
Loans, net                                                      9,394,713    7,897,688     6,889,876    6,744,756    5,904,174
Demand Deposits                                                 2,025,249    1,558,044     1,321,861      992,525      813,504
Interest Bearing Deposits                                       7,143,946    6,083,519     6,255,524    6,487,344    6,548,658
Federal Funds Purchased & Securities Sold
   Under Agreements to Repurchase                               2,350,882    2,665,200     2,955,096    2,104,036    1,075,487
Other Borrowings                                                1,653,265    1,894,000        85,000      449,600      590,088
Capital Securities                                                244,339      199,314       199,289      199,264       99,637
Stockholders' Equity                                          $ 1,213,918  $   999,098   $ 1,213,726  $ 1,138,403  $   944,733

AVERAGE BALANCE SHEET DATA:
Total Assets                                                  $14,577,966  $13,088,336   $11,668,690  $11,091,598  $ 9,817,132
Securities                                                      4,778,616    5,024,986     4,124,175    4,247,513    3,893,545
Loans, net                                                      8,958,180    7,319,285     6,826,252    6,269,877    5,357,503
Total Deposits                                                  8,784,258    7,688,185     7,633,085    7,330,401    7,296,380
Federal Funds Purchased & Securities Sold
  Under Agreements to Repurchase                                2,549,886    2,911,802     2,236,257    1,944,592      939,365
Other Borrowings                                                1,515,109      897,386       189,071      485,200      533,516
Capital Securities                                                238,327      199,302       199,277      105,646          281
Stockholders' Equity                                          $ 1,303,455  $ 1,162,387   $ 1,211,607  $ 1,015,819  $   921,397


(in thousands, except ratios and per share amounts)                  2000         1999         1998          1997         1996
                                                                  ------------------------------------------------------------
SELECTED RATIOS:
Return on Average Total Assets                                       1.61%        1.91%         1.82%        1.87%        1.23%
Return on Average Stockholders' Equity(5)                           17.54        21.69         18.29        21.01        13.34
Core Efficiency Ratio(6)                                            34.38        34.50         34.61        37.44        41.59
Net Interest Margin(3)                                               4.39         4.26          4.60         4.48         4.31
Average Stockholders' Equity to Average Assets                       8.94         8.88         10.38         9.16         9.39
Tier I Capital Ratio                                                12.38        13.70         17.26        17.97        17.15
Total Risk Adjusted Capital Ratio                                   13.40        14.95         18.82        19.11        18.32
Leverage Capital Ratio                                               7.62         8.57         10.76        10.53         9.47
Allowance for Loan Losses to Non-Performing Loans                     601          493           494          158          122
Non-Performing Loans to Total Loans, net                              .16          .19           .23          .75         1.09
Non-Performing Assets to Total Assets                                 .10          .12           .16          .49          .69

WEIGHTED AVERAGE SHARES:
  BASIC                                                           167,214      162,992       170,085      166,335      166,690
  DILUTED                                                         168,531      164,440       171,988      169,903      170,015
BRANCH OFFICES                                                        150          112           111           85           82

(1) In February 2000, JSB Financial, Inc. ("JSB") was acquired in a transaction accounted for using the pooling-of-interests method of accounting. Accordingly, the financial results for all periods presented have been retroactively restated to include JSB (see "Notes to Consolidated Financial Statements -- Note 2(b)-Business Combinations").

(2) In February 2000, Reliance Bancorp, Inc. ("Reliance") was acquired in a transaction accounted for using the purchase method of accounting. Accordingly, the Company's results of operations reflect Reliance activity subsequent to the acquisition date (see "Notes to Consolidated Financial Statements -- Note 2(a)-Business Combinations").

(3) Interest income on a tax equivalent basis includes the additional amount of interest income that would have been earned if the Company's investment in certain interest earning assets (see "Management Discussion and Analysis -- Net Interest Income") had been made in those assets subject to New York State and City, and Federal income taxes yielding the same after-tax income.

(4) Cash dividends per share represent amounts for the Company on a historical basis. In December 1998, the Company declared a special cash dividend of $0.15. The dividend payout ratio for 2000, exclusive of the merger related restructure charge, was 44%.

(5) Excludes the effect of the SFAS No. 115 adjustment.

(6) The core efficiency ratio is defined as the ratio of non-interest expense, net of other real estate expenses and other non-recurring charges, to net interest income on a tax equivalent basis and other non-interest income, net of securities gains/(losses) and other non-recurring items.

MANAGEMENT'S DISCUSSION AND ANALYSIS


FORWARD-LOOKING STATEMENTS

This document and other documents filed by the Company with the Securities and Exchange Commission ("SEC") have forward-looking statements. In addition, the Company's senior management may make forward-looking statements orally to analysts, investors, the media, and others. Forward-looking statements might include one or more of the following:

         - Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items;

         - Descriptions of plans or objectives of management for future operations, products, or services, including pending acquisition transactions;

         -        Forecasts of future economic performance; and

         - Descriptions of assumptions underlying or relating to any of the foregoing.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", or words of similar meaning, or future or conditional verbs such as "will", "would", "should", "could", or "may".

     Forward-looking statements present the Company's expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond the Company's control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

     Factors that may cause or contribute to such differences include, among others, the following possibilities: (1) changes in general business and economic conditions on both a regional and national level; (2) increased competition in terms of the products and services the Company offers and the markets in which the Company conducts its business; (3) changes in the interest rate environment, which may impact interest margins; and (4) accounting, tax, legislative, regulatory, and technological changes may also affect the business in which the Company is engaged.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.


MANAGEMENT'S DISCUSSION AND ANALYSIS

This section presents management's discussion and analysis of the consolidated results of operations and financial condition of North Fork Bancorporation, Inc. (the "Company"), a $14.8 billion multi-bank holding company headquartered in Melville, New York. The Company ranks among the nation's top 50 bank holding companies when measured by performance and size. The Company's primary bank subsidiary, North Fork Bank ("North Fork"), operates through 148 full-service retail-banking facilities located in the New York metropolitan area, one of the most densely populated and wealthiest markets in the nation. North Fork focuses on providing superior customer service to both personal and commercial clients by offering the convenience of electronic banking as well as an array of financial products and brokerage/investment management services through its non-bank subsidiaries, Compass Investment Services Corp. ("Compass") and Amivest Corporation ("Amivest"). The Company's other bank subsidiary, Superior Savings of New England, N.A. ("Superior"), a nationally chartered bank headquartered in the Connecticut county of New Haven, operates from two locations. In July 2000, Superior's charter was changed from a Connecticut State chartered savings bank to a nationally chartered bank. Superior conducts an electronic banking operation focused on gathering deposits throughout the northeast.

     On February 18, 2000, Reliance Bancorp, Inc. ("Reliance"), the parent company of Reliance Federal Savings Bank, was merged with and into the Company in a transaction accounted for using the purchase method of accounting. Accordingly, the consolidated financial statements and the accompanying management's discussion and analysis include Reliance activity subsequent to the acquisition date. Reliance had $2.4 billion in total assets, $0.9 billion in net loans, $1.5 billion in deposits, and $175 million in capital. Reliance Federal Savings Bank operated through 29 retail-banking facilities throughout Nassau and Suffolk Counties, New York, as well as the New York City borough of Queens. The Company issued 2.0 shares of its common stock for each share of Reliance's common stock outstanding, or 17.1 million shares that had been held in the Company's treasury. Goodwill arising from this transaction of $285.7 million is being amortized on a straight-line method over 20 years (See "Notes to Consolidated Financial Statements -- Note 2(a)-Business Combinations").

     On February 29, 2000, JSB Financial, Inc. ("JSB"), the parent Company of Jamaica Savings Bank, was merged with and into the Company in a transaction accounted for in accordance with the pooling-of-interests method of accounting. JSB had $1.7 billion in total assets, $1.3 billion in loans, $1.1 billion in deposits, and $376.4 million in capital. Jamaica Savings Bank operated from 13 retail-banking facilities in the New York City boroughs of Manhattan and Queens and in Nassau and Suffolk Counties, New York. The Company issued 3.0 shares of its common stock for each share of JSB's common stock outstanding, or issued
28.3 million of its common shares. The Company recorded a merger related restructuring charge totaling $50.5 million, or $43.3 million after tax (See "Notes to Consolidated Financial Statements -- Note 2(b)-Business Combinations").

     On September 28, 2000, the Board of Directors, after considering the ability to consistently generate excess capital from earnings, approved a share repurchase program of up to 17.1 million, or 10%, of the Company's common shares. As of December 31, 2000, 14.1 million shares were repurchased at an average cost of $19.80. The Company's capital ratios remain well in excess of regulatory requirements (See "Capital" section of this discussion and analysis).

     On February 13, 2001, the Company entered into an agreement to acquire Commercial Bank of New York ("CBNY"), for approximately $175 million in cash. The transaction is expected to close in the third quarter of 2001. At December 31, 2000, CBNY had $1.5 billion in total assets, $0.5 billion in loans, $1.3 billion in deposits and $101 million in capital. CBNY operates from 14 retail-banking facilities, including 11 in the borough of Manhattan.

     The discussion and analysis that follows should be read in conjunction with the financial statements and supplementary data contained elsewhere in this 2000 Annual Report to Shareholders.


OVERVIEW

The Company continued to be among the industry leaders in every key measure of operating performance during the year and, once again, achieved record earnings totaling $278.1 million, or diluted earnings per share of $1.65, when adjusted for the merger related restructuring charge incurred in connection with the JSB merger. Return on average total assets and average stockholders' equity, exclusive of this charge, were 1.91% and 20.78%, respectively, placing the Company in a leading position among top bank holding companies. Net income, return on average assets and return on average equity, including this charge during 2000, were $234.8 million, or diluted earnings per share of $1.39, 1.61% and 17.54%, respectively. In 1999, earnings totaled $249.5 million, or diluted earnings per share of $1.52, while return on average total assets and average stockholders' equity was 1.91% and 21.69%, respectively.

     The continued growth in demand deposits and the generation of fee income demonstrated the Company's proven capability of transforming thrift acquisitions into commercial banking enterprises. Additional factors contributing to this growth have been; (a) the Manhattan de novo expansion, (b) continued emphasis on developing deposit relationships with borrowers, and (c) the use of incentive compensation plans tied to demand deposit and earnings growth. Demand deposits increased 30.0% to $2.0 billion and represent 22.1% of total deposits at year-end, as compared to $1.6 billion or 20.4% of deposits at December 31, 1999. For the five-year period ended December 31, 2000, demand deposits increased approximately 150%. Non-interest income, excluding gains on the sale of securities and facilities, increased 38.3% over 1999 to $86.3 million. This increase is attributable in part to the Reliance purchase acquisition and the success in making multiple commercial banking and financial service products available to approximately 300,000 new Reliance and JSB customers and new market areas.

     The Company differentiated itself in a region dominated by large nationally focused financial institutions as demonstrated by its loan portfolio growth and overall asset quality. During 2000, the loan portfolio grew, exclusive of loan sales and the Reliance transactions, by $759.9 million, or 10%, to $9.4 billion with increases reflected in various segments of the portfolio. Recent short-term rate reductions should have a favorable impact on loan portfolio growth during 2001. Performance of the loan portfolio and overall asset quality remained stellar, as non-performing assets totaled $15.4 million, or 0.10% of total assets, at December 31, 2000. The allowance for loan losses to non-performing loans was 601% at December 31, 2000, demonstrating the ability to grow the loan portfolio while avoiding high risk, volatile lending products such as nationally syndicated loans, credit card loans and subprime consumer loans. At December 31, 1999, non-performing assets totaled $15.9 million, or 0.12% of total assets.

     During 2000, non-interest expense, exclusive of the aforementioned merger related restructuring charge and Dime related acquisition expenses of $50.5 million and $13.5 million, respectively (See "Non-Interest Expense" section of this discussion and analysis), increased $33.4 million or 16.4% to $237.5 million. This increase is primarily attributable to the operating costs associated with the former Reliance franchise, that was recorded as a purchase transaction. The Company ranks among the most efficient bank holding companies in the nation, with a core efficiency ratio of 34.4%. Management demonstrated, once again, its ability to reduce operating expenses and enhance revenues subsequent to its mergers and acquisitions while successfully growing its core businesses.


NET INTEREST INCOME

Net interest income, which represents the difference between income on interest earning assets and expense on interest bearing liabilities, is the primary source of earnings. Net interest income is affected by the level and composition of assets, liabilities, and equity, as well as changes in market interest rates.

     During 2000, net interest income increased $67.8 million, or 12.9%, to $592.0 million when compared to $524.2 million in 1999. The growth in interest income was due to a 38 basis point improvement in the yield on average interest earning assets to 7.88% and a $1.3 billion, or 10.4%, increase in the level of average interest earning assets to $13.8 billion. The Reliance purchase acquisition added approximately $2.3 billion in interest earning assets. Absolute growth levels were partially offset by management's decision to sell approximately $1.1 billion of available-for-sale securities. The proceeds were used to repay higher costing short-term borrowings. Additionally, the mix of interest earning assets changed modestly as management elected to fund a portion of loan growth from securities portfolio's cash flows. Management believes that the net interest margin will continue to improve during 2001 due to: (a) the Federal Reserve Bank's recent actions lowering short-term interest rates; (b) continued growth in higher yielding loans; and (c) projected growth in deposits through its expanded branch network.

     Average loans increased $1.7 billion, or 22.4%, to $9.0 billion in 2000, when compared to $7.3 billion in 1999. The growth included approximately $766 million attributable to Reliance with the balance generated from internal loan origination. Each component of the portfolio showed measurable growth. The yield on average loans was 8.16% or a modest 2 basis point decline from the 1999 levels. Average loans represent 64.9% of average interest earning assets, as compared to 58.5% in the comparable prior year period, reflecting management's decision to fund loan growth from securities portfolios cash flows. Recent reductions in both short-term interest rates and the prime rate of interest should play favorably on loan growth, while having a modest impact on lowering loan yields.

     Average securities declined $246.4 million to $4.8 billion in 2000, while the yield on average securities improved 81 basis points to 7.36%. Factors contributing to the decline in average securities and the improvement in yield were as follows: (a) approximately $1.3 billion in securities were acquired in the Reliance purchase transaction, with a yield of 7.85%; (b) the aforementioned sale of $1.1 billion in the lower yielding available-for-sale securities; and
(c) the reinvestment of a portion of the securities portfolio cash flows at higher interest rates due to market conditions throughout 2000.

     During 2000, interest expense increased $75.2 million, or 18.5%, over the comparable prior year period to $480.6 million. This was attributable to a $1.0 billion, or 10.1%, increase in average interest bearing liabilities to $11.1 billion and a 31 basis points increase in the average cost of funds to 4.34%.

     During 2000, average total borrowings increased $255.8 million, or 6.7%, to $4.1 billion, while the average cost of funds increased 64 basis points to 6.17% reflecting increases in market interest rates. Factors contributing to the increase in average borrowings were: (a) approximately $700 million in borrowings assumed in the Reliance transaction and; (b) the use of borrowings to fund a portion of the loan growth and share repurchase program, partially offset by the proceeds from the sale of $1.1 billion in available-for-sale securities. During 2000, management kept the average duration of its borrowings short-term which, based upon the recent declines in short-term interest rates, should have a favorable impact on the cost of funds and net interest margin in 2001. The use of interest rate swaps and floors decreased interest expense by $6.0 million and $2.0 million in 2000 and 1999, respectively (See "Asset/Liability Management" section of this discussion and analysis).

     Average time and savings deposits, which continue to represent a stable funding source, increased $756.0 million to $7.0 billion at an average cost of funds of 3.28% during 2000, from $6.3 billion, costing 3.12% during 1999. These increases were due primarily to the acquisition of Reliance and the impact of higher interest rates on certain money market and certificate of deposit products.

     Average demand deposits increased $340.1 million, or 23.7%, to $1.8 billion during 2000. This significant achievement was the result of the conversion of previously acquired savings bank locations into full-service commercial banking branches, an expanded presence in the Manhattan marketplace, an emphasis on developing deposit relationships with borrowers, and the use of incentive compensation plans. At December 31, 2000, demand deposits represented 22.1% of total deposits, as compared to 20.4% at December 31, 1999.

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



Years Ended December 31,                                              2000 VS. 1999                       1999 vs. 1998
                                                            -----------------------------------------------------------------------
                                                                        CHANGE IN                           Change in
                                                            -----------------------------------------------------------------------
                                                             AVERAGE     AVERAGE  NET INTEREST    Average     Average  Net Interest
(in thousands)                                                VOLUME        RATE     INCOME      Volume        Rate       Income
                                                            -----------------------------------------------------------------------
INTEREST INCOME FROM EARNING ASSETS:
Securities                                                  $(16,706)    $39,370   $ 22,664    $ 59,232    $ (8,602)  $ 50,630
Loans, net(2)                                                133,735      (1,258)   132,477      41,362     (34,215)     7,147
Money Market Investments                                      (5,978)       (362)    (6,340)      2,268       1,872      4,140
                                                            -----------------------------------------------------------------------
  Total Interest Income                                      111,051      37,750    148,801     102,862     (40,945)    61,917
                                                            -----------------------------------------------------------------------
INTEREST EXPENSE ON LIABILITIES:
Savings, NOW & Money Market Deposits                        $  9,511     $ 3,495   $ 13,006   $  (1,917)   $(12,405)  $(14,322)
Time Deposits                                                 13,081       8,820     21,901      (8,111)     (8,759)   (16,870)
Federal Funds Purchased and Securities Sold
  Under Agreements to Repurchase                             (21,119)     15,282     (5,837)     37,554      (5,774)    31,780
Other Borrowings                                              38,181       7,933     46,114      39,272      (1,368)    37,904
                                                            -----------------------------------------------------------------------
  Total Interest Expense                                      39,654      35,530     75,184      66,798     (28,306)    38,492
                                                            -----------------------------------------------------------------------
Net Change in Net Interest Income                           $ 71,397     $ 2,220   $ 73,617    $ 36,064    $(12,639)  $ 23,425
                                                            =======================================================================

(1) The above table is presented on a tax equivalent basis.

(2) Non-accrual loans are included in the average outstanding loan balances.

The following table presents an analysis of net interest income by each major category of interest earning assets and interest-bearing liabilities for the years ended December 31,


                                                    2000                          1999                            1998
                                      ----------------------------------------------------------------------------------------------
                                        AVERAGE              AVERAGE    Average              Average    Average              Average
(dollars in thousands)                  BALANCE   INTEREST    RATE      Balance    Interest     Rate    Balance   Interest     Rate
                                      ----------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Securities                            $ 4,778,616 $ 351,841    7.36%  $ 5,024,986  $329,177     6.55%  $ 4,124,175  $278,547   6.75%
Loans, net(1)                           8,958,180   730,977    8.16%    7,319,285   598,500     8.18%    6,826,252   591,353   8.66%
Money Market Investments                   66,708     4,319    6.47%      158,862    10,659     6.71%      121,672     6,519   5.36%
                                      ---------------------           ---------------------            ---------------------
  Total Interest Earning Assets        13,803,504 1,087,137    7.88%   12,503,133   938,336     7.50%   11,072,099   876,419   7.92%
                                      ---------------------           ---------------------            ---------------------

NON-INTEREST EARNING ASSETS:
Cash and Due from Banks                   237,836                         197,988                          169,351
Other Assets(2)                           536,626                         387,215                          427,240
                                      -----------                      ----------                       ----------
  Total Assets                        $14,577,966                     $13,088,336                      $11,668,690
                                      ===========                      ==========                       ==========

INTEREST BEARING LIABILITIES:
Savings, NOW & Money Market
Deposits                              $ 4,083,387 $ 79,559    1.95%   $ 3,588,800  $ 66,553     1.85%  $ 3,677,831  $ 80,875   2.20%
Time Deposits                           2,926,780  150,216    5.13%     2,665,385   128,315     4.81%    2,828,260   145,185   5.13%
                                      --------------------             --------------------            ---------------------
  Total Savings and Time Deposits       7,010,167  229,775    3.28%     6,254,185   194,868     3.12%    6,506,091   226,060   3.47%
Federal Funds Purchased & Securities
Sold  Under Agreements to Repurchase    2,549,886  155,126    6.08%     2,911,802   160,963     5.53%    2,236,257   129,183   5.78%
Other Borrowings                        1,515,109   95,707    6.32%       897,386    49,593     5.53%      189,071    11,689   6.18%
                                      --------------------             --------------------            ---------------------
  Total Borrowings                      4,064,995  250,833    6.17%     3,809,188   210,556     5.53%    2,425,328   140,872   5.81%
                                      --------------------             --------------------            ---------------------
  Total Interest Bearing Liabilities   11,075,162  480,608    4.34%    10,063,373   405,424     4.03%    8,931,419   366,932   4.11%
                                      --------------------             --------------------            ---------------------
Rate Spread                                                   3.54%                             3.47%                          3.81%

NON-INTEREST BEARING LIABILITIES:
Demand Deposits                         1,774,091                       1,434,000                        1,126,994
Other Liabilities                         186,931                         229,274                          199,393
                                      -----------                      ----------                        ---------
  Total Liabilities                    13,036,184                      11,726,647                       10,257,806
Capital Securities                        238,327                         199,302                          199,277
Stockholders' Equity                    1,303,455                       1,162,387                        1,211,607
                                      -----------                      ----------                       ----------
  Total Liabilities and
  Stockholders' Equity                $14,577,966                     $13,088,336                      $11,668,690
                                      ===========                      ==========                       ==========

Net Interest Income and Net
  Interest Margin(3)                               606,529    4.39%                 532,912     4.26%                509,487   4.60%
Less: Tax Equivalent Adjustment                    (14,537)                          (8,753)                          (5,506)
                                                   -------                          -------                         --------
  Net Interest Income                            $ 591,992                         $524,159                         $503,981
                                                   =======                         ========                         ========


(1) For purposes of these computations, non-accrual loans are included in the average outstanding loan balances.

(2) For purposes of these computations, unrealized gains/(losses) on available-for-sale securities are recorded in other assets.

(3) Interest income on a tax equivalent basis includes the additional amount of income that would have been earned if investment in tax exempt money market investments and securities, state and municipal obligations, non-taxable loans, public equity and debt securities, and U.S. Treasuries had been made in securities and loans subject to Federal, State, and Local income taxes yielding the same after tax income. The tax equivalent amount for $1.00 of those aforementioned categories was $1.75, $1.47, $1.55, $1.43, and $1.03 during 2000; $1.75, $1.48, $1.55, $1.43, and $1.03 during 1999; N/A, $1.58,
  $1.56, $1.43, and $1.03 during 1998.

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

     The risk assessment program includes a coordinated approach to the management of liquidity, capital and interest rate risk. This risk assessment process is governed by policies and limits established by senior management, which are reviewed and approved by the Asset/Liability Committee of the Board of Directors ("ALCO"). ALCO provides guidance for the day to day asset/liability activities of the Company. ALCO meets periodically to evaluate the impact of changes in market interest rates on interest earning assets and interest bearing liabilities, net interest margin, capital and liquidity, and to evaluate management's strategic plan. The balance sheet structure is primarily short-term with most assets and liabilities repricing or maturing in less than five years. Management monitors the sensitivity of net interest income by utilizing a dynamic simulation model complemented by a traditional gap analysis. This model measures net interest income sensitivity and volatility to interest rate changes. It involves a degree of estimation based on certain assumptions that management believes to be reasonable. Factors considered include actual maturities, estimated cash flows, repricing characteristics, deposit growth/retention and the relative sensitivity of assets and liabilities to changes in market interest rates. Utilizing this process, management can estimate and project the impact of changes in interest rates on net interest income. This relative sensitivity is important to consider since the core deposit base is not subject to the same degree of interest rate sensitivity as its assets or borrowings. Core deposit costs are internally controlled and generally exhibit less sensitivity to changes in interest rates than adjustable rate assets or liabilities whose yields or cost of funds are based on external indices and change in concert with market interest rates. Management has established certain limits for the potential volatility of net interest income, assuming certain levels of change in market interest rates with the objective of maintaining a stable level of net interest income under various probable rate scenarios. Management may choose to extend the maturities of its funding sources and/or reduce the repricing mismatches of its assets or liabilities by using derivative instruments such as interest rate swaps. Additionally, management may use interest rate collars, interest rate floors, and interest rate cap agreements to assist in insulating it from volatile interest rate changes.

     Based upon the aforementioned factors regarding the simulation model, projected net interest income for the next twelve months was modeled based on both an immediate rise or fall in interest rates as well as gradual movements in interest rates over the twelve month period. Based on the information and assumptions in effect at December 31, 2000, management believes that a 100 basis point gradual increase in interest rates over the next twelve months would decrease net interest income by $14.8 million or 2.4% while a gradual decrease in interest rates would increase net interest income by $12.8 million or 2.1%. It should be emphasized, however, that the estimated exposures set forth above are dependent on material assumptions such as those previously discussed.

     The traditional gap analysis complements the income simulation modeling, primarily focusing on the longer-term structure of the balance sheet, since the gap analysis does not assess the relative sensitivity of assets and liabilities to changes in interest rates. The gap analysis is prepared based on the maturity and repricing characteristics of interest earning assets and interest bearing liabilities for selected time periods. The mismatch between repricings or maturities within a time period is commonly referred to as the "gap" for that period. A positive gap (asset sensitive), where interest-rate sensitive assets exceed interest-rate sensitive liabilities, generally will result in the net interest margin increasing in a rising rate environment and decreasing in a falling rate environment. A negative gap (liability sensitive) will generally have the opposite results on the net interest margin. However, the gap analysis is static in nature, therefore, the maturity and repricing characteristics of interest earning assets and interest bearing liabilities can change considerably with changes in interest rates.

     The following table reflects the repricing of the balance sheet, or "gap" position at December 31, 2000.


(dollars in thousands)                               0-90          91-180       181-365        1-5          Over 5
                                                     Days           Days          Days         Years         Years         Total
                                                 -----------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Money Market Investments                         $    17,578    $      --     $       --    $      --      $      --     $    17,578
Securities(1)                                        618,771        197,777       369,155    1,940,115      1,415,514      4,541,332
Loans, net(2)(3)                                   1,298,776        419,125       882,179    4,304,783      2,480,706      9,385,569
                                                 -----------------------------------------------------------------------------------
  Total Interest Earning Assets                  $ 1,935,125    $   616,902   $ 1,251,334   $6,244,898     $3,896,220    $13,944,479
                                                 -----------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
Savings, NOW and Money Market Deposits(4)        $   748,578    $   614,187   $ 1,228,374   $1,637,832     $      --       4,228,971
Time Deposits                                      1,037,892        635,487       888,158      353,363             75      2,914,975
Federal Funds Purchased and Securities
  Sold Under Agreements to Repurchase              1,549,700            --            --       701,182        100,000      2,350,882
Other Borrowings                                   1,102,709            --            --       500,000         50,556      1,653,265
Capital Securities                                       --             --            --          --          244,339        244,339
                                                 -----------------------------------------------------------------------------------
  Total Interest Bearing Liabilities             $ 4,438,879    $ 1,249,674   $ 2,116,532   $3,192,377     $  394,970    $11,392,432
                                                 -----------------------------------------------------------------------------------
Gap Before Off-Balance Sheet Derivatives         $(2,503,754)   $  (632,772)  $  (865,198)  $3,052,521     $3,501,250
Off Balance Sheet Derivatives                        200,000         25,000      (150,000)          --        (75,000)
                                                 --------------------------------------------------------------------
Cumulative Difference Between Interest Earning
  Assets and Interest Bearing Liabilities After
  Off-Balance Sheet Derivatives                  $(2,303,754)   $(2,911,526)  $(3,926,724)  $ (874,203)    $2,552,047
                                                 ======================================================================
Cumulative Difference as a Percentage of Total
  Assets                                              (15.52)%       (19.62)%      (26.46)%      (5.89)%        17.20%
                                                 ======================================================================


(1) Based upon (a) contractual maturity, (b) repricing date, if applicable, and
    (c) projected repayments of principal based upon experience. Amounts exclude the unrealized gains/(losses) on securities available-for-sale.

(2) Based upon (a) contractual maturity, (b) repricing date, if applicable, and
    (c) management's estimate of principal prepayments.

(3) Excludes non-accrual loans totaling $9.1 million.

(4) Estimated 60% of Money Market Deposit run-off in less than one year with the remaining balance withdrawn evenly through year three. Estimated 60% of Savings and NOW deposit run-off in the first two years with remaining balance withdrawn evenly through year five.


     The strategy for the securities portfolio is to maintain a short duration, minimizing the exposure to sustained increases in interest rates. This is achieved primarily through investments in securities with predictable cash flows and short average lives, and secondly through the use of certain adjustable rate instruments. The duration of the portfolio at year-end was 3.7. The amortizing securities are almost exclusively mortgage-backed securities ("MBS"), which comprise over 78% of the portfolio. These instruments provide a relatively stable source of cash flows, although they may be impacted by changes in interest rates. Such MBS securities are either guaranteed by FHLMC, GNMA or FNMA, or constitute collateralized mortgage-backed obligations ("CMO's") backed by U.S. government agency securities or CMO private issuances, which are principally AAA rated and are conservative current pay sequentials or PAC structures. Consistent with the Company's asset/liability management policies of limiting exposure to interest rate risk, management sold approximately $1.1 billion in lower yielding available-for-sale securities, the proceeds of which were used to reduce short-term borrowings. This strategy was undertaken due to the changed risk profile produced by the recent acquisitions.

     To reduce interest rate risk associated with the repricing mismatch that exists between interest earning assets and interest bearing liabilities, management, from time to time, uses off-balance sheet instruments. Off-balance sheet instruments used to manage this exposure are designated as hedges of specific assets and liabilities. Accrual accounting is applied to these hedges, and the income or expense is recorded in the same category as that of the related balance sheet item. Management typically uses interest rate swaps and interest rate floors and caps. At December 31, 2000, $350 million of interest rate swap agreements and $1.0 billion in interest rate floors were outstanding. $275 million in swap agreements hedging certain borrowings require the Company to make periodic fixed rate payments while receiving periodic variable rate payments indexed to the three month LIBOR rate. These swaps have maturities of up to 10 years and, as of December 31, 2000, had an unrealized gain of $2.2 million. $75 million in swaps hedging certain time deposits require the Company to make periodic floating rate payments while receiving periodic fixed rate payments indexed to the 1 month LIBOR rate. These agreements mature within one year and, as of December 31, 2000, had an unrealized gain of $0.3 million. The use of interest rate swap agreements decreased interest expense by $6.0 million and $2.0 million in 2000 and 1999, respectively (See "Net Interest Income" section of this discussion and analysis). Effective January 1, 2001, the Company was required to adopt Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") (See "Recent Accounting Pronouncement" section of this discussion and analysis). In accordance with the criteria specified in SFAS 133, the aforementioned swap agreements totaling $275 million and $75 million qualify as cash flow and fair value hedges, respectively.

     $1.0 billion in interest rate floors were purchased in 2000 to mitigate exposure to net interest income due to declines in interest rates. These floors mature in July 2003 and entitle the Company to receive payment if three-month LIBOR declines below 5.5%. These instruments increase in value as interest rates decline. At December 31, 2000, these floors had an unrealized gain of $4.2 million. They do not meet the hedging criteria of SFAS 133 and accordingly, will be recorded on the balance sheet at fair value effective January 1, 2001. Future changes in their fair value will be recorded through the income statement.

     The credit risk associated with these off-balance sheet instruments is the risk of non-performance by the counterparty to the agreements. However, management does not anticipate non-performance by the counterparty and monitors/controls the risk through its asset/liability management procedures. (See "Notes to Consolidated Financial Statements -- Note 15-Derivative Financial Instruments").


The tables that follow depict the amortized cost, contractual maturities and approximate weighted average yields (on a tax equivalent basis) of the held-to-maturity and available-for-sale securities portfolios at December 31, 2000, respectively:

HELD-TO-MATURITY

                                                                            U.S.
                                                     State &             Government
(dollars in thousands)                              Municipal             Agencies'           Other
Maturity                                          Obligations   Yield    Obligations Yield  Securities  Yield     Total       Yield
------------------------------------------------------------------------------------------------------------------------------------
Within 1 Year                                      $15,084       7.11%   $24         8.88%   $   245     7.90%   $   15,353    7.13%
After 1 But Within 5 Years                          37,646       7.19    --           --      13,822     6.33        51,468    6.96
After 5 But Within 10 Years                         14,226       6.64    --           --       1,154     6.72        15,380    6.65
After 10 Years                                      11,755       6.98    --           --         --        --        11,755    6.98
                                                   ---------------------------------------------------------------------------------
  Subtotal                                          78,711       7.04%    24         8.88%    15,221     6.38%       93,956    6.94%
CMO's                                                                                                               635,358    6.29
Mortgage-Backed Securities                                                                                          361,363    6.65
                                                   ---------------------------------------------------------------------------------
  Total Securities                                 $78,711       7.04%   $24         8.88%   $15,221     6.38%   $1,090,677    6.47%
                                                   =================================================================================

AVAILABLE-FOR-SALE(1)

                                                                           U.S.
                                        U.S.           State &             Government
(dollars in thousands)              Treasury           Municipal           Agencies'           Other
Maturity                            Securities  Yield  Obligations  Yield  Obligations  Yield  Securities  Yield  Total        Yield
------------------------------------------------------------------------------------------------------------------------------------
Within 1 Year                        $20,030    6.10%  $    --       --    $ 24,783     6.40%  $    --      --    $   44,813   6.27%
After 1 But Within 5 Years               --      --     36,487      7.97%    33,101     7.22     13,338    7.89%      82,926   7.66
After 5 But Within 10 Years              --      --     53,177      8.24     92,316     7.40     30,705    8.98      176,198   7.93
Due After 10 Years                       --      --       --         --         --       --     318,668    8.84      318,668   8.84
                                     -----------------------------------------------------------------------------------------------
  Subtotal                            20,030    6.10%   89,664      8.13%   150,200     7.20%   362,711    8.82%     622,605   8.24%
CMO's                                                                                                              2,020,852   7.41
Mortgage -- Backed Securities                                                                                        553,793   7.96
Equity Securities                                                                                                    253,405   7.16
                                     -----------------------------------------------------------------------------------------------
  Total Securities                   $20,030    6.10%  $89,664      8.13%  $150,200     7.20%  $362,711    8.82%  $3,450,655   7.63%
                                     ===============================================================================================

(1) Unrealized gains/(losses) have been excluded for presentation purposes.


The following table presents the composition of the carrying value of the securities portfolio in each of the last three years at December 31,


(in thousands)                                                                                     2000        1999       1998
                                                                                             ---------------------------------
CMO Private Issuances                                                                        $2,152,615  $2,398,255 $2,318,551
CMO Agency Issuances                                                                            545,190     578,114    329,739
Mortgage-Backed Securities                                                                      916,833   1,317,091  1,295,301
Equity Securities                                                                               256,145     336,554    300,140
State & Municipal Obligations                                                                   169,241      76,173     71,837
U.S. Government Agencies' Obligations                                                           151,770     106,261    277,481
U.S. Treasury Securities                                                                         20,050      19,978     31,345
Other Securities                                                                                346,496     201,288    228,345
                                                                                             ---------------------------------
  Total                                                                                      $4,558,340  $5,033,714 $4,852,739
                                                                                             =================================

The following are approximate contractual maturities and sensitivities to changes in interest rates of certain loans, exclusive of non-commercial real estate mortgages, consumer loans and non-accrual loans as of December 31, 2000:


                                                                                                      Maturities
                                                                                 ------------------------------------------------
                                                                                              Due After
                                                                                               One But
                                                                                 Due Within   Within Five   Due After
(in thousands)                                                                     One Year      Years      Five Years    Total
                                                                                 ---------------------------------------------------
TYPES OF LOANS:
Mortgage Loans-Multi-family                                                     $  290,793    $1,453,010     $1,573,091   $3,316,894
Mortgage Loans-Commercial                                                          388,388       697,635        415,977    1,502,000
Commercial & Industrial                                                            541,095       477,261         15,766    1,034,122
Construction & Land Loans                                                          140,706         1,048             -       141,754
                                                                                 ---------------------------------------------------
  Total                                                                          $1,360,982   $2,628,954     $2,004,834   $5,994,770
                                                                                 ===================================================
RATE PROVISIONS:
Amounts with Fixed Interest Rates                                                $  219,177   $1,883,256     $1,946,034   $4,048,467
Amounts with Adjustable Interest Rates                                            1,141,805      745,698         58,800    1,946,303
                                                                                 ---------------------------------------------------
  Total                                                                          $1,360,982   $2,628,954     $2,004,834   $5,994,770
                                                                                 ===================================================


The following table shows the classification of the average daily deposits and average rates paid for each of the last three years ended December 31,


                                                                     2000                   1999                    1998
                                                             --------------------------------------------------------------------
                                                                AVERAGE   AVERAGE      Average  Average        Average   Average
(dollars in thousands)                                          BALANCE      RATE      Balance     Rate        Balance    Rate
                                                             --------------------------------------------------------------------
Demand Deposits                                              $1,774,091       -      $1,434,000     -        $1,126,993     -
Savings Deposits                                              2,917,475     1.94%     2,603,859   1.88%       2,715,339   2.17%
NOW & Money Market Deposits                                   1,165,912     1.96        984,941   1.78          980,159   2.23
Time Deposits                                                 2,926,780     5.13      2,665,385   4.81        2,810,594   5.17
                                                             --------------------------------------------------------------------
  Total Deposits                                             $8,784,258     2.62%    $7,688,185   2.53%      $7,633,085   2.96%
                                                             ====================================================================

At December 31, 2000, the remaining maturities of certificates of deposit in amounts of $100,000 and greater were as follows:

(in thousands)                                                     2000
                                                                --------
3 Months and Less                                               $369,503
3 to 6 Months                                                     91,901
6 to 12 Months                                                   106,563
Greater than One Year                                             61,812
                                                                --------
                                                                $629,779
                                                                ========

LIQUIDITY

The objective of liquidity management is to ensure the availability of sufficient resources by the Company and its subsidiaries to meet their financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise.

     Sources of liquidity include dividends from subsidiaries, borrowings, the sale of available-for-sale securities, and funds available through the capital markets. Dividends from the Company's banking subsidiaries are limited by regulatory guidelines. Pursuant to these regulations, the banking subsidiaries had $21.0 million of retained earnings available for dividends.

     The banking subsidiaries have numerous sources of liquidity including loan and security principal repayments and maturities, lines-of-credit with other financial institutions, the ability to borrow under repurchase agreements and Federal Home Loan Bank ("FHLB") advances utilizing their unpledged securities and mortgage related loan portfolios, the sale of available-for-sale securities, the securitization, or sale of loans, and growth in deposits.

     The banking subsidiaries currently have the ability to borrow an additional $3.8 billion on a secured basis, utilizing mortgage related loans and securities as collateral. At December 31, 2000, the Company had $3.1 billion in outstanding borrowings with the FHLB.

     The Company and its banking subsidiaries' liquidity positions are monitored daily to ensure the maintenance of an optimum level and efficient use of available funds. Management believes that sufficient liquidity exists to meet their operating requirements.


LOAN PORTFOLIO

The loan portfolio is primarily secured by real estate in the New York metropolitan area. The risk inherent in this portfolio is dependent on both regional and general economic stability, which affects property values, and the financial well being and creditworthiness of the borrowers.

     At December 31, 2000, the loan portfolio increased $1.5 billion, or 18.9%, to $9.4 billion with growth reflected in all segments of the portfolio. The growth during the past year has resulted from origination and the Reliance purchase acquisition. Reliance provided approximately $0.9 billion in net loans, principally multi-family loans, residential mortgages, and consumer loans. The loan portfolio increased, exclusive of loan sales and the Reliance transactions, by $759.9 million, or approximately 10%. Contributing to this increase has been the success of the recently formed subsidiary, All Points Capital Corp., our equipment and lease finance company. All Points, during its first year of operations, originated $263.3 million in loans through a national distribution network. The absolute level of loan growth during the past year has been tempered by the sale of $138.4 million in performing loans which, based on the underlying collateral, may not perform as well in a weakening economy. Recent short-term rate reductions should have a favorable impact on loan portfolio growth during 2001.

     To minimize the credit risk related to the portfolio's real estate concentration, management utilizes prudent underwriting standards and diversifies the type and locations of loans. Multi-family mortgage loans generally are for $1-$5 million and are secured by properties located in the New York metropolitan area. The multi-family business includes loans on various types and geographically diverse apartment complexes. These mortgages are dependent largely on sufficient income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family mortgages do not fully amortize, thereby; the principal outstanding is not significantly reduced prior to contractual maturity. The residential mortgage portfolio is comprised primarily of first mortgage loans on owner occupied 1-4 family residences located in the Company's market. The commercial mortgage portfolio contains loans secured by professional office buildings, retail stores, shopping centers and industrial developments. Commercial loans consist primarily of loans to small and medium size businesses, as well as lease finance lending. The commercial mortgage and commercial loan portfolios do not contain any syndicated loans. Consumer loans are primarily issued to finance new and used automobiles and are originated through an expanded dealer network. The credit risk in auto lending is dependent on the creditworthiness of the borrower and the value of the collateral. The average loan originated is generally between $15-$30 thousand for periods ranging from 36-60 months. The consumer loan portfolio does not contain higher risk credit card and sub prime loans. Land loans are used to finance the acquisition of vacant land for future residential and commercial development. Construction loans finance the construction of industrial and residential developments. The construction and land development portfolios do not contain any AD&C loans.

     The real estate underwriting standards include various limits on the loan-to-value ratios based on the type of property and considers, among other things, the creditworthiness of the borrower, the location of the real estate, the condition and value of the security property, the quality of the organization managing the property, and the viability of the project including occupancy rates, tenants and lease terms. Additionally, the underwriting standards require appraisals, periodic inspections of the properties, and ongoing monitoring of operating results.


The following table represents the components of the loan portfolio at December 31,

(dollars in thousands)                        2000               1999              1998             1997            1996
                                        --------------------------------------------------------------------------------------
Mortgage Loans - Multi-family           $3,316,894    35%  $2,827,272   36%  $2,656,998  38%  $2,365,770   35% $1,823,262   31%
Mortgage Loans - Residential             2,634,030    28%   2,221,779   28%   1,988,184  29%   2,228,530   33%  2,291,156   39%
Mortgage Loans - Commercial              1,503,795    16%   1,327,001   17%   1,173,229  17%   1,263,910   19%  1,072,460   18%
Commercial & Industrial                  1,035,071    11%     697,763    9%     520,130   8%     444,480    6%    359,788    6%
Consumer Loans                             778,218     8%     752,256    9%     493,966   7%     412,840    6%    325,404    5%
Construction & Land Loans                  141,754     2%      87,257    1%      77,202   1%      54,119    1%     63,576    1%
                                        ---------------------------------------------------------------------------------------
  Total                                 $9,409,762   100%  $7,913,328  100%  $6,909,709 100%  $6,769,649  100% $5,935,646  100%
Less:
  Unearned Income & Fees                    15,049             15,640            19,833           24,893           31,472
                                        ---------------------------------------------------------------------------------------
  Loans, net                            $9,394,713         $7,897,688        $6,889,876       $6,744,756       $5,904,174
                                        =======================================================================================


ASSET QUALITY

At December 31, 2000, non-performing assets were $15.4 million, representing a $0.5 million decline, despite acquiring $7.1 million in non-performing assets from Reliance. The level of non-performing assets, as well as the positive five-year trend, is the result of an effective loan administration and workout procedures, as well as a strong local economy. Non-performing loans at December 31, 2000 consisted of $5.5 million in consumer loans, $5.1 million in residential mortgages, $2.2 million in commercial mortgages, $1.8 million in commercial loans, $0.1 million in multi-family mortgages, and $0.2 million in construction and land loans. No assurance can be given as to the future level of non-performing assets, since the economic environment, interest rates, and other internal and external factors will influence these levels.

The components of non-performing assets and restructured, accruing loans are detailed below at December 31,


(in thousands)                                                              2000       1999        1998        1997       1996
                                                                         -----------------------------------------------------
Loans Ninety Days Past Due and Still Accruing                            $ 5,777   $  6,130     $ 7,920     $ 6,929    $ 8,385
Non-Accrual Loans                                                          9,144      8,998       7,805      43,985     56,051
                                                                         -----------------------------------------------------
  Non-Performing Loans                                                    14,921     15,128      15,725      50,914     64,436
Other Real Estate                                                            499        787       3,494       6,416      5,742
                                                                         -----------------------------------------------------
  Non-Performing Assets                                                  $15,420   $ 15,915     $19,219     $57,330    $70,178
                                                                         =====================================================
Restructured, Accruing Loans                                             $    -    $    --      $ 2,426     $16,407    $21,426
                                                                         =====================================================
Allowance for Loan Losses to Non-Performing Loans                            601%       493%        494%        158%       122%
Allowance for Loan Losses to Total Loans, net                                .95%       .94%       1.13%       1.19%      1.33%
Non-Performing Loans to Total Loans, net                                     .16%       .19%        .23%        .75%      1.09%
Non-Performing Assets to Total Assets                                        .10%       .12%        .16%        .49%       .69%


     Loans are classified as restructured loans when management has granted, for economic or legal reasons related to the borrower's financial condition, concessions to the customer that it would not otherwise consider. Generally, this occurs when the cash flow of the borrower is insufficient to service the loan under its original terms. Loans restructured are reported as such in the year of restructuring. In subsequent reporting periods, if the loan yields a market rate of interest, is performing in accordance with the restructure terms and management expects such performance to continue, the loan is then removed from its restructured status. The substantial decline in restructured accruing loans over the past five years is a result of principal repayments, maturities, and the satisfaction of the performance requirements.


ALLOWANCE FOR LOAN LOSSES

The determination of the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses included in the consolidated financial statements is the responsibility of management. The evaluation process is undertaken on a quarterly basis, but may increase in frequency should conditions arise that would require management's prompt attention, such as business combinations and opportunities to dispose of non-performing and marginally performing loans by bulk sale or any development which may indicate an adverse trend. During the five-year period ended December 31, 2000, several mergers and acquisitions of commercial banks and thrift companies were completed. Generally, in these transactions the merged entity's loan underwriting standards were less restrictive than the Company's, thereby, increasing the level of the risk in the portfolio.
     The methodology employed for assessing the appropriateness of the allowance consists of the following criteria:

         o The establishment of reserve amounts for all specifically identified criticized loans, including those arising from business combinations, that have been designated as requiring attention by management's internal loan review program, bank regulatory examinations or the external auditors.

         o An average one-year loss factor is applied to smaller balance homogenous types of loans not subject to specific review. These loans include residential 1-4 family properties and consumer loans.

         o An allocation to the remaining loans giving effect to historical loss experience over several years and linked to cyclical trends.

     Recognition is also given to the changed risk profile brought about by business combinations, customer knowledge, the results of the ongoing credit-quality monitoring processes and the cyclical nature of economic and business conditions. An important consideration in applying these methodologies is the concentration of real estate related loans located in the New York metropolitan area.

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

     The final allocation of the allowance is made by applying several years of loss experience to categories of loans. It gives recognition to the loss experience of acquired businesses, business cycle changes and the real estate components of loans. Since many loans depend upon the sufficiency of collateral, any adverse trend in the real estate markets could seriously affect underlying values available to protect against loss. This condition existed in the early part of the 1990's when the Company experienced sizable real estate loan losses.

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


                                             % OF                % of                 % of                 % of                 % of
                                            LOANS               Loans                Loans                Loans                Loans
                                  2000   TO TOTAL      1999  to Total      1998   to Total      1997   to Total      1996   to Total
(dollars in thousands)          AMOUNT      LOANS    Amount     Loans    Amount      Loans    Amount      Loans    Amount      Loans
                               ----------------------------------------------------------------------------------------------------
Mortgage Loans - Multi-family  $ 8,292        35%   $ 7,172       36%   $ 9,503        38%   $ 9,813        35%   $ 7,978        31%
Mortgage Loans - Residential    17,721        28%    15,552       28%    14,926        29%    10,410        33%    11,837        39%
Mortgage Loans - Commercial     20,704        16%    21,083       17%    23,631        17%    25,185        19%    25,766        18%
Commercial & Industrial         15,951        11%     8,990        9%    11,408         8%    11,513         6%    14,790         6%
Consumer Loans                  15,564         8%    14,293        9%     9,880         7%     7,254         6%     5,410         5%
Construction & Land Loans        4,226         2%     2,182        1%     2,770         1%     1,936         1%     2,019         1%
Unallocated                      7,195        --      5,253       --      5,565        --     14,162        --     10,807        --
                               ----------------------------------------------------------------------------------------------------
  Total                        $89,653       100%   $74,525      100%   $77,683       100%   $80,273       100%   $78,607       100%
                               =====================================================================================================


     Based upon the process employed and giving recognition to all attendant factors associated with the loan portfolio, management considers the allowance for loan losses at December 31, 2000 to be adequate.

Transactions in the Allowance for Loan Losses are summarized as follows for the years ended December 31,


(dollars in thousands)                                           2000           1999            1998            1997           1996
                                                           ------------------------------------------------------------------------
LOANS (NET OF UNEARNED INCOME & FEES):
Average Balance                                            $8,958,180     $7,319,285     $ 6,826,252      $6,269,877     $5,357,503
End of Year                                                 9,394,713      7,897,688       6,889,876       6,744,756      5,904,174
                                                           ========================================================================
ANALYSIS OF ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Year                               $   74,525     $   77,683     $    80,273      $   78,607     $   82,596

LOANS CHARGED-OFF:
Mortgage Loans - Commercial                                       350          1,104           5,225           3,932          7,022
Consumer Loans and Leases                                      13,209          9,758           6,464           3,086          1,159
Commercial & Industrial                                         3,349          2,382           2,567           1,888          2,623
Mortgage Loans - Residential                                      665          1,012           6,482           2,908          6,014
Mortgage Loans - Multi-family                                      29            109             287             226            548
Construction and Land Loans                                        --             --             896             121          1,237
                                                           ------------------------------------------------------------------------
  Total Charge-Offs                                            17,602         14,365          21,921          12,161         18,603

RECOVERIES OF LOANS CHARGED-OFF:
Mortgage Loans - Commercial                                       124            690             153             634            513
Consumer Loans and Leases                                       5,454          3,218           2,330             652            529
Commercial & Industrial                                           918          1,151           1,149           1,114            544
Mortgage Loans - Residential                                       77            105              51              71             97
Mortgage Loans - Multi-family                                      88             30              95              19            725
Construction and Land Loans                                        --             --              57              95            284
                                                           ------------------------------------------------------------------------
  Total Recoveries                                              6,661          5,194           3,835           2,585          2,692

NET LOANS CHARGED-OFF:                                         10,941          9,171          18,086           9,576         15,911
Provision for Loan Losses                                      17,000          6,013          15,551           8,748          8,640
Net Merger Activity for the Quarter Ended December 31,(1)          --             --             (55)             --            190
Additional Allowance Acquired in Purchase Acquisitions          9,069             --              --           2,494          3,092
                                                           ------------------------------------------------------------------------
Balance at End of Year                                     $   89,653     $   74,525     $    77,683      $   80,273     $   78,607
                                                           ========================================================================

Net Charge-Offs to Average Loans, net                             .12%           .13%            .26%            .15%           .30%
                                                           ========================================================================
Allowance for Loan Losses to Non-performing Loans                 601%           493%            494%            158%           122%
                                                           ========================================================================

(1) Represents the activity of New York Bancorp and North Side for the quarters ended December 31, 1997 and 1995, respectively.


     The provision for loan losses during 2000 increased $11.0 million to $17.0 million, as compared to $6.0 million for the comparable prior year period. During the first quarter 2000, an additional provision of $6.8 million was recorded by management to conform the provisioning policies of the acquired institutions to those of the Company and to restore the Company's post-merger reserve coverage ratios to approximate pre-merger levels.

NON-INTEREST INCOME

Non-interest income, exclusive of net gains recognized on the sale of securities and certain facilities, increased $23.9 million, or 38.3%, to $86.3 million when compared to $62.4 million in the comparable prior year. The improvement in non-interest income was achieved through a $10.7 million, or 28.9%, increase in customer related fees and service charges to $47.5 million; an $8.4 million, or 147.4%, increase in other operating income to $14.2 million and a $1.9 million, or 12%, increase in investment management, commissions, and trust fees to $18.1 million. The increase in customer related fees and service charges resulted from the growth in deposits, primarily demand deposits, the introduction of new fee based services, changes in fee schedules of existing products, and the implementation of the Company's fee schedules on the former JSB and Reliance customer base. Check cashing fees of $2.8 million were generated through its subsidiary, CBMC, Inc. (d/b/a "Money Centers") acquired in the Reliance transaction. CBMC operates from five locations in Manhattan. Contributing to the growth in other operating income was: (a) a net gain of $2.3 million on the bulk sale of performing loans; (b) the expanded customer base from recent acquisitions and the de novo growth in Manhattan and; (c) the introduction of new fee based services and changes in the fee schedules of existing products.

     Net securities gains recognized during 2000 were $3.1 million, as compared to $13.6 million during 1999. The 2000 net gains included $19.7 million of losses from the $1.1 billion first quarter sale. For the balance of 2000 and during 1999, the Company recognized securities gains through the sale of equity and capital securities of certain publicly traded companies.

     During the year, a net gain of $13.0 million was recognized from the sale of certain owned facilities, which were no longer necessary as the operations of Reliance and JSB were consolidated into the Company.


NON-INTEREST EXPENSE

Non-interest expense, exclusive of a merger related restructuring charge and Dime related acquisition expenses of $50.5 million and $13.5 million, respectively (See "Notes to Consolidated Financial Statements -- Note 2 - Business Combinations"), increased $33.4 million or 16.4% to $237.5 million. The increase in non-interest expense resulted from increases of $11.9 million in amortization of intangible assets, $10.7 million in employee compensation and benefits, $3.2 million in capital securities costs, $3.2 million increase in occupancy and equipment costs, and $4.5 million in other operating expenses.

     The increase in the amortization of intangible assets is due to $285.7 million in goodwill recorded in connection with the purchase of Reliance. The increase in employee compensation and benefits expense is due primarily to the Company's purchase of Reliance, the formation of All Points Capital Corp, increases in incentive compensation directly linked to the growth in demand deposits and related fee income, annual merit increases, increased costs associated with employee benefits, and costs associated with the expansion in the Manhattan marketplace. The increase in capital securities costs resulted from the assumption of $45 million in capital securities previously issued by Reliance in April 1998. Occupancy and equipment costs and other operating expenses also increased due to the Reliance acquisition and the expansion in Manhattan.

     In March 2000, the Company announced its intention to commence an offer (the "offer") to exchange .9302 shares of the Company's common stock and $2.00 in cash for each outstanding share of Dime Bancorp, Inc. ("Dime"). Expenses of $13.5 million incurred in connection with its effort to acquire Dime consisted of legal fees, professional fees, shareholder notifications and mailings. On September 29, 2000, the offer expired, and the Company formally withdrew its registration statement on file with the Securities and Exchange Commission.

     The core efficiency ratio, which represents the ratio of non-interest expense, net of other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income, net of securities gains and losses and other non-recurring income, was 34.4% in 2000, as compared with 34.5% for the comparable prior year. The core efficiency ratio demonstrates management's ability to maintain a disciplined approach to monitoring the operating structure and controlling related costs while successfully reducing operating expenses and enhancing revenues subsequent to the mergers and acquisitions.

INCOME TAXES

For 2000, the effective tax rate was 37.6% compared to 36.0% for the year ended 1999. During 2000, the effective tax rate was negatively impacted by the recognition of certain non-deductible merger related restructuring costs associated with the JSB merger and the recapture of acquired state and local bad debt reserves. The effective tax rate, exclusive of the merger related restructuring charge and bad debt reserves, was 34.9% for 2000. Management anticipates that the effective tax rate will be approximately 35% for 2001. (See "Notes to Consolidated Financial Statements -- Note 10-Income Taxes").


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

     The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier 1 capital to total risk weighted assets of 4% and a Tier 1 capital to average assets of 4% ("Leverage Ratio"). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. As of December 31, 2000, the most recent notification from the various banking regulators categorized the Company and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and not be subject to any written order, agreement or directive. There are no conditions or events since such notification that management believes have changed this classification.


The following table sets forth the regulatory capital at December 31, 2000, under the rules applicable at such date. Management believes that the Company and its banking subsidiaries meet all capital adequacy requirements.


(dollars in thousands)                                  Amount        Ratio
                                                    -----------------------
Tier 1 Capital                                      $1,101,544        12.38%
Regulatory Requirement                                 355,935         4.00
                                                    ----------        -----
Excess                                              $  745,609         8.38%
                                                    =======================

Total Risk Adjusted Capital                         $1,192,430        13.40%
Regulatory Requirement                                 711,871         8.00
                                                    ----------        -----
Excess                                              $  480,559         5.40%
                                                    =======================
Risk Weighted Assets                                $8,898,387
                                                    ==========


The Company's Leverage Capital Ratio at December 31, 2000 was 7.62%.


     On September 28, 2000, the Board of Directors, after considering the Company's ability to consistently generate excess capital from earnings, approved a share repurchase program of up to 17.1 million, or 10%, of common stock. As of December 31, 2000, 14.1 million shares were repurchased under the program, at an average cost of $19.80.

RECENT ACCOUNTING PRONOUNCEMENTS


ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which was amended in 1999 and 2000 by SFAS No. 137, which delayed its effective date to January 1, 2001 and SFAS 138, which addressed a limited number of implementation issues. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The statement requires that all derivative instruments be recorded on the balance sheet at fair value. However, the accounting for changes in fair value of the derivative instrument depends on whether the derivative instrument qualifies as a hedge. If the derivative instrument qualifies as a hedge, the accounting treatment varies based on the type of risk being hedged. If the derivative instrument does not qualify as a hedge, changes in fair value are reported in earnings when they occur. Under SFAS 133, an entity that elects to apply hedge accounting is required to establish, at the inception of the hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

     SFAS 133 was implemented effective January 1, 2001. The impact on future results of operations will be dependent upon the fair value, nature, and purpose of the derivative instruments used by the Company. See "Asset/Liability Management" section of this discussion and analysis for further discussion regarding the impact of SFAS 133 on the Company.


ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). SFAS 140 replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", ("SFAS 125"). SFAS 140 revised the standards of accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes the financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Management believes that adoption of this statement will not have a material effect on the Company's consolidated statement of financial position.


COMPARISON BETWEEN 1999 AND 1998


EARNINGS SUMMARY

During 1999, earnings were $249.5 million, or diluted earnings per share of $1.52. In 1998, earnings were $251.0 million, or diluted earnings per share of $1.46, exclusive of a merger related restructure charge and other special items, totaling $38.6 million after taxes, or $0.23 per share, incurred in connection with the March 1998 merger of New York Bancorp ("NYB"). Returns on average total assets and average stockholders' equity for 1999 were 1.91% and 21.69%, respectively. During 1998, net income, including the aforementioned charges and special items, was $212.4 million, or diluted earnings per share of $1.23, respectively.

NET INTEREST INCOME

During 1999, net interest income increased $20.2 million or 4.0% to $524.2 million when compared to $504.0 million in 1998. This growth was achieved through a significant increase in the level and composition of interest earning assets, offset by a 34 basis point decline in the net interest margin. The decline in the net interest margin was due in large measure to management's decision to improve net interest income and net income by adding interest earning assets and interest bearing liabilities at spreads narrower than traditionally obtained if asset growth were funded with customer deposits. As a result, the net interest margin continued to decline throughout 1999 due to the aforementioned strategy.

     Interest income increased $58.7 million or 6.7% to $929.6 million in 1999. This improvement resulted from a $1.4 billion, or 12.9%, increase in average interest earning assets to $12.5 billion in 1999, partially offset by a 42 basis point decline in the yield on average earning assets from 7.92% to 7.50%.

     Average loans grew by $493.0 million, or 7.2%, to $7.3 billion in 1999. Each component of the loan portfolio contributed to the growth, with consumer loans reflecting the largest percentage increase. However, net interest margin and interest income was negatively impacted by a 48 basis point decline in yield on average loans to 8.18% during 1999. This decline was primarily due to competition for quality loans as well as prepayment and refinancing activity, the proceeds of which were reinvested into lower yielding loans reflecting market interest rates at the time. Loans represented 58.5% of average interest earning assets.

     Average investment securities increased $900.8 million, or 21.8%, and represented the largest component of the increase in average interest earning assets. This resulted from management's decision in early 1999 to improve net interest income and net income as previously described. The securities purchased during 1999 were principally collateralized mortgage-backed securities, which were classified as available-for-sale. However, this positive impact on net interest income and net income was partially offset by a 20 basis point decline in the yield on average securities to 6.55% for 1999, when compared to 6.75% in the comparable prior year. This decline was due to the aforementioned growth in the securities portfolio, accelerated prepayment activity, and the reinvestment of related cash flows throughout 1999 into lower yielding securities reflecting market interest rates.

     During 1999, interest expense increased $38.5 million, or 10.5%, over the comparable prior year to $405.4 million. This was attributable to a $1.1 billion, or 12.7%, increase in average interest bearing liabilities to $10.1 billion. The increase in interest expense due to the level of average interest bearing liabilities was partially offset by an eight basis point decline in the average cost of funds to 4.03% for 1999, as compared to 4.11% for the comparable prior year.

     The increase in average interest bearing liabilities resulted from management's decision to fund its growth in interest earning assets with principally short term repurchase agreements and Federal Home Loan Bank ("FHLB") advances. As a result of this decision, average total borrowings increased $1.4 billion, or 57.1%, to $3.8 billion during 1999, when compared to $2.4 billion during the comparable prior year. The average cost of funds on total borrowings during these periods declined 28 basis points to 5.53% from 5.81%, reflecting market interest rates during the respective periods.

     Average time and savings deposits, which continue to represent a stable funding source, were $6.3 billion, reflecting an average cost of funds of 3.12% during 1999, compared to $6.5 billion, with an average cost of funds of 3.47% during 1998. Both the level and cost of all interest bearing deposits were impacted by the decision to lower rates and overlay the Company's pricing and integration strategy on liabilities assumed in the NYB merger.

     Average demand deposits increased $307.0 million, or 27.2%, to $1.4 billion during 1999, as compared to $1.1 billion in 1998. The growth in demand deposits has been achieved through the successful conversion of acquired savings bank locations into full-service commercial banking locations, and an emphasis on developing deposit relationships with borrowers. At December 31, 1999, demand deposits represented 20.4% of total deposits, as compared to 17.4% at December 31, 1998.

     The use of interest rate swap agreements and stock indexed call options decreased interest expense by approximately $2.0 million and $0.8 million during 1999 and 1998, respectively. These derivative financial instruments were immaterial to the overall cost of funds and net interest margin during these respective period ends.

PROVISION FOR LOAN LOSSES

During 1999, the provision for loan losses decreased by $9.5 million to $6.0 million as compared to $15.5 million in 1998. Reflected in 1998 was a special provision of $11.5 million. This additional provision was due to the sale of $32 million in non-performing and marginally performing loans, at amounts below the loans' carrying values, acquired in the NYB merger. Due to the aforementioned sale, there was a corresponding charge to the allowance for loan losses. This decision was predicated on the fact that management could sell these loans into a liquid market, reinvest the cash into other interest earning assets, and mitigate potential carrying costs associated with their future workout and resolution. Historically, NYB did not actively sell non-performing and marginally performing loans as part of its workout and recovery process. Subsequent to these sales, its post-merger reserve coverage ratios were restored to approximate pre-merger levels.


NON-INTEREST INCOME

During 1999, non-interest income, exclusive of net securities gains, increased $1.7 million, or 2.7%, to $62.4 million. This increase in non-interest income resulted from a $3.6 million, or 10.9% increase in customer related fees and service charges to $36.9 million and a $3.0 million, or 22.3% increase in investment management, commissions and trust fees to $16.2 million. The increase in customer related fees and service charges was attributable to increased levels of demand deposits, revisions to deposit fee structures, and management's deposit integration strategy implemented on liabilities assumed in the NYB merger. Contributing to the growth in investment management and commissions and trust fees were the operating results of Amivest, which was acquired in a purchase transaction in June 1998, and the full array of financial service products provided to the expanded customer base. These improvements were partially offset by a $4.5 million, or 43.7% decrease in other operating income to $5.7 million primarily due to the recovery of prior period expenses on JSB troubled loans during 1998.

     During 1999, net securities gains increased to $13.6 million, when compared with net securities gains of $9.4 million in 1998. Gross realized gains in 1999 and 1998 resulted principally from the sale of equity positions and capital securities of certain publicly traded companies.


NON-INTEREST EXPENSE

During 1999, non-interest expense increased $6.6 million, or 3.3%, to $204.1 million from $197.6 million in 1998, excluding the merger related restructure charge and other special items totaling $52.5 million and $7.8 million, respectively, incurred in connection with the NYB merger. The increase in non-interest expense is attributable to a $6.8 million increase in compensation and employee benefits and a $1.9 million increase in occupancy and equipment, excluding the aforementioned special charges. The increase in employee compensation and benefits costs was due to the entrance into new markets, the expanded use of incentive compensation plans to achieve its objective of growing demand deposits and generating fee income, annual merit increases, and increased costs associated with employee benefits. Occupancy and equipment expense increased due in part to costs associated with the entrance into new markets and the opening of de novo branches in the borough of Manhattan.

     In 1998, a $6 million intangible asset write-down was recorded associated with a purchase transaction of a predecessor-acquired business. This asset was reviewed for possible impairment due to the acquisition of NYB and the consolidation of certain overlapping branch locations. The remaining assets and liabilities associated with the acquired business were branch facilities and customer deposit liabilities. The impact of the branch facilities was reviewed and determined to have a de minimis effect on the overall analysis. As of March 1998, the unamortized balance of the intangible asset was $11.2 million and the remaining customer deposit balances were $73.2 million. Quoted market prices were utilized for branch purchase and sale transactions at the time of the analysis to evaluate the intangible asset's remaining value and, consequently, the aforementioned charge was taken for the amount in excess of the current fair market value.

     The core efficiency ratio, which represents the ratio of non-interest expense, net of other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income, net of securities gains and losses and other non-recurring income, was 34.50% in 1999, as compared with 34.61% for the comparable prior year. The core efficiency ratio demonstrates management's ability to maintain a disciplined approach to monitoring its operating structure and controlling related costs.

INCOME TAXES

The effective tax rate for 1999 was 36.0% compared to 29.4% for 1998. During 1998, the effective tax rate was positively affected by a non-taxable distribution from corporate reorganizations. This reduction was partially offset by the recognition of certain non-deductible merger related restructuring costs associated with the NYB merger, the recapture of Home's state and city tax bad debt reserves, and the intangible asset write-down due to the realignment in the Company's business arising from the merger. The effective tax rate during 1998 exclusive of the merger related restructure charge, special items, and tax benefit was approximately 36.0%. (See "Notes to Consolidated Financial Statements -- Note 10-Income Taxes").

SELECTED STATISTICAL DATA


QUARTERLY FINANCIAL INFORMATION


(unaudited)
                                                              2000                                      1999
                                          ------------------------------------------------------------------------------------
                                               1ST       2ND       3RD       4TH       1st         2nd         3rd         4th
(in thousands, except per share amounts)       QTR       QTR       QTR       QTR       Qtr         Qtr         Qtr         Qtr
                                          ------------------------------------------------------------------------------------
Interest Income                           $254,167  $271,142  $271,974  $275,317  $222,541    $230,007    $236,422    $240,613
Interest Expense                           114,837   118,176   121,959   125,636    93,177      98,299     104,096     109,852
                                          ------------------------------------------------------------------------------------
Net Interest Income                        139,330   152,966   150,015   149,681   129,364     131,708     132,326     130,761
Provision for Loan Losses                    9,000     2,250     2,250     3,500     1,257       1,255       1,251       2,250
                                          ------------------------------------------------------------------------------------
Net Interest Income after
  Provision for Loan Losses                130,330   150,716   147,765   146,181   128,107     130,453     131,075     128,511
Non-Interest Income                          1,822    42,290    30,276    28,125    17,981      22,619      16,049      19,329
Non-Interest Expense                        57,047    58,369    61,020    61,099    50,660      51,140      51,218      51,105
Merger Related Restructure
  Charge                                    50,499        --        --        --        --          --          --          --
Dime Related Expenses                        6,000     2,300     5,200        --        --          --          --          --
                                          ------------------------------------------------------------------------------------
Income Before Income Taxes                  18,606   132,337   111,821   113,207    95,428     101,932      95,906      96,735
Provision for Income Taxes                  16,695    46,318    39,137    39,056    34,381      36,679      34,574      34,846
                                          ------------------------------------------------------------------------------------
Net Income                                $  1,911  $ 86,019  $ 72,684  $ 74,151  $ 61,047    $ 65,253    $ 61,332    $ 61,889
                                          ====================================================================================

PER SHARE:
Earnings Per Share -- Basic               $    .01  $    .50  $    .42  $    .46  $    .36    $    .39    $    .38    $    .40
Earnings Per Share -- Diluted             $    .01  $    .50  $    .42  $    .45  $    .36    $    .39    $    .37    $    .39
Common Stock Price Range
  High                                    $  17.88  $  18.44  $  21.63  $  24.94  $  23.88    $  23.63    $  21.81    $  21.63
  Low                                     $  14.50  $  15.13  $  15.44  $  18.06  $  21.00    $  20.13    $  17.69    $  17.13

CONSOLIDATED STATEMENTS OF INCOME


FOR THE YEARS ENDED DECEMBER 31,                                                        2000            1999            1998
                                                                                        ----            ----            ----
(in thousands, except per share amounts)
INTEREST INCOME:
Loans                                                                                $ 730,051        $597,524        $590,165
Mortgage-Backed Securities                                                             274,459         273,837         218,345
Other Securities                                                                        49,043          32,472          25,750
U.S. Treasury & Government Agency Securities                                            10,998          14,575          26,285
State & Municipal Obligations                                                            4,378           3,447           3,849
Money Market Investments                                                                 3,671           7,728           6,519
                                                                                     -----------------------------------------
   Total Interest Income                                                             1,072,600         929,583         870,913
                                                                                     -----------------------------------------

INTEREST EXPENSE:
Savings, NOW & Money Market Deposits                                                    79,559          66,553          80,875
Other Time Deposits                                                                    116,987          96,436         111,381
Certificates of Deposit, $100,000 & Over                                                33,229          31,879          33,804
Federal Funds Purchased & Securities Sold Under Agreements to Repurchase               155,126         160,963         129,183
Other Borrowings                                                                        95,707          49,593          11,689
                                                                                     -----------------------------------------
   Total Interest Expense                                                              480,608         405,424         366,932
                                                                                     -----------------------------------------
   Net Interest Income                                                                 591,992         524,159         503,981
Provision for Loan Losses                                                               17,000           6,013          15,551
                                                                                     -----------------------------------------
   Net Interest Income after Provision for Loan Losses                                 574,992         518,146         488,430
                                                                                     -----------------------------------------

NON-INTEREST INCOME:
Customer Related Fees & Service Charges                                                 47,543          36,894          33,273
Investment Management, Commissions & Trust Fees                                         18,110          16,175          13,225
Mortgage Banking Operations                                                              3,722           3,603           4,054
Check Cashing Fees                                                                       2,776             --              --
Other Operating Income                                                                  14,175           5,728          10,181
Securities Gains, net                                                                    3,138          13,578           9,433
Gain on Sale of Facilities, net                                                         13,049             --              --
                                                                                     -----------------------------------------
   Total Non-Interest Income                                                           102,513          75,978          70,166
                                                                                     -----------------------------------------

NON-INTEREST EXPENSE:
Employee Compensation & Benefits                                                       113,515         102,857          96,914
Occupancy & Equipment, net                                                              37,169          33,975          32,276
Amortization & Write-down of Intangible Assets                                          20,263           8,408          14,479
Capital Securities Costs                                                                20,054          16,843          16,843
Other Operating Expenses                                                                46,534          42,040          44,875
Merger Related Restructure Charge                                                       50,499             --           52,452
Dime Related Expenses                                                                   13,500             --              --
                                                                                     -----------------------------------------
   Total Non-Interest Expense                                                          301,534         204,123         257,839
                                                                                     -----------------------------------------
Income Before Income Taxes                                                             375,971         390,001         300,757
Provision for Income Taxes                                                             141,206         140,480          88,394
                                                                                     -----------------------------------------
   Net Income                                                                        $ 234,765        $249,521        $212,363
                                                                                     =========================================

Earnings Per Share -- Basic                                                              $1.40           $1.53           $1.25
Earnings Per Share -- Diluted                                                            $1.39           $1.52           $1.23


See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS


AT DECEMBER 31,                                                                                         2000            1999
                                                                                                        ----            ----
(dollars in thousands, except per share amounts)
ASSETS:
Cash & Due from Banks                                                                              $   292,456      $   317,434
Money Market Investments                                                                                17,578           85,767
Securities:
  Available-for-Sale ($1,701,463 pledged in 2000)                                                    3,467,663        3,682,210
  Held-to-Maturity ($722,075 pledged in 2000) (Fair Value $1,081,289 in 2000; $1,299,596 in 1999)    1,090,677        1,351,504
                                                                                                    ----------       ----------
   Total Securities                                                                                  4,558,340        5,033,714
                                                                                                    ----------       ----------
Loans                                                                                                9,409,762        7,913,328
  Less: Unearned Income and Fees                                                                        15,049           15,640
   Allowance for Loan Losses                                                                            89,653           74,525
                                                                                                    ----------       ----------
   Net Loans                                                                                         9,305,060        7,823,163
                                                                                                    ----------       ----------
Intangible Assets                                                                                      347,019           79,151
Premises & Equipment                                                                                    96,844           92,652
Accrued Income Receivable                                                                               96,914           78,651
Other Assets                                                                                           126,751          165,624
                                                                                                    ----------       ----------
   Total Assets                                                                                    $14,840,962      $13,676,156
                                                                                                    ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Demand Deposits                                                                                    $ 2,025,249      $ 1,558,044
Savings Deposits                                                                                     2,858,757        2,563,609
NOW & Money Market Deposits                                                                          1,370,214        1,034,872
Other Time Deposits                                                                                  2,285,196        1,965,827
Certificates of Deposit, $100,000 & Over                                                               629,779          519,211
                                                                                                    ----------       ----------
   Total Deposits                                                                                    9,169,195        7,641,563
                                                                                                    ----------       ----------
Federal Funds Purchased & Securities Sold Under Agreements to Repurchase                             2,350,882        2,665,200
Other Borrowings                                                                                     1,653,265        1,894,000
Accrued Expenses & Other Liabilities                                                                   209,363          276,981
                                                                                                    ----------       ----------
   Total Liabilities                                                                               $13,382,705      $12,477,744
                                                                                                    ----------       ----------


Capital Securities                                                                                   $ 244,339      $   199,314

STOCKHOLDERS' EQUITY:
Preferred Stock, par value $1.00; authorized 10,000,000 shares, unissued                             $       -      $        --
Common stock, par value $.01; authorized 500,000,000 shares;
  issued shares 174,580,778 in 2000; 193,126,522 in 1999                                                 1,746            1,931
Additional Paid in Capital                                                                             359,679          560,979
Retained Earnings                                                                                    1,147,375        1,026,546
Accumulated Other Comprehensive Income:
  Net Unrealized Gains/(Losses) on Securities Available-for-Sale, net of taxes                           9,694          (37,818)
Deferred Compensation                                                                                  (32,474)         (28,007)
Treasury Stock at cost; 13,749,753 shares in 2000; 36,541,330 shares in 1999                          (272,102)        (524,533)
                                                                                                    ----------       ----------
   Total Stockholders' Equity                                                                        1,213,918          999,098
                                                                                                    ----------       ----------
   Total Liabilities and Stockholders' Equity                                                      $14,840,962      $13,676,156
                                                                                                    ==========       ==========


See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,                                                        2000            1999            1998
                                                                                        ----            ----            ----
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                          $  234,765      $  249,521      $  212,363

ADJUSTMENTS TO RECONCILE NET INCOME TO
  NET CASH PROVIDED BY OPERATING ACTIVITIES:
Provision for Loan Losses                                                               17,000           6,013          15,551
Depreciation and Amortization                                                           14,901          14,830          13,059
Amortization & Write-down of Intangible Assets                                          20,263           8,408          14,479
Amortization of Securities Premiums                                                      5,574           9,922          12,809
Accretion of Discounts and Net Deferred Loan Fees                                      (25,422)         (9,426)        (11,260)
Securities Gains, net                                                                   (3,138)        (13,578)         (9,433)
Gain on Sale of Branch Facilities, net                                                 (13,049)             --              --
Gain on Sale of Loans                                                                   (2,303)             --              --
Other, net                                                                              13,632         (72,671)         53,245
                                                                                       -------         -------         -------
   Net Cash Provided by Operating Activities                                           262,223         193,019         300,813
                                                                                       -------         -------         -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Securities Held-to-Maturity                                               (21,947)       (402,777)     (1,617,184)
Proceeds from the Sale of Securities Held-to-Maturity                                   15,474              --              --
Maturities, Redemptions, Calls and Principal Repayments on
  Securities Held-to-Maturity                                                          266,090         828,801       1,005,390
Purchases of Securities Available-for-Sale                                            (756,439)     (1,835,466)     (2,168,102)
Proceeds from Sales of Securities Available-for-Sale                                 1,831,268         116,923       1,021,477
Maturities and Principal Repayments on Securities Available-for-Sale                   468,398       1,044,056       1,279,525
Loans Originated, net of principal repayments and charge-offs                         (786,716)     (1,099,873)       (313,354)
Proceeds from the Sale of Loans                                                        265,869          89,205         200,678
Purchase of Loans                                                                           --              --         (21,344)
Transfers to Other Real Estate, net of sales                                               351           4,225           5,670
Purchases of Premises and Equipment, net                                               (15,036)        (14,010)         (6,968)
Purchase Acquisition, net of cash acquired                                              36,858             --              805
                                                                                     ---------       ---------         -------
   Net Cash Provided by/(Used in) Investing Activities                               1,304,170      (1,268,916)       (613,407)
                                                                                     ---------       ---------         -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase in Customer Deposits Liabilities                                           26,053          64,178          52,185
Net (Decrease)/Increase in Borrowings                                               (1,279,057)      1,554,104         379,854
Net (Decrease)/Increase in Long Term Debt                                                   --         (35,000)         50,000
Purchase of Treasury Stock                                                            (289,931)       (289,313)        (87,928)
Common Stock Sold for Cash                                                               4,132           8,855          28,990
Cash Dividends Paid                                                                   (120,757)       (117,080)        (82,748)
                                                                                     ---------       ---------         -------
   Net Cash (Used in)/Provided by Financing Activities                              (1,659,560)      1,185,744         340,353
                                                                                     ---------       ---------         -------
   Net (Decrease)/Increase in Cash and Cash Equivalents                                (93,167)        109,847          27,759
NYB Activity for the Three Months Ended December 31, 1997                                   --              --            (384)
Cash and Cash Equivalents at Beginning of the Year                                     403,201         293,354         265,979
                                                                                       -------         -------         -------
Cash and Cash Equivalents at End of the Year                                        $  310,034      $  403,201      $  293,354
                                                                                       =======         =======         =======


CONSOLIDATED STATEMENTS OF CASH FLOW (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31,                                                        2000            1999            1998
                                                                                        ----            ----            ----
(in thousands)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash Paid During the Year for:
  Interest Expense................................................................  $  476,313        $390,312        $370,739
                                                                                    ==========        ========        ========
  Income Taxes....................................................................      85,412         181,377          25,332
                                                                                    ==========        ========        ========
Securities Transferred from Held-to-Maturity to Available-for-Sale
 due to Merger with NYB...........................................................          -               -          913,598
                                                                                    ==========        ========        ========
During the Year the Company Purchased Various Securities which
 Settled in the Subsequent Period.................................................          -           24,737           7,912
                                                                                    ==========        ========        ========
Non-Cash Activity Related to Acquisitions Not Reflected Above for the
  Years ended December 31, 2000 and 1998 are as follows:
  Fair Value of Assets Acquired...................................................  $2,340,970         $   --         $  2,377
  Intangible Assets...............................................................     285,693             --            8,434
  Common Stock Issued.............................................................    (332,947)            --           (8,730)
                                                                                    -----------       ---------       ---------
  Liabilities Assumed.............................................................  $2,293,716         $   --         $  2,081
                                                                                    ===========       =========       =========


(1) In February 2000, the Company acquired all of the outstanding common stock of Reliance Bancorp, Inc. Each share of Reliance's common stock was exchanged for 2.0 shares of the Company's common stock.

(2) In June 1998, the Company acquired Amivest Corporation, a privately held investment advisor firm.

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                       Unrealized
                                                               Additional              Securities
                                                      Common    Paid in     Retained      Gains/    Deferred   Treasury
THREE YEARS ENDED DECEMBER 31, 2000                    Stock    Capital     Earnings     (Losses)     Comp.      Stock      Total
(dollars in thousands, except per share amounts)      ------   ----------   --------   ----------   --------   --------     -----
Balance, January 1, 1998............................. $2,021  $543,695    $  781,052  $ 45,593    $(19,361)  $(214,597)  $1,138,403
Net Income...........................................    --        --        212,363       --          --        --         212,363
Cash Dividends ($.65 per share)......................    --        --        (92,713)      --          --        --         (92,713)
Cash Dividends - Acquired Company....................    --        --        (18,935)      --          --        --         (18,935)
Issuance of Stock - Amivest Acquisition..............      4     8,726           --        --          --        --           8,730
Issuance of Stock (1,216,087 shares).................     12    16,445           --        --          --       12,214       28,671
NYB Common Stock Retired (12,740,406 shares).........   (127)  (56,505)          --        --          --       56,632         --
Purchase of Treasury Stock (4,464,125 shares)........    --        --            --        --          --      (87,928)     (87,928)
Loss on Reissuance of Treasury - Acquired Company....    --        --         (2,634)      --          --        --          (2,634)
Restricted Stock Activity, net.......................    --       (385)          --        --       (5,004)       (443)      (5,832)
Stock Based Compensation Activity, net...............     19    44,797       (11,523)      --          --      (16,138)      17,155
NYB Net Income for the Three Months Ended
   December 31, 1997.................................    --       --          11,992       --        --            --        11,992

Amortization of Unrealized Loss on Securities
   Transferred from Available-for-Sale to
   Held-to-Maturity..................................    --        --           (161)     (170)        --        --            (331)
Adjustment to Unrealized Gains/(Losses) on
   Securities Available-for-Sale, net of taxes.......    --        --            --      4,785         --        --           4,785
                                                      ------  --------    ----------  --------    --------   ---------    ---------
Balance, December 31, 1998........................... $1,929  $556,773    $  879,441  $ 50,208    $(24,365)  $(250,260)  $1,213,726
Net Income...........................................    --        --        249,521       --          --        --         249,521
Cash Dividends ($.63 per share)......................    --        --        (84,312)      --          --        --         (84,312)
Cash Dividends - Acquired Company....................    --        --        (16,847)      --          --        --         (16,847)
Issuance of Stock (180,508 shares)...................      1     2,233           --        --          --        1,659        3,893
Purchases of Treasury Stock (14,275,923 shares)......    --        --            --        --          --     (289,313)    (289,313)
Loss on Reissuance of Treasury - Acquired Company....    --        --         (1,086)      --          --        --          (1,086)
Restricted Stock Activity, net.......................    --     (1,052)          --        --       (3,642)       (480)      (5,174)
Stock Based Compensation Activity, net...............      1     3,025           --        --          --       13,861       16,887
Amortization of Unrealized Loss on Securities
   Transferred from Available-for-Sale to
   Held-to-Maturity..................................    --        --           (171)      171         --        --            --
Adjustment to Unrealized Gains/(Losses) on
   Securities Available-for-Sale, net of taxes.......    --        --            --    (88,197)        --        --         (88,197)
                                                      ------  --------    ----------  --------    --------   ---------    ---------
Balance, December 31, 1999........................... $1,931  $560,979    $1,026,546  $(37,818)   $(28,007)  $(524,533)  $  999,098
Net Income...........................................    --        --        234,765       --          --        --         234,765
Cash Dividends ($.72 per share)......................    --        --       (121,870)      --          --        --        (121,870)
Cash Dividends - Acquired Company....................    --        --         (4,718)      --          --        --          (4,718)
Issuance of Stock - Reliance Acquisition
   (17,120,638 shares)...............................    --    (38,989)          --        --          --      357,861      318,872
Fair Value of Options - Reliance Acquisition.........    --     14,075           --        --          --        --          14,075
Issuance of Stock (239,828 shares)...................      2     2,970           --        --          --        1,160        4,132
JSB Common Stock Retired (19,687,149 shares).........   (197) (184,871)       13,539       --          --      171,529         --
Purchases of Treasury Stock (14,765,995 shares)......    --        --            --        --          --     (289,931)    (289,931)
Restricted Stock Activity, net.......................    --        640           --        --       (4,467)      7,715        3,888
Stock Based Compensation Activity, net...............     10     4,875          (887)      --          --        4,097        8,095
Adjustment to Unrealized Gains/(Losses) on
   Securities Available-for-Sale, net of taxes.......    --        --            --     47,512          --        --         47,512
                                                      ------  --------    ----------  --------    --------   ---------    ---------
BALANCE, DECEMBER 31, 2000........................... $1,746  $359,679    $1,147,375  $  9,694    $(32,474)  $(272,102)  $1,213,918
                                                      ======  ========    ==========  ========    ========   =========   ==========


See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31,                                                          2000            1999            1998
                                                                                          ----            ----            ----
(in thousands)
Net Income                                                                            $234,765        $249,521        $212,363
                                                                                      --------        --------        --------
OTHER COMPREHENSIVE INCOME, NET OF INCOME TAXES:
Unrealized Gains/(Losses) on Securities Available-for-Sale                              49,555         (79,336)         10,652
Less: Reclassification of Realized Gains Included in Net Income                         (2,043)         (8,690)         (6,037)
                                                                                      --------        --------        --------
Other Comprehensive Income/(Loss)                                                       47,512         (88,026)          4,615
                                                                                      --------        --------        --------
Comprehensive Income                                                                  $282,277        $161,495        $216,978
                                                                                      ========        ========        ========

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) BASIS OF PRESENTATION

North Fork Bancorporation, Inc. (the "Company"), through its primary bank subsidiary, North Fork Bank ("North Fork"), and its non-bank subsidiaries, Compass Investment Services Corp ("Compass") and Amivest Corporation ("Amivest"), provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers in the New York metropolitan area. The Company currently conducts a telebanking operation through its subsidiary, Superior Savings of New England, N.A. ("Superior") located in Connecticut. The consolidated financial statements include the accounts of the Company, and its banking and non-bank subsidiaries.

     In February 2000, JSB Financial, Inc. ("JSB"), the parent company of Jamaica Savings Bank, was merged with and into the Company in a pooling-of-interests transaction. Accordingly, the Company's consolidated financial statements include the consolidated accounts of JSB for all periods reported. In February 2000, Reliance Bancorp, Inc. ("Reliance"), the parent company of Reliance Federal Savings Bank, was merged with and into the Company in a purchase transaction. Accordingly, the Company's consolidated results of operations reflect the accounts of Reliance subsequent to the acquisition date. The assets and liabilities of Reliance are reflected on the consolidated balance sheet at fair value.

     The accounting and reporting policies of the Company are in conformity with accounting principles generally accepted in the United States of America and prevailing practices within the financial services industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Such estimates are subject to change in the future as additional information becomes available or previously existing circumstances are modified. Actual results could differ from those estimates.

(b) SECURITIES

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Securities that may be sold in response to, or in anticipation of, changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities, are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of stockholders' equity. Debt and equity securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading account assets and reported at fair value. The unrealized gains and losses on trading securities are reported as a component of other operating income. Management determines the appropriate classification of securities at the time of purchase, and at each reporting date, management reassesses the appropriateness of the classification.

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

(c) DERIVATIVE FINANCIAL INSTRUMENTS

Periodically, the Company enters into interest rate agreements, including interest rate swaps, caps, and floors, as part of its management of interest rate exposure. These agreements are entered into as hedges against interest rate risk and are designated against specific assets and liabilities. To qualify as a hedge, the agreements must be designated as a hedge and be effective in reducing the market risk of an existing asset, liability or firm commitment. The effectiveness of the hedge is evaluated on an initial and ongoing basis. The premium paid or received for any of these agreements is amortized over the term of the agreements. These instruments are accounted for on an accrual basis in the interest income or expense category of the related hedged asset or liability. The estimated fair values of such agreements are not reflected in the Company's consolidated balance sheets, unless designated to hedge securities available-for-sale, in which case they are carried at estimated fair value with unrealized gains and losses, net of taxes, reflected as a component of stockholders' equity. If the asset or liability being hedged is disposed of, the market value of the interest rate contract is included in the determination of the gain or loss from disposition.

     In the event of the early termination of a derivative financial instrument contract, any resulting gain or loss is deferred, as an adjustment of the carrying value of the designated assets or liabilities, and recognized in operations over the shorter of the remaining life of the designated assets or liabilities, or the derivative financial instrument agreement.

(d) LOANS

Loans are carried at the principal amount outstanding, net of charge-offs, unearned income, and net deferred loan fees, if any. Mortgage loans held-for-sale are valued at the lower of aggregate cost or market value. Interest income is recognized using the interest method or a method that approximates a level rate of return over the loan term. Unearned income and net deferred loan fees are accreted into interest income over the loan term as a yield adjustment.

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

(f) ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is available for future charge-offs of existing extensions of credit. Loans, or portions thereof, deemed uncollectible are charged to the allowance for loan losses, while recoveries of amounts previously charged off are credited to the allowance. Amounts are charged off after giving consideration to such factors as the customer's financial condition, underlying collateral and guarantees, and general economic conditions. The allowance for loan losses is based on management's periodic analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for losses inherent in the loan portfolio. In evaluating the portfolio, management takes into consideration numerous factors, such as present and potential risks inherent in the loan portfolio, loan growth, prior loss experience, current economic conditions and periodic examinations conducted by regulatory agencies. Additionally, management utilizes the guidelines established under Statement of Financial Accounting Standards ("SFAS") No.114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure" to assess loan impairment. The allowance is maintained at a level considered by management to be adequate to cover reasonably foreseeable loan losses. While management uses available information to estimate possible loan losses, future additions to the allowance may be necessary based on adverse changes in economic conditions.

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

     Subsequent to foreclosure, gains and losses on the periodic revaluation of real estate acquired, and gains and losses on the disposition of such properties, are credited or charged to other operating expenses in the Company's consolidated statement of income.

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

(l) EARNINGS PER SHARE ("EPS")

The Company calculates Basic Earnings Per Share by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were converted into common shares that then shared in the earnings of the entity. The weighted average number of common shares outstanding used in the computation of Basic EPS was 167,214,035, 162,992,276, and 170,085,000 for the years ended
2000, 1999 and 1998, respectively. The weighted average number of common shares outstanding used in the computation of Diluted EPS was 168,530,540, 164,439,591, and 171,988,000 for the years ended 2000, 1999 and 1998, respectively. The differential in the weighted average number of common shares outstanding used in the computation of Basic and Diluted EPS represents the average common stock equivalents of employee stock options and restricted stock grants outstanding during the periods.

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

(n) CONSOLIDATED STATEMENTS OF CASH FLOWS

For purposes of the consolidated statements of cash flows, cash and cash equivalents are defined as the amounts included in the Consolidated Balance Sheets under the captions "Cash & Due from Banks" and "Money Market Investments", with a contractual maturity of less than 90 days.

     Cash flows associated with derivative financial instruments used by the Company are classified in the accompanying Consolidated Statements of Cash Flows in the same category as the cash flows from the asset or liability being hedged.

(o) SEGMENT REPORTING

In 1998, the Company adopted SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires public companies to report certain financial information about operating segments of the business for which such information is available and utilized by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Specific information to be reported for individual operating segments include a measure of segment profit and loss, certain specific revenue and expense items, and segment assets. As a retail bank, substantially all of the Company's operations involve the issuance of loans and the acceptance of customer deposits. Management continually evaluates the disclosure requirements and determined that disclosure is not required, as its operating segments do not meet the quantitative thresholds prescribed in SFAS 131 for all periods reported.

NOTE 2 -- BUSINESS COMBINATIONS

(a) RELIANCE BANCORP, INC.

On February 18, 2000, Reliance was merged with and into the Company in accordance with the purchase method of accounting. Under the purchase method of accounting, the accompanying consolidated statements of income include the results of operations for Reliance subsequent to the acquisition date. The consolidated balance sheet reflects the assets and liabilities of Reliance at their estimated fair values as of the purchase date. The Company issued 2.0 shares of its common stock for each share of Reliance's common stock outstanding. The Company reissued from its treasury account 17.1 million common shares in satisfaction of the Reliance exchange ratio and reserved for issuance
1.4 million common shares for Reliance's outstanding stock options at the merger date.

     Reliance had $2.4 billion in total assets, $.9 billion in net loans, $1.5 billion in deposits, and $175 million in capital. Reliance Federal Savings Bank operated from 29 retail banking facilities throughout Suffolk and Nassau counties, New York, as well as in the New York City borough of Queens.

     The excess of the Company's cost over the fair value of net assets acquired was approximately $285.7 million and is being amortized on a straight-line basis over 20 years.

     Operating results for Reliance were not significant to the consolidated operating results, consequently, pro forma results for Reliance are not presented.

(b) JSB FINANCIAL, INC.

On February 29, 2000, JSB was merged with and into the Company in accordance with the pooling-of-interests method of accounting. The Company issued 3.0 shares of common stock for each share of JSB's common stock outstanding. Accordingly, the Company issued 28.3 million of its common shares, simultaneously retired 6.6 million shares of JSB's common stock held in treasury and reserved 2.4 million common shares for JSB's outstanding stock options at the merger date. Additionally, the Company needed to reissue a sufficient number of shares of its treasury stock prior to the consummation of the merger, in order that the merger not fail to qualify for pooling-of-interests accounting treatment. The necessary treasury shares were reissued on February 18, 2000, in connection with the Reliance transaction.

     JSB had $1.7 billion in total assets, $1.3 billion in loans, $1.1 billion in deposits, and $376.4 million in capital. Jamaica Savings Bank operated from 13 retail-banking facilities in the New York City boroughs of Manhattan and Queens and in Nassau and Suffolk counties, New York.

     The Company's previously reported components of consolidated income and the amounts reflected in the accompanying consolidated statements of income for the years ended December 31, are as follows:

(in thousands)                                                 1999         1998
                                                           ---------------------
NET INTEREST INCOME:
As Previously Reported ..............................      $449,306     $424,644
JSB Financial, Inc. .................................        74,853       79,337
                                                           ---------------------
Combined ............................................      $524,159     $503,981
                                                           =====================

NET INCOME:
As Previously Reported ..............................      $220,369     $167,975
JSB Financial, Inc. .................................        29,152       44,388
                                                           ---------------------
Combined ............................................      $249,521     $212,363
                                                           =====================

The following table sets forth a summary of the components reflected in the Merger Related Restructure Charge in connection with the JSB merger recognized in the consolidated statement of income for the year ended December 31, 2000.

(in thousands)
Merger Expenses ...................................................      $ 6,534
Restructure Charge:
  Merger Related Compensation and Severance Costs .................       36,419
  Facility and System Costs .......................................        5,163
  Other Merger Related Costs ......................................        2,383
                                                                         -------
Total Pre-Tax Merger and Related Restructure Charge ...............      $50,499
                                                                         =======

     Merger expenses consist primarily of investment banking fees, legal fees, other professional fees, and expenses associated with shareholder and customer notifications. The restructure charge component includes merger related compensation and severance costs, which consist primarily of employee severance, compensation arrangements, transitional staffing and related employee benefits expense. Facility and system costs consist primarily of lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations and duplicate headquarters and operational facilities. Also reflected are the costs associated with the cancellation of certain data and item processing contracts and the deconversion of JSB's computer systems. Other merger related costs arise primarily from the application of the Company's accounting practices to the accounts of the merged business and, to a lesser extent, other expenses associated with the integration of operations. Additionally, the Company recorded a $6.6 million tax charge, net of federal benefit, relating to the recapture of Jamaica's bad debt reserve for state and local tax purposes.

     At December 31, 2000, $.4 million of the merger related restructure charge was reflected in accrued expenses and other liabilities in the consolidated balance sheet. The remaining balance includes amounts to cover payments expected to continue under long-term lease arrangements related to vacated facilities and JSB's data processing operations. As of December 31, 2000, $47.4 million of the merger related restructure charge represented cash outlays by the Company.

(c) PROPOSED ACQUISITION OF COMMERCIAL BANK OF NEW YORK

On February 13, 2001, the Company entered into an Agreement and Plan of Reorganization with Commercial Bank of New York ("CBNY"), whereby it would acquire CBNY for approximately $175 million in cash. The transaction will be treated as a purchase for financial reporting purposes and is expected to close in the third quarter of 2001. The Company's operating results in 2001 are not expected to be materially affected by the acquisition.

     At December 31, 2000, CBNY had $1.5 billion in total assets, $.5 million in loans, $1.3 billion in deposits, and $101 million in capital. CBNY operates from 14 retail banking facilities, including 11 in the New York City borough of Manhattan.

(d) PROPOSED ACQUISITION OF DIME BANCORP, INC.

On March 5, 2000, the Company announced its intention to commence an offer (the "Offer") to acquire Dime Bancorp, Inc. ("Dime"), the parent company of Dime Savings Bank of New York, FSB, whereby it would exchange .9302 shares of the Company's common stock and $2.00 in cash for each outstanding share of common stock of Dime. On September 29, 2000, the offer expired, and the Company formally withdrew its registration statement on file with the Securities and Exchange Commission. Expenses of $13.5 million incurred in connection with its effort to acquire Dime consisted of legal fees, professional fees, shareholder notifications and mailings.

NOTE 3 -- SECURITIES

AVAILABLE-FOR-SALE-SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of available-for-sale securities were as follows at December 31,

                                                              2000
                                        --------------------------------------------------
                                                          GROSS        GROSS
                                         AMORTIZED   UNREALIZED   UNREALIZED          FAIR
(in thousands)                                COST        GAINS      (LOSSES)        VALUE
                                        --------------------------------------------------
CMO Private Issuances ...............   $1,544,537      $33,780     $ (2,072)   $1,576,245
CMO Agency Issuances ................      476,315       15,165       (5,278)      486,202
Mortgage-Backed Securities ..........      553,793        4,405       (2,728)      555,470
U.S. Government Agencies' Obligations      150,200        1,546           -        151,746
U.S. Treasury Securities ............       20,030           20           -         20,050
State & Municipal Obligations .......       89,664          866           -         90,530
Equity Securities(1) ................      253,405        6,274       (3,534)      256,145
Other Securities ....................      362,711        1,275      (32,711)      331,275
                                        --------------------------------------------------
                                        $3,450,655      $63,331     $(46,323)   $3,467,663
                                        ==================================================

                                                              1999
                                        --------------------------------------------------
                                                          Gross        Gross
                                         Amortized   Unrealized   Unrealized          Fair
(in thousands)                                Cost        Gains      (Losses)        Value
                                        --------------------------------------------------
CMO Private Issuances ...............   $1,781,288      $   235    $ (57,340)   $1,724,183
CMO Agency Issuances ................      489,151          --       (26,064)      463,087
Mortgage-Backed Securities ..........      895,855          266      (26,239)      869,882
U.S. Government Agencies' Obligations       88,709          --        (2,499)       86,210
U.S. Treasury Securities ............       20,046          --           (68)       19,978
State & Municipal Obligations .......          --           --           --            --
Equity Securities(1) ................      273,701       69,807       (6,954)      336,554
Other Securities ....................      198,861        5,001      (21,546)      182,316
                                        --------------------------------------------------
                                        $3,747,611      $75,309    $(140,710)   $3,682,210
                                        ==================================================

(1) Amortized cost and fair value includes $197.4 million and $170.6 million in Federal Home Loan Bank stock at December 31, 2000 and 1999, respectively.

HELD-TO-MATURITY SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of held-to-maturity securities were as follows at December 31,

                                                               2000
                                        ----------------------------------------------------
                                                           GROSS         GROSS
                                         AMORTIZED    UNREALIZED    UNREALIZED          FAIR
(in thousands)                                COST         GAINS       (LOSSES)        VALUE
                                        ----------------------------------------------------
CMO Private Issuances ...............   $  576,370        $  329      $ (5,589)   $  571,110
CMO Agency Issuances ................       58,988            -           (297)       58,691
Mortgage-Backed Securities ..........      361,363           218        (4,093)      357,488
State & Municipal Obligations .......       78,711           735          (464)       78,982
U.S. Government Agencies' Obligations           24            -             -             24
Other Securities ....................       15,221            -           (227)       14,994
                                        ----------------------------------------------------
                                        $1,090,677        $1,282      $(10,670)   $1,081,289
                                        ====================================================

                                                              1999
                                        --------------------------------------------------
                                                          Gross         Gross
                                         Amortized   Unrealized    Unrealized         Fair
(in thousands)                                Cost        Gains      (Losses)        Value
                                        --------------------------------------------------
CMO Private Issuances ...............   $  674,072       $   30     $(28,402)   $  645,700
CMO Agency Issuances ................      115,027           10       (1,567)      113,470
Mortgage-Backed Securities ..........      447,209          172      (19,486)      427,895
State & Municipal Obligations .......       76,173          126       (2,128)       74,171
U.S. Government Agencies' Obligations       20,051          --            (4)       20,047
Other Securities ....................       18,972          --          (659)       18,313
                                        --------------------------------------------------
                                        $1,351,504       $  338     $(52,246)   $1,299,596
                                        ==================================================

     The strategy for the securities portfolio is to maintain a short duration, minimizing exposure to sustained increases in interest rates. This is achieved primarily through investments in securities with predictable cash flows and short average lives, and secondly through the use of certain adjustable rate investments. The duration of the portfolio at year-end was 3.7.

     The amortizing securities are almost exclusively mortgage-backed securities ("MBS"). These instruments provide a relatively stable source of cash flows, although they may be impacted by changes in interest rates. Such MBS securities are either guaranteed by FHLMC, GNMA or FNMA, or constitute collateralized mortgage-backed obligations ("CMO's") backed by U.S. government agency securities or CMO private issuances, which are principally AAA rated and are conservative current pay sequentials or PAC structures.

     At December 31, 2000 and 1999, equity securities maintained in the available-for-sale portfolio were comprised principally of FHLB common stock and common and preferred stock of certain publicly traded companies. Other securities maintained in the available-for-sale portfolio consist of capital securities of certain financial institutions and corporate bonds.

     At December 31, 2000, securities carried at $3.0 billion were pledged to secure securities sold under agreements to repurchase, other borrowings and for other purposes required by law. Securities pledged for which the collateral may be sold or repledged by the secured parties approximated $2.4 billion, while securities pledged which the secured parties may not sell or repledge approximated $.6 billion at December 31, 2000.

     The amortized cost and estimated fair value of securities, by contractual maturity, at December 31, 2000 are presented in the table below. Expected maturities will differ from contractual maturities since issuers may have the right to call or prepay obligations without call or prepayment penalties.

                                               Held-to-Maturity         Available-for-Sale
                                          ---------------------------------------------------
                                           Amortized          Fair     Amortized         Fair
(in thousands)                                  Cost         Value          Cost        Value
                                          ---------------------------------------------------
Due in One Year or Less ..............    $   15,353    $   15,369    $   44,813   $   44,835
Due After One Year Through Five Years.        51,468        51,539        82,926       84,124
Due After Five Years Through Ten Years        15,380        15,206       176,198      176,356
Due After Ten Years ..................        11,755        11,886       318,668      288,286
                                          ---------------------------------------------------
  Subtotal ...........................    $   93,956    $   94,000    $  622,605   $  593,601
CMO's ................................       635,358       629,801     2,020,852    2,062,447
Mortgage-Backed Securities ...........       361,363       357,488       553,793      555,470
Equity Securities ....................           --            --        253,405      256,145
                                          ---------------------------------------------------
                                          $1,090,677    $1,081,289    $3,450,655   $3,467,663
                                          ===================================================

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

     The proceeds, gross realized gains and losses on the sale of securities available-for-sale were as follows at December 31,

(in thousands)                                   2000        1999          1998
                                           ------------------------------------
Proceeds from Sales ...................    $1,831,268    $116,923    $1,021,477
                                           ====================================
Gross Realized Gains ..................    $   62,813    $ 13,632    $   12,196
Gross Realized Losses .................       (59,675)        (54)       (2,763)
                                           ------------------------------------
Net Realized Gains ....................    $    3,138    $ 13,578    $    9,433
                                           ====================================

     Gross realized gains in 2000 and 1999 resulted principally from the sale of equity positions and capital securities of certain publicly traded companies. Gross realized losses in 2000 were primarily due to management's decision to sell approximately $1.1 billion of securities to reduce the Company's interest rate risk exposure.

NOTE 4 -- LOANS

The composition of the loan portfolio is summarized as follows at December 31,

                                                         % OF                        % of
(dollars in thousands)                          2000    TOTAL                1999   Total
                                          -----------------------------------------------
Mortgage Loans - Multi-family ........    $3,316,894      35%          $2,827,272     36%
Mortgage Loans - Residential .........     2,634,030      28%           2,221,779     28%
Mortgage Loans - Commercial ..........     1,503,795      16%           1,327,001     17%
Commercial & Industrial ..............     1,035,071      11%             697,763      9%
Consumer Loans .......................       778,218       8%             752,256      9%
Construction and Land Loans ..........       141,754       2%              87,257      1%
                                          -----------------------------------------------
  Total ..............................    $9,409,762     100%          $7,913,328    100%
Less:
  Unearned Income & Fees .............        15,049                       15,640
                                          -----------------------------------------------
  Loans, net .........................    $9,394,713                   $7,897,688
                                          ===============================================

     The loan portfolio is concentrated primarily in loans secured by real estate in the New York metropolitan area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability, which affects property values, but also the financial well being and creditworthiness of the borrowers.

     To minimize the credit risk related to the portfolio's real estate concentration, management utilizes prudent underwriting standards as well as diversifies the type and locations of loan collateral. Multi-family lending includes loans on various types and geographically diverse apartment complexes. Multi-family mortgages are dependent largely on sufficient income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family mortgages do not fully amortize, thereby, the principal outstanding is not significantly reduced prior to contractual maturity. The residential mortgage portfolio is comprised primarily of first mortgage loans on owner occupied 1-4 family residences located in the Company's market. The commercial mortgage portfolio contains loans secured by professional office buildings, retail stores, shopping centers and industrial developments. Land loans are used to finance the acquisition of vacant land for future residential and commercial development. Construction loans finance the construction of industrial and residential developments. The construction and land development portfolios do not contain any AD&C loans. Commercial loans consist primarily of loans to small and medium size businesses, as well as lease finance lending. The commercial mortgage and commercial loan portfolios do not contain any syndicated loans. Consumer loans are primarily issued to finance new and used automobiles. The consumer loan portfolio does not contain higher risk credit card and sub prime loans.

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

     Mortgage loans serviced for others aggregated $1.1 billion and $.8 billion as of December 31, 2000 and 1999, respectively. At December 31, 2000, $1.8 million in residential mortgage loans were held-for-sale.

     Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of property acquired through foreclosure or deed in lieu of foreclosure. Non-performing assets declined to $15.4 million at December 31, 2000, as compared to $15.9 million at December 31, 1999. This reduction was achieved through the sale of non-performing assets, principal repayments, the workout of non-performing loans to performing status, and charge-offs.

NON-PERFORMING ASSETS

Non-performing assets at December 31, consisted of the following:

(in thousands)                                                   2000       1999
                                                              ------------------
Loans Ninety Days Past Due and Still Accruing ...........     $ 5,777    $ 6,130
Non-Accrual Loans .......................................       9,144      8,998
                                                              ------------------
  Non-Performing Loans ..................................      14,921     15,128
Other Real Estate .......................................         499        787
                                                              ------------------
  Non-Performing Assets .................................     $15,420    $15,915
                                                              ==================

The following table represents the components of non-performing loans at December 31,


(in thousands)                                                   2000       1999
                                                              ------------------
Consumer Loans ...........................................    $ 5,545    $ 6,086
Mortgage Loans - Residential .............................      5,097      4,022
Mortgage Loans - Commercial ..............................      2,222      1,661
Commercial & Industrial ..................................      1,811      2,693
Construction and Land Loans ..............................        181         -
Mortgage Loans - Multi-family ............................         65        666
                                                              ------------------
  Total Non-Performing Loans .............................    $14,921    $15,128
                                                              ==================

     At December 31, 2000, the Company had no commitments to lend additional funds to borrowers whose loans are non-performing. Additionally, the Company had no restructured, accruing loans outstanding at December 31, 2000 and 1999.

RELATED PARTY LOANS

Loans to related parties include loans to directors and their related companies and executive officers of the Company and its subsidiaries. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks. Related party loans aggregated $7.2 million and $6.2 million at December 31, 2000 and 1999, respectively.

NOTE 5 -- ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses is shown below for the years ended December 31,

(in thousands)                                                       2000        1999        1998
                                                                 --------------------------------
Balance at Beginning of Year ................................    $ 74,525    $ 77,683    $ 80,273
Provision for Loan Losses ...................................      17,000       6,013      15,551
Recoveries Credited to the Allowance ........................       6,661       5,194       3,835
                                                                 --------------------------------
                                                                   98,186      88,890      99,659
Losses Charged to the Allowance .............................     (17,602)    (14,365)    (21,921)
Additional Allowance Acquired in the Reliance Acquisition ...       9,069          --          --
NYB Net Activity for the Three Months Ended December 31, 1997          --          --         (55)
                                                                 --------------------------------
Balance at End of Year ......................................    $ 89,653    $ 74,525    $ 77,683
                                                                 ================================

NOTE 6 -- PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31,


(in thousands)                                                 2000        1999
                                                           --------------------
Land ..................................................    $ 24,553    $ 18,652
Bank Premises .........................................      67,644      71,940
Leasehold Improvements ................................      26,906      20,517
Equipment .............................................      57,597      72,531
                                                           --------------------
                                                            176,700     183,640
Accumulated Depreciation and Amortization .............     (79,856)    (90,988)
                                                           --------------------
                                                           $ 96,844    $ 92,652
                                                           ====================

     The decline in Premises and Equipment and the related Accumulated Depreciation and Amortization during 2000 was due to the sale of certain facilities, the closure of certain leased facilities and the write-off of obsolete equipment. Depreciation and amortization of premises and equipment charged to expense amounted to $11.5 million, $11.8 million and $11.1 million for 2000, 1999, and 1998, respectively.

NOTE 7 -- FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The following is a summary of federal funds purchased and securities sold under agreements to repurchase ("SSURA") at and for the years ended December 31,

(dollars in thousands)                                  2000          1999          1998
                                                  --------------------------------------
FEDERAL FUNDS PURCHASED:
Period End Balance ............................   $   62,200    $   89,700    $   70,000
Maximum Amount Outstanding at Any Month End ...   $  126,700    $  115,000    $  125,000
Average Outstanding Balance ...................   $   45,228    $   62,446    $   28,766
Weighted Average Interest Rate Paid ...........         6.40%         5.15%         5.49%
Weighted Average Interest Rate at Year End ....         6.39%         5.34%         5.38%

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:
Period End Balance ............................   $2,288,682    $2,575,500    $2,885,096
Accrued Interest Payable at Period End ........   $   13,037    $   13,349    $   14,904
Maximum Amount Outstanding at Any Month End ...   $2,777,182    $3,291,796    $2,885,096
Average Outstanding Balance ...................   $2,504,658    $2,849,356    $2,207,491
Weighted Average Interest Rate Paid ...........         6.08%         5.54%         5.78%
Weighted Average Interest Rate at Year End ....         6.02%         5.69%         5.57%

     Qualifying SSURA are treated as financings and the obligations to repurchase securities sold are reflected as liabilities in the consolidated balance sheets. The dollar amount of securities underlying the agreements remains in the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the broker may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell to the Company substantially similar securities at the maturity of the agreements.

The following is a summary of the amortized cost and fair value of securities collateralizing SSURA's, in addition to the amounts of and interest rate on the related borrowings.

                                           MBS & CMO Securities(1)                        U.S. Gov't Agencies(1)
                             -------------------------------------------------------------------------------------------
                                           Average    Amortized         Fair              Average    Amortized      Fair
(dollars in thousands)         SSURA(2)       Rate         Cost        Value   SSURA(2)      Rate         Cost     Value
                             -------------------------------------------------------------------------------------------
Up to 30 Days                $  875,000      6.48%   $  913,412   $  925,294    $    --        --      $    --   $    --
30 to 90 Days                   100,000      6.57       114,896      113,044         --        --           --        --
90 Days to 1 Year               250,000      5.01       266,208      265,159     37,500      6.51%      36,433    36,625
In Excess of 1 Year           1,026,182      5.80     1,073,507    1,083,416         --        --           --        --
                             -------------------------------------------------------------------------------------------
Total                        $2,251,182      6.01%   $2,368,023   $2,386,913    $37,500      6.51%     $36,433   $36,625
                             ===========================================================================================

(1) Excludes accrued interest receivable of $19.0 million and $1.2 million on MBS & CMO securities and U.S. government agencies, respectively, securing the related repurchase agreements.

(2)  Excludes accrued interest payable.

NOTE 8 -- OTHER BORROWINGS

At December 31, 2000, the Company had $1.1 billion outstanding in short-term Federal Home Loan Bank ("FHLB") advances at an average cost of funds of 6.51%. Additionally, the Company had outstanding $551 million in long-term FHLB borrowings at an average cost of funds of 5.82%.

     Indebtedness to and outstanding commitments from the FHLB are collateralized by the Company's investment in FHLB stock, first mortgage loans, and certain mortgage-backed securities under the terms of the collateral agreement.

     The Company's bank subsidiaries had arrangements with various correspondent banks providing short-term credit for regulatory liquidity requirements. These lines of credit aggregated $250 million at December 31, 2000.

NOTE 9 - CAPITAL SECURITIES

Company Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trusts ("Capital Securities") are summarized as follows at December 31,


                                                                2000        1999
                                                            --------------------
8.70% Capital Securities due December 15, 2026 .........    $ 99,686    $ 99,673
8.00% Capital Securities due December 15, 2027 .........      99,653      99,641
8.17% Capital Securities due May 1, 2028(1) ............      45,000          -
                                                            --------------------
                                                            $244,339    $199,314
                                                            ====================

(1) Originally issued by Reliance Bancorp, Inc., on April 23, 1998 and assumed by the Company through acquisition.


     The foregoing Capital Securities are obligations of wholly owned statutory business trust subsidiaries (collectively, the "Trusts"). The Trusts were formed with initial capitalizations in common stock and for the exclusive purpose of issuing the Capital Securities and using the proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are due concurrently with the Capital Securities, are non-callable at any time in whole or in part for ten years from the date of issuance, except in certain circumstances, but may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity.

     The Capital Securities qualify as Tier I capital for regulatory capital purposes. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.

NOTE 10 -- INCOME TAXES

The components of the consolidated provision for income taxes are shown below for the years ended December 31,

(in thousands)                                      2000        1999        1998
                                                --------------------------------
Current Tax Expense .......................     $117,826    $119,031    $ 86,841
Deferred Tax Expense ......................       23,380      21,449       1,553
                                                --------------------------------
Income Tax Provision ......................     $141,206    $140,480    $ 88,394
                                                ================================

The following table reconciles the statutory Federal tax rate to the effective tax rate on income before income taxes for the years ended December 31,

                                                                       2000        1999        1998
                                                                     -------------------------------
Federal Income Tax Expense at Statutory Rates ...................     35.00%      35.00%      35.00%
Increase/(Reduction) Resulting from:
  State and Local Income Taxes, net of Federal Income Tax Benefit      2.08        1.84        4.68
  Amortization and Writedown of Intangible Assets ...............      1.51         .39        1.92
  Nondeductible Merger Related Restructure Charge ...............       .99          --        1.11
  Tax Exempt Interest, net ......................................     (1.39)       (.80)       (.57)
  Dividend Received Deduction ...................................      (.39)       (.31)       (.37)
  Non-Taxable Distributions from Corporate Reorganizations ......        --          --      (11.10)
  Valuation Allowance ...........................................        --          --        (.92)
  Other, net ....................................................      (.24)       (.10)       (.36)
                                                                     -------------------------------
Effective Tax Rate ..............................................     37.56%      36.02%      29.39%
                                                                     ===============================

The components of the net deferred tax asset are included in "Other Assets" in the accompanying consolidated balance sheets at December 31, and are as follows:

(in thousands)                                                 2000        1999
                                                           --------------------
DEFERRED TAX ASSETS:
Allowance for Loan Losses ..............................   $ 38,351    $ 31,939
Valuation Differences Resulting from Acquired Assets ...     16,062          --
Deferred Compensation and Other Employee Benefit Plans .      5,834       8,618
Deductible Merger Related Restructure Charges ..........      2,010       1,715
Excess of Tax Basis Over Book Basis-Premises & Equipment        796       1,241
Other ..................................................      2,528       4,619
Unrealized Loss on Securities Available For Sale .......         --      25,646
                                                           --------------------
  Gross Deferred Tax Asset .............................     65,581      73,778
Valuation Allowance ....................................     (4,567)     (4,567)
                                                           --------------------
  Deferred Tax Asset ...................................   $ 61,014    $ 69,211
                                                           ====================

DEFERRED TAX LIABILITIES:
Unrealized Gain on Securities Available-For-Sale .......   $ (7,313)   $     --
Tax Bad Debt Recapture .................................    (18,697)     (6,012)
Deferred Income ........................................    (16,414)    (11,519)
Other ..................................................     (2,392)     (4,417)
  Gross Deferred Tax Liability .........................    (44,816)    (21,948)
                                                           --------------------
   Net Deferred Tax Asset ..............................   $ 16,198    $ 47,263
                                                           ====================

During 2000, the Company's valuation allowance remained at $4.6 million. Management continues to reserve a portion of the New York State and City deferred tax asset due to uncertainties of realization, since New York State and City tax law do not provide for the utilization of net operating loss carryforwards or carrybacks. Additionally, as a result of the Company's merging with and acquiring thrifts, the retained earnings at December 31, 2000 and 1999 include approximately $155 million and $51 million, respectively, for which no Federal income tax liability has been recognized. These amounts represent the balance of acquired thrift bad debt reserves created for tax purposes as of December 31, 1987. These amounts are subject to recapture in the unlikely event that North Fork (i) makes distributions in excess of earnings and profits, (ii) redeems its stock, or (iii) liquidates.

     Management anticipates that the realization of the net deferred tax asset of $16.2 million is more likely than not, based on existing carryback ability, available planning strategies, and projected taxable income.

NOTE 11 -- RETIREMENT AND OTHER EMPLOYEE BENEFITS PLANS

RETIREMENT PLANS

The Company has a retirement plan (the "Plan") covering substantially all of its full-time employees. Participants accrue a benefit each year equal to five percent of their annual compensation, as defined, plus a rate of interest based on one-year Treasury Bill rates, credited quarterly. Plan assets are invested in a diversified portfolio of fixed income securities, mutual funds and equity securities. The Company contributes to the Plan an amount sufficient to meet Employee Retirement Income Security Act ("ERISA") funding standards. JSB maintained a retirement plan covering substantially all of their full-time employees, subject to certain limitations. This plan was curtailed as of the merger date, and all future benefit accruals ceased. All former JSB employees retained by the Company, meeting Plan requirements, became eligible for participation in the Plan. Effective April 30, 2000, the former JSB retirement plan was merged with that of the Company.

The following table sets forth the change in benefit obligations, the change in plan assets, the funded status of the plan, and amounts recognized in the accompanying consolidated financial statements at December 31,

(dollars in thousands)                                       2000         1999
                                                        -----------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit Obligation at Beginning of Year ............    $  96,009     $ 101,281
Service Cost .......................................        2,636         3,143
Interest Cost ......................................        6,351         6,128
Settlement Gain ....................................       (6,237)           --
Curtailment Gain ...................................       (2,381)           --
Amendments .........................................       (7,931)        3,975
Acquisitions(1) ....................................        4,820            --
Benefits Paid ......................................      (10,706)       (8,990)
Actuarial Gain .....................................       (3,166)       (9,528)
                                                        -----------------------
Benefit Obligation at End of Year ..................    $  79,395     $  96,009
                                                        =======================

CHANGE IN PLAN ASSETS:
Fair Value of Plan Assets at Beginning of Year .....    $ 125,245     $ 126,669
Actual Return on Plan Assets .......................        9,122         7,566
Settlement Gain ....................................       (7,292)           --
Acquisitions(1) ....................................        6,328            --
Benefits Paid ......................................      (10,706)       (8,990)
                                                        -----------------------
Fair Value of Plan Assets at End of Year ...........    $ 122,697     $ 125,245
                                                        =======================

RECONCILIATION OF FUNDED STATUS:
Funded Status ......................................    $  43,302     $  29,236
Unrecognized Actuarial Gain ........................      (18,910)      (20,452)
Unrecognized Prior Service Cost ....................       (2,522)        3,528
Unrecognized Transition Asset ......................       (1,841)       (2,490)
                                                        -----------------------
Prepaid Benefit Cost ...............................    $  20,029     $   9,822
                                                        =======================

Weighted-Average Assumptions as of December 31:       2000         1999         1998
                                                  -----------------------------------
Discount Rate .................................       7.75%        7.75%        6.50%
Expected Return on Plan Assets ................       8.50%        8.50%        8.50%
Rate of Compensation Increase .................       4.50%        4.50%        4.50%

COMPONENTS OF NET PERIODIC BENEFIT COST:
Service Cost ..................................   $  2,540     $  3,144     $  3,078
Interest Cost .................................      6,448        6,128        6,376
Expected Return on Plan Assets ................    (10,431)     (10,087)     (10,083)
Amortization of Prior Service Cost ............       (233)           6         (171)
Amortization of Transition Asset ..............       (446)        (472)        (486)
Recognized Actuarial Gain .....................       (567)        (626)        (262)
                                                  -----------------------------------
Net Periodic Benefit Cost .....................   $ (2,689)    $ (1,907)    $ (1,548)
                                                  ==================================
Additional Gain Recognized Due to Curtailment .     (4,029)          --          201
Additional Gain Recognized Due to Settlement ..     (1,981)          --           --
                                                  -----------------------------------
Total Benefit Cost ............................   $ (8,699)    $ (1,907)    $ (1,749)
                                                  ==================================

(1) Represents the former Reliance pension plan, which was frozen on May 31, 1998, by Reliance and merged with the Company's Plan on May 31, 2000.

The Company maintains a Supplemental Executive Retirement Plan ("SERP"), which restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The projected benefit obligation, which is unfunded, was $571 thousand at December 31, 2000 and $89 thousand at December 31, 1999. Net periodic pension expense incurred in 2000, 1999, and 1998, for the SERP was $118 thousand, $68 thousand, and $52 thousand, respectively. The weighted average discount rate utilized to determine the projected benefit obligation was 7.75%, 7.75%, and 6.50% for 2000, 1999, and 1998, respectively. The assumed rate of future compensation increases was 4.50% for 2000, 1999, and 1998.

     Similarly, JSB maintained a Benefit Restoration Plan ("BRP"), which restored to specified JSB senior executives the full level of retirement benefits they would have been entitled to receive absent the aforementioned ERISA provision. Benefits under the BRP were frozen as a result of the merger. The projected benefit obligation, which is unfunded, was $1.2 million at December 31, 2000. The weighted average discount rate utilized to determine the projected benefit obligation was 7.75% for 2000.

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

(dollars in thousands)                                                    2000        1999
                                                                      --------------------
CHANGE IN ACCUMULATED POST-RETIREMENT BENEFIT OBLIGATION:
Accumulated Post-Retirement Benefit Obligation at Beginning of Year   $ 11,718    $ 12,664
Service Cost ......................................................        219         147
Interest Cost .....................................................        977         802
Acquisitions ......................................................        440          --
Premiums Paid .....................................................       (541)       (597)
Actuarial Loss/(Gain) .............................................      1,036      (1,298)
                                                                      --------------------
Accumulated Post-Retirement Benefit Obligation at End of Year .....   $ 13,849    $ 11,718
                                                                      ====================

RECONCILIATION OF FUNDED STATUS:
Accumulated Post-Retirement Benefit Obligation at End of Year .....   $(13,849)   $(11,718)
Fair Value of Assets ..............................................         --          --
                                                                      --------------------
Funded Status .....................................................    (13,849)    (11,718)
Unrecognized Transition Obligation ................................      3,040       3,333
Unrecognized Prior Service Cost ...................................       (840)       (921)
Unrecognized Net Loss .............................................      1,118          82
                                                                      --------------------
Accrued Post-Retirement Benefit Cost ..............................   $(10,531)   $ (9,224)
                                                                      ====================

The weighted average discount rate utilized to determine the accumulated post-retirement benefit obligation was 7.75% in 2000 and 1999.

     In measuring the APBO, a 6.0% annual trend rate for health care costs under the HMO Plan was assumed for the year ended December 31, 2000. This rate is assumed to remain at 6.0% from 2001 through 2009 and decline to 5.5% through 2020. A 5% annual trend rate for health care costs under the Indemnity Plan was assumed for the year ended December 31, 2000. This rate is assumed to remain at 5% from 2001 through 2020. However, for retirees after November 1, 1992, no increases in the annual trend rate are assumed for after 1997. The effect of a 1% increase in the health care cost trend rate on the aggregate of the service and interest cost components of net periodic post-retirement health care benefit cost and the APBO for health care benefits would be an increase of $33 thousand and $427 thousand, respectively, in 2000 and $46 thousand and $589 thousand, respectively, in 1999. The effect of a 1% decrease in the health care cost trend rate on the aggregate of the service and interest cost components of net periodic post-retirement health care benefit cost and the APBO for health care benefits would be a decrease of $90 thousand and $879 thousand, respectively, in 2000 and $40 thousand and $527 thousand, respectively, in 1999.

The following table sets forth the components of net periodic post-retirement benefits expense for the years ended December 31,

(in thousands)                                   2000         1999         1998
                                              ---------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service Cost ............................     $   219      $   147      $   159
Interest Cost ...........................         977          802          884
Amortization of Prior Service Cost ......         (81)         (81)         (96)
Amortization of Transition Asset ........         293          293          317
Recognized Actuarial Loss ...............          --           21           37
                                              ---------------------------------
Net Periodic Benefit Cost ...............     $ 1,408      $ 1,182      $ 1,301
                                              =================================

     The Company maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the savings plan after completing one year of service. Under the provisions of the savings plan, employee contributions are partially matched by the Company. This matching was fully vested for employees participating at the inception date of the plan, however, the matching vests for all other plan participants by 25% per year beginning the second year of participation. Participant account balances are invested at the direction of the participant into one or more investment funds, including a fund which invests in shares of the Company's common stock. The 401(k) plan expense was $2.0 million, $1.6 million, and $1.8 million for the years ended December 31, 2000, 1999, and 1998, respectively.

NOTE 12 -- COMMON STOCK PLANS

1999 STOCK COMPENSATION PLAN

The plan provides for two types of awards, non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons, including executive officers and other full-time employees of the Company. The number of shares issuable thereunder is 5,000,000 with no more than 2,500,000 authorized for restricted stock awards. Awards are granted to employees by the Compensation Committee. Shares of restricted stock granted under the plan are forfeitable and subject to certain restrictions on the part of the recipient until ownership of the shares vest in the recipient at some dates after the date of grant, as determined by the Compensation Committee upon grant. The Committee can, at its discretion, accelerate the removal of any and all restrictions. If the Company is party to a merger, consolidation, sale of substantially all assets, or similar transaction, and as a result, the common stock is exchanged for stock of another corporation and cash or other consideration, all restrictions on outstanding unvested options, and restricted stock will lapse and cease to be effective as of the day on which such corporate change is consummated. Restricted stock awarded under the plan will be reflected as deferred compensation in the Company's balance sheet at the fair market value of the shares on the date of grant, and amortized to compensation expense over the vesting periods. At December 31, 2000, 4,332,050 shares remain authorized and unissued.

1998 STOCK COMPENSATION PLAN

The plan provides for two types of awards, non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons, including executive officers and other full-time employees of the Company. The number of shares issuable thereunder is 1,500,000 with no more than 1,000,000 authorized for restricted stock awards. Shares of restricted stock granted under the plan contain similar restrictions and accelerated vesting provisions as those in the 1999 Stock Compensation Plan. Restricted stock awarded under the plan is reflected as deferred compensation in the Company's balance sheets at the fair market value of the shares at the date of grant, and amortized to compensation expense over the vesting periods. Awards are granted to employees by the Compensation Committee. At December 31, 2000, 416,550 shares remain authorized and unissued.

1997 NON-OFFICER STOCK PLAN

The plan provided for two types of awards, non-qualified stock options and restricted stock awards, for a broad range of full-time employees of the Company who are not officers, as defined in the plan. The number of shares issuable thereunder, either as restricted stock or non-qualified options, was limited to 375,000 shares. Each non-qualified stock option granted had a minimum six-month vesting period. Restricted stock awarded under the plan contains similar restrictions and accelerated vesting provisions as those in the 1999 Stock Compensation Plan. Awards were granted to employees by the Compensation Committee. The right to grant awards under the plan terminated in 1998.

1994 KEY EMPLOYEE STOCK PLAN

The plan provides for three types of awards, incentive stock options, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to employees by the Compensation Committee. In 1996, shareholders approved an amendment to the plan to increase the number of shares issuable thereunder from 2,100,000 to 3,600,000 shares, with no more than 1,200,000 authorized for restricted stock. The Compensation Committee determines all grants of awards. Restricted stock awarded under the plan contain similar restrictions and accelerated vesting provision as those in the 1998 Stock Compensation Plan. At December 31, 2000, 10,373 shares remain authorized and unissued.

ACQUIRED PLANS

Prior to the merger dates, JSB, Reliance and New York Bancorp each maintained several incentive stock option and non-qualified stock option plans for their officers, directors, and other key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant. Options awarded under the plans generally became exercisable in accordance with each plan's vesting requirements. As a result of the mergers, participants under the plans became fully vested. As of December 31, 2000, 1,983,000, 896,716 and 0 options remained outstanding under the JSB, Reliance and New York Bancorp plans, respectively.

The following is a summary of the activity in the aforementioned stock option plans for the three-year period ended December 31,

                                                2000                     1999                    1998
                                      ------------------------------------------------------------------------
                                                    WEIGHTED                 Weighted                 Weighted
                                                     AVERAGE                  Average                  Average
                                                    EXERCISE                 Exercise                 Exercise
                                         OPTIONS       PRICE      Options       Price      Options       Price
                                      ------------------------------------------------------------------------
Outstanding at Beginning of Year .     4,821,342      $14.59    4,569,880      $13.33    7,923,033      $ 7.61
Issued in the Reliance Acquisition     1,369,438        8.35           --          --           --          --
Granted ..........................       346,200       20.91    1,214,900       16.94    1,494,692       22.61
Exercised ........................    (1,236,574)       7.56     (728,680)       6.74   (4,833,742)       6.78
Canceled .........................       (18,507)      23.34     (234,758)      26.54      (14,103)      26.27
                                      ------------------------------------------------------------------------
Outstanding at End of Year .......     5,281,899      $15.00    4,821,342      $14.59    4,569,880      $13.33
                                      ========================================================================
Options Exercisable at Year End ..     4,931,662      $14.68    4,118,198      $14.47    4,318,043      $13.17
                                      ========================================================================

The following is a summary of the information concerning currently outstanding and exercisable options as of December 31, 2000:

                                      Weighted     Weighted                     Weighted
Range of                               Average      Average                      Average
Exercise                 Options     Remaining     Exercise         Options     Exercise
Prices               Outstanding          Life        Price     Exercisable        Price
----------------------------------------------------------------------------------------
$ 2.25 -- $ 8.25       1,030,547           3.4       $ 5.64       1,026,347       $ 5.63
$ 8.26 -- $16.25       1,763,011           4.7        12.43       1,700,807        12.42
$16.26 -- $26.88       2,488,341           5.3        20.69       2,204,508        20.63
----------------------------------------------------------------------------------------
$ 2.25 -- $26.88       5,281,899           4.8       $15.00       4,931,662       $14.68
========================================================================================

The following is a summary of the activity in the restricted stock plans for the years ended December 31,


                                             2000                     1999                     1998
                                   ------------------------------------------------------------------------
                                                 WEIGHTED                 Weighted                 Weighted
                                                  AVERAGE                  Average                  Average
                                                    GRANT                    Grant                    Grant
                                       SHARES       PRICE       Shares       Price       Shares       Price
                                   ------------------------------------------------------------------------
Outstanding at Beginning of Year    2,098,445      $16.21    1,762,946      $15.32    1,489,823      $13.94
Granted ........................      413,250       21.31      378,200       18.21      324,350       20.49
Vested .........................      (33,100)       7.79      (31,851)       5.81      (44,626)       7.07
Canceled .......................      (13,850)      16.78      (10,850)      17.01       (6,601)      14.60
                                   ------------------------------------------------------------------------
Outstanding at Year End ........    2,464,745      $17.17    2,098,445      $16.21    1,762,946      $15.32
                                   ========================================================================

The amount of compensation expense related to restricted stock awards included in employee compensation and benefits was $4.2 million, $3.0 million, and $2.2 million in 2000, 1999, and 1998, respectively.

     The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans, other than for restricted stock awards. Had compensation expense for the Company's stock option plans been determined based upon the fair value at grant date for awards under these plans, net income and diluted earnings per share would have been reduced by approximately $1.2 million, or $.01 per share in 2000, $3.0 million, or $.02 per share in 1999, and $3.2 million, or $.02 per share in 1998. The estimated fair value of the options granted during 2000, 1999, and 1998 ranged from $4.18 to $5.58, $3.40 to $6.52, and $1.19 to $8.32, respectively, on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used in calculating the fair value of the options granted during 2000: a dividend yield of 2.94%, volatility ranging from 25.6% to 27.3%, risk free interest rates ranging from 5.15% to 6.25%, no assumed forfeitures, and an expected life of six years. The following assumptions were used in calculating the fair value of the options granted during 1999: a dividend yield ranging from 3.0%-3.2%, volatility ranging from 22.0% to 25.5%, risk-free interest rates ranging from 4.65%-6.15%, no assumed forfeiture rates, and an expected average life of six years. The following assumptions were used in calculating the fair value of the options granted during 1998: a dividend yield ranging from 2.25%-3.07%, volatility ranging from 20.75%-30.0%, risk-free interest rates ranging from 4.50%-5.74%, no assumed forfeitures and an expected life of six years for options with an original term greater than six years or the options remaining term, if its original maturity is less than six years.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Dividend Reinvestment and Stock Purchase Plan provides stockholders with a method of investing cash dividends and/or optional cash payments in additional common stock. Under the plan, cash dividends and/or optional cash payments can be used to purchase common stock without brokerage commission. The discount can be revised by the Board of Directors at its discretion. The amount of optional cash payment allowed in any month is restricted, requiring a minimum optional cash payment of $200 per month and a maximum optional cash payment for participants of $15,000 regardless of the number of shares owned. At December 31, 2000, 326,770 shares remain authorized and unissued.

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

NOTE 13 - PARENT COMPANY ONLY

CONDENSED FINANCIAL STATEMENTS:

CONDENSED BALANCE SHEETS FOR THE YEARS ENDED DECEMBER 31,

(in thousands)                                                2000          1999
                                                        ------------------------
ASSETS:
Deposits with North Fork ...........................    $    3,978    $   31,466
Money Market Investments ...........................         1,323         1,322
Securities Available-for-Sale ......................       114,765       151,743
Investment in Subsidiaries .........................     1,345,573     1,035,595
Intangible Assets ..................................        28,714        28,416
Other Assets .......................................        30,178        23,062
                                                        ------------------------
   Total ...........................................    $1,524,531    $1,271,604
                                                        ========================

LIABILITIES AND STOCKHOLDERS' EQUITY:
Junior Subordinated Debt (See Note 9) ..............    $  252,072    $  205,500
Loan From Affiliate ................................        17,000        40,000
Commercial Paper ...................................         2,709            --
Dividends Payable ..................................        28,950        23,119
Accrued Expenses & Other Liabilities ...............         9,882         3,887
Stockholders' Equity ...............................     1,213,918       999,098
                                                        ------------------------
   Total ...........................................    $1,524,531    $1,271,604
                                                        ========================

CONDENSED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,

(in thousands)                                                                         2000         1999         1998
                                                                                  -----------------------------------
INCOME:
Dividends from Subsidiaries ...................................................   $ 359,000    $ 263,000    $  92,800
Interest Income ...............................................................      13,937       12,675       19,092
Net Securities Gains ..........................................................       2,895       13,566        9,032
Other Income ..................................................................       1,491          692        3,515
                                                                                  -----------------------------------
    Total Income ..............................................................     377,323      289,933      124,439
                                                                                  -----------------------------------
EXPENSE:
Interest Expense ..............................................................         903        1,454        2,274
Interest on Junior Subordinated Debt ..........................................      20,565       17,242       17,242
Employee Compensation & Benefits ..............................................       4,185        3,048        2,194
Amortization and Write-down of Intangibles ....................................       2,140        2,088        7,986
Other Expenses ................................................................       2,113        2,557        2,238
Dime Related Expenses .........................................................      13,500           --           --
                                                                                  -----------------------------------
    Total Expenses ............................................................      43,406       26,389       31,934
                                                                                  -----------------------------------
Income before Income Taxes and Equity in Undistributed Earnings of Subsidiaries     333,917      263,544       92,505
Income Tax Expense ............................................................     (11,480)        (177)       1,822
Equity in (Overdistributed)/Undistributed Earnings of Subsidiaries ............    (110,632)     (14,200)     121,680
                                                                                  -----------------------------------
    Net Income ................................................................   $ 234,765    $ 249,521    $ 212,363
                                                                                  ===================================

CONDENSED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,


(in thousands)                                                            2000         1999         1998
                                                                     -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income .......................................................   $ 234,765    $ 249,521    $ 212,363

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES:
Depreciation and Amortization ....................................       4,136        4,338        1,187
Amortization of Intangible Assets ................................       2,140        2,088        7,986
Equity in Overdistributed/(Undistributed) Earnings of Subsidiaries     110,632       14,200     (121,680)
Securities Gains, net ............................................      (2,895)     (13,566)      (9,032)
Other, net .......................................................      (3,720)      14,194      (27,645)
                                                                     -----------------------------------
  Net Cash Provided by Operating Activities ......................     345,058      270,775       63,179
                                                                     -----------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sales of Securities Available-for-Sale .............      77,425      105,038      112,782
Purchases of Securities Available-for-Sale .......................     (29,226)     (68,807)    (133,632)
Proceeds from Maturities of Securities Held-to-Maturity ..........          --      100,000      235,000
Purchases of Securities Held-to-Maturity .........................          --      (60,000)    (205,000)
Principal Payments on Mortgage Loans .............................          --           --       15,195
Purchase Acquisition, net of cash acquired .......................       6,103           --           --
                                                                     -----------------------------------
  Net Cash Provided by Investing Activities ......................      54,302       76,231       24,345
                                                                     -----------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan from Affiliate, net .........................................     (23,000)      40,000           --
Issuance of Commercial Paper .....................................       2,709           --           --
Purchase of Treasury Shares ......................................    (289,931)    (289,313)     (87,928)
Common Stock Sold for Cash .......................................       4,132        8,855       28,990
Dividends Paid to Shareholders ...................................    (120,757)    (117,080)     (82,748)
Maturity of Senior Note Payable ..................................          --      (25,000)          --
                                                                     -----------------------------------
  Net Cash Used in Financing Activities ..........................    (426,847)    (382,538)    (141,686)
                                                                     -----------------------------------
Net Decrease in Cash and Cash Equivalents ........................     (27,487)     (35,532)     (54,162)
                                                                     -----------------------------------
  Cash and Cash Equivalents at Beginning of Year .................      32,788       68,320      122,482
                                                                     -----------------------------------
  Cash and Cash Equivalents at End of Year .......................   $   5,301    $  32,788    $  68,320
                                                                     ===================================

NOTE 14 - REGULATORY MATTERS

The Company and its bank subsidiaries are subject to the risk based capital guidelines administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier 1 capital to total risk weighted assets of 4% and a Tier 1 capital to average assets of 4% ("Leverage Ratio"). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. As of December 31, 2000, the most recent notification from the various regulators categorized the Company and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and not be subject to any written order, agreement or directive. There are no conditions or events since such notifications that management believes have changed this classification.

     The following table sets forth the Company's regulatory capital at December 31, 2000, under the rules applicable at such date. At such date, management believes that the Company meets all capital adequacy requirements to which it is subject:

(dollars in thousands)                                         Amount      Ratio
                                                           ---------------------
Tier 1 Capital ........................................    $1,101,544     12.38%
Regulatory Requirement ................................       355,935      4.00
                                                           ---------------------
Excess ................................................    $  745,609      8.38%
                                                           =====================
Total Risk Adjusted Capital ...........................    $1,192,430     13.40%
Regulatory Requirement ................................       711,871      8.00
                                                           ---------------------
Excess ................................................    $  480,559      5.40%
                                                           =====================
Risk Weighted Assets ..................................    $8,898,387
                                                           ==========

     The Company's Leverage Capital Ratio at December 31, 2000 was 7.62%. The Tier 1, Total Risk Based and Leverage Capital Ratios of North Fork were 11.23%, 12.29%, and 6.92%, respectively, at December 31, 2000. The Tier 1, Total Risk Based and Leverage Capital Ratios of Superior were 26.32%, 26.72%, and 7.77%, respectively, at December 31, 2000.

     On September 28, 2000, the Board of Directors, after considering the ability to consistently generate excess capital from earnings, approved a share repurchase program of up to 17.1 million, or 10%, of common stock. As of December 31, 2000, 14.1 million shares were repurchased under the program at an average cost of $19.80.

     Dividends from North Fork to the Company are limited by the regulations of the New York State Banking Department to North Fork's current year's earnings plus the prior two years' retained net profits. North Fork's dividend capability at January 1, 2001, pursuant to the regulations, was $20.7 million. Dividends from Superior are similarly limited by regulations of the Office of the Comptroller of the Currency.

NOTE 15 -- DERIVATIVES FINANCIAL INSTRUMENTS

Periodically, the Company enters into interest rate agreements, including interest rate swaps, caps, and floors, as part of interest rate exposure management. These agreements are entered into as hedges against interest rate risk and are designated against specific assets and liabilities. Interest rate swaps outstanding at December 31, 2000 are summarized as follows:

                                   Notional            Fixed         Variable
Maturity                             Amount    Interest Rate    Interest Rate
-----------------------------------------------------------------------------
(dollars in thousands)
PAY FIXED SWAPS:
November 2001 .................    $100,000            4.72%            6.75%
November 2001 .................     100,000            4.66             6.75
May 2008 ......................      75,000            6.14             6.75
                                   ------------------------------------------
                                   $275,000
                                   ========
PAY FLOATING SWAPS:
June 2001 .....................    $ 25,000            7.27%            6.62%
September 2001 ................      25,000            6.75             6.62
September 2001 ................      25,000            6.88             6.57
                                   ------------------------------------------
                                   $ 75,000
                                   ========

At December 31, 2000, $350 million of interest rate swap agreements and $1.0 billion in interest rate floors were outstanding. $275 million in swap agreements hedged certain borrowings and require the Company to make periodic fixed rate payments while receiving periodic variable rate payments indexed to the three month LIBOR rate. These swaps have maturities of up to 10 years and, as of December 31, 2000, had an unrealized gain of $2.2 million. $75 million in swaps hedged certain time deposits and require the Company to make periodic floating rate payments while receiving periodic fixed rate payments indexed to the 1 month LIBOR rate. These agreements mature within one year and, as of December 31, 2000, had an unrealized gain of $0.3 million. Effective January 1, 2001, the Company was required to adopt Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") (See "Note 18-Recent Accounting Pronouncement"). In accordance with the criteria specified in SFAS 133, the aforementioned swap agreements totaling $275 million and $75 million qualify as cash flow and fair value hedges, respectively.

     The $1.0 billion in interest rate floors were purchased to mitigate exposure of net interest income to declines in interest rates. These floors mature in July 2003, entitle the Company to receive payment if three-month LIBOR declines below 5.5%. These instruments increase in value as interest rates decline. At December 31, 2000, these floors had an unrealized gain of $4.2 million. They do not meet the hedging criteria of SFAS 133 and accordingly, will be recorded on the balance sheet at fair value with all future changes in their fair value recorded through the income statement.

NOTE 16 -- OTHER COMMITMENTS AND CONTINGENT LIABILITIES

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

     The notional principal amount of the off-balance sheet financial instruments at December 31, is as follows:

                                                                             2000          1999
                                                                      CONTRACT OR   Contract or
                                                                         NOTIONAL      Notional
(dollars in thousands)                                                     AMOUNT        Amount
                                                                      -------------------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit ....................................      $958,824      $623,606
  Standby letters of credit .......................................        88,291        60,473

(b) LEASE COMMITMENTS

At December 31, 2000, the Company was obligated under a number of non-cancelable leases for land and buildings that expire at various dates through August 2016. Minimum annual rental commitments, exclusive of taxes and other charges, under non-cancelable leases are summarized as follows:

(in thousands)                                                           Minimum
                                                                         Rentals
                                                                         -------
Year Ended December 31:
2001 ................................................................    $12,191
2002 ................................................................     11,701
2003 ................................................................     10,412
2004 ................................................................      9,266
2005 ................................................................      8,089
Thereafter ..........................................................     24,738

Rent expense for the years ended December 31, 2000, 1999, and 1998 amounted to $9.7 million, $7.2 million, and $6.7 million, respectively.

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


NOTE 17 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     If quoted market prices are not available, SFAS 107 permits using the present value of anticipated future cash flows to estimate fair value. Accordingly, the estimated fair value will be influenced by prepayment and discount rate assumptions. This method may not provide the actual amount that would be realized in the ultimate sale of the financial instrument. Fair value estimates, methods and assumptions are set forth on the following page.

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

                                                           2000                      1999
                                                 -------------------------------------------------
                                                   CARRYING    ESTIMATED     Carrying    Estimated
(in thousands)                                       AMOUNT   FAIR VALUE       Amount   Fair Value
                                                 -------------------------------------------------
Cash and Cash Equivalents ...................    $  310,034   $  310,034   $  403,201   $  403,201
Securities Held-to-Maturity .................     1,090,677    1,081,289    1,351,504    1,299,596
Securities Available-for-Sale ...............     3,467,663    3,467,663    3,677,308    3,677,308
                                                 -------------------------------------------------
  Total Cash, Cash Equivalents and Securities    $4,868,374   $4,858,986   $5,432,013   $5,380,105
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

                                                           2000                      1999
                                                 -------------------------------------------------
                                                   CARRYING    ESTIMATED     Carrying    Estimated
(in thousands)                                       AMOUNT   FAIR VALUE       Amount   Fair Value
                                                 -------------------------------------------------
Gross Loans .................................    $9,409,762   $9,362,771   $7,913,328   $7,798,864
                                                 =================================================

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

                                                                                2000                         1999
                                                                     ------------------------------------------------------
                                                                        CARRYING     ESTIMATED       Carrying     Estimated
(in thousands)                                                            AMOUNT    FAIR VALUE         Amount    Fair Value
                                                                     ------------------------------------------------------
Demand Deposits .................................................    $ 2,025,249   $ 2,025,249    $ 1,558,044   $ 1,558,044
Savings .........................................................      2,858,757     2,858,757      2,563,609     2,563,609
NOW & Money Market ..............................................      1,370,214     1,370,214      1,034,872     1,034,872
Time Deposits ...................................................      2,914,975     2,912,754      2,485,038     2,497,373
Borrowings with an Interest Sensitive Period of 90 Days or Less        2,652,409     2,652,409      3,203,700     3,203,700
Borrowings with an Interest Sensitive Period Greater than 90 Days      1,351,738     1,372,922      1,355,500     1,340,213
                                                                     ------------------------------------------------------
  Total Deposit Liabilities and Borrowings.......................    $13,173,342   $13,192,305    $12,200,763   $12,197,811
                                                                     ======================================================

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

     At December 31, 2000 and 1999, there was no significant unrealized appreciation or depreciation on these financial instruments.

DERIVATIVE FINANCIAL INSTRUMENTS

The fair value of derivative financial instruments is estimated based on quoted market prices from various brokers. The following table presents the carrying value and the estimated fair value of derivative financial instruments as of December 31,

                                                         2000                      1999
                                                 ------------------------------------------------
                                                 CARRYING     ESTIMATED    Carrying     Estimated
(in thousands)                                     AMOUNT    FAIR VALUE      Amount    Fair Value
                                                 ------------------------------------------------
Off Balance Sheet Instruments                    $  3,222      $  9,912    $  4,902      $ 13,930
                                                 ================================================

NOTE 18 -- RECENT ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which has been amended in 1999 and 2000 by SFAS 137, which delayed its effective date to January 1, 2001, and SFAS 138, which addressed a limited number of implementation issues. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The statement requires that all derivative instruments be recorded on the balance sheet at fair value. However, the accounting for changes in fair value of the derivative instrument depends on whether the derivative instrument qualifies as a hedge. If the derivative instrument qualifies as a hedge, the accounting treatment varies based on the type of risk being hedged. If the derivative instrument does not qualify as a hedge, changes in fair value are reported in earnings when they occur. Under SFAS 133, an entity that elects to apply hedge accounting is required to establish, at the inception of the hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

     The Company implemented SFAS 133 effective January 1, 2001. The impact of SFAS 133 on future results of operations will be dependent upon the fair value, nature, and purpose of the derivative instruments used by the Company.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). SFAS 140 replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", ("SFAS 125"). SFAS 140 revised the standards of accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes the financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Management believes that adoption of this statement will not have a material effect on the Company's consolidated statement of financial position.

INDEPENDENT AUDITORS' REPORT


[KPMG LLP LOGO]

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTH FORK BANCORPORATION, INC.

We have audited the accompanying consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, cash flows, changes in stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2000 and 1999, the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

New York, New York

January 18, 2001, except for Note 2(c), which is as of February 13, 2001

REPORT OF MANAGEMENT

MANAGEMENT OF NORTH FORK BANCORPORATION, INC. is responsible for the preparation and fair presentation of the consolidated financial statements and other financial information in this annual report. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and, where necessary, are based on management's best estimates and judgment. Other financial information contained elsewhere in this annual report is consistent with that contained in the consolidated financial statements.

     Management maintains accounting systems and internal controls to meet its responsibilities for reliable consolidated financial statements. There are inherent limitations in the effectiveness of internal controls, including the possibility of errors or irregularities. Furthermore, because of changes in conditions, the effectiveness of internal controls may vary over time. These systems and controls are designed to provide reasonable assurance that assets are safeguarded and transactions are properly recorded and executed in accordance with management's authorization. An internal audit function is maintained to continually evaluate the adequacy and effectiveness of such internal controls, policies, and procedures.

     KPMG LLP, independent auditors, are engaged to audit the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and the independent auditors' report expresses their opinion as to the fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Their examination provides an objective assessment of the degree to which management meets its responsibility for financial reporting.

     The Board of Directors pursues its oversight role for the financial statements through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets regularly with management, the internal auditors and the independent auditors, to discuss internal controls and accounting, auditing and financial reporting matters. The Audit Committee reviews and approves the scope of internal and external audits, as well as recommendations made with respect to internal controls by the independent and internal auditors and the various regulatory agencies. KPMG LLP and the internal auditors have direct access to the Audit Committee with or without management present.


/s/ John Adam Kanas                                     /s/ Daniel M. Healy

John Adam Kanas                                         Daniel M. Healy
Chairman, President and Chief Executive Officer         Executive Vice President and Chief Financial Officer

CORPORATE INFORMATION


EXECUTIVE MANAGEMENT

John Adam Kanas
Chairman, President & Chief Executive Officer

John Bohlsen
Vice Chairman

Daniel M. Healy
Executive Vice President & Chief Financial Officer

Aurelie S. Graf
Vice President & Corporate Secretary


BOARD OF DIRECTORS

John Adam Kanas, Chairman
John Bohlsen, Vice Chairman
Park T. Adikes
Irvin L. Cherashore
Allan C. Dickerson
Lloyd A. Gerard
Daniel M. Healy
Raymond A. Nielsen
James F. Reeve
George H. Rowsom
Dr. Kurt R. Schmeller
Raymond W. Terry, Jr.


CORPORATE HEADQUARTERS

275 Broadhollow Road
Melville, NY 11747


SHAREHOLDER INFORMATION


INVESTOR RELATIONS

Shareholders seeking information about the Company, including earnings releases, financial publications and the annual report on Form 10K filed with the Securities and Exchange Commission, are directed to contact the Corporate Secretary's office, North Fork Bancorporation, Inc., 275 Broadhollow Road, Melville, New York 11747. Additional inquiries and analyst coverage regarding the Company can be made at www.northforkbank.com.

DIVIDEND SERVICES

Dividend Reinvestment Plan (DRP) -- The DRP provides shareholders with a convenient means to acquire additional shares of stock through the reinvestment of dividends and/or making optional cash payments without a brokerage commission or service charges. "Registered" holders may call 1-800-317-4445 for an enrollment package. Accounts held in "Street" name should contact their broker.

     "Registered" shareholders can arrange for direct deposit of cash dividends -- Direct deposit provides a safe, timesaving method of receiving cash dividends. "Registered" shareholders can automatically have their dividends deposited on the date of payment into a checking, savings, or money market account at any financial institution providing Automated Clearing House services by calling our Transfer Agent, First Chicago Trust Company of New York, at 1-800-870-2340.

SHAREHOLDER ACCOUNT INQUIRIES

Shareholders who wish to change the name, address or ownership of their stock, consolidate accounts, eliminate duplicate mailings or replace lost certificates or dividend checks, should contact the Stock Registrar and Transfer Agent at the address and phone number listed.

STOCK REGISTRAR AND TRANSFER AGENT

First Chicago Trust Company of New York
A division of Equiserve
P.O. Box 2500
Jersey City, NJ 07303-2500
E-mail Address: fctc@em.fcnbd.com
1-800-317-4445
Hearing Impaired -- TTD: 201-222-4955
www.equiserve.com


STOCK LISTING

North Fork Bancorporation, Inc. is traded on the New York Stock Exchange under the symbol NFB. Newspaper stock listings: NoForkBcp or NoFrkBc.


ANNUAL MEETING

The annual meeting of shareholders will be held on May 1, 2001, 10:00 a.m. at the Wyndham Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, 631-232-9800.




68