Form 10-K, Exhibit 13
period 2001-12-31
NORTH FORK BANCORPORATION INC
filed 2002-03-27
CIK 352510

                                                           FINANCIAL STATEMENTS

NORTH FORK BANCORPORATION, INC.






            12  Selected Financial Data



            14  Management's Discussion and Analysis



            38  Consolidated Statements of Income



            39  Consolidated Balance Sheets



            40  Consolidated Statements of Changes in Stockholders' Equity



            41  Consolidated Statements of Cash Flows



            43  Consolidated Statements of Comprehensive Income



            44  Notes to Consolidated Financial Statements



            74  Independent Auditors' Report



            75 Report of Management



            76  Corporate and Shareholder Information

SELECTED FINANCIAL DATA

Selected financial data for each of the years in the five-year period ended December 31, 2001 are set forth below. The Company's consolidated financial statements and notes thereto as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 are included elsewhere in this annual report.



(in thousands, except ratios and per share amounts)          2001               2000               1999
                                                     -------------------------------------------------------

STATEMENT OF INCOME DATA:

Interest Income (tax equivalent basis)(3) .....       $ 1,129,318        $ 1,087,137        $   938,336
Interest Expense ..............................           423,361            480,608            405,424
                                                     -------------------------------------------------------
  Net Interest Income (tax equivalent basis) ..           705,957            606,529            532,912
Less: Tax Equivalent Adjustment(3) ............            19,438             14,537              8,753
                                                     -------------------------------------------------------
  Net Interest Income .........................           686,519            591,992            524,159
Provision for Loan Losses .....................            17,750             17,000              6,013
Non-Interest Income ...........................           100,166             99,375             62,400
Security Gains, net ...........................             8,729              3,138             13,578
Non-Interest Expense ..........................           228,908            197,218            178,872
Capital Securities Costs ......................            20,560             20,054             16,843
Amortization & Write-down of Goodwill .........            19,075             16,310              4,462
Amortization of Identifiable Intangibles ......             3,039              3,953              3,946
Merger Related Restructure Charges ............                --             50,499                 --
Dime Related Expenses .........................                --             13,500                 --
                                                     -------------------------------------------------------
  Income Before Income Taxes ..................           506,082            375,971            390,001

Provision for Income Taxes ....................           174,598            141,206            140,480
                                                     -------------------------------------------------------
  Net Income ..................................       $   331,484        $   234,765        $   249,521
                                                     =======================================================

PER SHARE:
Net Income - Basic ............................       $      2.08        $      1.40        $      1.53
Net Income - Diluted ..........................              2.05               1.39               1.52
Cash Dividends(4) .............................               .87                .72                .63
Dividend Payout Ratio .........................                42%                53%                39%
Book Value at December 31 .....................       $      8.82        $      7.55        $      6.38
Market Price at December 31 ...................             31.99              24.56              17.59

BALANCE SHEET DATA AT DECEMBER 31:
Total Assets ..................................       $17,232,103        $14,840,962        $13,676,156
Securities:
  Available-for-Sale ..........................         5,043,557          3,467,663          3,682,210
  Held-to-Maturity ............................           709,965          1,090,677          1,351,504
Loans, net ....................................        10,399,691          9,394,713          7,897,688
Demand Deposits ...............................         2,702,753          2,025,249          1,558,044
Interest Bearing Deposits .....................         8,600,553          7,143,946          6,083,519
Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase ....................         2,142,182          2,350,882          2,665,200
Other Borrowings ..............................         1,550,000          1,653,265          1,894,000
Capital Securities ............................           244,364            244,339            199,314
Stockholders' Equity ..........................       $ 1,437,008        $ 1,213,918        $   999,098






(in thousands, except ratios and per share amounts)             1998               1997
                                                     ----------------------------------

STATEMENT OF INCOME DATA:

Interest Income (tax equivalent basis)(3) .....           $  876,419       $    841,443
Interest Expense ..............................              366,932            366,677
                                                     ----------------------------------
  Net Interest Income (tax equivalent basis) ..              509,487            474,766
Less: Tax Equivalent Adjustment(3) ............                5,506              7,408
                                                     ----------------------------------
  Net Interest Income .........................              503,981            467,358
Provision for Loan Losses .....................               15,551              8,748
Non-Interest Income ...........................               60,733             63,984
Security Gains, net ...........................                9,433             15,398
Non-Interest Expense ..........................              174,065            184,616
Capital Securities Costs ......................               16,843              9,235
Amortization & Write-down of Goodwill .........               10,557              3,370
Amortization of Identifiable Intangibles ......                3,922              3,922
Merger Related Restructure Charges ............               52,452                 --
Dime Related Expenses .........................                   --                 --
                                                     ----------------------------------
  Income Before Income Taxes ..................              300,757            336,849

Provision for Income Taxes ....................               88,394            129,238
                                                     ----------------------------------
  Net Income ..................................          $   212,363        $   207,611
                                                     ==================================

PER SHARE:
Net Income - Basic ............................          $      1.25        $      1.25
Net Income - Diluted ..........................                 1.23               1.22
Cash Dividends(4) .............................                  .65                .38
Dividend Payout Ratio .........................                   55%                32%
Book Value at December 31 .....................          $      7.16        $      6.73
Market Price at December 31 ...................                23.94              22.50

BALANCE SHEET DATA AT DECEMBER 31:
Total Assets ..................................          $12,301,205        $11,608,663
Securities:
  Available-for-Sale ..........................            3,072,737          2,226,512
  Held-to-Maturity ............................            1,780,002          2,116,275
Loans, net ....................................            6,889,876          6,744,756
Demand Deposits ...............................            1,321,861            992,525
Interest Bearing Deposits .....................            6,255,524          6,487,344
Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase ....................            2,955,096          2,104,036
Other Borrowings ..............................               85,000            449,600
Capital Securities ............................              199,289            199,264
Stockholders' Equity ..........................          $ 1,213,726        $ 1,138,403




(in thousands, except ratios and per share amounts)          2001               2000               1999
                                                       --------------------------------------------------
AVERAGE BALANCE SHEET DATA:
Total Assets ....................................       $15,628,132        $14,577,966        $13,088,336
Securities ......................................         4,736,557          4,778,616          5,024,986
Loans, net ......................................         9,829,856          8,958,180          7,319,285
Total Deposits ..................................        10,009,868          8,784,258          7,688,185
Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase ......................         2,111,724          2,549,886          2,911,802
Other Borrowings ................................         1,625,096          1,515,109            897,386
Capital Securities ..............................           244,352            238,327            199,302
Stockholders' Equity ............................       $ 1,417,381        $ 1,303,455        $ 1,162,387


SELECTED RATIOS:

Return on Average Total Assets ..................              2.12%              1.61%              1.91%
Return on Average Stockholders' Equity(5) .......             23.95              17.54              21.69
Core Efficiency Ratio(6) ........................             34.00              34.38              34.50
Net Interest Margin(3) ..........................              4.83               4.39               4.26
Average Stockholders' Equity to Average Assets ..              9.07               8.94               8.88
Tier I Capital Ratio ............................             11.82              12.38              13.70
Risk Adjusted Capital Ratio .....................             12.81              13.40              14.95
Leverage Capital Ratio ..........................              7.68               7.62               8.57
Allowance for Loan Losses to Non-Performing Loans               709                601                493
Non-Performing Loans to Total Loans, net ........               .14                .16                .19
Non-Performing Assets to Total Assets ...........               .09                .10                .12

WEIGHTED AVERAGE SHARES:
Basic ...........................................           159,563            167,214            162,992
Diluted .........................................           161,382            168,531            164,440
Branch Offices ..................................               168                150                112




(in thousands, except ratios and per share amounts)                1998               1997
                                                              ------------------------------
AVERAGE BALANCE SHEET DATA:
Total Assets ....................................             $11,668,690        $11,091,598
Securities ......................................               4,124,175          4,247,513
Loans, net ......................................               6,826,252          6,269,877
Total Deposits ..................................               7,633,085          7,330,401
Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase ......................               2,236,257          1,944,592
Other Borrowings ................................                 189,071            485,200
Capital Securities ..............................                 199,277            105,646
Stockholders' Equity ............................             $ 1,211,607        $ 1,015,819


SELECTED RATIOS:

Return on Average Total Assets ..................                    1.82%              1.87%
Return on Average Stockholders' Equity(5) .......                   18.29              21.01
Core Efficiency Ratio(6) ........................                   34.61              37.44
Net Interest Margin(3) ..........................                    4.60               4.48
Average Stockholders' Equity to Average Assets ..                   10.38               9.16
Tier I Capital Ratio ............................                   17.26              17.97
Risk Adjusted Capital Ratio .....................                   18.82              19.11
Leverage Capital Ratio ..........................                   10.76              10.53
Allowance for Loan Losses to Non-Performing Loans                     494                158
Non-Performing Loans to Total Loans, net ........                     .23                .75
Non-Performing Assets to Total Assets ...........                     .16                .49

WEIGHTED AVERAGE SHARES:
Basic ...........................................                 170,085            166,335
Diluted .........................................                 171,988            169,903
Branch Offices ..................................                     111                 85









(1)     In November 2001, the domestic operations of Commercial Bank of New York
        ("CBNY") were acquired for approximately $175 million in cash.
        Accordingly, the results of operations reflect CBNY activity subsequent to the acquisition date. (See "Notes to Consolidated Financial
        Statements - Note 2").

(2) In 2000, JSB Financial, Inc. ("JSB") was acquired in a transaction using the pooling-of-interests method of accounting. Accordingly, the financial results for all periods presented prior to the merger date have been retroactively restated to include JSB. Also in February 2000, Reliance Bancorp, Inc. ("Reliance") was acquired in a transaction using the purchase method of accounting. Reliance's results are included from the acquisition date. (See "Notes to Consolidated Financial Statements -
        Note 2").

(3) Interest income on a tax equivalent basis includes the additional amount of interest income that would have been earned if the Company's investment in certain interest earning assets had been made in those assets subject to New York State, New York City and Federal income taxes yielding the same after-tax income.

(4) Cash dividends per share represent amounts for the Company on a historical basis.

(5)     Excludes the effect of accumulated other comprehensive income.

(6) The core efficiency ratio is defined as the ratio of non-interest expense, excluding other real estate expenses and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income, excluding security gains/(losses) and other non-recurring items.

MANAGEMENT'S DISCUSSION AND ANALYSIS


RESULTS OF OPERATIONS

OVERVIEW
North Fork Bancorporation, Inc. (the "Company") is a $17.2 billion multibank holding company located in Melville, New York. The Company ranks as the thirty-fourth largest commercial bank holding company in the United States based on total assets. It operates from 168 branches in the New York metropolitan area substantially all of which are North Fork Bank branches ("North Fork"), its primary subsidiary. At December 31, 2001, North Fork's assets constitute in excess of 98% of consolidated assets and revenue. Other company subsidiaries offer financial services related products such as asset management, brokerage and sales of alternative investment products. The Company's other banking subsidiary, Superior Savings of New England, N.A., is a nationally chartered bank that is in the electronic banking business focused on gathering deposits throughout the Northeast.
    The Company conducts its business in a small geographic area in and contiguous to, New York City. Total deposits, in the eight New York counties where the Company pursues its strategy, total $378 billion. This area measured by its deposits would be considered the fourth largest bank in the country. It is an over-consolidated, yet fragmented, marketplace where a few multi-national banking organizations control the majority of total deposits. This environment has given the Company enormous opportunities to gain market share through generic growth and from mergers and acquisitions as demonstrated by its historical growth and total return statistics. Ten acquisition transactions in the past ten years have added $13.9 billion in total assets. In 2001, the Company acquired, in a purchase the domestic business of Commercial Bank of New York ("CBNY"). CBNY's domestic loans and deposits at the acquisition date of November 9, 2001, were approximately $300 million and $800 million, respectively. The primary focus of this acquisition was the addition of nine new branch locations and CBNY's customer base in the lucrative borough of Manhattan, where the Company has been concentrating on generating accelerated deposit growth by opening new or "de novo" branches.
    In the past decade, the Company has consistently exceeded the banking industry peer group operating statistics in almost every key measurement including returns on average equity, assets, core efficiency and multiple compound growth rates. The year ended December 31, 2001, was no exception.
    Net income of $331.5 million or $2.05 diluted earnings per share was achieved in 2001 compared to $278.1 million or diluted earnings per share of $1.65 for 2000, adjusted for non-recurring charges on expenses associated with the acquisition of JSB and the unsuccessful attempt to acquire Dime Bancorp. The Company's returns on average assets and equity for 2001 were 2.1% and 24%, respectively keeping pace with historical results.
    The record earnings performance in 2001 reflects multiple factors including:
(a) its acquisition and de novo branch expansion program, resulting in deposit growth to $11.3 billion, a 23% increase over 2000, (b) significant improvement in the net interest margin, (c) interest earning asset growth, especially in loans, (d) control over operating expenses and, (e) minimization of its exposure to credit losses. Each of these elements is discussed in the succeeding sections.



NET INTEREST INCOME
Net interest income, the difference between interest earned on interest earning assets and interest incurred on interest bearing liabilities, constitutes 86% of the Company's total revenue. Net interest income is affected by the level and composition of assets, liabilities and equity, as well as changes in market interest rates.
    Net interest margin is determined by dividing tax equivalent net interest income by average interest-earning assets. The interest rate spread is the difference between the average equivalent yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The net interest margin is generally greater than the interest rate spread due to the additional income earned on those assets funded by non-interest-bearing liabilities, primarily demand deposits and stockholders' equity.

     The following table presents an analysis of net interest income by each major catergory of interest earning assets and interest-bearing liabilities for the years ended December 31,


                                                                        2001                                      2000
                                                          -------------------------------------------------------------------------

                                                              AVERAGE                  AVERAGE         Average
(dollars in thousands)                                        BALANCE       INTEREST      RATE         Balance        Interest
                                                          -------------------------------------------------------------------------

INTEREST EARNING ASSETS:
Securities(1).......................................      $ 4,736,557     $  344,520      7.27%    $ 4,778,616      $  351,841
Loans, net(2).......................................        9,829,856        782,248      7.96       8,958,180         730,977
Money Market Investments............................           60,180          2,550      4.24          66,708           4,319
                                                          --------------------------                --------------------------
  Total Interest Earning Assets(3)..................       14,626,593      1,129,318      7.72%     13,803,504       1,087,137
                                                          --------------------------                --------------------------
NON-INTEREST EARNING ASSETS:
Cash and Due from Banks.............................          287,933                                  237,836
Other Assets(1).....................................          713,606                                  536,626
                                                          -----------                               ----------
  Total Assets......................................      $15,628,132                              $14,577,966
                                                          -----------                               ----------
INTEREST BEARING LIABILITIES:
Savings, NOW & Money Market Deposits................       $4,616,796     $   80,102      1.74%    $ 4,083,387      $   79,559
Time Deposits.......................................        3,252,655        153,111      4.71       2,926,780         150,216
                                                          --------------------------               --------------------------
  Total Savings and Time Deposits...................        7,869,451        233,213      2.96       7,010,167         229,775
Federal Funds Purchased & Securities
  Sold Under Agreements to Repurchase...............        2,111,724        104,098      4.93       2,549,886         155,126
Other Borrowings....................................        1,625,096         86,050      5.30       1,515,109          95,707
                                                          --------------------------               --------------------------
  Total Borrowings..................................        3,736,820        190,148      5.09       4,064,995         250,833
                                                          --------------------------               --------------------------
  Total Interest Bearing Liabilities................       11,606,271        423,361      3.65      11,075,162         480,608
                                                          --------------------------               --------------------------
Interest Rate Spread................................                                      4.07%

NON-INTEREST BEARING LIABILITIES:
Demand Deposits.....................................        2,140,417                                1,774,091
Other Liabilities...................................          219,711                                  186,931
                                                          -------------
  Total Liabilities.................................       13,966,399                               13,036,184
Capital Securities..................................          244,352                                  238,327
Stockholders' Equity................................        1,417,381                                1,303,455
                                                          -------------                            ------------
  Total Liabilities and Stockholders' Equity........      $15,628,132                              $14,577,966
                                                          -------------                            ------------
Net Interest Income and

    Net Interest Margin(3)..........................                         705,957      4.83%                        606,529
Less: Tax Equivalent Adjustment.....................                         (19,438)                                  (14,537)
                                                                           -----------                                ----------
  Net Interest Income...............................                       $ 686,519                                  $591,992
                                                                           ==========                                 ==========



                                                                              1999
                                                       -----------------------------------------------
                                                        Average      Average                 Average
(dollars in thousands)                                     Rate      Balance      Interest      Rate
                                                       -----------------------------------------------

INTEREST EARNING ASSETS:
Securities(1)...................................        7.36%    $ 5,024,986     $ 329,177      6.55%
Loans, net(2)...................................        8.16       7,319,285       598,500      8.18
Money Market Investments........................        6.47         158,862        10,659      6.71
                                                                --------------------------
  Total Interest Earning Assets(3)..............        7.88%     12,503,133       938,336      7.50%
                                                                --------------------------
NON-INTEREST EARNING ASSETS:
Cash and Due from Banks.........................                     197,988
Other Assets(1).................................                     387,215
                                                                 ------------
  Total Assets..................................                 $13,088,336

INTEREST BEARING LIABILITIES:
Savings, NOW & Money Market Deposits............        1.95%    $ 3,588,800      $ 66,553      1.85%
Time Deposits...................................        5.13       2,665,385       128,315      4.81
                                                                 --------------------------
  Total Savings and Time Deposits...............        3.28       6,254,185       194,868      3.12
Federal Funds Purchased & Securities
  Sold Under Agreements to Repurchase...........        6.08       2,911,802       160,963      5.53
Other Borrowings................................        6.32         897,386        49,593      5.53
                                                                 --------------------------
  Total Borrowings..............................        6.17       3,809,188       210,556      5.53
                                                                 --------------------------
  Total Interest Bearing Liabilities............        4.34      10,063,373       405,424      4.03
                                                                 --------------------------
Interest Rate Spread............................        3.54%                                   3.47%

NON-INTEREST BEARING LIABILITIES:
Demand Deposits.................................                   1,434,000
Other Liabilities...............................                     229,274

  Total Liabilities.............................                  11,726,647
Capital Securities..............................                     199,302
Stockholders' Equity............................                   1,162,387
                                                                --------------
  Total Liabilities and Stockholders' Equity....                 $13,088,336
                                                                --------------
Net Interest Income and.........................

    Net Interest Margin(3)......................        4.39%                      532,912      4.26%
Less: Tax Equivalent Adjustment.................                                    (8,753)
                                                                                  ----------
  Net Interest Income...........................                                 $ 524,159
                                                                                 ==========







(1) Unrealized gains/(losses) on available-for-sale securities are recorded in other assets.

(2)     Non-accrual loans are included in average outstanding loans.

(3) Interest income on a tax equivalent basis includes the additional amount of income that would have been earned if investment in tax exempt money market investments and securities, state and municipal obligations, non-taxable loans, equity and debt securities, and U.S. Treasuries had been made in securities and loans subject to Federal, State, and Local income taxes yielding the same after tax income. The tax equivalent amount for $1.00 of those aforementioned categories was $1.77, $1.62, $1.55, $1.24, and $1.03 during 2001; $1.75, $1.47, $1.55, $1.43, and
        $1.03 during 2000; $1.75, $1.48, $1.55, $1.43, and $1.03 during 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

    The following table sets forth the relative impact on net interest income from changes in the average volume of interest earning assets and interest bearing liabilities and changes in average rates on such assets and liabilities. Because of the numerous simultaneous volume and rate changes during the periods analyzed, it is not possible to precisely allocate changes to volume or rate. For presentation purposes, changes which are not solely due to volume changes or rate changes have been allocated to these categories based on the respective percentage changes in average volume and average rates as they compare to each other.



Years Ended December 31,                                                       2001 vs. 2000
                                                              --------------------------------------------

                                                                                 Change In
                                                              --------------------------------------------

                                                                 AVERAGE         AVERAGE    NET INTEREST
(in thousands)                                                    VOLUME            RATE          INCOME
                                                              --------------------------------------------

INTEREST INCOME FROM EARNING ASSETS:
Securities..............................................        $ (3,694)       $ (3,627)       $ (7,321)
Loans, net(2)...........................................          69,724         (18,453)         51,271
Money Market Investments................................            (390)         (1,379)         (1,769)
                                                              --------------------------------------------
  Total Interest Income.................................          65,640         (23,459)         42,181
                                                              --------------------------------------------
INTEREST EXPENSE ON LIABILITIES:
Savings, NOW & Money Market Deposits....................        $  9,774        $ (9,231)       $    543
Time Deposits...........................................          15,415         (12,520)          2,895
Federal Funds Purchased and Securities Sold
  Under Agreements to Repurchase........................         (24,372)        (26,656)        (51,028)
Other Borrowings........................................           1,462         (11,119)         (9,657)
                                                              --------------------------------------------
  Total Interest Expense................................           2,279         (59,526)        (57,247)
                                                              --------------------------------------------
Net Change in Net Interest Income.......................        $ 63,361        $ 36,067        $ 99,428
                                                              ============================================



Years Ended December 31,                                                      2000 vs. 1999
                                                            -----------------------------------------------

                                                                              Change In
                                                            -----------------------------------------------

                                                                  Average         Average    Net Interest
(in thousands)                                                     Volume            Rate          Income
                                                            -----------------------------------------------

INTEREST INCOME FROM EARNING ASSETS:
Securities...........................................            $(16,706)        $39,370        $ 22,664
Loans, net(2)........................................             133,735          (1,258)        132,477
Money Market Investments.............................              (5,978)           (362)         (6,340)
                                                            -----------------------------------------------
  Total Interest Income..............................             111,051          37,750         148,801
                                                            -----------------------------------------------
INTEREST EXPENSE ON LIABILITIES:
Savings, NOW & Money Market Deposits.................            $  9,511         $ 3,495        $ 13,006
Time Deposits........................................              13,081           8,820          21,901
Federal Funds Purchased and Securities Sold
  Under Agreements to Repurchase.....................             (21,119)         15,282          (5,837)
Other Borrowings.....................................              38,181           7,933          46,114
                                                            -----------------------------------------------
  Total Interest Expense.............................              39,654          35,530          75,184
                                                            -----------------------------------------------
Net Change in Net Interest Income....................            $ 71,397         $ 2,220        $ 73,617
                                                            ===============================================



(1) The above table is presented on a tax equivalent basis.

(2) Non-accrual loans are included in the average outstanding loans.



    Net interest income rose $94.5 million or 16% to $686.5 million, while the net interest margin improved 44 basis points to 4.83% in 2001. The improvement in both net interest income and net interest margin was due to the execution of management's business strategy and the impact of significantly lower market interest rates. This strategy included adding core deposits and increasing the Company's market share, with an emphasis on Manhattan, through the opening of several new branches and continuing the transformation of previously acquired branches, including merging CBNY's former locations, into North Fork's distribution system. In addition, we increased the level of higher yielding loans, and repositioned the asset/liability mix during 2000 to benefit from the anticipated declines in market interest rates during 2001.
    In 2001, the Federal Reserve reduced short-term interest rates by 450 basis points to provide stimulus to the weakening economy. The Federal Reserve's actions have positively impacted the Company's margins. The current interest rate environment has contributed to: (a) increased loan demand, as borrowers' interest costs have declined; (b) growth in core deposit balances, as consumers sought to reduce their equity investment exposure; and (c) a reduction in our overall borrowing costs.

    The aforementioned factors were the primary contributors to the steady improvement of both net interest margin and, more importantly, net interest income throughout 2001. The following table summarizes the net interest margin on a quarterly basis for 2001.



                                                             4th Qtr   3rd Qtr   2nd Qtr   1st Qtr
                                                             -------------------------------------

INTEREST EARNING ASSETS:
Securities..........................................         7.04%     7.22%     7.40%     7.49%
Loans, net..........................................         7.62      7.89      8.06      8.30
Money Market Investments............................         2.51      3.76      4.77      5.90
                                                             --------------------------------------
  Total Interest Earning Assets.....................         7.41%     7.65%     7.84%     8.03%
                                                             ======================================

INTEREST BEARING LIABILITIES:
Savings, NOW & Money Market Deposits................         1.20%     1.70%     2.00%     2.11%
Time Deposits.......................................         3.84      4.52      5.11      5.45
                                                             --------------------------------------
  Total Savings and Time Deposits...................         2.28%     2.85%     3.30%     3.51%
Federal Funds Purchased & Securities Sold
  Under Agreements to Repurchase....................         4.11%     4.77%     5.24%     5.73%
Other Borrowings....................................         5.10      5.10      5.12      5.83
                                                             --------------------------------------
  Total Borrowings..................................         4.50%     4.91%     5.18%     5.77%
                                                             --------------------------------------
  Total Interest Bearing Liabilities................         2.99%     3.51%     3.87%     4.30%
                                                             ======================================

Interest Rate Spread................................         4.42%     4.14%     3.97%     3.73%
Net Interest Margin.................................         5.06%     4.87%     4.77%     4.58%



(1) The above table is presented on a tax equivalent basis.



    During 2001, average interest earning assets grew by $823 million, while the yield declined 16 basis points to 7.72%. As a result, interest income rose $37.3 million or 3.5% to $1.1 billion in 2001, primarily due to the growth in higher yielding loans.
    Average loan balances grew $871.7 million or 9.7% to $9.8 billion in 2001, as loan yields declined 20 basis points to 7.96%. Generally, as a result of the Company's loan mix, loan yields tend to decline at a slower pace than the decline in the cost of funds. The components of the loan portfolio have evolved as the Company expands into new markets and attracts new businesses leveraging its existing locations and expanding banking product offerings. Strong growth was experienced in substantially all loan categories. The commercial portfolios have benefited from the expanded presence in the New York City market, the maturation of All Points Capital, our equipment and lease financing subsidiary, and the expansion of small business lending. The over-consolidation within our market has also provided us with opportunities to prudently expand our commercial portfolio. Consumer loans benefited from the geographic expansion and broadening network of active dealers within its market. Loan growth also provides opportunities for deposit growth as many products require mandatory levels of compensating deposit balances. Loans represented 67.2% of average interest earning assets during 2001 as compared to 64.9% in 2000. The current interest rate environment should continue to have a favorable impact on loan growth, but will result in lower loan yields during 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

    Average securities, comprised primarily of mortgage-backed securities, experienced a modest decline of $42.1 million or .9% to $4.7 billion during 2001, as yields declined a modest 9 basis points to 7.27% for 2001. Mortgage-backed securities provide periodic cash flows and are subject to accelerated prepayments in times of declining interest rates. The modest decline in both average securities and yield was achieved through portfolio cash flows being reinvested in a timely manner.
    The growth in higher yielding loans along with the timely reinvestment of the securities portfolio caused asset yields to remain relatively high. The margin improvement was also driven by the rapid decline in interest expense.
    Interest expense declined $57.2 million or 11.9% to $423.4 million in 2001 when compared to $480.6 million in 2000, while overall funding costs improved 69 basis points to 3.65%. These improvements resulted mainly from restructuring borrowings to benefit from lower market interest rates, as well as the growth in core deposits which, historically, represent a cheaper funding source than wholesale borrowings.
    Average savings, NOW and money market deposits, which represent a stable funding source, increased $533.4 million or 13.1% to $4.6 billion during 2001, while these costs decreased 21 basis points to 1.74% for 2001. Average demand deposits increased $366.3 million or 20.6% to $2.1 billion during 2001. At December 31, 2001, demand deposits represented 24% of total deposits, as compared to 22% at December 31, 2000. Average time deposits increased $325.9 million or 11.1% to $3.3 billion at a cost of funds of 4.71%. The 42 basis point decline in the cost of funds reflects the rapid decline in short-term market interest rates as discussed above. The cost of funds for time deposits is expected to continue to reset downward in the near term due to the lagging nature of price resets associated with these deposits.
    Growth in core deposits in 2001, was due in part to the current economic and interest rate environment, an expanded presence in the Manhattan marketplace, including the acquisition of CBNY, an emphasis on developing deposit relationships with borrowers and the introduction of new cash management products and services. In addition, the use of incentive compensation plans and the maturity of recently acquired branches positively impacted aggregate deposit levels.
    The level of average borrowings was reduced by $328.2 million or 8.1% to $3.7 billion during 2001, while borrowing costs declined 108 basis points to 5.09%. We have focused on funding our asset growth with lower cost core deposits. Accordingly, our absolute borrowing levels and borrowings as a percentage of overall funding declined measurably in 2001.
    Decisions made in 2000 to maintain a higher relative level of short-term borrowings have positively impacted the net interest margin during 2001. The majority of these borrowings are priced off LIBOR, which has reset downward in concert with the Federal Funds rate. However, further reductions in borrowing costs will be more moderate, as $975 million of these liabilities have been extended and borrowing costs have been fixed through the use of interest rate swaps. These swaps extended the period of repricing of certain borrowings up to 6 years. The use of interest rate swaps, which qualify as cash flow hedges, increased interest expense by $6.4 million in 2001 and decreased interest expense by $6 million in 2000 (See "Asset/Liability Management" section of this discussion and analysis).
    While there can be no assurance as to the actual long-term impact market interest rate reductions will have on the level of net interest income and net interest margin, it is presently anticipated that given the pricing sensitivity and asset/liability mix of the balance sheet, the net interest margin should improve modestly in the early part of 2002 and stabilize during the remainder of the year.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

Management is responsible for determining the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses included in the consolidated financial statements. The evaluation process is undertaken on a quarterly basis, but may increase in frequency should conditions arise that would require management's prompt attention, such as business combinations and opportunities to dispose of non-performing and marginally performing loans by bulk sale or any development which may indicate an adverse trend. During the five-year period ended December 31, 2001, several mergers and acquisitions of commercial banks and thrift companies were completed. Generally, in each of these transactions, the merged entity's loan underwriting standards were less restrictive than those of the Company, thereby increasing the level of the risk in the portfolio.

   The methodology employed for assessing the appropriateness of the allowance consists of the following criteria:
    - Establishment of reserve amounts for all specifically identified criticized loans, including those arising from business combinations, that have been designated as requiring attention by management's internal loan review program, bank regulatory examinations or the external auditors.
    - An average loss factor is applied to smaller balance homogenous types of loans not subject to specific review. These loans include residential
      1 - 4 family properties and consumer loans.
    - An allocation to the remaining loans giving effect to historical loss experience over several years and linked to cyclical trends.
    Recognition is also given to the changed risk profile brought about by business combinations, customer knowledge, the results of the ongoing credit-quality monitoring processes and the cyclical nature of economic and business conditions. An important consideration in applying these methodologies is the concentration of real estate related loans located in the New York metropolitan area.
    The initial allocation or specific-allowance methodology commences with loan officers and underwriters grading the quality of their loans on an eight-category risk classification scale. Loans identified from this process as below investment grade are referred to the independent Loan Review Department
(LRD) for further analysis and identification of those factors that may ultimately affect the full recovery or collectibility of principal and/or interest. These loans are subject to continuous review and monitoring while they remain in the criticized category. Additionally, LRD is responsible for performing periodic reviews of the loan portfolio that are independent from the identification process employed by loan officers and underwriters. Gradings that fall into criticized categories are further evaluated and a range of reserve amounts is established for each loan.
    The second allocation or loss factor approach to common or homogenous loans is made by applying the average loss factor to the outstanding balances in each loan category.
    The final allocation of the allowance is made by applying several years of loss experience to categories of loans. It gives recognition to the loss experience of acquired businesses, business cycle changes and the real estate components of loans. Since many loans depend upon the sufficiency of collateral, any adverse trend in the real estate markets could seriously affect underlying values available to protect against loss. This condition existed in the early 1990's when the Company experienced sizable real estate loan losses.
    Other evidence used to support the amount of the allowance and its components are as follows:
    - Regulatory examinations o Amount and trend of criticized loans o Actual losses
    - Amount and trend of criticized loans
    - Actual loans
    - Peer comparisons with other financial institutions
    - Economic data associated with the real estate market in the Company's market area
    - Opportunities to dispose of marginally performing loans for cash consideration

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

     The following table presents the allocation of the allowance for loan losses and the related percentage of loans in each category to total loans.


                                                               %                     %                     %
                                                        OF LOANS              of Loans              of Loans
                                                 2001   TO TOTAL         2000 to Total         1999 to Total
(dollars in thousands)                         AMOUNT      LOANS       Amount    Loans       Amount    Loans
                                           --------------------------------------------------------------------
Mortgage Loans - Multi-Family.........      $   8,577         33%     $ 8,292       35%     $ 7,172       36%
Mortgage Loans - Residential..........         17,741         26       17,721       28       15,552       28
Mortgage Loans - Commercial...........         23,588         17       20,704       16       21,083       17
Commercial Loans......................         22,710         14       15,951       11        8,990        9
Consumer Loans........................         17,525          8       15,564        8       14,293        9
Construction and Land Loans...........          5,535          2        4,226        2        2,182        1
Unallocated...........................          8,125         --        7,195       --        5,253       --
                                          ---------------------------------------------------------------------
  Total...............................      $ 103,801        100%     $89,653      100%     $74,525      100%
                                          =====================================================================



                                                           %                     %
                                                    of Loans              of Loans
                                               1998 to Total         1997 to Total
(dollars in thousands)                       Amount    Loans       Amount    Loans
                                         ------------------------------------------
Mortgage Loans - Multi-Family.........      $ 9,503       38%     $ 9,813       35%
Mortgage Loans - Residential..........       14,926       29       10,410       33
Mortgage Loans - Commercial...........       23,631       17       25,185       19
Commercial Loans......................       11,408        8       11,513        6
Consumer Loans........................        9,880        7        7,254        6
Construction and Land Loans...........        2,770        1        1,936        1
Unallocated...........................        5,565       --       14,162       --
                                         ------------------------------------------
  Total...............................      $77,683      100%     $80,273      100%
                                         ==========================================



    Based upon the process employed and giving recognition to all attendant factors associated with the loan portfolio, management considers the allowance for loan losses at December 31, 2001 to be adequate.

    Transactions in the Allowance for Loan Losses are summarized as follows for the years ended December 31,


(dollars in thousands)                          2001                       2000             1999
                                                --------------------------------------------------
LOANS (NET OF UNEARNED INCOME & FEES):
Average Balance .........................       $ 9,829,856        $ 8,958,180         $7,319,285
End of Year .............................        10,399,691          9,394,713          7,897,688
                                                ==================================================

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Year ............       $    89,653        $    74,525        $    77,683

LOANS CHARGED-OFF:
Mortgage Loans - Commercial .............               535                350              1,104
Consumer Loans ..........................            13,626             13,209              9,758
Commercial Loans ........................             3,581              3,349              2,382
Mortgage Loans Residential ..............               509                665              1,012
Mortgage Loans - Multi-Family ...........                 2                 29                109
Construction and Land Loans .............                --                 --                 --
                                                --------------------------------------------------
  Total Charge-Offs .....................            18,253             17,602             14,365

RECOVERIES OF LOANS CHARGED-OFF:
Mortgage Loans - Commercial .............               137                124                690
Consumer Loans ..........................             6,263              5,454              3,218
Commercial Loans ........................             1,139                918              1,151
Mortgage Loans - Residential ............               126                 77                105
Mortgage Loans - Multi-Family ...........                --                 88                 30
Construction and Land Loans .............                88                 --                 --
                                                --------------------------------------------------
  Total Recoveries ......................             7,753              6,661              5,194
NET LOANS CHARGED-OFF: ..................            10,499             10,941              9,171
Provision for Loan Losses ...............            17,750             17,000              6,013
Net Merger Activity .....................             6,898              9,069                 --
                                                --------------------------------------------------
Balance at End of Year ..................       $   103,801        $    89,653        $    74,525
                                                ==================================================

Ratio of Net Charge-Offs to Average Loans               .11%               .12%               .13%
                                                ==================================================
Ratio of Allowance for Loan Losses
  to Non-performing Loans ...............               709%               601%               493%
                                                ==================================================





(dollars in thousands)                                     1998              1997
                                             ------------------------------------

LOANS (NET OF UNEARNED INCOME & Fees):
Average Balance .........................        $ 6,826,252         $ 6,269,877
End of Year .............................          6,889,876           6,744,756
                                             ===================================

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Year ............        $    80,273         $    78,607

LOANS CHARGED-OFF:
Mortgage Loans - Commercial .............              5,225               3,932
Consumer Loans ..........................              6,464               3,086
Commercial Loans ........................              2,567               1,888
Mortgage Loans Residential ..............              6,482               2,908
Mortgage Loans - Multi-Family ...........                287                 226
Construction and Land Loans .............                896                 121

  Total Charge-Offs .....................             21,921              12,161

RECOVERIES OF LOANS CHARGED-OFF:
Mortgage Loans - Commercial .............                153                 634
Consumer Loans ..........................              2,330                 652
Commercial Loans ........................              1,149               1,114
Mortgage Loans - Residential ............                 51                  71
Mortgage Loans - Multi-Family ...........                 95                  19
Construction and Land Loans .............                 57                  95

  Total Recoveries ......................              3,835               2,585

NET LOANS CHARGED-OFF: ..................             18,086               9,576
Provision for Loan Losses ...............             15,551               8,748
Net Merger Activity .....................                (55)              2,494

Balance at End of Year ..................        $    77,683         $    80,273
                                             ===================================

Ratio of Net Charge-Offs to Average Loans                .26%                .15%
                                             ===================================
Ratio of Allowance for Loan Losses
  to Non-performing Loans ...............                494%                158%
                                             ===================================

    The provision for loan losses during 2001 increased $.8 million to $17.8 million, as compared to $17.0 million for the comparable prior year period.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

NON-INTEREST INCOME
Non-interest income, exclusive of net gains recognized on the sale of securities and certain facilities, and trading income, rose by $5.9 million or 6.8% to $92.2 million for 2001 when compared to $86.3 million in 2000. The improvement in non-interest income was achieved through an $11.8 million, or 24.8% increase in customer related fees and service charges to $59.3 million, resulting from the continued growth in core deposits, expansion of the customer base using fee based services, primarily cash management and revisions to fee schedules. Mortgage banking income rose $.9 million, or 24.5% due to the increased level of refinancing activity. Offsetting this growth was a decline in investment management, commissions and trust fees and other operating income. Investment management, commissions and trust fees continue to be adversely affected by the stock market volatility and declines in mutual fund and annuity sales activity. The decline in other operating income was due mainly to the recognition during 2000 of a $2.3 million gain on the sale of consumer loans and a $1.5 million gain on the sale of real estate investment properties acquired in the merger with JSB.
    Net security gains recognized during 2001 were $8.7 million as compared to $3.1 million during 2000. The 2000 net gain included $19.7 million of losses from the sale of $1.1 billion in mortgage-backed securities. During 2001 and 2000, security gains were also recognized from the sale of equity and capital securities of certain publicly traded companies.
    During the first quarter of 2001, trading income of $7.9 million was recognized from the early termination of $1.0 billion in interest rate floor contracts. These floors were originally purchased in 2000 to mitigate exposure to declines in interest rates. In accordance with the requirements of SFAS 133, which was adopted on January 1, 2001, these floors did not qualify for hedge accounting treatment and accordingly, were required to be recorded on the consolidated balance sheet at fair value with the corresponding gain flowing through current earnings. On January 1, 2001, they had an unrealized gain of $4.2 million (or $2.8 million, net of taxes).



NON-INTEREST EXPENSE
Non-interest expense during 2001 increased $34 million or 14.3% to $271.6 million as compared to $237.5 million during 2000. The 2000 amounts have been adjusted to exclude a merger related restructure charge of $50.5 million incurred during the first quarter of the year and $13.5 million of expenses incurred in connection with management's unsuccessful attempt to acquire Dime Bancorp, Inc.. Employee compensation and benefits, which represents the largest component of non-interest expense, rose by $15.8 million to $129.3 million, as a result of increases in incentive based compensation linked mainly to deposit growth and related fee income, annual merit awards, rising costs of employee benefits and the continued expansion in the Manhattan marketplace. Increases in occupancy and equipment costs of $6.1 million and other operating expenses of $9.8 million are primarily due to the Company's de novo branch opening program and other costs associated with the introduction of new products and new business initiatives. The increase in goodwill amortization is primarily the result of the acquisition of Reliance in February 2000.
    The core efficiency ratio, which represents the ratio of non-interest expense, excluding other real estate costs and other non-recurring charges, to net interest income on a tax equivalent basis and non-interest income, excluding securities gains and losses and other non-recurring income was 34.0% in 2001, as compared to 34.4% for 2000. The core efficiency ratio demonstrates management's ability to maintain a disciplined approach to monitoring the operating structure and controlling related costs while continuing to grow revenues.

INCOME TAXES
For 2001, the effective tax rate was 34.5% compared to 37.6% for the year ended 2000. During 2000, the effective tax rate was negatively impacted by the recognition of certain non-deductible merger related restructuring costs associated with the JSB merger and the recapture of acquired state and local bad debt reserves. The effective tax rate, exclusive of these items, was 34.9% for 2000. Management anticipates that the effective tax rate in 2002 will approximate the rate for 2001. (See "Notes to Consolidated Financial Statements
- Note 10 - Income Taxes").





FINANCIAL CONDITION




LOAN PORTFOLIO
During 2001, loans net of unearned income rose $1.0 billion, or 10.7% to $10.4 billion, when compared to $9.4 billion at year end 2000. The growth achieved during the year has resulted from continued strong loan demand and the recent acquisition of CBNY, which had approximately $300 million in loans. CBNY's portfolio was comprised mainly of commercial mortgages, commercial loans and multi-family mortgages.
    The loan portfolio is primarily secured by real estate in the New York metropolitan area. The segments of the real estate portfolio are diversified in terms of risk and repayment sources. The underlying collateral is balanced between multi-family apartment buildings, residential 1 - 4 family homes and owner occupied/non-owner occupied commercial properties. The risks inherent in these portfolios are dependent on both regional and general economic stability, which affects property values, and the financial well being and creditworthiness of the borrowers.
    The following table represents the components of the loan portfolio at December 31,



(dollars in thousands)                               2001                  2000                  1999
                                           -------------------------------------------------------------------
Mortgage Loans - Multi-Family..........       $ 3,414,209    33%     $3,316,894    35%     $2,827,272    36%
Mortgage Loans - Residential...........         2,647,190    26       2,634,030    28       2,221,779    28
Mortgage Loans - Commercial............         1,766,991    17       1,503,795    16       1,327,001    17
Commercial Loans.......................         1,487,819    14       1,035,071    11         697,763     9
Consumer Loans.........................           876,241     8         778,218     8         752,256     9
Construction and Land Loans............           221,381     2         141,754     2          87,257     1
                                           -------------------------------------------------------------------
  Total................................       $10,413,831   100%     $9,409,762   100%     $7,913,328   100%
Less:
  Unearned Income & Fees...............            14,140                15,049                15,640
                                           -------------------------------------------------------------------
Loans, net.............................       $10,399,691            $9,394,713            $7,897,688
                                           ===================================================================






(dollars in thousands)                             1998                  1997
                                          -------------------------------------------
Mortgage Loans - Multi-Family.......         $2,656,998    38%     $2,365,770    35%
Mortgage Loans - Residential........          1,988,184    29       2,228,530    33
Mortgage Loans - Commercial.........          1,173,229    17       1,263,910    19
Commercial Loans....................            520,130     8         444,480     6
Consumer Loans......................            493,966     7         412,840     6
Construction and Land Loans.........             77,202     1          54,119     1
                                          -------------------------------------------
  Total.............................         $6,909,709   100%     $6,769,649   100%
Less:
  Unearned Income & Fees............             19,833                24,893
                                          -------------------------------------------
Loans, net..........................         $6,889,876            $6,744,756
                                          ===========================================


    Throughout 2001, strong origination activity was experienced in each major loan category. Origination activity has been impacted by the interest rate environment that existed throughout 2001 and initiatives introduced over the last several years to expand our product offerings to attract new customers, while continuing to leverage our existing customer base. The impact of lower interest rates on absolute growth levels during the year in each major loan category has been mixed. Strong growth has been experienced in the commercial, commercial real estate, construction and land development and consumer loan categories. Multi-family growth levels have been tempered by management's decision not to compete with more aggressive pricing and/or what appear to be relaxed underwriting standards by competitors. Residential mortgage loans have remained virtually unchanged, but origination volumes have reached record levels due to refinancing activity.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

    The commercial and commercial real estate portfolios have also benefited from the expanded presence in the New York City market, the maturation of All Points Capital, an equipment and lease financing subsidiary, the expansion of its small business lending initiative and the fall-out arising from the over-consolidation within its market.
    Consumer loans continue to benefit from management's initiative to expand the geographic footprint of its automobile financing originations, while broadening its network of active dealers within its current market.
    To further minimize the risk inherent in the real estate portfolios, management utilizes prudent underwriting standards as well as diversifying the type and locations of loan collateral. Multi-family mortgage loans generally are for $1 - 5 million and include loans on various types of geographically diverse apartment complexes located in the New York metropolitan area. Multi-family mortgages are dependent largely on sufficient rental income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family mortgages do not fully amortize; therefore, the principal outstanding is not significantly reduced prior to contractual maturity. The residential mortgage portfolio is comprised primarily of first mortgage loans on owner occupied 1 - 4 family residences located in the Company's market. The commercial mortgage portfolio contains loans secured by professional office buildings, retail stores, shopping centers and industrial developments. Commercial loans consist primarily of loans to small and medium size businesses, as well as loans secured by security interest in lease finance receivables. The commercial mortgage and commercial loan portfolios do not contain any syndicated or foreign/loans to developing countries ("LDC") loans. Consumer loans are primarily issued to finance new and used automobiles and are originated through an expanded dealer network. The credit risk in auto lending is dependent on the creditworthiness of the borrower and the value of the collateral. The average loan originated is generally between $15 - 30 thousand for periods ranging from 36 - 60 months. The consumer loan portfolio does not contain higher risk credit card and sub prime loans. Land loans are used to finance the acquisition of vacant land for future residential and commercial development. Construction loans finance the construction and rehabilitation of both residential and multi-family projects, and to a lesser extent, commercial developments. The construction and land development portfolios do not contain any higher risk equity participation loans ("AD&C" loans).
    The Company does not have any significant loan exposure to industry segments that have been adversely affected by the events of September 11, 2001, such as travel, hospitality and tourism. Similarly, there has been minimal impact on the multi-family and residential loan portfolios stemming from these events.
    Real estate underwriting standards include various limits on the loan-to-value ratios based on the type of property and consideration of the creditworthiness of the borrower, the location of the real estate, the condition and value of the security property, the quality of the organization managing the property, and the viability of the project including occupancy rates, tenants and lease terms. Additionally, the underwriting standards require appraisals, periodic inspections of the properties, as well as, ongoing monitoring of operating results.

    The components of non-performing assets and restructured, accruing loans are detailed below at December 31,



(dollars in thousands)                                 2001          2000          1999          1998          1997
                                                    ---------------------------------------------------------------
Loans Ninety Days Past Due and Still Accruing       $ 4,146       $ 5,777       $ 6,130        $7,920       $ 6,929
Non-Accrual Loans ...........................        10,490         9,144         8,998         7,805        43,985
                                                    ---------------------------------------------------------------
  Non-Performing Loans ......................        14,636        14,921        15,128        15,725        50,914
Other Real Estate ...........................           315           499           787         3,494         6,416
                                                    ---------------------------------------------------------------
  Non-Performing Assets .....................       $14,951       $15,420       $15,915       $19,219       $57,330
                                                    ---------------------------------------------------------------
Restructured, Accruing Loans ................         $  --          $ --          $ --       $ 2,426       $16,407
                                                    ===============================================================


Allowance for Loan Losses to Non-Performing Loans      709%           601%          493%          494%          158%
Allowance for Loan Losses to Total Loans, net ...     1.00            .95           .94          1.13          1.19
Non-Performing Loans to Total Loans, net ........      .14            .16           .19           .23           .75
Non-Performing Assets to Total Assets ...........      .09            .10           .12           .16           .49



    Loans are classified as restructured loans when management has granted, for economic or legal reasons related to the borrower's financial condition, concessions to the customer that it would not otherwise consider. Generally, this occurs when the cash flow of the borrower is insufficient to service the loan under its original terms. Loans restructured are reported as such in the year of restructuring. In subsequent reporting periods, if the loan yields a market rate of interest, is performing in accordance with the restructure terms and management expects such performance to continue, the loan is then removed from its restructured status. The substantial decline in restructured, accruing loans over the past five years is a result of principal repayments, maturities, and the satisfaction of the performance requirements.
    The following are approximate contractual maturities and sensitivities to changes in interest rates of certain loans, exclusive of non-commercial real estate mortgages, consumer loans and non-accrual loans as of December 31, 2001:

                                                               Due After
                                                                 One But
                                             Due Within      Within Five        Due After
(in thousands)                                 One Year            Years       Five Years         Total
                                           ---------------------------------------------------------------

TYPES OF LOANS:
Mortgage Loans - Multi-Family ........       $  380,135       $1,602,838       $1,431,220       $3,414,193
Mortgage Loans - Commercial ..........          587,883          795,353          381,754        1,764,990
Commercial Loans .....................          862,450          616,192            7,340        1,485,982
Construction & Land Loans ............          216,439            4,942               --          221,381
                                           ---------------------------------------------------------------
  Total ..............................       $2,046,907       $3,019,325       $1,820,314       $6,886,546
                                           ===============================================================

RATE PROVISIONS:
Amounts with Fixed Interest Rates ....       $  262,627       $2,468,382       $1,783,229       $4,514,238
Amounts with Adjustable Interest Rates        1,784,280          550,943           37,085        2,372,308
                                            --------------------------------------------------------------
  Total ..............................       $2,046,907       $3,019,325       $1,820,314       $6,886,546
                                            ==============================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS continued


SECURITIES
The tables that follow depict the amortized cost, contractual maturities and approximate weighted average yields (on a tax equivalent basis) of the held-to-maturity and available-for-sale securities portfolios at December 31, 2001, respectively:



HELD-TO-MATURITY

                                  State &
(dollars in thousands)           Municipal                      Other
Maturity                       Obligations        Yield      Securities    Yield     Total       Yield
---------------------------------------------------------------------------------------------------------
Within 1 Year .............       $ 14,531          6.43%     $    --        --     $ 14,531      6.43%
After 1 But Within 5 Years          28,907          7.16       12,883      6.76%      41,790      7.03
After 5 But Within 10 Years         22,370          6.80        1,200      6.98       23,570      6.81
After 10 Years ............          1,069          6.26           --        --        1,069      6.26
                                 ------------------------------------------------------------------------
  Subtotal ................         66,877          6.87%      14,083      6.77%      80,960      6.85%
CMO's .....................                                                          404,010      6.21
Mortgage-Backed Securities                                                           224,995      6.19
                                 ------------------------------------------------------------------------
  Total Securities ........       $ 66,877          6.87%     $14,083      6.77%    $709,965      6.27%
                                 ======================================================================



AVAILABLE-FOR-SALE(1)


                                                                                   U.S.
                                     U.S.                 State &                 Government
(dollars in thousands)           Treasury                 Municipal               Agencies'                     Other
Maturity                        Securities     Yield     Obligations    Yield     Obligations       Yield    Securities
-------------------------------------------------------------------------------------------------------------------------
Within 1 Year                     $14,968      2.70%        $ 49,355     4.37%        $34,946        2.45%    $      --
After 1 But Within 5 Years             --         --          67,148     7.76          30,938        3.25            --
After 5 But Within 10 Years            --         --          42,779     7.94           5,701       11.12        39,986
Due After 10 Years                     --         --          22,363     8.12              --          --       322,913
                                 ----------------------------------------------------------------------------------------
  Subtotal                         14,968      2.70%         181,645     6.92%         71,585        3.48%      362,899
CMO's
Mortgage-Backed Securities
Equity Securities
                                 ----------------------------------------------------------------------------------------
  Total Securities                $14,968      2.70%        $181,645     6.92%        $71,585        3.48%     $362,899
                                 ========================================================================================



(dollars in thousands)
Maturity                        Yield         Total        Yield
-------------------------------------------------------------------
Within 1 Year                     --     $   99,269         3.44%
After 1 But Within 5 Years        --         98,086         6.34
After 5 But Within 10 Years     9.30%        88,466         8.76
Due After 10 Years              7.18        345,276         7.24
                               ------------------------------------
  Subtotal                      7.41%       631,097         6.71%
CMO's                                     3,439,056         7.01
Mortgage-Backed Securities                  709,165         7.17
Equity Securities                           221,763         4.77
                               ------------------------------------
  Total Securities              7.41%    $5,001,081         6.98%
                                ===================================

(1) Unrealized gains/(losses) have been excluded for presentation purposes.


DEPOSITS
The following table shows the classification of the average daily deposits and average rates paid for each of the last three years ended December 31,

                                             2001                           2000                       1999
                              ----------------------------------------------------------------------------------------

                                   Average         Average          Average       Average       Average        Average
(in thousands)                     Balance            Rate          Balance          Rate       Balance          Rate
                              ----------------------------------------------------------------------------------------
Demand Deposits ...........       $ 2,140,417            --     $ 1,774,091            --     $ 1,434,000         --
Savings Deposits ..........         2,960,099          1.58%      2,917,475          1.94%      2,603,859        1.88%
NOW & Money Market Deposits         1,656,697          2.02       1,165,912          1.96         984,941        1.78
Time Deposits .............         3,252,655          4.71       2,926,780          5.13       2,665,385        4.81
                                 -------------------------------------------------------------------------------------
  Total Deposits ..........       $10,009,868          2.33%    $ 8,784,258          2.62%    $ 7,688,185        2.53%
                                 =====================================================================================


    At year-end December 31, 2001, total deposits were $11.3 billion, considerably higher than the average deposit balances for the full year as reflected in the foregoing table. The greater amount of actual balances at year-end resulted from the addition of deposits from the CBNY acquisition in November 2001 (See "Notes to Consolidated Financial Statements - Note 2 - Business Combinations") and the steady net inflow of deposits throughout the year. Total deposits year over year increased by 23% with the demand deposit component growing by a healthy 33%. In recent years, the Company's emphasis has been toward a de novo branch expansion program supplemented by strategic acquisitions similar to CBNY. The primary goal of this strategy is expansion in the borough of Manhattan. Management believes that this over consolidated yet fragmented market provides the Company greater opportunities to grow its commercial banking business. The following table of Manhattan deposits is reflective of the Company's positive results in pursuing its branch expansion program.



(in thousands)                                                2001           2000          1999
                                                       -------------------------------------------
Demand Deposits ...................................     $  482,157     $  234,339      $140,923
Other Deposits ....................................     $1,162,058        842,121       189,684
                                                       ------------------------------------------
                                                        $1,644,215     $1,076,460      $330,607
                                                       ==========================================

Branches ..........................................             18              5             3
                                                       ------------------------------------------



    At December 31, 2001, Manhattan deposits balances constitute 15% of total deposits compared to 12% in 2000 and 5% in 1999. Manhattan demand deposits were 18% of total demand deposit balances at year-end 2001 compared to 12% for 2000 and 9% in 1999. Management believes that, with the addition of new branches in 2002 coupled with the existing and maturing branches, this positive trend could continue. Similar branch openings are planned in subsequent years in other areas throughout the Company's marketplace.



ASSET/LIABILITY MANAGEMENT
The net interest margin is directly affected by changes in the level of interest rates, the relationship between rates, the impact of interest rate fluctuations on asset prepayments, the level and composition of assets and liabilities, and the credit quality of the loan portfolio. Management's asset/liability objectives are to maintain a strong, stable net interest margin, to utilize its capital effectively without taking undue risks, and to maintain adequate liquidity.
    The risk assessment program includes a coordinated approach to the management of liquidity, capital, and interest rate risk. This process is governed by policies and limits established by senior management, which are reviewed at least annually by the Board of Directors. The Asset/Liability Committee of the Board of Directors ("ALCO") provides guidance for the day to day asset/liability activities of the Company. ALCO periodically evaluates the impact of changes in market interest rates on interest earning assets and interest bearing liabilities, net

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

interest margin, capital and liquidity, and to evaluate management's strategic plan. The balance sheet structure is primarily short-term with most assets and liabilities repricing or maturing in less than five years. Management monitors the sensitivity of net interest income by utilizing a dynamic simulation model complemented by a traditional gap analysis.
    The simulation model measures the sensitivity of net interest income to changes in market interest rates. The simulation involves a degree of estimation based on certain assumptions that management believes to be reasonable. Factors considered include contractual maturities, prepayments, repricing characteristics, deposit retention and the relative sensitivity of assets and liabilities to changes in market interest rates.
    The Board has established certain limits for the potential volatility of net interest income as projected by the simulation model. Volatility is measured from a base case where rates are assumed to be flat. Volatility is expressed as the percentage change, from the base case, in net interest income over a 12-month period.
    The model is kept static with respect to the composition of the balance sheet and, therefore does not reflect management's ability to proactively manage in changing market conditions. Management may choose to effectively extend or shorten the maturities of the Company's funding sources and redirect cash flows into assets with shorter or longer durations. Management may also use certain derivative instruments to reduce the repricing mismatches of its assets and liabilities including, but not limited to: interest rate swaps, interest rate caps/floors, and interest rate collars.
    Based on the information and assumptions in effect at December 31, 2001, the model shows that a 200 basis point gradual increase in interest rates over the next twelve months would decrease net interest income by $22.6 million or 2.7% while a gradual decrease in interest rates would decrease net interest income by $11.9 million or 1.4%.
    The traditional gap analysis complements the income simulation modeling, primarily focusing on the longer-term structure of the balance sheet. The gap analysis does not assess the relative sensitivity of assets and liabilities to changes in interest rates.
    The gap analysis is prepared based on the maturity and repricing characteristics of interest earning assets and interest bearing liabilities for selected time periods. The mismatch between repricings or maturities within a time period is commonly referred to as the "gap" for that period. A positive gap (asset sensitive), where interest-rate sensitive assets exceed interest-rate sensitive liabilities, generally will result in the net interest margin increasing in a rising rate environment and decreasing in a falling rate environment. A negative gap (liability sensitive) will generally have the opposite results on the net interest margin.
    The gap analysis fails to account for the imbedded options, caps, floors, and relative sensitivity of certain instruments on the balance sheet. For example, as noted above, the simulation projects a decrease in the margin in both rising and falling interest rate scenarios. This is due to the fact that the rates on many of the core deposit products are below 1.0%. Therefore, in a 200 basis point decline these products will not experience the full effect of the interest rate decline. Additionally, management has assumed that there are floors on these products below which the rates will not fall, further restricting the possible benefit of lower interest costs.

      The following table reflects the repricing of the balance sheet, or "gap" position at December 31, 2001.

                                                        0-90             91-180            181-365                 1-5
(dollars in thousands)                                  Days               Days               Days               Years
                                                --------------------------------------------------------------------------

INTEREST EARNING ASSETS:
Money Market Investments ................       $    17,684         $        --         $        --         $        --
Securities(1) ...........................           911,146             389,549             596,899           2,699,530
Loans, net(2) (3) .......................         1,830,920             512,966             899,023           5,161,325
                                               ---------------------------------------------------------------------------
  Total Interest Earning Assets .........       $ 2,759,750         $   902,515         $ 1,495,922         $ 7,860,855
                                               ---------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
Savings, NOW and Money Market Deposits(4)       $   309,406         $ 1,822,413         $        --         $        --
Time Deposits ...........................         1,604,885             779,630             676,572             369,019
Federal Funds Purchased and Securities
  Sold Under Agreements to Repurchase ...         1,267,182                  --                  --             350,000
Other Borrowings ........................           700,000                  --                  --             700,000
Capital Securities ......................                --                  --                  --                  --
                                                --------------------------------------------------------------------------
  Total Interest Bearing Liabilities ....       $ 3,881,473         $ 2,602,043         $   676,572         $ 1,419,019
                                                --------------------------------------------------------------------------
Gap before Off Balance Sheet Derivatives        $(1,121,723)        $(1,699,528)        $   819,350         $ 6,441,836
Off Balance Sheet Derivatives ...........           975,000            (175,000)             75,000            (800,000)
                                                --------------------------------------------------------------------------
Cumulative Difference after Off Balance

  Sheet Derivatives .....................       $  (146,723)        $(2,021,251)        $(1,126,901)        $ 4,514,935
                                                ==========================================================================

Cumulative Difference as a Percentage

  of Total Assets .......................             (0.85)%            (11.73)%             (6.54)%             26.20%
                                                ==========================================================================




                                                        Over 5
(dollars in thousands)                                    Years                Total
                                                --------------------------------------

INTEREST EARNING ASSETS:
Money Market Investments ................            $        --         $    17,684
Securities(1) ...........................              1,113,922           5,711,046
Loans, net(2) (3) .......................              1,984,967          10,389,201
                                               --------------------------------------
  Total Interest Earning Assets .........            $ 3,098,889         $16,117,931
                                               --------------------------------------
INTEREST BEARING LIABILITIES:
Savings, NOW and Money Market Deposits(4)            $ 3,037,170         $ 5,168,989
Time Deposits ...........................                  1,458           3,431,564
Federal Funds Purchased and Securities
  Sold Under Agreements to Repurchase ...                525,000           2,142,182
Other Borrowings ........................                150,000           1,550,000
Capital Securities ......................                244,364             244,364
                                                --------------------------------------
  Total Interest Bearing Liabilities ....            $ 3,957,992         $12,537,099
                                                --------------------------------------
Gap before Off Balance Sheet Derivatives             $  (859,103)
Off Balance Sheet Derivatives ...........                (75,000)
                                                -----------------
Cumulative Difference after Off Balance

  Sheet Derivatives .....................            $ 3,580,832
                                                ================

Cumulative Difference as a Percentage

  of Total Assets .......................                  20.78%
                                                ================


(1) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) projected repayments of principal based upon experience. Amounts represent amortized cost.

(2) Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) management's estimate of principal prepayments.

(3)     excludes non-accrual loans totaling $10.5 million.

(4) Non-maturity interest-bearing deposits are assigned to categories based on observed historical rate sensitivity. In order to represent the observed rate sensitivity of these deposits in the gap table, 40% of the savings and money market balances were placed in the "91-180 Days" category and 50% of the NOW in the "0-90 Days" category. The remainder of the balances are assigned to the "Over 5 Years" category in order to represent the relative insensitivity of these deposit products to changes in short-term rates.

      The strategy for the securities portfolio is to maintain a short duration, minimizing the exposure to sustained increases in interest rates. This is achieved through investment in securities with predictable cash flows and short average lives, and the purchase of certain adjustable rate instruments. The portfolio duration at year-end was 2.5 years. The amortizing securities are almost exclusively mortgage-backed securities ("MBS"), which comprise over 84% of the portfolio. These instruments provide a relatively stable source of cash flows, although they may be impacted by changes in interest rates. Such MBS securities are either pass-through securities guaranteed by FHLMC, GNMA or FNMA, or constitute collateralized mortgage-backed obligations ("CMO's") backed by government agency securities or Jumbo whole loans. These CMO's by virtue of the underlying collateral or structure are principally AAA rated and are conservative current pay sequentials or PAC structures.

      As part of the overall interest rate risk management strategy, management periodically uses derivative instruments to minimize significant unplanned fluctuations in earnings and cash flows caused by interest rate volatility. The interest rate risk management strategy at times involves modifying the repricing characteristics of certain

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

assets and liabilities so that changes in interest rates do not have a significant adverse effect on net interest income, the net interest margin, and cash flows. Derivative instruments that management periodically uses as part of its interest rate risk management strategy include interest rate swaps, caps and floors.

      At December 31, 2001, $1.1 billion in interest rate swap agreements were outstanding. $975 million of these agreements qualify as cash flow hedges of certain borrowings requiring the Company to make periodic fixed rate payments, while receiving periodic variable rate payments indexed to the three month LIBOR rate based on a common notional amount and maturity date. These swaps have original maturities ranging to 10 years, and, as of December 31, 2001, had an unrealized loss of $24.3 million ($13.9 million, net of taxes). Also at December 31, 2001, a $75 million interest rate swap agreement qualifies as a fair value hedge of certain time deposits. This swap requires the Company to make periodic floating rate payments while receiving periodic fixed rate payments indexed to the six month LIBOR rate. This agreement matures within one year and as of December 31, 2001, resulted in a net loss of $59 thousand, which was reflected as a component of other operating expense.

      The credit risk associated with these derivative instruments is the risk of non-performance by the counterparty to the agreements. However, management does not anticipate non-performance by any of the counterparties and monitors/controls the risk through its asset/liability management procedures. (See "Notes to Consolidated Financial Statements - Note 15 - Derivative Financial Instruments").

LIQUIDITY

The objective of liquidity management is to ensure the availability of sufficient resources by the Company and its subsidiaries to meet their financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature, and to make new loans and investments as opportunities arise.

      Sources of liquidity include dividends from subsidiaries, borrowings, the sale of available-for-sale securities, and funds available through the capital markets. Dividends from the Company's banking subsidiaries are limited by regulatory guidelines. Pursuant to these regulations, the banking subsidiaries had $393.1 million of retained earnings available for dividends as of January 1, 2002.

      The banking subsidiaries have numerous sources of liquidity including loan and security principal repayments and maturities, lines-of-credit with other financial institutions, the ability to borrow under repurchase agreements and Federal Home Loan Bank ("FHLB") advances utilizing their unpledged securities and mortgage related loan portfolios, the sale of available-for-sale securities, the securitization or sale of loans, and growth in deposits.

      The banking subsidiaries currently have the ability to borrow an additional $5.9 billion from the FHLB on a secured basis, utilizing mortgage related loans and securities as collateral. At December 31, 2001, the Company had $2.7 billion in outstanding borrowings with the FHLB.

      The Company and its banking subsidiaries' liquidity positions are monitored daily to ensure the maintenance of an optimum level and efficient use of available funds. Management believes that sufficient liquidity exists to meet their operating requirements.

CAPITAL

The Company and its bank subsidiaries are subject to the risk based capital guidelines administered by the Federal Reserve and other bank regulatory agencies.

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

      The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier 1 capital to total risk weighted assets of 4% and a Tier 1 capital to average assets of 4% ("Leverage Ratio"). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. As of December 31, 2001, the most recent notification from the various banking regulators categorized the Company and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and not be subject to any written order, agreement or directive. There are no conditions or events since such notification that management believes have changed this classification.

      The following table sets forth the Company's regulatory capital at December 31, 2001, under the rules applicable at such date. Management believes that the Company and its banking subsidiaries meet all capital adequacy requirements to which they are subject.

(dollars in thousands)                                     Amount       Ratio
                                                     ---------------------------

Tier 1 Capital ...................................    $ 1,243,757       11.82%
Regulatory Requirement ...........................        420,870        4.00
                                                     ---------------------------

Excess ...........................................    $   822,887        7.82%
                                                     ===========================

Total Risk Adjusted Capital ......................    $ 1,348,092       12.81%
Regulatory Requirement ...........................        841,739        8.00
                                                     ---------------------------
Excess ...........................................    $   506,353        4.81%
                                                     ===========================

Risk Weighted Assets .............................    $10,521,741
                                                     ============


      The Company's Leverage Capital Ratio at December 31, 2001 was 7.68%. North Fork's Tier 1, Total Risk Based and Leverage Capital Ratios were 10.74%, 11.75%, and 6.97%, respectively, at December 31, 2001. Superior's Tier 1, Total Risk Based and Leverage Capital Ratios were 16.86%, 17.22% and 6.10%, respectively at December 31, 2001.

COMPARISON BETWEEN 2000 AND 1999



EARNINGS SUMMARY

Net income for 2000 was $278.1 million, or diluted earnings per share of $1.65, when adjusted for the merger related restructuring charge incurred with the JSB merger. Return on average total assets and average stockholders' equity, exclusive of this charge, were 1.91% and 20.78%, respectively. Net income and diluted earnings per share, including this charge, were $234.8 million and $1.39, respectively, during 2000 and the return on average total

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

assets and average stockholders' equity were 1.61% and 17.54%, respectively. In 1999, net income totaled $249.5 million, or diluted earnings per share of $1.52, while return on average total assets and average stockholders' equity was 1.91% and 21.69%, respectively.

NET INTEREST INCOME

During 2000, net interest income rose $67.8 million, or 12.9%, to $592.0 million as compared to $524.2 million in 1999. The growth in interest income was due to a 38 basis point improvement in the yield on average interest earning assets to 7.88% and a $1.3 billion, or 10.4%, increase in average interest earning assets to $13.8 billion. The Reliance purchase acquisition added approximately $2.3 billion in interest earning assets for 2000. Absolute growth levels were partially offset by management's decision to sell approximately $1.1 billion of available-for-sale securities in 2000. The proceeds were used to repay higher costing short-term borrowings. Additionally, the mix of interest earning assets changed modestly as management elected to fund a portion of loan growth from securities portfolio's cash flows.

      Average loans increased $1.7 billion, or 22.4%, to $9.0 billion in 2000, when compared to $7.3 billion in 1999. The growth included approximately $766 million attributable to Reliance, with the balance generated from internal loan originations. Each component of the loan portfolio showed measurable growth. The yield on average loans was 8.16% or a modest 2 basis point decline from 1999 levels. Average loans represent 64.9% of average interest earning assets, as compared to 58.5% in the comparable prior year period, reflecting management's decision to fund loan growth from securities portfolio's cash flow.

      Average securities declined $246.4 million to $4.8 billion in 2000, as the yield improved 81 basis points to 7.36%. Factors contributing to the decline in average securities and the improvement in yield were as follows: (a) approximately $1.3 billion in securities were acquired in the Reliance purchase transaction, with a yield of 7.85%; (b) the aforementioned sale of $1.1 billion in the lower yielding available-for-sale securities; and (c) the reinvestment of a portion of the securities portfolio cash flows at higher interest rates due to market conditions throughout 2000.

      Interest expense rose $75.2 million, or 18.5%, during 2000 when compared to $405.4 million in 1999. This was attributable to a $1.0 billion, or 10.1%, increase in average interest bearing liabilities to $11.1 billion and a 31 basis point increase in the average cost of funds to 4.34%.

      During 2000, average total borrowings increased $255.8 million, or 6.7%, to $4.1 billion, while the average cost of funds increased 64 basis points to 6.17% reflecting increases in market interest rates. Factors contributing to the increase in average borrowings were: (a) approximately $700 million in borrowings assumed in the Reliance transaction and; (b) the use of borrowings to fund a portion of the loan growth and share repurchase program, partially offset by the proceeds from the sale of $1.1 billion in available-for-sale securities. The use of interest rate swaps and floors decreased interest expense by $6 million and $2 million in 2000 and 1999, respectively.

      Average time and savings deposits increased $756.0 million to $7.0 billion at an average cost of funds of 3.28% during 2000, from $6.3 billion costing 3.12% during 1999. These increases were due primarily to the acquisition of Reliance and the impact of higher interest rates on certain money market and certificate of deposit products.

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

PROVISION FOR LOAN LOSSES

The provision for loan losses during 2000 increased $11.0 million to $17.0 million, as compared to $6.0 million for the prior year. During 2000, an additional provision of $6.8 million was recorded to conform the provisioning policies of JSB and Reliance to those of the Company and to restore post-merger reserve coverage ratios to approximate pre-merger levels.

NON-INTEREST INCOME

Non-interest income, exclusive of net gains recognized on the sale of securities and certain facilities, increased $23.9 million, or 38.3%, to $86.3 million when compared to $62.4 million in the prior year. The improvement in non-interest income was achieved through a $10.7 million, or 28.9% increase in customer related fees and service charges to $47.5 million; a $8.4 million, or 147.4% increase in other operating income to $14.2 million; and a $1.9 million, or 12% increase in investment management, commissions, and trust fees to $18.1 million. The increase in customer related fees and service charges resulted from the growth in deposits; primarily demand deposits, the introduction of new fee based services, changes in fee schedules of existing products, and the implementation of the Company's fee schedules on the former JSB and Reliance customer base. Check cashing fees of $2.8 million were generated through its subsidiary, CBMC, Inc. (d/b/a "Money Centers") acquired in the Reliance transaction. Contributing to the growth in other operating income was: (a) a net gain of $2.3 million on the sale of certain consumer loans; (b) the expanded customer base from recent acquisitions and the de novo growth in Manhattan and; (c) the introduction of new fee based services and changes in the fee schedules of existing products.

      Net securities gains recognized during 2000 were $3.1 million, as compared to $13.6 million during 1999. The 2000 net gains included $19.7 million of losses from the $1.1 billion securities sale. For the balance of 2000 and during 1999, securities gains were recognized through the sale of equity and capital securities.

      During 2000, a net gain of $13.0 million was recognized from the sale of certain owned facilities, which were no longer needed as the operations of Reliance and JSB were consolidated into the Company.

NON-INTEREST EXPENSE

Non-interest expense, exclusive of a merger related restructuring charge and Dime related acquisition expenses of $50.5 million and $13.5 million, respectively, increased $33.4 million or 16.4% to $237.5 million. The increase in non-interest expense resulted from increases of $11.9 million in amortization of goodwill and identifiable intangible assets, $10.7 million in employee compensation and benefits, $3.2 million in capital securities costs, $3.2 million in occupancy and equipment costs, and $4.5 million in other operating expenses.

      The increase in the amortization of intangible assets is due to $285.7 million in goodwill recorded with the purchase of Reliance. The increase in employee compensation and benefits is due mainly to the purchase of Reliance, the formation of All Points Capital Corp., increases in incentive compensation directly linked to the growth in deposits and related fee income, annual merit increases, increased costs of employee benefits, and costs associated with the expansion in the Manhattan marketplace. The increase in capital securities costs resulted from the assumption of $45 million in capital securities previously issued by Reliance. Occupancy and equipment costs and other operating expenses also increased due to the Reliance acquisition and the expansion in Manhattan.

      The core efficiency ratio was 34.4% in 2000, as compared with 34.5% for the comparable prior year.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued

INCOME TAXES

For 2000, the effective tax rate was 37.6% compared to 36.0% for 1999. During 2000, the effective tax rate was negatively impacted by the recognition of certain non-deductible merger related restructuring costs associated with the JSB merger and the recapture of acquired state and local bad debt reserves. The effective tax rate, exclusive of these items, was 34.9% for 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The statement requires that all derivative instruments be recorded on the balance sheet at fair value. However, the accounting for changes in fair value of the derivative instrument depends on whether the derivative instrument qualifies as a hedge. If the derivative instrument qualifies as a hedge, the accounting treatment varies based on the type of risk being hedged. If the derivative instrument does not qualify as a hedge, changes in fair value are reported in earnings when they occur. Under SFAS 133, an entity that elects to apply hedge accounting is required to establish, at the inception of the hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 did not have a material impact on the consolidated financial statements, however, future volatility of earnings and other comprehensive income may result due to management's use of derivatives in connection with potential hedging strategies and changes in market values of derivatives and hedged items.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES
In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"), a replacement of Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 140 revised the standards of accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes the financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 140 applies generally to transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Requirements for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral apply to fiscal years ending after December 15, 2000. The adoption of SFAS 140 did not have a material impact on the financial condition or results of operations.

BUSINESS COMBINATIONS

In June 2001, the FASB issued SFAS No. 141 "Business Combinations" ("SFAS 141") effective June 30, 2001. SFAS 141 addresses the financial accounting and reporting for business combinations and requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting and prohibits the use of pooling-of-interests method of accounting. Pooling transactions initiated prior to that date were not affected. SFAS 141 also establishes guidelines as to how the purchase method is to be applied. This guidance is similar to that previously contained in APB Opinion No. 16, however, SFAS 141 establishes additional disclosure requirements for transactions occurring after the effective date. SFAS 141 also requires identifiable intangible assets acquired in a business combination to be recognized as an asset apart from goodwill if they meet certain criteria. The requirements of SFAS 141 were applied in the recent acquisition of CBNY.

GOODWILL AND OTHER INTANGIBLE ASSETS

In June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 addresses the initial recognition and measurement of intangible assets acquired individually or with a group of other assets not constituting a business combination. In accordance with the provisions of SFAS 142, all goodwill and identifiable intangible assets identified as having an indefinite useful life, including those acquired before its effective date, will no longer be amortized but will be assessed for impairment at least annually by applying a fair-value based test as defined in the Statement. SFAS 142 requires that on acquired intangible assets having an estimated useful life, be separately recognized and amortized over their estimated useful lives. Intangible assets that remain subject to amortization shall continue to be reviewed for impairment in accordance with previous pronouncements.

    Additionally, SFAS 142 requires that an initial impairment assessment on all goodwill recognized in the consolidated financial statements be completed within six months of the statements adoption to determine if a transition impairment charge needs to be recognized. Management has performed the initial impairment assessment as of December 31, 2001, and determined that no impairment charge is warranted. The consolidated balance sheets and consolidated statements of income presented herein, disclose the identifiable intangible assets that were originally recognized separate from goodwill. Effective January 1, 2002, goodwill will no longer be amortized, however, identifiable intangible assets will continue to be amortized over the estimated useful lives. Amortization of identifiable intangible assets is estimated to be $4.4 million in 2002.

ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143").

    SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not anticipate that the adoption of this statement will have a significant effect on the Company's earnings or financial position.

ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

    SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and resolves accounting and implementation issues related to previous pronouncements. More specifically, it: (a) eliminates the allocation of goodwill to long-lived assets to be tested for impairment; and (b) details both a probability-weighted and primary asset approach to estimate cash flows in testing for impairment of a long-lived asset.

MANAGEMENT'S DISCUSSION AND ANALYSIS continued


SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. Management does not anticipate that the adoption of this statement will have a significant effect on the Company's earnings or financial position.

SELECTED LOAN LOSS ALLOWANCE METHODOLOGY AND DOCUMENTATION ISSUES

In July 2001, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 102 ("SAB 102") "Selected Loan Loss Allowance Methodology and Documentation Issues". SAB 102 expresses certain of the Staff's views on the development, documentation, and application of a systematic methodology in determining allowance for loan and lease losses in accordance with generally accepted principles. Management's consideration of the guidance in SAB102 did not require any significant changes to its existing allowance for loan losses methodology.

QUARTERLY FINANCIAL INFORMATION
(UNAUDITED)

                                                               2001                                        2000
                                         -------------------------------------------------------------------------------------------
                                              1ST         2ND         3RD         4TH         1st         2nd         3th        4th
(in thousands, except per share amounts)      QTR         QTR         QTR         QTR         Qtr         Qtr         Qtr        Qtr
                                         -------------------------------------------------------------------------------------------
Interest Income .......................  $272,489    $272,860    $281,332    $283,199    $254,167    $271,142    $271,974   $275,317
Interest Expense ......................   119,204     108,833     103,991      91,334     114,837     118,176    $121,959    125,636
                                         -------------------------------------------------------------------------------------------
  Net Interest Income .................   153,285     164,027     177,341     191,865     139,330     152,966     150,015    149,681
Provision for Loan Losses .............     3,750       4,000       4,500       5,500       9,000       2,250       2,250      3,500
                                         -------------------------------------------------------------------------------------------
  Net Interest Income after
    Provision for Loan Losses .........   149,535     160,027     172,841     186,365     130,330     150,716     147,765    146,181
Non-Interest Income ...................    33,043      23,869      24,923      27,060       1,822      42,290      30,276     28,125
Non-Interest Expense ..................    62,842      64,478      68,217      76,045      57,047      58,369      61,020     61,099
Merger Related Restructure Charge .....        --          --          --          --      50,499          --          --         --
Dime Related Expenses .................        --          --          --          --       6,000       2,300       5,200         --
                                         -------------------------------------------------------------------------------------------
  Income Before Income Taxes ..........   119,736     119,418     129,547     137,380      18,606     132,337     111,821    113,207
Provision for Income Taxes ............    41,309      41,199      44,694      47,396      16,695      46,318      39,137     39,056
                                         -------------------------------------------------------------------------------------------
  Net Income ..........................  $ 78,427    $ 78,219    $ 84,853    $ 89,984    $  1,911    $ 86,019    $ 72,684   $ 74,151
                                         ===========================================================================================
EARNINGS PER SHARE:
  Basic ...............................  $    .49    $    .49    $    .53    $    .56    $    .01    $    .50    $    .42   $    .46
  Diluted .............................       .49         .49         .53         .56         .01         .50         .42        .45

COMMON STOCK PRICE RANGE:
  High ................................  $  26.11    $  32.00    $  33.48    $  32.49    $  17.88    $  18.44    $  21.63   $  24.94
  Low .................................     23.00       25.10       26.20       27.00       14.50       15.13       15.44      18.06

FORWARD-LOOKING STATEMENTS

This document and other documents filed with the Securities and Exchange Commission ("SEC") have forward-looking statements. In addition, senior management may make forward-looking statements orally to analysts, investors, the media, and others. Forward-looking statements might include one or more of the following:

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

    Factors that may cause or contribute to such differences include, among others, the following possibilities: (1) changes in general business and economic conditions on both a regional and national level; (2) worldwide political and social unrest, including acts of war and terrorism; (2) increased competition in terms of the products and services the Company offers and the markets in which the Company conducts its business; (3) changes in the interest rate environment, which may impact the interest margin; (4) legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; and
(5) technological changes, including the impact of the Internet.

    Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONSOLIDATED STATEMENTS OF INCOME


For the Years Ended December 31,                                                     2001          2000          1999
                                                                               --------------------------------------
(in thousands, except per share amounts)

INTEREST INCOME:
Loans .....................................................................    $  781,408    $  730,051    $  597,524
Mortgage-Backed Securities ................................................       268,598       274,459       273,837
Other Securities ..........................................................        40,401        49,043        32,472
U.S. Treasury & Government Agency Securities ..............................         8,450        10,998        14,575
State & Municipal Obligations .............................................         8,744         4,378         3,447
Money Market Investments ..................................................         2,279         3,671         7,728
                                                                               --------------------------------------
  Total Interest Income ...................................................     1,109,880     1,072,600       929,583
                                                                               --------------------------------------
INTEREST EXPENSE:
Savings, NOW & Money Market Deposits ......................................        80,102        79,559        66,553
Other Time Deposits .......................................................       111,520       116,987        96,436
Certificates of Deposit, $100,000 & Over ..................................        41,591        33,229        31,879
Federal Funds Purchased & Securities Sold Under Agreements to Repurchase ..       104,098       155,126       160,963
Other Borrowings ..........................................................        86,050        95,707        49,593
                                                                               --------------------------------------
  Total Interest Expense ..................................................       423,361       480,608       405,424
                                                                               --------------------------------------
  Net Interest Income .....................................................       686,519       591,992       524,159
Provision for Loan Losses .................................................        17,750        17,000         6,013
                                                                               --------------------------------------
  Net Interest Income after Provision for Loan Losses .....................       668,769       574,992       518,146
                                                                               --------------------------------------
NON-INTEREST INCOME:
Customer Related Fees & Service Charges ...................................        59,308        47,543        36,894
Investment Management, Commissions & Trust Fees ...........................        16,239        18,110        16,175
Mortgage Banking Operations ...............................................         4,633         3,722         3,603
Trading Income ............................................................         7,943            --            --
Check Cashing Fees ........................................................         3,075         2,776            --
Other Operating Income ....................................................         8,968        14,175         5,728
Securities Gains, net .....................................................         8,729         3,138        13,578
Gain on Sale of Facilities, net ...........................................            --        13,049            --
                                                                               --------------------------------------
  Total Non-Interest Income ...............................................       108,895       102,513        75,978
                                                                               --------------------------------------
NON-INTEREST EXPENSE:
Employee Compensation & Benefits ..........................................       129,279       113,515       102,857
Occupancy & Equipment, net ................................................        43,274        37,169        33,975
Amortization of Goodwill ..................................................        19,075        16,310         4,462
Amortization of Identifiable Intangibles ..................................         3,039         3,953         3,946
Capital Securities Costs ..................................................        20,560        20,054        16,843
Other Operating Expenses ..................................................        56,355        46,534        42,040
Merger Related Restructure Charge .........................................            --        50,499            --
Dime Related Expenses .....................................................            --        13,500            --
                                                                               --------------------------------------
  Total Non-Interest Expense ..............................................       271,582       301,534       204,123
                                                                               --------------------------------------
Income Before Income Taxes ................................................       506,082       375,971       390,001
Provision for Income Taxes ................................................       174,598       141,206       140,480
                                                                               --------------------------------------
  Net Income ..............................................................    $  331,484    $  234,765    $  249,521
                                                                               ======================================

Earnings Per Share - Basic ................................................    $     2.08    $     1.40    $     1.53
Earnings Per Share - Diluted ..............................................    $     2.05    $     1.39    $     1.52

See accompanying notes to consolidated financial statements.

                                                     CONSOLIDATED BALANCE SHEETS


At December 31,                                                                            2001             2000
                                                                                   -----------------------------
(in thousands, except per share amounts)

ASSETS:
Cash & Due from Banks .........................................................    $    333,250     $    292,456
Money Market Investments ......................................................          17,684           17,578
Securities:
  Available-for-Sale ($1,618,979 pledged in 2001; $1,701,463 in 2000) .........       5,043,557        3,467,663
  Held-to-Maturity ($472,423 pledged in 2001; $722,075 in 2000)
  (Fair Value $714,876 in 2001; $1,081,289 in 2000) ...........................         709,965        1,090,677
                                                                                   -----------------------------
    Total Securities ..........................................................       5,753,522        4,558,340
                                                                                   -----------------------------
Loans, Net of Unearned Income .................................................      10,399,691        9,394,713
  Less: Allowance for Loan Losses .............................................         103,801           89,653
                                                                                   -----------------------------
    Net Loans .................................................................      10,295,890        9,305,060
                                                                                   -----------------------------
Goodwill ......................................................................         398,785          327,243
Identifiable Intangibles ......................................................          28,489           19,776
Premises & Equipment ..........................................................         110,779           96,844
Accrued Income Receivable .....................................................          93,400           96,914
Other Assets ..................................................................         200,304          126,751
                                                                                   -----------------------------
    Total Assets ..............................................................    $ 17,232,103     $ 14,840,962
                                                                                   =============================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Demand Deposits ...............................................................    $  2,702,753     $  2,025,249
Savings Deposits ..............................................................       3,131,471        2,858,757
NOW & Money Market Deposits ...................................................       2,037,518        1,370,214
Other Time Deposits ...........................................................       2,340,883        2,285,196
Certificates of Deposit, $100,000 & Over ......................................       1,090,681          629,779
                                                                                   -----------------------------
    Total Deposits ............................................................      11,303,306        9,169,195
                                                                                   -----------------------------
Federal Funds Purchased & Securities Sold Under Agreements to Repurchase ......       2,142,182        2,350,882
Other Borrowings ..............................................................       1,550,000        1,653,265
Due to Brokers ................................................................         200,602               --
Accrued Expenses & Other Liabilities ..........................................         354,641          209,363
                                                                                   -----------------------------
    Total Liabilities .........................................................    $ 15,550,731     $ 13,382,705
                                                                                   -----------------------------

Capital Securities ............................................................    $    244,364     $    244,339

STOCKHOLDERS' EQUITY:
Preferred Stock, par value $1.00; authorized 10,000,000 shares, unissued ......    $         --     $         --
Common stock, par value $.01; authorized 500,000,000 shares; issued
  shares 174,580,778 in 2001 and 2000 .........................................           1,746            1,746
Additional Paid in Capital ....................................................         364,345          359,679
Retained Earnings .............................................................       1,337,564        1,147,375
Accumulated Other Comprehensive Income ........................................          10,341            9,694
Deferred Compensation .........................................................         (42,535)         (32,474)
Treasury Stock at cost; 11,692,009 shares in 2001; 13,749,753 shares in 2000 ..        (234,453)        (272,102)
                                                                                   -----------------------------
    Total Stockholders' Equity ................................................       1,437,008        1,213,918
                                                                                   -----------------------------
    Total Liabilities and Stockholders' Equity ................................    $ 17,232,103     $ 14,840,962
                                                                                   =============================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                                    Other
                                                                                                                   Compre-
                                                                                Additional                         hensive
                                                                    Common         Paid in        Retained         Income/
Three Years Ended December 31, 2001                                  Stock         Capital        Earnings          (Loss)
                                                               -----------------------------------------------------------
(dollars in thousands, except per share amounts)

Balance, January 1, 1999 ..................................    $     1,929     $   556,773     $   879,441     $    50,208
Net Income ................................................             --              --         249,521              --
Cash Dividends ($.63 per share) ...........................             --              --         (84,312)             --
Cash Dividends - Acquired Company .........................             --              --         (16,847)             --
Issuance of Stock (180,508 shares) ........................              1           2,233              --              --
Purchases of Treasury Stock (14,275,923 shares) ...........             --              --              --              --
Loss on Reissuance of Treasury - Acquired Company .........             --              --          (1,086)             --
Restricted Stock Activity, net ............................             --          (1,052)             --              --
Stock Based Compensation Activity, net ....................              1           3,025              --              --
Amortization of Unrealized Loss on Securities
Transferred from Available-for-Sale to Held-to-Maturity ...             --              --            (171)            171
Other Comprehensive (Loss) ................................             --              --              --         (88,197)
                                                               -----------------------------------------------------------
Balance, December 31, 1999 ................................    $     1,931     $   560,979     $ 1,026,546     $   (37,818)
Net Income ................................................             --              --         234,765              --
Cash Dividends ($.72 per share) ...........................             --              --        (121,870)             --
Cash Dividends - Acquired Company .........................             --              --          (4,718)             --
Issuance of Stock - Reliance Acquisition
  (17,120,638 shares) .....................................             --         (38,989)             --              --
Fair Value of Options - Reliance Acquisition ..............             --          14,075              --              --
Issuance of Stock (239,828 shares) ........................              2           2,970              --              --
JSB Common Stock Retired (19,687,149 shares) ..............           (197)       (184,871)         13,539              --
Purchases of Treasury Stock (14,765,995 shares) ...........             --              --              --              --
Restricted Stock Activity, net ............................             --             640              --              --
Stock Based Compensation Activity, net ....................             10           4,875            (887)             --
Other Comprehensive Income ................................             --              --              --          47,512
                                                               -----------------------------------------------------------
Balance, December 31, 2000 ................................    $     1,746     $   359,679     $ 1,147,375     $     9,694
Net Income ................................................             --              --         331,484              --
Cash Dividends ($.87 per share) ...........................             --              --        (141,295)             --
Issuance of Stock (157,508 shares) ........................             --           1,315              --              --
Purchases of Treasury Stock (313,900 shares) ..............             --              --              --              --
Restricted Stock Activity, net ............................             --           5,821              --              --
Stock Based Compensation Activity, net ....................             --          (2,470)             --              --
Other Comprehensive Income ................................             --              --              --             647
                                                               -----------------------------------------------------------
BALANCE, DECEMBER 31, 2001 ................................    $     1,746     $   364,345     $ 1,337,564     $    10,341
                                                               ===========================================================

                                                                  Deferred
                                                                   Compen-        Treasury
Three Years Ended December 31, 2001                                 sation           Stock           Total
                                                               -------------------------------------------
(dollars in thousands, except per share amounts)

Balance, January 1, 1999 ..................................    $   (24,365)    $  (250,260)    $ 1,213,726
Net Income ................................................             --              --         249,521
Cash Dividends ($.63 per share) ...........................             --              --         (84,312)
Cash Dividends - Acquired Company .........................             --              --         (16,847)
Issuance of Stock (180,508 shares) ........................             --           1,659           3,893
Purchases of Treasury Stock (14,275,923 shares) ...........             --        (289,313)       (289,313)
Loss on Reissuance of Treasury - Acquired Company .........             --              --          (1,086)
Restricted Stock Activity, net ............................         (3,642)           (480)         (5,174)
Stock Based Compensation Activity, net ....................             --          13,861          16,887
Amortization of Unrealized Loss on Securities
Transferred from Available-for-Sale to Held-to-Maturity ...             --              --              --
Other Comprehensive (Loss) ................................             --              --         (88,197)
                                                               -------------------------------------------
Balance, December 31, 1999 ................................    $   (28,007)    $  (524,533)    $   999,098
Net Income ................................................             --              --         234,765
Cash Dividends ($.72 per share) ...........................             --              --        (121,870)
Cash Dividends - Acquired Company .........................             --              --          (4,718)
Issuance of Stock - Reliance Acquisition
  (17,120,638 shares) .....................................             --         357,861         318,872
Fair Value of Options - Reliance Acquisition ..............             --              --          14,075
Issuance of Stock (239,828 shares) ........................             --           1,160           4,132
JSB Common Stock Retired (19,687,149 shares) ..............             --         171,529              --
Purchases of Treasury Stock (14,765,995 shares) ...........             --        (289,931)       (289,931)
Restricted Stock Activity, net ............................         (4,467)          7,715           3,888
Stock Based Compensation Activity, net ....................             --           4,097           8,095
Other Comprehensive Income ................................             --              --          47,512
                                                               -------------------------------------------
Balance, December 31, 2000 ................................    $   (32,474)    $  (272,102)    $ 1,213,918
Net Income ................................................             --              --         331,484
Cash Dividends ($.87 per share) ...........................             --              --        (141,295)
Issuance of Stock (157,508 shares) ........................             --           3,141           4,456
Purchases of Treasury Stock (313,900 shares) ..............             --          (8,051)         (8,051)
Restricted Stock Activity, net ............................        (10,061)          8,939           4,699
Stock Based Compensation Activity, net ....................             --          33,620          31,150
Other Comprehensive Income ................................             --              --             647
                                                               -------------------------------------------
BALANCE, DECEMBER 31, 2001 ................................    $   (42,535)    $  (234,453)    $ 1,437,008
                                                               ===========================================


See accompanying notes to consolidated financial statements.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS


For the Years Ended December 31,                                                                 2001           2000           1999
                                                                                          -----------------------------------------
(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income .............................................................................. $   331,484    $   234,765    $   249,521

ADJUSTMENTS TO RECONCILE NET INCOME TO
  NET CASH PROVIDED BY OPERATING ACTIVITIES:
Provision for Loan Losses ...............................................................      17,750         17,000          6,013
Depreciation and Amortization ...........................................................      16,929         14,901         14,830
Amortization of Goodwill & Identifiable Intangible Assets ...............................      22,114         20,263          8,408
Amortization of Securities Premiums .....................................................      11,524          5,574          9,922
Accretion of Discounts and Net Deferred Loan Fees .......................................     (37,204)       (25,422)        (9,426)
Net Security Gains ......................................................................      (8,729)        (3,138)       (13,578)
Trading Income ..........................................................................      (7,943)            --             --
Gain on Sale of Branch Facilities .......................................................          --        (13,049)            --
Gain on Sale of Loans ...................................................................          --         (2,303)            --
Other, Net ..............................................................................      78,083         13,632        (72,671)
                                                                                          -----------------------------------------
    Net Cash Provided by Operating Activities ...........................................     424,008        262,223        193,019
                                                                                          -----------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Securities Held-to-Maturity ................................................      (5,490)       (21,947)      (402,777)
Proceeds from Sales of Securities Held-to-Maturity ......................................          --         15,474             --
Maturities, Redemptions, Calls and Principal Repayments on Securities Held-to-Maturity ..     283,962        266,090        828,801
Purchases of Securities Available-for-Sale ..............................................  (2,168,207)      (756,439)    (1,835,466)
Proceeds from Sales of Securities Available-for-Sale ....................................     233,890      1,831,268        116,923
Maturities, Redemptions, Calls and Principal Repayments on
Securities Available-for-Sale ...........................................................   1,444,392        468,398      1,044,056
Loans Originated, net of principal repayments and charge-offs ...........................    (794,823)      (786,716)    (1,099,873)
Proceeds from the Sale of Loans .........................................................     101,696        265,869         89,205
Transfers to Other Real Estate, net of sales ............................................         184            351          4,225
Purchases of Premises and Equipment, net ................................................     (21,732)       (15,036)       (14,010)
Purchase Acquisition, net of cash acquired ..............................................      38,592         36,858             --
                                                                                          -----------------------------------------
    Net Cash (Used in)/Provided by Investing Activities .................................    (887,536)     1,304,170     (1,268,916)
                                                                                          -----------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase in Customer Deposits Liabilities ...........................................   1,146,817         26,053         64,178
Net (Decrease)/Increase in Borrowings ...................................................    (533,334)    (1,279,057)     1,554,104
Net Decrease in Long Term Debt ..........................................................          --             --        (35,000)
Purchase of Treasury Stock ..............................................................      (8,051)      (289,931)      (289,313)
Exercise of Options and Common Stock Sold for Cash ......................................      30,147          4,132          8,855
Cash Dividends Paid .....................................................................    (131,151)      (120,757)      (117,080)
                                                                                          -----------------------------------------
    Net Cash Provided by/(Used in) Financing Activities .................................     504,428     (1,659,560)     1,185,744
                                                                                          -----------------------------------------
    Net Increase/(Decrease) in Cash and Cash Equivalents ................................      40,900        (93,167)       109,847
Cash and Cash Equivalents at Beginning of the Year ......................................     310,034        403,201        293,354
                                                                                          -----------------------------------------
Cash and Cash Equivalents at End of the Year ............................................ $   350,934    $   310,034    $   403,201
                                                                                          =========================================

CONSOLIDATED STATEMENTS OF CASH FLOWS continued


For the Years Ended December 31,                                                   2001            2000            1999
                                                                            -------------------------------------------
(in thousands)

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash Paid During the Period for:
  Interest Expense .....................................................    $   435,395     $   476,313     $   390,312
                                                                            ===========================================
  Income Taxes .........................................................        128,372          85,412         181,377
                                                                            ===========================================
Securities Transferred from Held-to-Maturity to Available-for-Sale
  due to the Adoption of SFAS 133 ......................................        119,578              --              --
                                                                            ===========================================
During the Year the Company Purchased Various Securities which
  Settled in the Subsequent Period .....................................        200,602              --          24,737
                                                                            ===========================================
Non-cash activity related to acquisitions not reflected above for the
  years ended December 31, 2001 and 2000 are as follows: ...............             (1)             (2)
  Fair Value of Assets Acquired ........................................    $ 1,156,328     $ 2,340,970     $        --
  Intangible Assets ....................................................        104,034         285,693              --
  Common Stock Issued ..................................................             --        (332,947)             --
                                                                            -------------------------------------------
  Liabilities Assumed ..................................................    $ 1,260,362     $ 2,293,716     $        --
                                                                            ===========================================

(1) In November 2001, North Fork acquired all of the outstanding common stock of Commercial Bank of New York for approximately $175 million.

(2) In February 2000, the Company acquired all of the outstanding common stock of Reliance Bancorp, Inc. Each share of Reliance's common stock was exchanged for 2.0 shares of the Company's common stock.

See accompanying notes to consolidated financial statements.

                                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


For the Years Ended December 31,                                                            2001          2000          1999
                                                                                       -------------------------------------
(in thousands)

Net Income ........................................................................    $ 331,484     $ 234,765     $ 249,521
                                                                                       -------------------------------------

OTHER COMPREHENSIVE INCOME/(LOSS), BEFORE TAXES:

UNREALIZED GAINS/(LOSSES) ON SECURITIES:
Changes in Unrealized Gains/(Losses) Arising During the Period ....................       34,197        85,547      (139,186)
Less: Reclassification Adjustment for Gains Included in Net Income ................       (8,729)       (3,138)      (13,578)
                                                                                       -------------------------------------
                                                                                          25,468        82,409      (152,764)
                                                                                       =====================================
UNREALIZED GAINS/(LOSSES) ON DERIVATIVE INSTRUMENTS:
Transitional Gain Recognized From the Effect of a Change in Accounting Principle ..        2,161            --            --
Changes in Unrealized Gains/(Losses) Arising During the Period ....................      (26,494)           --            --
Less: Reclassification Adjustment for Gains Included in Net Income ................           --            --            --
                                                                                       -------------------------------------
                                                                                         (24,333)           --            --
                                                                                       =====================================

Other Comprehensive Income/(Loss), before taxes ...................................    $   1,135     $  82,409     $(152,764)
Income Tax (Expense)/Benefit on Items of Other Comprehensive Income ...............         (488)      (34,897)       64,738
                                                                                       -------------------------------------
Other Comprehensive Income/(Loss), net of taxes ...................................    $     647     $  47,512     $ (88,026)

Comprehensive Income ..............................................................    $ 332,131     $ 282,277     $ 161,495
                                                                                       =====================================


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

North Fork Bancorporation, Inc. (the "Company") is a $17.2 billion multi-bank holding company headquartered in Melville, New York. The Company provides a variety of banking and financial services to middle market and small business organizations, local governmental units, and retail customers through its primary bank subsidiary, North Fork Bank ("North Fork"), which operates through 166 full-service retail banking facilities located in the New York metropolitan area, and its non-bank subsidiaries North Fork Investment Services Corp. ("NFIS"), formerly Compass Investment Services Corp. and Amivest Corporation ("Amivest"). The Company's other bank subsidiary, Superior Savings of New England, N.A. ("Superior"), a nationally chartered bank headquartered in the Connecticut county of New Haven, operates from two locations, and also conducts an electronic banking operation focused on gathering deposits throughout the Northeast.

    On November 9, 2001, North Fork completed its acquisition of the domestic operations of Commercial Bank of New York ("CBNY") for approximately $175 million in cash. Accordingly, the Company's consolidated results of operations reflect the accounts of CBNY subsequent to the acquisition date. The assets and liabilities of CBNY were recorded at the date of acquisition on the consolidated balance sheet at fair value.

BASIS OF PRESENTATION

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

CASH AND CASH EQUIVALENTS

For purposes of the accompanying consolidated statements of cash flows, cash and cash equivalents are defined as the amounts included in the consolidated balance sheets under the captions "Cash & Due from Banks" and "Money Market Investments", with contractual maturities of less than 90 days.

    Cash flows associated with derivative financial instruments are classified in the accompanying consolidated statements of cash flows in the same category as the cash flows from the assets or liabilities being hedged.

SECURITIES

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-tomaturity and carried at amortized cost. Securities that may be sold in response to, or in anticipation of, changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities, are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of accumulated other comprehensive income, a component of stockholders' equity. Debt and equity securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading account securities and reported at fair value. The unrealized gains and losses on trading securities are reported as a component of non-interest income. Management determines the appropriate classification of securities at the time of purchase, and at each reporting date, management reassesses the appropriateness of the classification.

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

DERIVATIVE FINANCIAL INSTRUMENTS

All derivative financial instruments are recorded at fair value in the consolidated balance sheets. Changes in a derivative instrument's fair value are reported in current earnings unless specific hedge accounting criteria are met, as specified in SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). Transactions qualifying as hedges in accordance with the provisions of SFAS 133 are subject to special accounting treatment, depending on the relationship between the derivative instrument and the hedged item. Hedges of the changes in the fair value of a recognized asset, liability, or firm commitment are classified as fair value hedges. Hedges of the exposure to variable cash flows of forecasted transactions are classified as cash flow hedges.

    Fair value hedges result in the recognition of gains and losses on derivatives in income when a change in value occurs. Changes in the fair value of the hedged item, to the extent they are attributable to the risk being hedged, are also recognized in income as an adjustment to the carrying amount of that item.

    Changes in the fair value of a cash flow hedge are recorded as a separate component of other comprehensive income until the forecasted transaction impacts earnings. No adjustment is made to the carrying amount of the hedged item.

    Derivative instruments that do not qualify for hedge accounting are recorded at fair value and classified as trading assets or liabilities with the resultant changes in fair value being recognized in earnings when they occur.

    In the event of early termination of a derivative financial instrument contract, any resulting gain or loss is deferred as an adjustment of the carrying value of the designated assets or liabilities, with a corresponding offset to other comprehensive income, and such amounts are recognized in earnings over the shorter of the remaining life of the designated assets or liabilities, or the derivative financial instrument contract.

LOANS

Loans are carried at the principal amount outstanding, net of charge-offs, unearned income, and net deferred loan fees and costs. Loans held-for-sale are valued at the lower of aggregate cost or market value. Interest income is recognized using the interest method or a method that approximates a level rate of return over the loan term. Unearned income and net deferred loan fees and costs are recognized in interest income over the loan term as a yield adjustment.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


    Loans are classified as restructured loans when management has granted, for economic or legal reasons related to the borrower's financial condition, concessions to the borrower that it would not otherwise consider. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms. Restructured loans are reported as such in the year of restructuring. In subsequent reporting periods, the loan is removed from restructured status if the loan yields a market rate of interest, is performing in accordance with the restructure terms, and management expects such performance to continue.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is available for future charge-offs of existing loans. Loans, or portions thereof, deemed uncollectible are charged to the allowance for loan losses, while recoveries of amounts previously charged off are added to the allowance. Amounts are charged off after giving consideration to such factors as the customer's financial condition, underlying collateral and guarantees, and general economic conditions. The allowance for loan losses is based on management's periodic analysis of the loan portfolio, and reflects an amount which, in management's judgment, is adequate to provide for losses inherent in the loan portfolio. In evaluating the portfolio, management takes into consideration numerous factors, such as present and potential risks inherent in the loan portfolio, loan growth, prior loss experience, current economic conditions and periodic examinations conducted by regulatory agencies. Additionally, management utilizes the guidelines established under SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" to assess loan impairment. The allowance is maintained at a level considered by management to be adequate to cover reasonably foreseeable credit losses. While management uses available information to estimate probable credit losses, future additions to the allowance may be necessary based on adverse changes in economic conditions.

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the owned asset and, for leasehold improvements, over the estimated useful life of the related asset or the lease term, whichever is shorter. Maintenance, repairs, and minor improvements are charged to non-interest expense in the period incurred, while major improvements are capitalized.

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

    Subsequent to foreclosure, gains and losses on the periodic revaluation of real estate acquired, and gains and losses on the disposition of such properties, are credited or charged to non-interest expense.

INCOME TAXES

Income taxes are provided under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs. Deferred tax assets are reduced, through a valuation allowance, if necessary, by the amount of such benefits that are not expected to be realized based on current available evidence.

EARNINGS PER SHARE ("EPS")

Basic EPS is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period, as adjusted by restricted shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were converted into common shares that then shared in earnings. The weighted average number of common shares outstanding used in the computation of Basic EPS was 159,563,045, 167,214,035 and 162,992,276 for 2001, 2000 and 1999, respectively. The weighted average number of common shares outstanding used in the computation of Diluted EPS was 161,381,761, 168,530,540 and 164,439,591 for 2001, 2000 and 1999, respectively.
The differential in the weighted average number of common shares outstanding used in the computation of Basic and Diluted EPS represents the average common stock equivalents of employee stock options outstanding during the periods.

GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill and identifiable intangible assets (primarily core deposit intangibles) reflected on the consolidated balance sheets arise from purchase acquisitions. The Company records the assets acquired and liabilities assumed at fair value. The excess of cost over the fair value of the net assets acquired is recorded as goodwill. The Company's cost includes the consideration paid and all direct costs associated with the acquisition. Indirect costs relating to the acquisition are expensed when incurred based on the nature of the item. For purposes of the current financial statements, goodwill has been amortized on a straight-line basis over the estimated period to be benefited. Core deposit intangibles are amortized on an accelerated method over the estimated period of benefit. Goodwill and identifiable intangible assets are periodically reviewed for possible impairment whenever events or circumstances arise, that question the carrying amount of these assets.

    Effective January 1, 2002, the Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). In accordance with the provisions of SFAS 142, goodwill and identifiable intangible assets having an indefinite useful life, including those acquired before its effective date, will no longer be amortized but will be periodically assessed for impairment. Intangible assets having an estimated useful life shall be separately recognized and amortized over their estimated useful lives (See Note 18-Recent Accounting Pronouncements for additional disclosure).

SEGMENT REPORTING

SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131") requires public companies to report certain financial information about operating segments for which such information is available and utilized by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Specific information to be regarding the for individual operating segments includes a measure of segment profit and loss, certain specific revenue and expense items, and segment assets. As a retail bank, substantially all of the Company's operations involve the issuance of loans and the acceptance of customer deposits. Management continually evaluates the disclosure requirements and determined that disclosure is not required, as its operating segments do not meet the quantitative thresholds prescribed in SFAS 131 for all periods reported.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


NOTE 2 - BUSINESS COMBINATIONS


COMMERCIAL BANK OF NEW YORK

On November 9, 2001, North Fork completed its acquisition of the domestic operations of Commercial Bank of New York ("CBNY") for approximately $175 million. CBNY had $1.1 billion in total assets, $.3 billion in net loans, $.8 billion in deposits and $113 million in capital. CBNY operated from fourteen retail banking facilities. This acquisition provided with nine new locations in the New York City borough of Manhattan, where management has been aggressively expanding its presence.

    The accompanying consolidated statements of income include the results of operations for CBNY subsequent to the acquisition date. The assets and liabilities of CBNY were recorded at estimated fair value as of the purchase date. Operating results for CBNY were not significant to the consolidated operating results; consequently, proforma results for CBNY are not presented.

    The Company recognized non-amortizable goodwill of approximately $92.3 million and a core deposit intangible asset of $11.8 million. The core deposit intangible is being amortized over ten years using an accelerated methodology.

RELIANCE BANCORP, INC.

In February 2000, Reliance Bancorp, Inc. ("Reliance"), the parent company of Reliance Federal Savings Bank, was acquired using the purchase method of accounting. The Company issued 2.0 shares of its common stock for each share of Reliance's common stock outstanding. The Company reissued from its treasury account 17.1 million common shares in satisfaction of the Reliance exchange ratio and reserved for issuance 1.4 million common shares for Reliance's outstanding stock options at the merger date. Reliance had $2.4 billion in total assets, $.9 billion in loans, $1.5 billion in deposits, and $175 million in capital. Reliance Federal Savings Bank operated from 29 retail banking facilities throughout Suffolk and Nassau counties, New York, as well as in the New York City borough of Queens.

JSB FINANCIAL, INC.

In February 2000, JSB Financial, Inc. ("JSB"), the parent company of Jamaica Savings Bank, was acquired using the pooling-of-interests method of accounting. The Company issued 3.0 shares of common stock for each share of JSB's common stock outstanding. Accordingly, the Company issued 28.3 million of its common shares, simultaneously retired 6.6 million shares of JSB's common stock held in treasury and reserved 2.4 million common shares for JSB's outstanding stock options at the merger date. Additionally, the Company needed to reissue a sufficient number of shares of its treasury stock prior to the consummation of the merger, in order for the merger to qualify for pooling-of-interests accounting. The necessary treasury shares were reissued in February 2000, in the Reliance transaction. A merger related restructure charge of $50.5 million was incurred in the JSB acquisition.

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

                                                                         2001
                                            -------------------------------------------------------------
                                                                  GROSS            GROSS
                                              AMORTIZED      UNREALIZED       UNREALIZED             FAIR
(in thousands)                                     COST           GAINS         (LOSSES)            VALUE
                                            -------------------------------------------------------------
CMO Private Issuances .................     $ 2,611,300     $    43,643      $    (6,398)     $ 2,648,545
CMO Agency Issuances ..................         827,756          13,382           (3,432)         837,706
Mortgage-Backed Securities ............         709,165           8,703             (660)         717,208
U.S. Gov't. Agencies' Obligations .....          71,585             516               --           72,101
U.S Treasury Securities ...............          14,968              15               --           14,983
State & Municipal Obligations .........         181,645           2,049             (551)         183,143
Equity Securities(1) ..................         221,763           2,141             (898)         223,006
Other Securities ......................         362,899           3,156          (19,190)         346,865
                                            -------------------------------------------------------------
                                            $ 5,001,081     $    73,605      $   (31,129)     $ 5,043,557
                                            =============================================================

                                                                        2000
                                            -------------------------------------------------------------
                                                                  Gross            Gross
                                              Amortized      Unrealized       Unrealized             Fair
(in thousands)                                     Cost           Gains         (Losses)            Value
                                            -------------------------------------------------------------
CMO Private Issuances .................     $ 1,544,537     $    33,780      $    (2,072)     $ 1,576,245
CMO Agency Issuances ..................         476,315          15,165           (5,278)         486,202
Mortgage-Backed Securities ............         553,793           4,405           (2,728)         555,470
U.S. Gov't. Agencies' Obligations .....         150,200           1,546               --          151,746
U.S Treasury Securities ...............          20,030              20               --           20,050
State & Municipal Obligations .........          89,664             866               --           90,530
Equity Securities(1) ..................         253,405           6,274           (3,534)         256,145
Other Securities ......................         362,711           1,275          (32,711)         331,275
                                            -------------------------------------------------------------
                                            $ 3,450,655     $    63,331      $   (46,323)     $ 3,467,663
                                            =============================================================

(1) Amortized cost and fair value includes $165.3 million and $197.4 million in Federal Home Loan Bank stock at December 31, 2001 and 2000, respectively.

HELD-TO-MATURITY SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of held-to-maturity securities were as follows at December 31,

                                                                 2001
                                     -------------------------------------------------------------
                                                           GROSS            GROSS
                                       AMORTIZED      UNREALIZED       UNREALIZED          FAIR
(in thousands)                              COST           GAINS         (LOSSES)         VALUE
                                     -------------------------------------------------------------
CMO Private Issuances ..........     $   404,010     $     3,493      $    (1,822)     $   405,681
CMO Agency Issuances ...........              --              --               --               --
Mortgage-Backed Securities .....         224,995           1,933               --          226,928
State & Municipal Obligations ..          66,877           1,573             (321)          68,129
Other Securities ...............          14,083              57               (2)          14,138
                                     -------------------------------------------------------------
                                     $   709,965     $     7,056      $    (2,145)     $   714,876
                                     =============================================================

                                                                2000
                                     -------------------------------------------------------------
                                                           Gross            Gross
                                       Amortized      Unrealized       Unrealized             Fair
(in thousands)                              Cost           Gains         (Losses)            Value
                                     -------------------------------------------------------------
CMO Private Issuances ..........     $   576,370     $       329      $    (5,589)     $   571,110
CMO Agency Issuances ...........          58,988              --             (297)          58,691
Mortgage-Backed Securities .....         361,363             218           (4,093)         357,488
State & Municipal Obligations ..          78,711             735             (464)          78,982
Other Securities ...............          15,245              --             (227)          15,018
                                     -------------------------------------------------------------
                                     $ 1,090,677     $     1,282      $   (10,670)     $ 1,081,289
                                     =============================================================

    The strategy for the securities portfolio is to maintain a short duration, minimizing exposure to sustained increases in interest rates. This is achieved through investments in securities with predictable cash flows and short average lives, and the purchase of certain adjustable rate instruments. The portfolio duration was 2.5 years and 3.7 years at December 31, 2001 and 2000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


    The amortizing securities are almost exclusively mortgage-backed securities ("MBS"). These instruments provide a relatively stable source of cash flows, although they may be impacted by changes in interest rates. Such MBS securities are either guaranteed by FHLMC, GNMA or FNMA, or represent collateralized mortgage-backed obligations ("CMO") backed by government agency securities or Jumbo whole loans. These CMO's by virtue of the underlying collateral or structure are principally AAA rated and are conservative current pay sequentials or PAC structures.

    Equity securities maintained in the available-for-sale portfolio were comprised principally of Federal Home Loan Bank common stock and common and preferred stock of certain publicly traded companies. Other securities maintained in the available-for-sale portfolio consist of capital securities of certain financial institutions and corporate bonds.

    Upon the adoption of SFAS 133, management reclassified securities with an amortized cost of $119.6 million and a fair value of $119.0 million from the held-to-maturity portfolio to the available-for-sale portfolio.

    At December 31, 2001, securities carried at $2.7 billion were pledged to secure securities sold under agreements to repurchase, other borrowings and for other purposes required by law. Securities pledged for which the collateral may be sold or repledged by the secured parties approximated $2.1 billion, while securities pledged which the secured parties may not sell or repledge, approximated $.6 billion at December 31, 2001.

    The amortized cost and estimated fair value of securities, by contractual maturity, at December 31, 2001 are presented in the table below. Expected maturities will differ from contractual maturities since issuers may have the right to call or prepay obligations without call or prepayment penalties.

                                                             Held-to-Maturity                     Available-for-Sale
                                                  --------------------------------------------------------------------------
(in thousands)                                    Amortized Cost          Fair Value      Amortized Cost          Fair Value
                                                  --------------------------------------------------------------------------
Due in One Year or Less ....................          $   14,531          $   14,707          $   99,269          $   99,426
Due After One Year Through Five Years ......              41,790              42,866              98,086              99,818
Due After Five years Through Ten Years .....              23,570              23,702              88,466              83,861
Due After Ten Years ........................               1,069                 992             345,276             333,987
                                                  --------------------------------------------------------------------------
  Subtotal .................................          $   80,960          $   82,267          $  631,097          $  617,092
CMO's ......................................             404,010             405,681           3,439,056           3,486,251
Mortgage-Backed Securities .................             224,995             226,928             709,165             717,208
Equity Securities ..........................                  --                  --             221,763             223,006
                                                  --------------------------------------------------------------------------
                                                      $  709,965          $  714,876          $5,001,081          $5,043,557
                                                  ==========================================================================

    The proceeds, gross realized gains and losses on the sale of securities available-for-sale, were as follows at December 31,

(in thousands)                      2001             2000             1999
                             ---------------------------------------------
Proceeds from Sales ....     $   233,890      $ 1,831,268      $   116,923
                             =============================================
Gross Realized Gains ...     $     8,835      $    62,813      $    13,632
Gross Realized Losses ..            (106)         (59,675)             (54)
                             ---------------------------------------------
Net Realized Gains .....     $     8,729      $     3,138      $    13,578
                             =============================================

    Gross realized gains in 2001, 2000 and 1999 resulted principally from the sale of equity positions and capital securities of certain publicly traded companies. Gross realized losses in 2000 were primarily due to management's decision to sell approximately $1.1 billion of securities to reduce interest rate risk exposure.

NOTE 4 - LOANS


The composition of the loan portfolio is summarized as follows at December 31,

                                                                %                                %
(dollars in thousands)                       2001        OF TOTAL             2000        of Total
                                      ------------------------------------------------------------
Mortgage Loans - Multi-Family ...     $ 3,414,209              33%     $ 3,316,894              35%
Mortgage Loans - Residential ....       2,647,190              26        2,634,030              28
Mortgage Loans - Commercial .....       1,766,991              17        1,503,795              16
Commercial Loans ................       1,487,819              14        1,035,071              11
Consumer Loans ..................         876,241               8          778,218               8
Construction and Land Loans .....         221,381               2          141,754               2
                                      ------------------------------------------------------------
  Total .........................     $10,413,831             100%     $ 9,409,762             100%
Less:
  Unearned Income & Fees ........          14,140                           15,049
                                      ------------------------------------------------------------
  Loans, net ....................     $10,399,691                      $ 9,394,713
                                      ============================================================

    The loan portfolio is concentrated primarily in loans secured by real estate located in the New York metropolitan area. The segments of the real estate portfolio are diversified in terms of risk and repayment sources. The underlying collateral is balanced between multi-family apartment buildings, residential 1-4 family homes and owner occupied/non-owner occupied commercial properties. The risks inherent in these portfolios are dependent not only upon regional and general economic stability, which affects property values, but also the financial well being and creditworthiness of the borrowers.

    To minimize the risk inherent in the real estate portfolio, management utilizes prudent underwriting standards as well as diversifying the type and locations of loan collateral. Multi-family mortgage loans generally range in size from $1-5 million and include loans on various types and geographically diverse apartment complexes located in the New York metropolitan area. Multi-family mortgages are dependent largely on sufficient rental income to cover operating expenses and may be affected by government regulation, such as rent control regulations, which could impact the future cash flows of the property. Most multi-family mortgages do not fully amortize; therefore, the principal outstanding is not significantly reduced prior to contractual maturity. The residential mortgage portfolio is comprised primarily of first mortgage loans on owner occupied 1-4 family residences located in the Company's market. The commercial mortgage portfolio contains loans secured by professional office buildings, retail stores, shopping centers and industrial developments. Commercial loans consist primarily of loans to small and medium size businesses, as well as loans secured by security interests in lease finance receivables. The commercial mortgage and commercial loan portfolios do not contain any syndicated or foreign/loans to lesser developed countries ("LDC") loans. Consumer loans are primarily issued to finance new and used automobiles and are originated through an expanded dealer network. The consumer loan portfolio does not contain credit card and sub-prime loans due to their volatile risk profile. Land loans are used to finance the acquisition of vacant land for future residential and commercial development. Construction loans finance the construction and rehabilitation of both residential and multi-family projects and to a lesser extent, commercial developments. The construction and land development portfolios do not contain higher risk equity participation loans ("AD&C Loans").

    The Company does not have any significant loan exposure to industry segments that have been adversely affected by September 11, 2001, such as travel, hospitality and tourism. Similarly, there has been a minimal impact on the multi-family and residential loan portfolios stemming from these events.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


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

    At December 31, 2001, loans of $1.7 billion were pledged as collateral under borrowing arrangements with the Federal Home Loan Bank of New York.

    Mortgage loans serviced for others aggregated $.9 billion and $1.1 billion as of December 31, 2001 and 2000, respectively. Residential mortgage loans held-for-sale aggregated $26 million and $1.8 million at December 31, 2001 and 2000, respectively.

NON-PERFORMING ASSETS

Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of property acquired through foreclosure or deed in lieu of foreclosure. Non-performing assets declined to $15.0 million at December 31, 2001, as compared to $15.4 million at December 31, 2000.

Non-performing assets at December 31, consisted of the following:

(in thousands)                                          2001        2000
                                                     -------------------
Loans Ninety Days Past Due and Still Accruing ..     $ 4,146     $ 5,777
Non-Accrual Loans ..............................      10,490       9,144
                                                     -------------------
  Non-Performing Loans .........................      14,636      14,921
Other Real Estate ..............................         315         499
                                                     -------------------
  Non-Performing Assets ........................     $14,951     $15,420
                                                     ===================

The following table represents the components of non-performing loans at December 31,

(in thousands)                          2001        2000
                                     -------------------
Mortgage Loans - Residential ...     $ 5,563     $ 5,097
Consumer Loans .................       3,951       5,545
Commercial Loans ...............       2,928       1,811
Mortgage Loans - Commercial ....       2,025       2,222
Construction and Land Loans ....         124         181
Mortgage Loans - Multi-Family ..          45          65
                                     -------------------
  Total Non-Performing Loans ...     $14,636     $14,921
                                     ===================

    At December 31, 2001, there were no commitments to lend additional funds to borrowers whose loans are non-performing. Additionally, there were no restructured, accruing loans outstanding at December 31, 2001 and 2000.

RELATED PARTY LOANS

Loans to related parties include loans to directors and their related companies and executive officers of the Company and its subsidiaries. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks. Related party loans aggregated $ 3.8 million and $7.2 million at December 31, 2001 and 2000, respectively.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES


A summary of changes in the allowance for loan losses is shown below for the years ended December 31,

(in thousands)                                   2001           2000           1999
                                            ---------------------------------------
Balance at Beginning of Year ..........     $  89,653      $  74,525      $  77,683
Provision for Loan Losses .............        17,750         17,000          6,013
Recoveries Credited to the Allowance ..         7,753          6,661          5,194
                                            ---------------------------------------
                                              115,156         98,186         88,890
Losses Charged to the Allowance .......       (18,253)       (17,602)       (14,365)
Allowance from Purchase Acquisitions ..         6,898          9,069             --
                                            ---------------------------------------
Balance at End of Year ................     $ 103,801      $  89,653      $  74,525
                                            =======================================


NOTE 6 - PREMISES AND EQUIPMENT


The following is a summary of premises and equipment at December 31,

(in thousands)                                              2001           2000
                                                       ------------------------
Land .............................................     $  24,553      $  24,553
Bank Premises ....................................        70,730         67,644
Leasehold Improvements ...........................        40,721         26,906
Equipment ........................................        71,118         57,597
                                                       ------------------------
                                                         207,122        176,700
Less: Accumulated Depreciation and Amortization ..       (96,343)       (79,856)
                                                       ------------------------
                                                       $ 110,779      $  96,844
                                                       ========================

    Depreciation and amortization of premises and equipment included in non-interest expense in the consolidated statements of income was $12.5 million, $11.5 million and $11.8 million for 2001, 2000, and 1999, respectively.

Notes to Consolidated Financial Statements continued


NOTE 7 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD
UNDER AGREEMENTS TO REPURCHASE


The following is a summary of federal funds purchased and securities sold under agreements to repurchase ("SSURA") at and for the years ended December 31,

(dollars in thousands)                                       2001            2000            1999
                                                       ------------------------------------------
FEDERAL FUNDS PURCHASED:
Period End Balance ...............................     $  166,000      $   62,200      $   89,700
Maximum Amount Outstanding at Any Month End ......        372,000         126,700         115,000
Average Outstanding Balance ......................         73,877          45,228          62,446
Weighted Average Interest Rate Paid ..............           3.85%           6.40%           5.11%
Weighted Average Interest Rate at Year End .......           1.46            6.39            5.34

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:
Period End Balance ...............................     $1,976,182      $2,288,682      $2,575,500
Accrued Interest Payable at Period End ...........          8,854          13,037          13,349
Maximum Amount Outstanding at Any Month End ......      2,338,682       2,777,182       3,291,796
Average Outstanding Balance ......................      2,037,848       2,504,658       2,849,356
Weighted Average Interest Rate Paid ..............           4.85%           6.30%           5.54%
Weighted Average Interest Rate at Year End .......           3.64            6.22            5.69

    Qualifying SSURA are treated as financings and the obligations to repurchase securities sold are reflected as liabilities in the consolidated balance sheets. The dollar amount of securities underlying the agreements remain in the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the brokers may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell to the Company substantially similar securities at the maturity of the agreements.

The following is a summary of the amortized cost and fair value of securities collateralizing SSURA's, in addition to the amounts of and interest rate on the related borrowings.

                                        MBS & CMO Securities(1)
                           --------------------------------------------------
                                       Average       Amortized           Fair
(dollars in thousands)       SSURA(2)     Rate            Cost          Value
                           --------------------------------------------------
Up to 30 Days ........     $  676,182     2.26%     $  657,828     $  674,814
30 to 90 Days ........         75,000     2.16         111,388        112,897
90 Days to 1 Year ....        150,000     2.32         147,399        148,875
In Excess of 1 Year ..      1,075,000     4.80       1,134,007      1,154,816
                           --------------------------------------------------
Total ................     $1,976,182     3.64%     $2,050,622     $2,091,402
                           ==================================================

(1) Excludes accrued interest receivable of $11.3 million on MBS & CMO securities.

(2) Excludes accrued interest payable of $8.9 million.

NOTE 8 - OTHER BORROWINGS

At December 31, 2001, the Company had $1.55 billion outstanding in long-term Federal Home Loan Bank ("FHLB") borrowings with a weighted average cost of 3.87% and a weighted average maturity of 3.25 years.

    Indebtedness to and outstanding commitments from the FHLB are collateralized by the Company's investment in FHLB stock, first mortgages on residential and multi-family properties, and certain mortgage-backed securities under the terms of the collateral agreement. The Bank subsidiaries had arrangements with various correspondent banks providing short-term credit for regulatory liquidity requirements. These lines of credit aggregated $550 million at December 31, 2001.


NOTE 9 - CAPITAL SECURITIES

Company Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trusts ("Capital Securities") are summarized as follows at December 31,

                                                          2001         2000
                                                      ---------------------
8.70% Capital Securities due December 15, 2026 ..     $ 99,697     $ 99,686
8.00% Capital Securities due December 15, 2027 ..       99,667       99,653
8.17% Capital Securities due May 1, 2028(1) .....       45,000       45,000
                                                      ---------------------
                                                      $244,364     $244,339
                                                      =====================

(1) Originally issued by Reliance Bancorp, Inc., in 1998 and assumed through acquisition.

    The foregoing Capital Securities are obligations of wholly-owned statutory business trust subsidiaries (collectively, the "Trusts"). The Trusts were formed with initial capitalizations in common stock and for the exclusive purpose of issuing the Capital Securities and using the proceeds to acquire Junior Subordinated Debt Securities ("Debt Securities") issued by the Company. The Debt Securities are due concurrently with the Capital Securities, are non-callable at any time in whole or in part for ten years from the date of issuance, except in certain circumstances. They may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity.

    The Capital Securities qualify as Tier I capital for regulatory capital purposes. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.


NOTE 10 - INCOME TAXES


The components of the consolidated provision for income taxes are shown below for the years ended December 31,

(in thousands)                  2001         2000         1999
                            ----------------------------------
Current Tax Expense ...     $162,456     $117,826     $119,031
Deferred Tax Expense ..       12,142       23,380       21,449
                            ----------------------------------
Income Tax Provision ..     $174,598     $141,206     $140,480
                            ==================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


The following table reconciles the statutory Federal tax rate to the effective tax rate on income before income taxes for the years ended December 31,


                                                                        2001        2000        1999
                                                                   ------------------------------------
Federal Statutory Tax Rates .....................................      35.00%      35.00%      35.00%

Increase/(Reduction) Resulting from:
  State and Local Income Taxes, Net of Federal Income Tax Benefit        .13        2.08        1.84
  Amortization of Goodwill & Identifiable Intangible Assets .....       1.31        1.51         .39
  Tax Exempt Interest, net ......................................      (1.59)      (1.39)       (.80)
  Nondeductible Merger Related Expenses .........................         --         .99          --
  Dividend Received Deduction ...................................       (.25)       (.39)       (.31)
  Other, net ....................................................       (.10)       (.24)       (.10)
                                                                   ------------------------------------
Effective Tax Rate ..............................................      34.50%      37.56%      36.02%
                                                                   ====================================


The components of the net deferred tax asset are included in "Other Assets" in the accompanying consolidated balance sheets at December 31, and are as follows:




(in thousands)                                                              2001                      2000
                                                                        ------------------------------------
DEFERRED TAX ASSETS:
Allowance for Loan Losses ...........................................   $ 44,400                  $ 38,351
Deferred Compensation and Other Employee Benefit Plans ..............      5,222                     5,834
Deductible Merger Related Restructure Charges .......................      3,440                     2,010
Basis Differences Resulting From Acquired Assets ....................     11,686                    16,062
Excess of Tax Basis over Book Basis - Premises and Equipment ........      2,397                       796
Other ...............................................................      6,419                     2,528
                                                                        ------------------------------------
   Gross Deferred Tax Asset .........................................     73,564                    65,581
Valuation Allowance .................................................     (4,567)                   (4,567)
                                                                        ------------------------------------
   Deferred Tax Asset ...............................................   $ 68,997                  $ 61,014
                                                                        ====================================
DEFERRED TAX LIABILITIES:
Unrealized Gain on Securities Available-For-Sale ....................   $ (7,812)                 $ (7,313)
Tax Bad Debt Recapture ..............................................    (18,374)                  (18,697)
Deferred Income .....................................................    (18,761)                  (16,414)
Other ...............................................................     (5,700)                   (2,392)
                                                                        ------------------------------------
   Gross Deferred Tax Liability .....................................    (50,647)                  (44,816)
                                                                        ------------------------------------
     Net Deferred Tax Asset .........................................   $ 18,350                  $ 16,198
                                                                       ====================================

    During 2001 the Company's valuation allowance remained at $4.6 million. Management continues to reserve a portion of the New York State and New York City deferred tax asset due to uncertainties of realization. Additionally, as a result of the Company's merging with and acquiring thrifts, retained earnings at December 31, 2001 and 2000 includes $155 million for which no Federal income tax liability has been recognized. This amount represents the balance of acquired thrift bad debt reserves created for tax purposes as of December 31, 1987. These amounts are subject to recapture in the unlikely event that North Fork makes distributions in excess of earnings and profits, redeems its stock, or liquidates.

    Management anticipates that the realization of the net deferred tax asset of $18.4 million is more likely than not, based on existing carryback ability, available planning strategies, and projected taxable income.

NOTE 11 - RETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS


RETIREMENT PLANS

A qualified non-contributory, defined benefit retirement pension plan (the "Plan") covering substantially all of full-time employees is maintained. Annual pension expense is recognized over the employee's service life utilizing the projected unit cost actuarial method. Participants accrue a benefit each year equal to five percent of their annual compensation, as defined, plus a rate of interest based on one-year Treasury Bill rates, credited quarterly. Plan assets are invested in a diversified portfolio of fixed income securities, mutual funds and equity securities. The Company contributes to the Plan an amount sufficient to comply with the Employee Retirement Income Security Act ("ERISA") funding standards and the Internal Revenue Code of 1986, as amended.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


The following table sets forth the change in benefit obligations, the change in plan assets, the funded status of the plan, and amounts recognized in the accompanying consolidated financial statements at December 31,




(in thousands)                                             2001            2000
                                                  ------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION:
Projected Benefit Obligation at Beginning of Year     $  79,395       $  96,009
Service Cost ....................................         2,649           2,636
Interest Cost ...................................         5,998           6,351
Amendments ......................................            63          (7,931)
Benefits Paid ...................................       (10,553)        (10,706)
Actuarial (Gain)/Loss ...........................         4,231          (3,166)
Settlement Gain .................................            --          (6,237)
Curtailment Gain ................................            --          (2,381)
Acquisitions(1) .................................            --           4,820
                                                  ------------------------------
Projected Benefit Obligation at End of Year .....     $  81,783       $  79,395
                                                  ==============================

CHANGE IN PLAN ASSETS:
Fair Value of Plan Assets at Beginning of Year ..     $ 122,697       $ 125,245
Actual Return on Plan Assets ....................        (2,503)          9,122
Benefits Paid ...................................       (10,553)        (10,706)
Settlement Gain .................................            --          (7,292)
Acquisitions(1) .................................            --           6,328
                                                  ------------------------------
Fair Value of Plan Assets at End of Year ........     $ 109,641       $ 122,697
                                                  ==============================

RECONCILIATION OF FUNDED STATUS:
Funded Status ...................................     $  27,859       $  43,302
Unrecognized Actuarial Gain .....................        (1,829)        (18,910)
Unrecognized Prior Service Cost .................        (2,164)         (2,522)
Unrecognized Transition Asset ...................        (1,414)         (1,841)
                                                  ------------------------------
Prepaid Benefit Cost ............................     $  22,452       $  20,029
                                                  ==============================


Weighted-Average Assumptions as of December 31:            2001            2000            1999
                                                   -----------------------------------------------
Discount Rate ...................................          7.25%           7.75%           7.75%
Expected Return on Plan Assets ..................          8.00%           8.50%           8.50%
Rate of Compensation Increase ...................          4.50%           4.50%           4.50%

COMPONENTS OF NET PERIODIC BENEFIT (INCOME)/COST:
Service Cost ....................................     $   2,649       $   2,636       $   3,144
Interest Cost ...................................         5,998           6,351           6,128
Expected Return on Plan Assets ..................       (10,056)        (10,430)        (10,087)
Amortization of Prior Service Cost ..............          (296)           (233)              6
Amortization of Transition Asset ................          (428)           (446)           (472)
Recognized Actuarial Gain .......................          (291)           (567)           (626)
                                                   -----------------------------------------------
Net Periodic Benefit (Income)/Cost ..............     $  (2,424)      $  (2,689)      $  (1,907)
                                                   ===============================================
Additional Gain Recognized Due to Curtailment ...            --          (4,029)             --
Additional Gain Recognized Due to Settlement ....            --          (1,981)             --
                                                   -----------------------------------------------
Total Benefit (Income)/Cost .....................     $  (2,424)      $  (8,699)      $  (1,907)
                                                   ===============================================

(1) Represents the former Reliance pension plan, which was frozen in 1998, by Reliance and merged with the Company's Plan in 2000.

    The Company maintains a Supplemental Executive Retirement Plan ("SERP"), which restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The projected benefit obligation, which is unfunded, was $627 thousand at December 31, 2001 and $571 thousand at December 31, 2000. Net periodic pension expense incurred in 2001, 2000, and 1999 for the SERP was, $137 thousand, $118 thousand, and $68 thousand, respectively. The weighted average discount rate utilized to determine the projected benefit obligation was 7.25%, 7.75%, and 7.75% for 2001, 2000, and 1999, respectively. The assumed rate of future compensation increases was 4.50% for 2001, 2000, and 1999.

POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

Certain health care and life insurance benefits are provided to eligible retired employees. Health care benefits received range up to 100% of coverage premiums based on an employee's age, years of service and retirement date. The post-retirement obligation is unfunded. The following table sets forth the change in post-retirement benefit obligation and amounts recognized in the accompanying consolidated financial statements at December 31,


(dollars in thousands)                                                    2001           2000
                                                                    ----------------------------
CHANGE IN ACCUMULATED POST-RETIREMENT BENEFIT OBLIGATION ("APBO"):
Accumulated Post-Retirement Benefit Obligation at Beginning of Year     $ 13,849      $ 11,718
Service Cost ......................................................          275           219
Interest Cost .....................................................        1,165           977
Acquisitions ......................................................           --           440
Premiums Paid .....................................................       (1,218)         (541)
Actuarial Loss ....................................................        2,555         1,036
                                                                    ----------------------------
Accumulated Post-Retirement Benefit Obligation at End of Year .....     $ 16,626      $ 13,849
                                                                    ============================
RECONCILIATION OF FUNDED STATUS:
Accumulated Post-Retirement Benefit Obligation at End of Year .....     $(16,626)     $(13,849)
Fair Value of Assets ..............................................           --            --
                                                                    ----------------------------
Funded Status .....................................................      (16,626)      (13,849)
Unrecognized Transition Obligation ................................        2,747         3,040
Unrecognized Prior Service Cost ...................................         (759)         (840)
Unrecognized Net Loss .............................................        3,580         1,118
                                                                    ----------------------------
Accrued Post-Retirement Benefit Cost ..............................     $(11,058)     $(10,531)
                                                                    ============================


    The weighted average discount rate utilized to determine the accumulated post-retirement benefit obligation was 7.25% and 7.75% in 2001 and 2000, respectively.

    In measuring the APBO, a 6% annual trend rate for health care costs under the HMO Plan was assumed for the year ended December 31, 2001. This rate is assumed to remain at 6% from 2002 through 2009 and decline to 5.5% from 2010 through 2020. A 5% annual trend rate for health care costs under the Indemnity Plan was assumed for the year ended December 31, 2001. This rate is assumed to remain at 5% from 2002 through 2020. However, for individuals who retired after November 1, 1992, no increases in the annual trend rate are assumed subsequent to 1997. The effect of a 1% increase in the health care cost trend rate on the aggregate of the service and interest cost components of net periodic post-retirement health care benefit cost and the APBO for health care benefits would be an increase of $42 thousand and $561 thousand, respectively, in 2001 and $33 thousand and $427 thousand, respectively, in 2000. The effect of a 1% decrease in the health care cost trend rate on the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


aggregate of the service and interest cost components of net periodic post-retirement health care benefit cost and the APBO for health care benefits would be a decrease of $114 thousand and $1.2 million, respectively, in 2001 and $90 thousand and $879 thousand, respectively, in 2000.

The following table sets forth the components of net periodic post-retirement benefits expense for the years ended December 31,


(in thousands)                                   2001          2000          1999
                                               -----------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service Cost ...........................         $275          $219          $147
Interest Cost ..........................        1,165           977           802
Amortization of Prior Service Cost .....          (81)          (81)          (81)
Amortization of Transition Asset .......          293           293           293
Recognized Actuarial Loss ..............           93            --            21
                                               -----------------------------------
Net Periodic Benefit Cost ..............       $1,745        $1,408        $1,182
                                               ===================================



    A savings plan is maintained under section 401(k) of the Internal Revenue Code and covers, substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the savings plan after completing three months of service. Under the provisions of the savings plan, employee contributions are partially matched by the Company with cash contributions. Participants can invest their account balances into several investment alternatives, including shares of the Company's common stock. The 401(k) plan expense was $2.2 million, $2.0 million, and $1.6 million for the years ended December 31, 2001, 2000, and 1999, respectively.


NOTE 12 - COMMON STOCK PLANS

1999 STOCK COMPENSATION PLAN
The plan provides for two types of awards, non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons including executive officers and other full-time employees. The number of shares issuable thereunder is 5,000,000, with no more than 2,500,000 authorized for restricted stock awards. Awards are granted to employees by the Compensation Committee.

    Shares of restricted stock granted under the plan are forfeitable and subject to certain restrictions on the part of the recipient until ownership of the shares vest in the recipient at some dates after the date of grant, as determined by the Compensation Committee upon grant. The Committee can, at its discretion, accelerate the removal of any and all restrictions. If the Company is party to a merger, consolidation, sale of substantially all assets, or similar transaction, and as a result the common stock is exchanged for stock of another corporation and cash or other consideration, all restrictions on outstanding unvested options and restricted stock will lapse and cease to be effective as of the day on which such corporate change is consummated. Restricted stock awarded under the plan is reflected as deferred compensation in the consolidated balance sheet at the fair market value of the shares on the date of grant, and amortized to compensation expense over the vesting periods. At December 31, 2001, 3,404,520 shares remain authorized and unissued.

1998 STOCK COMPENSATION PLAN

The plan provides for two types of awards, non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons including executive officers and other full-time employees. The number of shares issuable thereunder is 1,500,000 with no more than 1,000,000 authorized for restricted stock awards. Shares of restricted stock granted under the plan contain similar restrictions and accelerated vesting provisions as those in the 1999 Stock Compensation Plan. Restricted stock awarded under the plan is reflected as deferred compensation in the consolidated balance sheets at the fair market value of the shares at the date of grant, and amortized to compensation expense over the vesting periods. Awards are granted to employees by the Compensation Committee. At December 31, 2001, 417,650 shares remain authorized and unissued.

1997 NON-OFFICER STOCK PLAN

The plan provided for two types of awards, non-qualified stock options and restricted stock awards, for a broad range of full-time employees who are not officers, as defined in the plan. The number of shares issuable thereunder, either as restricted stock or non-qualified options, was limited to 375,000 shares. Each non-qualified stock option granted had a minimum six-month vesting period. Restricted stock awarded under the plan contains similar restrictions and accelerated vesting provisions as those in the 1999 Stock Compensation Plan. Awards were granted to employees by the Compensation Committee. The right to grant awards under the plan terminated in 1998.

1994 KEY EMPLOYEE STOCK PLAN

The plan provides for three types of awards, incentive stock options, non-qualified stock options and restricted stock, to be granted either separately or in combination. Awards are granted to employees by the Compensation Committee. In 1996, shareholders approved an amendment to the plan to increase the number of shares issuable thereunder from 2,100,000 to 3,600,000 shares, with no more than 1,200,000 authorized for restricted stock. The Compensation Committee determines all grants of awards. Restricted stock awarded under the plan contains similar restrictions and accelerated vesting provisions as those in the 1998 Stock Compensation Plan. At December 31, 2001, 10,219 shares remain authorized and were unissued.

ACQUIRED STOCK PLANS

Prior to the merger dates, JSB and Reliance each maintained several incentive stock option and non-qualified stock option plans for their officers, directors, and other key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value of the stock at the date of grant. Options awarded under the plans generally became exercisable in accordance with each plan's vesting requirements. As a result of the mergers, participants under the plans became fully vested. As of December 31, 2001, 998,421 and 337,274 options remained outstanding under the JSB and Reliance plans, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


The following is a summary of the activity in the aforementioned stock option plans for the three-year period ended December 31,



                                                  2001                      2000                          1999
                                       -----------------------------------------------------------------------------------------
                                                       WEIGHTED                     Weighted                         Weighted
                                                        AVERAGE                      Average                          Average
                                                       EXERCISE                     Exercise                         Exercise
                                          OPTIONS         PRICE       Options          Price        Options             Price
                                       -----------------------------------------------------------------------------------------
Outstanding at Beginning of Year .      5,281,899    $   15.00      4,821,342     $   14.59       4,569,880         $   13.32
Issued in The Reliance Acquisition             --           --      1,369,438          8.35              --                --
Granted ..........................        446,550        31.16        346,200         20.91       1,214,900             16.94
Exercised ........................     (2,002,856)       12.89     (1,236,574)         7.56        (728,680)             6.74
Cancelled ........................        (14,200)       18.20        (18,507)        23.34        (234,758)            26.54
                                       -----------------------------------------------------------------------------------------
Outstanding at End of Year .......      3,711,393    $   18.07      5,281,899     $   15.00       4,821,342         $   14.59
                                       =========================================================================================
Options Exercisable at Year End ..      3,269,512    $   16.54      4,931,662     $   14.68       4,118,198         $   14.47
                                       =========================================================================================


The following is a summary of the information concerning currently outstanding and exercisable options as of December 31, 2001:


                                               Weighted             Weighted                                 Weighted
Range of                                        Average              Average                                  Average
Exercise                       Options        Remaining             Exercise            Options              Exercise
Prices                     Outstanding             Life                Price        Exercisable                 Price
-----------------------------------------------------------------------------------------------------------------------
$ 2.64 - $13.50              1,105,961             3.2                $ 8.84          1,086,797                $ 8.80
$13.51 - $20.50              1,224,441             5.7                 16.96          1,198,274                 16.98
$20.51 - $31.34              1,380,991             6.9                 26.44            984,441                 24.55
-----------------------------------------------------------------------------------------------------------------------
$ 2.64 - $31.34              3,711,393             5.4                $18.07          3,269,512                $16.54
=======================================================================================================================

The following is a summary of activity in restricted stock for the years ended December 31,




                                                          2001                       2000                       1999
                                     --------------------------------------------------------------------------------
                                                      WEIGHTED                   Weighted                   Weighted
                                                       AVERAGE                    Average                    Average
                                                         GRANT                      Grant                      Grant
                                         SHARES          PRICE        Shares        Price        Shares        Price
                                     --------------------------------------------------------------------------------
Outstanding at Beginning of Year      2,464,745      $   17.17     2,098,445    $   16.21     1,762,946    $   15.32
Granted ........................        517,250          31.30       413,250        21.31       378,200        18.21
Vested .........................        (82,700)         12.63       (33,100)        7.79       (31,851)        5.81
Canceled .......................        (48,475)         18.28       (13,850)       16.78       (10,850)       17.01
                                     --------------------------------------------------------------------------------
Outstanding at Year End ........      2,850,820      $   19.85     2,464,745    $   17.17     2,098,445    $   16.21
                                     ================================================================================

    Restricted stock awards are recorded as deferred compensation, a component of stockholders' equity at the fair market value of these awards at the date of grant and amortized to compensation expense over the vesting periods.

    The amount of compensation expense related to restricted stock awards included in employee compensation and benefits was $5.3 million, $4.2 million, and $3.0 million in 2001, 2000, and 1999, respectively.

    Management continues to apply the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans, other than for restricted stock awards. Had compensation expense for option plans been determined based upon the fair value at grant date for awards under these plans consistent with the methodology prescribed under SFAS No.123 "Accounting For Stock-Based Compensation" net income and diluted earnings per share would have been reduced by approximately $2.3 million, or $.02 per share in 2001, $1.2 million, or $.01 per share in 2000, and $3.0 million, or $.02 per share in 1999.

    The following table summarizes the estimated fair value of options granted and the assumptions used in applying the Black-Scholes option pricing model to compute the estimated impact of compensation costs on net income and diluted earnings per share for 2001, 2000 and 1999.


                                                2001             2000             1999
                                           ---------------------------------------------------
Range of Fair Value for Options Granted     $5.60-$7.98       $4.18-$5.58       $3.40-$6.52
Range of Assumptions Used:
  Dividend Yield ........................      2.7-3.43%             2.94%        3.00-3.20%
  Volatility ............................   27.10-27.70%      25.60-27.30%      22.00-25.50%
  Risk-Free Interest Rate ...............     3.90-5.10%        5.15-6.25%        4.65-6.15%
  Assumed Forfeitures ...................          None              None              None
  Expected Life .........................       6 Years           6 Years           6 Years
                                            ==================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Dividend Reinvestment and Stock Purchase Plan provides stockholders with a method of investing cash dividends and/or optional cash payments in additional common stock. Under the plan, cash dividends and/or optional cash payments can be used to purchase common stock without brokerage commission. The discount can be revised by the Board of Directors at its discretion. The amount of optional cash payment allowed in any month is restricted, requiring a minimum optional cash payment of $200 per month and a maximum optional cash payment for participants of $15,000 regardless of the number of shares owned. In 2001, the Board of Directors authorized an increase in the number of shares issuable under the Dividend Reinvestment and Stock Purchase Plan by 2 million shares. At December 31, 2001, 2,169,262 shares remain authorized and unissued.

CHANGE-IN-CONTROL ARRANGEMENTS

The Company has arrangements with certain key executive officers that provide for the payment of a multiple of base salary, should a change-in-control, as defined, of the Company occur. These payments are limited under guidelines for deductibility pursuant to the Internal Revenue Code. Also, in connection with a potential change-in-control, the performance plans were adopted in which substantially all employees could participate in a cash distribution. The amount of the performance plan cash fund is established when a change-in-control transaction exceeds industry averages and achieves an above average return for shareholders. A limitation is placed on the amount of the fund and no performance pool is created if the transaction does not exceed industry averages.

NOTE 13 - PARENT COMPANY ONLY

CONDENSED FINANCIAL STATEMENTS:
CONDENSED BALANCE SHEETS AT DECEMBER 31,



(In thousands)                                  2001           2000
                                        ---------------------------
ASSETS:
Deposits with North Fork ............     $    6,733     $    3,978
Money Market Investments ............          1,206          1,323
Securities Available-for-Sale .......        115,007        114,765
Investment in Subsidiaries ..........      1,557,953      1,345,573
Goodwill ............................         23,789         28,714
Other Assets ........................         33,341         30,178
                                        ---------------------------
  Total .............................     $1,738,029     $1,524,531
                                        ===========================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Junior Subordinated Debt (See Note 9)     $  252,097     $  252,072
Loan From Affiliate .................             --         17,000
Commercial Paper ....................             --          2,709
Dividends Payable ...................         39,093         28,950
Accrued Expenses & Other Liabilities           9,831          9,882
Stockholders' Equity ................      1,437,008      1,213,918
                                        ---------------------------
  Total .............................     $1,738,029     $1,524,531
                                        ===========================


CONDENSED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,

(In thousands)                                             2001           2000           1999
                                                   -------------------------------------------
INCOME:
Dividends from Subsidiaries .....................     $ 128,100      $ 359,000      $ 263,000
Interest Income .................................         9,879         13,937         12,675
Securities Gains, net ...........................           400          2,895         13,566
Other Income ....................................         1,804          1,491            692
                                                   -------------------------------------------
  Total Income ..................................       140,183        377,323        289,933
                                                   -------------------------------------------

EXPENSE:
Interest Expense ................................         1,004            903          1,454
Interest on Junior Subordinated Debt ............        21,044         20,565         17,242
Employee Compensation & Benefits ................         5,672          4,185          3,048
Amortization of Goodwill ........................         2,335          2,140          2,088
Other Expenses ..................................         2,004          2,113          2,557
Dime Related Expenses ...........................            --         13,500             --
                                                   -------------------------------------------
  Total Expenses ................................        32,059         43,406         26,389
                                                   -------------------------------------------
Income Before Income Taxes and Equity in Earnings
of Subsidiaries .................................       108,124        333,917        263,544
Income Tax Benefit ..............................        (9,143)       (11,480)          (177)
Equity in Earnings of Subsidiaries ..............       214,217       (110,632)       (14,200)
                                                   -------------------------------------------
  Net Income ....................................     $ 331,484      $ 234,765      $ 249,521
                                                   ===========================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

(In thousands)                                                              2001           2000           1999
                                                                      -----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income .......................................................     $ 331,484      $ 234,765      $ 249,521
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Depreciation and Amortization ....................................         5,306          4,136          4,338
Amortization of Goodwill and Identifiable Intangible Assets ......         2,335          2,140          2,088
Equity in (Undistributed)/Overdistributed Earnings of Subsidiaries      (214,217)       110,632         14,200
Securities Gains, Net ............................................          (400)        (2,895)       (13,566)
Other, Net .......................................................         2,323         (3,720)        14,194
                                                                      -----------------------------------------
  Net Cash Provided by Operating Activities ......................       126,831        345,058        270,775
                                                                      -----------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sales of Securities Available-for-Sale .............        16,596         77,425        105,038
Purchases of Securities Available-for-Sale .......................       (10,326)       (29,226)       (68,807)
Investment in Subsidiary .........................................        (1,700)            --             --
Proceeds from Maturities of Securities Held-to-Maturity ..........            --             --        100,000
Purchases of Securities Held-to-Maturity .........................            --             --        (60,000)
Purchase Acquisition, net of cash acquired .......................            --          6,103             --
                                                                      -----------------------------------------
  Net Cash Provided by Investing Activities ......................         4,570         54,302         76,231
                                                                      -----------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayment)/Issuance of Commercial Paper .........................        (2,709)         2,709             --
(Repayment)/Loan from Affiliate ..................................       (17,000)       (23,000)        40,000
Purchase of Treasury Shares ......................................        (8,051)      (289,931)      (289,313)
Common Stock Sold for Cash, including Option Exercises ...........        30,147          4,132          8,855
Dividends Paid to Shareholders ...................................      (131,151)      (120,757)      (117,080)
Maturity of Senior Note Payable ..................................            --             --        (25,000)
                                                                      -----------------------------------------
  Net Cash Used in Financing Activities ..........................      (128,764)      (426,847)      (382,538)
                                                                      -----------------------------------------
Net Increase/(Decrease) in Cash and Cash Equivalents .............         2,638        (27,487)       (35,532)
  Cash and Cash Equivalents at Beginning of Year .................         5,301         32,788         68,320
                                                                      -----------------------------------------
  Cash and Cash Equivalents at End of Year .......................     $   7,939      $   5,301      $  32,788
                                                                      =========================================


NOTE 14 - CAPITAL

The Company and its bank subsidiaries are subject to the risk based capital guidelines administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets of 8%, including a minimum ratio of Tier 1 capital to total risk weighted assets of 4% and a Tier 1 capital to average assets of 4% ("Leverage Ratio"). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the consolidated financial statements. As of December 31, 2001, the most recent notification from the various regulators categorized the Company and its bank subsidiaries as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a minimum total risk based capital to total risk weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and not be subject to any written order, agreement or directive. There are no conditions or events since such notifications that management believes have changed this classification.

    The following table sets forth the Company's regulatory capital at December 31, 2001, under the rules applicable at such date. At such date, management believes that the Company and its banking subsidiaries meet all capital adequacy requirements to which they are subject:


(dollars in thousands)               Amount        Ratio
                               ----------------------------
Tier 1 Capital ............     $ 1,243,757        11.82%
Regulatory Requirement ....         420,870         4.00
                               ----------------------------
Excess ....................     $   822,887         7.82%
                               ============================

Total Risk Adjusted Capital     $ 1,348,092        12.81%
Regulatory Requirement ....         841,739         8.00
                               ----------------------------
Excess ....................     $   506,353         4.81%
                               ============================
Risk Weighted Assets ......     $10,521,741
                               ============

    The Company's Leverage Capital Ratio at December 31, 2001 was 7.68%. North Fork's Tier 1, Total Risk Based and Leverage Capital Ratios were 10.74%, 11.75%, and 6.97%, respectively, at December 31, 2001. Superior's Tier 1, Total Risk Based and Leverage Capital Ratios were 16.86%, 17.22%, and 6.10%, respectively, at December 31, 2001.

    On December 13, 2001, the Board of Directors increased the Company's quarterly cash dividend to $.24 from $.21 per common share. The dividend is payable February 15, 2002, to shareholders of record at the close of business January 25, 2002.

    In September 2001, the Board of Directors approved a 5 million share increase to its previously announced share repurchase program. This approval brought the remaining shares authorized for repurchase to approximately 8 million, or 5% of the Company's common shares presently outstanding. The Board had previously approved the repurchase of up to 17.1 million or 10% of the Company's common shares then outstanding. As of December 31, 2001, 14.4 million shares had been repurchased at an average cost of $19.92.

    Dividends from North Fork to the Company are limited by the regulations of the New York State Banking Department to North Fork's current year's earnings plus the prior two years' retained net profits. North Fork's dividend capability at January 1, 2002, pursuant to the regulations, was $389.4 million. Dividends from Superior are similarly limited by regulations of the Office of the Comptroller of the Currency and accordingly, at January 1, 2002, Superior's dividend capability was $3.7 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


NOTE 15 - DERIVATIVE FINANCIAL INSTRUMENTS

Interest rate agreements, including interest rate swaps, caps, and floors are periodically utilized, as part of interest rate exposure management. These agreements are entered into as hedges against interest rate risk and are designated against specific assets and liabilities. As of December 31, 2001, the Company had $1.1 billion of individual interest rate swaps outstanding. The following table details the interest rate swaps outstanding as of December 31, 2001:


                       Notional               Fixed        Variable
Maturity                 Amount       Interest Rate   Interest Rate
--------------------------------------------------------------------
PAY FIXED SWAPS
May 2002 .........     $100,000               4.18%            2.02%
May 2003 .........      100,000               4.68             2.00
May 2003 .........      200,000               4.60             2.02
May 2003 .........      100,000               4.82             2.17
June 2003 ........      100,000               4.88             2.10
June 2003 ........      100,000               4.56             1.90
June 2003 ........      100,000               4.54             1.91
June 2004 ........      100,000               5.23             2.10
May 2008 .........       75,000               6.14             2.20
                       ---------------------------------------------
                       $975,000
                       ========


                      Notional              Fixed         Variable
Maturity                Amount      Interest Rate    Interest Rate
------------------------------------------------------------------
PAY FLOATING SWAPS
December 2002 ....     $75,000           3.00%           3.57%


    Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). Additionally, trading income of $7.9 million was recognized from the sale of $1.0 billion in interest rate floors. These floors were originally purchased in 2000 to mitigate exposure to declines in interest rates. At December 31, 2001, the Company did not have any floors or caps outstanding.

    At December 31, 2001, $975 million in interest rate swap agreements qualifying as cash flow hedges were outstanding and hedging certain borrowings. These agreements require the Company to make periodic fixed rate payments, while receiving periodic variable rate payments indexed to the three month LIBOR rate based on a common notional amount and maturity date. These swaps have original maturities of up to 10 years and, as of December 31, 2001, had an unrealized loss of $24.3 million. Also at December 31, 2001, a $75 million interest rate swap agreement qualified as a fair value hedge. This swap hedges certain time deposits and requires the Company to make periodic floating rate payments while receiving periodic fixed rate payments indexed to the six month LIBOR rate. This agreement matures within one year and as of December 31, 2001, incurred a net loss of $59 thousand, which was reflected as a component of other operating expense.

NOTE 16 - OTHER COMMITMENTS AND CONTINGENT LIABILITIES

OFF-BALANCE SHEET RISKS

The Company extends traditional off-balance sheet financial products to meet the financing needs of its customers. They include commitments to extend credit and standby letters of credit. Such commitments are reflected in the consolidated balance sheet when and if the commitments are funded. Management uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet credit facilities.

    Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's creditworthiness prior to the issuance of such commitments. The amount of collateral obtained, if deemed necessary, upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties.

    Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The principal amount of the re-commitments at December 31, are as follows:


(in thousands)                       2001         2000
                               -------------------------
Commitments to extend credit     $979,132     $958,824
Standby letters of credit ..      113,616       88,291


LEASE COMMITMENTS

At December 31, 2001, the Company was obligated under a number of non-cancelable leases for certain premises that expire at various dates through 2017. Minimum annual rental commitments, exclusive of taxes and other charges, under non-cancelable leases are summarized as follows:


Year Ended December 31 :                                  Minimum
(in thousands)                                            Rentals
                                                          -------
2002..................................................... $18,224
2003.....................................................  17,117
2004.....................................................  14,549
2005.....................................................  12,653
2006.....................................................   9,121
Thereafter...............................................  40,341



    It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties, thus future minimum lease commitments will not be less than amounts incurred in 2001.

    Rent expense for the years ended December 31, 2001, 2000, and 1999 amounted to $12.7 million, $9.7 million, and $7.2 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued



LITIGATION

The Company and its subsidiaries are subject to certain pending and threatened legal actions which arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on its financial condition or results of operations.

NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 "Disclosures About Fair Value of Financial Instruments" ("SFAS 107") requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. SFAS 107 has no effect on the financial position or results of operations in the current year or any future period. Furthermore, the fair values disclosed under SFAS 107 are not representative of the total value of the Company.

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


                                                           2001                          2000
                                              ----------------------------------------------------------
                                                  Carrying      Estimated       Carrying      Estimated
(in thousands)                                      Amount     Fair Value         Amount     Fair Value
                                              ----------------------------------------------------------
Cash and Cash Equivalents .................     $  350,934     $  350,934     $  310,034     $  310,034
Securities Held-to-Maturity ...............        709,965        714,876      1,090,677      1,081,289
Securities Available-for-Sale .............      5,043,557      5,043,557      3,467,663      3,467,663
                                              ----------------------------------------------------------
Total Cash, Cash Equivalents and Securities     $6,104,456     $6,109,367     $4,868,374     $4,858,986
                                              ==========================================================

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing loans is calculated by discounting the estimated cash flows through expected maturity or repricing using the current rates at which similar loans would be made to borrowers with similar credit risks. For non-performing loans, the present value is separately discounted consistent with management's assumptions in evaluating the adequacy of the allowance for loan losses. The following table presents the carrying amount and the estimated fair value of the loan portfolio as of December 31,


                            2001                          2000
                   ---------------------------------------------------------
                   Carrying          Estimated       Carrying      Estimated
(in thousands)     Amount           Fair Value         Amount     Fair Value
                   ---------------------------------------------------------
Gross Loans ..     $10,413,831     $10,482,439     $9,409,762     $9,362,771

DEPOSIT LIABILITIES AND BORROWINGS

The carrying amounts for demand deposits, savings, NOW, money market accounts and borrowings with an interest sensitive period of 90 days or less, are reasonable estimates of fair value. Fair values for certificates of deposit and other borrowings are estimated by discounting the future cash flows using the rates currently offered for deposits and borrowings of similar remaining maturities.



The following table presents the carrying amount and estimated fair value of the deposits and borrowings as of December 31,


                                                                                   2001                            2000
                                                                      -----------------------------------------------------------
                                                                         CARRYING       ESTIMATED        Carrying       Estimated
(in thousands)                                                             AMOUNT      FAIR VALUE          Amount      Fair Value
                                                                      -----------------------------------------------------------
Demand Deposits .................................................     $ 2,702,753     $ 2,702,753     $ 2,025,249     $ 2,025,249
Savings Deposits ................................................       3,131,471       3,131,471       2,858,757       2,858,757
NOW and Money Market ............................................       2,037,518       2,037,518       1,370,214       1,370,214
Certificate of Deposits .........................................       3,431,564       3,463,766       2,914,975       2,912,754
Borrowings with an Interest Sensitive Period of 90 days or less .       1,967,182       1,967,182       2,652,409       2,652,409
Borrowings with an Interest Sensitive Period greater than 90 days       1,725,000       1,816,759       1,351,738       1,372,922
                                                                      -----------------------------------------------------------
  Total Deposit Liabilities and Borrowings ......................     $14,995,488     $15,119,449     $13,173,342     $13,192,305
                                                                      ===========================================================


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

    At December 31, 2001 and 2000, there was no significant unrealized appreciation or depreciation on these financial instruments.


NOTE 18 - RECENT ACCOUNTING PRONOUNCMENTS

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The statement requires that all derivative instruments be recorded on the balance sheet at fair value. However, the accounting for changes in fair value of the derivative instrument depends on whether the derivative instrument qualifies as a hedge. If the derivative instrument qualifies as a hedge, the accounting treatment varies based on the type of risk being hedged. If the derivative instrument does not qualify as a hedge, changes in fair value are reported in earnings when they occur. Under SFAS 133, an entity that elects to apply hedge accounting is required to establish, at the inception of the hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

133 did not have a material impact on the consolidated financial statements, however, future volatility of earnings and other comprehensive income may result due to management's use of derivatives in connection with potential hedging strategies and changes in market values of derivatives and hedged items.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"), a replacement of Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 140 revised the standards of accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes the financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 140 applies generally to transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Requirements for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral apply to fiscal years ending after December 15, 2000. The adoption of SFAS 140 did not have a material impact on the financial condition or results of operations.

BUSINESS COMBINATIONS

In June 2001, the FASB issued SFAS No. 141 "Business Combinations" ("SFAS 141") effective June 30, 2001. SFAS 141 addresses the financial accounting and reporting for business combinations and requires that all business combinations initiated after June 30, 2001, be accounted for using the purchase method of accounting and prohibits the use of pooling-of-interests method of accounting. Pooling transactions initiated prior to that date were not affected. SFAS 141 also establishes guidelines as to how the purchase method is to be applied. This guidance is similar to that previously contained in APB Opinion No. 16, however, SFAS 141 establishes additional disclosure requirements for transactions occurring after the effective date. SFAS 141 also requires identifiable intangible assets acquired in a business combination to be recognized as an asset apart from goodwill if they meet certain criteria. The requirements of SFAS 141 were applied in the recent acquisition of CBNY.

GOODWILL AND OTHER INTANGIBLE ASSETS

In June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 addresses the initial recognition and measurement of intangible assets acquired individually or with a group of other assets not constituting a business combination. In accordance with the provisions of SFAS 142, all goodwill and identifiable intangible assets identified as having an indefinite useful life, including those acquired before its effective date, will no longer be amortized but will be assessed for impairment at least annually by applying a fair-value based test as defined in the Statement. SFAS 142 requires that on acquired intangible assets having an estimated useful life, be separately recognized and amortized over their estimated useful lives. Intangible assets that remain subject to amortization shall continue to be reviewed for impairment in accordance with previous pronouncements.

    Additionally, SFAS 142 requires that an initial impairment assessment on all goodwill recognized in the consolidated financial statements be completed within six months of the statements adoption to determine if a transition impairment charge needs to be recognized. Management has performed the initial impairment assessment as of December 31, 2001, and determined that no impairment charge is warranted. The consolidated balance sheets and consolidated statements of income, presented herein disclose the identifiable intangible assets that were originally recognized separate from goodwill. Effective January 1, 2002, goodwill will no longer be amortized, however, identifiable intangible assets will continue to be amortized over the estimated useful lives. Amortization of identifiable intangible assets is estimated to be $4.4 million in 2002.

ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not anticipate that the adoption of this statement will have a significant effect on the Company's earnings or financial position.

ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and resolves accounting and implementation issues related to previous pronouncements. More specifically, it: (a) eliminates the allocation of goodwill to long-lived assets to be tested for impairment; and (b) details both a probability - weighted and primary asset approach to estimate cash flows in testing for impairment of a long-lived asset. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. Management does not anticipate that the adoption of this statement will have a significant effect on the Company's earnings or financial position.

INDEPENDENT AUDITORS' REPORT


[KPMG LLP LOGO]

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTH FORK BANCORPORATION, INC.


We have audited the accompanying consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows, changes in stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

New York, New York
February 26, 2002

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

    KPMG LLP, independent auditors, are engaged to audit the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and the independent auditors' report expresses their opinion as to the fair presentation, in all material respects, of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Their audit provides an objective assessment of the degree to which management meets its responsibility for financial reporting.

    The Board of Directors fulfills its oversight role for the financial statements through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets regularly with management, the internal auditors and the independent auditors, to discuss internal controls and accounting, auditing and financial reporting matters. The Audit Committee reviews and approves the scope of internal and external audits, as well as recommendations made with respect to internal controls by the independent and internal auditors and the various regulatory agencies. KPMG LLP and the internal auditors have direct access to the Audit Committee with or without management present.





/s/ JOHN ADAM KANAS                            /s/  DANIEL M. HEALY


JOHN ADAM KANAS                                DANIEL M. HEALY
Chairman, President                            Executive Vice President
and Chief Financial Officer                    and Chief Executive Officer