Form 10-K, Exhibit 13
period 2003-12-31
NORTH FORK BANCORPORATION INC
filed 2004-03-05
CIK 352510

Financial Statements

NORTH FORK BANCORPORATION, INC.

10	Selected Financial Data

12	Management’s Discussion and Analysis

38	Consolidated Statements of Income

39	Consolidated Balance Sheets

40	Consolidated Statements of Changes in Stockholders’ Equity

41	Consolidated Statements of Cash Flows

43	Consolidated Statements of Comprehensive Income

44	Notes to Consolidated Financial Statements

74	Independent Auditors’ Report

75	Report of Management

76	Corporate and Shareholder Information

Selected Financial Data

In this annual report, “the Company”, “North Fork”, “we”, “us”, and “our” refer to North Fork Bancorporation, Inc. and its subsidiaries. Selected financial data for each of the years in the five-year period ended December 31, 2003 are set forth below. Our consolidated financial statements and notes thereto as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 are included elsewhere in this annual report.

(in thousands, except ratios and per share amounts)	2003	2002	2001	2000	1999

Earnings Summary:
Interest Income (tax equivalent basis) (1)	$1,134,999	$1,211,582	$1,129,318	$1,087,137	$938,336
Interest Expense	294,746	347,560	443,921	500,662	422,267

Net Interest Income (tax equivalent basis) (1)	840,253	864,022	685,397	586,475	516,069
Less: Tax Equivalent Adjustment	24,739	22,244	19,438	14,537	8,753

Net Interest Income	815,514	841,778	665,959	571,938	507,316
Provision for Loan Losses	26,250	25,000	17,750	17,000	6,013

Net Interest Income after Provision for Loan Losses	789,264	816,778	648,209	554,938	501,303

Non-Interest Income	129,069	116,368	100,166	99,375	62,400
Securities Gains, net	15,762	4,517	8,729	3,138	13,578
Gain on Sale of Facilities, net	10,980	3,254	—	—	—
Non-Interest Expense	333,915	305,186	231,207	263,543	181,350
Debt Restructuring Costs	11,955	—	—	—	—
Amortization of Goodwill	—	—	19,815	17,937	5,930

Income Before Income Taxes	599,205	635,731	506,082	375,971	390,001
Provision for Income Taxes	202,840	218,838	174,598	141,206	140,480

Net Income	$396,365	$416,893	$331,484	$234,765	$249,521

Per Share:
Net Income — Basic	$2.63	$2.61	$2.08	$1.40	$1.53
Net Income — Diluted	2.60	2.58	2.05	1.39	1.52
Cash Dividends	1.11	1.01	.87	.72	.63
Book Value at December 31,	9.69	9.54	8.82	7.55	6.38
Market Price at December 31,	40.42	33.74	31.99	24.56	17.59

Balance Sheet Data at December 31,:
Total Assets	$20,961,641	$21,413,101	$17,232,103	$14,840,962	$13,676,156
Securities:
Available-for-Sale	7,128,542	8,555,892	5,043,557	3,467,663	3,682,210
Held-to-Maturity	190,285	307,878	709,965	1,090,677	1,351,504
Loans, net	12,345,273	11,369,139	10,399,691	9,394,713	7,897,688
Demand Deposits	4,080,134	3,417,534	2,702,753	2,025,249	1,558,044
Interest Bearing Deposits	11,035,981	9,774,996	8,600,553	7,143,946	6,083,519
Federal Funds Purchased & Collateralized Borrowings	3,221,154	5,401,000	3,692,182	4,004,147	4,559,200
Subordinated Debt	476,499	499,140	—	—	—
Capital Securities	259,244	268,926	244,364	244,339	199,314
Stockholders’ Equity	1,478,489	1,514,053	1,437,008	1,213,918	999,098

10	North Fork Bancorporation

(in thousands, except ratios and per share amounts)	2003	2002	2001	2000	1999

Average Balance Sheet Data:
Total Assets	$21,328,338	$18,856,792	$15,628,132	$14,577,966	$13,088,336
Securities	7,948,104	6,520,889	4,736,557	4,778,616	5,024,986
Loans, net	11,794,243	10,946,247	9,829,856	8,958,180	7,319,285
Total Deposits	14,166,580	12,165,896	10,009,868	8,784,258	7,688,185
Federal Funds Purchased & Collateralized Borrowings	4,524,192	4,214,834	3,736,820	4,064,995	3,809,188
Subordinated Debt	493,258	201,016	—	—	—
Capital Securities	269,078	252,117	244,352	238,327	199,302
Stockholders’ Equity	1,515,773	1,652,897	1,417,381	1,303,455	1,162,387

Selected Financial Ratios:
Return on Average Total Assets	1.86%	2.21%	2.12%	1.61%	1.91%
Return on Average Stockholders’ Equity (2)	26.52	25.72	23.95	17.54	21.69
Efficiency Ratio (3)	34.30	31.10	29.70	29.75	31.57
Net Interest Margin (1)	4.24	4.93	4.69	4.25	4.13
Dividend Payout Ratio	43	39	43	54	38
Average Stockholders’ Equity to Average Assets	7.11	8.77	9.07	8.94	8.88
Tier 1 Capital	10.49	11.43	11.82	12.38	13.70
Risk Adjusted Capital	15.53	16.77	12.81	13.40	14.95
Leverage Capital	6.47	6.46	7.68	7.62	8.57
Allowance for Loan Losses to Non-Performing Loans	920	941	709	601	493
Non-Performing Loans to Total Loans, net	.11	.11	.14	.16	.19
Non-Performing Assets to Total Assets	.07	.06	.09	.10	.12

Weighted Average Shares Outstanding:
Basic	150,869	159,773	159,563	167,214	162,992
Diluted	152,516	161,649	161,382	168,531	164,440

(1)	Interest income on a tax equivalent basis includes the additional amount of interest income that would have been earned if our investment in certain tax-exempt interest earning assets had been made in tax-exempt assets subject to federal, state and local income taxes yielding the same after-tax income.
(2)	Excludes the effect of accumulated other comprehensive income.
(3)	The efficiency ratio is used by the financial services industry to measure an organization’s operating efficiency. The efficiency ratio represents non-interest expense excluding debt restructuring costs, amortization of identifiable intangible assets and goodwill, and other non-recurring costs, to net interest income on a tax equivalent basis and non-interest income, excluding securities and facilities gains and other non-recurring items.

Annual Report 2003	11

Management’s Discussion and Analysis

RESULTS OF OPERATIONS

Overview

We are a $21 billion bank holding company incorporated in Delaware in 1980 and registered as a “bank holding company” under the Bank Holding Company Act. We are headquartered in Melville, New York, and our principal subsidiary, North Fork Bank, is a New York state chartered bank. North Fork Bank operates 175 retail banking branches in the New York Metropolitan area, including one branch in New Jersey. North Fork Bank’s assets and revenues represent approximately 95% of our consolidated assets and revenues. North Fork Bank provides banking and financial services to middle market and small businesses, local government units and retail customers in our service area. Our non-bank subsidiaries offer financial services such as asset management, trust, securities brokerage, and sales of annuity and mutual fund products. Our other bank subsidiary, Superior Savings of New England, N.A., is a nationally chartered bank, headquartered in Connecticut, that operates from two locations and focuses on gathering deposits throughout the northeast.
          We operate our business in a densely populated area comprising the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx, the four neighboring New York counties of Nassau, Suffolk, Westchester and Rockland, as well as Hudson County, New Jersey. This geographic area has a population exceeding 12 million people, representing over 4 million households and commercial banking deposits of approximately $400 billion. This competitively attractive environment provides multiple opportunities for a company such as ours to gain market share through internal growth, branch expansion and strategic acquisitions.
          We have consistently exceeded our banking industry peer group in almost every key operating measurement, including returns on average equity and average assets, net interest margin and efficiency, according to SNL Securities. The year ended December 31, 2003 was no exception.
          The recently announced proposed acquisitions of The Trust Company of New Jersey and GreenPoint Financial Corp. have positioned us to become a preeminent regional bank. Both transactions should be immediately accretive to earnings and should add to our tangible book value per share. Additional accomplishments achieved in 2003 are as follows:
          Business Accomplishments:
•	Repositioned the balance sheet to be consistent with the current economic environment.
(See “Management’s Discussion of Analysis — Net Interest Income” for further details.)
•	Strengthened our management team by adding 100 experienced retail bankers from competing institutions.
•	Continued the successful execution of our de novo branch expansion program. (Opened 9 new branches, including 4 in Manhattan.)
•	Solidified our reputation in the New York real estate market.
•	Achieved prominence as a small business and middle market lender.
•	Refined products and services by blending personal service with technology.
•	Entered New Jersey with the opening of a branch in Hoboken.
•	Positioned to take advantage of the mega-mergers in our market.
          Financial Highlights:
•	Commercial loan growth of 25%, while loans overall increased 9%.
•	Demand deposit growth of 19%, while core deposits increased 21%.
•	Maintained superior asset quality, with $13.3 million in non-performing loans (11 basis points of total loans).
•	Repurchased 7.8 million shares of our common stock at an average cost of $33.80.
•	Increased our quarterly cash dividend 11% to $.30 per share.
          On December 16, 2003, we entered into a definitive agreement to acquire The Trust Company of New Jersey (“TCNJ”) in an all stock transaction valued at $726 million. Under the terms of the agreement, in a tax-free exchange of shares, TCNJ shareholders will receive a fixed exchange ratio of one share of our common stock for each common share of TCNJ held.

12	North Fork Bancorporation

TCNJ is a New Jersey state chartered commercial bank and is the fourth largest commercial bank headquartered in New Jersey. TCNJ currently operates 94 retail bank branches, including 42 “in-store” supermarket branches, located principally in the affluent and densely populated northern New Jersey market. TCNJ recently closed 8 unprofitable “in-store” branches and announced its intention to close 20 additional “in-store” branches prior to the consummation of the merger. TCNJ will be merged with and into North Fork Bank. As of December 31, 2003, TCNJ reported $4.3 billion in total assets, $2.2 billion in loans and $3.3 billion in customer deposits. The transaction is expected to close during the second quarter of 2004, following receipt of all required regulatory approvals, TCNJ shareholder approval, and certain other customary closing conditions. This acquisition accelerates our efforts to expand in the New Jersey market, where we recently opened our first branch. On a pro forma combined basis, we would rank eighth in the state based on deposit market share.

          On February 15, 2004, we entered into a definitive agreement to acquire GreenPoint Financial Corp. (“GreenPoint”) in an all stock transaction valued at $6.3 billion. Under the terms of the agreement, in a tax-free exchange of shares, GreenPoint shareholders will receive a fixed exchange ratio of 1.0514 shares of North Fork common stock for each common share of GreenPoint. GreenPoint operates two primary businesses, a retail savings bank (GreenPoint Bank) and a national mortgage company (GreenPoint Mortgage Corp.). GreenPoint Bank is a New York state chartered savings bank and the second largest thrift in the Metropolitan New York area, where it operates 90 retail bank branches. GreenPoint Mortgage Corp., a wholly-owned subsidiary of GreenPoint Bank, is a national mortgage company headquartered in Novato, California. GreenPoint Mortgage Corp. originates a wide variety of “A” quality residential mortgage loans. Their product menu includes agency qualifying loans, Jumbo A mortgages and Specialty Alternative A mortgages. GreenPoint Mortgage Corp. reported loan originations of $39 billion in 2003 through 29 retail facilities located throughout the United States. Pursuant to the agreement, GreenPoint will merge with and into North Fork Bancorporation, Inc. and we intend to operate GreenPoint Bank as a wholly-owned subsidiary of our holding company. GreenPoint Mortgage Corp. will continue to operate as a subsidiary of GreenPoint Bank subsequent to the merger. As of December 31, 2003, GreenPoint reported $23 billion in total assets, $15 billion in loans and $12.5 billion in customer deposits. The transaction is expected to close in the third quarter of 2004, following receipt of all regulatory approvals and certain other customary closing conditions. The merger agreement is also subject to approval by the GreenPoint and North Fork shareholders.
          North Fork’s reported net income for 2003 was $396.4 million or diluted earnings per share of $2.60 as compared to $416.9 million or diluted earnings per share of $2.58 for 2002. The returns on average total assets and average stockholders’ equity for 2003 were 1.9% and 27%, respectively as compared to 2.2% and 26%, respectively for 2002.

Net Interest Income

Net interest income is the difference between interest income earned on assets, such as loans and securities and interest expense paid on liabilities, such as deposits and borrowings. It constituted 84% of total revenue during 2003. Net interest income is affected by the level and composition of assets, liabilities and equity, as well as the general level of interest rates and changes in interest rates.
          Net interest margin is determined by dividing tax equivalent net interest income by average interest-earning assets. The interest rate spread is the difference between the average equivalent yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The net interest margin is generally greater than the interest rate spread due to the additional income earned on those assets funded by non-interest-bearing liabilities, primarily demand deposits, and stockholders’ equity.

Annual Report 2003	13

Management’s Discussion and Analysis continued

          The following table presents an analysis of net interest income by each major category of interest earning assets and interest-bearing liabilities for the years ended December 31,

	2003			2002			2001
	Average		Average	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Securities (1)	$7,948,104	$343,498	4.32%	$6,520,889	$408,383	6.26%	$4,736,557	$344,520	7.27%
Loans, net (2)	11,794,243	790,688	6.70	10,946,247	802,232	7.33	9,829,856	782,248	7.96
Money Market Investments	64,505	813	1.26	47,112	967	2.05	60,180	2,550	4.24

Total Interest Earning Assets	19,806,852	1,134,999	5.73%	17,514,248	1,211,582	6.92%	14,626,593	1,129,318	7.72%

Non-Interest Earning Assets:
Cash and Due from Banks	441,839			360,937			287,933
Other Assets (1)	1,079,647			981,607			713,606

Total Assets	$21,328,338			$18,856,792			$15,628,132

Interest Bearing Liabilities:
Savings, NOW & Money Market Deposits	$7,527,161	$58,008	.77%	$6,025,278	$63,133	1.05%	$4,616,796	$80,102	1.74%
Time Deposits	2,961,129	54,127	1.83	3,220,899	83,183	2.58	3,252,655	153,111	4.71

Total Savings and Time Deposits	10,488,290	112,135	1.07	9,246,177	146,316	1.58	7,869,451	233,213	2.96
Federal Funds Purchased & Securities Sold Under Agreements to Repurchase	3,206,932	89,623	2.79	2,664,834	96,889	3.64	2,111,724	104,098	4.93
Federal Home Loan Bank Advances	1,317,260	61,101	4.64	1,550,000	77,767	5.02	1,625,096	86,050	5.30
Subordinated Debt	493,258	23,611	4.79	201,016	11,558	5.75	—	—	—
Capital Securities	269,078	8,276	3.08	252,117	15,030	5.96	244,352	20,560	8.41

Total Borrowings	5,286,528	182,611	3.45	4,667,967	201,244	4.31	3,981,172	210,708	5.29

Total Interest Bearing Liabilities	15,774,818	294,746	1.87	13,914,144	347,560	2.50	11,850,623	443,921	3.75

Interest Rate Spread			3.86%			4.42%			3.97%

Non-Interest Bearing Liabilities:
Demand Deposits	3,678,290			2,919,719			2,140,417
Other Liabilities	359,457			370,032			219,711

Total Liabilities	19,812,565			17,203,895			14,210,751
Stockholders’ Equity	1,515,773			1,652,897			1,417,381

Total Liabilities and Stockholders’ Equity	$21,328,338			$18,856,792			$15,628,132

Net Interest Income and Net Interest Margin (3)		840,253	4.24%		864,022	4.93%		685,397	4.69%
Less: Tax Equivalent Adjustment		(24,739)			(22,244)			(19,438)

Net Interest Income		$815,514			$841,778			$665,959

(1)	Unrealized gains/(losses) on available-for-sale securities are included in other assets.
(2)	For purposes of these computations, non-accrual loans are included in loans, net.
(3)	Interest income on a tax equivalent basis includes the additional amount of income that would have been earned if investment in tax exempt money market investments and securities, state and municipal obligations, non-taxable loans, equity and debt securities, and U.S. Treasuries had been made in securities and loans subject to Federal, State, and Local income taxes yielding the same after tax income. The tax equivalent amount for $1.00 of those aforementioned categories was $1.77, $1.66, $1.55, $1.23 and $1.08 during 2003; $1.77, $1.67, $1.55, $1.23 and $1.10 during 2002; and $1.77, $1.62, $1.55, $1.24 and $1.03 during 2001.

14	North Fork Bancorporation

          The following table highlights the relative impact on tax equivalent net interest income brought about by changes in average interest earning assets and interest bearing liabilities as well as changes in average rates on such assets and liabilities. Due to the numerous simultaneous volume and rate changes during the periods analyzed, it is not possible to precisely allocate changes due to volume or rate. For presentation purposes, changes which are not solely due to volume changes or rate changes have been allocated to these categories based on the respective percentage changes in average volume and average rates as they compare to each other.

Years Ended December 31,	2003 vs. 2002			2002 vs. 2001
(in thousands)	Change In			Change In
	Average	Average	Net Interest	Average	Average	Net Interest
	Volume	Rate	Income	Volume	Rate	Income

Interest Income from Earning Assets:
Securities	$78,260	$(143,145)	$(64,885)	$115,343	$(51,480)	$63,863
Loans, net	59,626	(71,170)	(11,544)	84,700	(64,716)	19,984
Money Market Investments	290	(444)	(154)	(469)	(1,114)	(1,583)

Total Interest Income	138,176	(214,759)	(76,583)	199,574	(117,310)	82,264

Interest Expense on Liabilities:
Savings, NOW & Money Market Deposits	$13,716	$(18,841)	$(5,125)	$20,226	$(37,195)	$(16,969)
Time Deposits	(6,360)	(22,696)	(29,056)	(2,249)	(67,679)	(69,928)
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	17,324	(24,590)	(7,266)	23,851	(31,060)	(7,209)
Federal Home Loan Bank Advances	(14,296)	(2,370)	(16,666)	(5,767)	(2,516)	(8,283)
Subordinated Debt	14,280	(2,227)	12,053	11,558	—	11,558
Capital Securities	952	(7,706)	(6,754)	635	(6,165)	(5,530)

Total Interest Expense	25,616	(78,430)	(52,814)	48,254	(144,615)	(96,361)

Net Change in Net Interest Income	$112,560	$(136,329)	$(23,769)	$151,320	$27,305	$178,625

          The following table summarizes the quarterly net interest margin for 2003 and 2002.

	2003				2002
	4th	3rd	2nd	1st	4th	3rd	2nd	1st
	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr

Interest Earning Assets:
Securities	4.29%	3.84%	4.14%	4.96%	5.45%	6.10%	6.72%	7.20%
Loans, net	6.47	6.62	6.73	7.02	7.12	7.26	7.42	7.54
Money Market Investments	.93	1.34	1.54	1.77	1.96	2.51	2.13	1.79

Total Interest Earning Assets	5.64%	5.56%	5.60%	6.12%	6.42%	6.81%	7.16%	7.40%

Interest Bearing Liabilities:
Total Savings and Time Deposits	.95%	1.01%	1.12%	1.22%	1.30%	1.51%	1.63%	1.92%
Total Borrowings	3.71	3.29	3.30	3.58	3.89	4.18	4.69	4.76

Total Interest Bearing Liabilities	1.65%	1.67%	1.97%	2.15%	2.29%	2.44%	2.55%	2.78%

Interest Rate Spread	3.99%	3.89%	3.63%	3.97%	4.13%	4.37%	4.61%	4.62%
Net Interest Margin	4.39	4.23	4.00	4.36	4.58	4.87	5.18	5.19

Annual Report 2003	15

Management’s Discussion and Analysis continued

          During 2003, net interest income declined $26.3 million from 2002 and the net interest margin declined 69 basis points from 4.93% to 4.24%. The impact of declining market rates in the first half of 2002 had a positive effect on our net interest margin, as our liabilities repriced at an accelerated pace. From the latter half of 2002 through May 2003, we implemented a strategy to leverage our excess capital by adding approximately $3 billion in mortgage-backed securities funded principally with short-term borrowings and $500 million in subordinated debt proceeds. This decision capitalized on the prevailing interest rate environment and attractive spreads between these assets and liabilities, increasing our net interest income. However, the sustained nature of the lowest interest rate environment experienced in over 40 years led to an accelerated contraction of our net interest margin during the second quarter of 2003. This was due primarily to accelerated prepayment rates experienced in all earning asset categories and the impact of replacing these earning assets with new origination volumes at lower interest rates. In June 2003, the prospect of a near term economic recovery coupled with the historically low returns on reinvestment opportunities led us to reevaluate our capital management strategy. To improve our net interest margin, strengthen our interest rate risk profile, we revised our capital management strategy and repositioned our balance sheet by reducing our securities portfolio by approximately $3 billion from an interim period high through $1.1 billion in sales, at a net gain of $0.4 million, and portfolio cash flows. The securities proceeds received during the third quarter 2003 were used to reduce short-term borrowings. During June and July 2003, we also restructured $1 billion in longer-term borrowings as follows: (a) $300 million of variable rate term-borrowings were prepaid and their underlying pay fixed swaps maturing in 2004 were canceled, resulting in a $6.6 million charge; (b) $200 million of fixed rate term-borrowings maturing in 2004 were prepaid, resulting in a $5.3 million charge; and (c) $500 million of Subordinated Debt and $45 million of 8.17% Capital Securities were converted from fixed rates to floating rates using interest rate swaps (See “Notes to Consolidated Financial Statements — Note 17 — Derivative Financial Instruments” for additional information). Our balance sheet repositioning strategy was completed during the third quarter 2003 and, as depicted in the quarterly net interest margin table above, it directly led to an improved net interest margin for the second half of 2003. In addition, as part of this plan, the Board of Directors approved an increase in our share repurchase program, authorizing the repurchase of up to 8 million shares, or 5% of the shares outstanding (See “Management’s Discussion & Analysis — Capital” for further details).
          Interest income during 2003 declined $79.1 million to $1.1 billion compared to the prior year. During this same period, the yield on average interest earning assets declined 119 basis points from 6.92% to 5.73%.
          Loans averaged $11.8 billion for 2003 representing an increase of $848 million or 8% from 2002, while yields declined 63 basis points to 6.70%. This compression in yields offset the positive effects of higher loan balances during these periods. Factors contributing to the overall decline in yields included new originations and refinancing activity at lower market interest rates, increased prepayment levels, and adjustable rate loans resetting downward. Loan growth has been concentrated in higher yielding commercial loans and commercial mortgages, generating core commercial deposit growth and reducing our exposure to rising interest rates. We have experienced loan growth in all categories, with the exception of residential mortgages. Due to historically low market interest rates, fixed rate residential mortgage origination and refinancing activity was strong during 2003. To lessen our exposure to rising interest rates, we have sold substantially all fixed rate originations into the secondary market. Origination and refinance activity has moderated during the early part of 2004. As of December 31, 2003, the loans-to-deposits ratio was 82%, demonstrating that sufficient liquidity exists to fund further loan growth with deposits. Loan growth, exclusive of pending acquisitions, for 2004 should approximate the prior year’s growth rate.
          Securities averaged $7.9 billion for 2003, representing a $1.4 billion increase from the prior year, as yields declined 194 basis points to 4.32%. Portfolio yields and interest income were negatively impacted as cash flows and purchases were invested at lower market rates. To mitigate extension risk, we purchased short duration securities that by their nature have lower yields. Additionally, yields and income were negatively impacted by a significant increase in prepayment activity, which shortened the anticipated lives and accelerated premium amortization. Net premium amortization reduced security yields by 98 basis points in 2003 compared to 15 basis points in 2002. As market interest rates continue to stabilize or rise in the future, prepayment activity should decline, extending the anticipated lives of mortgage backed securities and reducing related premium amortization. These factors should have a positive effect on portfolio yields, the net interest margin and net income in the near term.

16	North Fork Bancorporation

          Average interest bearing liabilities rose $1.9 billion to $15.8 billion, while overall funding costs declined 63 basis points to 1.87% during 2003. The negative effects of lower asset yields were partially offset by a decrease in our cost of funds, resulting from the repricing of short-term borrowed funds, lower year over year deposit rates and continued improvement in the overall mix of interest bearing liabilities, with substantial growth in low or no cost customer deposits.
          Average demand deposits grew $759 million or 26% to $3.7 billion in 2003. Total demand deposits contributed 52 basis points to our net interest margin this year compared to 60 basis points in 2002. At year end, demand deposits represented 27% of total deposits. Average Savings, NOW and Money Market deposits increased $1.5 billion or 25% to $7.5 billion, while the corresponding cost of funds declined 28 basis points to 0.77%. Core deposits have traditionally provided us with a low cost funding source, from which our net interest margin and income have benefitted. The benefits of growing core deposits have been mitigated by the sustained low interest rate environment. However, these deposits have enhanced the value of our franchise and should further enhance net interest income and the margin in the eventuality of rising interest rates. Average time deposits and their related cost declined $260 million and 75 basis points from the prior year. We believe that certain time deposit customers are only attracted by rate and not customer service. We do not actively compete in our market for these time deposits since their average cost is significantly higher than our average core deposit cost.
          Average total borrowings rose $618.6 million to $5.3 billion in 2003, while the related cost declined 86 basis points to 3.45%, principally due to current market rates. At December 31, 2003, collateralized borrowings (repurchase agreements and FHLB advances) maturing or repricing in less than one year totaled $1.3 billion and had a weighted average cost of 1.43%. Collateralized borrowings with a weighted average maturity of 3.4 years totaled $1.7 billion and had a weighted average cost of 5.5%. Certain collateralized borrowings have their costs fixed through the use of interest rate swaps, increasing interest expense by approximately $23.9 million and $32.8 million in 2003 and 2002, respectively. In June 2003, $850 million of these interest rate swaps and related borrowings matured, while an additional $300 million in swaps, with 2004 maturity dates, were canceled and the underlying borrowings repaid (See “Notes to Consolidated Financial Statements — Note 17 — Derivative Financial Instruments” for additional information).
          Also contributing to the increase in average total borrowings was the issuance of $500 million in Subordinated Debt in August 2002 with an original weighted average cost of 5.79%. During 2003, we used interest rate swaps to convert this debt from fixed rates to floating rates indexed to three-month LIBOR, lowering interest expense by approximately $5.3 million. In June 2002, interest rate swaps were used to convert $200 million in Capital Securities from fixed rates to floating rates indexed to three-month LIBOR. In July 2003, we used interest rate swaps to convert the remaining $45 million of Capital Securities from fixed rates to floating rates, indexed to three-month LIBOR. During 2003 and 2002, the Capital Securities swaps decreased interest expense by approximately $12.3 million and $5.5 million, respectively. (See “Notes to Consolidated Financial Statements — Note 17 — Derivative Financial Instruments” for additional information).
          We believe that future net interest income, margin trends and earnings per share trends will continue to be dependent on loan demand, deposit growth, the timing and extent of future share repurchases, the movement in market interest rates, future trends in the overall economy and the financial impact of the TCNJ and GreenPoint acquisitions (See “Notes to Consolidated Financial Statements — Note 2 — Business Combinations” for additional information).

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
          The evaluation process for determining the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses is undertaken on a quarterly basis, but may increase in frequency should conditions arise that would require our prompt attention. Conditions giving rise to such action are business combinations or other acquisitions or dispositions of large quantities of loans, dispositions of non-performing and marginally performing loans by bulk sale or any development which may indicate an adverse trend.

Annual Report 2003	17

Management’s Discussion and Analysis continued

          Recognition is also given to the changed risk profile resulting from previous business combinations, customer knowledge, results of ongoing credit-quality monitoring processes and the cyclical nature of economic and business conditions. An important consideration is our concentration of real estate related loans located in the New York Metropolitan area.
          The methodology employed for assessing the appropriateness of the allowance consists of the following criteria:
•	Establishment of reserve amounts for specifically identified criticized loans, including those arising from business combinations and those designated as requiring special attention by our internal loan review program, bank regulatory examinations or our external auditors.
•	Application of an average loss experience factor to smaller balance homogenous types of loans (residential mortgages and consumer loans) not subject to specific review.
•	An allocation to the remaining loans giving effect to historical loss experience, cyclical trends and current economic conditions.
          The initial allocation or specific-allowance methodology commences with loan officers and underwriters grading the quality of their loans on a risk classification scale ranging from 1 – 8. Loans identified as below investment grade are referred to our independent Loan Review Department (“LRD”) for further analysis and identification of those factors that may ultimately affect the full recovery or collectibility of principal and/or interest. These loans are subject to continuous review and monitoring while they remain in a criticized category. Additionally, LRD is responsible for performing periodic reviews of the loan portfolio independent from the identification process employed by loan officers and underwriters. Loans that fall into criticized categories are further evaluated for impairment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan”. The portion of the allowance allocated to impaired loans is based on the the most appropriate of the following measures: discounted cash flows from the loan using the loan’s effective interest rate, the fair value of the collateral for collateral dependent loans, or the observable market price of the impaired loan.
          The second allocation or loss experience factor approach, which applies to smaller balance homogenous loans (residential mortgages and consumer loans) is made by applying the average loss experience factor to the outstanding balance in each loan category.
          The final allocation applies a loss experience factor to all loans which have not been specifically reviewed for impairment or which were not analyzed as part of a homogenous portfolio. It gives recognition to our historical loss experience with such loans, as well as that of acquired businesses, business cycle changes and the real estate components of loans. These factors are reviewed on a quarterly basis with senior lenders to ensure that the factors are reflective of trends or changes in the business environment and our markets.
          Other evidentiary matter used to evaluate the adequacy of the allowance for loan losses is the amount and trend of criticized loans, results of regulatory examinations, peer group comparisons and economic data associated with the relevant markets, specifically the local real estate market. Since many loans depend upon the sufficiency of collateral, any adverse trend in the real estate markets could seriously affect underlying values available to protect us from loss. This information may lead management to consider that the overall allowance level should be greater than the amount determined by the allocation process described above.

18	North Fork Bancorporation

          The following table presents the allocation of the allowance for loan losses and the related percentage of loans in each category to total loans.

		%		%		%		%		%
		of Loans		of Loans		of Loans		of Loans		of Loans
	2003	to Total	2002	to Total	2001	to Total	2000	to Total	1999	to Total
(dollars in thousands)	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans

Multi-Family Mortgages	$9,162	29%	$9,093	32%	$8,577	33%	$8,292	35%	$7,172	36%
Residential Mortgages	15,039	20	16,592	22	17,741	26	17,721	28	15,552	28
Commercial Mortgages	28,583	23	22,625	19	23,588	17	20,704	16	21,083	17
Commercial	33,719	17	29,489	16	22,710	14	15,951	11	8,990	9
Consumer	22,134	9	20,537	9	17,525	8	15,564	8	14,293	9
Construction and Land	6,234	2	6,273	2	5,535	2	4,226	2	2,182	1
Unallocated	7,862	—	10,386	—	8,125	—	7,195	—	5,253	—

Total	$122,733	100%	$114,995	100%	$103,801	100%	$89,653	100%	$74,525	100%

          Based upon the process employed and giving recognition to all attendant factors associated with the loan portfolio, the allowance for loan losses at December 31, 2003 is considered to be adequate.

          The provision for loan losses totaled $26.3 million for 2003, an increase of $1.3 million when compared to $25.0 million for 2002. The allowance for loan losses increased by $7.7 million to $122.7 million when compared to 2002. The increases in both the provision and the allowance for loan losses are consistent with the overall growth in the loan portfolio and the aforementioned provisioning policy. The allowance for loan losses as a percentage of total loans was 99 basis points at December 31, 2003, and 101 basis points at December 31, 2002.

Annual Report 2003	19

Management’s Discussion and Analysis continued

          Transactions in the Allowance for Loan Losses are summarized as follows for the years ended December 31,

(dollars in thousands)	2003	2002	2001	2000	1999

Loans, net:
Average Balance	$11,794,243	$10,946,247	$9,829,856	$8,958,180	$7,319,285
End of Year	12,345,273	11,369,139	10,399,691	9,394,713	7,897,688

Analysis of Allowance for Loan Losses:
Balance at Beginning of Year	$114,995	$103,801	$89,653	$74,525	$77,683

Loans Charged-Off:
Consumer	14,701	14,794	13,626	13,209	9,758
Commercial	11,783	4,893	3,581	3,349	2,382
Commercial Mortgages	35	1,023	535	350	1,104
Residential Mortgages	102	567	509	665	1,012
Multi-Family Mortgages	13	16	2	29	109
Construction and Land	—	—	—	—	—

Total Charge-Offs	26,634	21,293	18,253	17,602	14,365

Recoveries of Loans Charged-Off:
Consumer	6,181	6,295	6,263	5,454	3,218
Commercial	1,431	1,120	1,139	918	1,151
Commercial Mortgages	293	37	137	124	690
Residential Mortgages	208	33	126	77	105
Multi-Family Mortgages	9	2	—	88	30
Construction and Land	—	—	88	—	—

Total Recoveries	8,122	7,487	7,753	6,661	5,194

Net Loans Charged-Off	18,512	13,806	10,500	10,941	9,171
Provision for Loan Losses	26,250	25,000	17,750	17,000	6,013
Net Merger Activity	—	—	6,898	9,069	—

Balance at End of Year	$122,733	$114,995	$103,801	$89,653	$74,525

Net Charge-Offs to Average Loans	.16%	.13%	.11%	.12%	.13%

Allowance for Loan Losses to Non-performing Loans	920%	941%	709%	601%	493%

Non-Interest Income

Non-Interest Income, exclusive of securities and facilities gains, increased $12.7 million or 11% to $129.1 million compared to $116.4 million in 2002. Contributing to this growth was a $5.2 million improvement in customer related fees and service charges to $82.4 million resulting from continued growth in core deposits, expansion of both our retail and commercial customer base and a broadened use of fee based services. Mortgage banking income increased $3.2 million or 47%, as we benefited from record origination, refinancing activity and increased sales volume into the secondary market. Check cashing fees rose $1.8 million resulting from the addition of seven new stores during the first quarter of 2003. Other operating income increased $5.5 million compared to last year due, in part, to trading gains of $2.4 million from the sale of treasury securities that were held in our trading portfolio. Growth in other income was partially offset by a $3.0 million decline in investment management, commissions and trust fees reflecting decreased customer demand for mutual funds and annuity products. We also recognized facility gains of $11 million (one vacated facility totaled $9.1 million).
          Securities gains recognized during 2003 were $15.8 million as compared to $4.5 million in 2002. Gains recognized were derived principally from the sale of mortgage backed securities and certain debt and equity securities.

20	North Fork Bancorporation

Non-Interest Expense

Non-interest expense, exclusive of debt restructuring costs, increased $28.7 million or 9.4% to $333.9 million. Contributing to the increase was an additional $17.2 million in employee compensation and benefits and $11.0 million in occupancy and equipment costs. Employee compensation and benefits rose 9.9% due to the hiring of additional employees to support new business initiatives, including de novo branches, increased health insurance and pension costs and growth in incentive based compensation linked to deposit and fee income generation. Total incentive based compensation represented approximately 30% of total employee compensation and benefits in 2003. Increases in occupancy and equipment costs are due to the opening of new branches, investments in existing facilities, technology upgrades, the implementation of new business initiatives and support systems. We have made, and will continue to make, significant investments in technology and delivery channels to provide our customers with a wide array of easy to use and competitively priced products and services. During 2003, we invested approximately $15 million in facilities and $21 million in technology and equipment. Debt restructuring costs of $12.0 million were incurred in 2003 as a result of our decision to prepay certain term borrowings and cancel related interest rate swaps. (See “Notes to Financial Statements — Note 17 — Derivative Financial Instrument” for further details).
          The efficiency ratio is used by the financial services industry to measure an organization’s operating efficiency. The efficiency ratio represents non-interest expense, excluding debt restructuring costs and other non-recurring items, to net interest income on a tax equivalent basis and non-interest income, excluding facilities and securities gains and other non-recurring items. The efficiency ratio was 34.30% in 2003, as compared to 31.10% in 2002.

Income Taxes

Our effective tax rate for 2003 was 33.9% as compared to 34.4% for 2002. Management anticipates that the effective tax rate in 2004 will approximate 2003 levels (See “Notes to Consolidated Financial Statements — Note 12 — Income Taxes” for additional information).

FINANCIAL CONDITION

Loan Portfolio

The following table represents the components of the loan portfolio at December 31,

(dollars in thousands)	2003		2002		2001		2000		1999

Multi-Family Mortgages	$3,634,533	29%	$3,640,039	32%	$3,414,209	33%	$3,316,894	35%	$2,827,272	36%
Commercial Mortgages	2,814,103	23	2,194,092	19	1,766,991	17	1,503,795	16	1,327,001	17
Residential Mortgages	2,403,306	20	2,507,388	22	2,647,190	26	2,634,030	28	2,221,779	28
Commercial	2,145,798	17	1,776,419	16	1,487,819	14	1,035,071	11	697,763	9
Consumer	1,095,529	9	1,040,490	9	876,241	8	778,218	8	752,256	9
Construction and Land	283,243	2	232,227	2	221,381	2	141,754	2	87,257	1

Total	$12,376,512	100%	$11,390,655	100%	$10,413,831	100%	$9,409,762	100%	$7,913,328	100%
Less:
Unearned Income & Deferred Costs	31,239		21,516		14,140		15,049		15,640

Loans, net	$12,345,273		$11,369,139		$10,399,691		$9,394,713		$7,897,688

Annual Report 2003	21

Management’s Discussion and Analysis continued

          Loans increased $976 million or 9% to $12.3 billion during 2003 compared to $11.4 billion during 2002. We experienced strong loan demand in 2003 despite a slow paced growth in the local economy. The commercial and commercial mortgage portfolios, which increased $989 million or 25% during 2003, have benefited from our expanded presence in the New York City market, our small business lending initiatives, and robust equipment and lease financing activity. We focus on these higher yielding and interest rate sensitive loans that also generate core deposit relationships. Multi-Family loan growth has been negatively impacted by our decision not to compete with the more liberal underwriting terms and rate structures offered by certain competitors, as we maintain rigorous underwriting standards. Residential mortgages declined, despite record origination volumes, as the majority of fixed rate originations have been sold into the secondary market, generating additional mortgage banking income. Consumer loans have benefited from the expansion of the geographic footprint of our automobile financing activities. We believe that organic loan growth for 2004 will be consistent with 2003 levels.

          We extend loans almost exclusively within the New York Metropolitan area, and do not participate in nationally syndicated loan arrangements. Mortgage loans are secured by real estate in the New York Metropolitan area. The segments of the real estate portfolio are diversified in terms of risk and repayment sources. The underlying collateral includes multi-family apartment buildings, residential 1 - 4 family homes and owner occupied/non-owner occupied commercial properties. The risks inherent in these portfolios are dependent on both regional and general economic stability, which affect property values, and our borrowers’ financial well being and creditworthiness.
          The risk inherent in the mortgage portfolio is minimized by prudent underwriting standards and diversification in loan collateral type and location. Multi-family mortgages, collateralized by various types of apartment complexes located in the New York Metropolitan area, are dependent largely on sufficient rental income to cover operating expenses. They may be affected by rent control or rent stabilization regulations, which could impact future cash flows of the property. Most multi-family mortgages do not fully amortize; therefore, the principal outstanding is not significantly reduced prior to contractual maturity. Residential mortgages represent first liens on owner occupied 1 - 4 family residences located primarily in our market area. Commercial mortgages are secured by professional office buildings, retail stores, shopping centers and industrial developments.
          Real estate underwriting standards include various limits on loan-to-value ratios based on property types, real estate location, property condition, quality of the organization managing the property, and the borrower’s creditworthiness. They also include the viability of the project including occupancy rates, tenants and lease terms. Additionally, underwriting standards require appraisals, periodic property inspections and ongoing monitoring of operating results.
          Commercial loans are made to small and medium sized businesses and loans collateralized by security interests in lease finance receivables. The commercial mortgage and commercial loan portfolios contain no foreign loans to developing countries (“LDC”). Consumer loans consist primarily of new and used automobile loans originated through a network of automobile dealers. The credit risk in auto lending is dependent on the borrower’s creditworthiness and collateral values. The average consumer loan is generally between $15 - $25 thousand and has a contractual life of approximately 60 months. The consumer loan portfolio does not contain higher risk credit card or sub prime loans. Land loans are used to finance the acquisition of vacant land for future residential and commercial development. Construction loans finance the building and rehabilitation of residential and multi-family projects, and to a lesser extent, commercial developments. The construction and land development portfolios do not contain any high-risk equity participation loans (“AD&C” loans).
          We are selective in originating loans, emphasizing conservative lending practices and fostering customer deposit relationships. Our success in attracting new customers while leveraging our existing customer base, coupled with over-consolidation within our market area and the current interest rate environment have contributed to sustained loan demand.
          We periodically monitor our underwriting standards to ensure that the quality of the loan portfolio and commitment pipeline is not jeopardized by unrealistic loan to value ratios or debt service levels. To date, there has been no deterioration in the performance or risk characteristics of our real estate loan portfolio.

22	North Fork Bancorporation

          Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of property acquired through foreclosure or deed in lieu of foreclosure. The components of non-performing assets are detailed below:

(dollars in thousands)	2003	2002	2001	2000	1999

Loans Ninety Days Past Due and Still Accruing	$2,268	$4,438	$4,146	$5,777	$6,130
Non-Accrual Loans	11,072	7,778	10,490	9,144	8,998

Non-Performing Loans	13,340	12,216	14,636	14,921	15,128
Other Real Estate	313	295	315	499	787

Non-Performing Assets	$13,653	$12,511	$14,951	$15,420	$15,915

Restructured Accruing Loans	$—	$—	$—	$—	$—

Allowance for Loan Losses to Non-Performing Loans	920%	941%	709%	601%	493%
Allowance for Loan Losses to Total Loans, net	.99	1.01	1.00	.95	.94
Non-Performing Loans to Total Loans, net	.11	.11	.14	.16	.19
Non-Performing Assets to Total Assets	.07	.06	.09	.10	.12

          Future levels of non-performing assets will be influenced by prevailing economic conditions and the impact of those conditions on our customers, prevailing interest rates, unemployment rates, property values and other internal and external factors.

          The following are approximate contractual maturities and sensitivities to changes in interest rates of certain loans, exclusive of non-commercial real estate mortgages, consumer and non-accrual loans as of December 31, 2003:

		Due After
		One But
	Due Within	Within Five	Due After
(in thousands)	One Year	Years	Five Years	Total

Types of Loans:
Multi-Family Mortgages	$487,120	$1,050,360	$2,097,053	$3,634,533
Commercial Mortgages	1,229,970	764,641	818,935	2,813,546
Commercial	1,263,832	853,536	23,855	2,141,223
Construction & Land	230,399	52,845	—	283,244

Total	$3,211,321	$2,721,382	$2,939,843	$8,872,546

Rate Provisions:
Amounts with Fixed Interest Rates	$219,481	$2,408,638	$2,893,443	$5,521,562
Amounts with Adjustable Interest Rates	2,991,840	312,744	46,400	3,350,984

Total	$3,211,321	$2,721,382	$2,939,843	$8,872,546

Annual Report 2003	23

Management’s Discussion and Analysis continued

Securities

The tables that follow depict the amortized cost, contractual maturities and approximate weighted average yields (on a tax equivalent basis) of the available-for-sale and held-to-maturity securities portfolios at December 31, 2003:

Available-for-Sale (1)

					U.S.
	U.S.		State &		Government
(dollars in thousands)	Treasury		Municipal		Agencies'		Other
Maturity	Securities	Yield	Obligations	Yield	Obligations	Yield	Securities	Yield	Total	Yield

Within 1 Year	$2,998	.96%	$452,325	2.03%	$—	—%	$20,000	6.59%	$475,323	2.22%
After 1 But Within 5 Years	49,725	1.55	90,508	7.05	—	—	47,464	5.36	187,697	5.17
After 5 But Within 10 Years	1,678	7.54	107,372	6.66	2,310	8.52	64,004	8.22	175,364	7.26
After 10 Years	1,349	9.04	50,102	7.19	—	—	402,646	5.43	454,097	5.63

Subtotal	55,750	1.88%	700,307	3.76%	2,310	8.52%	534,114	5.80%	1,292,481	4.53%
Agency Pass-Through Certificates									1,240,897	4.58%
Collateralized Mortgage Obligations									4,407,210	4.39
Equity Securities									178,024	2.96

Total Securities	$55,750	1.88%	$700,307	3.76%	$2,310	8.52%	$534,114	5.80%	$7,118,612	4.41%

(1)	Unrealized gains/(losses) have been excluded for presentation purposes.

Held-to-Maturity

	State &
(dollars in thousands)	Municipal		Other
Maturity	Obligations	Yield	Securities	Yield	Total	Yield

Within 1 Year	$8,788	7.07%	$3,000	7.50%	$11,788	7.18%
After 1 But Within 5 Years	18,468	6.82	5,974	5.90	24,442	6.60
After 5 But Within 10 Years	13,304	7.46	6,431	4.59	19,735	6.52
After 10 Years	14,172	7.22	—	—	14,172	7.22

Subtotal	54,732	7.12%	15,405	5.66%	70,137	6.80%
Agency Pass-Through Certificates					81,759	4.17
Collateralized Mortgage Obligations					38,389	5.06

Total Securities	$54,732	7.12%	$15,405	5.66%	$190,285	5.32%

          The following table shows the total securities portfolio composition based on the financial statement carrying amount at December 31,

(in thousands)	2003	2002

Collateralized Mortgage Obligations	$4,424,868	$6,955,950
Agency Pass-Through Certificates	1,328,753	635,410
State & Municipal Obligations	761,747	435,486
Equity Securities	186,612	259,092
U.S. Treasury & Government Agencies	58,090	67,544
Other Securities	558,757	510,288

Total Securities	$7,318,827	$8,863,770

24	North Fork Bancorporation

          During 2003, we repositioned our balance sheet to change its interest rate risk profile by reducing the securities portfolio and related borrowings (See “Management’s Discussion and Analysis — Net Interest Income” section). This decision reduced exposure to extension risk and the potential for significant unrealized losses in a rising interest rate environment. The portfolio was reduced from its interim period high by approximately $3.0 billion, of which $1.1 billion was accomplished through sales and the remainder through portfolio cash flows.
          At December 31, 2003, Mortgage Backed Securities (“MBS”) represented 79% of total securities, providing continuous sources of cash flow that are affected by changes in interest rates. MBS’s represent pass-through certificates guaranteed by GNMA, FHLMC or FNMA and collateralized mortgage-backed obligations (“CMO’s”) backed by government agency pass-through certificates or whole loans. CMO’s, by virtue of the underlying collateral or structure, are AAA rated and conservative current pay sequentials or PAC structures.
          Our strategy for managing the current MBS portfolio is to maintain a short weighted average life and duration. This short average life provides us with cash flows to proactively manage as market conditions change. Cash flows may be reinvested in securities at current market rates, utilized to pay off short term borrowings, and/or fund loan growth. The weighted average life and duration of the MBS portfolio was 3.3 and 3.2 years, respectively at December 31, 2003.
          The yield and fair value of securities, specifically the MBS portfolio, are impacted by changes in market interest rates and related prepayment activity. Given our current portfolio composition, related prepayment activity should decrease in a rising interest rate environment, extending the portfolio’s weighted average life. Accordingly, net premiums on the portfolio would be amortized into income over a longer period of time, generating increased MBS portfolio yields and net interest income. Conversely, the opposite would occur in a declining interest rate environment. At December 31, 2003, net premiums represented approximately 1% of the outstanding balance of MBS’s.
          Municipal securities represent a combination of short term debentures issued by local municipalities (purchased as part of a strategy to expand relationships with these governmental entities) and highly rated obligations of New York State and related authorities. Equity securities held in the available-for-sale portfolio include Federal Home Loan Bank common stock, and common and preferred stock of certain publicly traded companies. Other securities held in the available-for-sale portfolio include capital securities (trust preferred securities) of certain financial institutions and corporate bonds.
          When purchasing securities, we consider the overall interest-rate risk profile as well as the adequacy of expected returns relative to risks assumed, including prepayments. In managing the securities portfolio, we may sell securities as a result of changes in interest rates and spreads, actual or anticipated prepayments, credit risk associated with a particular security, and/or following the completion of a business combination.

Deposits

Total deposits increased $2.0 billion or 15% to $15.1 billion at December 31, 2003, compared to the end of 2002, despite a $241.2 million decline in time deposits. We have focused our efforts on growing core deposits (demand, savings, NOW and money market accounts). We do not actively compete for higher costing time deposits as we believe that customers seeking these products are only attracted by rate and not customer service. Excluding time deposits, core deposits at year end increased $2.2 billion or 21% when compared to December 31, 2002. The primary factors contributing to core deposit growth included the continued expansion of our retail branch network, the ongoing branch upgrade program providing for greater marketplace identity, accessibility and convenience, commercial loan growth and incentive based compensation linked to deposit growth.

Annual Report 2003	25

Management’s Discussion and Analysis continued

          Over the past several years, our goal has been to expand in Manhattan where growth has outpaced all other regions. These deposits comprised 22% of total deposits and accounted for 45% of deposit growth during 2003. We believe that this over consolidated, yet fragmented market provides opportunities to grow our commercial banking business. The following table presents the composition of total deposits and highlights Manhattan activity at the dates indicated:

(dollars in thousands)	2003	2002	2001

Manhattan
Demand	$1,027,017	$703,290	$478,875
Interest Bearing	2,267,543	1,725,925	1,156,694

Total	$3,294,560	$2,429,215	$1,635,569

All Other Locations
Demand	$3,053,117	$2,714,244	$2,223,878
Interest Bearing	8,768,438	8,049,071	7,443,859

Total	$11,821,555	$10,763,315	$9,667,737

Total
Demand	$4,080,134	$3,417,534	$2,702,753
Interest Bearing	11,035,981	9,774,996	8,600,553

Total	$15,116,115	$13,192,530	$11,303,306

          Commercial demand deposit balances aggregated $2.8 billion or 68% of total demand deposits as compared to $2.2 billion or 63% of total demand deposits at December 31, 2002. Once again, these advances were fueled by our expanded branch network, especially the Manhattan locations, and our strong commercial loan growth.

          At December 31, 2003, we had 177 branch locations, (27 located in Manhattan) and plan to open an additional 16 new branches over the next year. During the past twelve months, we opened 9 new branches including one in New Jersey. This expansion strategy coupled with the continued maturation of existing branches and our commercial loan growth, should result in continued deposit growth during 2004.
          Customer deposits represent our primary funding source. The following table shows the classification of the average deposits and average rates paid for each of the last three years ended December 31,

	2003		2002		2001
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Demand	$3,678,290	—%	$2,919,719	—%	$2,140,417	—%
Savings	3,653,744	0.63	3,388,120	0.85	2,960,099	1.58
NOW & Money Market	3,873,417	0.90	2,637,158	1.30	1,656,697	2.02
Time	2,961,129	1.83	3,220,899	2.58	3,252,655	4.71

Total	$14,166,580	0.79%	$12,165,896	1.20%	$10,009,868	2.33%

26	North Fork Bancorporation

Asset/Liability Management

The net interest margin is directly affected by changes in the level of interest rates, the shape of the yield curve, the relationship between rates, the impact of interest rate fluctuations on asset prepayments, the level and composition of assets and liabilities, and the credit quality of the loan portfolio. Our asset/liability objectives are to maintain a strong, stable net interest margin, to utilize our capital effectively without taking undue risks, and to maintain adequate liquidity.
          The risk assessment program includes a coordinated approach to the management of liquidity, capital, and interest rate risk. This process is governed by policies and limits established by senior management, which are reviewed at least annually by the Board of Directors. The Asset/Liability Committee of the Board of Directors (“ALCO”) provides guidance for asset/ liability activities. ALCO periodically evaluates the impact of changes in market interest rates on interest earning assets and interest bearing liabilities, net interest margin, capital and liquidity, and evaluates management’s strategic plan. The balance sheet structure is primarily short-term with most assets and liabilities repricing or maturing in less than five years. We monitor the sensitivity of net interest income by utilizing a dynamic simulation model complemented by a traditional gap analysis.
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
          The Board has established certain policy limits for the potential volatility of net interest income as projected by the simulation model. Volatility is measured from a base case where rates are assumed to be flat and is expressed as the percentage change, from the base case, in net interest income over a twelve-month period. As of December 31, 2003, we were operating within policy limits.
          The simulation model is kept static with respect to the composition of the balance sheet and, therefore does not reflect our ability to proactively manage in changing market conditions as demonstrated by our June 2003 balance sheet restructuring (See “Management’s Discussion and Analysis — Net Interest Income” for further details). We may choose to extend or shorten the maturities of our funding sources. We may also choose to redirect cash flows into assets with shorter or longer durations or repay borrowings. Derivative instruments, including interest rate swaps, interest rate caps/floors, and interest rate collars may be used to reduce pricing mismatches between assets and liabilities.
          The assumptions used are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on net interest income. Actual results may differ significantly from those presented due to the timing, magnitude and frequency of interest rate changes, changes in market conditions and interest rate differentials (spreads) between maturity/ repricing categories, prepayments, and any actions we may take to counter such changes.
          The following table reflects the estimated change in projected net interest income for the next twelve months assuming a gradual increase or decrease in interest rates over a twelve-month period.

(dollars in millions)	Changes in Net Interest Income
Change in Interest Rates	$ Change	% Change

+ 200 Basis Points	$(6.9)	(0.82)%
+ 100 Basis Points	(0.8)	(0.10)
- 100 Basis Points	(3.6)	(0.43)

          The traditional gap analysis complements income simulation modeling, primarily focusing on the longer-term structure of the balance sheet. The gap analysis does not assess the relative sensitivity of assets and liabilities to changes in the interest rates and also fails to account for the imbedded options, caps and floors, if any.

Annual Report 2003	27

Management’s Discussion and Analysis continued

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

          The following table reflects the repricing of the balance sheet, or “gap” position at December 31, 2003,:

	0-90	91-180	181-365	1-5	Over 5
(dollars in thousands)	Days	Days	Days	Years	Years	Total

Interest Earning Assets:
Money Market Investments	$21,037	$—	$—	$—	$—	$21,037
Securities (1)	1,230,055	843,011	907,762	2,906,185	1,421,884	7,308,897
Loans, net (2) (3)	2,331,453	468,303	841,418	5,653,667	3,039,360	12,334,201

Total Interest Earning Assets	$3,582,545	$1,311,314	$1,749,180	$8,559,852	$4,461,244	$19,664,135

Interest Bearing Liabilities:
Savings, NOW and Money Market Deposits (4)	$793,442	$2,956,703	$—	$—	$4,540,014	$8,290,159
Time Deposits	1,151,089	647,259	511,795	434,644	1,035	2,745,822
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	1,146,154	—	250,000	575,000	200,000	2,171,154
Federal Home Loan Bank Advances	300,000	—	—	650,000	100,000	1,050,000
Subordinated Debt	—	—	—	150,000	326,499	476,499
Capital Securities	—	—	—	—	259,244	259,244

Total Interest Bearing Liabilities	$3,390,685	$3,603,962	$761,795	$1,809,644	$5,426,792	$14,992,878

Gap before Derivatives	191,860	(2,292,648)	987,385	6,750,208	(965,548)
Derivative Instruments Notional Amounts	(470,000)	(100,000)	—	20,000	550,000

Cumulative Difference Between Interest Earning Assets and Interest Bearing Liabilities after Derivatives	$(278,140)	$(2,670,788)	$(1,683,403)	$5,086,805	$4,671,257

Cumulative Difference as a Percentage of Total Assets	(1.33%)	(12.74%)	(8.03%)	24.27%	22.28%

(1)	Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) projected repayments of principal based upon experience. Amounts represent amortized cost.

(2)	Based upon (a) contractual maturity, (b) repricing date, if applicable, and (c) estimated principal prepayments.

(3)	Excludes non-accrual loans totaling $11.1 million.

(4)	Interest-bearing deposits without stated maturities are assigned to categories based on observed historical rate sensitivity. In order to represent the observed rate sensitivity of these deposits in the gap table, 40% of the savings and money market balances were placed in the “91 - 180 Days” category and 50% of the NOW balances were placed in the “0 - 90 Days” category. The remainder of the balance was assigned to the “Over 5 Years” category to represent the relative insensitivity of these products to changes in short-term rates.

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

28	North Fork Bancorporation

          At December 31, 2003, $275 million in pay fixed swaps, designated as cash flow hedges, were outstanding. These agreements change the repricing characteristics of certain term borrowings, requiring the Company to make periodic fixed rate payments, and receive periodic variable rate payments indexed to three-month LIBOR based on a common notional amount and identical payment and maturity dates.

          Interest rate swap agreements were used to change the repricing characteristics of the $245 million in Capital Securities from their stated fixed rates to variable rates indexed to three-month LIBOR. The swaps, designated as fair value hedges, contain payment dates, maturity dates and embedded call options held by the counterparty (exercisable in approximately four years), which are identical to the terms and call provisions contained in the Capital Securities. In June 2003, $350 million in pay floating swaps, designated as fair value hedges, were used to convert the stated fixed rate on the 5.875% subordinated notes to variable rates indexed to three-month LIBOR. The swap term and payment dates match the related terms of the subordinated notes. In July 2003, $150 million in pay floating swaps, designated as fair value hedges, were used to convert the stated fixed rate on the 5% subordinated notes to variable rates indexed to three-month LIBOR. The swap term is for five years, matching the period of time the subordinated notes pay a fixed rate. Beginning in the sixth year, we have the right to redeem the fixed rate/floating rate notes at par plus accrued interest or the interest rate converts to a spread over three-month LIBOR.
          The credit risk associated with these derivative instruments is the risk of non-performance by the counterparty to the agreements. However, management does not anticipate non-performance by any of the counterparties and monitors/controls the risk through its asset/liability management procedures. (See “Notes to Consolidated Financial Statements — Note 17 — Derivative Financial Instruments” for additional information on all derivative transactions).

Liquidity Risk Management

The objective of liquidity risk management is to meet our financial obligations and capitalize on new business opportunities. These obligations include the payment of deposits on demand or at their contractual maturity, the repayment of borrowings as they mature and the ability to fund new and existing loans and investments as opportunities arise.
          The Company’s primary funding source is dividends from North Fork Bank. There are various federal and state banking laws and guidelines limiting the extent to which a bank subsidiary can finance or otherwise supply funds to its holding company. At December 31, 2003, dividends for North Fork Bank were limited under such guidelines to $752 million. From a regulatory standpoint, North Fork Bank, with its current balance sheet structure, had the ability to dividend approximately $425 million while still meeting the criteria for designation as a well-capitalized institution under existing regulatory capital guidelines. Additional sources of liquidity for the Company include borrowings, the sale of available-for-sale securities, and funds available through the capital markets.
          Customer deposits are the primary source of liquidity for our banking subsidiaries. Other sources of liquidity at the bank level include loan and security principal repayments and maturities, lines-of-credit with certain financial institutions, the ability to borrow under repurchase agreements, Federal Home Loan Bank (“FHLB”) advances utilizing unpledged mortgage backed securities and certain mortgage loans, the sale of available-for-sale securities and the securitization or sale of loans.
          Our banking subsidiaries currently have the ability to borrow an additional $6.3 billion on a secured basis, utilizing mortgage related loans and securities as collateral. At December 31, 2003, our banking subsidiaries had $1.3 billion in advances and repurchase agreements outstanding with the FHLB.
          We also maintain arrangements with correspondent banks to provide short-term credit for regulatory liquidity requirements. These available lines of credit aggregated $2.1 billion at December 31, 2003.
          We continually monitor our liquidity position as well as the liquidity positions of our bank subsidiaries and believe that sufficient liquidity exists to meet all of our operating requirements.

Annual Report 2003	29

Management’s Discussion and Analysis continued

Contractual Obligations and Commitments

The Company has certain obligations and commitments to make future payments under contracts. At December 31, 2003, the aggregate contractual obligations and commitments are:

Contractual Obligations
	Payments Due by Period
		Less than	1-3	3-5	After
(in thousands)	Total	One Year	Years	Years	5 Years

Time Deposits and Certificates of Deposits $100,000 and Over	$2,745,822	$2,310,143	$312,667	$121,977	$1,035
Borrowings	3,956,897	996,154	1,450,000	475,000	1,035,743
Annual Rental Commitments Under Non-Cancelable Leases	229,602	26,914	49,380	44,268	109,040

Total	$6,932,321	$3,333,211	$1,812,047	$641,245	$1,145,818

Other Commitments
	Amount of Commitment - Expiration by Period
		Less than	1-3	3-5	After
(in thousands)	Total	One Year	Years	Years	5 Years

Commitments to Extend Credit	$1,604,640	$1,315,447	$289,193	$—	$—
Standby Letters of Credit	187,322	187,322	—	—	—
Commercial Letters of Credit	16,112	16,112	—	—	—

Total	$1,808,074	$1,518,881	$289,193	$—	$—

Capital

We are subject to the risk based capital guidelines administered by bank regulatory agencies. The guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and certain off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and certain off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets (“Total Risk Adjusted Capital”) of 8%, including Tier 1 capital to total risk weighted assets (“Tier 1 Capital”) of 4% and a Tier 1 capital to average total assets (“Leverage Ratio”) of at least 4%. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on us.
          The regulatory agencies have amended the risk-based capital guidelines to provide for interest rate risk consideration when determining a banking institution’s capital adequacy. The amendments require institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.
          As of December 31, 2003, the most recent notification from the various regulators categorized the Company and our subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a Total Risk Adjusted Capital Ratio of at least 10%, a Tier 1 Capital Ratio of at least 6%, a Leverage Ratio of at least 5%, and not be subject to any written order, agreement or directive. Since such notification, there are no conditions or events that management believes would change this classification. Due to the recent issuance of FIN 46R, there can be no assurance that the Federal Reserve will continue to allow institutions to include Trust Preferred Securities (or Capital Securities) as a component of Tier 1 Capital. As of December 31, 2003, we would still exceed the regulatory threshold for capital adequacy if we were to exclude our Trust Preferred Securities from Tier 1 Capital.

30	North Fork Bancorporation

          The following table sets forth our risk-based capital amounts and rates as of December 31,:

	2003		2002

(dollars in thousands)	Amount	Ratio	Amount	Ratio

Tier 1 Capital	$1,301,687	10.49%	$1,316,986	11.43%
Regulatory Requirement	496,414	4.00	460,797	4.00

Excess	$805,273	6.49%	$856,189	7.43%

Total Risk Adjusted Capital	$1,927,410	15.53%	$1,931,659	16.77%
Regulatory Requirement	992,828	8.00	921,593	8.00

Excess	$934,582	7.53%	$1,010,066	8.77%

Risk Weighted Assets	$12,410,354		$11,519,913

          Our Leverage Ratios at December 31, 2003 and 2002 were 6.47% and 6.46%, respectively. North Fork Bank’s Tier 1, Total Risk Adjusted Capital and Leverage Ratios were 12.53%, 13.54%, and 7.72%, respectively, at December 31, 2003. Superior Savings of New England’s Tier 1, Total Risk Adjusted Capital and Leverage Ratios were 14.66%, 15.21%, and 6.51%, respectively, at December 31, 2003.

          On December 16, 2003, the Board of Directors increased the quarterly cash dividend to $.30 from $.27 per common share. The dividend was paid on February 17, 2004 to shareholders of record at the close of business on January 30, 2004.

          In June 2003, the Board of Directors approved an increase in our share repurchase program from the previously authorized level of 4 million shares to 8 million shares, representing 5% of the shares outstanding at such time. As of December 31, 2003, we had purchased 5.2 million shares at an average cost of $34.58 per share under this program. Total shares repurchased during 2003 under existing repurchase programs aggregated 7.8 million shares at an average cost per share of $33.80. Repurchases are made in the open market or through privately negotiated transactions.

          There are various federal and state banking laws and guidelines limiting the extent to which a bank subsidiary can finance or otherwise supply funds to its holding company.

          Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders is sufficient to fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality and overall financial condition. In addition, among other things, dividends from a New York-chartered bank, such as North Fork Bank, are limited to the bank’s net profits for the current year plus its prior two years’ retained net profits.

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

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act passed in 2002 imposes significant new responsibilities on publicly held companies, particularly in the area of corporate governance. We have responded to the various requirements of the Act and the implementing regulations issued by the Securities and Exchange Commission and The New York Stock Exchange. We have taken those steps to reinforce our corporate governance structure and financial reporting procedures that are mandated under the Act and will continue to observe full compliance in upcoming periods. We have always emphasized best practices in corporate governance as the most effective way of assuring stockholders that their investment is properly managed and their interests remain paramount.

Annual Report 2003	31

Management’s Discussion and Analysis continued

COMPARISON BETWEEN 2002 AND 2001

Net income for 2002 was $416.9 million or diluted earnings per share of $2.58 compared to $331.5 million or diluted earnings per share of $2.05 for 2001. The return on average total assets and average stockholders’ equity for 2002 was 2.21% and 25.72%, respectively as compared to 2.12% and 23.95%, respectively for 2001.

Net Interest Income

Net interest income during 2002 benefited from a 20% increase in average interest earning assets. These assets were funded primarily with lower cost core deposits and, to a lesser extent, borrowings. Net interest income also benefited from the repositioning of our asset/liability mix which allowed us to take advantage of the low interest rate environment that existed. While our net interest margin improved 24 basis points to 4.93% for 2002 when compared to 4.69% for 2001, it declined steadily in 2002 after peaking in the first quarter.
          During 2002, interest income rose $79.5 million or 7% to $1.2 billion compared to 2001 levels. The improvement was due to the $2.9 billion growth in average interest earning assets, partially offset by an 80 basis point decline in the yield on average earning assets to 6.92% for 2002 as compared to 7.72% for 2001.
          Loans averaged $10.9 billion for 2002 representing an increase of $1.1 billion, or 11% compared with $9.8 billion for 2001. During this same period, loan yields declined 63 basis points to 7.33%, partially offsetting the impact of higher loan balances on interest income. Growth had been experienced in all loan categories, except residential mortgages. Loan growth has provided opportunities for deposit growth as many products require mandatory levels of compensating deposit balances. Our loan-to-deposit ratio was 86% at December 31, 2002.
          Securities averaged $6.5 billion in 2002 representing an increase of $1.8 billion, or 38% compared with $4.7 billion in 2001. During this same period, yields declined 101 basis points to 6.26%. The growth in average securities, primarily mortgage backed securities, resulted from the decision to leverage a portion of our excess capital commencing in the second quarter of 2002 and to similarly invest the subordinated debt proceeds during the third quarter. We were able to fund the growth in earning assets primarily with lower cost core deposits and, to a lesser extent, short-term borrowings, which positively impacted net interest income. However, security yields were negatively impacted since these purchases, coupled with the reinvestment of portfolio cash flows, were at yields significantly below the existing portfolio’s average yield. Prepayment activity during the latter part of 2002 shortened the anticipated life of the mortgage backed securities portfolio. This required us to accelerate the premium amortization also lowering portfolio yields and net interest income.
          During 2002, interest expense declined by $96.3 million, or 22% to $347.6 million compared to $443.9 million in 2001, while overall funding costs were reduced by 125 basis points to 2.50% during this same period. The interest rate environment that existed during the period reduced our funding costs since our interest bearing liabilities were primarily short-term in nature. The growth in lower cost core deposits during this period, especially interest free demand deposits, positively impacted our funding costs. Partially offsetting the decline in interest expense during 2002 was a $2.1 billion, or 17% increase in average interest bearing liabilities.
          Growth in average demand deposits of $779.3 million or 36% to $2.9 billion during 2002 positively impacted our net interest margin. At December 31, 2002, demand deposits represented 26% of total deposits. Average savings, NOW and money market deposits increased $1.4 billion, or 31% to $6.0 billion during 2002. During this same period, the corresponding cost of funds declined by 69 basis points to 1.05%. Average time deposits remained unchanged at $3.2 billion during 2002, while the related cost of funds declined by 213 basis points to 2.58%.

32	North Fork Bancorporation

          Average total borrowings increased by $686.8 million, or 17%, to $4.7 billion during 2002, while related borrowing costs declined by 98 basis points to 4.31%. Borrowing levels were impacted by the decision to fund a portion of the growth in securities with short-term borrowings and the subordinated debt proceeds. We also benefited from the use of interest rate swaps to convert $200 million in capital securities from their stated fixed rates to variable rates during 2002. These swaps reduced interest expense by $5.5 million in 2002 as the related cost of funds declined 245 basis points to 5.96% as compared to 8.41% for 2001. See “Notes to Consolidated Financial Statements – Note 17 – Derivative Financial Instruments” for further details.

Provision for Loan Losses

The provision for loan losses totaled $25 million for 2002, an increase of $7.2 million compared to $17.8 million for 2001. The allowance for loan losses increased by $11.2 million to $115 million when compared to 2001. The increase in both the provision and the allowance for loan losses was consistent with the overall growth in loans and our provisioning policy. The allowance for loan losses as a percentage of total loans was 1.01% at December 31, 2002, and 1.0% at December 31, 2001.

Non-Interest Income

Non-interest income, exclusive of securities, facilities, and derivative gains, rose by $24.2 million or 26% to $116.4 million for 2002 compared to $92.2 million for 2001. This improvement was achieved through a $17.9 million, or 30% increase in customer related fees and service charges to $77.2 million, resulting from growth in core deposits, expansion of our customer base using fee based services, revisions to fee schedules, and the Commercial Bank of New York (“CBNY”) purchase acquisition in November 2001. Mortgage banking income rose $2.2 million, or 48% due to record origination volumes. Contributing to the $3.7 million or 42% growth in other operating income was revenue generated through our re-factoring company Omni Financial, a former CBNY subsidiary. We also recognized a net gain of $3.3 million in the fourth quarter on the sale of one of our facilities.
          Securities gains recognized in 2002 were $4.5 million compared to $8.7 million in 2001. During 2002, these gains resulted from the sale of mortgage backed securities, corporate bonds and certain equity securities. Security gains recognized during 2001 resulted from the sale of certain equity and capital securities.
          Derivative gains of $7.9 million recorded in 2001 were due to the early termination of $1.0 billion in interest rate floor contracts that did not qualify for hedge accounting upon the adoption of SFAS 133.

Non-Interest Expense

Non-interest expense, exclusive of goodwill amortization, increased $74.0 million or 32% to $305.2 million for 2002. Contributing to this increase was an additional $45.3 million in employee compensation and benefits, $12.6 million in occupancy and equipment costs and $14.6 million in other operating expenses. Employee compensation and benefits rose 35% as a result of increases in incentive based compensation, rising employee benefit costs, the branch expansion program and the acquisition of CBNY. Total incentive compensation expense increased 46% representing 29% of total compensation and benefits. Increases in occupancy and equipment and other operating expenses were due in large measure to the branch expansion program, the acquisition of CBNY and costs associated with implementing new business initiatives. Also contributing to the increase in other operating expenses were costs associated with our advertising and branding campaign, which included the introduction of a new corporate logo.
          Effective January 1, 2002, we adopted SFAS No 142 (“SFAS 142”) “Goodwill and Other Intangible Assets” in accordance with the provisions of SFAS 142 the amortization of goodwill ceased. Goodwill amortization recognized in 2001 was $19.8 million.

Income Taxes

The effective tax rate for 2002 as compared with 2001 was substantially unchanged at approximately 34.5%.

Annual Report 2003	33

Management’s Discussion and Analysis continued

RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for Costs Associated with Exit or Disposal Activities

On January 1, 2003, we adopted the accounting provisions of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred and be measured at fair value. Previous guidance required the recognition of such costs be at the date of management’s commitment to an exit plan. SFAS 146 was effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 had no impact on our financial statements.

Consolidation of Variable Interest Entities

The FASB recently released Interpretation No. 46, “Consolidation of Variable Interest Entities (revised December 2003)” (“FIN 46R”). FIN 46R promulgates new rules for the consolidation of special-purpose vehicles and other variable interest entities (“VIE”). FIN 46R requires that a VIE be consolidated by the entity that absorbs a majority of the expected losses or a majority of the expected residual returns.
          In the first quarter 2004, FIN 46R will require companies, such as North Fork, that have previously issued trust preferred securities (Capital Securities) through statutory business trusts, to deconsolidate their investment in those trusts. Deconsolidation will result in a re-characterization of the underlying consolidated debt obligation from the previous trust preferred securities obligation to the junior subordinated debenture obligations that exist between North Fork and our three wholly-owned trust entities that have issued the securities.
          In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include trust preferred securities (Capital Securities) in Tier 1 capital for regulatory capital purposes until further notice. The Federal Reserve intends to review the regulatory implications of any accounting treatment changes and, if necessary, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to allow institutions to include Capital Securities in Tier 1 capital for regulatory capital purposes. As of December 31, 2003, assuming we no longer included the Capital Securities issued by North Fork Capital Trust I, North Fork Capital Trust II, and Reliance Capital Trust I in Tier 1 Capital, we would still exceed the regulatory threshold for capital adequacy (See “Notes to Consolidated Financial Statements – Footnote 10 – Capital Securities” for additional information).

Accounting for Derivative Instruments and Hedging Activities

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” In particular, SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003. Adoption of SFAS 149 did not have a material effect on our financial statements.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003; otherwise, it is effective at the beginning of the first interim period beginning after June 15, 2003. However, the effective date of the statement’s

34	North Fork Bancorporation

provisions related to the classification and measurement of certain mandatorily redeemable non-controlling interests has been deferred indefinitely by the FASB, pending further Board action. Adoption of SFAS 150 is not expected to have a material effect on our financial statements.

Employers’ Disclosures about Pensions and Other Post-Retirement Benefits

In December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Post-Retirement Benefits (“SFAS 132”). It requires additional disclosures to those in the original SFAS 132 regarding the plan assets, obligations, cash flows, and interim period benefit cost. SFAS 132 applies to defined benefit pension plans and other defined benefit post-retirement plans. The additional disclosures were added so that users of financial statements could better evaluate retirement benefit plans, including the risks that may affect future earnings and cash flows. The provisions of SFAS 132 were effective for fiscal years ending after December 15, 2003 and have been addressed in “Notes to the Consolidated Financial Statements – Footnote 13 – Retirement and Other Employee Benefit Plans”.

Management’s Discussion and Analysis continued

QUARTERLY FINANCIAL INFORMATION
(unaudited)

	2003				2002
	1st	2nd	3rd	4th	1st	2nd	3th	4th
(in thousands, except per share amounts)	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr	Qtr

Interest Income	$296,556	$282,337	$263,807	$267,560	$285,799	$293,159	$304,902	$305,478
Interest Expense	87,106	82,465	64,307	60,868	86,942	82,738	88,505	89,375

Net Interest Income	209,450	199,872	199,500	206,692	198,857	210,421	216,397	216,103
Provision for Loan Losses	6,250	6,500	6,500	7,000	6,250	6,250	6,250	6,250

Net Interest Income after Provision for Loan Losses	203,200	193,372	193,000	199,692	192,607	204,171	210,147	209,853
Non-Interest Income	34,247	47,459	34,030	40,075	28,701	29,708	31,860	33,870
Non-Interest Expense	80,570	95,205	84,753	85,342	71,232	74,411	78,882	80,661

Income Before Income Taxes	156,877	145,626	142,277	154,425	150,076	159,468	163,125	163,062
Provision for Income Taxes	53,338	49,513	47,947	52,042	51,776	55,017	56,278	55,767

Net Income	$103,539	$96,113	$94,330	$102,383	$98,300	$104,451	$106,847	$107,295

Earnings Per Share:
Basic	$.67	$.63	$.63	$.69	$.61	$.65	$.67	$.68
Diluted	.67	.62	.63	.68	.61	.64	.66	.67

Common Stock Price Range:
High	$35.64	$34.35	$35.70	$40.81	$35.73	$40.55	$42.31	$39.73
Low	29.45	28.70	33.17	35.77	31.73	34.79	34.97	33.33

36	North Fork Bancorporation

Forward-Looking Statements

This document, including information incorporated by reference, contains “forward-looking statements” (as that term is defined in the Private Securities Litigation Reform Act of 1995). In addition, senior management may make forward-looking statements orally to analysts, investors, the media, and others. These forward looking statements may be identified by the use of such words as: “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, or words of similar meaning, or future or conditional terms such as “will”, “would”, “should”, “could”, “may”, “likely”, “probably”, or “possibly”.
          Examples of forward-looking statements include, but are not limited to, estimates or projections with respect to our future financial condition, expected or anticipated revenues, results of operations and our business, with respect to:

•	projections of revenues, income, earnings per share, capital expenditures, assets, liabilities, dividends, capital structure, or other financial items;

•	statements regarding the adequacy of the allowance for loan losses or other reserves;

•	descriptions of plans or objectives of management for future operations, products, or services, including pending acquisition transactions;

•	costs or difficulties related to the integration of the business of TCNJ and GreenPoint may be greater than expected;

•	expected cost savings and revenue enhancements from the pending acquisitions may not be fully realized or realized within the expected time frame;

•	forecasts of future economic performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

          By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.
          Factors which could cause or contribute to such differences include, but are not limited to:

•	general business and economic conditions on both a regional and national level;

•	worldwide political and social unrest, including acts of war and terrorism;

•	competitive pressures among financial services companies may increase significantly;

•	changes in the interest rate environment may reduce interest margins;

•	changes may occur in the securities and bond markets;

•	legislative or regulatory changes may adversely affect the businesses in which we are engaged;

•	technological changes, including the impact of the Internet;

•	monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	accounting principles, policies, practices or guidelines.

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

Annual Report 2003	37

Consolidated Statements of Income

For the Years Ended December 31,
(in thousands, except per share amounts)	2003	2002	2001

Interest Income:
Loans	$789,136	$800,934	$781,408
Mortgage-Backed Securities	258,338	337,279	268,598
Other Securities	45,715	38,117	48,851
State & Municipal Obligations	16,031	12,257	8,744
Money Market Investments	640	751	2,279
Trading Account	400	—	—

Total Interest Income	1,110,260	1,189,338	1,109,880

Interest Expense:
Savings, NOW & Money Market Deposits	58,008	63,133	80,102
Time Deposits	35,820	57,218	111,520
Certificates of Deposit, $100,000 & Over	18,307	25,965	41,591
Federal Funds Purchased & Securities Sold Under Agreements to Repurchase	89,623	96,889	104,098
Federal Home Loan Bank Advances	61,101	77,767	86,050
Subordinated Debt	23,611	11,558	—
Capital Securities	8,276	15,030	20,560

Total Interest Expense	294,746	347,560	443,921

Net Interest Income	815,514	841,778	665,959
Provision for Loan Losses	26,250	25,000	17,750

Net Interest Income after Provision for Loan Losses	789,264	816,778	648,209

Non-Interest Income:
Customer Related Fees & Service Charges	82,406	77,197	59,308
Investment Management, Commissions & Trust Fees	13,712	16,708	16,239
Mortgage Banking Income	10,065	6,864	4,633
Check Cashing Fees	4,669	2,893	3,075
Other Operating Income	18,217	12,706	8,968
Securities Gains, net	15,762	4,517	8,729
Gain on Sale of Facilities, net	10,980	3,254	—
Derivative Gains	—	—	7,943

Total Non-Interest Income	155,811	124,139	108,895

Non-Interest Expense:
Employee Compensation & Benefits	191,758	174,558	129,279
Occupancy & Equipment, net	66,929	55,883	43,274
Other Operating Expenses	75,228	74,745	58,654
Debt Restructuring Costs	11,955	—	—
Amortization of Goodwill	—	—	19,815

Total Non-Interest Expense	345,870	305,186	251,022

Income Before Income Taxes	599,205	635,731	506,082
Provision for Income Taxes	202,840	218,838	174,598

Net Income	$396,365	$416,893	$331,484

Earnings Per Share — Basic	$2.63	$2.61	$2.08
Earnings Per Share — Diluted	$2.60	$2.58	$2.05

See accompanying notes to consolidated financial statements.

38	North Fork Bancorporation

Consolidated Balance Sheets

At December 31,	2003	2002
(in thousands, except per share amounts)

Assets:
Cash & Due from Banks	$510,354	$396,725
Money Market Investments	21,037	27,613

Securities:
Available-for-Sale ($1,911,586 pledged in 2003; $3,639,853 in 2002)	7,128,542	8,555,892
Held-to-Maturity ($52,808 pledged in 2003; $167,829 in 2002) (Fair Value $195,312 in 2003; $317,289 in 2002)	190,285	307,878

Total Securities	7,318,827	8,863,770

Loans, Net of Unearned Income & Deferred Costs	12,345,273	11,369,139
Less: Allowance for Loan Losses	122,733	114,995

Net Loans	12,222,540	11,254,144

Goodwill	410,494	407,132
Identifiable Intangibles	12,765	16,332
Premises & Equipment	150,875	132,529
Accrued Income Receivable	88,722	104,719
Other Assets	226,027	210,137

Total Assets	$20,961,641	$21,413,101

Liabilities and Stockholders’ Equity:
Deposits:
Demand	$4,080,134	$3,417,534
Savings	3,770,683	3,440,573
NOW & Money Market	4,519,476	3,347,385
Time	1,784,408	1,949,559
Certificates of Deposit, $100,000 & Over	961,414	1,037,479

Total Deposits	15,116,115	13,192,530

Federal Funds Purchased & Securities Sold Under Agreements to Repurchase	2,171,154	3,851,000
Federal Home Loan Bank Advances	1,050,000	1,550,000
Subordinated Debt	476,499	499,140
Capital Securities	259,244	268,926
Due To Brokers	31,095	105,227
Accrued Expenses & Other Liabilities	379,045	432,225

Total Liabilities	$19,483,152	$19,899,048

Stockholders’ Equity:
Preferred Stock, par value $1.00; authorized 10,000,000 shares, unissued	$—	$—
Common stock, par value $.01; authorized 500,000,000 shares; issued 174,580,778 shares in 2003 and 2002	1,746	1,746
Additional Paid in Capital	378,793	377,311
Retained Earnings	1,816,458	1,590,594
Accumulated Other Comprehensive (Loss)/Income	(2,044)	17,991
Deferred Compensation	(91,789)	(70,562)
Treasury Stock at cost; 22,059,067 shares in 2003; 15,823,746 shares in 2002	(624,675)	(403,027)

Total Stockholders’ Equity	1,478,489	1,514,053

Total Liabilities and Stockholders’ Equity	$20,961,641	$21,413,101

See accompanying notes to consolidated financial statements.

Annual Report 2003	39

Consolidated Statements of Changes in Stockholders’ Equity

Three Years Ended December 31, 2003		Additional		Accumulated Other			Total
	Common	Paid in	Retained	Comprehensive	Deferred	Treasury	Stockholders'
(dollars in thousands, except per share amounts)	Stock	Capital	Earnings	Income/(Loss)	Compensation	Stock	Equity

Balance, January 1, 2001	$1,746	$359,679	$1,147,375	$9,694	$(32,474)	$(272,102)	$1,213,918
Net Income	—	—	331,484	—	—	—	331,484
Cash Dividends ($.87 per share)	—	—	(141,295)	—	—	—	(141,295)
Issuance of Stock (157,508 shares)	—	1,315	—	—	—	3,141	4,456
Purchases of Treasury Stock (313,900 shares)	—	—	—	—	—	(8,051)	(8,051)
Restricted Stock Activity, net	—	5,821	—	—	(10,061)	8,939	4,699
Stock Based Compensation Activity, net	—	(2,470)	—	—	—	33,620	31,150
Other Comprehensive Income	—	—	—	647	—	—	647

Balance, December 31, 2001	$1,746	$364,345	$1,337,564	$10,341	$(42,535)	$(234,453)	$1,437,008
Net Income	—	—	416,893	—	—	—	416,893
Cash Dividends ($1.01 per share)	—	—	(163,863)	—	—	—	(163,863)
Issuance of Stock (138,613 shares)	—	2,262	—	—	—	2,918	5,180
Purchases of Treasury Stock (6,006,500 shares)	—	—	—	—	—	(207,604)	(207,604)
Restricted Stock Activity, net	—	13,484	—	—	(28,027)	21,885	7,342
Stock Based Compensation Activity, net	—	(2,780)	—	—	—	14,227	11,447
Other Comprehensive Income	—	—	—	7,650	—	—	7,650

Balance, December 31, 2002	$1,746	$377,311	$1,590,594	$17,991	$(70,562)	$(403,027)	$1,514,053
Net Income	—	—	396,365	—	—	—	396,365
Cash Dividends ($1.11 per share)	—	—	(170,501)	—	—	—	(170,501)
Issuance of Stock (154,651 shares)	—	1,116	—	—	—	4,636	5,752
Purchases of Treasury Stock (7,776,400 shares)	—	—	—	—	—	(264,193)	(264,193)
Restricted Stock Activity, net	—	8,435	—	—	(21,227)	21,908	9,116
Stock Based Compensation Activity, net	—	(8,069)	—	—	—	16,001	7,932
Other Comprehensive Loss	—	—	—	(20,035)	—	—	(20,035)

Balance, December 31, 2003	$1,746	$378,793	$1,816,458	$(2,044)	$(91,789)	$(624,675)	$1,478,489

See accompanying notes to consolidated financial statements.

Annual Report 2003	40

Consolidated Statements of Cash Flows

For the Years Ended December 31,	2003	2002	2001
(in thousands)
Cash Flows from Operating Activities:
Net Income	$396,365	$416,893	$331,484

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Loan Losses	26,250	25,000	17,750
Depreciation	15,391	13,544	11,589
Amortization of Deferred Compensation	9,858	8,714	5,340
Amortization of Goodwill	—	—	19,815
Amortization of Identifiable Intangibles	3,567	3,808	2,299
Amortization of Premiums	86,482	42,397	11,524
Accretion of Discounts and Net Deferred Loan Fees	(28,798)	(50,628)	(37,204)
Securities Gains, net	(15,762)	(4,517)	(8,729)
Derivative Gains	—	—	(7,943)
Gain on Sale of Facilities	(10,980)	(3,254)	—
Debt Restructuring Costs	11,955	—	—
Purchases of Trading Assets	(148,314)	(16,685)	—
Sales of Trading Assets	150,731	18,091	—
Other, net	(108,342)	66,538	78,083

Net Cash Provided by Operating Activities	388,403	519,901	424,008

Cash Flows from Investing Activities:
Purchases of Securities Held-to-Maturity	(51,248)	(551)	(5,490)
Maturities, Redemptions, Calls and Principal Repayments on Securities Held-to-Maturity	167,351	401,584	283,962
Purchases of Securities Available-for-Sale	(6,260,244)	(7,521,643)	(2,168,207)
Proceeds from Sales of Securities Available-for-Sale	1,532,384	169,830	233,890
Maturities, Redemptions, Calls and Principal Repayments on Securities Available-for-Sale	6,035,159	3,767,435	1,444,392
Loans Originated, Net of Principal Repayments and Charge-offs	(1,320,690)	(1,241,114)	(794,823)
Proceeds from the Sale of Loans	345,983	275,973	101,696
Transfers to Other Real Estate, Net of Sales	(193)	20	184
Purchases of Premises and Equipment, net	(35,585)	(38,547)	(21,732)
Purchase Acquisitions, net of cash acquired	—	—	38,592

Net Cash Provided by/(Used in) Investing Activities	412,917	(4,187,013)	(887,536)

Cash Flows from Financing Activities:
Net Increase in Customer Deposit Liabilities	1,923,585	1,889,224	1,146,817
(Decrease)/Increase in Borrowings	(2,191,801)	1,708,818	(533,334)
Purchases of Treasury Stock	(264,193)	(207,604)	(8,051)
Exercise of Options and Common Stock Sold for Cash	5,752	14,240	30,147
Proceeds from the Issuance of Subordinated Debt	—	495,929	—
Cash Dividends Paid	(167,610)	(160,091)	(131,151)

Net Cash (Used in)/Provided by Financing Activities	(694,267)	3,740,516	504,428

Net Increase in Cash and Cash Equivalents	107,053	73,404	40,900
Cash and Cash Equivalents at Beginning of the Year	424,338	350,934	310,034

Cash and Cash Equivalents at Year End	$531,391	$424,338	$350,934

41	North Fork Bancorporation

Consolidated Statements of Cash Flows continued

For the Years Ended December 31,	2003	2002	2001
(in thousands)

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for:
Interest Expense	$309,397	$348,547	$455,955

Income Taxes	$214,027	$136,280	$128,372

Securities Transferred from Held-to-Maturity to Available-for-Sale due to the adoption of SFAS 133	$—	$—	$119,578

During the Year the Company Purchased Various Securities which Settled in the Subsequent Period	$31,095	$105,227	$200,602

Non-cash activity related to the acquisition not reflected above for the Year ended December 31, 2001 follows (1) :
Fair Value of Assets Acquired	$—	$—	$1,156,328
Goodwill & Identifiable Intangible Assets	—	—	104,034

Liabilities Assumed	$—	$—	$1,260,362

(1)	In 2001, North Fork Bank acquired the outstanding common stock of Commercial Bank of New York for approximately $175 million in cash.

See accompanying notes to consolidated financial statements.

Annual Report 2003	42

Consolidated Statements of Comprehensive Income

For the Years Ended December 31,	2003	2002	2001
(in thousands)
Net Income	$396,365	$416,893	$331,484

Other Comprehensive Income:

Unrealized (Losses)/Gains On Securities:
Changes in Unrealized Gains Arising During the Year	(44,434)	32,166	34,197
Less: Reclassification Adjustment for Gains Included in Net Income	(15,762)	(4,517)	(8,729)

Changes in Unrealized Gains Arising During the Year	(60,196)	27,649	25,468
Related Tax Effect on Unrealized Gains Arising During the Year	25,884	(11,889)	(10,951)

Net Change in Unrealized Gains Arising During the Year	(34,312)	15,760	14,517

Unrealized Gains/(Losses) On Derivative Instruments:
Changes in Unrealized (Losses)/Gains Arising During the Year	(5,465)	(46,992)	(33,833)
Add: Reclassification Adjustment for Expenses/Losses Included in Net Income	30,512	32,763	9,500

Changes in Unrealized (Losses)/Gains Arising During the Year	25,047	(14,229)	(24,333)
Related Tax Effect on Changes in Unrealized Gains Arising During the Year	(10,770)	6,119	10,463

Net Change in Unrealized Gains Arising During the Year	14,277	(8,110)	(13,870)

Net Other Comprehensive (Loss)/Income	$(20,035)	$7,650	$647

Comprehensive Income	$376,330	$424,543	$332,131

See accompanying notes to consolidated financial statements.

Annual Report 2003	43

Notes to Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

North Fork Bancorporation, Inc. (“the Company”) is a bank holding company incorporated in Delaware in 1980 and registered as a “bank holding company” under the Bank Holding Company Act. The Company is headquartered in Melville, New York. The Company’s primary subsidiary, North Fork Bank, is a New York state chartered bank. North Fork Bank operates 175 retail banking branches in the New York Metropolitan area including one branch in New Jersey. North Fork Bank’s assets and revenues represent approximately 95% of our consolidated assets and revenues. North Fork Bank provides banking and financial services to middle market and small businesses, local government units and retail customers in our service area. The Company’s non-bank subsidiaries offer financial services such as asset management, trust, and securities brokerage and related annuity and mutual fund products. The Company’s other banking subsidiary, Superior Savings of New England, N.A., is a nationally chartered bank headquartered in Connecticut that operates from two locations and focuses on gathering deposits throughout the northeast.

Basis of Presentation

The Company’s accounting and reporting policies are in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Such estimates are subject to change in the future as additional information becomes available or previously existing circumstances are modified. Actual results could differ from those estimates. In management’s opinion, all adjustments have been made for a fair presentation of the results of operations in these financial statements. The Company has no unconsolidated subsidiaries or unconsolidated special purpose entities.

Securities

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Securities that may be sold in response to, or in anticipation of, changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities, are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported, net of applicable taxes, as a separate component of accumulated other comprehensive (loss)/income, a component of stockholders’ equity. Equity securities that do not have a readily determinable fair value are reported at cost. Debt and equity securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading account securities and reported at fair value. The unrealized gains and losses on trading securities are reported as a component of other non-interest income. Management determines the appropriate classification of securities at the time of purchase, and at each reporting date, management reassesses the appropriateness of the classification.
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

Derivative Financial Instruments

Derivative financial instruments are recorded at fair value as either assets or liabilities on the balance sheet. The accounting for changes in the fair value of a derivative instrument is determined by whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. Transactions hedging changes in the fair value of a recognized asset, liability, or firm commitment are classified as fair value hedges. Derivative instruments hedging exposure to variable cash flows of recognized assets, liabilities or forecasted transactions are classified as cash flow hedges.

44	North Fork Bancorporation

          Fair value hedges result in the immediate recognition in earnings of gains or losses on the derivative instrument, as well as corresponding losses or gains on the hedged item, to the extent they are attributable to the hedged risk. The effective portion of the gain or loss on a derivative instrument designated as a cash flow hedge is reported in other comprehensive income, and reclassified to earnings in the same period that the hedged transaction affects earnings. The ineffective portion of the gain or loss, if any, is recognized in current earnings for both fair value and cash flow hedges. Derivative instruments not qualifying for hedge accounting treatment are recorded at fair value and classified as trading assets or liabilities with the resultant changes in fair value recognized in current earnings during the period of change.
          In the event of early termination of a derivative contract, which had been designated as part of a cash flow hedging relationship, any resulting gain or loss is deferred as an adjustment to the carrying value of the assets or liabilities, against which the hedge had been designated with a corresponding offset to other comprehensive income, and reclassified to current earnings over the shorter of the remaining life of the designated assets or liabilities, or the derivative contract. However, if the hedged item is no longer on balance sheet (i.e. – sold or canceled), the derivative gain or loss is immediately reclassified to current earnings.

Loans

Loans are stated at the principal amount outstanding, net of unearned income and net deferred loan fees and costs. Residential mortgage loans held-for-sale are carried at the lower of aggregate cost or market value. The Company generally has commitments to sell residential mortgage loans held for sale in the secondary market. Gains or losses on sales are recognized in the statement of income under the caption “Mortgage Banking Income”. Interest income is recognized using the interest method or a method that approximates a level rate of return over the loan term. Unearned income and net deferred loan fees and costs are recognized in interest income over the loan term as a yield adjustment.

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
          Loans are classified as restructured when management grants, for economic or legal reasons related to the borrower’s financial condition, concessions to the borrower that we would not otherwise consider. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms. Restructured loans are reported as such in the year of restructuring. In subsequent reporting periods, the loan is removed from restructured status if the loan yields a market rate of interest, is performing in accordance with the restructure terms, and such performance is expected to continue.

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
          The evaluation process for determining the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses is undertaken on a quarterly basis, but may increase in frequency should conditions arise that would require our prompt attention. Conditions giving rise to such action are business combinations or other acquisitions or dispositions of large quantities of loans, dispositions of non-performing and marginally performing loans by bulk sale or any development which may indicate an adverse trend.
          Recognition is also given to the changed risk profile resulting from previous business combinations, customer knowledge, results of ongoing credit-quality monitoring processes and the cyclical nature of economic and business conditions. An important consideration in applying these methodologies is our concentration of real estate related loans located in the New York Metropolitan area.

Annual Report 2003	45

Notes to Consolidated Financial Statements continued

          The initial allocation or specific-allowance methodology commences with loan officers and underwriters grading the quality of their loans on a risk classification scale ranging from 1 - 8. Loans identified as below investment grade are referred to our independent Loan Review Department (“LRD”) for further analysis and identification of those factors that may ultimately affect the full recovery or collectibility of principal and/or interest. These loans are subject to continuous review and monitoring while they remain in a criticized category. Additionally, LRD is responsible for performing periodic reviews of the loan portfolio independent from the identification process employed by loan officers and underwriters. Loans that fall into criticized categories are further evaluated for impairment in accordance with the provisions of SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”. The portion of the allowance allocated to an impaired loan is based on the most appropriate of the following methods: discounted cash flows from the loan using the loan’s effective interest rate, the fair value of the collateral for collateral dependent loans, or the observable market price of the impaired loan.
          The second allocation or loss experience factor approach, which applies to smaller balance homogenous loans (residential mortgages and consumer loans) is made by applying an average loss experience factor to the outstanding balance in each loan category.
          The final allocation applies a loss experience factor to all loans which have not been specifically reviewed for impairment or which were not analyzed as part of a homogenous portfolio. It gives recognition to our historical loss experience with such loans, as well as that of acquired businesses, business cycle changes and the real estate component of loans. These factors are reviewed on a quarterly basis with the Company’s senior lenders to ensure that the factors are reflective of trends or changes in the business environment and our markets.
          Other evidentiary matter used to evaluate the adequacy of the allowance for loan losses is the amount and trend of criticized loans, results of regulatory examinations, peer group comparisons and economic data associated with the relevant markets, specifically the local real estate market. This information may lead management to consider that the overall allowance level should be greater than the amount determined by the allocation process described above.

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

Impairment

The Company periodically evaluates long-lived assets, certain identifiable intangibles, deferred costs and goodwill for indication of impairment in value. Asset impairment is recorded when required.

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

46	North Fork Bancorporation

Earnings Per Share (“EPS”)

Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares adjusted for restricted shares outstanding during the period. Diluted EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding, adjusted for restricted shares, and common stock equivalents (i.e. stock options) outstanding during the period accounted for under the treasury stock method. The weighted average number of common shares outstanding used in the computation of Basic EPS was 150,869,489, 159,772,588 and 159,563,045 for 2003, 2002 and 2001, respectively. The weighted average number of common shares outstanding used in the computation of diluted EPS was 152,516,142, 161,648,734 and 161,381,761 for 2003, 2002 and 2001, respectively.

Accounting for Stock-Based Compensation

The Company accounts for its stock-based compensation plans in accordance with the requirements specified in SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”). As permitted under these statements, the Company has elected to apply the intrinsic value method in accounting for option-based stock compensation plans. Accordingly, compensation expense has not been recognized in the accompanying consolidated financial statements for stock-based compensation plans, other than for restricted stock awards. Restricted stock awards are recorded as deferred compensation, a component of stockholders’ equity, at the fair value of these awards at the date of grant and are amortized to compensation expense over the awards’ specified vesting periods. Since the intrinsic value method is used, the Company is required to disclose the pro-forma impact on net income and earnings per share that the fair value-based method would have had, if it was applied rather than the intrinsic value method.
          Accordingly, the following table illustrates the effect on net income and earnings per share as if the fair value-based method had been applied to all outstanding awards in each period.

(dollars in thousands, except per share amounts)	2003	2002	2001

Net Income as Reported	$396,365	$416,893	$331,484

Add: Restricted Stock Expense Included In Net Income, net of taxes	6,808	5,535	3,463
Less: Total Stock-Based Employee Compensation Expense Determined Under the Fair Value Method for All Awards, net of taxes	(9,282)	(11,738)	(5,780)

Pro-Forma Net Income	$393,891	$410,690	$329,167

Earnings Per Share:
Basic — as Reported	$2.63	$2.61	$2.08
Basic — Pro-Forma	2.61	2.57	2.06
Diluted — as Reported	2.60	2.58	2.05
Diluted — Pro-Forma	2.58	2.54	2.04

See Footnote 14 — “Common Stock Plans” for additional disclosure as required under the provisions of these statements.

Goodwill and Identifiable Intangible Assets

Goodwill and identifiable intangible assets (primarily core deposit intangibles) reflected on the consolidated balance sheets arose from previous purchase acquisitions. At the date of acquisition, the Company records the assets acquired and liabilities assumed at fair value. The excess of cost over the fair value of the net assets acquired is recorded on the balance sheet as goodwill. The Company’s cost includes the consideration paid and all direct costs associated with the acquisition. Indirect costs relating to the acquisition are expensed when incurred based on the nature of the item.

Annual Report 2003	47

Notes to Consolidated Financial Statements continued

          In accordance with the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets”, goodwill and identifiable intangible assets having an indefinite useful life are no longer amortized but are periodically assessed for impairment. Identifiable intangible assets having an estimated useful life are separately recognized and amortized over their estimated useful lives. The Company completed the required assessment of goodwill impairment as of December 31, 2003 and determined that no impairment exists.

Segment Reporting

SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information” (“SFAS 131”) requires public companies to report certain financial information about operating segments for which such information is available and utilized by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Specific information to be reported for individual operating segments includes a measure of segment profit and loss, certain specific revenue and expense items, and segment assets. As a retail bank, substantially all of the Company’s operations involve the issuance of loans and the acceptance of customer deposits. Management continually evaluates the disclosure requirements and determined that segment disclosure is not required, as its operating segments do not meet the quantitative thresholds prescribed in SFAS 131 for all periods reported.

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

NOTE 2 — PENDING BUSINESS COMBINATIONS

The Trust Company of New Jersey

On December 16, 2003, the Company entered into a definitive agreement to acquire The Trust Company of New Jersey (“TCNJ”) in an all stock transaction valued at $726 million. Under the terms of the agreement, in a tax-free exchange of shares, TCNJ shareholders will receive a fixed exchange ratio of one share of the Company’s common stock for each common share of TCNJ held. TCNJ is a New Jersey state chartered commercial bank and is the fourth largest commercial bank headquartered in New Jersey. TCNJ currently operates 94 retail bank branches, including 42 “in-store” supermarket branches, located principally in the affluent and densely populated Northern New Jersey market. TCNJ recently closed 8 unprofitable “in-store” branches and announced its intention to close 20 additional “in-store” branches prior to the consummation of the merger. TCNJ will be merged with and into North Fork Bank. As of December 31, 2003, TCNJ, reported $4.3 billion in total assets, $2.2 billion in loans and $3.3 billion in customer deposits. The transaction is expected to close during the second quarter of 2004, following receipt of all required regulatory approvals and certain other customary closing conditions. The merger agreement is also subject to approval by the TCNJ shareholders.

GreenPoint Financial Corp.

On February 15, 2004, the Company entered into a definitive agreement to acquire GreenPoint Financial Corp. (“GreenPoint”) in an all stock transaction valued at $6.3 billion. Under the terms of the agreement, in a tax-free exchange of shares, GreenPoint shareholders will receive a fixed exchange ratio of 1.0514 shares of North Fork common stock for each share held. GreenPoint operates two primary businesses, a retail savings bank (GreenPoint Bank) and a national mortgage company (GreenPoint Mortgage Corp.). GreenPoint Bank is a New York state chartered savings bank and the second largest thrift in the Metropolitan New York area, where it operates through 90 retail bank branches. GreenPoint Mortgage Corp. is a national mortgage company headquartered in Novato, California. GreenPoint Mortgage Corp. originates a wide variety of “A” quality

48	North Fork Bancorporation

residential mortgage loans. Their product menu includes agency qualifying loans, Jumbo A mortgages and Specialty Alternative A mortgages. GreenPoint Mortgage Corp. reported loan originations of $39 billion in 2003 through 29 retail facilities located throughout the United States. Pursuant to the agreement, GreenPoint will merge with and into North Fork Bancorporation, Inc. and we intend to operate GreenPoint Bank as a wholly-owned subsidiary of the Company. As of December 31, 2003, GreenPoint reported $23 billion in total assets, $15 billion in loans and $12.5 billion in customer deposits. The transaction is expected to close in the third quarter of 2004, following receipt of all regulatory approvals and certain other customary closing conditions. The merger agreement is also subject to approval by the GreenPoint and North Fork shareholders.

NOTE 3 — SECURITIES

Available-for-Sale Securities

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of available-for-sale securities were as follows at December 31,

	2003				2002
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	(Losses)	Value	Cost	Gains	(Losses)	Value

CMO Agency Issuances	$3,129,005	$14,162	$(32,737)	$3,110,430	$4,028,157	$27,128	$(1,575)	$4,053,710
CMO Private Issuances	1,278,205	4,862	(7,018)	1,276,049	2,762,794	27,796	(1,851)	2,788,739
Agency Pass-Through Certificates	1,240,897	11,593	(5,496)	1,246,994	485,240	18,439	(474)	503,205
State & Municipal Obligations	700,307	7,432	(724)	707,015	376,420	7,720	(850)	383,290
Equity Securities (1)	178,024	8,588	—	186,612	257,898	1,194	—	259,092
U.S Treasury Securities	55,750	15	—	55,765	34,927	78	—	35,005
U.S. Gov’t. Agencies’ Obligations	2,310	15	—	2,325	32,122	417	—	32,539
Other Debt Securities	534,114	14,544	(5,306)	543,352	508,209	8,490	(16,387)	500,312

	$7,118,612	$61,211	$(51,281)	$7,128,542	$8,485,767	$91,262	$(21,137)	$8,555,892

(1)	Amortized cost and fair value includes $68.2 million and $174.3 million in Federal Home Loan Bank stock at December 31, 2003 and 2002, respectively.

Held-to-Maturity Securities

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of held-to-maturity securities were as follows at December 31,

	2003				2002
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	(Losses)	Value	Cost	Gains	(Losses)	Value

Agency Pass-Through Certificates	$81,759	$2,693	$(463)	$83,989	$132,205	$5,821	$—	$138,026
CMO Private Issuances	38,389	225	(485)	38,129	113,501	1,319	(464)	114,356
State & Municipal Obligations	54,732	3,116	—	57,848	52,196	2,753	(18)	54,931
Other Debt Securities	15,405	—	(59)	15,346	9,976	—	—	9,976

	$190,285	$6,034	$(1,007)	$195,312	$307,878	$9,893	$(482)	$317,289

Annual Report 2003	49

Notes to Consolidated Financial Statements continued

          The Company maintains a Bank Owned Life Insurance trust (commonly referred to as BOLI). The BOLI trust was formed to offset future employee benefit costs and to provide additional benefits due to its tax-exempt nature. Only officer level employees who have consented have been insured under the program. Approximately, $205.5 million and $191.2 million in assets supported the program at December 31, 2003 and 2002, respectively and were principally included in the available-for-sale portfolio. The BOLI’s impact on net income during 2003, 2002 and 2001 has not been significant.
          At December 31, 2003, securities carried at $3.3 billion were pledged to secure securities sold under agreements to repurchase, other borrowings, and for other purposes as required by law. Securities pledged under agreements pursuant to which the collateral may be sold or repledged by the secured parties approximated $2.0 billion, while securities pledged under agreements pursuant to which the secured parties may not sell or repledge approximated $1.3 billion at December 31, 2003.
          The amortized cost and estimated fair value of securities by contractual maturity, at December 31, 2003, are presented in the table below. Expected maturities will differ from contractual maturities since issuers may have the right to call or prepay obligations without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in One Year or Less	$475,323	$475,993	$11,788	$11,943
Due After One Year Through Five Years	187,697	192,737	24,442	25,370
Due After Five Years Through Ten Years	175,364	183,732	19,735	21,003
Due After Ten Years	454,097	455,995	14,172	14,878

Subtotal	$1,292,481	$1,308,457	$70,137	$73,194
CMO’s	4,407,210	4,386,479	38,389	38,129
Agency Pass-Through Certificates	1,240,897	1,246,994	81,759	83,989
Equity Securities	178,024	186,612	—	—

	$7,118,612	$7,128,542	$190,285	$195,312

          The proceeds, gross realized gains and losses on the sale of securities, were as follows at December 31,

(in thousands)	2003	2002	2001

Proceeds from Sale	$1,532,384	$169,830	$233,890

Gross Realized Gains	$24,901	$4,899	$8,835
Gross Realized Losses	(9,139)	(382)	(106)

Net Realized Gains	$15,762	$4,517	$8,729

          The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2003:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses

CMO Agency Issuances	$1,629,581	$(32,721)	$3,598	$(17)	$1,633,179	$(32,737)
CMO Private Issuances	616,625	(6,847)	26,822	(656)	643,447	(7,503)
Agency Pass-Through Certificates	472,300	(5,826)	28,384	(133)	500,684	(5,959)
State & Municipal Obligations	308,420	(484)	21,986	(240)	330,406	(724)
Other Debt Securities	86,699	(1,674)	70,301	(3,691)	157,000	(5,365)

Total Temporarily Impaired Securities	$3,113,625	$(47,552)	$151,091	$(4,737)	$3,264,716	$(52,288)

50	North Fork Bancorporation

          At December 31, 2003, approximately 88% of the unrealized losses in the securities portfolio were comprised of pass-through certificates guaranteed by FHLMC, GNMA or FNMA and collateralized mortgage-backed obligations (“CMO’s”) backed by government agency pass-through certificates or whole loans. CMO’s by virtue of the underlying collateral or structure, are AAA rated and conservative current pay sequentials or PAC structures. The Company believes price movements in CMO’s and agency pass-through securities are dependent upon the movement in market interest rates since the inherent credit risk for these securities is negligible. The remaining 12% of the unrealized losses are concentrated in corporate bonds (“Other Debt Securities”) and state and municipal obligations. The Company reviews these securities at least annually and there are no instances of credit or rating agency downgrades. The Company believes these price movements can be attributed to the increase in current market credit spreads on similar issuances.
          Gross gains and losses recognized during 2003, 2002 and 2001 resulted from sales of mortgage backed securities, corporate bonds and certain equity and capital securities.
          When purchasing investment securities, management considers the Company’s overall interest-rate risk profile as well as the adequacy of expected returns relative to risks assumed, including prepayments. In managing the investment securities portfolio on a continuous basis, management occasionally sells investment securities as a result of changes in interest rates and spreads, actual or anticipated prepayments, credit risk associated with a particular security, and/or following the completion of a business combination.

NOTE 4 — LOANS

The composition of the loan portfolio is summarized as follows at December 31,:

		%		%
(dollars in thousands)	2003	of Total	2002	of Total

Multi-Family Mortgages	$3,634,533	29%	$3,640,039	32%
Commercial Mortgages	2,814,103	23	2,194,092	19
Residential Mortgages	2,403,306	20	2,507,388	22
Commercial	2,145,798	17	1,776,419	16
Consumer	1,095,529	9	1,040,490	9
Construction and Land	283,243	2	232,227	2

Total	12,376,512	100%	11,390,655	100%
Less: Unearned Income & Deferred Costs	31,239		21,516

Loans, net	$12,345,273		$11,369,139

          The loan portfolio is concentrated primarily in loans secured by real estate located in the New York Metropolitan area. The segments of the real estate portfolio are diversified in terms of risk and repayment sources. The underlying collateral includes multi-family apartment buildings, residential 1 - 4 family homes and owner occupied/non-owner occupied commercial properties. The risks inherent in this portfolio are dependent on both regional and general economic stability, which affect property values and the financial well being and creditworthiness of the borrowers.

          At December 31, 2003, loans of $1.3 billion were pledged as collateral under borrowing arrangements with the Federal Home Loan Bank of New York.
          Mortgage loans serviced for others approximated $900 million as of December 31, 2003 and 2002, respectively. Residential mortgage loans held-for-sale aggregated $4 million and $31 million at December 31, 2003 and 2002, respectively. Loans held for sale represent loans previously committed for sale in the secondary market and are awaiting funding.

Annual Report 2003	51

Notes to Consolidated Financial Statements continued

Related Party Loans

Loans to related parties include loans to directors and their related companies and executive officers of the Company and its subsidiaries. Such loans are made in the ordinary course of business on substantially the same terms as loans to other individuals and businesses of comparable risks. The Company does not extend loans to its directors and executive officers for the purpose of financing the purchase of its common stock. Related party loans, principally consisting of residential mortgage loans, aggregated $3.3 million and $3.5 million at December 31, 2003 and 2002, respectively.

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
          Non-performing assets at December 31, consisted of the following:

(in thousands)	2003	2002

Loans Ninety Days Past Due and Still Accruing	$2,268	$4,438
Non-Accrual Loans	11,072	7,778

Non-Performing Loans	13,340	12,216
Other Real Estate	313	295

Non-Performing Assets	$13,653	$12,511

          The following table represents the components of non-performing loans at December 31,:

(in thousands)	2003	2002

Commercial	$5,632	$2,958
Residential Mortgages	4,808	3,794
Consumer	2,343	4,723
Commercial Mortgages	557	637
Multi-Family Mortgages	—	104
Construction and Land	—	—

Total Non-Performing Loans	$13,340	$12,216

          The impact of non-accrual loans on net income during 2003, 2002, and 2001 was not significant. As part of the analysis for loan losses, certain loans are assessed for impairment in accordance with the provisions of SFAS 114. The level of loans identified as impaired and the related valuation was not significant as of December 31, 2003 and 2002.

          At December 31, 2003, there were no commitments to lend additional funds to borrowers whose loans are non-performing. Additionally, there were no restructured, accruing loans outstanding at December 31, 2003 and 2002.

52	North Fork Bancorporation

NOTE 5 — ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses is shown below for the years ended December 31,:

(in thousands)	2003	2002	2001

Balance at Beginning of Year	$114,995	$103,801	$89,653
Provision for Loan Losses	26,250	25,000	17,750
Recoveries Credited to the Allowance	8,122	7,487	7,753

	149,367	136,288	115,156
Losses Charged to the Allowance	(26,634)	(21,293)	(18,253)
Allowance From Purchase Acquisition	—	—	6,898

Balance at End of Year	$122,733	$114,995	$103,801

NOTE 6 — PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31,:

(in thousands)	2003	2002

Land	$27,781	$28,546
Bank Premises	76,023	72,528
Leasehold Improvements	64,946	53,664
Equipment	98,486	81,564

	267,236	236,302
Less: Accumulated Depreciation and Amortization	(116,361)	(103,773)

	$150,875	$132,529

Depreciation and amortization of premises and equipment, reflected as a component of non-interest expense in the consolidated statements of income, was $15.4 million, $13.5 million and $11.6 million for 2003, 2002 and 2001, respectively.

Annual Report 2003	53

Notes to Consolidated Financial Statements continued

NOTE 7 — FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The following is a summary of federal funds purchased and securities sold under agreements to repurchase (“repo’s”) at and for the years ended December 31,

(dollars in thousands)	2003	2002	2001

Federal Funds Purchased:
Period End Balance	$263,000	$201,000	$166,000
Maximum Amount Outstanding at Any Month End	336,000	201,000	372,000
Average Outstanding Balance	152,208	75,609	73,877
Weighted Average Interest Rate Paid	1.18%	1.69%	3.85%
Weighted Average Interest Rate at Year End	0.99	1.15	1.46

Securities Sold Under Agreements to Repurchase:
Period End Balance	$1,908,154	$3,650,000	$1,976,182
Accrued Interest Payable at Period End	7,607	9,688	8,854
Maximum Amount Outstanding at Any Month End	4,550,000	3,750,000	2,338,682
Average Outstanding Balance	3,075,401	2,589,225	2,037,848
Weighted Average Interest Rate Paid	2.41%	3.14%	4.85%
Weighted Average Interest Rate at Year End	2.92	2.47	3.64

          Management used interest swaps to convert certain repo’s from variable rates to fixed rates. These swaps qualify as cash flow hedges and are explained in more detail in “Notes to Consolidated Financial Statements — Note 17 — Derivative Financial Instruments.” The impact of these swaps was to change the weighted average interest rate paid in the above table to 2.85%, 3.69% and 4.97%, while the weighted average interest rate at year end in the above table changed to 3.28%, 2.97% and 4.06% at December 31, 2003, 2002 and 2001, respectively.

          Qualifying repo’s are treated as financings and the obligations to repurchase securities sold are reflected as liabilities on the consolidated balance sheets. The dollar amount of securities underlying the agreements remains in the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the brokers may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell substantially similar securities at the maturity of the agreements to the Company.
          The following is a summary of the amortized cost and fair value of securities collateralizing repo’s, in addition to the amounts of and the contractual interest rates on the related borrowings.

	MBS & CMO Securities (1)
		Average	Amortized	Fair
(dollars in thousands)	Repo's (2)	Rate	Cost	Value

Maturity
Maturity Up to 30 Days	$108,154	1.14%	$117,530	$116,610
30 to 90 Days	75,000	1.15	82,142	78,958
90 Days to 1 Year	250,000	1.49	267,028	262,942
In Excess of 1 Year	1,475,000	3.38	1,514,200	1,508,312

Total	$1,908,154	2.92%	$1,980,900	$1,966,822

(1)	Excludes accrued interest receivable of $7.6 million on MBS & CMO securities.
(2)	Excludes accrued interest payable of $7.5 million.

          The Bank subsidiaries have arrangements with certain correspondent banks providing short-term credit for regulatory liquidity requirements. These available lines of credit aggregated $2.1 billion at December 31, 2003.

54	North Fork Bancorporation

NOTE 8 — FEDERAL HOME LOAN BANK ADVANCES (“FHLB”)

The following is a summary of the contractual maturities and average rates, as of December 31, 2003:

(dollars in thousands)
	FHLB	Average
Maturities	Advances	Rates

2004	$300,000	1.15%
2005	400,000	5.83
2006	200,000	4.67
2007	—	—
2008	50,000	5.62
Thereafter	100,000	5.90

Total	$1,050,000	4.27%

          Management used interest swaps to convert certain FHLB advances from variable rates to fixed rates. These swaps qualify as cash flow hedges and are explained in more detail in “Notes to Consolidated Financial Statements — Note 17 — Derivative Financial Instruments.” The impact of these swaps was to increase the weighted average interest rate paid in the above table to 4.66%.

          Under the terms of the blanket collateral agreement with the FHLB, advances are secured by certain qualifying residential and multi-family mortgage loans. At December 31, 2003, the carrying value of assets pledged as collateral was $1.3 billion.

NOTE 9 — SUBORDINATED DEBT

The following table is a summary of subordinated notes outstanding as of December 31,

(in thousands)	2003	2002

5.875% Subordinated Notes due August 15, 2012	$349,229	$349,140
5.0% Subordinated Notes due August 15, 2012	150,000	150,000

Total Subordinated Debt	499,229	499,140
Fair Value Hedge Adjustment	(22,730)	—

Carrying Amount	$476,499	$499,140

          The Company issued $350 million aggregate principal amount of 5.875% subordinated notes and $150 million aggregate principal amount of 5% fixed rate/floating rate subordinated notes in 2002. Both series of notes mature in 2012 and qualify as Tier 2 capital for regulatory purposes. The 5.875% subordinated notes bear interest at a fixed rate through maturity, pay interest semiannually and are not redeemable prior to maturity. The fixed rate/floating rate notes bear interest at a fixed rate of 5% per annum for the first five years, and convert to a floating rate thereafter until maturity based on three-month LIBOR plus 1.87%. Beginning in the sixth year, the Company has the right to redeem the fixed rate/floating rate notes at par plus accrued interest.

          In 2003, $500 million in pay floating swaps, designated as fair value hedges, were used to convert the stated fixed rate on the subordinated notes to variable rates indexed to three month LIBOR. See “Notes to Consolidated Financial Statements — Note 17 — Derivative Financial Instruments” for further details.

Annual Report 2003	55

Notes to Consolidated Financial Statements continued

NOTE 10 — CAPITAL SECURITIES

Company Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trusts (commonly referred to as Capital Securities or Trust Preferred Securities) are summarized as follows, at December 31,

(in thousands)	2003	2002

8.70% Capital Securities due December 15, 2026	$99,722	$99,710
8.00% Capital Securities due December 15, 2027	99,692	99,679
8.17% Capital Securities due May 1, 2028	45,000	45,000

Total Capital Securities	244,414	244,389
Fair Value Hedge Adjustment	14,830	24,537

Carrying Value	$259,244	$268,926

          The Capital Securities (or Trust Preferred Securities) are obligations of wholly-owned statutory business trust subsidiaries (collectively, the “Trusts”). The Trusts were formed with initial capitalizations in common stock and for the exclusive purpose of issuing the Capital Securities and using the proceeds to acquire Junior Subordinated Debt Securities (“Debt Securities”) issued by the Company. The Debt Securities are due concurrently with the Capital Securities, and are non-callable at any time in whole or in part for ten years from the date of issuance, except in certain circumstances. They may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.

          The Capital Securities qualify as Tier I capital for regulatory purposes and are subordinate in repayment to all obligations. Due to the issuance of FIN 46R, there can be no assurance that the Federal Reserve will continue to allow institutions to include Capital Securities as a component of Tier I Capital. As of December 31, 2003, the Company would still exceed the threshold for capital adequacy assuming the exclusion of Capital Securities.
          Interest rate swap agreements, designated as fair value hedges, were used to change the repricing characteristics of the $245 million in Capital Securities from their stated fixed rates to variable rates indexed to three-month LIBOR. See “Notes to Consolidated Financial Statements — Note 17 — Derivative Financial Instruments” for further details.

NOTE 11 — DEPOSITS

The following is a summary of the remaining maturity of time deposits and certificates of deposits, $100,000 and over as of December 31, 2003:

(in thousands)
2004	$2,310,143
2005	204,592
2006	108,075
2007	69,801
2008	52,176
Thereafter	1,035

Total Time and Certificates of Deposits	$2,745,822

          The aggregate amount of overdrawn deposit balances reclassified as loans was $14.5 million and $17.3 million as of December 31, 2003 and 2002, respectively.

56	North Fork Bancorporation

NOTE 12 — INCOME TAXES

The components of the consolidated provision for income taxes are shown below for the years ended December 31,:

(in thousands)	2003	2002	2001

Current Tax Expense	$215,930	$94,994	$162,456
Deferred Tax (Benefit)/Expense	(13,090)	123,844	12,142

Provision for Income Taxes	$202,840	$218,838	$174,598

          The following table reconciles the statutory Federal tax rate to the effective tax rate on income before income taxes for the years ended December 31,:

	2003	2002	2001

Federal Statutory Tax Rates	35.00%	35.00%	35.00%
Increases/Reductions Resulting from:
State and Local Income Taxes, Net of Federal Income Tax Benefit	.84	.84	.13
Amortization of Intangible Assets	—	—	1.31
Tax Exempt Interest, net	(1.56)	(1.45)	(1.59)
Dividends Received Deduction	(.32)	(.14)	(.25)
Other, net	(.11)	.17	(.10)

Effective Tax Rate	33.85%	34.42%	34.50%

          The components of the net deferred tax liability included in “Accrued Expenses and Other Liabilities” on the accompanying consolidated balance sheets at December 31, are as follows:

(in thousands)	2003	2002

Deferred Tax Assets:
Allowance for Loan Losses	$51,463	$49,185
Deferred Compensation and Other Employee Benefit Plans	5,079	7,167
Deductible Merger Related Restructure Charges	967	1,284
Valuation Differences Resulting From Acquired Assets	236	5,173
Unrealized Loss on Components of Other Comprehensive Income	1,542	—
Other	3,904	2,752

Gross Deferred Tax Asset	$63,191	$65,561

Valuation Allowance	(4,567)	(4,567)

Deferred Tax Asset	$58,624	$60,994

Deferred Tax Liabilities:
Income Not Yet Recognized For Tax Purposes	$111,989	$134,775
Tax Bad Debt Recapture	16,558	18,193
Unrealized Gain on Components of Other Comprehensive Income	—	13,572
Excess Book Basis Over Tax Basis — Premises and Equipment	8,187	1,692
Other	5,351	3,015

Gross Deferred Tax Liability	$142,085	$171,247

Net Deferred Tax Liability	$(83,461)	$(110,253)

Annual Report 2003	57

Notes to Consolidated Financial Statements continued

          During 2003, the Company’s valuation allowance remained at $4.6 million. Management continues to reserve a portion of the New York State and New York City deferred tax asset due to uncertainties of realization. Additionally, as a result of the Company’s merging with and acquiring thrifts, retained earnings at December 31, 2003 and 2002 includes $155 million for which no Federal income tax liability has been recognized. This amount represents the balance of acquired thrift bad debt reserves created for tax purposes as of December 31, 1987. These amounts are subject to recapture in the unlikely event that North Fork Bank makes distributions in excess of earnings and profits, redeems its stock, or liquidates.

NOTE 13 — RETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS

The Company maintains a defined benefit pension plan (the “Plan”) covering substantially all full-time employees. Pension expense is recognized over the employee’s service life utilizing the projected unit cost actuarial method. Participants accrue a benefit each year equal to five percent of their annual compensation, as defined, plus a rate of interest based on the one-year Treasury Bill rate, credited quarterly. Plan assets are invested in a diversified portfolio of mutual funds, fixed income securities, and equity securities. Contributions are periodically made to the Plan so as to comply with the Employee Retirement Income Security Act (“ERISA”) funding standards and the Internal Revenue Code of 1986, as amended.

          The Company also provides health care and life insurance benefits to eligible retired employees. Health care benefits received, range up to 100% of coverage premiums based on an employee’s age, years of service and retirement date.
          The following table sets forth changes in the projected benefit obligations, plan assets and a reconciliation of the funded status and the assumptions used in determining the net periodic cost included in the accompanying consolidated financial statements at December 31, for the Company’s retirement and post-retirement plans. The Plan’s were valued using a December 31 measurement date.

(in thousands)
	Pension Benefits		Post-Retirement Benefits
	2003	2002	2003	2002

Change in Benefit Obligation:
Benefit Obligation at Beginning of Year	$88,249	$81,783	$19,805	$16,626
Service Cost	3,500	2,985	576	425
Interest Cost	5,545	5,704	1,247	1,212
Amendments	—	455	—	—
Benefits Paid	(7,621)	(7,870)	(1,137)	(1,057)
Actuarial Loss	5,778	5,192	2,255	2,599

Benefit Obligation at End of Year	$95,451	$88,249	$22,746	$19,805

Change in Plan Assets:
Fair Value of Plan Assets at Beginning of Year	$92,408	$109,641	$—	$—
Actual Return on Plan Assets	8,072	(9,363)	18	—
Employer Contributions	9,000	—	2,813	1,057
Benefits Paid	(7,621)	(7,870)	(1,137)	(1,057)

Fair Value of Plan Assets at End of Year	$101,859	$92,408	$1,694	$—

Accumulated Benefit Obligation at End of Year:	$93,005	$86,491	N/A	N/A

Reconciliation of Funded Status:
Funded Status	$6,408	$4,159	$(21,052)	$(19,805)
Unrecognized Actuarial Loss	24,802	21,139	2,161	2,454
Unrecognized Prior Service Cost	(1,166)	(1,429)	(597)	(678)
Unrecognized Transition Asset	(559)	(986)	8,033	6,032

Prepaid/(Accrued) Benefit Cost	$29,485	$22,883	$(11,455)	$(11,997)

58	North Fork Bancorporation

	Pension Benefits			Post-Retirement Benefits
	2003	2002	2001	2003	2002	2001

Weighted Average Assumptions Used to Determine Benefit Obligations at December 31:
Discount Rate	6.00%	6.50%	7.25%	6.00%	6.50%	7.25%
Rate of Compensation Increase	4.50	4.50	4.50	N/A	N/A	N/A
Weighted Average Assumptions Used to Determine Net Periodic Benefit Cost (Income) for the Year Ended:
Discount Rate	6.50%	7.25%	7.75%	6.50%	7.25%	7.75%
Expected Rate of Return on Plan Assets	7.50	8.00	8.50	7.50	N/A	N/A
Rate of Compensation Increase	4.50	4.50	4.50	N/A	N/A	N/A

          To develop the expected long-term rate of return on assets assumption, we considered the current level of expected returns on risk free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. This resulted in the selection of the 7.50% assumption for the year ended December 31, 2003.

          The components of net periodic benefit cost follow for the years ended December 31,

(in thousands)
	Pension Benefits			Post-Retirement Benefits
Components of Net Periodic Benefit Cost/(Income):	2003	2002	2001	2003	2002	2001

Service Cost	$3,500	$2,985	$2,649	$576	$425	$275
Interest Cost	5,545	5,704	5,998	1,247	1,212	1,165
Expected Return on Plan Assets	(6,805)	(8,412)	(10,056)	—	—	—
Amortization of Prior Service Cost	(263)	(280)	(296)	(81)	(81)	(81)
Amortization of Transition Asset	(427)	(428)	(428)	293	293	293
Recognized Actuarial Loss/(Gain)	848	—	(291)	236	147	93

Net Periodic Benefit Cost/(Income)	$2,398	$(431)	$(2,424)	$2,271	$1,996	$1,745

          The following table sets forth the assumed health care costs trend rates at December 31,

	2003		2002
Assumptions in Health Care Costs Trend Rates:	HMO	Indemnity	HMO	Indemnity

Health Care Cost Trend Rate Assumed for Next Year	9.0%	11.0%	9.0%	11.0%
Rate to Which the Cost Trend is Assumed to Decline (the ultimate trend rate)	5.0	5.0	5.0	5.0
Year That the Rate Reached the Ultimate Trend Rate	2008	2010	2007	2009

Annual Report 2003	59

Notes to Consolidated Financial Statements continued

          Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend would have the following effects:

(in thousands)
	2003		2002
	1% Increase	1% Decrease	1% Increase	1% Decrease

Effect on Total of Service and Interest Cost	$362	$(260)	$300	$(217)
Effect on Postretirement Benefit Obligation	$2,773	$(2,116)	$2,400	$(1,800)

Plan Asset Allocation

The plan’s weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

Asset Category:	2003	2002

Equity Securities	60%	60%
Debt Securities	38	38
Other	2	2

Total	100%	100%

          The investment guidelines adopted by the Retirement Committee for the Plan provide the following asset allocation requirements and limitations:
•	Equity Securities: Not more than 60% of assets
•	Debt Securities: Not more than 40% of assets

          The guidelines specify equity allocations as follows: 1) Large Capitalization Value of 30% to 40%, 2) Large Capitalization Growth of 20% to 30%, 3) Middle Capitalization of 15% to 25%, 4) Smaller Capitalization of 0% to 15% and 5) Diversified International of 0% to 15%.
          Debt securities are limited by the investment guidelines to United States Government obligations or corporate issues rated Baa or higher by Standard & Poor’s or Moody’s. Cash equivalent securities may be viewed as alternative investment vehicles and are limited by the guidelines to mutual funds consisting of instruments issued by the United States Government, United States Treasury, Federal Reserve System or Federal Home Loan Bank, or mutual funds consisting of commercial paper issued by a domestic corporation rated “prime” by the National Credit Office, or of individual fixed income instruments rated A or P1 or higher, maturing in 180 days or less.
          The guidelines require that the Plan’s performance be reviewed periodically by comparing total rates of return to specified market indices.
          The Company does not expect to make a contribution to the pension plan during 2004, but it expects to make a $1.2 million contribution to the post-retirement plan during 2004.
          The Company maintains a Supplemental Executive Retirement Plan (“SERP”), that restores to specified senior executives the full level of retirement benefits they would have been entitled to receive absent the ERISA provision limiting maximum payouts under tax qualified plans. The projected benefit obligation, which is unfunded, was $627 thousand at December 31, 2003 and $624 thousand at December 31, 2002. Net periodic pension expense incurred in 2003, 2002 and 2001 for the SERP was $103 thousand, $127 thousand and $137 thousand, respectively. The weighted average discount rate utilized to determine the projected benefit obligation was 6.00%, 6.50% and 7.25% at December 31, 2003, 2002 and 2001, respectively. The assumed rate of future compensation increases was 4.50% at December 31, 2003, 2002 and 2001.

60	North Fork Bancorporation

          A savings plan is maintained under section 401(k) of the Internal Revenue Code and covers substantially all current full-time and certain part-time employees. Newly hired employees can elect to participate in the savings plan after completing three months of service. Under the provisions of the savings plan, employee contributions are partially matched by the Company with cash contributions. Participants can invest their account balances into several investment alternatives, including shares of the Company’s common stock. The 401(k) plan expense was $3.4 million, $3.2 million and $2.5 million for the years ended December 31, 2003, 2002, and 2001, respectively.

NOTE 14 — COMMON STOCK PLANS

The Company maintains stock incentive plans for all eligible employees providing for grants of stock options and restricted stock awards. Options to purchase common stock are granted by the Compensation Committee at the average market price on the date of grant, generally vest in six months and have a ten-year expiration period. The Company has not, nor does it anticipate, repricing any stock options.

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

New Employee Stock Compensation Plan

The plan provides for non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons not previously employed by the Company in connection with their entering into such an employment relationship. The number of shares issuable thereunder, either as restricted stock or non-qualified stock options is 1,000,000 shares. At December 31, 2003, 965,500 shares remain authorized and unissued.

2003 Stock Compensation Plan

The plan provides for non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons including executive officers and other full-time employees. The number of shares issuable thereunder is 5,000,000, with no more than 3,300,000 authorized for restricted stock awards. At December 31, 2003, 5,000,000 shares remained authorized and unissued.

1999 Stock Compensation Plan

The plan provides for non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons including executive officers and other full-time employees. The number of shares issuable thereunder is 5,000,000, with no more than 3,300,000 authorized for restricted stock awards. At December 31, 2003, 365,916 shares remained authorized and unissued.

1998 Stock Compensation Plan

The plan provides for non-qualified stock options and restricted stock awards, to be granted either separately or in combination to all eligible persons including executive officers and other full-time employees. The number of shares issuable thereunder is 1,500,000 with no more than 1,000,000 authorized for restricted stock awards. At December 31, 2003, 34,370 shares remain authorized and unissued.

Annual Report 2003	61

Notes to Consolidated Financial Statements continued

Acquired Stock Plans

Certain previously acquired companies maintained incentive and non-qualified stock option plans for their officers, directors, and other key employees, all of which vested at the time of the merger date. At December 31, 2003, 517,121 stock options remained outstanding under these plans.
          The following is a summary of the activity in the aforementioned stock option plans for the three-year period ended December 31,

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at Beginning of Year	3,362,788	$23.32	3,711,393	$18.07	5,281,899	$15.00
Granted	432,200	38.38	1,222,264	34.97	446,550	31.16
Exercised	(607,754)	14.06	(1,497,269)	19.15	(2,002,856)	12.89
Cancelled	(12,500)	22.78	(73,600)	36.94	(14,200)	18.20

Outstanding at Year End	3,174,734	$27.14	3,362,788	$23.32	3,711,393	$18.07

Options Exercisable at Year End	2,763,134	$25.54	2,875,568	$21.66	3,269,512	$16.54

          The following is a summary of the information concerning currently outstanding and exercisable options as of December 31, 2003:

		Weighted	Weighted		Weighted
Range of		Average	Average		Average
Exercise	Options	Remaining	Exercise	Options	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

$ 4.36 - $17.45	746,757	3.4	$11.47	741,957	$11.45
$17.45 - $34.90	1,335,913	7.3	28.25	1,325,313	28.26
$34.90 - $43.63	1,092,064	8.9	36.49	695,864	35.37

$ 4.36 - $43.63	3,174,734	6.9	$27.14	2,763,134	$25.54

The following is a summary of activity in restricted stock for the years ended December 31,

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
		Grant		Grant		Grant
	Shares	Price	Shares	Price	Shares	Price

Outstanding at Beginning of Year	3,835,920	$23.85	2,850,820	$19.85	2,464,745	$17.17
Granted	824,950	38.47	1,137,350	33.97	517,250	31.30
Vested	(99,985)	20.31	(83,350)	16.50	(82,700)	12.63
Cancelled	(9,500)	25.18	(68,900)	33.91	(48,475)	18.28

Outstanding at Year End	4,551,385	$26.58	3,835,920	$23.85	2,850,820	$19.85

          Restricted stock awards are recorded as deferred compensation, a component of stockholders’ equity, at fair value at the date of grant and amortized to compensation expense over the specified vesting periods.

          Compensation expense related to restricted stock awards included in employee compensation and benefits was $10.3 million, $8.5 million, and $5.3 million in 2003, 2002 and 2001, respectively.

62	North Fork Bancorporation

          As permitted under SFAS 123, as amended by SFAS 148, management has elected to apply the intrinsic value method in accounting for its stock-based compensation plans. Accordingly, compensation expense has not been recognized in the accompanying statements of income for its stock-based compensation plans, other than for restricted stock awards. Had compensation expense been recognized for the fair value of options awarded consistent with the methodology prescribed, pro-forma net income and earnings per share would have been as follows for the years ended December 31,

(dollars in thousands, except per share amounts)	2003	2002	2001

Net Income as Reported	$396,365	$416,893	$331,484

Add: Restricted stock expense included in net income, net of taxes	6,808	5,535	3,463
Less: Total stock-based employee compensation expense determined under the fair value method for all awards, net of taxes	(9,282)	(11,738)	(5,780)

Pro-Forma Net Income	$393,891	$410,690	$329,167

Earnings Per Share:
Basic — as Reported	$2.63	$2.61	$2.08
Basic — Pro-Forma	2.61	2.57	2.06
Diluted — as Reported	$2.60	$2.58	$2.05
Diluted — Pro-Forma	2.58	2.54	2.04

          For purposes of the pro-forma amounts, the fair value of stock options granted was estimated using the Black-Scholes option-pricing model at the date of grant. The weighted average assumptions used in the computations are as follows:

	2003	2002	2001

Fair Value for Options Granted	$8.63	$8.15	$7.92
Dividend Yield	2.82%	3.11%	2.88%
Volatility	26.30	27.71	27.69
Risk-Free Interest Rate	3.43	3.87	4.50
Assumed Forfeitures	None	None	None
Expected Life	6 Years	6 Years	6 Years

Dividend Reinvestment and Stock Purchase Plan

The Dividend Reinvestment and Stock Purchase Plan provides stockholders with a method of purchasing additional common stock through the reinvestment of cash dividends and/or making optional cash payments, within certain specified limits, without brokerage commission. At December 31, 2003, 1,875,998 shares remain authorized and unissued.

Change-in-Control Arrangements

Certain key executive officers have arrangements that provide for the payment of a multiple of base salary, should a change-incontrol, as defined, occur. These payments are limited under guidelines for deductibility pursuant to the Internal Revenue Code. Also, in connection with a potential change-in-control, certain performance plans were adopted in which substantially all employees could participate in a cash distribution. The amount of the performance plan cash fund would be established when a change-in-control transaction occurs that exceeds industry averages and achieves an above average return for shareholders. A limitation is placed on the amount of the fund and no performance pool is created if the transaction does not exceed industry averages.

Annual Report 2003	63

Notes to Consolidated Financial Statements continued

NOTE 15 – PARENT COMPANY ONLY

Condensed Balance Sheets at December 31,

(in thousands)	2003	2002

Assets:
Deposits with North Fork Bank	$55,896	$58,091
Money Market Investments	1,056	1,010
Securities Purchased Under Agreements to Resell with North Fork Bank	90,000	280,000
Securities Available-for-Sale	112,444	101,038
Investment in Subsidiaries (1)	1,951,168	1,811,161
Goodwill	23,789	23,789
Other Assets	74,240	76,009

Total	$2,308,593	$2,351,098

Liabilities and Stockholders’ Equity:
Junior Subordinated Debt (See Note 10)	$266,977	$276,659
Subordinated Debt (See Note 9)	476,499	499,140
Dividends Payable	45,757	42,864
Accrued Expenses & Other Liabilities	40,871	18,382
Stockholders’ Equity	1,478,489	1,514,053

Total	$2,308,593	$2,351,098

(1)	Principally represents investment in bank subsidiaries.

Condensed Statements of Income For the Years Ended December 31,

(in thousands)	2003	2002	2001

Income:
Dividends from Subsidiaries	$250,000	$192,000	$128,100
Interest Income	11,486	10,110	9,879
Securities Gains, net	8,608	621	400
Other Income	4,299	2,986	1,804

Total Income	274,393	205,717	140,183

Expense:
Interest Expense	—	21	1,004
Interest on Junior Subordinated Debt	8,919	15,673	21,044
Interest on Subordinated Debt	23,611	11,558	—
Employee Compensation & Benefits	10,686	8,928	5,672
Amortization of Goodwill	—	—	2,335
Other Expenses	2,062	2,381	2,004

Total Expenses	45,278	38,561	32,059

Income Before Income Taxes and Equity in Earnings of Subsidiaries	229,115	167,156	108,124
Income Tax Benefit	(9,559)	(11,371)	(9,143)
Equity in Undistributed/(Overdistributed) Earnings of Subsidiaries:
Bank Subsidiaries	157,227	239,391	213,975
Other Subsidiaries	464	(1,025)	242

Net Income	$396,365	$416,893	$331,484

Condensed Statements of Cash Flows For the Years Ended December 31,

(in thousands)	2003	2002	2001

Cash Flows from Operating Activities:
Net Income	$396,365	$416,893	$331,484
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	9,850	8,682	5,306
Amortization of Goodwill	—	—	2,335
Equity in Undistributed Earnings of Subsidiaries	(157,691)	(238,366)	(214,217)
Securities Gains, net	(8,608)	(621)	(400)
Other, net	(6,199)	(3,080)	2,323

Net Cash Provided by Operating Activities	233,717	183,508	126,831

Cash Flows from Investing Activities:
Proceeds from Sales of Securities Available-for-Sale	56,256	29,872	16,596
Purchases of Securities Available-for-Sale	(102,473)	(15,873)	(10,326)
Investment in Subsidiaries	(9,440)	(8,819)	(1,700)
Proceeds from Maturities of Securities Held-to-Maturity	55,842	—	—

Net Cash Provided by Investing Activities	185	5,180	4,570

Cash Flows from Financing Activities:
Purchases of Treasury Stock	(264,193)	(207,604)	(8,051)
Cash Dividends Paid to Shareholders	(167,610)	(160,091)	(131,151)
Exercise of Options and Common Stock Sold for Cash	5,752	14,240	30,147
Proceeds from the Issuance of Subordinated Debt	—	495,929	—
Repayment of Loan from North Fork Bank	—	—	(17,000)
Repayment of Commercial Paper	—	—	(2,709)

Net Cash (Used in)/Provided by Financing Activities	(426,051)	142,474	(128,764)

Net (Decrease)/Increase in Cash and Cash Equivalents	(192,149)	331,162	2,637
Cash and Cash Equivalents at Beginning of Year	339,101	7,939	5,301

Cash and Cash Equivalents at End of Year	$146,952	$339,101	$7,938

Annual Report 2003	65

Notes to Consolidated Financial Statements continued

NOTE 16 – CAPITAL

The Company and its bank subsidiaries are subject to the risk based capital guidelines administered by bank regulatory agencies. The guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under these guidelines, assets and certain off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and certain risk weighted off-balance sheet items. The guidelines require all banks and bank holding companies to maintain a minimum ratio of total risk based capital to total risk weighted assets (“Total Risk Adjusted Capital”) of 8%, including Tier 1 capital to total risk weighted assets (“Tier 1 Capital”) of 4% and a Tier 1 capital to average total assets (“Leverage Ratio”) of at least 4%. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on the Company.
          The regulatory agencies have amended the risk-based capital guidelines to provide for interest rate risk consideration when determining a banking institution’s capital adequacy. The amendments require institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.
          As of December 31, 2003, the most recent notification from the various regulators categorized the Company and its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. Under the capital adequacy guidelines, a well capitalized institution must maintain a Total Risk Adjusted Capital Ratio of at least 10%, a Tier 1 Capital Ratio of at least 6%, a Leverage Ratio of at least 5%, and not be subject to any written order, agreement or directive. Since such notification, there are no conditions or events that management believes would change this classification. Due to the recent issuance of FIN 46R, there can be no assurance that the Federal Reserve will continue to allow institutions to include Trust Preferred Securities (or Capital Securities) as a component of Tier 1 Capital. As of December 31, 2003, the Company would still exceed the regulatory threshold for capital adequacy if it were to exclude Trust Preferred Securities from Tier 1 Capital.
          The following table sets forth the Company’s risk-based capital amounts and ratios as of December 31,:

	2003		2002

(dollars in thousands)	Amount	Ratio	Amount	Ratio

Tier 1 Capital	$1,301,687	10.49%	$1,316,986	11.43%
Regulatory Requirement	496,414	4.00	460,797	4.00

Excess	$805,273	6.49%	$856,189	7.43%

Total Risk Adjusted Capital	$1,927,410	15.53%	$1,931,659	16.77%
Regulatory Requirement	992,828	8.00	921,593	8.00

Excess	$934,582	7.53%	$1,010,066	8.77%

Risk Weighted Assets	$12,410,354		$11,519,913

          The Company’s Leverage Ratios at December 31, 2003 and 2002 was 6.47% and 6.46%, respectively. North Fork Bank’s Tier 1, Total Risk Based and Leverage Ratios were 12.53%, 13.54%, and 7.72%, respectively, at December, 31, 2003. Superior Savings of New England’s Tier 1, Total Risk Based and Leverage Ratios were 14.66%, 15.21% and 6.51%, respectively, at December 31, 2003.

          On December 16, 2003, the Board of Directors increased the quarterly cash dividend to $.30 from $.27 per common share. The dividend was paid on February 17, 2004 to shareholders of record at the close of business on January 30, 2004.
          In June 2003, the Board of Directors approved an increase in its share repurchase program from the previously authorized level of 4 million shares to 8 million shares, representing 5% of the shares outstanding at such time. As of December 31, 2003, the Company had purchased 5.2 million shares at an average cost of $34.58 per share under this program. Total shares repurchased during 2003 under existing repurchase programs aggregated 7.8 million shares at an average cost per share of $33.80. Repurchases are made in the open market or through privately negotiated transactions.

66	North Fork Bancorporation

          The Company’s primary funding source is dividends from North Fork Bank. There are various federal and state banking laws and guidelines limiting the extent to which a bank subsidiary can finance or otherwise supply funds to its holding company. At December 31, 2003, dividends for North Fork Bank were limited under such guidelines to $752 million. From a regulatory standpoint, North Fork Bank with its current balance sheet structure had the ability to dividend approximately $425 million while still meeting the criteria for designation as a well-capitalized institution under existing regulatory capital guidelines. Additional sources of liquidity for the Company include borrowings, the sale of available-for-sale securities, and funds available through the capital markets.
          Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders is sufficient to fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality and overall financial condition. In addition, among other things, dividends from a New York-chartered bank, such as North Fork Bank, are limited to the bank’s net profits for the current year plus its prior two years’ retained net profits.
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
          North Fork Bank and Superior Savings of New England are required to maintain non-interest-bearing cash balances on reserve with the Federal Reserve Bank. In 2003 and 2002, they were required to maintain average reserve balances of $94.3 million and $68.0 million, respectively.

NOTE 17 – DERIVATIVE FINANCIAL INSTRUMENTS

The use of derivative financial instruments creates exposure to credit risk. This credit exposure relates to losses that would be recognized if the counterparties fail to perform their obligations under the contracts. To mitigate this exposure to non-performance, the Company deals only with counterparties of good credit standing and establish counterparty credit limits. In connection with our interest rate risk management process, the Company periodically enters into interest rate derivative contracts. These derivative interest rate contracts may include interest rate swaps, caps, and floors and are used to modify the repricing characteristics of specific assets and liabilities.
          The following table details the interest rate swaps and their associated hedged liability outstanding as of December 31, 2003:

			Swap	Swap
(dollars in thousands)	Hedged	Notional	Fixed	Variable
Maturity	Liability	Amounts	Interest Rates	Interest Rates

Pay Fixed Swaps
2004	FHLB Advances	$100,000	5.23%	1.17%
2005	Repurchase Agreements	100,000	4.24-4.26	1.16-1.17
2008	Repurchase Agreements	75,000	6.14	1.17

		$275,000

			Swap	Swap
		Notional	Fixed	Variable
Maturity		Amounts	Interest Rates	Interest Rates

Pay Floating Swaps
2007	5.00% Subordinated Debt	$150,000	5.00%	3.48 - 3.49%
2012	5.875% Subordinated Debt	350,000	5.875	3.48
2026	8.70% Capital Securities	100,000	8.70	2.87
2027	8.00% Capital Securities	100,000	8.00	2.24
2028	8.17% Capital Securities	45,000	8.17	3.94

		$745,000

Annual Report 2003	67

Notes to Consolidated Financial Statements continued

          At December 31, 2003, $275 million in pay fixed swaps, designated as cash flow hedges, were outstanding. These agreements change the repricing characteristics of certain term borrowings, requiring the Company to make periodic fixed rate payments and receive periodic variable rate payments indexed to three month LIBOR, based on a common notional amount and identical payment and maturity dates. These swaps had original maturities of up to 10 years and, as of year end, had an unrealized loss of $13.5 million, which is recorded as a component of other liabilities (the net of tax balance of $7.7 million, is reflected in stockholders’ equity as a component of accumulated other comprehensive income). The use of pay fixed swaps outstanding increased interest expense by $23.9 million, $32.8 million and $7.3 million in 2003, 2002 and 2001, respectively. Based upon the current interest rate environment, the amount of after tax loss expected to be reclassified from accumulated other comprehensive income during the next twelve months should approximate $4.8 million. During 2003, $850 million of pay fixed swaps, designated as cash flow hedges, and their related variable rate term borrowings matured. An additional $300 million in pay fixed swaps (cash flow hedges) maturing in 2004 were cancelled and the underlying borrowings repaid as a part of the balance sheet restructuring plan (See “Management’s Discussions and Analysis – Net Interest Income” for further details). The cancellation of these swaps resulted in a $6.6 million charge to earnings and is reported within debt restructuring costs on the consolidated statement of income for 2003. The remaining $5.3 million in debt restructuring costs during 2003 were related to the prepayment of $200 million of fixed rate term borrowings maturing in 2004.
          Interest rate swap agreements were used to change the repricing characteristics of the $245 million in Capital Securities from their stated fixed rates to variable rates indexed to three month LIBOR. The swaps, designated as fair value hedges, contain payment dates, maturity dates and embedded call options held by the counterparty (exercisable in approximately four years), which are identical to the terms and call provisions contained in the Capital Securities. At December 31, 2003, the positive fair value adjustment on the swap agreements hedging $200 million of Capital Securities was an unrealized gain totaling $17.1 million and is reflected as a component of other assets. The carrying amount of the $200 million in Capital Securities was increased by an identical amount. The negative fair value adjustment on the swap agreements hedging $45 million of Capital Securities was an unrealized loss totaling $2.3 million and is reflected as a component of other liabilities. The carrying amount of the $45 million in Capital Securities was decreased by an identical amount. These swaps decreased the weighted average interest rate paid on the Capital Securities to 2.81% at December 31, 2003. These swaps decreased interest expense by $12.3 million and $5.5 million in 2003 and 2002, respectively. There was no hedge ineffectiveness recorded in the Consolidated Statement of Income from these transactions for all periods reported.
          In June 2003, $350 million in pay floating swaps designated as fair value hedges were used to convert the stated fixed rate on the 5.875% subordinated notes to variable rates indexed to three month LIBOR. The swap term and payment dates match the related terms of the subordinated notes. In July 2003, $150 million in pay floating swaps designated as fair value hedges were used to convert the stated fixed rate on the 5% subordinated notes to variable rates indexed to three month LIBOR. The swap term is for five years, matching the period of time the subordinated notes pay a fixed rate. Beginning in the sixth year, The Company has the right to redeem the fixed rate/floating rate notes at par plus accrued interest or the interest rate converts to a spread over three month LIBOR. At December 31, 2003, the fair value adjustment on these swap agreements was an unrealized loss of $22.7 million and is reflected as a component of other liabilities and decreased the carrying amount of the $500 million in subordinated notes by an identical amount. The swaps reduced interest expense by approximately $5.3 million in 2003. There was no hedge ineffectiveness recorded in the Consolidated Statement of Income on these transactions for all periods reported.

68	North Fork Bancorporation

NOTE 18 – OTHER COMMITMENTS AND CONTINGENT LIABILITIES

Credit Related Commitments

The Company extends traditional off-balance sheet financial products to meet the financing needs of its customers. They include commitments to extend credit and letters of credit. Funded commitments are reflected in the consolidated balance sheet.
          Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually have fixed expiration dates or other termination clauses and may require the payment of a fee. Total commitments outstanding do not necessarily represent future cash flow requirements of the Company as many commitments expire without being funded.
          Management evaluates each customer’s creditworthiness prior to issuing these commitments and may also require certain collateral upon extension of credit based on management’s credit evaluation. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties. Fixed rate commitments are subject to interest rate risk based on changes in prevailing rates during the commitment period. The Company is subject to credit risk in the event that the commitments are drawn upon and the customer is unable to repay the obligation.
          Letters of credit are irrevocable commitments issued at the request of customers. They authorize the beneficiary to draw drafts for payment in accordance with the stated terms and conditions. Letters of credit substitute a bank’s creditworthiness for that of the customer and are issued for a fee commensurate with the risk.
          The Company typically issues two types of letters of credit: Commercial (documentary) Letters of Credit and Standby Letters of Credit. Commercial Letters of Credit are commonly issued to finance the purchase of goods and are typically short term in nature. Standby letters of credit are issued to back financial or performance obligations of a bank customer, and are typically issued for periods up to one year. Due to their long-term nature, standby letters of credit require adequate collateral in the form of cash or other liquid assets. In most instances, standby letters of credit expire without being drawn upon. The credit risk involved in issuing letters of credit is essentially the same as extending credit facilities to comparable customers.
          The following table presents total commitments and letters of credit outstanding at December 31,:

(in thousands)	2003	2002

Commitments to Extend Credit	$1,604,640	$1,464,128
Standby Letters of Credit (1)	187,322	105,781
Commercial Letters of Credit	16,112	18,147

(1)	Standby letters of credit are considered guarantees in accordance with the criteria specified by FIN 45, which was adopted on January 1, 2003. After that date, the Company issued or modified standby letters of credit with an aggregate contract value of $222.6 million that are included in other liabilities in the accompanying consolidated balance sheet at their estimated fair value of $1.2 million as of December 31, 2003. The fair value of these instruments is recognized as income over the initial term of the guarantee.

(2)	At December 31, 2003, commitments to extend credit with maturities of less than one year totaled $1.3 billion, while $.3 billion matures between one to three years. Standby and commercial letters of credit are issued with original maturity terms of twelve months or less.

Notes to Consolidated Financial Statements continued

Lease Commitments

At December 31, 2003, the Company was obligated under a number of non-cancelable leases for certain premises and equipment. The minimum annual rental commitments, exclusive of taxes and other charges, under non-cancelable lease agreements for premises at December 31, 2003, are summarized as follows:

Year Ended December 31:
(in thousands)	Minimum
Rentals
2004	$26,914
2005	25,289
2006	24,091
2007	22,979
2008	21,289
Thereafter	109,040

Total Lease Commitments	$229,602

          The majority of these leases contain periodic escalation clauses and it is anticipated that expiring leases should be renewed or replaced by leases on other properties.

          Rent expense for the years ended December 31, 2003, 2002 and 2001 amounted to $24.5 million, $19.5 million and $12.7 million, respectively.

Litigation

The Company and its subsidiaries are subject to certain pending and threatened legal actions that arise out of the normal course of business. Management believes that the resolution of any pending or threatened litigation will not have a material adverse effect on the Company’s financial condition or results of operations.

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

	2003		2002
	Carrying	Estimated	Carrying	Estimated
(in thousands)	Amount	Fair Value	Amount	Fair Value

Cash and Cash Equivalents	$531,391	$531,391	$424,338	$424,338
Securities Held-to-Maturity	190,285	195,312	307,878	317,289
Securities Available-for-Sale	7,128,542	7,128,542	8,555,892	8,555,892

Total Cash, Cash Equivalents and Securities	$7,850,218	$7,855,245	$9,288,108	$9,297,519

70	North Fork Bancorporation

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

	2003		2002
	Carrying	Estimated	Carrying	Estimated
(in thousands)	Amount	Fair Value	Amount	Fair Value

Gross Loans	$12,376,512	$12,606,865	$11,390,655	$11,793,337

Deposit Liabilities and Borrowings

The carrying amounts for demand deposits, savings, NOW, money market accounts and borrowings with an interest sensitive period of 90 days or less are reasonable estimates of their fair values. Fair values for time deposits and borrowings are estimated by discounting the future cash flows using the rates currently offered for deposits and borrowings of similar remaining maturities.
          The following table presents the carrying amount and estimated fair value of the deposits and borrowings as of December 31,

	2003		2002
	Carrying	Estimated	Carrying	Estimated
(in thousands)	Amount	Fair Value	Amount	Fair Value

Demand Deposits	$4,080,134	$4,080,134	$3,417,534	$3,417,534
Savings	3,770,683	3,770,683	3,440,573	3,440,573
NOW and Money Market	4,519,476	4,519,476	3,347,385	3,347,385
Time Deposits	2,745,822	2,752,277	2,987,038	2,998,989

Total Deposits	$15,116,115	$15,122,570	$13,192,530	$13,204,481

Borrowings with an Interest Sensitive Period of 90 days or less	$746,154	$746,154	$3,426,000	$3,426,000
Borrowings with an Interest Sensitive Period greater than 90 days	2,475,000	2,610,609	1,975,000	2,159,988
Subordinated Debt	476,499	532,331	499,140	535,447
Capital Securities	259,244	274,192	268,926	272,991

Total Borrowings	$3,956,897	$4,163,286	$6,169,066	$6,394,426

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
          At December 31, 2003 and 2002, there was no significant unrealized appreciation or depreciation on these financial instruments.

Annual Report 2003	71

Notes to Consolidated Financial Statements continued

NOTE 20 — RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for Costs Associated with Exit or Disposal Activities

Effective January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred and be measured at fair value. Previous guidance required the recognition of such costs be at the date of management’s commitment to an exit plan. SFAS 146 was effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 had no impact on the Company’s financial statements.

Consolidation of Variable Interest Entities

The FASB recently released Interpretation No. 46, “Consolidation of Variable Interest Entities (revised December 2003)” (“FIN 46R”). FIN 46R promulgates new rules for the consolidation of special-purpose vehicles and other variable interest entities (“VIE”). FIN 46R requires that a VIE be consolidated by the entity that absorbs a majority of the expected losses or a majority of the expected residual returns.
          In the first quarter of 2004, FIN 46R will require companies, such as North Fork, that have previously issued trust preferred securities (Capital Securities) through statutory business trusts, to deconsolidate their investment in those trusts. Deconsolidation will result in a re-characterization of the underlying consolidated debt obligations from the previous trust preferred securities obligations to the junior subordinated debenture obligations that exist between North Fork and the issuing trust entities.
          In July 2003, the Board of Governors of the Federal Reserve System issued a supervisory letter instructing bank holding companies to continue to include trust preferred securities (Capital Securities) in Tier 1 capital for regulatory capital purposes until further notice. The Federal Reserve intends to review the regulatory implications of any accounting treatment changes and, if necessary, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to allow institutions to include Capital Securities in Tier 1 capital for regulatory capital purposes. As of December 31, 2003, assuming the Company no longer included the Capital Securities issued by North Fork Capital Trust I, North Fork Capital Trust II, and Reliance Capital Trust I in Tier 1 capital, the Company would still exceed the regulatory threshold for capital adequacy (See “Notes to Consolidated Financial Statements” — Footnote 10 — “Capital Securities” for additional information).

Accounting for Derivative Instruments and Hedging Activities

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” In particular, SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003. Adoption of SFAS 149 did not have a material effect on the Company’s financial statements.

72	North Fork Bancorporation

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 was effective immediately for financial instruments entered into or modified after May 31, 2003; otherwise, it was effective for all existing contracts on July 1, 2003. However, the effective date of the statement’s provisions related to the classification and measurement of certain mandatorily redeemable non-controlling interests has been deferred indefinitely by the FASB, pending further Board action. Adoption of SFAS 150 did not have a material effect on the Company’s financial statements.

Employers’ Disclosures about Pensions and Other Postretirement Benefits

In December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS 132”). SFAS 132 requires additional disclosures to those in the original SFAS 132 regarding the plan assets, obligations, cash flows, and interim period benefit cost. SFAS 132 applies to defined benefit pension plans and other defined benefit post-retirement plans. The additional disclosures were added so that users of financial statements could better evaluate retirement benefit plans, including the risks that may affect future earnings and cash flows. The provisions of SFAS 132 were effective for fiscal years ending after December 15, 2003 and have been addressed in Footnote 13 — “Retirement and Other Employee Benefit Plans”.

Annual Report 2003	73

Independent Auditors’ Report

To the Stockholders and Board of Directors of North Fork Bancorporation, Inc.

We have audited the accompanying consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows, changes in stockholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

 New York, New York
February 25, 2004

74	North Fork Bancorporation

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
          The Board of Directors fulfills its oversight role for the financial statements through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets regularly with management, the internal auditors and the independent auditors, to discuss internal controls and accounting, auditing and financial reporting matters. The Audit Committee reviews and approves the scope of internal and external audits, as well as recommendations made with respect to internal controls by the independent and internal auditors and the various regulatory agencies. KPMG LLP and the internal auditors meet with the Audit Committee with and without management present.
          Management assessed the Company’s system of internal control over financial reporting as of December 31, 2003 based on criteria for effective internal control over financial reporting described in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2003, the Company’s system of internal control over financial reporting met those criteria.

JOHN ADAM KANAS	DANIEL M. HEALY
Chairman, President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Annual Report 2003	75

Corporate and Shareholder Information

Executive Management

John Adam Kanas
Chairman, President & Chief Executive Officer

John Bohlsen

Vice Chairman

Daniel M. Healy

Executive Vice President & Chief Financial Officer

Aurelie S. Campbell

Vice President & Corporate Secretary

Board of Directors

John Adam Kanas, Chairman
John Bohlsen, Vice Chairman
Allan C. Dickerson
Lloyd A. Gerard
Daniel M. Healy
Raymond A. Nielsen
James F. Reeve
George H. Rowsom
Dr. Kurt Schmeller

Corporate Headquarters

275 Broadhollow Road
Melville, NY 11747

Investor Relations

Shareholders seeking information about the Company may obtain analyst presentations, press releases and government filings from North Fork’s website www.northforkbank.com. Additional inquiries can be directed to the Corporate Secretary’s office, 275 Broadhollow Road, Melville, New York 11747 or by calling 631-501-4618.

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
          “Registered” shareholders can arrange for direct deposit of cash dividends - Direct deposit provides a safe, timesaving method of receiving cash dividends. “Registered” shareholders can automatically have their dividends deposited on the date of payment into a checking, savings, or money market account at any financial institution providing Automated Clearing House services by calling our Transfer Agent, Equiserve Trust Company, N.A., at 1-800-870-2340.

Shareholder Account Inquiries

Shareholders who wish to change the name, address or ownership of their stock, consolidate accounts, eliminate duplicate mailings or replace lost certificates or dividend checks, should contact the Stock Registrar and Transfer Agent at the address and phone number listed.

Stock Registrar and Transfer Agent

Equiserve Trust Company, N.A.
P.O. Box 43069
Providence, RI 02940-3069

Private Couriers/Registered Mail:

Equiserve Trust Company, N.A.
66 Brooks Drive
Braintree, MA 02184

Email access is available through Equiserve’s web page at

www.equiserve.com
Hearing Impaired — TTD: 1-800-952-9245
Shareholder Assistance: 1-800-317-4445

Stock Listing

North Fork Bancorporation, Inc. is traded on the New York Stock Exchange under the symbol NFB. Newspaper stock listings: NoForkBcp or NoFrkBc.

Annual Meeting

The annual meeting of shareholders will be held April 27, 2004, 10 a.m. at the Wyndham Wind Watch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, 631-232-9800.