Form 10-K/A, Exhibit 13
period 2003-12-31
NORTH FORK BANCORPORATION INC
filed 2004-04-12
CIK 352510

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

(in thousands, except ratios and per share amounts)	2003	2002	2001	2000	1999

Earnings Summary:
Interest Income (tax equivalent basis) (1)	$1,134,999	$1,211,582	$1,129,318	$1,087,137	$938,336
Interest Expense	294,746	347,560	443,921	500,662	422,267

Net Interest Income (tax equivalent basis) (1)	840,253	864,022	685,397	586,475	516,069
Less: Tax Equivalent Adjustment	24,739	22,244	19,438	14,537	8,753

Net Interest Income	815,514	841,778	665,959	571,938	507,316
Provision for Loan Losses	26,250	25,000	17,750	17,000	6,013

Net Interest Income after Provision for Loan Losses	789,264	816,778	648,209	554,938	501,303

Non-Interest Income	129,069	116,368	100,166	99,375	62,400
Securities Gains, net	15,762	4,517	8,729	3,138	13,578
Gain on Sale of Facilities, net	10,980	3,254	—	—	—
Non-Interest Expense	333,915	305,186	231,207	263,543	181,350
Debt Restructuring Costs	11,955	—	—	—	—
Amortization of Goodwill	—	—	19,815	17,937	5,930

Income Before Income Taxes	599,205	635,731	506,082	375,971	390,001
Provision for Income Taxes	202,840	218,838	174,598	141,206	140,480

Net Income	$396,365	$416,893	$331,484	$234,765	$249,521

Per Share:
Net Income — Basic	$2.63	$2.61	$2.08	$1.40	$1.53
Net Income — Diluted	2.60	2.58	2.05	1.39	1.52
Cash Dividends	1.11	1.01	.87	.72	.63
Book Value at December 31,	9.69	9.54	8.82	7.55	6.38
Market Price at December 31,	40.42	33.74	31.99	24.56	17.59

Balance Sheet Data at December 31,:
Total Assets	$20,961,641	$21,413,101	$17,232,103	$14,840,962	$13,676,156
Securities:
Available-for-Sale	7,128,542	8,555,892	5,043,557	3,467,663	3,682,210
Held-to-Maturity	190,285	307,878	709,965	1,090,677	1,351,504
Loans, net	12,345,273	11,369,139	10,399,691	9,394,713	7,897,688
Demand Deposits	4,080,134	3,417,534	2,702,753	2,025,249	1,558,044
Interest Bearing Deposits	11,035,981	9,774,996	8,600,553	7,143,946	6,083,519
Federal Funds Purchased & Collateralized Borrowings	3,221,154	5,401,000	3,692,182	4,004,147	4,559,200
Subordinated Debt	476,499	499,140	—	—	—
Capital Securities	259,244	268,926	244,364	244,339	199,314
Stockholders’ Equity	1,478,489	1,514,053	1,437,008	1,213,918	999,098

10	North Fork Bancorporation

(in thousands, except ratios and per share amounts)	2003	2002	2001	2000	1999

Average Balance Sheet Data:
Total Assets	$21,328,338	$18,856,792	$15,628,132	$14,577,966	$13,088,336
Securities	7,948,104	6,520,889	4,736,557	4,778,616	5,024,986
Loans, net	11,794,243	10,946,247	9,829,856	8,958,180	7,319,285
Total Deposits	14,166,580	12,165,896	10,009,868	8,784,258	7,688,185
Federal Funds Purchased & Collateralized Borrowings	4,524,192	4,214,834	3,736,820	4,064,995	3,809,188
Subordinated Debt	493,258	201,016	—	—	—
Capital Securities	269,078	252,117	244,352	238,327	199,302
Stockholders’ Equity	1,515,773	1,652,897	1,417,381	1,303,455	1,162,387

Selected Financial Ratios:
Return on Average Total Assets	1.86%	2.21%	2.12%	1.61%	1.91%
Return on Average Stockholders’ Equity	26.15	25.22	23.39	18.01	21.47
Efficiency Ratio (2)	34.30	31.10	29.70	29.75	31.57
Net Interest Margin (1)	4.24	4.93	4.69	4.25	4.13
Dividend Payout Ratio	43	39	43	54	38
Average Stockholders’ Equity to Average Assets	7.11	8.77	9.07	8.94	8.88
Tier 1 Capital	10.49	11.43	11.82	12.38	13.70
Risk Adjusted Capital	15.53	16.77	12.81	13.40	14.95
Leverage Capital	6.47	6.46	7.68	7.62	8.57
Allowance for Loan Losses to Non-Performing Loans	920	941	709	601	493
Non-Performing Loans to Total Loans, net	.11	.11	.14	.16	.19
Non-Performing Assets to Total Assets	.07	.06	.09	.10	.12

Weighted Average Shares Outstanding:
Basic	150,869	159,773	159,563	167,214	162,992
Diluted	152,516	161,649	161,382	168,531	164,440

(1)	Interest income on a tax equivalent basis includes the additional amount of interest income that would have been earned if our investment in certain tax-exempt interest earning assets had been made in tax-exempt assets subject to federal, state and local income taxes yielding the same after-tax income.
(2)	The efficiency ratio is used by the financial services industry to measure an organization’s operating efficiency. The efficiency ratio represents non-interest expense excluding debt restructuring costs, amortization of identifiable intangible assets and goodwill, and other non-recurring costs, to net interest income on a tax equivalent basis and non-interest income, excluding securities and facilities gains and other non-recurring items.

Annual Report 2003	11

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
          North Fork’s reported net income for 2003 was $396.4 million or diluted earnings per share of $2.60 as compared to $416.9 million or diluted earnings per share of $2.58 for 2002. The returns on average total assets and average stockholders’ equity for 2003 were 1.9% and 26%, respectively as compared to 2.2% and 25%, respectively for 2002.

Critical Accounting Estimates

     Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of asset, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Note 1 to the consolidated financial statements contains a summary of our significant accounting policies. Our policy with respect to the methodology used in the determination of our periodic provisioning and the adequacy of the allowance for loan losses involves a higher degree of complexity and requires us to make difficult and subjective estimates about highly uncertain matters or the susceptibility of such matters to change. The impact of the estimates and assumptions used in assessing the adequacy of the allowance for loan losses could have a material impact on our financial condition or results of operations.

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

     The loan portfolio is categorized according to collateral type, loan purpose or borrower type (i.e. commercial, consumer). The categories used include Multi-Family Mortgages, Residential Mortgages, Commercial Mortgages, Commercial, Consumer, and Construction and Land, which are more fully described in the section entitled “Management’s Discussion and Analysis – Loan Portfolio.” An important consideration is our concentration of real estate related loans located in the New York Metropolitan area.

     The methodology employed for assessing the appropriateness of the allowance consists of the following criteria:

• Establishment of reserve amounts for specifically identified criticized loans, including those arising from business combinations and those designated as requiring special attention by our internal loan review program, bank regulatory examinations or our external auditors (specific-allowance method).

• An allocation to the remaining loans giving effect to historical losses experienced in each loan category, cyclical trends and current economic conditions which may impact future losses (loss experience factor method).

     The initial allocation or specific-allowance methodology commences with loan officers and underwriters grading the quality of their loans on a risk classification scale ranging from 1 — 8. Loans identified as below investment grade are referred to our independent Loan Review Department (“LRD”) for further analysis and identification of those factors that may ultimately affect the full recovery or collectibility of principal and/or interest. These loans are subject to continuous review and monitoring while they remain in a criticized category. Additionally, LRD is responsible for performing periodic reviews of the loan portfolio independent from the identification process employed by loan officers and underwriters. Loans that fall into criticized categories are further evaluated for impairment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan.” The portion of the allowance allocated to impaired loans is based on the most appropriate of the following measures: discounted cash flows from the loan using the loan’s effective interest rate, the fair value of the collateral for collateral dependent loans, or the observable market price of the impaired loan.

     The remaining allocation applies a category specific loss experience factor to loans which have not been specifically reviewed for impairment, including smaller balance homogeneous loans that we have identified as residential and consumer, which are not specifically reserved for impairment. These category specific factors give recognition to our historical loss experience, as well as that of acquired businesses, cyclical trends, current economic conditions and our exposure to real estate values. These factors are reviewed on a quarterly basis with senior lenders to ensure that the factors applied to each loan category are reflective of trends or changes in the current business environment which may affect these categories.

     Upon completion of both allocation processes, the specific and loss experience factor method allocations are combined, producing the allocation of the allowance for loan losses by loan category. Other factors used to evaluate the adequacy of the allowance for loan losses include the amount and trend of criticized loans, results of regulatory examinations, peer group comparisons and economic data associated with the relevant markets, specifically the local real estate market. Because many loans depend upon the sufficiency of collateral, any adverse trend in the relevant real estate markets, particularly real estate in the New York Metropolitan area, could have a significant adverse effect on the quality of our loan portfolio. This information may lead management to consider that the overall allowance level should be greater than the amount determined by the allocation process described above.

Net Interest Income

Net interest income is the difference between interest income earned on assets, such as loans and securities and interest expense paid on liabilities, such as deposits and borrowings. It constituted 84% of total revenue (defined as net interest income plus non-interest income) during 2003. Net interest income is affected by the level and composition of assets, liabilities and equity, as well as the general level of interest rates and changes in interest rates.
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

Annual Report 2003	17

Management’s Discussion and Analysis continued

     The loan portfolio is categorized according to collateral type, loan purpose or borrower type (i.e. commercial, consumer). The categories used include Multi-Family Mortgages, Residential Mortgages, Commercial Mortgages, Commercial, Consumer, and Construction and Land, which are more fully described in the section entitled “Management’s Discussion and Analysis — Loan Portfolio.” An important consideration is our concentration of real estate related loans located in the New York Metropolitan area.

     The methodology employed for assessing the appropriateness of the allowance consists of the following criteria:

• Establishment of reserve amounts for specifically identified criticized loans, including those arising from business combinations and those designated as requiring special attention by our internal loan review program, bank regulatory examinations or our external auditors (specific-allowance method).

• An allocation to the remaining loans giving effect to historical losses experienced in each loan category, cyclical trends and current economic conditions which may impact future losses (loss experience factor method).

     The initial allocation or specific-allowance methodology commences with loan officers and underwriters grading the quality of their loans on a risk classification scale ranging from 1 - 8. Loans identified as below investment grade are referred to our independent Loan Review Department (“LRD”) for further analysis and identification of those factors that may ultimately affect the full recovery or collectibility of principal and/or interest. These loans are subject to continuous review and monitoring while they remain in a criticized category. Additionally, LRD is responsible for performing periodic reviews of the loan portfolio independent from the identification process employed by loan officers and underwriters. Loans that fall into criticized categories are further evaluated for impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan.” The portion of the allowance allocated to impaired loans is based on the most appropriate of the following measures: discounted cash flows from the loan using the loan’s effective interest rate, the fair value of the collateral for collateral dependent loans, or the observable market price of the impaired loan.

     The remaining allocation applies a category specific loss experience factor to loans which have not been specifically reviewed for impairment, including smaller balance homogeneous loans that we have identified as residential and consumer, which are not specifically reserved for impairment. These category specific factors give recognition to our historical loss experience, as well as that of acquired businesses, cyclical trends, current economic conditions and our exposure to real estate values. These factors are reviewed on a quarterly basis with senior lenders to ensure that the factors applied to each loan category are reflective of trends or changes in the current business environment which may affect these categories.

     Upon completion of both allocation processes, the specific and loss experience factor method allocations are combined, producing the allocation of the allowance for loan losses by loan category reflected in the table below. Other factors used to evaluate the adequacy of the allowance for loan losses include the amount and trend of criticized loans, results of regulatory examinations, peer group comparisons and economic data associated with the relevant markets, specifically the local real estate market. Because many loans depend upon the sufficiency of collateral, any adverse trend in the relevant real estate markets, particularly real estate in the New York Metropolitan area, could have a significant adverse effect on the quality of our loan portfolio. This information may lead management to consider that the overall allowance level should be greater than the amount determined by the allocation process described above.

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

     Interest forgone on non-accrual loans, or the amount of income that would have been recorded had these loans been current in accordance with their original terms, aggregated approximately $1 million in 2003, 2002 and 2001. The amount of interest income included in net income on these non-accrual loans was not significant for the periods presented.

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
          The assumptions used are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on net interest income. Actual results may differ significantly from those presented due to the timing, magnitude and frequency of interest rate changes, changes in market conditions and interest rate differentials (spreads) between maturity/ repricing categories, prepayments, and any actions we may take to counter such changes. The specific assumptions utilized in the simulation model include:

• Parallel yield curve shifts for market rates (i.e. treasuries, LIBOR, swaps, etc.) with an assumed floor of 50 basis points.

• Maintaining our current asset and liability spreads to market interest rates.

• Savings and money market deposit rates experience a 40% impact of market interest rate movements after 3 months and have a floor of 15 and 25 basis points, respectively.

• NOW deposit rates experience a 15% impact of market interest rate movements immediately and have a floor of 10 basis points.

          The following table reflects the estimated change in projected net interest income for the next twelve months assuming a gradual increase or decrease in interest rates over a twelve-month period.

(dollars in millions)	Changes in Net Interest Income
Change in Interest Rates	$ Change	% Change

+ 200 Basis Points	$(6.9)	(0.82)%
+ 100 Basis Points	(0.8)	(0.10)
- 100 Basis Points	(3.6)	(0.43)

Board Policy Limit	N/A	(10.00)

          The traditional gap analysis complements income simulation modeling, primarily focusing on the longer-term structure of the balance sheet. The gap analysis does not assess the relative sensitivity of assets and liabilities to changes in the interest rates and also fails to account for the imbedded options, caps and floors, if any. We have not established GAP policy limits since it does not appropriately depict interest rate risk as changes in interest rates do not necessarily affect all categories of interest earnings assets and interest bearing liabilities equally.

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

     Our philosophy toward interest rate risk management is to limit the variability of net interest income in future periods under various interest rate scenarios. Another measure we monitor is based on market risk. Market risk is the risk of loss from adverse changes in market prices primarily driven by changes in interest rates. We calculate the value of assets and liabilities using net present value analysis with upward and downward shocks of 200 basis points to market interest rates. The net changes in the calculated values of the assets and liabilities are tax affected and reflected as an impact to the market value of equity. The following table reflects the estimated change in the market value of equity assuming an immediate increase or decrease in interest rates.

	Market Value of Equity
Change in Interest Rates	$ Change	% Change
+ 200 Basis Points	$4.7	(5.6)%
Flat	5.0	—
- 200 Basis Points	4.8	(4.3)
Board Policy Limit	N/A	(40.0)

     The market value of equity changes exhibit a lack of symmetry due to the current low interest rate environment as our short term liability rates do not benefit from the full impact of rate decreases. Therefore, these liabilities do not experience the same price decrease as our assets.

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

Premises and Equipment

Premises and equipment, including leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Equipment, which includes furniture and fixtures, are depreciated over the assets’ estimated useful lives using the straight-line method (3 to 10 years). Bank premises and leasehold improvements are amortized, using the straight line method, over the estimated useful life of the related asset or the lease term, whichever is shorter. Maintenance, repairs and minor improvements are charged to non-interest expense in the period incurred.

Impairment

Management periodically evaluates long-lived assets, certain identifiable intangibles, deferred costs and goodwill for indication of impairment in value. Long-lived assets and deferred costs are typically measured whenever events or circumstances indicate that the carrying amount may not be recoverable. No such events have occurred during the periods reported. Certain identifiable intangibles and goodwill are measured for impairment at least annually utilizing the “market approach” as prescribed by SFAS No. 142, “Goodwill and Other Intangible Assets.” Asset impairment is recorded when required.

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

(dollars in thousands)	2003	2002	2001

Federal Funds Purchased:
Period End Balance	$263,000	$201,000	$166,000
Maximum Amount Outstanding at Any Month End	336,000	201,000	372,000
Average Outstanding Balance	105,748	75,609	73,877
Weighted Average Interest Rate Paid	1.18%	1.69%	3.85%
Weighted Average Interest Rate at Year End	0.99	1.15	1.46

Securities Sold Under Agreements to Repurchase:
Period End Balance	$1,908,154	$3,650,000	$1,976,182
Accrued Interest Payable at Period End	7,607	9,688	8,854
Maximum Amount Outstanding at Any Month End	4,550,000	3,750,000	2,338,682
Average Outstanding Balance	3,101,184	2,589,225	2,037,848
Weighted Average Interest Rate Paid	2.41%	3.14%	4.85%
Weighted Average Interest Rate at Year End	2.92	2.47	3.64

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

NOTE 11 — DEPOSITS

The following is a summary of the remaining maturity of time deposits and certificates of deposits, $100,000 and over as of December 31, 2003:

(in thousands)
2004	$2,310,143
2005	204,592
2006	108,075
2007	69,801
2008	52,176
Thereafter	1,035

Total Time and Certificates of Deposits	$2,745,822

     At December 31, 2003, the remaining maturities of certificate of deposits, $100,000 and over were as follows:

( in thousands )
3 months and less	$519,633
3 to 6 months	176,705
6 to 12 months	124,457
Greater than one year	140,619

Total	$961,414

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
Katherine Heaviside
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